As filed with the Securities and Exchange Commission on June 23, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Perception Capital Corp. II*
(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1578608
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
315 Lake Street East, Suite 301
Wayzata, MN 55391
Telephone: (952)
456-5300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rick Gaenzle
Chief Executive Officer
c/o Perception Capital Corp. II
315 Lake Street East, Suite 301
Wayzata, MN 55391
Telephone: (952)
456-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel Michael J. Mies Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, CA 94301 (650) 470-4500	Ryan J. Maierson Stephen W. Ranere Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-l(d)
(Cross-Border Third-Party Tender Offer)  ☐

*
Prior to the consummation of the Merger described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Perception Capital Corp. II (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Spectiare Holdings Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2023

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

PERCEPTION CAPITAL CORP. II

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

2,080,915 SHARES OF COMMON STOCK AND

11,500,000 WARRANTS OF

PERCEPTION CAPITAL CORP. II

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE), THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “SPECTAIRE HOLDINGS INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of Perception Capital Corp. II, a Cayman Islands exempted company (“PCCT”), unanimously approved (1) the domestication of PCCT as a Delaware corporation (the “Domestication” and PCCT, immediately after the Domestication, “NewCo”); (2) the merger (the “Merger” and, together with the Domestication, the “Business Combination”) of Perception Spectaire Merger Sub Corp. (“Merger Sub”), a Delaware corporation and direct wholly-owned subsidiary of PCCT, with and into Spectaire, Inc., a Delaware corporation (“Spectaire”), with Spectaire surviving the Merger as a direct wholly-owned subsidiary of NewCo, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 16, 2023, by and among PCCT, Merger Sub and Spectaire, attached to this proxy statement/prospectus as Annex A (as may be amended from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, PCCT will change its name to “Spectaire Holdings Inc.”

As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of PCCT (“PCCT Class A Ordinary Shares”), and Class B ordinary shares, par value $0.0001 per share, of PCCT (“PCCT Class B Ordinary Shares”) will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of NewCo (“NewCo Common Stock”); (2) each of the then issued and outstanding redeemable warrants of PCCT (“PCCT Warrants”) will convert automatically into a redeemable warrant to acquire one share of NewCo Common Stock (“NewCo Warrants”); and (3) each of the then issued and outstanding units of PCCT that have not been previously separated into the underlying PCCT Class A Ordinary Shares and underlying PCCT Warrants upon the request of the holder thereof (the “PCCT Units”), will be cancelled and will entitle the holder thereof to one share of NewCo Common Stock and one-half of one NewCo Warrant. Accordingly, this proxy statement/prospectus covers (1) 2,080,915 shares of NewCo Common Stock to be issued in the Domestication and (2) 11,500,000 NewCo Warrants to be issued in the Domestication to holders of PCCT Warrants purchased in the initial public offering of PCCT.

As a result of and upon the closing of the Business Combination (the “Closing”), among other things, all outstanding shares of common stock, par value $0.0001 per share, of Spectaire (“Spectaire Common Stock”) (after giving effect to the Spectaire Security Conversion, as defined in the accompanying proxy statement/prospectus) as of immediately prior to the Closing, and, together with shares of Spectaire Common Stock reserved in respect of outstanding options to purchase shares of Spectaire Common Stock (“Spectaire Options”) and outstanding Spectaire RSUs (as defined in the accompanying proxy statement/prospectus) as of immediately prior to the Closing that will be converted into options and restricted stock units based on Spectaire Common Stock, will be cancelled in exchange for the right to receive, or the option to purchase or restricted stock units covering (as applicable), (i) shares of NewCo Common Stock and (ii) the right to receive a number of Spectaire Earnout Shares (as defined elsewhere in the accompanying proxy statement/prospectus). See the section entitled “The Merger Agreement—Merger Consideration; Conversion of Shares.”

The PCCT Units, PCCT Class A Ordinary Shares and PCCT Warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “PCCTU,” “PCCT” and “PCCTW,” respectively. Spectaire has applied for listing, to be effective at the time of the Business Combination, of NewCo Common Stock and NewCo Warrants on Nasdaq under the proposed symbols “SPEC” and “SPECW,” respectively.

This proxy statement/prospectus provides shareholders of PCCT with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of PCCT. PCCT encourages you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 36 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                 , 2023, and

is first being mailed to PCCT’s shareholders on or about                 , 2023.

PERCEPTION CAPITAL CORP. II

315 Lake Street East, Suite 301

Wayzata, MN 55391

Dear Perception Capital Corp. II Shareholders:

You are cordially invited to attend the extraordinary general meeting of Perception Capital Corp. II, a Cayman Islands exempted company (“PCCT” and, after the Domestication as described below, “NewCo”), at [●], Eastern Time, on [●], 2023, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Avenue, Palo Alto, CA 94301 (the “Special Meeting”), or at such other time on such other date and at such other place to which the meeting may be postponed or adjourned, or virtually via live webcast at https://www.cstproxy.com/[●]. You will be able to attend the Special Meeting online, vote, view the list of shareholders entitled to vote thereat and submit your questions during the Special Meeting by visiting [●]. The accompanying proxy statement/prospectus is dated [●], 2023, and is first being mailed to PCCT shareholders on or about [●], 2023.

At the Special Meeting, PCCT shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Agreement and Plan of Merger, dated as of January 16, 2023 (as the same may be amended from time to time, the “Merger Agreement”), by and among PCCT, Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of PCCT (“Merger Sub”), and Spectaire Inc., a Delaware corporation (“Spectaire”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus. The Merger Agreement provides for, among other things, following the Domestication of PCCT to Delaware as described below, the merger of Merger Sub with and into Spectaire (the “Merger”), with Spectaire surviving the Merger as a direct wholly-owned subsidiary of NewCo, in accordance with the terms and subject to the conditions of the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus.

The board of directors of PCCT (the “PCCT Board”) has unanimously approved a change of PCCT’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger Agreement and other transactions contemplated thereby, the “Business Combination”). As more fully described elsewhere in the accompanying proxy statement/prospectus, PCCT shareholders will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, PCCT will change its name to “Spectaire Holdings Inc.” As used herein and in the accompanying proxy statement/prospectus, “NewCo” refers to PCCT following the Domestication and Business Combination, including after such change of name to “Spectaire Holdings Inc.”, as applicable.

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of PCCT (“PCCT Class A Ordinary Shares”), will convert automatically, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of Spectaire Holdings Inc. (“NewCo Common Stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of PCCT (“PCCT Class B Ordinary Shares” and, together with the PCCT Class A Ordinary Shares, the “PCCT Ordinary Shares”), will convert automatically, on a one-for-one basis, into shares of NewCo Common Stock, (3) each of the then issued and outstanding redeemable warrants of PCCT (“PCCT Warrants”) will convert automatically into a warrant to acquire one share of NewCo Common Stock (“NewCo Warrants”), pursuant to the warrant agreement, dated as of October 27, 2021, between PCCT and Continental Stock Transfer & Trust Company (“Continental”), PCCT’s warrant agent, and (4) each of the then issued and outstanding units of PCCT that have not been previously separated into the underlying PCCT Class A Ordinary Shares and PCCT Warrants upon the request of the holder thereof (“PCCT Units”), will be cancelled, entitling the holder thereof to one share of NewCo Common Stock and one-half of one NewCo Warrant. As used herein, “Public Shares” means the PCCT Class A Ordinary Shares (including those underlying the PCCT Units) that were registered pursuant to the Registration Statement on Form S-1 (333-255107) and the shares of NewCo Common Stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication and “Public Warrants” means those PCCT Warrants underlying the PCCT Units. For further information, see the section titled “Proposal No. 2—The Domestication Proposal” of the accompanying proxy statement/prospectus.

In addition to (1) the Business Combination Proposal and (2) the Domestication Proposal, PCCT shareholders will be asked to consider and vote upon (3) four separate proposals to approve material differences between PCCT’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “PCCT Governing Documents”) and the proposed certificate of incorporation and proposed bylaws of NewCo (collectively, the “Organizational Documents Proposals”), (4) a proposal to elect directors who, upon consummation of the Business Combination, will be the directors of NewCo (the “Director Election Proposal”), (5) a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Stock Market Listing Rule 5635, the issuance of NewCo Common Stock to (a) the Spectaire Stockholders (as defined in the accompanying proxy statement/prospectus) pursuant to the Merger Agreement and (b) the Eligible Spectaire Equityholders (as defined in the accompanying proxy statement/prospectus) pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (6) a proposal to approve and adopt the NewCo 2023 Incentive Award Plan (the “Equity Incentive Plan Proposal”) and (7) a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal, the “Proposals”). The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposal. Each of these Proposals is more fully described in the accompanying proxy statement/prospectus, which PCCT shareholders are encouraged to read carefully and in its entirety.

As a result of and upon the closing of the Business Combination (the “Closing”), among other things, all outstanding shares of common stock, par value $0.0001 per share, of Spectaire (“Spectaire Common Stock”) (after giving effect to the Spectaire Security Conversion, as defined in the accompanying proxy statement/prospectus) as of immediately prior to the Closing, and, together with shares of Spectaire Common Stock reserved in respect of outstanding Spectaire Options and outstanding Spectaire RSUs (in each case, as defined in the accompanying proxy statement/prospectus) as of immediately prior to the Closing that will be converted into options and restricted stock units based on Spectaire Common Stock, will be cancelled in exchange for the right to receive, or the option to purchase or restricted stock units covering (as applicable), an aggregate of approximately 12,500,000 shares of NewCo Common Stock equal to the difference of (a) the quotient obtained by dividing (i) the difference of (x) $125,000,000 minus (y) the lesser of (1) $6,250,000 and (2) the amount by which the Available Cash (as described elsewhere in the accompanying proxy statement/prospectus) immediately after the Business Combination exceeds $5,000,000 by (ii) $10.00, minus (b) the Spectaire Award Shares, including, as applicable, a number of Spectaire Earnout Shares (in each case, as defined elsewhere in the accompanying proxy statement/prospectus). In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the date of the Closing (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Amended and Restated Registration Rights Agreement and (iii) the Lock-Up Agreement (in each case, as defined and further discussed in the accompanying proxy statement/prospectus). For additional information, see the section titled “Other Agreements” in the accompanying proxy statement/prospectus.

Pursuant to the PCCT Governing Documents, a holder of Public Shares (a “Public Shareholder”), which excludes shares held by Perception Capital Partners II LLC, PCCT’s sponsor (the “Sponsor”), and certain other holders of the PCCT Class B Ordinary Shares purchased by the Sponsor (the “Founder Shares”) prior to PCCT’s initial public offering (collectively, the “Initial Shareholders”), may request that PCCT redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. Holders of PCCT Units must elect to separate such units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If Public Shareholders hold their PCCT Units in an account at a brokerage firm or bank, such Public Shareholders must notify their broker or bank that they elect to separate the PCCT Units into the underlying Public Shares and Public Warrants, or if a Public Shareholder holds PCCT Units registered in its own name, the Public Shareholder must contact the transfer agent directly and instruct it to do so. Public Shareholders may elect to redeem their Public Shares even if they vote “FOR” the Business Combination Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective Public Shareholder, broker or bank. If the Business Combination is consummated and the Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, PCCT’s transfer agent, PCCT will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of PCCT’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption of Public Shares will take place immediately prior to the Domestication when a redeeming Public Shareholder’s PCCT Class A Ordinary Shares are canceled in exchange for the right to receive the cash consideration described above. Such cash will be paid to redeeming Public Shareholders promptly after consummation of the Business Combination. See the section titled “Special Meeting of PCCT—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed for the Public Shareholders who wish to redeem their Public Shares for cash.

The Sponsor and certain of PCCT’s directors have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated January 16, 2023 (the “Sponsor Support Agreement”), a copy of which is attached as Annex B to the accompanying proxy statement/prospectus, and to waive their redemption rights with respect to all PCCT Ordinary Shares held by them in connection with the consummation of the Business Combination, subject to the terms and conditions contemplated in that certain letter agreement, dated as of October 27, 2021. The PCCT Ordinary Shares held by the parties to the letter agreement will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders owns approximately 73.4% of the issued and outstanding PCCT Ordinary Shares. If PCCT is unable to complete the Business Combination or another business combination by November 1, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then the parties to the letter agreement will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold.

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions as described in the accompanying proxy statement/prospectus, including, among others, (i) approval of the Business Combination and related agreements and transactions by the shareholder of PCCT and stockholders of Spectaire, as applicable, (ii) the absence of any legal restraints on the Closing, (iii) PCCT having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon Closing, (iv) receipt of conditional approval for listing on the Nasdaq Stock Market LLC (“Nasdaq”) the shares of NewCo Common Stock to be issued in connection with the Merger and (v) the absence of a Spectaire material adverse effect (as described in the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus). There can be no assurances that PCCT, Merger Sub or Spectaire would waive any such provision of the Merger Agreement. On March 30, 2023, the parties to the Merger Agreement waived the condition to Closing that PCCT have at least $5,000,001 of net tangible assets, subject to the approval of PCCT shareholders, which was obtained on April 27, 2023.

PCCT is providing the accompanying proxy statement/prospectus and proxy card to PCCT’s shareholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by PCCT’s shareholders at the Special Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, all of PCCT’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes attached thereto and other documents referred to herein or therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 36 of the accompanying proxy statement/prospectus.

After careful consideration, the PCCT Board has unanimously approved the Business Combination and recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other Proposals presented to PCCT’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these Proposals by the PCCT Board, you should keep in mind that PCCT’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Domestication Proposal and each of the Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The approval of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Initial Shareholders collectively have the right to vote approximately 73.4% of the PCCT Ordinary Shares, and are expected to vote all of their shares in favor of each Proposal to be voted upon at the Special Meeting. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to establish a quorum and to approve the Proposals. Therefore, assuming Initial Shareholders all vote in favor of each Proposal and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Proposals.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee or intermediary, you will need to follow the instructions provided to you by your bank, broker or other nominee or intermediary to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

The PCCT Board has fixed the close of business on [●], 2023 as the record date for the Special Meeting. Only shareholders of record on [●], 2023 are entitled to notice of and to vote at the Special Meeting or any postponement or adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee or intermediary how to vote, and do not attend the Special Meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. If you are a shareholder of record and you attend the Special Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PCCT’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS

NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

If you have questions regarding the accompanying proxy statement/prospectus or need assistance voting your PCCT Ordinary Shares, you may contact Morrow Sodali LLC, PCCT’s proxy solicitor, by calling (800) 662-5200, or banks and brokers may call collect at (203) 658-9400, or by emailing pcct.info@investor.morrowsodali.com.

The PCCT Board would like to thank you for your support and looks forward to the successful completion of the Business Combination.

By Order of the PCCT Board,

Scott Honour
Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2023 and is first being mailed to shareholders on or about [●], 2023.

PERCEPTION CAPITAL CORP. II

315 Lake Street East, Suite 301

Wayzata, MN 55391

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON             , 2023

TO THE SHAREHOLDERS OF PERCEPTION CAPITAL CORP. II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Perception Capital Corp. II, a Cayman Islands exempted company (“PCCT” and, after the Domestication as described below, “NewCo”), will be held at [●], Eastern Time, on [●], 2023, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Avenue, Palo Alto, CA 94301 (the “Special Meeting”), or at such other time on such other date and at such other place to which the meeting may be postponed or adjourned, or virtually via live webcast at https://www.cstproxy.com/[●]. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

•

Proposal No. 1: The Business Combination Proposal—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of January 16, 2023 (as may be amended from time to time, the “Merger Agreement”), by and among PCCT, Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of PCCT (“Merger Sub”), and Spectaire Inc., a Delaware corporation (“Spectaire”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Spectaire (the “Merger”), with Spectaire surviving the Merger as a direct wholly-owned subsidiary of NewCo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus (the “Business Combination Proposal”);

•

Proposal No. 2: The Domestication Proposal—to consider and vote upon a proposal to approve, by special resolution, the change of PCCT’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);

•

Proposal No. 3: The Organizational Documents Proposals—to consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve, by special resolution, the following material differences between PCCT’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “PCCT Governing Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of NewCo (a corporation incorporated in the State of Delaware, each to be effective upon the Domestication and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Spectaire Holdings Inc.” in connection with the Business Combination (PCCT after the Domestication, including after such change of name, is referred to herein as “NewCo” or “Spectaire Holdings Inc.”):

Organizational Documents Proposal A—to authorize the change in authorized share capital of PCCT from 500,000,000 Class A ordinary shares, par value $0.0001 per share (“PCCT Class A Ordinary Shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (“PCCT Class B Ordinary Shares” and, together with the PCCT Class A Ordinary Shares, the “PCCT Ordinary Shares”), and 5,000,000 preference shares, par value $0.0001 per share, to [●] shares of common stock, par value $0.0001 per share, of Spectaire Holdings Inc. (“NewCo Common Stock”) and [●] shares of preferred stock, par value $0.0001 per share, of Spectaire Holdings Inc. (“NewCo Preferred Stock”) (“Organizational Documents Proposal A”);

Organizational Documents Proposal B—to authorize the board of directors of NewCo (the “NewCo Board”) to issue any or all shares of NewCo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the NewCo Board and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

Organizational Documents Proposal C—to provide that the NewCo Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”); and

Organizational Documents Proposal D—to authorize all other changes in connection with the replacement of the PCCT Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to the accompanying proxy statement/prospectus as Annex F and Annex G, respectively), including (1) changing the corporate name from “Perception Capital Corp. II” to “Spectaire Holdings Inc.,” (2) making NewCo’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, and (4) removing certain provisions related to PCCT’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the board of directors of PCCT (the “PCCT Board”) believes is necessary to adequately address the needs of PCCT or NewCo after the Business Combination (“Organizational Documents Proposal D”);

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Proposal No. 4—The Director Election Proposal—to consider and vote upon a proposal to approve, by ordinary resolution, the election of directors who, upon consummation of the Business Combination, will be the directors of NewCo (the “Director Election Proposal”), to be effective as of the Closing;

•

Proposal No. 5—The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance or potential issuance of NewCo Common Stock to (a) the Spectaire Stockholders and (b) the Eligible Spectaire Equityholders, in each case, as defined in the accompanying proxy statement/prospectus and pursuant to the Merger Agreement (the “Stock Issuance Proposal”), to be effective prior to or substantially concurrently with the Closing;

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Proposal No. 6—The Equity Incentive Plan Proposal—to consider and vote upon a proposal to approve, by ordinary resolution, the NewCo 2023 Incentive Award Plan (the “Equity Incentive Plan Proposal”), to be effective prior to the Closing; and

•

Proposal No. 7—The Adjournment Proposal—to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting, to be effective as of the date of the Special Meeting (the “Adjournment Proposal” and, together with each of Proposal No. 1 through Proposal No. 6, the “Proposals”).

Each of Proposal No. 1 through Proposal No. 6 (collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

These items of business are described elsewhere in the accompanying proxy statement/prospectus, which PCCT encourages you to read carefully and in its entirety before voting.

Only holders of record of PCCT Ordinary Shares at the close of business on [●], 2023 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.

The accompanying proxy statement/prospectus and proxy card are being provided to PCCT’s shareholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the

Special Meeting. Whether or not you plan to attend the Special Meeting, all of PCCT’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and the documents referred to herein and therein, carefully and in their entirety. You should also carefully consider the risk factors described in the “Risk Factors” section beginning on page 36 of the accompanying proxy statement/prospectus.

After careful consideration, the PCCT Board has unanimously approved the Business Combination and recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other Proposals presented to PCCT’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these Proposals by the PCCT Board, you should keep in mind that PCCT’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the PCCT Governing Documents, a holder of the PCCT Class A Ordinary Shares, including those underlying the units of PCCT (the “PCCT Units”), in each case, that were registered pursuant to the Registration Statement on Form S-1 (333-255107) offered and sold by PCCT in its initial public offering (the “Public Shares”), which excludes shares held by Perception Capital Partners II LLC, PCCT’s sponsor (the “Sponsor”), and certain other holders of the PCCT Class B Ordinary Shares purchased by the Sponsor (the “Founder Shares”) prior to PCCT’s initial public offering (collectively, the “Initial Shareholders”) may request that PCCT redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares (a “Public Shareholder”), you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

hold Public Shares or, if you hold Public Shares through PCCT Units, you elect to separate your units into the underlying Public Shares and redeemable warrants (“Public Warrants”) prior to exercising your redemption rights with respect to the Public Shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), PCCT’s transfer agent, that PCCT redeem all or a portion of your Public Shares for cash; and

(iii)	deliver your Public Shares to Continental, PCCT’s transfer agent, electronically through The Depository Trust Company (“DTC”).

Public Shareholders must complete the procedures for electing to redeem their Public Shares in a manner described above prior to 5:00 p.m., Eastern Time, on [●], 2023 (two business days before the Special Meeting) in order for their shares to be redeemed.

Holders of PCCT Units must elect to separate such units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their PCCT Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the PCCT Units into the underlying Public Shares and Public Warrants, or if a holder holds PCCT Units registered in its own name, the holder must contact Continental, PCCT’s transfer agent, directly and instruct them to do so. Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective Public Shareholder, broker or bank.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, PCCT’s transfer agent, PCCT will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of PCCT’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption of Public Shares will take place immediately prior to the Domestication when a redeeming Public Shareholder’s PCCT Class A Ordinary Shares are canceled in exchange for the right to receive the cash consideration described above. Such cash will be paid to redeeming Public Shareholders promptly after consummation of the Business Combination. See “Special Meeting of PCCT—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

The Sponsor and certain of PCCT’s directors have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated January 16, 2023 (the “Sponsor Support Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, and to waive their redemption rights with respect to all PCCT Ordinary Shares held by them in connection with the consummation of the Business Combination, subject to the terms and conditions contemplated in that certain letter agreement, dated as of October 27, 2021. The PCCT Ordinary Shares held by the Sponsor and other parties to the letter agreement will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own approximately 73.4% of the issued and outstanding PCCT Ordinary Shares. If PCCT is unable to complete the Business Combination or another initial business combination by November 1, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then the parties to the letter agreement, including the Initial Shareholders, will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold.

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions as described in the accompanying proxy statement/prospectus, including, among others, (i) approval of the Business Combination and related agreements and transactions by the shareholders of PCCT and stockholders of Spectaire, as applicable, (ii) the absence of any legal restraints on the Closing, (iii) PCCT having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon Closing, (iv) receipt of conditional approval for listing on the Nasdaq Stock Market LLC the shares of NewCo Common Stock to be issued in connection with the Merger and (v) the absence of a Spectaire material adverse effect (as described in the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus). There can be no assurances that PCCT, Merger Sub or Spectaire would waive any such provision of the Merger Agreement. On March 30, 2023, the parties to the Merger Agreement waived the condition to Closing that PCCT have at least $5,000,001 of net tangible assets, subject to the approval of PCCT shareholders, which was obtained on April 27, 2023.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The approval of each of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

The Initial Shareholders collectively have the right to vote approximately 73.4% of the PCCT Ordinary Shares, and are expected to vote all of their shares in favor of each Proposal to be voted upon at the Special Meeting. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to establish a quorum and to approve each Proposal. Therefore, assuming the Initial Shareholders all vote in favor of each Proposal and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Proposals.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. If you are a shareholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the annexes attached hereto and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the annexes attached hereto and other documents referred to herein. If you have any questions or need assistance voting your Public Shares, please contact Morrow Sodali LLC, PCCT’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing pcct.info@investor.morrowsodali.com.

Thank you for your participation. PCCT looks forward to your continued support.

By Order of the PCCT Board,

Scott Honour
Chairman of the Board

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PCCT’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning PCCT, without charge, by written request to Perception Capital Corp. II, 315 Lake Street East, Suite 301, Wayzata, MN 55391, or by telephone request at (952) 456-5300; or Morrow Sodali LLC, PCCT’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing pcct.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for PCCT’s shareholders to receive timely delivery of the documents in advance of the Special Meeting of PCCT to be held on             , 2023, you must request the information no later than             , 2023, five business days prior to the date of the Special Meeting.

i

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Aggregate Cash Consideration” are to an amount in cash equal to (i) the Available Cash minus (ii) $5,000,000; provided that the Aggregate Cash Consideration shall not exceed $6,250,000; provided, further, that the Aggregate Cash Consideration shall be zero if the Available Cash is equal to or less than $5,000,000;

“Aggregate Fully Diluted Spectaire Common Stock” are to (a) the aggregate number of shares of Spectaire Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Spectaire Security Conversion) or (ii) issuable upon, or subject to, the exercise or settlement, as applicable, of Spectaire Options and Spectaire RSUs (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time minus (b) a number of shares equal to (x) the Aggregate Option Exercise Price divided by (y) the Per Share Award Consideration; provided, that any Spectaire Option with an exercise price equal to or greater than the Per Share Award Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Spectaire Common Stock;

“Aggregate Loan Amount” are to the aggregate of all the Loan Amounts;

“Aggregate Merger Consideration” are to (i) the Aggregate Cash Consideration and (ii) the Aggregate Stock Consideration;

“Aggregate Option Exercise Price” are to the sum of the aggregate cash exercise prices of all Spectaire Options that are outstanding, unexercised and have an exercise price less than the Per Share Award Consideration, in each case, as of immediately prior to the Effective Time;

“Aggregate Stock Consideration” are to the number of shares of NewCo Common Stock equal to the difference of (a) the quotient obtained by dividing (i) the difference of (x) $125,000,000 minus (y) the Aggregate Cash Consideration by (b) $10.00 minus (ii) the Spectaire Award Shares;

“Ancillary Agreements” are to the Sponsor Support Agreement, the Spectaire Stockholder Written Consent and the Forward Purchase Agreement;

“Available Cash” are to an amount in cash equal to the difference of (i) the sum of (a) the aggregate cash proceeds actually received by PCCT and Spectaire following the date of the Merger Agreement and substantially concurrently with or prior to the Closing from any financing transaction or similar capital raise plus (b) all amounts available in the Trust Account, immediately prior to the Closing (after deducting the PCCT Share Redemption Amount) minus (ii) the amount required to pay (a) all transaction expenses of PCCT (including the deferred underwriting discount and any fees payable pursuant to the Forward Purchase Agreement) and (b) all accrued and unpaid transaction expenses of each of PCCT and Spectaire;

“Business Combination” are to the Domestication together with the Merger;

“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (as amended);

“Closing” are to the closing of the Business Combination;

“Closing Date” are to the date of the Closing;

“Completion Window” are to November 1, 2023, the date by which PCCT must complete an initial business combination (or if such date is further extended at a duly called extraordinary general meeting, such later date);

“Condition Precedent Approvals” are to approval at the Special Meeting of the Condition Precedent Proposals;

“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal, collectively;

“Continental” are to Continental Stock Transfer & Trust Company;

“DGCL” are to the General Corporation Law of the State of Delaware;

“Domestication” are to the domestication of Perception Capital Corp. II as a corporation incorporated in the State of Delaware in accordance with Section 388 of the DGCL;

“Earnout Period” are to the time period between the Closing Date and the five-year anniversary of the Closing Date;

“Earnout Triggering Event I” are to the first date after the Closing Date, but within the Earnout Period, on which the volume-weighted average trading sale price of one share of NewCo Common Stock quoted on Nasdaq is greater than or equal to $15.00 for any twenty trading days within any thirty consecutive trading day period;

“Earnout Triggering Event II” are to the first date after the Closing Date, but within the Earnout Period, on which the volume-weighted average trading sale price of one share of NewCo Common Stock quoted on Nasdaq is greater than or equal to $20.00 for any twenty trading days within any thirty consecutive trading day period;

“Earnout Triggering Event III” are to the first date after the Closing Date, but within the Earnout Period, on which the volume-weighted average trading sale price of one share of NewCo Common Stock quoted on Nasdaq is greater than or equal to $25.00 for any twenty trading days within any thirty consecutive trading day period;

“Earnout Triggering Events” are to Earnout Triggering Event I, Earnout Triggering Event II and Earnout Triggering Event III;

“Effective Time” are to the date and time the Merger becomes effective;

“Eligible Spectaire Equityholder” are to a holder of (a) a share of Spectaire Common Stock (after giving effect to the Spectaire Security Conversion) or (b) a Spectaire Option or (c) Spectaire RSU, in each case immediately prior to the Effective Time;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” are to the quotient of (i) 12,500,000, divided by (ii) the Aggregate Fully Diluted Spectaire Common Stock;

“Extension Amendments” are to the Initial Extension and the Second Extension, collectively;

“Extension Note” are to that certain convertible promissory note, as amended, issued by PCCT to the Sponsor in the aggregate principal amount of up to $1,200,000;

“Extension Warrants” are to the warrants that are issuable at the Closing if the Sponsor elects to exercise its option to convert up to $1,200,000 of the unpaid principal balance of the Extension Note into whole warrants at a conversion price of $1.00;

“Forward Purchase Agreement” are to that certain Forward Purchase Agreement, dated January 14, 2023, by and among PCCT, Spectaire, Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP;

“Founder Shares” are to the PCCT Class B Ordinary Shares purchased by the Sponsor in a private placement prior to the Initial Public Offering, and the PCCT Class A Ordinary Shares that will be issued upon the conversion thereof;

“GAAP” are to accounting principles generally accepted in the United States of America;

“Initial Extension” are to the amendment approved by PCCT’s shareholders on October 28, 2022 to extend the date by which PCCT must consummate its initial business combination from November 1, 2022 to May 1, 2023;

“Initial Public Offering” are to PCCT’s initial public offering that was consummated on November 1, 2021;

“Initial Shareholders” are to the holders of the Founder Shares prior to the Business Combination;

“IPO Registration Statement” are to the Registration Statement on Form S-1 (333-255107) filed by PCCT in connection with its Initial Public Offering, which was declared effective on October 27, 2021;

“IPO Underwriters” are to Jefferies, Moelis and Nomura;

“IRS” are to the U.S. Internal Revenue Service;

“Jefferies” are to Jefferies LLC;

“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

“Loan Amount” are to an amount equal to 10% of the aggregate gross proceeds received by Spectaire in any financing transaction in which Spectaire issues and sells equity, equity-linked or debt securities to any person prior to the Closing;

“Merger Agreement” are to the Agreement and Plan of Merger, dated as of January 16, 2023, by and among PCCT, Merger Sub and Spectaire attached to this proxy statement/prospectus as Annex A;

“Merger” are to the merger of Merger Sub with and into Spectaire, with Spectaire surviving the Merger as a direct wholly-owned subsidiary of NewCo;

“Merger Sub” are to Perception Spectaire Merger Sub Corp., a Delaware corporation and direct wholly-owned subsidiary of PCCT;

“Moelis” are to Moelis & Company LLC;

“Nasdaq” are to The Nasdaq Capital Market;

“NewCo” are to PCCT following the Domestication and name change from Perception Capital Corp. II to Spectaire Holdings Inc.;

“NewCo Board” are to the board of directors of NewCo;

“NewCo Common Stock” are to shares of NewCo common stock, par value $0.0001 per share;

“NewCo Equity Incentive Plan” are to the NewCo 2023 Incentive Award Plan;

“NewCo Options” are to options to purchase shares of NewCo Common Stock;

“NewCo Preferred Stock” are to shares of NewCo preferred stock, par value $0.0001 per share;

“NewCo Restricted Shares” are to an award of restricted shares related to the NewCo Common Stock;

“NewCo RSU” are to restricted stock units related to the NewCo Common Stock;

“NewCo Warrants” are to the redeemable warrants of NewCo, entitling the holders thereof to one share of NewCo Common Stock;

v

“Nomura” are to Nomura Securities International, Inc.;

“PCCT” are to Perception Capital Corp. II prior to its domestication as a corporation in the State of Delaware;

“PCCT Board” are to the board of directors of PCCT;

“PCCT Class A Ordinary Shares” are to PCCT’s Class A ordinary shares, par value $0.0001 per share (prior to the Domestication);

“PCCT Class B Ordinary Shares” are to PCCT’s Class B ordinary shares, par value $0.0001 per share (prior to the Domestication);

“PCCT Governing Documents” are to PCCT’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;

“PCCT Ordinary Shares” are to the PCCT Class A Ordinary Shares and the PCCT Class B Ordinary Shares, collectively;

“PCCT Record Date” are to [●], 2023;

“PCCT Share Redemption” are to the election of an eligible holder of PCCT Class A Ordinary Shares to redeem all or a portion of the shares of PCCT Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit of the Trust Account;

“PCCT Share Redemption Amount” are to the aggregate amount payable with respect to all PCCT Share Redemptions;

“PCCT Units” are to the units of PCCT, each unit representing one PCCT Class A Ordinary Share and one-half of one redeemable warrant to acquire one PCCT Class A Ordinary Share, that were offered and sold by PCCT in its Initial Public Offering and registered pursuant to the IPO Registration Statement (less the number of units that have been separated into the underlying Public Shares and underlying Public Warrants upon the request of the holder thereof);

“PCCT Warrants” are to the Public Warrants and the Private Placement Warrants;

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

“Per Share Award Consideration” are to a dollar value equal to the quotient of (i) $125,000,000, divided by (ii) the number of Aggregate Fully Diluted Spectaire Common Stock;

“Per Share Cash Consideration” are to the quotient of (a) the Aggregate Cash Consideration, divided by (b) the aggregate number of shares of Spectaire Common Stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Spectaire Security Conversion;

“Per Share Stock Consideration” are to a number of shares of NewCo Common Stock equal to the quotient of (i) the Aggregate Stock Consideration, divided by (ii) the aggregate number of shares of Spectaire Common Stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Spectaire Security Conversion;

“Private Placement Warrants” are to the warrants issued by PCCT to the Sponsor in a private placement simultaneously with the closing of the Initial Public Offering;

“Pro Forma” are to giving pro forma effect to the Business Combination and the other related events contemplated by the Merger Agreement;

“Pro Rata Share” are to, for each Eligible Spectaire Equityholder, a percentage determined by dividing (i) the total number of (a) shares of Spectaire Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Spectaire Security Conversion and including any Spectaire Restricted Shares) held by such Eligible Spectaire Equityholder immediately prior to the Effective Time, plus (b) shares of Spectaire Common Stock subject to Spectaire Options that are outstanding and held by such Eligible Spectaire Equityholder immediately prior to the Effective Time, plus (c) shares of Spectaire Common Stock subject to unsettled Spectaire RSUs that are outstanding and held by such Eligible Spectaire Equityholder immediately prior to the Effective Time, by (ii) the total number of (a) shares of Spectaire Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Spectaire Security Conversion and including any Spectaire Restricted Shares), plus (b) shares of Spectaire Common Stock subject to Spectaire Options that are outstanding and held by the Eligible Spectaire Equityholders immediately prior to the Effective Time, calculated using the treasury stock method of accounting, plus (c) shares of Spectaire Common Stock subject to Spectaire RSUs that are outstanding and held by the Eligible Spectaire Equityholders immediately prior to the Effective Time;

“Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, collectively;

“Proposed Bylaws” are to the proposed bylaws of NewCo upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex G;

“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of NewCo upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex F;

“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws, collectively;

“Public Shareholders” are to holders of Public Shares, whether acquired in PCCT’s Initial Public Offering or acquired in the secondary market;

“Public Shares” are to the PCCT Class A Ordinary Shares (including those that underlie the PCCT Units) that were offered and sold by PCCT in its Initial Public Offering and registered pursuant to the IPO Registration Statement or the shares of NewCo Common Stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

“Public Warrants” are to the redeemable warrants (including those that underlie the PCCT Units) that were offered and sold by PCCT in its Initial Public Offering and registered pursuant to the IPO Registration Statement or the redeemable warrants of NewCo issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

“Redemption” are to each redemption of Public Shares for cash pursuant to the PCCT Governing Documents and the Proposed Organizational Documents;

“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among NewCo, the Sponsor, the other parties to the Sponsor Support Agreement and the Spectaire Stockholders;

“Requisite Spectaire Stockholders” are to the holders of Spectaire Capital Stock set forth on Spectaire’s disclosure letter;

“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002, as amended;

“SEC” are to the United States Securities and Exchange Commission;

“Second Extension” are to the amendment approved by PCCT’s shareholders on April 27, 2023 to further extend the date by which PCCT must consummate its initial business combination from May 1, 2023 to November 1, 2023;

“Securities Act” are to the Securities Act of 1933, as amended;

“Special Meeting” are to the special meeting of shareholders of PCCT to be held at [●], on [●], 2023;

“Spectaire” are to Spectaire Inc. prior to the Business Combination;

“Spectaire Award Shares” are to a whole number of shares of NewCo Common Stock (rounded down to the nearest whole share) equal to the product of (i) the aggregate number of shares of Spectaire Common Stock subject to (a) each of the outstanding, unexercised Spectaire Options with an exercise price less than the Per Share Award Consideration as of immediately prior to the Effective Time and (b) outstanding Spectaire RSUs as of immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio;

“Spectaire Capital Stock” are to shares of Spectaire Common Stock and shares of Spectaire Preferred Stock;

“Spectaire Common Stock” are to shares of Spectaire common stock, par value $0.0001 per share, including shares of Spectaire Restricted Shares;

“Spectaire Convertible Notes” are to the convertible promissory notes of Spectaire outstanding as of January 16, 2023;

“Spectaire Earnout Shares” are to those 7,500,000 additional shares of NewCo Common Stock which may be issued in three equal tranches upon the volume-weighted price per share of NewCo Common Stock equaling or exceeding $15.00, $20.00 or $25.00 for at least 20 trading days in any consecutive 30-day trading period within the five-year period following the Closing Date;

“Spectaire Incentive Plan” are to Spectaire’s 2022 Equity Incentive Plan, as amended from time to time;

“Spectaire Note Conversion” are to the agreement of each holder of Spectaire Convertible Notes to convert such holders’ aggregate outstanding amounts under their respective Spectaire Convertible Notes, including all principal and interest accrued thereon at the time of the conversion, into shares of Spectaire Common Stock;

“Spectaire Option” are to an option to purchase shares of the Spectaire Common Stock granted under the Spectaire Incentive Plan;

“Spectaire Preferred Conversion” are to the conversion of each share of Spectaire Preferred Stock into one share of Spectaire Common Stock, at the Effective Time;

“Spectaire Preferred Stock” are to the Series Seed Preferred Stock, par value $0.0001 per share, of Spectaire;

“Spectaire Restricted Share” are to any share of Spectaire Common Stock that is subject to vesting conditions and/or a risk of forfeiture;

“Spectaire RSU” are to a restricted stock unit relating to the Spectaire Common Stock granted under the Spectaire Incentive Plan;

“Spectaire Security Conversion” are to the Spectaire Note Conversion and the Spectaire Preferred Conversion, collectively;

“Spectaire Stockholders” are to the stockholders of Spectaire prior to the Closing;

“Spectaire Stockholder Written Consent” are to the irrevocable written consent, pursuant to which, among other things, the Requisite Spectaire Stockholders adopted and approved the Merger Agreement and the transactions contemplated thereby;

“Sponsor” are to Perception Capital Partners II LLC, a Delaware limited liability company;

“Sponsor Support Agreement” are to that certain Support Agreement, dated as of January 16, 2023, by and among the Sponsor, the other parties listed on Schedule I of the Sponsor Support Agreement, PCCT and Spectaire, as amended or modified from time to time;

“Trust Account” are to the trust account established at the consummation of the Initial Public Offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

“Trust Agreement” are to the Investment Management Trust Agreement, dated October 27, 2021, by and between PCCT and Continental, as trustee; and

“Warrant Agreement” are to the Warrant Agreement, dated as of October 27, 2021, between PCCT and Continental.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to PCCT Class A Ordinary Shares, shares of NewCo Common Stock or the Warrants include such securities underlying the PCCT Units.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names, copyrights, products and service marks belonging to Spectaire and other entities. Solely for convenience, trademarks, trade names, copyrights, products and service marks referred to in this proxy statement/prospectus may appear without the ®, M and SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names, copyrights, products and service marks. PCCT does not intend its use or display of other companies’ trademarks, trade names, copyrights, products and service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

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QUESTIONS AND ANSWERS

The following questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting, including with respect to the Business Combination. The following questions and answers may not include all the information that is important to PCCT shareholders. Shareholders are urged to read carefully this proxy statement/prospectus in its entirety, including the annexes attached hereto and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?

A:

PCCT, Spectaire and Merger Sub, a direct wholly-owned subsidiary of PCCT, have entered into the Merger Agreement, pursuant to which (i) PCCT will domesticate as a Delaware corporation and be renamed “Spectaire Holdings Inc.”, or NewCo, and (ii) Merger Sub will merge with and into Spectaire, with Spectaire surviving the Merger as a direct wholly-owned subsidiary of NewCo following the Closing. In connection with the Closing, PCCT will be renamed as Spectaire Holding Inc. PCCT will hold the Special Meeting to, among other things, obtain the Condition Precedent Approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See the section entitled “The Merger Agreement” for more information. In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. Shareholders are urged to carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

PCCT is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their PCCT Class A Ordinary Shares with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless PCCT’s shareholders approve the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal set forth in this proxy statement/prospectus. Information about the Special Meeting, the Business Combination and the other business to be considered by shareholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement/prospectus of PCCT. It is a proxy statement/prospectus because the PCCT Board is soliciting proxies using this proxy statement/prospectus from the PCCT shareholders.

Q:	WHAT WILL SPECTAIRE STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:

As part of the Business Combination, the Eligible Spectaire Stockholders will receive aggregate merger consideration of (i) $125 million, payable in cash and NewCo Common Stock (including shares of NewCo Common Stock reserved in respect of NewCo Options and NewCo RSUs converted from Spectaire Options and Spectaire RSUs, respectively) at a price of $10.00 per share; provided that the cash component equals the lesser of (A) $6,250,000 and (B) the amount by which the Available Cash immediately after the Business Combination exceeds $5,000,000 (but if the Available Cash immediately after the Business Combination is less than $5,000,000, the cash component of the merger consideration will be zero); and (ii) up to 7.5 million additional shares of NewCo Common Stock as earnout consideration which may be issued in three equal tranches upon the volume-weighted price per share of NewCo Common Stock equaling or exceeding $15.00, $20.00 or $25.00 for at least 20 trading days in any consecutive 30-day trading period within the five-year period following the closing of the Business Combination (“Spectaire Earnout Shares”) (clauses (i) and (ii), the “Aggregate Merger Consideration”). See the section entitled “The Merger Agreement—Merger Consideration; Conversion of Shares” for more information.

Q:	WHAT WILL HAPPEN TO PCCT’S SECURITIES UPON THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:

PCCT Units, PCCT Class A Ordinary Shares and Public Warrants are currently listed on Nasdaq under the symbols “PCCTU,” “PCCT” and “PCCTW,” respectively. At the Effective Time, (i) each PCCT Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of NewCo Common Stock, (ii) each PCCT Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of NewCo Common Stock, (iii) each PCCT Warrant will convert automatically into a warrant to acquire one share of NewCo Common Stock, pursuant to the Warrant Agreement, dated as of October 27, 2021, between PCCT and Continental, as warrant agent, and (iv) each then issued and outstanding PCCT Unit will be canceled and will entitle the holder thereof to one share of NewCo Common Stock and one-half of one NewCo Warrant.

Upon consummation of the Domestication, PCCT will change its name to “Spectaire Holdings Inc.” and shares of NewCo Common Stock will be listed on Nasdaq under the symbol “SPEC.” The NewCo Common Stock will be the only outstanding class of common stock upon and following the consummation of the Business Combination. Furthermore, upon consummation of the Business Combination, the NewCo Warrants will be listed on Nasdaq under the symbol “SPECW.” The PCCT Units will not be traded on Nasdaq following consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders of such units. PCCT shareholders who do not elect to have their PCCT Class A Ordinary Shares redeemed need not deliver their PCCT Class A Ordinary Shares to PCCT or to PCCT’s transfer agent and such securities will remain outstanding.

Q:	WHAT WILL HAPPEN TO SPECTAIRE SECURITIES PRIOR TO OR UPON THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:

Immediately prior to the Effective Time, (a) the aggregate amount of each outstanding Spectaire Convertible Note, including all outstanding principal and interest accrued but unpaid thereon at the time of the conversion, will convert into shares of Spectaire Common Stock (the “Spectaire Note Conversion”) and (b) each share of Spectaire Preferred Stock will convert into one share of Spectaire Common Stock (the “Spectaire Preferred Conversion”, and together with Spectaire Note Conversion, the “Spectaire Security Conversion”).

At the Effective Time, all shares of Spectaire Common Stock issued and outstanding immediately prior to the Closing (after giving effect to the Spectaire Security Conversion, but excluding (i) shares subject to Spectaire Options and Spectaire RSUs, (ii) Spectaire Restricted Shares, (iii) any shares of Spectaire Common Stock held in the treasury of Spectaire, which treasury shares shall be canceled as part of the Merger and shall not constitute capital stock of Spectaire (“Treasury Shares”) and (iv) any shares of Spectaire Common Stock held by Spectaire Stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (“Dissenting Shares”)) will be canceled and converted into the right to receive a portion of the Aggregate Merger Consideration.

At the Effective Time, each Spectaire Option will convert into (1) an option to purchase shares of NewCo Common Stock upon substantially the same terms and conditions as are in effect with respect to the corresponding Spectaire Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, with adjustments based on the Exchange Ratio; and (2) the right to receive its pro rata portion of the Spectaire Earnout Shares.

At the Effective Time, each Spectaire RSU will convert into (1) a restricted stock unit relating to shares of NewCo Common Stock upon substantially the same terms and conditions as are in effect with respect to such Spectaire RSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, with adjustments based on the Exchange Ratio; and (2) the right to receive its pro rata portion of the Spectaire Earnout Shares.

At the Effective Time, each Spectaire Restricted Share will convert into (1) an award of restricted shares of NewCo Common Stock upon substantially the same terms and conditions as are in effect with respect to such award of Spectaire Restricted Shares immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, with adjustments based on the Exchange Ratio; and (2) the right to receive its pro rata portion of the Spectaire Earnout Shares. See the section entitled “The Merger Agreement—Merger Consideration; Conversion of Shares” for more information.

Q:	HOW WILL OUTSTANDING SPECTAIRE CONVERTIBLE NOTES BE TREATED IN THE BUSINESS COMBINATION?

A:

Prior to the Effective Time, the aggregate amount of the Spectaire Convertible Notes, including all outstanding principal and interest accrued but unpaid thereon, will convert into shares of Spectaire Common Stock, and at the Effective Time, such shares of Spectaire Common Stock will be canceled and converted into the right to receive a portion of the Aggregate Merger Consideration.

Q:	WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for [●], 2023; however, such meeting could be adjourned, as described herein. Neither PCCT nor Spectaire can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both parties could result in the Business Combination being completed at a different time or not at all. PCCT must first obtain the approval of its shareholders for certain of the Proposals set forth in this proxy statement/prospectus and PCCT and Spectaire must also satisfy other closing conditions. See the section entitled “The Merger Agreement—Conditions to Closing of the Business Combination” for more information.

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:

If the Business Combination is not completed, Spectaire Stockholders will not receive any consideration for their shares of Spectaire Common Stock, Spectaire Preferred Stock will not be converted into Spectaire Common Stock and there will not be any changes to the rights of those holding Spectaire Options, Spectaire RSUs, Spectaire Restricted Shares and Spectaire Convertible Notes due to the Merger. Instead, Spectaire will remain an independent company. See the sections entitled “The Merger Agreement—Termination” and “Risk Factors” for more information.

Q:	HOW WILL PCCT BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:

In connection with the Closing, PCCT will be renamed “Spectaire Holdings Inc.” Following the Closing, NewCo will be managed by the NewCo Board, which is expected to consist of seven (7) directors (with a majority of the directors expected to be independent under applicable Nasdaq listing rules), and its executive officers are expected to be the current management team of Spectaire. See the section entitled “Management of NewCo Following the Business Combination” for more information.

Q:	WHAT WILL BE THE RELATIVE EQUITY STAKES OF PUBLIC SHAREHOLDERS, THE SPONSOR, METEORA AND THE SPECTAIRE STOCKHOLDERS IN NEWCO UPON CONSUMMATION OF THE BUSINESS COMBINATION?

A:

Upon consummation of the Business Combination, the post-Closing share ownership of NewCo is expected to be as follows, prior to and after giving effect to the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario:

	Pro Forma Combined (Assuming No Redemption)(1)		Pro Forma Combined (Assuming 25% Redemption)(1)		Pro Forma Combined (Assuming 50% Redemption)(1)		Pro Forma Combined (Assuming 75% Redemption)(1)		Pro Forma Combined (Assuming Maximum Redemption)(1)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
No Dilution
Spectaire Stockholders(2)(3)(4)	13,570,048	63.4%	13,570,048	63.4%	13,570,048	63.4%	13,570,048	63.4%	13,570,048	63.4%
Public Shareholders(5)	2,080,915	9.7%	1,560,686	7.3%	1,040,458	4.9%	520,229	2.4%	—	—
Sponsor(6)(7)	5,660,000	26.4%	5,660,000	26.4%	5,660,000	26.4%	5,660,000	26.4%	5,660,000	26.4%
PCCT Independent Directors(8)	90,000	*	90,000	*	90,000	*	90,000	*	90,000	*
Meteora(9)	—	—	520,229	2.4%	1,040,458	4.9%	1,560,686	7.3%	2,080,915	9.7%

Total	21,400,963	100.0%	21,400,963	100.0%	21,400,963	100.0%	21,400,963	100.0%	21,400,963	100.0%

Fully Diluted(10)
Spectaire Stockholders	21,070,048	38.9%	21,070,048	38.9%	21,070,048	38.9%	21,070,048	38.9%	21,070,048	38.9%
Public Shareholders	13,580,915	25.1%	13,060,686	24.1%	12,540,458	23.2%	12,020,229	22.2%	11,500,000	21.2%
Sponsor	19,410,000	35.8%	19,410,000	35.8%	19,410,000	35.8%	19,410,000	35.8%	19,410,000	35.8%
PCCT Independent Directors(8)	90,000	*	90,000	*	90,000	*	90,000	*	90,000	*
Meteora(9)	—	—	520,229	1.0%	1,040,458	1.9%	1,560,686	2.9%	2,080,915	3.8%

Total	54,150,963	100.0%	54,150,963	100.0%	54,150,963	100.0%	54,150,963	100.0%	54,150,963	100.0%

*	Less than one percent.
(1)

Share ownership under each redemption scenario is only presented for illustrative purposes. PCCT cannot predict how many of its Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the PCCT Share Redemption Amount and the number of PCCT Class A Ordinary Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current PCCT shareholders and Spectaire Stockholders may also differ from the presentation above if the actual Redemptions are different from these assumptions.

(2)

Following the Closing, the Eligible Spectaire Equityholders will have the right to receive up to 7,500,000 Spectaire Earnout Shares in three equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Spectaire Earnout Shares are contingently issuable based upon the share price of NewCo reaching certain thresholds that have not yet been achieved, the pro forma NewCo Common Stock issued and outstanding immediately after the Business Combination excludes the 7,500,000 Spectaire Earnout Shares.

(3)	Assumes the Aggregate Merger Consideration is paid entirely in shares of NewCo Common Stock.
(4)

Includes 1,070,048 shares of NewCo Common Stock underlying the warrant to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock following Closing, at an exercise price of $0.01 per share, to be issued to Arosa upon Closing. For more information, please see “Other Agreements—Loan Agreement”.

(5)	Excludes 11,500,000 shares of NewCo Common Stock underlying the Public Warrants.
(6)	Excludes 10,050,000 shares of NewCo Common Stock underlying the Private Placement Warrants.
(7)	Excludes Extension Warrants and the warrants issuable upon conversion of the Working Capital Note.
(8)	Excludes certain membership interests in the Sponsor, representing 30,000 Founder Shares, granted by the Sponsor to Karrie Willis in connection with her appointment to the PCCT Board.
(9)

Assumes the PCCT Class A Ordinary Shares submitted for redemption in connection with the Business Combination are purchased by Meteora through brokers in the open market or directly from redeeming Public Shareholders for purposes of reversing such redemption elections, pursuant to the Forward Purchase Agreement.

(10)

The fully diluted scenario is prepared on the same basis as the no dilution scenario, except that it assumes the issuance of the Spectaire Earnout Shares, the shares of NewCo Common Stock underlying the Public Warrants, the shares of NewCo Common Stock underlying the Private Placement Warrants, the shares of NewCo Common Stock underlying the Extension Warrants, and the shares of NewCo Common Stock underlying the warrants issuable upon conversion of the Working Capital Note.

The following table illustrates the effective underwriting fees per share for the Public Shares and for the shares of NewCo Common Stock following consummation of the Business Combination, in each of the above redemption scenarios:

	Pro Forma Combined (Assuming No Redemption)(1)	Pro Forma Combined (Assuming 25% Redemption)(1)	Pro Forma Combined (Assuming 50% Redemption)(1)	Pro Forma Combined (Assuming 75% Redemption)(1)	Pro Forma Combined (Assuming Maximum Redemption)(1)
Underwriting fee	$5,635,000	$5,635,000	$5,635,000	$5,635,000	$5,635,000
Underwriting fee as a percentage of the Trust Account(2)(3)	25.3%	25.3%	25.3%	25.3%	25.3%
Underwriting fee per Public Share(2)(3)	$2.71	$2.71	$2.71	$2.71	$2.71
Underwriting fee per share of NewCo Common Stock (No Dilution)(2)(3)	$0.26	$0.26	$0.26	$0.26	$0.26
Underwriting fee per share of NewCo Common Stock (Fully Diluted)(2)(3)	$0.10	$0.10	$0.10	$0.10	$0.10

(1)

Share ownership under each redemption scenario in the table above is only presented for illustrative purposes. PCCT cannot predict how many of its Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the PCCT Share Redemption Amount and the number of PCCT Class A Ordinary Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current PCCT shareholders and Spectaire Stockholders may also differ from the presentation above if the actual Redemptions are different from these assumptions.

(2)

Assumes the PCCT Class A Ordinary Shares submitted for redemption in connection with the Business Combination are purchased by Meteora through brokers in the open market or directly from redeeming Public Shareholders for purposes of reversing such redemption elections, pursuant to the Forward Purchase Agreement.

(3)

Calculated based on a trust value of $22,307,463.23 as of April 25, 2023, as adjusted to give effect to (i) the May 4, 2023 redemption payment of $4,041,203.30 from the Trust Account to Public Shareholders who exercised their redemption rights in connection with the Second Extension, and (ii) the May 1, 2023 extension payment of $83,236.60 by the Sponsor into the Trust Account.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION?

A:

Any PCCT Class A Ordinary Shares that are redeemed pursuant to the redemption rights described herein will be canceled prior to the Domestication, and will not be exchanged for NewCo Common Stock pursuant to the Domestication. Accordingly, shareholders that exercise their redemption rights with respect to their PCCT Class A Ordinary Shares are not expected to be subject to the U.S. federal income tax consequences of the Domestication described below with respect to such redeemed shares.

As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

a.

A U.S. Holder whose PCCT Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication will not be required to include any part of PCCT’s earnings in income and will not, subject to the application of the passive foreign investment company (“PFIC”) rules described below, recognize any gain or loss;

b.

A U.S. Holder whose PCCT Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of PCCT stock entitled to vote and less than 10% of the total value of all classes of PCCT stock will generally recognize gain (but not loss) on the exchange of PCCT Class A Ordinary Shares for NewCo Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its PCCT Class A Ordinary Shares provided certain other requirements are satisfied; and

c.

A U.S. Holder whose PCCT Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of PCCT stock entitled to vote or 10% or more of the total value of all classes of PCCT stock will generally be required to include in income as a deemed dividend all earnings and profits amount attributable to its PCCT Class A Ordinary Shares.

PCCT does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations,” PCCT believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, would generally require a U.S. Holder to recognize gain on the exchange of PCCT Class A Ordinary Shares or Public Warrants for NewCo Common Stock or NewCo Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—PFIC Considerations—D. QEF Election and Mark-to-Market Election” with respect to their PCCT Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to Public Warrants, and the application of the PFIC rules to Public Warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations.”

Each U.S. Holder of PCCT Class A Ordinary Shares or Public Warrants should consult its tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of PCCT Class A Ordinary Shares and Public Warrants for NewCo Common Stock and NewCo Warrants pursuant to the Domestication.

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s NewCo Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders should consult their tax advisors regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	WHAT IS THE INTENDED U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER?

A:

Each of PCCT and Spectaire intends that, for U.S. federal income tax purposes, the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, neither PCCT nor Spectaire has requested, or intends to request, an opinion of tax counsel or a ruling from the IRS with respect to the tax consequences of the Merger. Moreover, the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code is not a condition to the closing of the Merger. In addition, neither PCCT nor Spectaire, nor any of their respective representatives or advisors, makes any representation or provides any assurance regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, there can be no assurance that the qualification of the Merger as a “reorganization” would be sustained by a court if challenged by the IRS. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, U.S. persons receiving Newco Common Stock in exchange for their Spectaire Common Stock pursuant to the Merger generally would recognize taxable gain or loss on their receipt of such Newco Common Stock pursuant to the Merger. The qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code will not impact the PCCT shareholders in their capacity as PCCT shareholders.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:

The Special Meeting will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Avenue, Palo Alto, CA 94301, on [●], 2023, and virtually at https://www.cstproxy.com/[●]. The Public Shareholders may attend, vote and examine the list of Public Shareholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	The Public Shareholders are being asked to vote on the following:

•	A proposal to adopt the Merger Agreement and the transactions contemplated thereby. See the section entitled “Proposal No. 1—The Business Combination Proposal.”

•

A proposal to adopt the change of PCCT’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. See the section entitled “Proposal No. 2—The Domestication Proposal.”

•

A proposal to adopt the Proposed Organizational Documents of Perception Capital Corp. II (a corporation incorporated in the State of Delaware, each to be effective upon the Domestication and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the DGCL) which will be renamed Spectaire Holdings Inc. See the section entitled “Proposal No. 3—The Organizational Documents Proposal.”

•

A proposal to elect, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals are adopted, directors who, upon consummation of the Business Combination, will be the directors of NewCo, to be effective as of the Closing. See the section entitled “Proposal No. 4—The Director Election Proposal.”

•

A proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of NewCo Common Stock to (a) the Spectaire Stockholders pursuant to the Merger Agreement and (b) the Eligible Spectaire Equityholders pursuant to the Merger Agreement. See the section entitled “Proposal No. 5—The Stock Issuance Proposal.”

•	A proposal to approve and adopt the NewCo Equity Incentive Plan. See the section entitled “Proposal No. 6—The Equity Incentive Plan Proposal.”

•

A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals. See the section entitled “Proposal No. 7—The Adjournment Proposal.”

PCCT will hold the Special Meeting to consider and vote upon the Proposals. Consummation of the Business Combination is conditioned on the approval of each of the Condition Precedent Proposals, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other Condition Precedent Proposals will not be presented to shareholders for a vote.

This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Shareholders should read this proxy statement/prospectus carefully, including the annexes and the other documents referred to herein.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	I AM A PCCT WARRANT HOLDER. WHY I AM RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:

Upon consummation of the Merger, the PCCT Warrants shall, by their terms, entitle the holders to purchase NewCo Common Stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Spectaire and NewCo following consummation of the Business Combination. As holders of PCCT Warrants will be entitled to purchase NewCo Common Stock, PCCT urges you to read the information contained in this proxy statement/prospectus carefully.

Q:	WHO IS SPECTAIRE?

A:

Spectaire is an industrial technology company whose core offering allows its customers to measure, manage, and potentially reduce carbon dioxide equivalent (CO2e) and other greenhouse gas emissions. Spectaire’s core offering, AireCore™, is a fully integrated hardware, software, and data platform for logistics and supply chain players that uses mass spectrometry to directly measure their emissions. The research and development for AireCore™’s mass spectrometry technology began more than 15 years ago at the Massachusetts Institute of Technology (“MIT”), led by Spectaire’s Chief Scientific Officer Dr. Brian Hemond and co-founder Professor Ian Hunter. See the section entitled “Information About NewCo Following the Business Combination.”

Q:	WHY IS PCCT PROPOSING THE BUSINESS COMBINATION?

A:	PCCT was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Based on its due diligence investigations of Spectaire and the industry in which they operate, including the financial and other information provided by Spectaire in the course of their negotiations in connection with the Merger Agreement, PCCT believes that the Business Combination with Spectaire is advisable and in the best interests of PCCT and its shareholders. See the section entitled “The Business Combination—The PCCT Board’s Reasons for Approval of the Merger.”

Q:	DID THE PCCT BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE MERGER?

A:

The PCCT Board did not obtain a fairness opinion with respect to the Business Combination. The PCCT Board considered the risk that it did not obtain an opinion from an independent investment banking firm or other independent entity that commonly renders valuation opinions in connection with the Business Combination. As disclosed in PCCT’s IPO Registration Statement, the PCCT Board is required to obtain an opinion from an independent investment banking firm or other independent entity that commonly renders valuation opinions that the Business Combination is fair to PCCT from a financial point of view only if the

Business Combination is with a target that is affiliated with the Sponsor or PCCT’s officers or directors. Because Spectaire is not an affiliate of the Sponsor or PCCT’s officers or directors, PCCT is not required to obtain such an opinion for the proposed Business Combination.

Q:	WHY IS PCCT PROVIDING SHAREHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:

PCCT is seeking approval of the Business Combination for purposes of complying with applicable Nasdaq listing rules requiring shareholder approval of issuances of more than 20% of a listed company’s issued and outstanding ordinary shares. In addition, pursuant to the PCCT Governing Documents, PCCT must provide all Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination (as defined in the PCCT Governing Documents) either in conjunction with a tender offer or in conjunction with a shareholder vote to approve such initial business combination. If PCCT submits the Business Combination to the shareholders for their approval, the PCCT Governing Documents require PCCT to conduct a redemption offer in conjunction with the proxy solicitation.

Q:	HAVE THE SPECTAIRE STOCKHOLDERS APPROVED THE BUSINESS COMBINATION?

A:

Yes. In connection with the execution of the Merger Agreement, each of the Requisite Spectaire Stockholders delivered written consent approving the Merger Agreement and the related agreements and transactions contemplated thereby. The execution and delivery of the Spectaire Stockholder Written Consent constituted approval by the Requisite Spectaire Stockholders of the Business Combination at the time of such delivery.

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares, you have the right to demand that PCCT redeem such shares for a pro rata portion of the cash held in the Trust Account as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal upon the Closing.

Under the PCCT Governing Documents, the Merger may be consummated irrespective of whether such redemptions would cause PCCT’s net tangible assets to be less than $5,000,001 after giving to all holders of Public Shares that properly demand redemption of their shares their pro rata portion of cash held in the Trust Account.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

No. You may exercise your redemption rights whether you vote for or against, or abstain from voting on, any or all of the Proposals. As a result, the Condition Precedent Proposals can be approved by Public Shareholders who will redeem their Public Shares and no longer remain shareholders and the Merger may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemptions by Public Shareholders.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a Public Shareholder and wish to exercise your redemption rights, you must demand that PCCT redeem your shares for cash no later than the second business day preceding the Special Meeting by delivering your stock to PCCT’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account. Such amount, including interest earned, if any, on the funds held in the Trust Account and not previously released to PCCT to pay its taxes, will be paid promptly upon consummation of the Merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of the Public Shareholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per Public Share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a Public Shareholder, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your Public Shares for redemption to PCCT’s transfer agent and later decide prior to such time not to elect redemption, you may request that PCCT’s transfer agent return the Public Shares (physically or electronically).

If a Public Shareholder properly makes a request for redemption and the Public Shares are delivered as described to PCCT’s transfer agent as described herein, then, if the Merger is consummated, PCCT will redeem those shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a PCCT shareholder (other than the right to receive the redemption amount) upon consummation of the Merger.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:

In most circumstances, it is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its PCCT Class A Ordinary Shares will be treated as selling such shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of PCCT Class A Ordinary Shares that such U.S. Holder owns or is deemed to own under certain constructive attribution rules (including through the ownership of PCCT Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Because any redemptions of PCCT Class A Ordinary Shares will occur immediately prior to the Domestication, holders exercising redemption rights will be subject to the tax consequences of the U.S. federal income tax rules relating to PFICs, which are discussed more fully below under “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights should consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:

No. None of PCCT’s shareholders, unit holders or warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL. See the section entitled “Special Meeting of PCCT—Appraisal Rights.”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:

Following the closing of the Initial Public Offering, the net proceeds from the Initial Public Offering and the sale of the Private Placement Warrants was placed in the Trust Account. In connection with the approval of the Initial Extension in October 2022, Public Shareholders elected to redeem an aggregate of 20,542,108 Public Shares, representing approximately 89.3% of the issued and outstanding Public Shares, and $210,161,773.71 was paid out of the Trust Account in connection with the redemptions. In connection with the approval of the Second Extension in April 2023, Public Shareholders elected to redeem an aggregate of 376,977 Public Shares and $4,041,203.30 was paid out of the Trust Account in connection with the redemptions. In connection with the Extension Amendments, the Sponsor agreed that it will contribute to PCCT as a loan and deposit into the Trust Account, $0.04 per month for each Public Share that was not redeemed in connection with the Extension Amendments, for each month until the earlier of (i) the date of the special meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the Sponsor having made aggregate contributions of $1,200,000. As of December 31, 2022, there was approximately $25,517,987 in the Trust Account.

These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing) and (2) the redemption of all of the Public Shares if PCCT is unable to complete a business combination by November 1, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date) (the “Completion Window”), subject to applicable law.

After consummation of the Merger, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Merger and for NewCo’s working capital and general corporate purposes.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:

If PCCT does not complete the Merger with Spectaire for whatever reason, PCCT would search for another target business with which to complete a business combination. If PCCT does not complete the Merger with Spectaire or another target business by the Completion Window, PCCT must redeem 100% of the outstanding Public Shares, at a per Public Share price, payable in cash, equal to the amount then held in the Trust Account including interest earned, if any, on the funds held in the Trust Account and not previously released to PCCT to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Initial Shareholders have no redemption rights in the event a business combination is not effected in the Completion Window, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to outstanding PCCT Warrants. Accordingly, the PCCT Warrants will expire worthless.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:

As of the date of this proxy statement/prospectus, and due to the redemption of (i) 20,542,108 Public Shares in connection with the Initial Extension and (ii) 376,977 Public Shares in connection with the Second Extension, the Sponsor (including PCCT’s directors, officers and Initial Shareholders and their permitted transferees) owns approximately 73.4% of the issued and outstanding PCCT Ordinary Shares, consisting of the Founder Shares. The Sponsor (and other parties to the Sponsor Support Agreement) has agreed to vote any shares of PCCT Ordinary Shares held by it as of the PCCT Record Date in favor of each of the Proposals presented at the Special Meeting.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:

A majority of the voting power of the issued and outstanding PCCT Ordinary Shares entitled to vote at the Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own approximately 73.4% of the issued and outstanding PCCT Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the PCCT Record Date for the Special Meeting, 3,915,459 PCCT Ordinary Shares would be required to achieve a quorum. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to establish a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:	The following votes are required for each proposal at the Special Meeting:

•

The Business Combination Proposal: The Business Combination Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Initial Shareholders and their permitted transferees have agreed to vote their shares in favor of each of the Proposals. As a result, the affirmative vote of any of the Public Shares is not required to approve the Business Combination Proposal.

•

The Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Initial Shareholders and their permitted transferees have agreed to vote their shares in favor of each of the Proposals. As a result, the affirmative vote of any of the Public Shares is not required to approve the Domestication Proposal.

•

The Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Initial Shareholders and their permitted transferees have agreed to vote their shares in favor of each of the Proposals. As a result, the affirmative vote of any of the Public Shares is not required to approve each of the Organizational Documents Proposals.

•

The Director Election Proposal: The Director Election Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Initial Shareholders and their permitted transferees have agreed to vote their shares in favor of each of the Proposals. As a result, the affirmative vote of any of the Public Shares is not required to approve the Director Election Proposal.

•

The Stock Issuance Proposal: The Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Initial Shareholders and their permitted transferees have agreed to vote their shares in favor of each of the Proposals. As a result, the affirmative vote of any of the Public Shares is not required to approve the Stock Issuance Proposal.

•

The Equity Incentive Plan Proposal: The Equity Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Initial Shareholders and their permitted transferees have agreed to vote their shares in favor of each of the Proposals. As a result, the affirmative vote of any of the Public Shares is not required to approve the Equity Incentive Plan Proposal.

•	The Adjournment Proposal: The Adjournment Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Initial Shareholders and their permitted transferees have agreed to vote their shares in favor of each of the Proposals. As a result, the affirmative vote of any of the Public Shares is not required to approve the Adjournment Proposal.

Q:	DO ANY OF PCCT’S DIRECTORS OR OFFICERS OR THE SPONSOR OR ITS AFFILIATES HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF PCCT SHAREHOLDERS?

A:

Certain of PCCT’s executive officers and certain non-employee directors, as well as the Sponsor and its affiliates, may have interests in the Merger that may be different from, or in addition to, the interests of PCCT shareholders generally. These interests include, among other things:

•

The Sponsor paid an aggregate of $10,075,000 for its purchases of the Founder Shares and the Private Placement Warrants. Prior to PCCT’s Initial Public Offering, the Sponsor purchased 7,187,500 Founder Shares for an aggregate purchase price of $25,000 and later surrendered 1,437,500 Founder Shares for no consideration, resulting in 5,750,000 Founder Shares outstanding. Simultaneously with the consummation of the Initial Public Offering, the Sponsor purchased 10,050,000 Private Placement Warrants for an aggregate purchase price of $10,050,000 in a private placement. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Business Combination or another business combination is not consummated within the Completion Window, PCCT will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the PCCT Board, dissolving and liquidating. In such event, the 5,750,000 Founder Shares held by the Initial Shareholders would be worthless because the Initial Shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Additionally, in such event, the 10,050,000 Private Placement Warrants will also expire worthless. The Founder Shares had an aggregate market value of $[●] based upon the closing price of $[●] per share of PCCT Class A Ordinary Shares on Nasdaq on the PCCT Record Date. The Private Placement Warrants had an aggregate market value of approximately $[●] based upon the closing price of $[●] per Public Warrant on the Nasdaq on the PCCT Record Date.

•

In order to finance transaction costs in connection with a business combination, the Sponsor, members of the PCCT founding team or any of their affiliates may, but are not obligated to (other than pursuant to the Working Capital Note), make certain working capital loans as may be required. On January 10, 2023, PCCT issued to the Sponsor a Working Capital Note, effective as of December 7, 2022, pursuant to which the Sponsor agreed to provide PCCT up to an aggregate of $2,500,000 in loans for working capital purposes. The Working Capital Note is non-interest bearing and becomes due and payable in full by PCCT upon the earlier of (i) August 7, 2023 and (ii) the consummation of a business combination. Up to $2,500,000 of the unpaid principal balance of the Working Capital Note may converted, at the Sponsor’s election, into redeemable warrants to purchase PCCT Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. As of December 31, 2022, there was an outstanding balance of $25,000 under the Working Capital Note. If PCCT does not complete a business combination by the earlier of the Completion Window and August 7, 2023, there will not be sufficient assets to repay the outstanding balance under the Working Capital Note, and the Working Capital Note will be worthless.

•

On October 31, 2022, in connection with the Initial Extension, PCCT issued to the Sponsor an Extension Note in the aggregate principal amount of up to $720,000. On April 10, 2023, in connection with the Second Extension, the Extension Note was amended and restated to, among other things, increase the aggregate principal amount available thereunder from $720,000 to $1,200,000. Pursuant to the Extension Note, as amended, the Sponsor has agreed that it will continue to contribute to the Trust Account as a loan $0.04 for each Public Share that was not redeemed in connection with the Second

Extension, for each month (or pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the Sponsor having made aggregate Contributions of $1,200,000. The unpaid principal balance under the Extension Note is non-interest bearing and becomes due and payable in full upon the earlier of (i) the date by which PCCT must consummate a business combination and (ii) immediately upon consummation of a business combination. Up to $1,200,000 of the unpaid principal balance of the Extension Note may be converted, at the Sponsor’s election, into Extension Warrants at a conversion price of $1.00 per warrant and on terms identical to the Private Placement Warrants. As of December 31, 2022, there was an outstanding balance of $196,631 under the Extension Note. The PCCT Board will have the sole discretion whether to continue extending for additional months until $1,200,000 in the aggregate has been loaned, and if the PCCT Board determines not to continue extending for additional months, the Sponsor’s obligation to make additional Contributions will terminate. If this occurs, PCCT would wind up its affairs and redeem 100% of the outstanding PCCT Class A Ordinary Shares in accordance with the procedures set forth in the PCCT Governing Documents. In the event that a business combination does not close by the Completion Window and PCCT winds up, there will not be sufficient assets to repay the outstanding balance of the Extension Note, and it will be worthless.

•

There will be no finder’s fees, reimbursements or cash payments made by PCCT to the Sponsor or PCCT’s officers or directors, or PCCT’s or any of their affiliates, for services rendered to PCCT prior to or in connection with the completion of the Business Combination, other than payment of the amount described below for office space, utilities, administrative and support services and repayments of any outstanding balance of the Working Capital Note and the Extension Note, as described above. PCCT’s directors and officers and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PCCT’s behalf, such as identifying and investigating possible business targets and business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on PCCT’s behalf. However, if PCCT fails to consummate a business combination by the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, PCCT may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. As of December 31, 2022, $84,807.85 was outstanding in out-of-pocket expense reimbursements. Additionally, under the Administrative Services Agreement, dated October 27, 2021, between PCCT and the Sponsor (the “Administrative Services Agreement”), the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to PCCT’s management team, which commenced on January 21, 2021 and will continue through the earlier of consummation of a business combination and PCCT’s liquidation. For the year ended December 31, 2022, $120,000 of administrative support expenses were incurred and $100,000 were paid. For the period from January 21, 2021 (inception) through December 31, 2021, $20,000 of administrative support expenses were incurred. As of December 31, 2022 and 2021, $20,000 and $20,000, respectively, related to the Administrative Services Agreement was recorded in accounts payable—related party.

•

PCCT’s existing directors and officers will be eligible for continued indemnification and continued coverage under PCCT’s directors’ and officers’ liability insurance after the Business Combination pursuant to the Merger Agreement.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed, under the Letter Agreement, dated October 27, 2021, among PCCT, the Sponsor and PCCT’s officers and directors, to indemnify and hold harmless PCCT against any and all losses, liabilities, claims, damages and expenses to which PCCT may become subject as a result of any claim by (i) any third party for services rendered or products sold to PCCT or (ii) a prospective target business with which PCCT has entered into an acquisition agreement; provided that such indemnification of PCCT by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to PCCT or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of PCCT Class A Ordinary Shares or (ii) such lesser amount per PCCT Class A Ordinary Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under PCCT’s indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. If PCCT consummates the Business Combination, on the other hand, PCCT will be liable for all such claims.

•

Pursuant to the Sponsor Support Agreement, the Sponsor and certain of PCCT’s directors have agreed to, subject to certain exceptions, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

•

Subject to certain limited exceptions, the NewCo Common Stock will not be transferrable following the Closing until the date that is 365 days after the Closing, or upon the price of NewCo Common Stock reaching $12.00 for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing. The Private Placement Warrants will not be transferable until 30 days following the Closing.

•	The Sponsor and PCCT’s directors would hold the following number of shares of NewCo Common Stock, on a fully diluted basis, at the closing of the Business Combination:

Name of Person/Entity	Number of Shares of NewCo Common Stock(1)	Value of Shares(2)
Perception Capital Partners II LLC (the sponsor)	19,410,000	$194,100,000
Scott Honour (3)	19,410,000	$194,100,000
Marcy Haymaker(3)	19,410,000	$194,100,000
Omer Keilaf	30,000	$300,000
Thomas J. Abood	30,000	$300,000
R. Rudolph Reinfrank	30,000	$300,000

(1)

Assumes that (i) the Initial Shareholders exercise the 10,050,000 Private Placement Warrants, (ii) the Sponsor exercises its option to convert up to $2,500,000 of the unpaid principal balance on the Working Capital Note into up to 2,500,000 redeemable warrants and exercises such warrants; and (iii) the Sponsor exercises its option to convert up to $1,200,000 of the unpaid principal balance on the Extension Note to 1,200,000 Extension Warrants and exercises such warrants. Includes shares that may be issued but are not presently outstanding and, as such, differs from the share counts shown or assumed in the sections entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Comparative Share Information,” which sections are limited to shares that are presently issued and outstanding.

(2)	Assumes a value of $10.00 per share, the deemed value of the PCCT Class A Ordinary Share in the Business Combination.
(3)

Perception Capital Partners II LLC is the record holder of the PCCT Class B Ordinary Shares reported herein. Certain members of PCCT’s management team, including each of its officers, are indirect members of our the Sponsor. The Sponsor is controlled by Perception Capital Partners LLC, which is controlled by Northern Pacific Group, L.P. Scott Honour and Marcy Haymaker may be deemed to beneficially own shares held by the Sponsor by virtue of their indirect shared control over the Sponsor. Each of Scott Honour and Marcy Haymaker disclaims beneficial ownership of PCCT Ordinary Shares held by the Sponsor.

•

Certain of PCCT’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of PCCT’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. PCCT does not believe, however, that any fiduciary duties or contractual obligations of its officers or directors would materially undermine PCCT’s ability to complete a business combination. The Existing Articles provide that PCCT renounces any interest or expectancy in, or in being offered, any corporate opportunity offered to any director or officer, but no director or officer of PCCT has any duty, except and to the extent expressly assumed by contract, to communicate or offer any such corporate opportunity to PCCT and shall not be in breach of any fiduciary duty as a director or officer, solely by reason of fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to PCCT. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. However, PCCT does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

•

Following the completion of the Business Combination, James Sheridan, Co-President of PCCT, and Tao Tan, Co-President of PCCT, will be members of the NewCo Board. As such, in the future, James Sheridan and Tao Tan will receive any cash fees, stock options or stock awards that the NewCo Board determines to pay to its directors following the completion of the Business Combination.

Given the interests described above, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the NewCo Common Stock trades below the price initially paid for the PCCT Units in the Initial Public Offering and the Public Shareholders experience a negative rate of return following the completion of the Business Combination. Thus, the Sponsor and its affiliates may have more of an economic incentive for PCCT to, rather than liquidate if it fails to complete an initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

The PCCT Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Business Combination be approved by the shareholders of PCCT. See the section entitled “The Business Combination—Interests of PCCT’s Directors and Executive Officers and the Sponsor and its Affiliates in the Business Combination.” The PCCT Board concluded that the Merger Agreement and the Business Combination are fair from a financial point of view to and in the best interests of PCCT and its shareholders. In view of the wide variety of factors considered by the PCCT Board in connection with its evaluation, negotiation and recommendation of the Business Combination and related transactions and the complexity of these matters, the PCCT Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the PCCT Board based its evaluation, negotiation and recommendation of the Business Combination on the totality of the information presented to and considered by it. The PCCT Board evaluated the reasons described above with the assistance of PCCT’s outside advisors. In considering the factors described above and any other factors, individual members of the PCCT Board may have viewed factors differently or given different weights to other or different factors.

After careful consideration, the PCCT Board unanimously (i) declared the advisability of the Business Combination and the other transactions contemplated by the Merger Agreement and (ii) determined that the Business Combination and the other transactions contemplated by the Merger Agreement are in the best interests of PCCT and its shareholders.

Q:	WHAT DO I NEED TO DO NOW?

A:

PCCT urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes and the other documents referred to herein, and to consider how the Merger will affect you as a shareholder and/or warrant holder of PCCT. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	WHAT HAPPENS IF I SELL MY PUBLIC SHARES BEFORE THE SPECIAL MEETING?

A:

The PCCT Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the PCCT Record Date but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your Public Shares because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your Public Shares prior to the PCCT Record Date, you have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	HOW DO I VOTE?

A:

If you are a holder of record of Public Shares on the PCCT Record Date, you may vote at the Special Meeting in person (which would include presence at a virtual meeting) or by proxy. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to PCCT or by voting in person (which would include presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please submit your legal proxy to Continental at proxy@continentalstock.com in order to receive a control number to vote at the virtual meeting.

Under Nasdaq rules, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the Proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a PCCT shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any of the Condition Precedent Proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:

For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a PCCT shareholder that attends the Special Meeting virtually and you fail to vote on the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal or the Stock Issuance Proposal, your failure to vote will have no effect on the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal or the Stock Issuance Proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular Proposal, the PCCT Ordinary Shares represented by your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. If you are a shareholder of record of PCCT, you may change your vote at any time before your proxy is exercised by doing any one of the following:

•	send another proxy card with a later date;

•	notify PCCT’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received.

Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your PCCT Ordinary Shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:

If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by the PCCT shareholders and consummated, you will become a stockholder of NewCo. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or warrant holder of PCCT while PCCT searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your PCCT Ordinary Shares.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

333 Ludlow St., 5th Floor, South Tower

Stamford, Connecticut 06902

Shareholders may call toll free: (800) 662-5200

Banks and Brokers may call collect: (203) 658-9400

PCCT.info@investor.morrowsodali.com

You may also obtain additional information about PCCT from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your shares (either physically or electronically) to PCCT’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Business Combination (pages 120 and 145)

PCCT

PCCT is a blank check company incorporated on January 21, 2021 as a Cayman Islands exempted company. PCCT was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. PCCT has neither engaged in any operations nor generated any revenues to date. Based on PCCT’ business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On November 1, 2021, PCCT consummated the Initial Public Offering of 23,000,000 PCCT Units, including 3,000,000 PCCT Units issued pursuant to the exercise of the IPO Underwriters’ over-allotment option in full, at a price of $10.00 per PCCT Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, PCCT consummated the sale of 10,050,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, including 1,050,000 Private Placement Warrants issued pursuant to the exercise of the IPO Underwriters’ over-allotment option in full, generating gross proceeds of $10,050,000. The Private Placement Warrants are identical to the Public Warrants underlying the PCCT Units sold in the Initial Public Offering, except that the Private Placement Warrants and the PCCT Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, except as provided herein, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the Sponsor or its permitted transferees.

Following the closing of the Initial Public Offering, an amount of $233,450,000 ($10.15 per PCCT Unit) from the net proceeds of the sale of the PCCT Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in the Trust Account, and will be invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the funds held in the Trust Account.

PCCT previously had until November 1, 2022 to consummate a business combination. On October 28, 2022, PCCT held an extraordinary general meeting pursuant to which its shareholders approved amending PCCT’s then-current amended and restated memorandum and articles of association (the “Initial Extension”) to extend the date by which PCCT had to consummate a business combination from November 1, 2022 to May 1, 2023. On April 27, 2023, PCCT held an extraordinary general meeting pursuant to which its shareholders approved amending PCCT’s then-current amended and restated memorandum and articles of association to, among other things, further extend the date by which PCCT has to consummate a business combination from May 1, 2023 to November 1, 2023 (the “Second Extension” and, together with the Initial Extension, the “Extension Amendments”). As such, PCCT has until November 1, 2023 to consummate a business combination. On October 28, 2022, and April 27, 2023, PCCT filed the Initial Extension and the Second Extension, respectively, amending PCCT’s then-current amended and restated memorandum and articles of association, with the Cayman Islands Registrar of Companies. After the redemption of PCCT Class A Ordinary Shares in connection with the Initial Extension, 2,457,892 PCCT Class A Ordinary Shares remained outstanding. After the redemption of PCCT Class A Ordinary Shares in connection with the Second Extension, 2,080,915 PCCT Class A Ordinary Shares remain outstanding.

Additionally, on October 31, 2022, in connection with the Initial Extension, PCCT issued to the Sponsor a convertible promissory note in the aggregate principal amount of up to $720,000 and on April 10, 2023, in connection with the Second Extension, PCCT and the Sponsor amended and restated that certain convertible promissory note in its entirety to, among other things, increase the aggregate principal amount available thereunder from $720,000 to $1,200,000 (the “Extension Note”). Pursuant to the Extension Note, the Sponsor agreed to contribute to the Trust Account as a loan (each loan, a “Contribution”) $0.04 for each Public Share that was not redeemed in connection with the Extension Amendments, for each month (or pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the Sponsor having made aggregate Contributions of $1,200,000. The unpaid principal balance of the Extension Note is non-interest bearing and becomes due and payable in full upon the earlier of (i) the date by which PCCT must consummate a business combination and (ii) immediately upon consummation of a business combination. Up to $1,200,000 of the unpaid principal balance on the Extension Note may be converted, at the Sponsor’s election, into whole warrants to purchase PCCT Class A Ordinary Shares (the “Extension Warrants”) at a conversion price of $1.00 per Extension Warrant and on terms identical to those of the Private Placement Warrants.

If PCCT has not completed a business combination by the Completion Window, PCCT will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PCCT to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the PCCT’s remaining shareholders and the PCCT Board, liquidate and dissolve, subject in each case to the PCCT’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the PCCT Warrants, which will expire worthless if PCCT fails to complete a business combination within the Completion Window.

PCCT’s executive offices are located at 315 Lake Street East, Wayzata, MN 55391, and its telephone number is (952) 456-5300. PCCT’s corporate website address is https://www.perceptionii.com/. The information contained on or accessible through PCCT’s corporate website or any other website that it may maintain is not part of this proxy statement/prospectus.

Merger Sub

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of PCCT. Merger Sub does not own any material assets or operate any business.

Spectaire

Spectaire, a Delaware corporation founded in 2022, is an industrial technology company whose core offering allows its customers to measure, manage, and potentially reduce carbon dioxide equivalent (CO2e) and other greenhouse gas emissions. Spectaire’s core offering, AireCore™, is a fully integrated hardware, software, and data platform for logistics and supply chain players that uses mass spectrometry to directly measure their emissions. The research and development for AireCore™’s mass spectrometry technology began more than 15 years ago at the Massachusetts Institute of Technology (“MIT”), led by Spectaire’s Chief Scientific Officer Dr. Brian Hemond and co-founder Professor Ian Hunter.

Spectaire’s principal executive office is located at 155 Arlington St., Watertown, MA 02472. Spectaire can be reached by phone at +1 (365) 873-0656 (Canada) and +1 (508) 213-8991 (United States), and by e-mail at contact@spectaire.com. Its website is www.spectaire.com.

The Business Combination (page 184)

The Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination. See the section entitled “The Merger Agreement” for more information.

On January 16, 2023, PCCT entered into the Merger Agreement with Spectaire and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, (i) PCCT will domesticate as a Delaware corporation and be renamed “Spectaire Holdings Inc.”, or NewCo, and (ii) Merger Sub will merge with and into Spectaire, with Spectaire surviving the Merger as a wholly owned subsidiary of NewCo following the Closing.

PCCT has agreed to provide its Public Shareholders with the opportunity to redeem Public Shares in connection with the transactions contemplated by the Merger Agreement.

To facilitate the consummation of the Business Combination, on April 27, 2023, PCCT held an extraordinary general meeting pursuant to which its shareholders approved an amendment to PCCT’s then-current amended and restated memorandum and articles of association to, among other things, allow PCCT to redeem PCCT Class A Ordinary Shares to the extent that such redemption would result in PCCT having net tangible assets of less than $5,000,001 (the “NTA Amendment”). As a result of PCCT’s shareholder approval of the NTA Amendment, the parties to the Merger Agreement have waived the condition to Closing under the Merger Agreement that PCCT have at least $5,000,001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act). Accordingly, PCCT may redeem Public Shares irrespective of whether, and as a result of such redemptions, PCCT’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination.

The Domestication

Prior to the Effective Time, subject to the approval of PCCT shareholders, and in accordance with the DGCL, the Cayman Islands Companies Act, and the PCCT Governing Documents, PCCT will effect a deregistration under the Cayman Islands Companies Act and a domestication under the DGCL, pursuant to which PCCT’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware.

In connection with the Domestication, (i) each then issued and outstanding PCCT Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of NewCo Common Stock, (ii) each then issued and outstanding PCCT Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of NewCo Common Stock, (iii) each then issued and outstanding PCCT Warrant will convert automatically into a warrant to acquire one share of NewCo Common Stock, pursuant to the Warrant Agreement, dated as of October 27, 2021, between PCCT and Continental, as warrant agent, and (iv) each then issued and outstanding PCCT Unit will be canceled and will entitle the holder thereof to one share of NewCo Common Stock and one-half of one NewCo Warrant. Upon effectiveness of the Domestication, PCCT will change its name to “Spectaire Holdings Inc.” See the section entitled “Proposal No. 2—The Domestication Proposal” for more information.

Organizational Charts of PCCT’s and Spectaire’s Structure and Corresponding Ownership Percentages

Below, please find an organizational chart depicting Spectaire’s current structure and corresponding approximate ownership percentages:

Below, please find an organizational chart depicting PCCT’s current structure:

(1)	Includes the Founder Shares held by PCCT’s independent directors.

Organizational Chart of NewCo’s Intended Structure and Corresponding Ownership Percentages

Below, please find an organizational chart depicting the NewCo’s intended structure and corresponding approximate ownership percentages (assuming that no Public Shares are redeemed):

(1)	Includes the 90,000 PCCT Class B Ordinary Shares held by PCCT’s independent directors.
(2)

Includes 1,070,048 shares of NewCo Common Stock underlying the warrant to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock following Closing, at an exercise price of $0.01 per share, to be issued to Arosa upon Closing. For more information, please see “Other Agreements—Loan Agreement”.

Merger Consideration; Conversion of Shares (page 211)

As part of the Business Combination, the Spectaire Stockholders will receive the Aggregate Merger Consideration of (i) $125 million, payable in cash and NewCo Common Stock (including shares of NewCo Common Stock reserved in respect of NewCo Options and NewCo RSUs converted from Spectaire Options and Spectaire RSUs, respectively) at a price of $10.00 per share; provided that the cash component equals the lesser of (A) $6,250,000 and (B) the amount by which the Available Cash immediately after the Business Combination exceeds $5,000,000 (but if the Available Cash immediately after the Business Combination is less than $5,000,000, the cash component of the merger consideration will be zero); and (ii) up to 7.5 million additional shares of NewCo Common Stock as earnout consideration (the “Spectaire Earnout Shares”) which may be issued in three equal tranches upon the volume-weighted price per share of NewCo Common Stock equaling or exceeding $15.00, $20.00 or $25.00 for at least 20 trading days in any consecutive 30-day trading period within the five-year period following the Closing. See the section entitled “The Merger Agreement—Merger Consideration; Conversion of Shares” for more information.

Immediately prior to the Effective Time, (a) the aggregate amount of each outstanding Spectaire Convertible Note, including all outstanding principal and interest accrued but unpaid thereon at the time of the conversion, will convert into shares of Spectaire Common Stock (the “Spectaire Note Conversion”) and (b) each share of Spectaire Preferred Stock will convert into one share of Spectaire Common Stock (the “Spectaire Preferred Conversion”, and together with Spectaire Note Conversion, the “Spectaire Security Conversion”).

At the Effective Time, all shares of Spectaire Common Stock issued and outstanding immediately prior to the Closing (after giving effect to the Spectaire Security Conversion, but excluding (i) shares subject to Spectaire Options and Spectaire RSUs, (ii) Spectaire Restricted Shares, (iii) any Treasury Shares and (iv) any Dissenting Shares) will be canceled and converted into the right to receive a portion of the Aggregate Merger Consideration.

At the Effective Time, each Spectaire Option will convert into (1) an option to purchase shares of NewCo Common Stock upon substantially the same terms and conditions as are in effect with respect to the corresponding Spectaire Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, with adjustments based on the Exchange Ratio; and (2) the right to receive its pro rata portion of the Spectaire Earnout Shares.

At the Effective Time, each Spectaire RSU will convert into (1) a restricted stock unit relating to shares of NewCo Common Stock upon substantially the same terms and conditions as are in effect with respect to such Spectaire RSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, with adjustments based on the Exchange Ratio; and (2) the right to receive its pro rata portion of the Spectaire Earnout Shares.

At the Effective Time, each Spectaire Restricted Share will convert into (1) an award of restricted shares of NewCo Common Stock upon substantially the same terms and conditions as are in effect with respect to such award of Spectaire Restricted Shares immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, with adjustments based on the Exchange Ratio; and (2) the right to receive its pro rata portion of the Spectaire Earnout Shares. See the section entitled “The Merger Agreement—Merger Consideration; Conversion of Shares” for more information.

Ownership of NewCo (page 141)

As of the date of this proxy statement/prospectus, there are 7,830,915 PCCT Ordinary Shares issued and outstanding, which includes 5,750,000 Founder Shares and 2,080,915 Public Shares, and an aggregate of 21,550,000 PCCT Warrants outstanding, which includes 10,050,000 Private Placement Warrants and 11,500,000 Public Warrants, and may issue up to 3,700,000 additional PCCT Warrants, comprised of up to 2,500,000 redeemable warrants issuable upon conversion of the Working Capital Note and up to 1,200,000 Extension Warrants. Each whole warrant entitles the holder thereof to purchase one PCCT Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of NewCo Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, and assuming that the maximum number of warrants are issued upon conversion of the Working Capital Note and Extension Note), the PCCT fully diluted share capital would be 33,080,915.

It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Merger Agreement), (1) Public Shareholders are expected to own approximately 10.2% of the outstanding NewCo Common Stock; (2) Spectaire Stockholders (without taking into account any Public Shares held by Spectaire Stockholders prior to the consummation of the Business Combination or shares of NewCo Common Stock issuable to holders of NewCo Options and NewCo RSUs) are expected to own approximately 61.5% of the outstanding NewCo Common Stock, at a deemed value of $10.00 per share of NewCo Common Stock and after giving effect to the Exchange Ratio and payment of the Aggregate Merger Consideration to the Spectaire Stockholders (assuming the Aggregate Merger Consideration is paid entirely in shares of NewCo Common Stock), (3) the Sponsor is expected to own approximately 27.8% of the outstanding NewCo Common Stock and (4) PCCT’s independent directors are expected to own approximately 0.4% of the outstanding NewCo Common Stock. These percentages assume (i) that no Public Shareholders exercise their redemption rights in connection with the Business

Combination, (ii) no exercise of the Public Warrants or issuance of any shares of NewCo Common Stock in connection with the Spectaire Earnout Shares, and (iii) that NewCo issues or reserves 7,500,000 shares of NewCo Common Stock to Spectaire Stockholders as part of the Aggregate Merger Consideration pursuant to the Merger Agreement. If the actual facts are different from these assumptions, the percentage ownership retained by current PCCT shareholders and Spectaire Stockholders in NewCo will be different.

Upon consummation of the Business Combination, the post-Closing share ownership of NewCo is expected to be as follows, prior to and after giving effect to the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario:

	Pro Forma Combined (Assuming No Redemption)(1)		Pro Forma Combined (Assuming 25% Redemption)(1)		Pro Forma Combined (Assuming 50% Redemption)(1)		Pro Forma Combined (Assuming 75% Redemption)(1)		Pro Forma Combined (Assuming Maximum Redemption)(1)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
No Dilution
Spectaire Stockholders(2)(3)(4)	13,570,048	63.4%	13,570,048	63.4%	13,570,048	63.4%	13,570,048	63.4%	13,570,048	63.4%
Public Shareholders(5)	2,080,915	9.7%	1,560,686	7.3%	1,040,458	4.9%	520,229	2.4%	—	—
Sponsor(6)(7)	5,660,000	26.4%	5,660,000	26.4%	5,660,000	26.4%	5,660,000	26.4%	5,660,000	26.4%
PCCT Independent Directors(8)	90,000	*	90,000	*	90,000	*	90,000	*	90,000	*
Meteora(9)	—	—	520,229	2.4%	1,040,458	4.9%	1,560,686	7.3%	2,080,915	9.7%

Total	21,400,963	100.0%	21,400,963	100.0%	21,400,963	100.0%	21,400,963	100.0%	21,400,963	100.0%

Fully Diluted(10)
Spectaire Stockholders	21,070,048	38.9%	21,070,048	38.9%	21,070,048	38.9%	21,070,048	38.9%	21,070,048	38.9%
Public Shareholders	13,580,915	25.1%	13,060,686	24.1%	12,540,458	23.2%	12,020,229	22.2%	11,500,000	21.2%
Sponsor	19,410,000	35.8%	19,410,000	35.8%	19,410,000	35.8%	19,410,000	35.8%	19,410,000	35.8%
PCCT Independent Directors(8)	90,000	*	90,000	*	90,000	*	90,000	*	90,000	*
Meteora(9)	—	—	520,229	1.0%	1,040,458	1.9%	1,560,686	2.9%	2,080,915	3.8%

Total	54,150,963	100.0%	54,150,963	100.0%	54,150,963	100.0%	54,150,963	100.0%	54,150,963	100.0%

*	Less than one percent.
(1)

Share ownership under each redemption scenario in the table above is only presented for illustrative purposes. PCCT cannot predict how many of its Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the PCCT Share Redemption Amount and the number of PCCT Class A Ordinary Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current PCCT shareholders and Spectaire Stockholders may also differ from the presentation above if the actual Redemptions are different from these assumptions.

(2)

Following the Closing, the Eligible Spectaire Equityholders will have the right to receive up to 7,500,000 Spectaire Earnout Shares in three equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Spectaire Earnout Shares are contingently issuable based upon the share price of NewCo reaching certain thresholds that have not yet been achieved, the pro forma NewCo Common Stock issued and outstanding immediately after the Business Combination excludes the 7,500,000 Spectaire Earnout Shares.

(3)	Assumes the Aggregate Merger Consideration is paid entirely in shares of NewCo Common Stock.
(4)

Includes 1,070,048 shares of NewCo Common Stock underlying the warrant to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock following Closing, at an exercise price of $0.01 per share, to be issued to Arosa upon Closing. For more information, please see “Other Agreements—Loan Agreement”.

(5)	Excludes 11,500,000 shares of NewCo Common Stock underlying the Public Warrants.
(6)	Excludes 10,050,000 shares of NewCo Common Stock underlying the Private Placement Warrants.

(7)	Excludes Extension Warrants and the warrants issuable upon conversion of the Working Capital Note.
(8)	Excludes certain membership interests in the Sponsor, representing 30,000 Founder Shares, granted by the Sponsor to Karrie Willis in connection with her appointment to the PCCT Board.
(9)

Assumes PCCT Class A Ordinary Shares submitted for redemption in connection with the Business Combination are purchased by Meteora through brokers in the open market or directly from redeeming Public Shareholders for purposes of reversing such redemption elections, pursuant to the Forward Purchase Agreement.

(10)

The fully diluted scenario is prepared on the same basis as the no dilution scenario, except that it assumes the issuance of the Spectaire Earnout Shares, the shares of NewCo Common Stock underlying the Public Warrants, the shares of NewCo Common Stock underlying the Private Placement Warrants, the shares of NewCo Common Stock underlying the Extension Warrants, and the shares of NewCo Common Stock underlying the warrants issuable upon conversion of the Working Capital Note.

The following table illustrates the effective underwriting fees per share for the Public Shares and for the shares of NewCo Common Stock following consummation of the Business Combination, in each of the above redemption scenarios:

	Pro Forma Combined (Assuming No Redemption)(1)	Pro Forma Combined (Assuming 25% Redemption)(1)	Pro Forma Combined (Assuming 50% Redemption)(1)	Pro Forma Combined (Assuming 75% Redemption)(1)	Pro Forma Combined (Assuming Maximum Redemption)(1)
Underwriting fee	$5,635,000	$5,635,000	$5,635,000	$5,635,000	$5,635,000
Underwriting fee as a percentage of the Trust Account(2)(3)	25.3%	25.3%	25.3%	25.3%	25.3%
Underwriting fee per Public Share(2)(3)	$2.71	$2.71	$2.71	$2.71	$2.71
Underwriting fee per share of NewCo Common Stock (No Dilution)(2)(3)	$0.26	$0.26	$0.26	$0.26	$0.26
Underwriting fee per share of NewCo Common Stock (Fully Diluted)(2)(3)	$0.10	$0.10	$0.10	$0.10	$0.10

(1)

Share ownership under each redemption scenario in the table above is only presented for illustrative purposes. PCCT cannot predict how many of its Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the PCCT Share Redemption Amount and the number of PCCT Class A Ordinary Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current PCCT shareholders and Spectaire Stockholders may also differ from the presentation above if the actual Redemptions are different from these assumptions.

(2)

Assumes the PCCT Class A Ordinary Shares submitted for redemption in connection with the Business Combination are purchased by Meteora through brokers in the open market or directly from redeeming Public Shareholders for purposes of reversing such redemption elections, pursuant to the Forward Purchase Agreement.

(3)

Calculated based on a trust value of $22,307,463.23 as of April 25, 2023, as adjusted to give effect to (i) the May 4, 2023 redemption payment of $4,041,203.30 from the Trust Account to Public Shareholders who exercised their redemption rights in connection with the Second Extension, and (ii) the May 1, 2023 extension payment of $83,236.60 by the Sponsor into the Trust Account.

Recommendation of the PCCT Board (page 92)

The PCCT Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of PCCT and its shareholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The PCCT Board unanimously recommends that PCCT shareholders vote or give instruction to vote “FOR” the

Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and, if presented, “FOR” the Adjournment Proposal. See the section entitled “The Business Combination—The PCCT Board’s Reasons for Approval of the Merger.”

PCCT’s Special Meeting of Shareholders (page 89)

The Special Meeting will be held at [●], Eastern Time, on [●], 2023, in person or by proxy at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Avenue, Palo Alto, CA 94301 (or at such other time on such other date and at such other place to which the meeting may be postponed or adjourned) or virtually via live webcast at https://www.cstproxy.com/[●]. At the Special Meeting, PCCT shareholders will be asked to vote on the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned PCCT Ordinary Shares at the close of business on the PCCT Record Date. Shareholders are entitled to one vote for each PCCT Ordinary Share owned at the close of business on the PCCT Record Date. If shareholders’ shares are held in “street name” or are in a margin or similar account, shareholders should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. PCCT Warrants do not have voting rights. As of the close of business on the PCCT Record Date, there were 7,830,915 PCCT Ordinary Shares issued and outstanding, of which 2,080,915 were issued and outstanding Public Shares.

Purpose of the Special Meeting

The Proposals presented at the Special Meeting will require the following votes:

•

The Business Combination Proposal: The Business Combination Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

•

The Domestication Proposal: The Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

•

The Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

•

The Director Election Proposal: The Director Election Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

•

The Stock Issuance Proposal: The Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

•

The Equity Incentive Plan Proposal: The Equity Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

•

The Adjournment Proposal: The Adjournment Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

Quorum and Vote of PCCT Shareholders

A quorum of PCCT shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the issued and outstanding PCCT Ordinary Shares entitled to vote at the Special Meeting are represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting. As of the record date for the Special Meeting, 3,915,459 PCCT Ordinary Shares would be required to achieve a quorum. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to establish a valid quorum.

The Initial Shareholders have agreed to vote any PCCT Ordinary Shares held by them in favor of the Proposals to be presented at the Special Meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 73.4% of the issued and outstanding PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve each Proposal and the affirmative vote of additional Public Shares will not be required for approval of the Proposals.

Redemption Rights

Pursuant to the PCCT Governing Documents, a Public Shareholder may request that PCCT redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)

hold Public Shares or, if you hold Public Shares through PCCT Units, you elect to separate your PCCT Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)	submit a written request to Continental, PCCT’s transfer agent, that PCCT redeem all or a portion of your Public Shares for cash; and

(c)	deliver your Public Shares to Continental, PCCT’s transfer agent, electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in a manner described above prior to 5:00 p.m., Eastern Time, on [●], 2023 (two business days before the Special Meeting) in order for their shares to be redeemed.

Holders of PCCT Units must elect to separate such units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their PCCT Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate such units into the underlying Public Shares and Public Warrants, or if a holder holds PCCT Units registered in its own name, the holder must contact Continental, PCCT’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal.

If the Business Combination is not consummated, the Public Shares will be returned to the respective Public Shareholder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, PCCT’s transfer agent, PCCT will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption of Public Shares will take place immediately prior to the Domestication when a redeeming Public Shareholder’s PCCT Class A Ordinary Shares are canceled in exchange for the right to receive the cash consideration described above. Such cash will be paid to redeeming Public Shareholders promptly after consummation of the Business Combination. See “Special Meeting of PCCT—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Appraisal Rights

Neither PCCT shareholders nor PCCT Warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. PCCT has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of PCCT—Revoking Your Proxy.”

Certain Engagements in Connection with the Business Combination and Related Transactions (page 94)

The IPO Underwriters acted as the book-running managers of the Initial Public Offering pursuant to that certain underwriting agreement between Jefferies, as representative of the IPO Underwriters, and PCCT as amended and supplemented by that certain first amendment agreement to the underwriting agreement (the “Underwriting Agreement Amendment”) entered into on March 23, 2023 by and between Jefferies, as representative of the IPO Underwriters, and PCCT. Pursuant to the terms of the Underwriting Agreement Amendment, PCCT and Jefferies, as representative of the IPO Underwriters, have agreed that the deferred underwriting discount will be payable only to Jefferies, individually and not as representative and for the accounts of the IPO Underwriters, after such other IPO Underwriters waived or indicated to PCCT they will waive their entitlement to the payment of any deferred underwriting discount, thereby reducing the amount of such deferred underwriting discount from $8,050,000 to $5,635,000. Jefferies has been engaged by PCCT as lead capital markets advisor in connection with the Business Combination. See the section entitled “Special Meeting of PCCT—Certain Engagements in Connection with the Business Combination and Related Transactions” for more information.

PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates Have Financial Interests in the Business Combination (page 203)

Certain of PCCT’s executive officers and certain non-employee directors, as well as the Sponsor and its affiliates, may have interests in the Merger that may be different from, or in addition to, the interests of PCCT shareholders generally. These interests include, among other things:

•

The Sponsor paid an aggregate of $10,075,000 for its purchases of the Founder Shares and the Private Placement Warrants. Prior to the Initial Public Offering, the Sponsor purchased 7,187,500 Founder Shares for an aggregate purchase price of $25,000 and later surrendered 1,437,500 Founder Shares for no consideration, resulting in 5,750,000 Founder Shares outstanding. Simultaneously with the consummation of the Initial Public Offering, the Sponsor purchased 10,050,000 Private Placement Warrants for an aggregate purchase price of $10,050,000 in a private placement. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Business Combination or another business combination is not consummated within the Completion Window, PCCT will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the PCCT Board, dissolving and liquidating. In such event, the 5,750,000 Founder Shares held by the Initial Shareholders would be worthless because the Initial Shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Additionally, in such event, the 10,050,000 Private Placement Warrants will also expire worthless. The Founder Shares had an aggregate market value of $[●] based upon the closing price of $[●] per share of PCCT Class A Ordinary Shares on Nasdaq on the PCCT Record Date. The Private Placement Warrants had an aggregate market value of approximately $[●] based upon the closing price of $[●] per Public Warrant on the Nasdaq on the PCCT Record Date.

•

In order to finance transaction costs in connection with a business combination, the Sponsor, members of the PCCT founding team or any of their affiliates may, but are not obligated to (other than pursuant to the Working Capital Note), loan PCCT funds as may be required. On January 10, 2023, PCCT issued to the Sponsor a Working Capital Note, effective as of December 7, 2022, pursuant to which the Sponsor agreed to provide PCCT up to an aggregate of $2,500,000 in loans for working capital purposes. The Working Capital Note is non-interest bearing and becomes due and payable in full by PCCT upon the earlier of (i) August 7, 2023 and (ii) the consummation of a business combination. Up to $2,500,000 of the unpaid principal balance of the Working Capital Note may converted, at the Sponsor’s election, into redeemable warrants to purchase PCCT Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. As of December 31, 2022, there was an outstanding balance of $25,000 under the Working Capital Note. If PCCT does not complete a business combination by the earlier of the Completion Window and August 7, 2023, there will not be sufficient assets to repay the outstanding balance under the Working Capital Note, and the Working Capital Note will be worthless.

•

On October 31, 2022, in connection with the Initial Extension, PCCT issued to the Sponsor an Extension Note in the aggregate principal amount of up to $720,000. On April 10, 2023, in connection with the Second Extension, the Extension Note was amended and restated to, among other things, increase the aggregate principal amount available thereunder from $720,000 to $1,200,000. Pursuant to the Extension Note, as amended, the Sponsor has agreed that it will continue to contribute to the Trust Account as a loan $0.04 for each Public Share that was not redeemed in connection with the Second Extension, for each month (or pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the Sponsor having made aggregate Contributions of $1,200,000. The unpaid principal balance under the Extension Note is non-interest bearing and becomes due and payable in full upon the earlier of (i) the date by which PCCT must consummate a business combination and (ii) immediately upon consummation of a business combination. Up to $1,200,000 of the unpaid principal balance of the Extension Note may be converted, at the Sponsor’s election, into Extension Warrants at a conversion price of $1.00 per warrant and on terms identical to the Private Placement Warrants. The PCCT Board will have the sole discretion whether to continue extending for additional months until $1,200,000 in the aggregate has been loaned, and if the PCCT Board determines not to continue extending for additional months, the Sponsor’s obligation to make additional Contributions will terminate. If this occurs, PCCT would wind up its affairs and redeem 100% of the outstanding PCCT Class A Ordinary Shares in accordance with the procedures set forth in the PCCT Governing Documents. In the event that a business combination does not close by the Completion Window and PCCT winds up, there will not be sufficient assets to repay the outstanding balance of the Extension Note, and it will be worthless.

•

There will be no finder’s fees, reimbursements or cash payments made by PCCT to the Sponsor or PCCT’s officers or directors, or PCCT’s or any of their affiliates, for services rendered to PCCT prior to or in connection with the completion of the Business Combination, other than payment of the amount described below for office space, utilities, administrative and support services and repayments of any outstanding balance of the Working Capital Note and the Extension Note, as described above.

PCCT’s directors and officers and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PCCT’s behalf, such as identifying and investigating possible business targets and business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on PCCT’s behalf. However, if PCCT fails to consummate a business combination by the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, PCCT may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. As of December 31, 2022, $84,807.85 was outstanding in out-of-pocket expense reimbursements. Additionally, under the Administrative Services Agreement, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to PCCT’s management team, which commenced on January 21, 2021 and will continue through the earlier of consummation of a business combination and PCCT’s liquidation. For the year ended December 31, 2022, $120,000 of administrative support expenses were incurred and $100,000 were paid. For the period from January 21, 2021 (inception) through December 31, 2021, $20,000 of administrative support expenses were incurred. As of December 31, 2022 and 2021, $20,000 and $20,000, respectively, related to the Administrative Services Agreement was recorded in accounts payable—related party.

•

PCCT’s existing directors and officers will be eligible for continued indemnification and continued coverage under PCCT’s directors’ and officers’ liability insurance after the Business Combination pursuant to the Merger Agreement.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed, under the Letter Agreement, dated October 27, 2021, among PCCT, the Sponsor and PCCT’s officers and directors, to indemnify and hold harmless PCCT against any and all losses, liabilities, claims, damages and expenses to which PCCT may become subject as a result of any claim by (i) any third party for services rendered or products sold to PCCT or (ii) a prospective target business with which PCCT has entered into an acquisition agreement; provided that such indemnification of PCCT by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to PCCT or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of PCCT Class A Ordinary Shares or (ii) such lesser amount per PCCT Class A Ordinary Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under PCCT’s indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. If PCCT consummates the Business Combination, on the other hand, PCCT will be liable for all such claims.

•

Pursuant to the Sponsor Support Agreement, the Sponsor and the other holders of PCCT Class B Ordinary Shares have agreed, subject to certain exceptions, among other things, to vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

•

Subject to certain limited exceptions, the NewCo Common Stock will not be transferrable following the Closing until the date that is 365 days after the Closing, or upon the price of NewCo Common Stock reaching $12.00 for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing. The Private Placement Warrants will not be transferable until 30 days following the Closing.

•	The Sponsor and PCCT’s directors would hold the following number of shares of NewCo Common Stock, on a fully diluted basis, at the closing of the Business Combination:

Name of Person/Entity	Number of Shares of NewCo Common Stock(1)	Value of Shares(2)
Perception Capital Partners II LLC (the sponsor)	19,410,000	$194,100,000
Scott Honour (3)	19,410,000	$194,100,000
Marcy Haymaker(3)	19,410,000	$194,100,000
Omer Keilaf	30,000	$300,000
Thomas J. Abood	30,000	$300,000
R. Rudolph Reinfrank	30,000	$300,000

(1)

Assumes that (i) the Initial Shareholders exercise the 10,050,000 Private Placement Warrants, (ii) the Sponsor exercises its option to convert up to $2,500,000 of the unpaid principal balance on the Working Capital Note into up to 2,500,000 redeemable warrants and exercises such warrants; and (iii) the Sponsor exercises its option to convert up to $1,200,000 of the unpaid principal balance on the Extension Note to 1,200,000 Extension Warrants and exercises such warrants. Includes shares that may be issued but are not presently outstanding and, as such, differs from the share counts shown or assumed in the sections entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Comparative Share Information,” which sections are limited to shares that are presently issued and outstanding.

(2)	Assumes a value of $10.00 per share, the deemed value of the PCCT Class A Ordinary Share in the Business Combination.
(3)

Perception Capital Partners II LLC is the record holder of the PCCT Class B Ordinary Shares reported herein. Certain members of PCCT’s management team, including each of its officers, are indirect members of the Sponsor. The Sponsor is controlled by Perception Capital Partners LLC, which is controlled by Northern Pacific Group, L.P. Scott Honour and Marcy Haymaker may be deemed to beneficially own shares held by the Sponsor by virtue of their indirect shared control over the Sponsor. Each of Scott Honour and Marcy Haymaker disclaims beneficial ownership of PCCT Ordinary Shares held by the Sponsor.

•

Certain of PCCT’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of PCCT’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. PCCT does not believe, however, that any fiduciary duties or contractual obligations of its officers would materially undermine PCCT’s ability to complete a business combination. The Existing Articles provide that PCCT renounces any interest or expectancy in, or in being offered, any corporate opportunity offered to any director or officer, but no director or officer of PCCT has any duty, except and to the extent expressly assumed by contract, to communicate or offer any such corporate opportunity to PCCT and shall not be in breach of any fiduciary duty as a director or officer, solely by reason of fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to PCCT. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. However, PCCT does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

•

Following the completion of the Business Combination, James Sheridan, Co-President of PCCT, and Tao Tan, Co-President of PCCT, will be members of the NewCo Board. As such, in the future, James Sheridan and Tao Tan will receive any cash fees, stock options or stock awards that the NewCo Board determines to pay to its directors following the completion of the Business Combination.

Given the interests described above, the Sponsor and its affiliates may earn a positive rate of return on their investment even if NewCo Common Stock trades below the price initially paid for the PCCT Units in the Initial Public Offering and the Public Shareholders experience a negative rate of return following the completion of the Business Combination. Thus, the Sponsor and its affiliates may have more of an economic incentive for PCCT to, rather than liquidate if PCCT fails to complete the Business Combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

The PCCT Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Business Combination be approved by the shareholders of PCCT. See the section entitled “The Business Combination—Interests of PCCT’s Directors and Executive Officers and the Sponsor and its Affiliates in the Business Combination.” The PCCT Board concluded that the Merger Agreement and the Business Combination are fair from a financial point of view to and in the best interests of PCCT and its shareholders. In view of the wide variety of factors considered by the PCCT Board in connection with its evaluation, negotiation and recommendation of the Business Combination and related transactions and the complexity of these matters, the PCCT Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the PCCT Board based its evaluation, negotiation and recommendation of the Business Combination on the totality of the information presented to and considered by it. The PCCT Board evaluated the reasons described above with the assistance of PCCT’s outside advisors. In considering the factors described above and any other factors, individual members of the PCCT Board may have viewed factors differently or given different weights to other or different factors.

After careful consideration, the PCCT Board unanimously (i) declared the advisability of the Business Combination and the other transactions contemplated by the Merger Agreement and (ii) determined that the Business Combination and the other transactions contemplated by the Merger Agreement are in the best interests of PCCT and its shareholders.

Spectaire’s Directors and Officers Have Financial Interests in the Business Combination (page 207)

Certain of Spectaire’s executive officers and non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of PCCT shareholders and Spectaire’s stockholders, generally. The members of the Spectaire board of directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Merger Agreement and recommended that Spectaire stockholders adopt the Merger Agreement and approve the Merger. See “The Business Combination—Interests of Spectaire’s Directors and Executive Officers in the Business Combination.”

Appraisal Rights (page 97)

Neither PCCT shareholders nor PCCT warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

U.S. Federal Income Tax Considerations (page 227)

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Conditions to Closing of the Business Combination (page 214)

Conditions to Each Party’s Obligations.

The respective obligations of each of PCCT, Merger Sub and Spectaire to complete the Business Combination are subject to the satisfaction or waiver at or prior to the closing of the following conditions: (i) approval of the Business Combination and related agreements and transactions by the PCCT shareholders and Spectaire Stockholders, (ii) the absence of any legal restraints on the Closing, (iii) PCCT having at least $5,000,001 of net tangible assets upon Closing and (iv) receipt of conditional approval for listing on Nasdaq the shares of NewCo Common Stock to be issued in connection with the Merger. On March 30, 2023, the parties to the Merger Agreement waived the condition to Closing that PCCT have at least $5,000,001 in net tangible assets, subject to the approval of PCCT shareholders, which was obtained on April 27, 2023. See the section entitled “The Merger Agreement—Conditions to Closing of the Business Combination—Conditions to Each Party’s Obligations” for more information.

Conditions to Obligations of PCCT and Merger Sub.

The respective obligations of each of PCCT and Merger Sub to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions: (i) the accuracy of the representations and warranties of Spectaire as of the date of the Merger Agreement and as of the Closing, (ii) each of the covenants of Spectaire having been performed in all material respects, and (iii) the absence of any continuing Company Material Adverse Effect (as defined in the Merger Agreement) after the date of the Merger Agreement. See the section entitled “The Merger Agreement—Conditions to Closing of the Business Combination—Conditions to the Obligations of PCCT and Merger Sub” for more information.

Conditions to Obligations of Spectaire.

The obligations of Spectaire to complete the Business Combination is also subject to the satisfaction or waiver by Spectaire of the following conditions: (i) the accuracy of the representations and warranties of PCCT as of the date of the Merger Agreement and as of the Closing, (ii) each of the covenants of PCCT having been performed in all material respects, and (iii) the absence of any continuing Spectaire Material Adverse Effect (as defined in the Merger Agreement) after the date of the Merger Agreement. See the section entitled “The Merger Agreement—Conditions to Closing of the Business Combination—Conditions to the Obligations of Spectaire” for more information.

No Solicitation (page 216)

Spectaire.

Between the date of the Merger Agreement and the Closing, Spectaire and its subsidiaries will use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction.

PCCT.

Between the date of the Merger Agreement and the Closing, PCCT will not, and cause its subsidiaries not to, and instruct its and their representatives not to, (i) (x) make any proposal or offer that constitutes an initial business combination, (y) initiate any discussions or negotiations with any person with respect to such initial business combination or (z) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to such initial business combination, in each case, other than to or with Spectaire and its respective representatives and (ii) immediately cease and terminate any such negotiations ongoing as of the date of the Merger Agreement.

Representations and Warranties (page 215)

The Merger Agreement contains customary representations and warranties by PCCT, Merger Sub and Spectaire. The representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing, except in the case of claims against a person in respect of such person’s actual fraud. See the section entitled “The Merger Agreement—Representations and Warranties” for more information.

Covenants (page 216)

The Merger Agreement contains additional covenants, including, among others, providing for (i) the parties to conduct their respective businesses in the ordinary course through the Closing, (ii) PCCT to approve and adopt the NewCo 2023 Incentive Award Plan (the “NewCo Equity Incentive Plan”), in a form to be mutually agreed upon between PCCT and Spectaire, (iii) PCCT to take certain actions to obtain the requisite approval of PCCT shareholders of certain proposals regarding the Business Combination (including the Domestication), (iv) the parties to use reasonable best efforts to obtain necessary approvals from governmental agencies and, (v) if the proxy statement relating to a meeting of PCCT shareholders has not been mailed by March 1, 2023, PCCT preparing and filing a proxy statement to seek the approval of its shareholders to amend the PCCT Governing Documents and the Trust Agreement to extend the time period for PCCT to consummate its initial business combination to a date at least three (3) months thereafter as may be agreed in writing by PCCT and Spectaire (such proposals, the “Extension Proposal,” and such time by which PCCT must consummate its initial business combination as approved by its shareholders, the “Business Combination Deadline”). See the section entitled “The Merger Agreement—Covenants” for more information.

Termination (page 222)

The Merger Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of PCCT and Spectaire, (ii) by Spectaire, if certain approvals of the PCCT shareholders, to the extent required under the Merger Agreement, are not obtained as set forth therein or if there is a modification in recommendation by the PCCT Board for the Proposals, (iii) by PCCT, if the Spectaire Stockholder Written Consent is not obtained by 11:59 p.m. (Eastern Time) on the second business day after the date of the Merger Agreement, (iv) by either PCCT or Spectaire in certain other circumstances set forth in the Merger Agreement, including (a) if any governmental authority has issued or otherwise entered a final, nonappealable order making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, (b) if any of the closing conditions have not been satisfied or waived by May 1, 2023 (or by the Business Combination Deadline if the Extension Proposal is approved), or (c) in the event of certain uncured breaches by the other party. See the section entitled “The Merger Agreement—Termination” for more information.

Other Agreements (page 224)

Sponsor Support Agreement

On January 16, 2023, PCCT entered into the Sponsor Support Agreement, pursuant to which the Sponsor and each other holder of PCCT Class B Ordinary Shares agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

The Sponsor Support Agreement will terminate and be of no further force or effect upon the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated (the earliest of (a) and (b), the “Expiration Time”), (c) the liquidation of PCCT and (d) the written agreement of PCCT, the Sponsor and Spectaire. See the section entitled “Other Agreements—Sponsor Support Agreement” for more information.

Spectaire Stockholder Written Consent

In connection with the execution of the Merger Agreement, each of the Requisite Spectaire Stockholders delivered written consent approving the Merger Agreement and the related agreements and transactions contemplated thereby. The execution and delivery of the Spectaire Stockholder Written Consent constituted approval by the Requisite Spectaire Stockholders of the Business Combination at the time of such delivery.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, NewCo, the Sponsor, certain of PCCT’s directors and officers and the Spectaire Stockholders will enter into an Amended and Restated Registration Rights Agreement, pursuant to which NewCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of NewCo Common Stock and other equity securities of NewCo that are held by the parties thereto from time to time. See the section entitled “Other Agreements—Registration Rights Agreement” for more information.

Lock-up Agreement

The Merger Agreement contemplates that, at the Closing, NewCo will enter into lock-up agreements with (i) the Sponsor, (ii) certain of PCCT’s directors and officers and (iii) Spectaire Stockholders, restricting the transfer of NewCo Common Stock, Private Placement Warrants and any shares of NewCo Common Stock underlying the Private Placement Warrants from and after the Closing. The restrictions under the lock-up agreements (1) with respect to the NewCo Common Stock, begin at the Closing and end on (a) in the case of the Sponsor and certain of PCCT’s directors and officers, the date that is 365 days after the Closing, or upon the price of NewCo Common Stock reaching $12.00 for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing, and (b) in the case of certain Spectaire Stockholders, the date that is 180 days after the Closing, and (2) with respect to the Private Placement Warrants and any shares of NewCo Common Stock underlying the Private Placement Warrants, the date that is 30 days after the Closing. See the section entitled “Other Agreements—Lock-Up Agreement” for more information.

Forward Purchase Agreement

On January 14, 2022, PCCT and Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO” and, collectively with MSOF and MCP, “Meteora”), entered into the Forward Purchase Agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, Meteora intends but is not obligated to purchase up to a maximum of 2,457,892 PCCT Class A Ordinary Shares, through brokers in the open market or directly from holders (other than PCCT or its affiliates) who have elected to redeem such shares in connection with the Business Combination for purposes of reversing such redemption elections. Purchases by Meteora will be made after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid by PCCT in connection with the Business Combination (the “Initial Price”). The Shares purchased by Meteora, other than the Share Consideration Shares (as defined below) are referred to herein as the “Recycled Shares.”

The Forward Purchase Agreement provides that not later than one local business day following the Closing (the “Prepayment Date”), PCCT will pay into an escrow account, out of funds held in the Trust Account, a cash amount (the “Prepayment Amount”) equal to the product of the number of Recycled Shares and the Initial Price, less an amount equal to 1% of the product of the number of Recycled Shares and the Initial Price (the “Shortfall Amount”). In addition to the Prepayment Amount, PCCT shall pay directly from the Trust Account on the Prepayment Date, an amount equal to the product of 150,000 PCCT Class A Ordinary Shares (the “Share Consideration Shares”) and the Initial Price. Meteora has agreed to waive any redemption rights in connection with the Business Combination with respect to the Recycled Shares. Such waiver may reduce the number of PCCT Class A Ordinary Shares redeemed in connection with the Business Combination, which reduction could alter the perception of the potential strength of the Business Combination.

From time to time following the Closing and prior to the earliest to occur of (a) the first anniversary of the Closing (or, upon the mutual written agreement of PCCT and Meteora, 18 months following the Closing) and (b) the date specified by Meteora in a written notice to be delivered to PCCT at Meteora’s discretion after the occurrence of a Seller Price Trigger Event or a Delisting Event (each as defined in the Forward Purchase Agreement) (in each case, the “Maturity Date”), Meteora may, in its sole discretion, sell some or all of the Recycled Shares. On the last trading day of each calendar month following the Business Combination, in the event that Meteora has sold any Recycled Shares (other than sales to recover the Shortfall Amount), an amount will be paid to PCCT from the escrow account equal to the product of the number of Recycled Shares sold multiplied by the Reset Price and to Meteora from the escrow account equal to the excess of the Initial Price over the Reset Price for each sold Recycled Share. The “Reset Price” shall be set on the first scheduled trading day of each month, commencing with the first calendar month following the Closing, to be the lowest of the (b) Initial Price and (c) volume weighted average price of the NewCo Common Stock during the last 10 trading days during the prior calendar month, but not lower than $7.50; provided that to the extent that PCCT offers and sells any NewCo Common Stock or securities convertible into NewCo Common Stock at a price lower than the existing Reset Price, the Reset Price shall be modified to equal such reduced price.

At the Maturity Date, an amount equal to the Initial Price for each Recycled Share that is still held by Meteora (the “Matured Shares”) shall be transferred to Meteora from the escrow account, and Meteora shall transfer the Matured Shares to PCCT. Additionally, at the Maturity Date, PCCT shall pay to Meteora an amount equal to $1.25 (or $1.75, if the Maturity Date has been extended by the mutual written agreement of PCCT and Meteora) for each Matured Share, which may be paid in cash or in shares of NewCo Common Stock at the 10-day volume weighted average price of the NewCo Common Stock.

A break-up fee equal to (i) up to $50,000 of Meteora’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement plus (ii) $500,000 (the “Break-up Fee”), shall be payable by PCCT and Spectaire to Meteora in the event that, prior to the Maturity Date, (x) the Forward Purchase Agreement is terminated by either PCCT or Spectaire (other than as a result of the termination of the Merger Agreement prior to the Closing) or (y) the NewCo Common Stock ceases to be listed on a national securities exchange or a Form 25 is filed with the SEC.

Loan Agreement

On March 31, 2023, Spectaire, as borrower, entered into a Loan Agreement with Arosa Multi-Strategy Fund LP (“Arosa”), as lender, providing for a term loan (the “Arosa Loan”) in a principal amount not to exceed $6.5 million (the “Loan Agreement”), comprised of (i) $5,000,000 in cash of which (a) $2.0 million was funded to a deposit account of Spectaire and (b) $3.0 million (the “Arosa Escrow Funds”) was funded into an escrow account (the “Arosa Escrow Account”) pursuant to an escrow agreement, dated as of March 31, 2023, by and between Spectaire and Wilmington Savings Fund Society, FSB, and (ii) Arosa caused its affiliate to transfer founder units valued by the parties at $1.5 million (the “Arosa Founder Units”) to Spectaire. Upon receipt of the Arosa Founder Units, Spectaire distributed the Arosa Founder Units to Spectaire’s shareholders (other than Arosa and its affiliates) on a pro rata basis. Release of the Arosa Escrow Funds from the Arosa Escrow Account is subject to the satisfaction or waiver of customary conditions, including certification that all representations and warranties contained in the Loan Agreement and related documents are true and correct in all material respects.

The Arosa Loan will mature on March 27, 2024 (the “Arosa Maturity Date”). In the event that the outstanding principal amount and the final payment amount of $1.3 million (the “Final Payment Amount”) are not paid in full on the Arosa Maturity Date, the unpaid balance will accrue interest thereafter at a rate of 20.0% per annum. Upon the occurrence and during the continuance of an event of default under the Loan Agreement, all outstanding obligations under the Loan Agreement will bear interest at a rate per annum that is 5.0% greater than the rate that would otherwise be applicable under the Loan Agreement. All interest under the Loan Agreement will be computed on the basis of a 360-day year for the actual number of days elapsed.

Spectaire may prepay all, but not less than all, of the outstanding balance of the Arosa Loan at any time upon three days’ prior written notice to Arosa. Spectaire will be required to repay the outstanding principal amount of the Arosa Loan, plus the Final Payment Amount and all other sums, if any, that have become due and payable under the Loan Agreement, upon the occurrence of an event of default under the Loan Agreement, the closing of the Merger or the occurrence of a Change of Control (as defined in the Loan Agreement). In addition, upon the receipt by Spectaire or any of its subsidiaries of proceeds from an asset sale, Spectaire will be required to repay all or a portion of the outstanding principal amount of the Arosa Loan equal to the amount of the proceeds received from such asset sale.

Pursuant to the Loan Agreement, Spectaire will pay to Arosa all expenses incurred by Arosa through and after March 31, 2023 relating to the Arosa Loan, provided that Spectaire will not be required to pay any fees of counsel to Arosa incurred on or prior to March 27, 2023 in excess of $200,000.

While the Arosa Loan remains outstanding, Arosa will, subject to certain limitations, have the right to participate in any capital raise by Spectaire or any of its subsidiaries consummated on or prior to the Arosa Maturity Date.

The Loan Agreement includes customary representations, warranties and covenants of the parties for loans of this type. The Loan Agreement also contains customary events of default, including, among others, non-payment of principal or interest by Spectaire, violations of covenants by Spectaire, Spectaire’s insolvency, material judgments against Spectaire, the occurrence of any material adverse change with respect to Spectaire, breaches by any party to that certain Exclusive Patent License Agreement, dated as of September 1, 2018, by and between Spectaire and Massachusetts Institute of Technology or the failure of Spectaire to issue the Arosa Warrants.

Spectaire, its subsidiaries and Arosa also entered into a Guarantee and Collateral Agreement providing that Spectaire’s obligations to Arosa are secured by substantially all of Spectaire’s assets and all of Spectaire’s shareholders entered into a pledge agreement with Arosa pursuant to which such shareholders pledged all of their equity interests in Spectaire to Arosa as collateral under the Arosa Loan.

On March 31, 2023, in accordance with the terms of the Loan Agreement, Spectaire agreed to issue to Arosa a warrant to purchase a number of shares of Spectaire Common Stock representing 10.0% of the outstanding number of shares of Spectaire Common Stock on a fully diluted basis as of March 31, 2023 at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Closing Date Warrant”). Pursuant to the Loan Agreement, Spectaire will, upon the closing of the Merger, issue an additional warrant to Arosa to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Additional Warrant”). Taken together after giving effect to the closing of the Merger, the shares of NewCo Common Stock underlying the Closing Date Warrant and the Additional Warrant will represent 8.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis.

PCCT Nasdaq Listing (page 210)

The PCCT Class A Ordinary Shares, PCCT Units and Public Warrants are listed on Nasdaq under the symbols “PCCT,” “PCCTU” and “PCCTW,” respectively. Following the Business Combination, the NewCo Common Stock and NewCo Warrants will be listed on Nasdaq under the proposed symbols “SPEC” and “SPECW,” respectively. PCCT Units will be delisted and deregistered following the Closing.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented herein. In particular, you should consider the risk factors described in the section entitled “Risk Factors” beginning on page 36. Such risks include, but are not limited to:

Risks related to the business of Spectaire, including that:

•

The success of NewCo’s business is dependent on NewCo’s ability to keep pace with technological changes and competitive conditions in NewCo’s industry, and NewCo’s ability to effectively adapt NewCo’s services as NewCo’s customers react to technological changes and competitive conditions in their respective industries. NewCo may not timely and effectively scale and adapt its existing technology, processes and infrastructure to meet the needs of its business.

•

NewCo’s operating results and financial condition may fluctuate from period to period and may fall below expectations in any particular period, which could adversely affect the market price of NewCo Common Stock.

•	The air quality measurement systems market is competitive. NewCo expects to face increasing competition in many aspects of its business, which could cause its operating results to suffer.

•	Customer relationships with emerging companies may present more risks than with established companies.

•	NewCo may be adversely affected by supply chain issues, including shortages of required electronic components and raw materials.

•	Fluctuations in the cost and availability of raw materials, equipment, labor, and transportation could cause manufacturing delays or increase NewCo’s costs.

•

NewCo may experience significant delays in the design, production and launch of its air quality measurement solutions, and may be unable to successfully commercialize products on its planned timelines.

•	If demand for NewCo’s services does not grow as expected, or develops more slowly than expected, NewCo’s revenues may stagnate or decline, and its business may be adversely affected.

•	NewCo’s failure to meet its customers’ price expectations would adversely affect its business and results of operations.

•

Spectaire depends, and NewCo will depend, on a limited number of third-party contract manufacturers for substantially all of its manufacturing needs. If these third-party manufacturers experience any delay, disruption or quality-control problems in their operations, including due to the COVID-19 pandemic, NewCo could lose market share and its brand may suffer.

•

Defects in shipped products that give rise to returns or warranty or other claims could result in material expenses, diversion of management time and attention, adversely affected customer relationships and damage to NewCo’s reputation.

•

NewCo may be involved in legal proceedings, including intellectual property, anti-competition and securities litigation, employee-related claims, and regulatory investigations, which could, among other things, divert efforts of management and result in significant expense and loss of NewCo’s intellectual property rights.

•	If NewCo is unable to adequately protect or enforce its intellectual property rights, such information may be used by others to compete against NewCo.

•

Certain software Spectaire uses, and NewCo will use, is from open source code sources, which, under certain circumstances could materially adversely affect NewCo’s business, financial condition and operating results.

•

If NewCo fails to grow its business as anticipated, its operating results will be adversely affected. If NewCo grows as anticipated but fails to manage its operations and costs accordingly, its business may be harmed and its results of operations may suffer.

•

Spectaire continues, and NewCo will continue, to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than Spectaire currently anticipates and NewCo may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

•

As NewCo acquires and invests in companies or technologies, it may not realize expected business, expected cost synergies, technological, or financial benefits. Such acquisitions or investments could prove difficult to integrate, disrupt its business, dilute stockholder value and adversely affect NewCo’s business, results of operations and financial condition.

•	Developments in alternative technologies may adversely affect the demand for NewCo’s technology.

•

Spectaire competes, and NewCo will compete, against established market participants that have substantially greater resources than it and against known and unknown market entrants who may disrupt its target markets.

•	NewCo’s manufacturing costs may increase and result in a market price for its products above the price that customers are willing to pay.

•

Spectaire purchases, and NewCo will purchase, a significant amount of the materials and components it uses from a limited number of suppliers and if such suppliers become unavailable or inadequate, its customer relationships, results of operations, and financial condition may be adversely affected.

•

NewCo, its contract manufacturers and its suppliers may rely on complex machinery for production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•

NewCo’s facilities, and its suppliers’ facilities and customers’ facilities, will be vulnerable to disruption due to natural or other disasters, public health crises, strikes and other events beyond NewCo’s control.

•

If NewCo does not maintain the correct level of inventory or if it does not adequately manage its inventory, NewCo could lose sales or incur higher inventory-related expenses, which could negatively affect its operating results.

•	NewCo’s operations could suffer if NewCo is unable to attract and retain key management or other key employees.

•	NewCo may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

•	Compliance or the failure to comply with current and future environmental, health and safety, product stewardship and producer responsibility laws or regulations could cause NewCo significant expense.

•

An inability to successfully manage the procurement, development, implementation or execution of IT systems, or to adequately maintain these systems and their security, as well as to protect data and other confidential information, may adversely affect NewCo’s business and reputation.

•	If NewCo experiences a cybersecurity breach or disruption in its information systems, NewCo’s business could be adversely affected.

•	Spectaire relies, and NewCo will rely, on its information technology systems to manage numerous aspects of its business and a disruption of these systems could adversely affect its business.

•	Spectaire’s current levels of insurance may not be adequate for Spectaire’s potential liabilities.

•

Because Spectaire’s industry is, and NewCo’s industry is expected to continue to be, rapidly evolving, forecasts of market growth may not be accurate, and even if these markets achieve the forecasted growth, there can be no assurance that Spectaire’s business will grow at similar rates, or at all.

•	Global economic, political and social conditions and uncertainties in the markets that NewCo will serve may adversely impact NewCo’s business.

•

Spectaire’s industry routinely experiences, and NewCo’s industry is expected to experience, cyclical market patterns and Spectaire’s services are, and NewCo’s services are expected to be, used across different end markets. A significant downturn in the industry or in any of these end markets could cause a meaningful reduction in demand for NewCo’s services and harm its operating results.

•	Spectaire’s limited operating history makes evaluating Spectaire’s current business and NewCo’s future prospects difficult and may increase the risk of your investment.

•

In the future, Spectaire expects to be dependent on a limited number of customers and end markets. A decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on Spectaire’s financial condition and operating results.

•

Any of the foregoing may adversely affect NewCo’s margins, cash flow, and its ability to grow revenue, and may increase the variability of NewCo’s operating results from period to period. See “NewCo’s operating results and financial condition may fluctuate from period to period and may fall below expectations in any particular period, which could adversely affect the market price of NewCo Common Stock.” NewCo’s failure to meet its customers’ price expectations may adversely affect NewCo’s business and results of operations.

Risks related to being a public company, including that:

•	The market price of shares of NewCo Common Stock may be volatile or may decline regardless of NewCo’s operating performance. You may lose some or all of your investment.

•	NewCo does not intend to pay dividends on NewCo Common Stock for the foreseeable future.

•

If securities or industry analysts do not publish research or reports about NewCo’s business or the Business Combination or publish negative reports, the market price of NewCo Common Stock could decline.

•

NewCo’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. NewCo’s failure to raise capital when needed could harm its business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of NewCo Common Stock.

•

The issuance of additional shares of NewCo Common Stock or convertible securities could make it difficult for another company to acquire NewCo, may dilute your ownership of NewCo and could adversely affect the price of NewCo Common Stock.

•	Future resales of NewCo Common Stock after the consummation of the Business Combination may cause the market price of NewCo’s securities to drop significantly, even if NewCo’s business is doing well.

•	NewCo will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make NewCo Common Stock less attractive to investors.

•	NewCo’s management has limited experience in operating a public company.

Risks relating to the Business Combination, including that:

•	The market price of shares of NewCo Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of Public Shares.

•	There can be no assurance that NewCo Common Stock will be approved for listing on Nasdaq or that NewCo Common Stock will be able to comply with the continued listing standards of Nasdaq.

•

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•	Spectaire will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

•	PCCT directors and officers may have interests in the Business Combination different from the interests of Public Shareholders.

•	The Sponsor has interests in the Business Combination different from the interests of Public Shareholders.

•

Public Shareholders who redeem their Public Shares and/or previously redeemed their Public Shares in connection with the Extension Amendments may continue to hold the Public Warrants that they own, which will result in additional dilution to non-redeeming Public Shareholders upon exercise of Public Warrants or Private Placement Warrants, as applicable.

•

Because Spectaire will become a publicly traded company through the Business Combination rather than an underwritten initial public offering, the scope of due diligence conducted may be different from that conducted by an underwriter in an underwritten initial public offering.

•	The Business Combination will result in changes to the board of directors that may affect NewCo’s strategy.

•	The Merger Agreement contains provisions that limit PCCT from seeking an alternative business combination.

•

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

•	PCCT and Spectaire will incur transaction costs in connection with the Business Combination.

•	PCCT’s shareholders will have their rights as shareholders governed by the Proposed Organizational Documents.

•	The Sponsor and other holders of Founder Shares have agreed to vote in favor of each of the Proposals presented at the Special Meeting, regardless of how Public Shareholders vote.

•

PCCT’s and Spectaire’s ability to consummate the Business Combination, and the operations of NewCo following the Business Combination, may be materially adversely affected by the recent COVID-19 pandemic.

Risks relating to redemption, including that:

•	If third parties bring claims against PCCT, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share.

•

PCCT’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Public Shareholders.

•

There is no guarantee that a Public Shareholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such Public Shareholder in a better future economic position.

•

If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•

If, before distributing the proceeds in the Trust Account to Public Shareholders, PCCT files a bankruptcy petition or an involuntary bankruptcy petition is filed against PCCT that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of PCCT’s shareholders and the per share amount that would otherwise be received by PCCT’s shareholders in connection with PCCT’s liquidation may be reduced.

•

If, after PCCT distributes the proceeds in the Trust Account to Public Shareholders, PCCT files a bankruptcy petition or an involuntary bankruptcy petition is filed against PCCT that is not dismissed, a bankruptcy court may seek to recover such proceeds, and PCCT and the PCCT Board may be exposed to claims of punitive damages.

•

PCCT may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless, and the Private Placement Warrants have different cashless exercise rights than other warrants, including Public Warrants, issued by PCCT.

Risks relating to ownership of NewCo Common Stock following the Business Combination, including that:

•

Subsequent to the consummation of the Business Combination, NewCo may be required to take write-downs or write-offs, or NewCo may be subject to restructuring, impairment or other charges that could have a significant negative effect on NewCo’s financial condition, results of operations and the price of NewCo’s securities, which could cause you to lose some or all of your investment.

•

Delaware law and the Proposed Organizational Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks if the Domestication and Business Combination are not consummated, including that:

•

If PCCT is not able to complete the Business Combination or another business combination by the Completion Window, PCCT would cease all operations except for the purpose of winding up and PCCT would redeem 100% of the Public Shares and liquidate the Trust Account, in which case the Public Shareholders may only receive approximately $10.15 per share and the PCCT Warrants will expire worthless.

•

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares and/or Public Warrants, potentially at a loss.

•

If PCCT has not completed an initial business combination by the Completion Window or a valid extension thereof, Public Shareholders may be forced to wait until after November 1, 2023 before redemption from the Trust Account is possible.

•

If the net proceeds of the Initial Public Offering not being held in the Trust Account are insufficient to allow PCCT to operate through to November 1, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date) and PCCT is unable to obtain additional capital, PCCT may be unable to complete an initial business combination, in which case Public Shareholders may only receive $10.15 per share, and the PCCT Warrants will expire worthless.

Risks related to taxation, including that:

•	The Domestication may result in adverse tax consequences for holders of PCCT Class A Ordinary Shares and PCCT Warrants.

Information about PCCT (page 121)

PCCT is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The PCCT Units, Public Shares and Public Warrants are currently listed on Nasdaq under the symbols “PCCTU,” “PCCT” and “PCCTW,” respectively. The mailing address of PCCT’s principal executive office is 315 Lake Street East, Suite 301 Wayzata, MN 55391 and the telephone number of PCCT’s principal executive office is (952) 456-5300.

Information about NewCo Following the Business Combination (page 145)

Spectaire is an industrial technology company whose core offering allows its customers to measure, manage, and potentially reduce carbon dioxide equivalent (CO2e) and other greenhouse gas emissions. Spectaire’s core offering, AireCore™, is a fully integrated hardware, software, and data platform for logistics and supply chain players that uses mass spectrometry to directly measure their emissions. The research and development for AireCore™’s mass spectrometry technology began more than 15 years ago at MIT, led by Spectaire’s Chief Scientific Officer Dr. Brian Hemond and co-founder Professor Ian Hunter.

The mailing address of Spectaire’s principal executive office is 155 Arlington St., Watertown, MA 02472. Spectaire can be reached by phone at +1 (365) 873-0656 (Canada) and +1 (508) 213-8991 (United States), and by e-mail at contact@spectaire.com.

Summary Historical Financial Data For PCCT

The summary historical financial information of PCCT as of and for the year ended December 31, 2022 and the period from January 21, 2021 (inception) through December 31, 2021 was derived from the audited consolidated financial statements of PCCT included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the sections entitled “Selected Historical Financial Information of PCCT” and “PCCT Management’s Discussion and Analysis of Financial Condition and Results of Operations” and PCCT’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

	For the year ended December 31, 2022	For the period from January 21, 2021 (inception) through December 31, 2021
Statement of Operations Data:
Loss from operations	$(3,794,176)	$(316,021)
Interest and dividend income on investments held in Trust Account	$2,030,383	$2,747
Net loss	$(1,763,793)	$(313,274)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	19,398,096	4,011,628
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$(0.07)	$(0.03)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,750,000	5,072,674
Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.07)	$(0.03)

Statement of Cash Flows Data:
Net cash used in operating activities	$(839,103)	$(567,838)
Net cash used in investing activities	$209,965,143	$(233,450,000)
Net cash provided by financing activities	$(209,940,143)	$234,836,671
Net Change in Cash	$(814,103)	$818,833

	As of December 31,
	2022	2021
Balance Sheet Data:
Total Assets	$25,629,896	$234,721,028
Total Liabilities	$11,301,531	$8,467,096
Class A Ordinary Shares subject to possible redemption	$25,417,987	$233,450,000
Total Stockholders’ Deficit	$(11,089,622)	$(7,196,068)

Summary Historical Financial Data For Spectaire

The summary historical financial information of Spectaire as of and for the year ended December 31, 2022 and the year ended December 31, 2021 was derived from the audited consolidated financial statements of Spectaire included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the sections entitled “Selected Historical Financial Information of Spectaire” and “Spectaire Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Spectaire’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

	For the year ended December 31, 2022	For the year ended December 31, 2021
Statement of Operations Data:
Loss from operations	$(1,115,930)	$(516,465)
Net loss	$(415,907)	$(416,465)
Basic and diluted weighted average shares	6,836,259	6,780,318
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$(0.06)	$(0.06)

Statement of Cash Flows Data:
Net cash used in operating activities	$(365,813)	$(432,165)
Net cash provided by (used in) investing activities	$42,190	$(24,845)
Net cash provided by financing activities	$60,000	$640,000

	As of December 31,
	2022	2021
Balance Sheet Data:
Total Assets	$55,233	$315,472
Convertible Notes – related party	$437,499	$—
Total Liabilities	$849,126	$1,032,972
Additional paid in capital	$344,100	$5,322
Accumulated deficit	$(1,139,407)	$(723,500)
Total Stockholders’ Deficit	$(793,893)	$(717,500)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although PCCT will acquire all of the outstanding equity interests of Spectaire in the Business Combination, PCCT will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Spectaire issuing shares for the net assets of PCCT, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Spectaire. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2023 gives effect to the Business Combination and related transactions as if they had occurred on March 31, 2023. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2023 and for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2022, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of PCCT and the historical consolidated financial statements of Spectaire for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-Business Combination company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Unaudited Pro Forma Information does not purport to project the future financial position or operating results of the post-Business Combination company following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of PCCT Public Shares:

•

Assuming Minimum Redemptions: This presentation assumes that after the redemption of 20,542,108 PCCT Class A Ordinary Shares at approximately $10.23 per share in October 2022 (the “October Redemptions”) and the redemption of 376,977 PCCT Class A Ordinary Shares at approximately $10.70 per share in April 2023 (the “April Redemptions”), no Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that after the October Redemptions and April Redemptions, holders of 2,080,915 Public Shares redeem all of their Public Shares for approximately $10.54 per share, resulting in an aggregate redemption payment of $21.9 million. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data

	Year Ended December 31, 2022		Three Months Ended March 31, 2023
	Assuming Minimum Redemptions	Assuming Maximum Redemptions	Assuming Minimum Redemptions	Assuming Maximum Redemptions
Net loss	$(11,863)	$(11,863)	$(6,629)	$(6,629)
Weighted average shares outstanding – basic and diluted	$20,330,915	$20,330,915	$20,330,915	$20,330,915
Basic and diluted net loss per share	$(0.68)	$(0.68)	$(0.33)	$(0.33)

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data

	As of March 31, 2023
	Assuming Minimum Redemptions	Assuming Maximum Redemptions
Total assets	$8,757	$26,051
Total liabilities	$71,177	$94,292
Total stockholders’ deficit	$(62,420)	$(68,241)

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for PCCT and Spectaire on a stand-alone basis and the unaudited pro forma combined share information as of and for the three months ended March 31, 2023 and for the year ended December 31, 2022, after giving effect to the Business Combination, assuming (i) after the October Redemptions and April Redemptions, no Public Shareholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the Public Shareholders exercise their redemption rights with respect to a maximum of 2,080,915 Public Shares. This leads to a total maximum redemption value of $21.9 million calculated by multiplying the maximum of 2,080,915 Public Shares by the redemption price of approximately $10.54 per share. The estimated per share redemption value of $10.54 was calculated by dividing the difference between the amount of $26.1 million in the Trust Account as of March 31, 2023 and the April Redemptions payment of $4.0 million by the 2,080,915 total Public Shares. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

This information is only a summary and should be read together with the selected historical financial information summary of PCCT and Spectaire and the historical financial statements and related notes of each of PCCT and Spectaire, in each case, that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of PCCT and Spectaire is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had PCCT and Spectaire consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of PCCT and Spectaire would have been had PCCT and Spectaire consummated a business combination during the period presented.

	Historical		Pro Forma Combined
	Spectaire	PCCT	Assuming Minimum Redemptions	Assuming Maximum Redemptions
As of and for the Three Months Ended March 31, 2023
Book deficit per share (1)	$(0.54)	$(1.84)	$(3.07)	$(3.36)
Weighted average shares outstanding – basic and diluted	$9,306,663	$2,457,892	$20,330,915	$20,330,915
Net loss per share – basic and diluted	$(0.47)	$(0.25)	$(0.33)	$(0.33)
Weighted average shares outstanding – basic and diluted		$5,750,000
Net loss per share – basic and diluted		$(0.25)
For the Year Ended December 31, 2022
Weighted average shares outstanding – basic and diluted	$6,836,259	$19,398,096	$20,330,915	$20,330,915
Net loss per share – basic and diluted	$(0.06)	$(0.07)	$(0.68)	$(0.68)
Weighted average shares outstanding – basic and diluted		$5,750,000
Net loss per share – basic and diluted		$(0.07)

(1)	the book deficit per share is equal to the total stockholders’ deficit divided by the total number of basic (or diluted) outstanding shares.

MARKET PRICE AND DIVIDEND INFORMATION

PCCT

The PCCT Units, Public Shares and Public Warrants are listed on Nasdaq under the symbols “PCCTU”, “PCCT” and “PCCTW”, respectively.

The closing price of the PCCT Units, Public Shares and Public Warrants on January 13, 2023, the last trading day before announcement of the execution of the Merger Agreement, was $10.21, $10.75 and $0.02, respectively. As of the PCCT Record Date, the closing price of the PCCT Units, Public Shares and Public Warrants was $[●], $[●] and $[●], respectively.

Holders of the PCCT Units, Public Shares and Public Warrants should obtain current market quotations for their securities. The market price of PCCT’s securities could vary at any time before the Business Combination.

HOLDERS

As of the date of this proxy statement/prospectus, there was one holder of record of PCCT Units, one holder of record of PCCT Class A Ordinary Shares and four holders of record of PCCT Class B Ordinary Shares. See “Security Ownership of Certain Beneficial Owners and Management of PCCT and NewCo.”

DIVIDEND POLICY

PCCT has not paid any cash dividends on its Public Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of NewCo subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the NewCo Board. The PCCT Board is not currently contemplating and does not anticipate declaring dividends nor is it currently expected that the NewCo Board will declare any dividends in the foreseeable future. Further, the ability of NewCo to declare dividends may be limited by the terms of financing or other agreements entered into by NewCo or its subsidiaries from time to time.

PRICE RANGE OF SPECTAIRE’S SECURITIES

Historical market price information regarding Spectaire is not provided because there is no public market for Spectaire’s securities. For information regarding Spectaire’s liquidity and capital resources, see the section entitled “Spectaire Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian securities laws. In addition, any statements that refer to projections (including EBITDA and cash flow), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. When used in this proxy statement/prospectus, words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. When PCCT and Spectaire discuss strategies or plans, including as they relate to the potential Business Combination, PCCT and Spectaire are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, PCCT and Spectaire’s management. Unless otherwise specified or the context otherwise requires, all references in this section to “Spectaire” are to Spectaire prior to the Business Combination and to NewCo following the Business Combination.

Forward-looking statements may include, but are not limited to:

•

statements about the parties’ ability to consummate the Business Combination, including PCCT and Spectaire being able to receive all required regulatory, third-party and shareholder approvals for the Business Combination;

•

the anticipated benefits of the Business Combination, including the potential amount of cash that may be available to NewCo upon consummation of the proposed Business Combination and the use of the net proceeds following the Redemptions;

•	the anticipated timing of the Business Combination;

•	Spectaire’s expectation that NewCo Common Stock will be accepted for listing on Nasdaq following the Closing of the proposed Business Combination;

•	the financial and business performance of Spectaire;

•	Spectaire’s anticipated results from operations in future periods;

•	the products and services offered by Spectaire and the markets in which it operates;

•	the impact of health epidemics, including the COVID-19 pandemic, on Spectaire’s business and the actions Spectaire may take in response thereto;

•	the future price of metals;

•	the stability of the financial and capital markets;

•	PCCT and Spectaire being able to receive all required regulatory, third-party and shareholder approvals for the proposed Business Combination;

•	the amount of Redemptions by Public Shareholders;

•

other current estimates and assumptions regarding the Business Combination and its benefits. Such expectations and assumptions are inherently subject to uncertainties and contingencies regarding future events and, as such, are subject to change;

•

the amount of any Redemptions by existing holders of Public Shares being greater than expected, which may reduce the cash in Trust Account available to Spectaire upon the consummation of the Business Combination;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and/or payment of the termination fees;

•	the outcome of any legal proceedings that may be instituted against Spectaire or PCCT following announcement of the Merger Agreement;

•	the inability to consummate the Business Combination due to, among other things, the failure to obtain PCCT shareholder approval;

•	the risk that the announcement and consummation of the Business Combination disrupts Spectaire’s current plans;

•	the ability to recognize the anticipated benefits of the Business Combination;

•	unexpected costs related to the Business Combination;

•

the risks that the consummation of the Business Combination is substantially delayed or does not occur, including prior to the date on which PCCT is required to liquidate under the terms of the PCCT Governing Documents;

•	Spectaire’s ability to operate as a going concern;

•	Spectaire’s requirement of significant additional capital;

•	Spectaire’s limited operating history;

•	Spectaire’s history of losses;

•	Spectaire’s ability to attract qualified management;

•	Spectaire’s ability to adapt to rapid and significant technological change and respond to introductions of new products in order to remain competitive;

•

Spectaire receives a significant portion of its revenues from a small number of customers and the loss of, or nonperformance by, one or more significant customers could adversely affect Spectaire’s business;

•	Spectaire relies heavily on manufacturing operations, including contract manufacturing, to produce products, and the business could be adversely affected by disruptions of the manufacturing operation;

•	Spectaire’s future growth depends on a single product line and its associated services;

•	changes in governmental regulations may reduce demand for Spectaire’s products or increase Spectaire’s expenses;

•	changes in customers’ sustainability pledges may reduce demand for Spectaire’s products or increase Spectaire’s expenses;

•	evolution in carbon markets, including both commercial dynamics and governmental regulation, may have an adverse impact on Spectaire’s revenue model;

•	the effects of the COVID-19 pandemic or other global health crises on Spectaire’s business plans, financial condition and liquidity;

•	changes or disruptions in the securities markets;

•	legislative, political or economic developments;

•	the need to obtain permits and comply with laws and regulations and other regulatory requirements;

•	risks of accidents, equipment breakdowns, and labor disputes or other unanticipated difficulties or interruptions;

•	the possibility of cost overruns or unanticipated expenses in development programs;

•	potential future litigation;

•	Spectaire’s lack of insurance covering all of Spectaire’s operations; and

•	other factors detailed in the section titled “Risk Factors.”

The forward-looking statements are based on the current expectations of the management of PCCT and Spectaire, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Spectaire and PCCT prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed herein and attributable to Spectaire, PCCT or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Except to the extent required by applicable law or regulation, Spectaire and PCCT undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the Proposals presented in this proxy statement/prospectus.

Risks Related to the Business of Spectaire

The success of NewCo’s business is dependent on NewCo’s ability to keep pace with technological changes and competitive conditions in NewCo’s industry, and NewCo’s ability to effectively adapt NewCo’s services as NewCo’s customers react to technological changes and competitive conditions in their respective industries. NewCo may not timely and effectively scale and adapt its existing technology, processes and infrastructure to meet the needs of its business.

The success of NewCo’s business is dependent on NewCo’s ability to keep pace with technological changes and competitive conditions in its industry, and NewCo’s ability to effectively adapt NewCo’s services as its customers react to technological changes and competitive conditions in their respective industries. NewCo may not timely and effectively scale and adapt its existing technology, processes and infrastructure to meet the needs of its business. If NewCo is unable to offer technologically advanced, high quality, quick turnaround, cost-effective manufacturing services that are differentiated from its competition, or if NewCo is unable to adapt those services as its customers’ requirements change, demand for NewCo’s services may decline.

NewCo’s operating results and financial condition may fluctuate from period to period and may fall below expectations in any particular period, which could adversely affect the market price of NewCo Common Stock.

Spectaire’s operating results and financial condition have historically fluctuated, and NewCo’s operating results and financial condition are expected to continue to fluctuate, from quarter-to-quarter and year-to-year due to a number of factors, many of which will not be within NewCo’s control. Both Spectaire’s business and the air quality measurement systems industry are changing and evolving rapidly, and Spectaire’s historical operating results may not be useful in predicting NewCo’s future operating results. If NewCo’s operating results do not meet the guidance that it provides to the marketplace or the expectations of securities analysts or investors, the market price of NewCo Common Stock will likely decline. Fluctuations in NewCo’s operating results and financial condition may be due to a number of factors, including:

•	the degree of market acceptance of its products and services;

•	its ability to compete with the competitors and new entrants into the markets in which it operates;

•	the mix of products and services that it sells during any period;

•	the timing of its sales and deliveries of its products to customers;

•	the geographic distribution of its sales;

•	changes in its pricing policies or those of its competitors, including its response to price competition;

•	changes in the amount that it spends to develop and manufacture new services or technologies;

•	changes in the amounts that it spends to promote its products and services;

•	changes in the cost of satisfying its warranty obligations and servicing its installed customer base;

•	expenses and/or liabilities resulting from litigation;

•	delays between its expenditures to develop and market new or enhanced technologies and services and the generation of revenue from those technologies and services;

•	unforeseen liabilities or difficulties in integrating acquisitions or newly acquired businesses;

•	disruptions to its information technology systems or third-party contract manufacturers;

•	general economic and industry conditions that affect customer demand;

•	the impact of the COVID-19 pandemic on its customers, suppliers, manufacturers and operations; and

•	changes in accounting rules and tax laws.

In addition, NewCo’s revenues and operating results may fluctuate from quarter-to-quarter and year-to-year due to its sales cycle and seasonality among its customers. Generally, NewCo expects the air quality measurement systems market to be subject to the adoption and capital expenditure cycles of its customers. As a result, NewCo expects to conduct a larger portion of its business during the first and fourth quarters of its fiscal year relative to the second and third quarters. Additionally, for more complex solutions, which may require additional facilities investment, potential customers may spend a substantial amount of time performing internal assessments prior to making a purchase decision. This may cause NewCo to devote significant effort in advance of a potential sale without any guarantee of receiving any related revenues. As a result, revenues and operating results for future periods are difficult to predict with any significant degree of certainty, which could lead to adverse effects on NewCo’s inventory levels and overall financial condition.

Due to the foregoing factors, and the other risks discussed in this proxy statement/prospectus, you should not rely on Spectaire’s historical operating results as an indicator of NewCo’s future performance.

The air quality measurement systems market is competitive. NewCo expects to face increasing competition in many aspects of its business, which could cause its operating results to suffer.

The air quality measurement systems market in which Spectaire operates, and in which NewCo will operate, is fragmented and competitive. Spectaire competes, and NewCo will compete, for customers with a wide variety of producers of air quality measurement systems equipment that includes emissions measurement devices, as well as with providers of materials and services for this equipment. Some of Spectaire’s existing and potential competitors are researching, designing, developing and marketing other types of products and services that may render Spectaire’s existing or future products obsolete, uneconomical or less competitive. Existing and potential competitors may also have substantially greater financial, technical, marketing and sales, manufacturing, distribution and other resources than NewCo, including name recognition, as well as experience and expertise in intellectual property rights and operating within certain international markets, any of which may enable them to compete effectively against NewCo.

Future competition may arise from the development of allied or related techniques for equipment, materials and services that are not encompassed by NewCo’s patents, from the issuance of patents to other companies that may inhibit NewCo’s ability to develop certain products and from improvements to existing technologies.

NewCo intends to continue to follow Spectaire’s strategy of product development and distribution network expansion to enhance its competitive position to the extent practicable. But NewCo cannot assure you that it will be able to maintain Spectaire’s current position or continue to compete successfully against current and future sources of competition. If NewCo does not keep pace with technological change and introduce new products and technologies, demand for its products may decline, and its operating results may suffer.

Customer relationships with emerging companies may present more risks than with established companies.

Customer relationships with emerging companies present special risks because Spectaire does not have, and NewCo will not have, an extensive services or customer relationship history. Spectaire’s credit risk on these customers, especially in trade accounts receivable and inventories, and the risk that these customers will be unable to fulfill indemnification obligations to Spectaire, is potentially increased. Although it has not yet done so, Spectaire has the option to offer these customers extended payment terms and other support and financial accommodations which may increase NewCo’s financial exposure.

NewCo may be adversely affected by supply chain issues, including shortages of required electronic components and raw materials.

Strategic and efficient component and materials purchasing is an aspect of Spectaire’s, and will continue to be an aspect of NewCo’s, strategy. When prices rise, they may impact NewCo’s margins and results of operations if NewCo is not able to pass the price increases through to NewCo’s customers or otherwise offset them. Some of the products Spectaire manufactures, and NewCo will manufacture, require one or more components that are only available from a single source. Some of these components or materials are subject to supply shortages from time to time. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. A supply shortage can also increase NewCo’s cost of goods sold if NewCo has to pay higher prices for components or materials in limited supply or cause NewCo to have to reconfigure products to accommodate a substitute component or material. In the past there have been industry-wide conditions, natural disasters and global events that have caused component and material shortages. NewCo’s production of a product could be negatively impacted by any quality, reliability or availability issues with any of NewCo’s components and material suppliers. The financial condition of NewCo’s suppliers could affect their ability to supply components or materials and their ability to satisfy any warranty obligations they may have, which could have a material adverse effect on NewCo’s results of operations.

If a component or material shortage is threatened or anticipated, NewCo may purchase its components or materials early to avoid a delay or interruption in its operations. Purchasing components or materials early may materially increase inventory carrying costs and may result in inventory obsolescence, which could materially adversely affect NewCo’s results of operations. A component shortage may also require the use of second-tier vendors or the procurement of components or materials through new and untested brokers. These components or materials may be of lesser quality than those Spectaire has historically purchased and could result in material costs to bring such components or materials up to necessary quality levels or to replace defective ones.

Fluctuations in the cost and availability of raw materials, equipment, labor and transportation could cause manufacturing delays or increase NewCo’s costs.

The price and availability of key raw materials and components used to offer NewCo’s services may fluctuate significantly. Additionally, the cost of logistics and transportation fluctuates in large part due to the price of oil, currency fluctuations, and global demand trends. Any fluctuations in the cost and availability of any of NewCo’s raw materials or other sourcing or transportation costs related to NewCo’s raw materials or services could harm NewCo’s gross margins and its ability to meet customer demand. If NewCo is unable to successfully mitigate a significant portion of these service cost increases or fluctuations, NewCo’s results of operations could be harmed.

NewCo may experience significant delays in the design, production and launch of its air quality measurement solutions, and may be unable to successfully commercialize products on its planned timelines.

Several of Spectaire’s air quality measurement solutions are still under development. There are often delays in the design, testing, manufacture and commercial release of new products, and any delay in the launch of NewCo’s products could materially damage its brand, business, growth prospects, financial condition and operating results. Even if NewCo successfully completes the design, testing and manufacture for one or all of its products under development, it may fail to develop a commercially successful product on the timeline it expects for a number of reasons, including:

•	misalignment between the products and customer needs;

•	lack of innovation of the product;

•	failure of the product to perform in accordance with the customer’s industry standards;

•	ineffective distribution and marketing;

•	delay in obtaining any required regulatory approvals;

•	unexpected production costs; or

•	release of competitive products.

NewCo’s success in the market for the products it develops will depend largely on its ability to prove its products’ capabilities in a timely manner. Upon demonstration, NewCo’s customers may not believe that its products and/or technology have the capabilities they were designed to have or that NewCo believes they have. Furthermore, even if NewCo successfully demonstrates its products’ capabilities, potential customers may be more comfortable doing business with another larger and more established company or may take longer than expected to make the decision to order NewCo’s products. Significant revenue from new product investments may not be achieved for a number of years, if at all. If the timing of NewCo’s launch of new products and/or of its customers’ acceptance of such products is different than NewCo’s assumptions, NewCo’s revenue and results of operations may be adversely affected.

If demand for NewCo’s services does not grow as expected, or develops more slowly than expected, NewCo’s revenues may stagnate or decline, and NewCo’s business may be adversely affected.

NewCo may not be able to develop effective strategies to raise awareness among potential customers of the benefits of its air quality measurement systems or NewCo’s services may not address the specific needs or provide the level of functionality or economics required by potential customers. If mass spectrometry air quality measurement technology does not gain broader market acceptance as an alternative to conventional air quality monitoring, or does so more slowly than anticipated, or if the marketplace adopts air quality measurement technologies that differ from NewCo’s technologies, NewCo may not be able to increase or sustain the level of sales of NewCo’s services, and its operating results would be adversely affected as a result.

NewCo’s failure to meet its customers’ price expectations would adversely affect its business and results of operations.

Demand for Spectaire’s product lines is, and demand for NewCo’s product lines will be, sensitive to price. Changes in NewCo’s pricing strategies can have a significant impact on its business and ability to generate revenue. Many factors, including NewCo’s production and personnel costs and its competitors’ pricing and marketing strategies, can significantly impact NewCo’s pricing strategies. If NewCo fails to meet its customers’ price expectations in any given period, demand for its products and product lines could be negatively impacted and its business and results of operations could suffer.

Spectaire has considered, and NewCo may implement, different pricing models for different products. For example, Spectaire may charge premium pricing based on delivery timelines and customizations. Such pricing models are still relatively new to some of NewCo’s customers and may not be attractive to them, especially in regions where they are less common. If customers resist such pricing models, NewCo’s revenue may be adversely affected and NewCo may need to restructure the way in which it charges customers for its products.

Spectaire depends, and NewCo will depend, on a limited number of third-party contract manufacturers for substantially all of its manufacturing needs. If these third-party manufacturers experience any delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, NewCo could lose market share and its brand may suffer.

Spectaire depends, and NewCo will depend, on third-party contract manufacturers for the production of its air quality measurement systems. While there are several potential manufacturers for most of these products, all of Spectaire’s products are, and all of NewCo’s products will be, manufactured, assembled, tested and generally packaged by a limited number of third-party manufacturers. In most cases, Spectaire relies, and NewCo will rely, on these manufacturers to procure components and, in some cases, subcontract engineering work. Such reliance on a limited number of contract manufacturers involves a number of risks, including:

•	unexpected increases in manufacturing and repair costs;

•	inability to control the quality and reliability of finished products;

•	inability to control delivery schedules;

•	potential liability for expenses incurred by third-party contract manufacturers in reliance on forecasts that later prove to be inaccurate;

•	potential lack of adequate capacity to manufacture all or a part of the products required; and

•	potential labor unrest affecting the ability of the third-party manufacturers to produce products.

If any of NewCo’s third-party contract manufacturers experience a delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, or if a primary third-party contract manufacturer does not renew its agreement with NewCo, NewCo’s operations could be significantly disrupted and its product shipments could be delayed. Qualifying a new manufacturer and commencing volume production is expensive and time consuming. Ensuring that a contract manufacturer is qualified to manufacture products to Spectaire’s and NewCo’s standards is time consuming. In addition, there is no assurance that a contract manufacturer can scale its production of NewCo’s products at the volumes and in the quality that NewCo will require. If a contract manufacturer is unable to do these things, NewCo may have to move production for the products to a new or existing third-party manufacturer, which would take significant effort, and NewCo’s business, results of operations and financial condition could be materially adversely affected.

As NewCo contemplates moving manufacturing into different jurisdictions, it may be subject to additional significant challenges in ensuring that quality, processes and costs, among other issues, are consistent with its expectations. For example, while NewCo expects its third-party contract manufacturers to be responsible for penalties assessed on NewCo because of excessive failures of the products, there is no assurance that NewCo will be able to collect such reimbursements from these manufacturers, which causes NewCo to take on additional risk for potential failures of its products.

In addition, because NewCo will use a limited number of third-party contract manufacturers, increases in the prices charged may have an adverse effect on its results of operations, as NewCo may be unable to find a contract manufacturer who can supply it at a lower price. As a result, the loss of a limited source supplier could adversely affect NewCo’s relationships with its customers and its results of operations and financial condition.

All of NewCo’s products must satisfy safety and regulatory standards and some of its products must also receive government certifications. NewCo’s third-party contract manufacturers will be primarily responsible for conducting the tests that support its applications for most regulatory approvals for its products. If NewCo’s third-party contract manufacturers fail to timely and accurately conduct these tests, NewCo may be unable to obtain the necessary domestic or foreign regulatory approvals or certifications to sell its products in certain jurisdictions. As a result, NewCo would be unable to sell its products and its sales and profitability could be reduced, its relationships with its sales channel could be harmed and its reputation and brand would suffer.

Defects in shipped products that give rise to returns or warranty or other claims could result in material expenses, diversion of management time and attention, adversely affected customer relationships and damage to NewCo’s reputation.

NewCo’s air quality measurement devices may be complex and may contain undetected defects or errors. This could result in delayed market acceptance of services NewCo offers or claims from customers or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to NewCo’s reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. NewCo may from time to time become subject to warranty claims related to product quality issues that could lead NewCo to incur significant expenses.

Spectaire attempts to include provisions in its agreements with customers that are designed to limit Spectaire’s exposure to potential liability for damages arising from defects or errors in its products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.

The sale and support of NewCo’s products entails the risk of product liability claims. Any product liability claim brought against Spectaire or NewCo, regardless of its merit, could result in material expense, diversion of management time and attention, damage to NewCo’s business and reputation and brand, and cause NewCo to fail to retain existing customers or to fail to attract new customers.

NewCo may be involved in legal proceedings, including intellectual property, anti-competition and securities litigation, employee-related claims and regulatory investigations, which could, among other things, divert efforts of management and result in significant expense and loss of NewCo’s intellectual property rights.

NewCo may be involved in legal proceedings, including cases involving NewCo’s intellectual property rights and those of others, anti-competition and commercial matters, acquisition-related suits, securities class action suits, employee-related claims and other actions. From time to time, NewCo may also be involved or required to participate in regulatory investigations or inquiries which may evolve into legal or other administrative proceedings. Litigation or settlement of such actions, regardless of their merit, or involvement in regulatory investigations or inquiries, can be costly, lengthy, complex and time consuming, diverting the attention and energies of NewCo’s management and technical personnel.

From time to time, third parties may assert against NewCo and NewCo’s customers their intellectual property rights to technologies that are important to NewCo’s business.

Many of NewCo’s customer agreements and/or the laws of certain jurisdictions may require NewCo to indemnify its customers or purchasers for third-party intellectual property infringement claims, including costs to defend those claims, and payment of damages in the case of adverse rulings. However, NewCo’s suppliers may or may not be required to indemnify NewCo should NewCo or its customers be subject to such third-party claims. Claims of this sort could also harm NewCo’s relationships with its customers and might deter future customers from doing business with NewCo. If any pending or future proceedings result in an adverse outcome, Spectaire or NewCo could be required to:

•	cease the sale of the infringing services, processes or technology and/or make changes to Spectaire’s or NewCo’s services, processes or technology;

•	pay substantial damages for past, present and future use of the infringing technology, including up to treble damages if willful infringement is found;

•

pay fines or disgorge profits or other payments, and/or cease certain conduct and/or modify Spectaire’s or NewCo’s contracting or business practices, in connection with any unfavorable resolution of a governmental investigation;

•	expend significant resources to develop non-infringing technology;

•	license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

•

enter into cross-licenses with Spectaire’s or NewCo’s competitors, which could weaken Spectaire’s or NewCo’s overall intellectual property portfolio and Spectaire’s or NewCo’s ability to compete in particular product categories; or

•	relinquish intellectual property rights associated with one or more of Spectaire’s or NewCo’s patent claims.

Any of the foregoing results could have a material adverse effect on Spectaire’s or NewCo’s business, financial condition and results of operations.

In addition, NewCo may be obligated to indemnify Spectaire’s current or former directors or employees, or former directors or employees of companies that Spectaire has acquired, in connection with litigation or regulatory investigations. These liabilities could be substantial and may include, among other things, the cost of defending lawsuits against these individuals, as well as stockholder derivative suits; the cost of government, law enforcement or regulatory investigations; civil or criminal fines and penalties; legal and other expenses; and expenses associated with the remedial measure, if any, which may be imposed.

The projected financial information in this proxy statement/prospectus is forward looking and reflects numerous estimates, beliefs and assumptions, all of which are difficult to predict and many of which are beyond Spectaire’s and PCCT’s control. If these assumptions prove to be incorrect, NewCo’s actual operating results may be materially different from the forecasted results.

This proxy statement/prospectus contains projected financial information of Spectaire, prepared by PCCT. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information in this proxy statement/prospectus is forward looking and reflects numerous estimates, beliefs and assumptions, including, but not limited to, general business, economic, regulatory, market and financial conditions, as well as assumptions about competition, future performance, and matters specific to Spectaire’s business, all of which are difficult to predict and many of which are beyond Spectaire’s and PCCT’s control. Important factors that may affect actual results and results of NewCo’s operations following the Business Combination, or could lead to such projections not being achieved include, but are not limited to: inability to grow sales of the AireCore™ MMS in Europe and North America, an evolving competitive landscape, rapid technological change, emissions regulation changes, successful management and retention of key personnel, unexpected expenses, and other risks and uncertainties relating to our business, industry, and general business and economic conditions as described in this “Risk Factors” section.

There can be no assurance that the projected financial information appearing elsewhere in this proxy statement/prospectus will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the projected financial information in this proxy statement/prospectus should not be regarded as an indication that PCCT, NewCo, Spectaire, or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the projected financial information necessarily predictive of actual future events, and the projected financial information should not be relied upon as such. None of PCCT, NewCo, Spectaire, or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from such projections. None of PCCT, NewCo, Spectaire, or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of NewCo compared to the information contained in the projected financial information or that forecasted results will be achieved. Accordingly, there can be no assurance that our financial condition or results of operations will be consistent with those set forth in the projected financial information, which could have an adverse impact on the market price of NewCo Common Stock or NewCo’s financial position following the closing of the Business Combination.

For additional information regarding the limitations and shortcomings of our projected financial information, see “The Business Combination—Certain Unaudited Projected Financial Information.”

In addition, the projected financial information herein has not been independently verified or confirmed by any third party. In particular, neither UHY nor Marcum has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the projected financial information, and neither of them has expressed an opinion or any other form of assurance with respect to such data.

If NewCo is unable to adequately protect or enforce its intellectual property rights, such information may be used by others to compete against NewCo.

Spectaire has devoted substantial resources to the development of its technology and related intellectual property rights. NewCo’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. Spectaire relies, and NewCo will rely, on a combination of registered and unregistered intellectual property. Spectaire protects, and NewCo will protect, its proprietary rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.

Despite NewCo’s efforts to protect its proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose NewCo’s technologies, inventions, processes or improvements. NewCo cannot assure you that any of Spectaire’s existing or NewCo’s future patents or other intellectual property rights will not be challenged, invalidated or circumvented, or will otherwise provide NewCo with meaningful protection. NewCo’s pending patent applications may not be granted, and NewCo may not be able to obtain foreign patents or pending applications corresponding to Spectaire’s U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.

Spectaire’s trade secrets, know-how and other unregistered proprietary rights are, and NewCo’s trade secrets, know-how and other unregistered proprietary rights will be, a key aspect of its intellectual property portfolio. While Spectaire takes, and NewCo will take, reasonable steps to protect its trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and Spectaire may not have entered into such agreements with all relevant parties. Such agreements may be breached, and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave Spectaire or NewCo and join one of its competitors, or Spectaire’s or NewCo’s competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of NewCo’s trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that NewCo may have over such competitor.

If NewCo’s patents and other intellectual property do not adequately protect its technology, NewCo’s competitors may be able to offer services similar to those offered by NewCo. NewCo’s competitors may also be able to develop similar technology independently or design around NewCo’s patents and other intellectual property. Any of the foregoing events would lead to increased competition and reduce NewCo’s revenue or gross margin, which would adversely affect NewCo’s operating results.

If NewCo attempts enforcement of its intellectual property rights, NewCo may be subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to NewCo’s business operations by diverting attention and energies of management and key technical personnel and by increasing NewCo’s costs of doing business. Any of the foregoing could adversely affect NewCo’s business and financial condition.

As part of any settlement or other compromise to avoid complex, protracted litigation, NewCo may agree not to pursue future claims against a third party, including related to alleged infringement of NewCo’s intellectual property rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on NewCo’s ability to defend and protect its intellectual property rights, which in turn could adversely affect NewCo’s business.

Certain software Spectaire uses, and NewCo will use, is from open source code sources, which, under certain circumstances, could materially adversely affect NewCo’s business, financial condition and operating results.

Some of the software used to execute Spectaire’s services contains code from open source sources, the use of which may subject Spectaire to certain conditions, including the obligation to offer such services for no cost or to make the proprietary source code involved in delivering those services publicly available. Further, although some open source vendors provide warranty and support agreements, it is common for such software to be available “as-is” with no warranty, indemnity or support. Although Spectaire monitors, and NewCo will monitor, its use of such open source code to avoid subjecting its services to unintended conditions, such use, under certain circumstances, could materially adversely affect NewCo’s business, financial condition and operating results and cash flow, including if NewCo is required to take remedial action that may divert resources away from NewCo’s development efforts.

If NewCo fails to grow its business as anticipated, its operating results will be adversely affected. If NewCo grows as anticipated but fails to manage its operations and costs accordingly, its business may be harmed and its results of operations may suffer.

NewCo is expected to grow its business substantially. To this end, Spectaire has made, and NewCo expects to continue to make, significant investments in its business, including investments in infrastructure, technology, marketing and sales efforts. These investments include dedicated facilities expansion and increased staffing, both domestic and international. If NewCo’s business does not generate the level of revenue required to support its investment, NewCo’s net sales and profitability will be adversely affected.

NewCo’s ability to effectively manage its anticipated growth and expansion of its operations will also require NewCo to enhance its operational, financial and management controls and infrastructure, as well as its human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. NewCo’s future financial performance and its ability to execute on its business plan will depend, in part, on NewCo’s ability to effectively manage any future growth and expansion. There are no guarantees that NewCo will be able to do so in an efficient or timely manner, or at all.

Spectaire continues, and NewCo will continue, to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than Spectaire currently anticipates and NewCo may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

Spectaire continues, and NewCo will continue, to make investments and implement initiatives designed to grow its business, including:

•	investing in research and development;

•	expanding its sales and marketing efforts to attract new customers;

•	investing in new applications and markets for its products;

•	investing in its manufacturing processes and partnerships to scale production;

•	protecting its intellectual property; and

•	investing in legal, accounting, human resources, and other administrative functions necessary to support its operations as a public company.

These initiatives may prove more expensive than Spectaire currently anticipates, and NewCo may not succeed in increasing its revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. Certain of the market opportunities Spectaire is pursuing, and NewCo will pursue, are at an early stage of development, and it may be many years before the end markets it expects to serve generate demand for its products at scale. NewCo’s revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with its AireCore™ and other air quality measurement offerings; its inability to create, validate, and manufacture at high volume, and ship product to customers; its inability to effectively manage its inventory or manufacture products at scale; its inability to enter new markets or help its customers adapt its products for new applications; or its failure to attract new customers or expand orders from existing customers or increasing competition. Furthermore, it is difficult to predict the size and growth rate of NewCo’s target markets, customer demand for its products, commercialization timelines, the entry of competitive products or the success of existing competitive products and services. If NewCo’s revenue does not grow, its ability to achieve and maintain profitability may be adversely affected, and the value of its business may significantly decrease.

As NewCo acquires and invests in companies or technologies, it may not realize expected business or cost synergies or expected technological or financial benefits. Such acquisitions or investments could prove difficult to integrate, disrupt NewCo’s business, dilute stockholder value and adversely affect NewCo’s business, results of operations and financial condition.

Acquisitions involve numerous risks, any of which could harm NewCo’s business and negatively affect its financial condition and results of operations. The success of acquisitions, including the success of Spectaire’s recent acquisition of microMS, Inc. (“microMS”), will depend in part on and NewCo’s ability to realize the anticipated business opportunities from combining the operations of acquired companies with Spectaire’s existing business in an efficient and effective manner. These integration processes could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect NewCo’s ability to maintain relationships with customers, employees or other third parties, or NewCo’s ability to achieve the anticipated benefits of any acquisition, and could harm NewCo’s financial performance. If Spectaire or NewCo is unable to successfully or timely integrate the operations of an acquired company, including microMS, with Spectaire’s existing business, NewCo may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the acquisition, and NewCo’s business, results of operations and financial condition could be materially and adversely affected.

Developments in alternative technologies may adversely affect the demand for NewCo’s technology.

Significant developments in alternative technologies may materially and adversely affect NewCo’s business, prospects, financial condition, and operating results in ways it does not currently anticipate. Existing and future air quality measurement or mass spectrometry technologies may emerge as customers’ preferred alternative to NewCo’s solutions. Any failure by NewCo to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay NewCo’s development and introduction of new and enhanced products in the industries it serves, which could result in the loss of competitiveness of its solutions, decreased revenue and a loss of market share to competitors (or a failure to increase revenue and/or market share). NewCo’s research and development efforts may not be sufficient to adapt to changes in technology. As technologies change, NewCo’s plans to upgrade or adapt its solutions with the latest technology. However, NewCo’s solutions may not compete effectively with alternative systems if NewCo is not able to source and integrate the latest technology into its existing products.

Spectaire competes, and NewCo will compete, against established market participants that have substantially greater resources than it and against known and unknown market entrants who may disrupt its target markets.

NewCo’s target markets are highly competitive and it may not be able to compete effectively in the market against these competitors. Competitors may offer products at lower prices than NewCo’s products, including pricing that NewCo believes is below its cost, or may offer superior performing products. These companies will also compete with NewCo indirectly by attempting to solve some of the same challenges with different technology. Established competitors in the market for these devices have significantly greater resources and more experience than Spectaire does or NewCo will. These competitors have commercialized technology that has achieved market adoption, strong brand recognition and may continue to improve in both anticipated and unanticipated ways. They may also have entered into commercial relationships with key customers and have built relationships and dependencies between themselves and those key customers.

In addition to the established market competitors, new competitors may be preparing to enter or are entering the market in which Spectaire competes, and in which NewCo will compete, that may disrupt the commercial landscape of target markets in ways that NewCo may not be able to prepare for, including customers of NewCo’s products who may be developing their own competitive solutions. Spectaire does not know how close any of its current and potential competitors are to commercializing their similar products and services, if at all, nor what they intend to develop as part of their product roadmaps. The already competitive landscape of the air quality measurement systems market, along with both foreseeable and unforeseeable entries of competitors and similar technology from those competitors in NewCo’s target markets, may result in pricing pressure, reduced margins and may impede its ability to increase the sales of its products or cause NewCo to lose market share, any of which will adversely affect its business, results of operations and financial condition.

NewCo’s manufacturing costs may increase and result in a market price for its products above the price that customers are willing to pay.

If the cost of manufacturing NewCo’s products increases, NewCo will be forced to charge its customers a higher price for the products in order to cover its costs and earn a profit. While NewCo expects its products will benefit from continued cost reduction over time from scale and planned redesigns, there is no guarantee that these efforts will be successful, or that these savings would not be offset by additional required content. If the price of NewCo’s products is too high, customers may be reluctant to purchase its products, especially if lower priced alternative products are available, and NewCo may not be able to sell its products in sufficient volumes to recover its costs of development and manufacture or to earn a profit.

Spectaire purchases, and NewCo will purchase, a significant amount of the materials and components it uses from a limited number of suppliers, and if such suppliers become unavailable or inadequate, its customer relationships, results of operations and financial condition may be adversely affected.

Spectaire’s manufacturing processes rely, and NewCo’s manufacturing processes will rely, on many materials. Spectaire purchases, and NewCo will purchase, a significant portion of its materials, components and finished goods used in its production facilities from a few suppliers, some of which are single-source suppliers. As certain materials are highly specialized, the lead time needed to identify and qualify a new supplier is typically lengthy and there is often no readily available alternative source. Spectaire does not generally have long-term contracts with its suppliers and substantially all of Spectaire’s purchases are on a purchase order basis. Suppliers may extend lead times, limit supplies, place products on allocation or increase prices due to commodity price increases, capacity constraints or other factors and could lead to interruption of supply or increased demand in the industry. Additionally, the supply of these materials may be negatively impacted by increased trade tensions between the U.S. and its trading partners, particularly China. In the event that NewCo cannot obtain sufficient quantities of materials in a timely manner, at reasonable prices or of sufficient quality, or if NewCo is not able to pass on higher materials costs to its customers, NewCo’s business, financial condition and results of operations could be adversely impacted.

NewCo, its contract manufacturers and its suppliers may rely on complex machinery for production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

NewCo, its contract manufacturers and its suppliers may rely on complex machinery for the production, assembly and installation of NewCo’s products, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. NewCo’s production facilities and the facilities of its contract manufacturers and suppliers may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of NewCo’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on its business, prospects, financial condition or operating results.

NewCo’s facilities, and its suppliers’ facilities and customers’ facilities, will be vulnerable to disruption due to natural or other disasters, public health crises, strikes and other events beyond NewCo’s control.

A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a pandemic, major flood, seasonal storms, nuclear event or terrorist attack affecting NewCo’s facilities or the areas in which they are located, or affecting those of NewCo’s customers or third-party manufacturers or suppliers, could significantly disrupt NewCo’s or its customers’ or suppliers’ operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace NewCo’s damaged manufacturing facilities. These delays could be lengthy and costly. Additionally, customers may delay purchases until operations return to normal. Even if NewCo is able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in NewCo’s business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic diseases (including the outbreak of COVID-19) could have a negative effect on NewCo’s operations and sales.

If NewCo does not maintain the correct level of inventory or if it does not adequately manage its inventory, NewCo could lose sales or incur higher inventory-related expenses, which could negatively affect its operating results.

To ensure the correct level of inventory supply, NewCo will forecast inventory needs and expenses, place orders sufficiently in advance with its suppliers and manufacturing partners and manufacture products based on its estimates of future demand. Fluctuations in the adoption of its products may affect NewCo’s ability to forecast its future operating results, including revenue, gross margins, cash flows and profitability. NewCo’s ability to accurately forecast demand for its products could be affected by many factors, including the rapidly changing nature of its current target markets, the uncertainty surrounding the market acceptance and commercialization of its technology, the emergence of new markets, an increase or decrease in customer demand for its products or for products and services of its competitors, product introductions by competitors, the global COVID-19 pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. NewCo may face challenges acquiring adequate supplies to manufacture its products and NewCo and its partners may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect NewCo’s short-term and long-term growth. This risk may be exacerbated by the fact that NewCo may not carry or be able to obtain from its suppliers a significant amount of inventory to satisfy short-term demand increases. If NewCo fails to accurately forecast customer demand, NewCo may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect NewCo’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if NewCo underestimates customer demand for its products, NewCo may not be able to deliver products to meet its requirements, and this could result in damage to its brand and customer relationships and adversely affect its revenue and operating results.

NewCo’s operations could suffer if NewCo is unable to attract and retain key management or other key employees.

Spectaire believes its success has depended, and NewCo’s success will continue to depend, on the efforts and talents of senior management and other key personnel. Spectaire’s executive team is critical to the management of Spectaire’s business and operations and will continue to be critical to the development of NewCo’s strategy. Members of Spectaire’s existing senior management team may resign at any time. The loss of the services of any members of NewCo’s senior management team could delay or prevent the successful implementation of NewCo’s strategy or NewCo’s commercialization of new services, or could otherwise adversely affect NewCo’s ability to carry out its business plan. There is no assurance that if any senior executive leaves in the future, NewCo will be able to rapidly replace him, her or them and transition smoothly towards his, her or their successor, without any adverse impact on NewCo’s operations.

To support the continued growth of NewCo’s business, NewCo will also be required to effectively recruit, hire, integrate, develop, motivate, and retain additional new employees. High demand exists for senior management and other key personnel (including scientific, technical, engineering, financial, manufacturing, and sales personnel) in Spectaire’s industry, and there can be no assurance that NewCo will be able to retain Spectaire’s current key personnel. Spectaire experiences, and NewCo will experience, intense competition for qualified personnel. While NewCo intends to provide competitive compensation packages to attract and retain key personnel, some of its competitors for these employees have greater resources and more experience, which may make it difficult for NewCo to compete successfully for key personnel.

All of Spectaire’s U.S. employees are, and all of NewCo’s U.S. employees will be, at-will employees, meaning that they may terminate their employment relationship with Spectaire or NewCo at any time, and their knowledge of Spectaire’s or NewCo’s business and industry would be extremely difficult to replace. It may be difficult for NewCo to restrict its competitors from benefiting from the expertise that NewCo’s former employees or consultants developed while working for Spectaire or NewCo.

NewCo may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

NewCo intends to continue to make investments to support its business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance its services, improve its operating infrastructure or acquire complementary businesses and technologies. Accordingly, NewCo may need to engage in equity or debt financings to secure additional funds if existing sources of cash and any funds generated from operations do not provide NewCo with sufficient capital. If NewCo raises additional funds through future issuances of equity or convertible debt securities, its stockholders could suffer significant dilution, and any new equity securities NewCo issues could have rights, preferences and privileges superior to those of holders of NewCo Common Stock. Any debt financing that NewCo may secure in the future could involve restrictive covenants relating to NewCo capital raising activities and other financial and operational matters, which may make it more difficult for NewCo to obtain additional capital and to pursue business opportunities, including potential acquisitions. NewCo may not be able to obtain additional financing on terms favorable to NewCo, if at all. If NewCo is unable to obtain adequate financing or financing on terms satisfactory to it when NewCo requires it, NewCo’s ability to continue to support its business growth and to respond to business challenges and opportunities could be significantly impaired, and its business may be adversely affected.

Compliance or the failure to comply with current and future environmental, health and safety, product stewardship and producer responsibility laws or regulations could cause NewCo significant expense.

NewCo will be subject to a variety of federal, state, local and foreign environmental, health and safety, product stewardship and producer responsibility laws and regulations, including those arising from global pandemics or relating to the use, generation, storage, discharge and disposal of hazardous chemicals used during its manufacturing process, those governing worker health and safety, those requiring design changes, supply chain investigation or conformity assessments and those relating to the recycling or reuse of products it manufactures. If NewCo fails to comply with any present or future regulations or obtain in a timely manner any needed permits, NewCo could become subject to liabilities, and could face fines or penalties, the suspension of production, or prohibitions on services it provides. In addition, such regulations could restrict NewCo’s ability to expand its facilities or could require it to acquire costly equipment, or to incur other significant expenses, including expenses associated with the recall of any non-compliant product or with changes in NewCo’s operational, procurement and inventory management activities.

Certain environmental laws impose liability for the costs of investigation, removal and remediation of hazardous or toxic substances on an owner, occupier or operator of real estate, or on parties who arranged for hazardous substance treatment or disposal, even if such person or company was unaware of, or not responsible for, contamination at the affected site. Soil and groundwater contamination may have occurred at or near, or may have arisen from, some of Spectaire’s facilities. In certain instances where contamination existed prior to Spectaire’s ownership or occupation of a site, landlords or former owners have retained some contractual responsibility for contamination and remediation. However, failure of such persons to perform those obligations could result in NewCo being required to address such contamination. As a result, NewCo may incur clean-up costs in such potential removal or remediation efforts. In other instances, NewCo may be responsible for clean-up costs and other liabilities, including the possibility of claims due to health risks by both employees and non-employees, as well as other third-party claims in connection with contaminated sites.

In addition, there is an increasing governmental focus around the world on global warming and environmental impact issues, which may result in new environmental, health and safety regulations that may affect NewCo, its suppliers or its customers. This could cause NewCo to incur additional direct costs for compliance, as well as increased indirect costs resulting from its customers, suppliers or both incurring additional compliance costs that get passed on to NewCo. These costs may adversely impact NewCo’s operations and financial condition.

An inability to successfully manage the procurement, development, implementation or execution of IT systems, or to adequately maintain these systems and their security, as well as to protect data and other confidential information, may adversely affect NewCo’s business and reputation.

As a complex company, Spectaire is, and NewCo will be, heavily dependent on its IT systems to support its customers’ requirements and to successfully manage its business. Any inability to successfully manage the procurement, development, implementation, execution, or maintenance of such systems, including matters related to system and data security, cybersecurity, privacy, reliability, compliance, performance and access, as well as any inability of these systems to fulfill their intended purpose, could have an adverse effect on NewCo’s business. See “If NewCo experiences a significant cybersecurity breach or disruption in its information systems, NewCo’s business could be adversely affected.” below.

Spectaire is, and NewCo will be, subject to increasing expectations and data security requirements from its customers, including those related to the U.S. Federal Acquisition Regulation, U.S. Defense Federal Acquisition Regulation Supplement, and U.S. Cybersecurity Maturity Model Certification. In addition, NewCo will be required to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in various jurisdictions. For example, the European Union’s General Data Protection Regulation, and similar legislation in other jurisdictions in which NewCo will operate, imposes additional obligations on companies regarding the handling of personal data and provide certain individual privacy rights to persons whose data is stored. Compliance with customer expectations and existing, proposed and recently enacted laws and regulations can be costly; any failure to comply with these expectations and regulatory standards could subject NewCo to legal and reputational risks. Misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against NewCo by governmental entities or others, fines and penalties, damage to NewCo’s reputation and credibility and could have a negative impact on NewCo’s business and results of operations.

If NewCo experiences a cybersecurity breach or disruption in its information systems, NewCo’s business could be adversely affected.

Malicious actors may be able to penetrate NewCo’s network and misappropriate or compromise NewCo’s confidential information or that of third parties, create system disruptions or cause shutdowns. Malicious actors also may be able to develop and deploy viruses, worms and other malicious software programs that attack NewCo’s platform or otherwise exploit any security vulnerabilities of NewCo’s platform. While NewCo will employ a number of protective measures, including firewalls, network infrastructure vulnerability scanning, anti-virus and endpoint detection and response technologies, these measures may fail to prevent or detect attacks on NewCo’s systems due at least in part to the frequent evolving nature of cybersecurity attacks. Although these measures are designed to maintain the confidentiality, integrity and availability of NewCo’s information and technology systems, there is no assurance that these measures will detect all threats or prevent a cybersecurity attack in the future, which could adversely affect NewCo’s business, reputation, operations or services.

In addition, the costs to NewCo to eliminate or mitigate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant and, if NewCo’s efforts to address these problems are not successful, could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede NewCo’s sales, manufacturing, distribution or other critical functions.

Spectaire relies, and NewCo will rely, on its information technology systems to manage numerous aspects of its business and a disruption of these systems could adversely affect its business.

Spectaire relies, and NewCo will rely, on its information technology systems to manage numerous aspects of its business, including purchasing products from its suppliers, providing procurement and logistic services, shipping products to its customers, managing its accounting and financial functions (including its internal controls) and maintaining its research and development data. Spectaire’s information technology systems are, and NewCo’s information technology systems will be, an essential component of its business and any disruption could significantly limit its ability to manage and operate its business efficiently. A failure of NewCo’s information technology systems to perform properly could disrupt NewCo’s supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on NewCo’s reputation and its financial condition. The hardware and software that Spectaire utilizes in Spectaire’s services may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation or security of the services.

In addition, a substantial portion of Spectaire’s employees have conducted work remotely, making Spectaire more dependent on potentially vulnerable communications systems and making Spectaire more vulnerable to cyberattacks. Although Spectaire takes, and NewCo will take, steps and incurs significant costs to secure its information technology systems, including its computer systems, intranet and internet sites, email and other telecommunications and data networks, such security measures may not be effective and its systems may be vulnerable to damage or interruption. Disruption to NewCo’s information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war and terrorism.

Spectaire’s current levels of insurance may not be adequate for Spectaire’s potential liabilities.

Spectaire maintains, and NewCo will maintain, insurance to cover potential exposure for most claims and losses, including potential product and non-product related claims, lawsuits and administrative proceedings seeking damages or other remedies arising out of its commercial operations. However, Spectaire’s current insurance coverage is subject to various exclusions, self-retentions and deductibles. NewCo may be faced with types of liabilities that are not covered under Spectaire’s current insurance policies, such as environmental contamination or terrorist attacks, or that exceed Spectaire’s current or future policy limits. Even a partially uninsured claim of significant size, if successful, could have an adverse effect on NewCo’s financial condition.

In addition, NewCo may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, Spectaire’s existing policies may be cancelled or otherwise terminated by the insurer, and/or the companies that NewCo acquires may not be eligible for certain types or limits of insurance. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of NewCo’s management’s time, and NewCo may be forced to spend a substantial amount of money in that process.

Because Spectaire’s industry is, and NewCo’s industry is expected to continue to be, rapidly evolving, forecasts of market growth may not be accurate, and even if these markets achieve the forecasted growth, there can be no assurance that Spectaire’s business will grow at similar rates, or at all.

Market opportunity estimates and growth forecasts included in this proxy statement/prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this proxy statement/prospectus relating to the expected size and growth of the markets for air quality measurement systems technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this proxy statement/prospectus, NewCo may not grow its business at similar rates, or at all. NewCo’s future growth is subject to many factors, including market adoption of NewCo’s products and services, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus, including the estimate that NewCo’s total addressable market size exceeds $95 billion based on a bottom-up build of fleet sizes in the United States and Europe, should not be taken as indicative of NewCo’s future growth.

Global economic, political and social conditions and uncertainties in the markets that NewCo will serve may adversely impact NewCo’s business.

NewCo’s performance will depend on the financial health and strength of its customers, which in turn will be dependent on the economic conditions of the markets in which NewCo and its customers operate. A decline in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. The economic uncertainty in Europe, the United States, India, China and elsewhere arising out of the COVID-19 pandemic and increased monetary inflation may cause end-users to further delay or reduce technology purchases.

NewCo may also face risks from financial difficulties or other uncertainties experienced by its suppliers, distributors or other third parties on which it relies. If third parties are unable to supply NewCo with required materials or components or otherwise assist NewCo in operating its business, NewCo’s business could be harmed.

Spectaire’s industry routinely experiences, and NewCo’s industry is expected to experience, cyclical market patterns and Spectaire’s services are, and NewCo’s services are expected to be, used across different end markets. A significant downturn in the industry or in any of these end markets could cause a meaningful reduction in demand for NewCo’s services and harm its operating results.

The air quality measurement systems industry is cyclical and NewCo’s financial performance may be affected by downturns in the industry. Down cycles are generally characterized by price erosion and weaker demand for Spectaire’s services. Spectaire attempts to identify changes in market conditions as soon as possible; however, the dynamics of the market in which Spectaire operates make prediction of and timely reaction to such events difficult. Due to these and other factors, Spectaire’s past results are not reliable predictors of NewCo’s future results. Furthermore, any significant upturn in the air quality measurement systems industry could result in increased competition for access to raw materials and third-party service providers.

Additionally, Spectaire’s services are, and NewCo’s services are expected to be, used across different end markets, and demand for Spectaire’s products is, and demand for NewCo’s products is expected to be, difficult to predict and may vary within or among the various industries it serves. NewCo’s target markets may not grow or develop as it currently expects, and demand may change in one or more of NewCo’s end markets, which may reduce NewCo’s revenue, lower NewCo’s gross margin and/or affect NewCo’s operating results. Spectaire has experienced concentrations of revenue at certain customers and within certain end markets. Any deterioration in these end markets, reductions in the magnitude of revenue streams, NewCo’s inability to meet requirements, or volatility in demand for NewCo’s services could lead to a reduction in NewCo’s revenue and adversely affect NewCo’s operating results. NewCo’s success in its end markets depends on many factors, including the strength or financial performance of the customers in such end markets, NewCo’s ability to timely meet rapidly changing requirements, market needs, and its ability to maintain program wins across different markets and customers to dampen the effects of market volatility. The dynamics of the markets in which Spectaire operates and NewCo will operate make prediction of and timely reaction to such events difficult.

If NewCo is unable to accomplish any of the foregoing, or to offset the volatility of cyclical changes in the air quality measurement systems industry or its end markets through diversification into other markets, such inability could harm its business, financial condition, and operating results.

Spectaire’s limited operating history makes evaluating Spectaire’s current business and NewCo’s future prospects difficult and may increase the risk of your investment.

Spectaire’s limited operating history may make it difficult for you to evaluate Spectaire’s current business and NewCo’s future prospects as Spectaire continues to grow its business. Spectaire’s ability to forecast NewCo’s future operating results is subject to a number of uncertainties, including Spectaire’s ability to plan for and model future growth. Spectaire has encountered risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, and NewCo will encounter such risks and uncertainties as it continues to grow Spectaire’s business. If NewCo’s assumptions regarding these uncertainties are incorrect or change in reaction to changes in its markets, or if NewCo does not address these risks successfully, NewCo’s operating and financial results could differ materially from NewCo’s expectations, NewCo’s business could suffer, and the trading price of NewCo’s stock may decline.

Spectaire expects to be dependent on a limited number of customers and end markets. A decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on Spectaire’s financial condition and operating results.

As of May 8, 2023, Spectaire only has five anticipated customers in its initial pilot program, and Spectaire expects to depend upon a small number of customers for a substantial portion of its future revenue. Accordingly, a decline in revenue from, or the loss of, any significant customer could have a material adverse effect on Spectaire’s financial condition and operating results. Spectaire cannot assure that (i) orders that may be completed, delayed, cancelled or reduced will be replaced with new business; (ii) the pilot customers will ultimately utilize Spectaire’s products and services; or (iii) the pilot customers will enter into additional contracts with Spectaire on acceptable terms or at all.

There can also be no assurance that Spectaire’s efforts to secure new customers and programs in Spectaire’s traditional or new markets, including through acquisitions, will succeed in reducing Spectaire’s customer concentration. Acquisitions are also subject to integration risk, and revenues and margins could be lower than Spectaire anticipates. Failure to secure business from existing or new customers in any of Spectaire’s end markets would adversely impact Spectaire’s operating results.

Any of the foregoing may adversely affect NewCo’s margins, cash flow and ability to grow its revenue, and may increase the variability of NewCo’s operating results from period to period. See “NewCo’s operating results and financial condition may fluctuate from period to period and may fall below expectations in any particular period, which could adversely affect the market price of NewCo Common Stock.” NewCo’s failure to meet its customers’ price expectations may adversely affect NewCo’s business and results of operations.

Demand for NewCo’s service lines is sensitive to price. Spectaire believes its competitive pricing has been an important factor in its results to date. Therefore, changes in NewCo’s pricing strategies can have a significant impact on NewCo’s business and ability to generate revenue. Many factors, including NewCo’s production and personnel costs and NewCo’s competitors’ pricing and marketing strategies, can significantly impact NewCo’s pricing strategies. If NewCo fails to meet its customers’ price expectations in any given period, demand for NewCo’s services and service lines could be negatively impacted and its business and results of operations could suffer.

Risks Related to Being a Public Company

The market price of shares of NewCo Common Stock may be volatile or may decline regardless of NewCo’s operating performance. You may lose some or all of your investment.

The trading price of NewCo Common Stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as the following:

•	the impact of the COVID-19 pandemic on NewCo’s financial condition and the results of operations;

•	NewCo’s operating and financial performance and prospects;

•	NewCo’s quarterly or annual earnings or those of other companies in its industry compared to market expectations;

•	conditions that impact demand for NewCo’s products and/or services;

•	future announcements concerning NewCo’s business, its clients’ businesses or its competitors’ businesses;

•	the public’s reaction to NewCo press releases or other public announcements and filings with the SEC;

•	the market’s reaction to NewCo’s reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

•	the size of PCCT’s public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of NewCo’s success, or lack thereof, in pursuing its growth strategy;

•	strategic actions by NewCo or its competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect NewCo’s industry or NewCo;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of NewCo capital stock;

•	changes in NewCo’s dividend policy;

•	adverse resolution of new or pending litigation against NewCo; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from inflation, natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of NewCo Common Stock, regardless of NewCo’s operating performance. In addition, price volatility may be greater if the public float and trading volume of NewCo Common Stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If NewCo was involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from NewCo’s business regardless of the outcome of such litigation.

NewCo does not intend to pay dividends on NewCo Common Stock for the foreseeable future.

NewCo currently intends to retain all available funds and any future earnings to fund the development and growth of its business. As a result, NewCo does not anticipate declaring or paying any cash dividends on NewCo Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the NewCo Board and will depend on, among other things, NewCo’s business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to NewCo indebtedness, industry trends and other factors that the NewCo Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing NewCo’s current and future indebtedness. In addition, NewCo may incur additional indebtedness, the terms of which may further restrict or prevent it from paying dividends on NewCo Common Stock. As a result, you may have to sell some or all of your NewCo Common Stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. NewCo’s inability or decision not to pay dividends could also adversely affect the market price of NewCo Common Stock.

If securities or industry analysts do not publish research or reports about NewCo’s business or the Business Combination or publish negative reports, the market price of NewCo Common Stock could decline.

The trading market for NewCo Common Stock will be influenced by the research and reports that industry or securities analysts publish about NewCo, NewCo’s business or the Business Combination. NewCo may be unable or slow to attract research coverage and if one or more analysts cease coverage of NewCo, the price and trading volume of NewCo’s securities would likely be negatively impacted. If any of the analysts that may cover NewCo change their recommendation regarding NewCo’s securities adversely, or provide more favorable relative recommendations about NewCo’s competitors, the price of NewCo’s securities would likely decline. If any analyst that may cover NewCo ceases covering NewCo or fails to regularly publish reports on NewCo, it could lose visibility in the financial markets, which could cause the price or trading volume of NewCo’s securities to decline. If one or more of the analysts who cover NewCo downgrades NewCo Common Stock or if NewCo’s reporting results do not meet their expectations, the market price of NewCo Common Stock could decline. Moreover, the market price of NewCo Common Stock may decline as a result of the Business Combination if NewCo does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial analysts, or the effect of the Business Combination on NewCo’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of NewCo Common Stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of NewCo Common Stock following the consummation of the Business Combination could adversely affect NewCo’s ability to issue additional securities and to obtain additional financing in the future.

NewCo’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. NewCo’s failure to raise capital when needed could harm its business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of NewCo Common Stock.

PCCT has funded its operations since inception primarily through its origination, active management, and holding of life settlement policies. NewCo cannot be certain when or if its operations will generate sufficient cash to fund its ongoing operations or the growth of its business.

NewCo intends to continue to make investments to support NewCo’s business and may require additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, NewCo may be unable to invest in future growth opportunities, which could harm NewCo’s business, operating results and financial condition. If NewCo incurs debt, the debt holders could have rights senior to holders of NewCo Common Stock to make claims on NewCo’s assets. The terms of any debt could restrict NewCo’s operations, including its ability to pay dividends on NewCo Common Stock. As a result, NewCo shareholders bear the risk of future issuances of debt securities reducing the value of NewCo Common Stock.

The issuance of additional shares of NewCo Common Stock or convertible securities could make it difficult for another company to acquire NewCo, may dilute your ownership of NewCo and could adversely affect the price of NewCo Common Stock.

In the future, NewCo expects to obtain financing or to further increase its capital resources by issuing additional shares of NewCo Common Stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of NewCo Common Stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of NewCo’s existing stockholders, reduce the market price of outstanding NewCo Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. NewCo Preferred Stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit NewCo’s ability to pay dividends to the holders of NewCo Common Stock. NewCo’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of NewCo Common Stock bear the risk that NewCo’s future offerings may reduce the market price of NewCo Common Stock and dilute their percentage ownership. See the section entitled “Description of Securities of NewCo.”

Future resales of NewCo Common Stock after the consummation of the Business Combination may cause the market price of NewCo’s securities to drop significantly, even if NewCo’s business is doing well.

Pursuant to the Lock-Up Agreement, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, certain directors and officers of PCCT and Spectaire Stockholders will be contractually restricted from selling or transferring any of their shares of NewCo Common Stock. Such restrictions begin at Closing and end on the earlier of (i) the date that is 180 days or 365 days (depending on the relevant holder) after Closing, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing date of the Merger that results in all of the public stockholders of NewCo having the right to exchange their shares of NewCo Common Stock for cash securities or other property, (iii) the day after the date on which the closing price of the NewCo Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the closing date of the Merger or (iv) the liquidation of NewCo.

However, following the expiration of such lockup, the Sponsor, certain directors and officers of PCCT and Spectaire Stockholders will not be restricted from selling shares of NewCo Common Stock held by them, other than by applicable securities laws. Upon completion of the Business Combination, the Sponsor, certain directors and officers of PCCT and the Spectaire Stockholders will collectively beneficially own approximately 89.8% of the outstanding shares of NewCo Common Stock, assuming that no additional Public Shareholders redeem their Public Shares in connection with the Business Combination. Assuming maximum redemption of 2,080,915 Public Shares in connection with the Business Combination and 2,080,915 PCCT Class A Ordinary Shares are purchased from such redeeming Public Shareholders by Meteora, pursuant to the Forward Purchase, then the Sponsor, certain directors and officers of PCCT and Spectaire Stockholders would collectively beneficially own approximately 89.8% of the outstanding shares of NewCo Common Stock.

The shares of NewCo Common Stock held by the Sponsor, certain directors and officers of PCCT and Spectaire Stockholders may be sold after the expiration of the applicable lock-up period under the Lock-Up Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in NewCo’s share price or the market price of NewCo Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

NewCo will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make NewCo Common Stock less attractive to investors.

NewCo qualifies as an “emerging growth company,” as defined in the JOBS Act. While NewCo remains an emerging growth company, it is permitted to and plans to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) an exemption from compliance with the auditor attestation requirement in the assessment of NewCo’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (3) reduced disclosure obligations regarding executive compensation arrangements in NewCo’s periodic reports, registration statements, and proxy statements, and (4) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information NewCo provides will be different than the information that is available with respect to other public companies that are not emerging growth companies.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as NewCo is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

NewCo cannot predict whether investors will find NewCo Common Stock less attractive if it relies on these exemptions. If some investors find NewCo Common Stock less attractive as a result, there may be a less active trading market for NewCo Common Stock. The market price of NewCo Common Stock may be more volatile.

NewCo will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Initial Public Offering, (b) in which NewCo has total annual gross revenue of at least $1.235 billion, or (c) in which NewCo is deemed to be a large accelerated filer, which means the market value of NewCo Common Stock that is held by non-affiliates equaled or exceeded $700 million as of the end of that year’s second fiscal quarter, and (2) the date on which NewCo has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

NewCo’s management has limited experience in operating a public company.

NewCo executive officers have limited experience in the management of a U.S. publicly traded company. NewCo’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of NewCo. NewCo may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for NewCo to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that NewCo will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Risks Related to the Business Combination

The market price of shares of NewCo Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of Public Shares.

Upon completion of the Business Combination, holders of Spectaire Capital Stock, Spectaire Options and Spectaire RSUs will become holders of shares of NewCo Common Stock. Prior to the Business Combination, PCCT has had limited operations. Upon completion of the Business Combination, NewCo’s results of operations will depend upon the performance of Spectaire’s business, which are affected by factors that are different from those currently affecting the results of operations of PCCT.

There can be no assurance that NewCo Common Stock will be approved for listing on Nasdaq or that NewCo Common Stock will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing of the Business Combination, PCCT intends to list NewCo Common Stock on Nasdaq under the symbol “SPEC.” NewCo’s continued eligibility for listing may depend on the number of PCCT Ordinary Shares that are converted. If, after the Business Combination, Nasdaq delists NewCo Common Stock from trading on its exchange for failure to meet the listing standards, NewCo and its stockholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for NewCo Common Stock;

•	reduced liquidity for NewCo Common Stock;

•

a determination that NewCo Common Stock is a “penny stock” which will require brokers trading in NewCo Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for NewCo Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled or waived in order to complete the Business Combination. Those conditions include: approval of the Business Combination and related agreements and transactions by the respective shareholders of PCCT and stockholders of Spectaire, the absence of any legal restraints on the Closing, PCCT having at least $5,000,001 of net tangible assets upon the Closing and receipt of conditional approval for listing on Nasdaq the shares of NewCo Common Stock to be issued in connection with the Merger. These conditions to the Closing may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. On March 30, 2023, the parties to the Merger Agreement waived the condition to Closing that PCCT have at least $5,000,001 of net tangible assets, subject to the approval of PCCT shareholders, which was obtained on April 27, 2023. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approval, or PCCT or Spectaire may elect to terminate the Merger Agreement in certain other circumstances. See the section entitled “The Merger Agreement—Termination” for more information.

Spectaire will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on Spectaire’s employees and customers may have an adverse effect on Spectaire and consequently on PCCT. These uncertainties may impair Spectaire’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with Spectaire to seek to change existing business relationships with Spectaire. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, NewCo’s business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Spectaire from making certain expenditures and taking other specified actions without the consent of PCCT until the Business Combination occurs. These restrictions may prevent Spectaire from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “The Merger Agreement—Covenants.”

PCCT directors and officers and the Sponsor and its affiliates may have interests in the Business Combination different from the interests of Public Shareholders.

Executive officers of PCCT negotiated the terms of the Merger Agreement with their counterparts at Spectaire, and the PCCT Board determined that entering into the Merger Agreement was in the best interests of PCCT and its shareholders, declared the Merger Agreement advisable and recommended that PCCT shareholders approve the Condition Precedent Proposals. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that PCCT’s executive officers and directors, as well as the Sponsor and its affiliates, may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Public Shareholders. The PCCT Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to PCCT’s shareholders that they vote to approve the Business Combination. These interests include, among other things:

•

The Sponsor paid an aggregate of $10,075,000 for its purchases of the Founder Shares and the Private Placement Warrants. Prior to the Initial Public Offering, the Sponsor purchased 7,187,500 Founder Shares for an aggregate purchase price of $25,000 and later surrendered 1,437,500 Founder Shares for no consideration, resulting in 5,750,000 Founder Shares outstanding. Simultaneously with the consummation of the Initial Public Offering, the Sponsor purchased 10,050,000 Private Placement Warrants for an aggregate purchase price of $10,050,000 in a private placement. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Business Combination or another business combination is not consummated within the Completion Window, PCCT will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the PCCT Board, dissolving and liquidating. In such event, the 5,750,000 Founder Shares held by the Initial Shareholders would be worthless because the Initial Shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Additionally, in such event, the 10,050,000 Private Placement Warrants will also expire worthless. The Founder Shares had an aggregate market value of $[●] based upon the closing price of $[●] per share of PCCT Class A Ordinary Share on Nasdaq on the PCCT Record Date. The Private Placement Warrants had an aggregate market value of approximately $[●] based upon the closing price of $[●] per Public Warrant on the Nasdaq on the PCCT Record Date.

•

In order to finance transaction costs in connection with a business combination, the Sponsor, members of the PCCT founding team or any of their affiliates may, but are not obligated to (other than pursuant to the Working Capital Note), make certain working capital loans as may be required. On January 10, 2023, PCCT issued to the Sponsor a Working Capital Note, effective as of December 7, 2022, pursuant to which the Sponsor agreed to provide PCCT up to an aggregate of $2,500,000 in loans for working capital purposes. The Working Capital Note is non-interest bearing and becomes due and payable in full by PCCT upon the earlier of (i) August 7, 2023 and (ii) the consummation of a business combination. Up to $2,500,000 of the unpaid principal balance of the Working Capital Note may be converted, at the Sponsor’s election, into redeemable warrants to purchase PCCT Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. As of December 31, 2022, there was an outstanding balance of $25,000 under the Working Capital Note. If PCCT does not complete a business combination by the earlier of the Completion Window and August 7, 2023, there will not be sufficient assets to repay the outstanding balance under the Working Capital Note, and the Working Capital Note will be worthless.

•

On October 31, 2022, in connection with the Initial Extension, PCCT issued to the Sponsor an Extension Note in the aggregate principal amount of up to $720,000. On April 10, 2023, in connection with the Second Extension, the Extension Note was amended and restated to, among other things, increase the aggregate principal amount available thereunder from $720,000 to $1,200,000. Pursuant to the Extension Note, as amended, the Sponsor has agreed that it will continue to contribute to the Trust Account as a loan $0.04 for each Public Share that was not redeemed in connection with the Second Extension, for each month (or pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the Sponsor having made aggregate Contributions of $1,200,000. The unpaid principal balance under the Extension Note is non-interest bearing and becomes due and payable in full upon the earlier of (i) the date by which PCCT must consummate a business combination and (ii) immediately upon consummation of a business combination. Up to $1,200,000 of the unpaid principal balance of the Extension Note may be converted, at the Sponsor’s election, into Extension Warrants at a conversion price of $1.00 per warrant and on terms identical to the Private Placement Warrants. As of December 31, 2022, there was an outstanding balance of $196,631 under the Extension Note. The PCCT Board will have the sole discretion whether to continue extending for additional months until $1,200,000 in the aggregate has been loaned, and if the PCCT Board determines not to continue extending for additional months, the Sponsor’s obligation to make additional Contributions will terminate. If this occurs, PCCT would wind up its affairs and redeem 100% of the outstanding PCCT Class A Ordinary Shares in accordance with the procedures set forth in the PCCT Governing Documents. In the event that a business combination does not close by the Completion Window and PCCT winds up, there will not be sufficient assets to repay the outstanding balance of the Extension Note, and it will be worthless.

•

There will be no finder’s fees, reimbursements or cash payments made by PCCT to the Sponsor or PCCT’s officers or directors, or PCCT’s or any of their affiliates, for services rendered to PCCT prior to or in connection with the completion of the Business Combination, other than payment of the amount described below for office space, utilities, administrative and support services described below and repayments of any outstanding balance of the Working Capital Note and the Extension Note, as described below. PCCT’s directors and officers and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PCCT’s behalf, such as identifying and investigating possible business targets and business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on PCCT’s behalf. However, if PCCT fails to consummate a business combination by the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, PCCT may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. As of December 31, 2022, $84,807.85 was outstanding in out-of-pocket expense reimbursements. Additionally, under the Administrative Services Agreement, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to PCCT’s management team, which commenced on January 21, 2021 and will continue through the earlier of consummation of a business combination and PCCT’s liquidation. For the year ended December 31, 2022, $120,000 of administrative support expenses were incurred and $100,000 were paid. For the period from January 21, 2021 (inception) through December 31, 2021, $20,000 of administrative support expenses were incurred. As of December 31, 2022 and 2021, $20,000 and $20,000, respectively, related to the Administrative Services Agreement was recorded in accounts payable—related party.

•

PCCT’s existing directors and officers will be eligible for continued indemnification and continued coverage under PCCT’s directors’ and officers’ liability insurance after the Business Combination pursuant to the Merger Agreement.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed, under the Letter Agreement, dated October 27, 2021, among PCCT, the Sponsor and PCCT’s officers and directors, to indemnify and hold harmless PCCT against any and all losses, liabilities, claims, damages and expenses to which PCCT may become subject as a result of any claim by (i) any third party for services rendered or products sold to PCCT or (ii) a prospective target business with which PCCT has entered into an acquisition agreement; provided that such indemnification of PCCT by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to PCCT or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of PCCT Class A Ordinary Shares or (ii) such lesser amount per PCCT Class A Ordinary Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under PCCT’s indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. If PCCT consummates the Business Combination, on the other hand, PCCT will be liable for all such claims.

•

Pursuant to the Sponsor Support Agreement, the Sponsor and the other holders of PCCT Class B Ordinary Shares have agreed, subject to certain exceptions, among other things, to vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

•

Subject to certain limited exceptions, the NewCo Common Stock will not be transferrable following the Closing until the date that is 365 days after the Closing, or upon the price of NewCo Common Stock reaching $12.00 for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing. The Private Placement Warrants will not be transferable until 30 days following the Closing.

•	The Sponsor, PCCT’s officers and directors would hold the following number of shares of NewCo Common Stock, on a fully diluted basis, at the closing of the Business Combination:

Name of Person/Entity	Number of Shares of NewCo Common Stock(1)	Value of Shares(2)
Perception Capital Partners II LLC (the sponsor)	19,410,000	$194,100,000
Scott Honour (3)	19,410,000	$194,100,000
Marcy Haymaker(3)	19,410,000	$194,100,000
Omer Keilaf	30,000	$300,000
Thomas J. Abood	30,000	$300,000
R. Rudolph Reinfrank	30,000	$300,000

(1)

Assumes that (i) the Initial Shareholders exercise the 10,050,000 Private Placement Warrants, (ii) the Sponsor exercises its option to convert up to $2,500,000 of the unpaid principal balance on the Working Capital Note into up to 2,500,000 redeemable warrants and exercises such warrants; and (iii) the Sponsor exercises its option to convert up to $1,200,000 of the unpaid principal balance on the Extension Note to 1,200,000 Extension Warrants and exercises such warrants. Includes shares that may be issued but are not presently outstanding and, as such, differs from the share counts shown or assumed in the sections entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Comparative Share Information,” which sections are limited to shares that are presently issued and outstanding.

(2)	Assumes a value of $10.00 per share, the deemed value of the PCCT Class A Ordinary Share in the Business Combination.
(3)	Perception Capital Partners II LLC is the record holder of the PCCT Class B Ordinary Shares reported herein. Certain members of PCCT’s management team, including each of its officers, are indirect members of the Sponsor. The Sponsor is controlled by Perception Capital Partners LLC, which is controlled by Northern Pacific Group, L.P. Scott Honour and Marcy Haymaker may be deemed to beneficially own shares held by the Sponsor by virtue of their indirect shared control over the Sponsor. Each of Scott Honour and Marcy Haymaker disclaims beneficial ownership of PCCT Ordinary Shares held by the Sponsor.

•

Certain of PCCT’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of PCCT’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. PCCT does not believe, however, that any fiduciary duties or contractual obligations of its officers or directors would materially undermine PCCT’s ability to complete a business combination. The Existing Articles provide that PCCT renounces any interest or expectancy in, or in being offered, any corporate opportunity offered to any director or officer, but no director or officer of PCCT has any duty, except and to the extent expressly assumed by contract, to communicate or offer any such corporate opportunity to PCCT and shall not be in breach of any fiduciary duty as a director or officer, solely by reason of fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to PCCT. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. However, PCCT does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

•

Following the completion of the Business Combination, James Sheridan, Co-President of PCCT, and Tao Tan, Co-President of PCCT, will be members of the NewCo Board. As such, in the future, James Sheridan and Tao Tan will receive any cash fees, stock options or stock awards that the NewCo Board determines to pay to its directors following the completion of the Business Combination.

Given the interests described above, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the NewCo Common Stock trades below the price initially paid for the PCCT Units in the Initial Public Offering and the Public Shareholders experience a negative rate of return following the completion of the Business Combination. Thus, the Sponsor and its affiliates may have more of an economic incentive for PCCT to, rather than liquidate if it fails to complete an initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

The PCCT Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Business Combination be approved by the shareholders of PCCT. See the section entitled “The Business Combination—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination.” The PCCT Board concluded that the Merger Agreement and the Business Combination are fair from a financial point of view to and in the best interests of PCCT and its shareholders. In view of the wide variety of factors considered by the PCCT Board in connection with its evaluation, negotiation and recommendation of the Business Combination and related transactions and the complexity of these matters, the PCCT Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the PCCT Board based its evaluation, negotiation and recommendation of the Business Combination on the totality of the information presented to and considered by it.

The PCCT Board evaluated the reasons described above with the assistance of PCCT’s outside advisors. In considering the factors described above and any other factors, individual members of the PCCT Board may have viewed factors differently or given different weights to other or different factors.

After careful consideration, the PCCT Board unanimously (i) declared the advisability of the Business Combination and the other transactions contemplated by the Merger Agreement and (ii) determined that the Business Combination and the other transactions contemplated by the Merger Agreement are in the best interests of the PCCT shareholders.

The Sponsor has interests in the Business Combination different from the interests of Public Shareholders.

When considering the PCCT Board’s recommendation that PCCT’s shareholders vote in favor of the approval of the Condition Precedent Proposals described in this proxy statement/prospectus, PCCT’s shareholders should be aware that the Sponsor has interests in the Business Combination that may be different from, in addition to, or conflict with the interests of PCCT’s shareholders in general. For instance, the 5,750,000 Founder Shares held by the Initial Shareholders which were acquired for an aggregate purchase price of $25,000 prior to the completion of the Initial Public Offering and the 10,050,000 Private Placement Warrants the Sponsor purchased from PCCT for an aggregate purchase price of $10,050,000 (or $1.00 per warrant) purchased concurrently with the closing of the Initial Public Offering will expire worthless if PCCT does not consummate a business combination. For a more complete description of these interests, see the section entitled “The Business Combination—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination.”

Public Shareholders who redeem their Public Shares and/or previously redeemed their Public Shares in connection with the Extension Amendments may continue to hold the Public Warrants that they own, which will result in additional dilution to non-redeeming Public Shareholders upon exercise of Public Warrants or Private Placement Warrants, as applicable.

Public Shareholders who redeem their Public Shares and/or previously redeemed their Public Shares in connection with the Extension Amendments may continue to hold any of the Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming Public Shareholders upon exercise of such Public Warrants. Assuming (i) all redeeming Public Shareholders acquired PCCT Units in the Initial Public Offering and continue to hold the Public Warrants that were included in the PCCT Units, and (ii) maximum redemption of Public Shares held by the redeeming Public Shareholders, 11,500,000 Public Warrants would be retained by redeeming Public Shareholders with a value of approximately $[●] million based on the market price of $[●] per warrant based on the closing price of the Public Warrants on Nasdaq on the PCCT Record Date. As a result of exercising their redemption rights, the redeeming Public Shareholders would receive their pro rata portion of the Trust Account and continue to hold Public Warrants with an aggregate market value of approximately $[●] while non-redeeming Public Shareholders would experience additional dilution in their percentage ownership and voting interest of NewCo upon the exercise of the Public Warrants held by redeeming Public Shareholders or upon the exercise of the Private Placement Warrants.

Because Spectaire will become a publicly traded company through the Business Combination rather than an underwritten initial public offering, the scope of due diligence conducted may be different from that conducted by an underwriter in an underwritten initial public offering.

Spectaire will effectively become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus differ from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because PCCT is already a publicly listed company, an underwriter has not been engaged. The due diligence conducted by management and the PCCT Board may be different than the due diligence undertaken by an underwriter in a traditional initial public offering. The Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if an initial business combination is not completed with Spectaire or another company before November 1, 2023. Therefore, there could be a heightened risk of an incorrect valuation of Spectaire’s business, which could cause potential harm to investors.

The Business Combination will result in changes to the board of directors that may affect NewCo’s strategy.

If the parties complete the Business Combination and the Director Election Proposal is approved, the composition of the NewCo Board will be divided into three classes, with each class made up of, as nearly as may be possible, one-third of the total number of directors constituting the entire NewCo Board, with only one class of directors being elected in each year and each class serving a three-year term. This new composition of the NewCo Board may affect NewCo’s business strategy and operating decisions upon the completion of the Business Combination.

The Merger Agreement contains provisions that limit PCCT from seeking an alternative business combination.

The Merger Agreement contains provisions that prohibit PCCT from seeking alternative business combinations during the pendency of the Business Combination. Further, if PCCT is unable to obtain the requisite Condition Precedent Approvals, either party may terminate the Merger Agreement. See the section entitled “The Merger Agreement—Termination.”

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what NewCo’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that PCCT and Spectaire currently believe are reasonable. However, the final reverse recapitalization accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. Accordingly, NewCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

PCCT and Spectaire will incur transaction costs in connection with the Business Combination.

Each of PCCT and Spectaire has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. PCCT and Spectaire may also incur additional costs to retain key employees. PCCT and Spectaire will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. PCCT and Spectaire estimate that they will incur $[●] million in aggregate transaction costs (this excludes any deferred underwriting fees to Jefferies). Some of the transaction costs are payable regardless of whether the Business Combination is completed. See the sections entitled “The Merger Agreement” and “Other Agreements.”

PCCT’s shareholders will have their rights as shareholders governed by the Proposed Organizational Documents.

As a result of the completion of the Business Combination, holders of shares of PCCT Ordinary Shares will become holders of shares of NewCo Common Stock, which are expected to be governed by the Proposed

Organizational Documents. As a result, there will be differences between the rights currently enjoyed by PCCT shareholders and the rights of PCCT shareholders who become stockholders of NewCo.

The Initial Shareholders have agreed to vote in favor of each of the Proposals presented at the Special Meeting, regardless of how Public Shareholders vote.

Pursuant to the Sponsor Support Agreement, the Initial Shareholders have agreed to vote any PCCT Ordinary Shares they hold in favor of each of the Proposals presented at the Special Meeting, regardless of how Public Shareholders vote. Accordingly, the agreement by the Initial Shareholders to vote in favor of the Proposals presented at the Special Meeting will increase the likelihood that PCCT will receive the requisite Condition Precedent Approvals for the Business Combination and the transactions contemplated thereby.

PCCT’s and Spectaire’s ability to consummate the Business Combination, and the operations of NewCo following the Business Combination, may be materially adversely affected by the recent COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Spectaire or NewCo following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.

The parties will be required to consummate the Business Combination even if Spectaire, their business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Spectaire is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Spectaire’s ability to consummate the Business Combination and NewCo’s financial condition and results of operations following the Business Combination may be materially adversely affected. Spectaire and NewCo may also incur additional costs due to delays caused by COVID-19, which could adversely affect NewCo’s financial condition and results of operations.

Risks Related to Redemptions

If third parties bring claims against PCCT, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by Public Shareholders may be less than $10.15 per share.

PCCT’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although PCCT has sought and will continue to seek to have all vendors, service providers, prospective target businesses, including Spectaire, or other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against PCCT’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, PCCT’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to PCCT than any alternative. Marcum LLP, PCCT’s independent registered public accounting firm, did not execute agreements with PCCT waiving such claims to the monies held in the Trust Account.

Examples of possible instances where PCCT may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with PCCT and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if PCCT is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, it will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Shareholders could be less than the $[●] per share as of the PCCT Record Date, due to claims of such creditors. The Sponsor has agreed that it will be liable to PCCT if and to the extent any claims by a vendor for services rendered or products sold to PCCT, or a prospective target business, with which PCCT has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under PCCT’s indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. PCCT has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are the Founder Shares and Private Placement Warrants. PCCT has not asked the Sponsor to reserve for such indemnification obligations. Therefore, PCCT cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and redemptions could be reduced to less than $10.15 per Public Share. In such event, PCCT may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of PCCT’s officers will indemnify PCCT for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

PCCT’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, PCCT’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While PCCT currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to PCCT, it is possible that PCCT’s independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If PCCT’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Shareholders may be reduced below $10.00 per Public Share.

There is no guarantee that a Public Shareholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such Public Shareholder in a better future economic position.

No assurance can be given as to the price at which a Public Shareholder may be able to sell his, her or its Public Shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in PCCT’s stock price, and may result in a lower value realized now than a Public Shareholder might realize in the future had the Public Shareholder not elected to redeem such Public Shareholder’s Public Shares. Similarly, if a Public Shareholder does not redeem his, her or its shares, such Public Shareholder will bear the risk of ownership of Public Shares after the consummation of the Business Combination, and there can be no assurance that a Public Shareholder can sell his, her or its Public Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders are required to deliver their shares, either physically or electronically using the Depository Trust Company’s DWAC System, to PCCT’s transfer agent two business days prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, PCCT will redeem these Public Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such Public Shares following the Business Combination. See the section entitled “Special Meeting of PCCT —Redemption Rights” for additional information on how to exercise your redemption rights.

If, before distributing the proceeds in the Trust Account to Public Shareholders, PCCT files a bankruptcy petition or an involuntary bankruptcy petition is filed against PCCT that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of PCCT’s shareholders and the per share amount that would otherwise be received by PCCT’s shareholders in connection with PCCT’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, PCCT files a bankruptcy petition or an involuntary bankruptcy petition is filed against PCCT that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in PCCT’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by the Public Shareholders in connection with PCCT’s liquidation may be reduced.

If, after PCCT distributes the proceeds in the Trust Account to Public Shareholders, PCCT files a bankruptcy petition or an involuntary bankruptcy petition is filed against PCCT that is not dismissed, a bankruptcy court may seek to recover such proceeds, and PCCT and the PCCT Board may be exposed to claims of punitive damages.

If, after PCCT distributes the proceeds in the Trust Account to the Public Shareholders, PCCT files a bankruptcy petition or an involuntary bankruptcy petition is filed against PCCT that is not dismissed, any distributions received by Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by PCCT’s shareholders. In addition, the PCCT Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and PCCT to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

PCCT may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless, and the Private Placement Warrants have different cashless exercise rights than other warrants, including Public Warrants, issued by PCCT.

PCCT has the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of the PCCT Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which PCCT sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). The PCCT Class A Ordinary Shares have never traded above $18.00 per share. If and when the Public Warrants become redeemable by PCCT, it may exercise its redemption right. Redemption of the outstanding Public Warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, PCCT expects would be substantially less than the market value of your warrants. PCCT has no obligation to notify holders of Public Warrants that they have become eligible for redemption. In the event PCCT decides to redeem the warrants, PCCT shall fix a date for the redemption (the “Redemption Date”) and mail notice of such redemption not less than 30 days prior to the Redemption Date. The Public Warrants may be exercised any time after notice of redemption is given and prior to the Redemption Date. Redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the PCCT Class A Ordinary Shares had your warrants remained outstanding.

The Private Placement Warrants are identical to the Public Warrants except that (i) the Private Placement Warrants and the PCCT Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions, (ii) the Private Placement Warrants will be exercisable on a cashless basis at the election of such holder, whereas Public Warrants will only be exercisable on a cashless basis at PCCT’s election, and (iii) none of the Private Placement Warrants will be redeemable by PCCT.

If PCCT elects to redeem the Public Warrants on a cashless basis, or if the holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, then PCCT will not receive any cash proceeds from the exercise of such warrants.

PCCT does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it more likely for PCCT to complete the Business Combination or another initial business combination without the approval of its Public Shareholders.

As a result of PCCT’s shareholder approval of the NTA Amendment, (i) the PCCT Governing Documents do not provide a specified maximum redemption threshold and (ii) the parties to the Merger Agreement waived the condition to Closing under the Merger Agreement that PCCT have at least $5,000,001 in net tangible assets upon Closing. Pursuant to the PCCT Governing Documents, PCCT may redeem Public Shares irrespective of whether, and as a result of such redemptions, PCCT’s net tangible assets would be less than $5,000,001 upon the Closing.

In the absence of a maximum redemption threshold, the Available Cash may be substantially reduced by the PCCT Share Redemption Amount. In the event the Available Cash is equal to or less than $5,000,000, the Aggregate Merger Consideration will be paid entirely in shares of NewCo Common Stock, which may result in additional dilution to non-redeeming Public Shareholders.

Risks Related to Ownership of NewCo Common Stock Following the Business Combination

Subsequent to the consummation of the Business Combination, NewCo may be required to take write-downs or write-offs, or NewCo may be subject to restructuring, impairment or other charges that could have a significant negative effect on NewCo’s financial condition, results of operations and the price of NewCo’s securities, which could cause you to lose some or all of your investment.

Although PCCT has conducted due diligence on Spectaire, this diligence may not surface all material issues that may be present with Spectaire’s business. Factors outside of PCCT’s and outside of Spectaire’s control may, at any time, arise. As a result of these factors, NewCo may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in NewCo reporting losses. Even if PCCT’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with PCCT’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on NewCo’s liquidity, the fact that NewCo reports charges of this nature could contribute to negative market perceptions about NewCo or its securities. In addition, charges of this nature may cause NewCo to be unable to obtain future financing on favorable terms or at all.

Delaware law and the Proposed Organizational Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of NewCo Common Stock, and therefore depress the trading price of NewCo Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the NewCo Board or taking other corporate actions, including effecting changes in NewCo’s management. Among other things, the Proposed Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

•

the ability of the NewCo Board to issue shares of NewCo Preferred Stock, including “blank check” preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the Proposed Certificate of Incorporation does not provide for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, NewCo’s directors and officers;

•

the ability of the NewCo Board to amend the Proposed Bylaws, which may allow the NewCo Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the NewCo Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the NewCo Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of NewCo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the NewCo Board or management.

Risks if the Domestication and Business Combination are Not Consummated

If PCCT is not able to complete the Business Combination by November 1, 2023 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the PCCT Governing Documents, PCCT would cease all operations except for the purpose of winding up, redeem 100% of the Public Shares and liquidate the Trust Account, in which case the Public Shareholders may only receive approximately $10.15 per share and the PCCT Warrants will expire worthless.

If PCCT is not able to complete the Business Combination or another business combination by the Completion Window, PCCT will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of PCCT’s remaining shareholders and the PCCT Board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Shareholders may only receive approximately $10.15 per share, or less than $10.15 per share if third parties bring claims against PCCT, and the PCCT Warrants will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares and/or Public Warrants, potentially at a loss.

The Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of (1) the completion of an initial business combination (including the Closing), and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the PCCT Governing Documents to (A) modify the substance and timing of PCCT’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of the Public Shares if PCCT does not complete a business combination by the Completion Window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the Public Shares if PCCT has not completed an initial business combination by the Completion Window, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares and/or Public Warrants, potentially at a loss.

If PCCT has not completed an initial business combination by the Completion Window, Public Shareholders may be forced to wait until after November 1, 2023 before redemption from the Trust Account is possible.

If PCCT has not completed an initial business combination by the Completion Window, PCCT will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to the Public Shareholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described in this proxy statement/prospectus. Any redemption of Public Shares from the Trust Account shall be affected automatically by function of the PCCT Governing Documents prior to any voluntary winding up. If PCCT is required to wind up, liquidate the Trust Account and distribute such amount therein, pro rata, to the Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, Public Shareholders may be forced to wait beyond November 1, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds therefrom. PCCT has no obligation to return funds to Public Shareholders prior to the date of its redemption or liquidation unless, prior thereto, PCCT consummates an initial business combination or amends certain provisions of the PCCT Governing Documents and only then in cases where Public Shareholders have properly sought to redeem their Public Shares. Only upon PCCT’s redemption or liquidation will Public Shareholders be entitled to distributions if PCCT has not completed an initial business combination within the Completion Window.

If the net proceeds of the Initial Public Offering not being held in the Trust Account are insufficient to allow PCCT to operate through to November 1, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date) and PCCT is unable to obtain additional capital, PCCT may be unable to complete an initial business combination, in which case Public Shareholders may only receive $10.15 per share, and the PCCT Warrants will expire worthless.

As of December 31, 2022, PCCT had $4,730 in cash held outside the Trust Account, which is available for use by PCCT to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. Additionally, in order to finance transaction costs in connection with a business combination, the Sponsor, members of the PCCT founding team or any of their affiliates may, but are not obligated to (other than pursuant to the Working Capital Note), make certain working capital loans as may be required. Pursuant to the Working Capital Note issued by PCCT to the Sponsor in January 2023, the Sponsor agreed to provide PCCT up to an aggregate of $2,500,000 in loans for working capital purposes. The Working Capital Note is non-interest bearing and becomes due and payable in full by PCCT upon the earlier of (i) August 7, 2023 and (ii) the consummation of a business combination. Up to $2,500,000 of the unpaid principal balance of the Working Capital Note may be converted, at the Sponsor’s election, into redeemable warrants to purchase PCCT Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. As of December 31, 2022, there was an outstanding balance of $25,000 under the Working Capital Note. If PCCT does not complete a business combination by the earlier of the Completion Window and August 7, 2023, there will not be sufficient assets to repay any outstanding balance thereunder, and the Working Capital Note will be worthless.

The funds available to PCCT outside of the Trust Account may not be sufficient to allow it to operate until November 1, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), assuming that an initial business combination is not completed during that time. Of the funds available to PCCT, it could use a portion of the funds available to pay fees to consultants to assist with its search for a target business. PCCT could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although PCCT does not have any current intention to do so. If PCCT entered into a letter of intent where it paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of its breach or otherwise), PCCT might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If PCCT is required to seek additional capital, it would need to borrow funds from the Sponsor, members of its management team or other third parties to operate or may be forced to liquidate. Neither the members of PCCT’s management team nor any of its affiliates are under any further obligation (other than pursuant to the Working Capital Note) to advance funds to PCCT in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to PCCT upon completion of an initial business combination. If PCCT is unable to obtain additional financing, it may be unable to complete an initial business combination. If PCCT is unable to complete an initial business combination because it does not have sufficient funds available to it, PCCT will be forced to cease operations and liquidate the Trust Account. Consequently, the Public Shareholders may only receive approximately $10.15 per Public Share and the Public Warrants will expire worthless.

Risks Related to Taxation

The Domestication may result in adverse tax consequences for holders of PCCT Class A Ordinary Shares and PCCT Warrants.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may be subject to U.S. federal income tax as a result of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on NewCo Common Stock after the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) PCCT Class A Ordinary shares with a fair market value of less than $50,000 on the date of the Domestication will generally not be required to include any part of PCCT’s earnings in income and, subject to the application of the PFIC rules described below, will generally not recognize any gain or loss. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) PCCT Class A Ordinary Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of PCCT Ordinary Shares entitled to vote and less than 10% or more of the total value of all classes of PCCT Ordinary Shares, will generally recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its PCCT Class A Ordinary shares for NewCo Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the PCCT Class A Ordinary Shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of PCCT Ordinary Shares entitled to vote or 10% or more of the total value of all classes of PCCT Ordinary Shares, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the PCCT Class A Ordinary Shares held directly by such U.S. Holder.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because PCCT is a blank check company with no current active business, PCCT believes that it is likely that PCCT is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of PCCT Class A Ordinary Shares to recognize gain on the exchange of PCCT Class A Ordinary Shares for NewCo Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s PCCT Class A Ordinary Shares. Proposed Treasury Regulations, if finalized in their current form would also apply to a U.S. Holder who exchanges PCCT Warrants for newly issued NewCo Warrants; currently, however, the election mentioned above does not apply to PCCT Warrants (for discussion regarding the unclear application of the PFIC rules to PCCT Warrants, see “U.S. Federal Income Tax Considerations — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of PCCT. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of PCCT and Spectaire, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). PCCT has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023 assumes that the Business Combination occurred on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 present the pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what NewCo’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of NewCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of PCCT was derived from the unaudited financial statements of PCCT as of and for the three months ended March 31, 2023, and audited financial statements of PCCT for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus. The historical financial information of Spectaire was derived from the unaudited condensed consolidated financial statements of Spectaire as of and for the three months ended March 31, 2023 and audited consolidated financial statements of Spectaire for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus. This information should be read together with PCCT’s and Spectaire’s unaudited and audited consolidated financial statements, and related notes, the sections titled “PCCT Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Spectaire Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On January 16, 2023, PCCT, Spectaire and Merger Sub, entered into the Merger Agreement.

The Domestication

Prior to the Effective Time of the Business Combination, PCCT will effect a deregistration under the Cayman Islands Companies Act and a domestication under the DGCL, pursuant to which PCCT’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware.

In connection with the Domestication, (i) each then issued and outstanding PCCT Class A Ordinary Share and each then issued and outstanding PCCT Class B Ordinary Share, will convert automatically, on a one-for-one basis, into a share of NewCo Common Stock, (ii) each then issued and outstanding PCCT Warrant will convert automatically into a warrant to acquire one share of NewCo Common Stock, pursuant to the Warrant Agreement, dated as of October 27, 2021, between PCCT and Continental, as warrant agent, and (iii) each then issued and outstanding PCCT Unit will be cancelled and will entitle the holder thereof to one share of NewCo Common Stock and one-half of one NewCo Warrant. Upon effectiveness of the Domestication, PCCT will change its name to “Spectaire Holdings Inc.”

The Business Combination

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, and following the Domestication, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”):

(i)

prior to the Effective Time, the aggregate amount of each outstanding convertible promissory note of Spectaire, including all outstanding principal and interest accrued but unpaid thereon, will convert into shares of common stock, par value $0.0001 per share, of Spectaire (“Spectaire Common Stock”), and each share of the Series Seed Preferred Stock, par value $0.0001 per share, of Spectaire will convert into one share of Spectaire Common Stock (such conversions, the “Spectaire Security Conversion”);

(ii)	at the Effective Time (after giving effect to the Spectaire Security Conversion):

(a)

each share of Spectaire Common Stock (other than shares of Spectaire Common Stock subject to Spectaire Options and Spectaire RSUs, Spectaire Restricted Shares, treasury stock and dissenting shares) will convert into the right to receive its pro rata portion (on a fully diluted basis) of the Aggregate Merger Consideration and the Spectaire Earnout Shares;

(b)

each outstanding option to purchase Spectaire Common Stock will be converted into (x) an option to purchase, upon substantially the same terms and conditions, a whole number of shares of NewCo Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire Option as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio (“Converted Stock Options”) and (y) the right to receive its pro rata portion of the Spectaire Earnout Shares;

(c)

each outstanding restricted stock unit relating to Spectaire Common Stock will be converted into (x) a restricted stock unit, upon substantially the same terms and conditions, relating to a whole number of shares of NewCo Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire RSU as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio (“Converted RSUs”) and (y) the right to receive its pro rata portion of the Spectaire Earnout Shares; and

(d)

each outstanding award of restricted shares of Spectaire Common Stock subject to vesting conditions and/or a risk of forfeiture will be converted into (x) an award, upon substantially the same terms and conditions, of a whole number of restricted shares of NewCo Common Stock equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire Restricted Share as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio (“Converted Restricted Shares”) and (y) the right to receive its pro rata portion of the Spectaire Earnout Shares.

(iii)

upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, following the Domestication, Merger Sub will merge with and into Spectaire with Spectaire as the surviving corporation and a wholly owned subsidiary of NewCo, and by virtue of the Merger, each share of capital stock of Merger Sub will automatically convert into a share of common stock, par value $0.0001 per share, of Spectaire.

Other Related Events in connection with the Business Combination

Forward Purchase Agreement

Pursuant to the terms of the Forward Purchase Agreement, Meteora may, but is not obligated, to purchase up to a maximum of 2,457,892 shares of PCCT Class A Ordinary Shares from Public Shareholders who have elected to redeem such shares in connection with the Business Combination. Meteora will waive any redemption rights in connection with the Business Combination with respect to the Recycled Shares. Purchases of Recycled Shares by Meteora will be made after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid by PCCT in connection with the Business Combination.

The Forward Purchase Agreement provides that, not later than the Prepayment Date, PCCT will pay into an escrow account, out of funds held in the Trust Account, a Prepayment Amount equal to the product of the number of Recycled Shares and the Initial Price, less 1% of the Shortfall Amount. In addition to the Prepayment Amount, PCCT shall pay directly from the Trust Account on the Prepayment Date, an amount equal to the product of the 150,000 Share Consideration Shares and the Initial Price. Meteora has agreed to waive any redemption rights in connection with the Business Combination with respect to the Recycled Shares. Such waiver may reduce the number of PCCT Class A Ordinary Shares redeemed in connection with the Business Combination, which reduction could alter the perception of the potential strength of the Business Combination.

From time to time following the Closing and prior to the Maturity Date, being the earliest to occur of (a) the first anniversary of the Closing (or, upon the mutual written agreement of PCCT and Meteora, 18 months following the Closing) and (b) the date specified by Meteora in a written notice to be delivered to PCCT at Meteora’s discretion after the occurrence of a Seller Price Trigger Event or a Delisting Event (each as defined in the Forward Purchase Agreement), Meteora may, in its sole discretion, sell some or all of the Recycled Shares. On the last trading day of each calendar month following the Business Combination, in the event that Meteora has sold any Recycled Shares (other than sales to recover the Shortfall Amount), an amount will be paid to PCCT from the escrow account equal to the product of the number of Recycled Shares sold multiplied by the Reset Price and to Meteora from the escrow account equal to the excess of the Initial Price over the Reset Price for each sold Recycled Share. The “Reset Price” shall be set on the first scheduled trading day of each month, commencing with the first calendar month following the Closing, to be the lowest of the (b) Initial Price and (c) volume weighted average price of the NewCo Common Stock during the last 10 trading days during the prior calendar month, but not lower than $7.50; provided that to the extent that PCCT offers and sells any NewCo Common Stock or securities convertible into NewCo Common Stock at a price lower than the existing Reset Price, the Reset Price shall be modified to equal such reduced price.

At the Maturity Date, an amount equal to the Initial Price for each Matured Share shall be transferred to Meteora from the escrow account, and Meteora shall transfer the Matured Shares to PCCT. Additionally, at the Maturity Date, PCCT shall pay to Meteora an amount equal to $1.25 (or $1.75, if the Maturity Date has been extended by the mutual written agreement of PCCT and Meteora) for each Matured Share, which may be paid in cash or in shares of NewCo Common Stock at the 10-day volume weighted average price of the NewCo Common Stock.

Based on the Escrow section noted in the Forward Purchase Agreement, PCCT has a conditional obligation to repurchase the outlined shares and transfer cash from its escrow account. As such, the Forward Purchase Agreement is within the scope of ASC 480 and should be accounted for as liability.

For purposes of the pro forma balance sheet giving effect to the Business Combination, under Scenario 1, PCCT assumed that after October Redemptions and April Redemptions, no Public Shareholders will exercise redemption rights with respect to the Public Shares. Therefore, under Scenario 1, no pro forma adjustment is reflected in connection with the Forward Purchase Agreement since none of the remaining Public Shares will be redeemed.

Under Scenario 2, PCCT assumed that holders of the 2,080,915 Public Shares will redeem all of their Public Shares and simultaneously, Meteora will purchase 2,080,915 Recycled Shares from these Public Shareholders who have elected to redeem such shares. Adjustment M in the pro forma balance sheet reflects the issuance of 2,080,915 Recycled Shares to Meteora in connection with the Forward Purchase Agreement at the consummation of the Business Combination.

For purposes of the pro forma income statement giving effect to the Business Combination, under Scenario 2, PCCT assumed that the Recycled Shares are outstanding throughout the entire period as if the Business Combination had been completed on January 1, 2022 and thus included in the calculation of earnings per share.

Earnout Shares

During the Earnout Period, NewCo shall issue up to 7,500,000 shares of NewCo Common Stock in three equal tranches to Eligible Spectaire Equityholders upon the occurrence of the Earnout Triggering Events:

•

Upon the occurrence of the volume-weighted average closing sale price of one share of NewCo Common Stock quoted on market is greater than or equal to $15.00, a one-time issuance of 2,500,000 Spectaire Earnout Shares; and

•

Upon the occurrence of the volume-weighted average closing sale price of one share of NewCo Common Stock quoted on market is greater than or equal to $20.00, a one-time issuance of 2,500,000 Spectaire Earnout Shares; and

•

Upon the occurrence of the volume-weighted average closing sale price of one share of NewCo Common Stock quoted on market is greater than or equal to $25.00, a one-time issuance of 2,500,000 Spectaire Earnout Shares.

The Eligible Spectaire Equityholders shall be entitled to receive Spectaire Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Spectaire Equityholders be entitled to receive more than an aggregate of 7,500,000 Spectaire Earnout Shares.

The per-share price calculation in a change-in-control transaction would exclude the shares that would be issued under the Earnout arrangement. Management determined that the arrangement would not be considered indexed to the entity’s own stock as a result of this, and the Spectaire Earnout Shares should therefore be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

Working Capital Note Warrants and Extension Warrants

The following unaudited pro forma condensed combined financial information assumes that the Working Capital Note and Extension Note then outstanding at the Closing will be converted into warrants at a price of $1.00 per warrant upon consummation of the Business Combination.

The warrants convertible from the Working Capital Note are redeemable warrants and the Extension Warrants are identical to Private Placement Warrants, in each case, as further described elsewhere in this proxy statement/prospectus. PCCT intends to account for these warrants convertible from the Working Capital Note and Extension Note in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified warrants are initially measured at fair value. Subsequent changes in fair value are not recognized as long as they continue to be classified in equity.

Arosa Bridge Loan Agreement and Warrant Agreement

On March 31, 2023, Spectaire, as borrower, entered into a Loan Agreement with Arosa Multi-Strategy Fund LP (“Arosa”), as lender, providing for a term loan (the “Arosa Loan”) in a principal amount not to exceed $6.5 million (the “Loan Agreement”), comprised of (i) $5.0 million in cash, of which (a) $2.0 million was funded to a deposit account of Spectaire and (b) $3.0 million (the “Arosa Escrow Funds”) was funded into an escrow account (the “Arosa Escrow Account”) pursuant to an escrow agreement, dated as of March 31, 2023, by and between Spectaire and Wilmington Savings Fund Society, FSB, and (ii) Arosa caused its affiliate to transfer founder units valued by the parties at $1.5 million (the “Arosa Founder Units”) to Spectaire. Upon receipt of the

Arosa Founder Units, Spectaire will distribute the Arosa Founder Units to Spectaire’s employees, service advisors, and other institutional investors (other than Arosa and its affiliates) on a pro rata basis. Release of the Arosa Escrow Funds from the Arosa Escrow Account occurred on April 17, 2023.

The Arosa Loan will mature on March 27, 2024 (the “Arosa Maturity Date”). In the event that the outstanding principal amount and the final payment amount of $1.3 million (the “Final Payment Amount”) are not paid in full on the Arosa Maturity Date, the unpaid balance will accrue interest thereafter at a rate of 20.0% per annum. Upon the occurrence and during the continuance of an event of default under the Loan Agreement, all outstanding obligations under the Loan Agreement will bear interest at a rate per annum that is 5.0% greater than the rate that would otherwise be applicable under the Loan Agreement. All interest under the Loan Agreement will be computed on the basis of a 360-day year for the actual number of days elapsed.

Spectaire, its subsidiaries and Arosa also entered into a Guarantee and Collateral Agreement providing that Spectaire’s obligations to Arosa are secured by substantially all of Spectaire’s assets and all of Spectaire’s shareholders entered into a pledge agreement with Arosa pursuant to which such shareholders pledged all of their equity interests in Spectaire to Arosa as collateral under the Arosa Loan.

Within 90 days after PCCT share redemption, Spectaire shall cause all proceeds to Spectaire from the Trust Account, net of taxes and expenses (the “Net Trust Proceeds”), to be applied to prepay the loan in an amount of cash equal to the sum of (a) the Net Trust Proceeds, plus, (b) in the event that the payment in (a) results in the payment in full of the entire outstanding principal amount of the loan, the Final Payment Amount and (c) all other sums, that shall have become due and payable hereunder in connection with the loan.

The debt instrument does not have any features that require bifurcation as embedded derivatives. All of the proceeds received from the issuance of the debt instrument are recorded as a liability on the unaudited condensed combined pro forma balance sheet.

The transfer of Arosa Founder Units to Spectaire employees and service advisors is subject to ASC 718. Under ASC 718, compensation associated with equity-classified awards is measured at fair value upon the grant date. The Arosa Founder Units were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination). For purpose of the presentation of the following unaudited condensed pro forma financial statements, an amount equal to the number of Arosa Founder Units that ultimately vest multiplied times the grant date fair value per share of $3.84 (or a total of $1.9 million) was recognized as stock-based compensation.

The transfer of Arosa Founder Units to other institutional investors represents the offering of shares and no expense was recorded in the unaudited condensed pro forma financial statements.

On March 31, 2023, in accordance with the terms of the Loan Agreement, Spectaire agreed to issue to Arosa a warrant to purchase a number of shares of Spectaire Common Stock representing 10.0% of the outstanding number of shares of Spectaire Common Stock on a fully diluted basis as of March 31, 2023 at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Closing Date Warrant”). Pursuant to the Loan Agreement, Spectaire will, upon the closing of the Business Combination, issue an additional warrant to Arosa to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Additional Warrant”). Taken together after giving effect to the closing of the Business Combination, the shares of NewCo common stock underlying the Closing Date Warrant and the Additional Warrant will represent 10.3% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis. Spectaire intends to account for these warrants in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified warrants are initially measured at fair value. Subsequent changes in fair value are not recognized as long as they continue to be classified in equity.

The following table summarizes the pro forma number of shares of NewCo Common Stock outstanding following the consummation of the Business Combination and the Forward Purchase Transaction under two separate scenarios, discussed further in the sections below, excluding the potential dilutive effect of the exercise or vesting of the NewCo Options, NewCo RSUs, NewCo Restricted Shares, PCCT Warrants, and Arosa Warrants.

	Scenario 1 Assuming Minimum Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Spectaire Stockholders	12,500,000	61.5%	12,500,000	61.5%
PCCT Public Shareholders	2,080,915	10.2%	—	—%
Sponsor(1)	5,750,000	28.3%	5,750,000	28.3%
Meteora	—	—%	2,080,915	10.2%

Total NewCo Common Stock	20,330,915	100.0%	20,330,915	100.0%

(1)	Includes the 90,000 PCCT Class B Ordinary Shares held by PCCT’s independent directors.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Summary — Ownership of NewCo.” Additionally, the relative percentages above assume the Business Combination was consummated on March 31, 2023. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although PCCT will acquire all of the outstanding equity interests of Spectaire in the Business Combination, PCCT will be treated as the “acquired” company and Spectaire will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Spectaire issuing stock for the net assets of PCCT, accompanied by a recapitalization. The net assets of PCCT will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Spectaire.

Spectaire has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•	Spectaire’s existing stockholders will have the greatest voting interest in NewCo;

•	Spectaire’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of NewCo;

•	Spectaire will comprise the ongoing operations of NewCo; and

•	Spectaire’s existing senior management will be the senior management of NewCo.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•

Assuming Minimum Redemptions: This presentation assumes that after the October Redemptions and April Redemptions, no Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•	Assuming Maximum Redemptions: This presentation assumes that after the October Redemptions and April Redemptions, holders of 2,080,915 Public Shares redeem all of their Public Shares for approximately $10.54 per share, resulting in an aggregate redemption payment of $21.9 million. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 are based on the unaudited and audited historical financial statements of PCCT and Spectaire. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2023

(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) Spectaire (Historical)	(2) PCCT (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash	$2,136	$49	$22,037	(C)	$4,127	$(21,937)	(J)	$—
			(12,795)	(D)		7,800	(M)
			500	(G)		10,010	(O)
			(7,800)	(M)
Restricted cash	3,000	—	—		3,000	20,136	(K)	23,136
Deferred offering costs	—	15	(15)	(D)	—	—		—
Prepaid expense and other current assets	14	77	1,500	(D)	1,591	(1,500)	(O)	91

Total current assets	5,150	141	3,427		8,718	14,509		23,227

Property and equipment, net	27	—	—		27	—		27
Deposits	12	—	—		12	—		12
Investments held in Trust Account	—	26,071	(4,034)	(A)	—	—		—
			(22,037)	(C)

TOTAL ASSETS	$5,189	$26,212	$(22,644)		$8,757	$14,509		$23,266

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,800	$4,470	$—		$6,270	$1,300	(M)	$7,570
Accounts payable – related party	—	35	—		35	—		35
Accrued expenses – related party	—	16	—		16	—		16
Accrued offering costs	—	224	(224)	(D)	—	224	(O)	6,510
						6,286	(O)
Deferred revenue	149	—	—		149	—		149
Loan payable	6,500	—	(6,500)	(M)	—	6,500	(M)	6,500
Convertible promissory notes – related party	—	942	500	(G)	—	—		—
			(1,442)	(H)	—	—		—
FPA liability	—	4,020	(4,020)	(K)	—	4,020	(K)	4,020

Total current liabilities	8,449	9,707	(11,686)		6,470	18,330		24,800

Convertible notes payable, net – related party	2,032	—	(2,032)	(E)	—	—		—
Deferred underwriting fee payable	—	5,635	(2,000)	(D)	3,635	2,000	(O)	5,635
Earnout Shares liability	—	—	61,072	(L)	61,072	—		61,072

Total liabilities	10,481	15,342	45,354		71,117	20,330		91,507

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2023

(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) Spectaire (Historical)	(2) PCCT (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments			Pro Forma Combined
PCCT Class A ordinary shares subject to possible redemption, 2,457,892 shares at redemption value	—	25,971	(4,034)	(A)	—	—			—
			(21,937)	(B)
PCCT common stock subject to possible redemption	—	—	21,937	(B)	—	—			—
			(21,937)	(J)
Stockholders’ deficit:
PCCT preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—	—		—	—			—
PCCT Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding (excluding 2,457,892 shares subject to possible redemption)	—	—	—		—	—			—
PCCT Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding	—	1	(1)	(B)	—	—			—
PCCT common stock	—	—	1	(B)	2	—	(J)		2
			1	(E)
Spectaire preferred stock, $0.0001 par value; 7,500,000 shares authorized; 5,100,000 shares issued and outstanding	1	—	(1)	(E)	—	—			—
Spectaire common stock, $0.0001 par value; 25,000,000 shares authorized; 9,811,932 shares issued and outstanding	1	—	(1)	(E)	—	—			—
Additional paid-in capital	201	—	(2,800)	(D)	—	(21,937)	(J)		—
			2,033	(E)		21,937	(K)
			(21,575)	(F)
			1,442	(H)
			187	(I)
			21,937	(J)
			(61,072)	(L)
			1,940	(N)
			57,707	(P)
Accumulated deficit	(5,495)	(15,102)	(6,286)	(D)	(62,422)	(5,821)	(K	)	(68,243)
			21,575	(F)
			(187)	(I)
			4,020	(K)
			(1,300)	(M)
			(1,940)	(N)
			(57,707)	(P)

Total stockholders’ deficit	(5,292)	(15,101)	(42,027)		(62,420)	(5,821)			(68,241)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$5,189	$26,212	$(22,644)		$8,757	$14,509			$23,266

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands, except share and per share data)

(1)	Derived from the unaudited condensed consolidated balance sheet of Spectaire as of March 31, 2023.
(2)	Derived from the unaudited balance sheet of PCCT as of March 31, 2023.
(A)	Represents the redemption of 376,977 PCCT Class A Ordinary Shares for aggregate redemption payments of $4.0 million at a redemption price of approximately $10.70 per share in April 2023.
(B)	Reflects the conversion of PCCT Class A Ordinary Shares and PCCT Class B Ordinary Shares into NewCo Common Stock in connection with the Domestication.
(C)	Reflects the transfer of investments held in the Trust Account to cash.
(D)

Reflects payments of $12.8 million of Business Combination related fees and expenses, including the deferred underwriting commission of $2 million paid in cash, and accrued offering costs of $9.3 million, $0.2 million of which were already accrued on PCCT’s historical balance sheet, and the director and officer liability insurance of $1.5 million, which is recognized as a prepaid expense in the unaudited pro forma condensed combined balance sheet.

(E)

Reflects the conversion of the Spectaire Convertible Notes and the Spectaire Preferred Stock into the Spectaire Common Stock and the issuance of 12,500,000 shares of NewCo Common Stock to existing Spectaire stockholders.

(F)

Reflects the elimination of PCCT’s historical accumulated deficit and the adjustment to PCCT accumulated deficit due to the payments of Business Combination related fees and expenses as described under adjustment (D) above and the recognition of stock-based compensation as described under adjustment (I) below.

(G)	Reflects the draw down of an additional $0.5 million on the convertible promissory notes issued to PCCT’s related party subsequent to March 31, 2023.
(H)	Reflects the conversion of the Working Capital Note and the Extension Note into warrants at the Business Combination.
(I)	Reflects the recognition of stock-based compensation upon the Business Combination for the Founder Shares transferred from the Sponsor to directors on April 7, 2021.
(J)

Reflects the redemption of shares for cash by the Public Shareholders upon consummation of the Business Combination. In minimum redemption scenario, it reflects, after the October Redemptions and April Redemptions, no Public Shareholders will exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account. In maximum redemption scenario, it reflects, after the October Redemptions and April Redemptions, holders of 2,080,915 Public Shares redeem all of their Public Shares for approximately $10.54 per share, resulting in an aggregate redemption payment of $21.9 million.

(K)

Reflects the reversal of the fair value liability of the Forward Purchase Agreement (“FPA”) entered into with Meteora. Reflects, under the minimum redemption scenario, no shares are issued in connection with this agreement. Reflects, under maximum redemption scenario, the issuance of 2,080,915 Recycled Shares to Meteora in connection with the Forward Purchase Agreement at the Business Combination. In addition, there is reduction equal to the product of the number of Recycled Shares and the Initial Price, less an amount equal to 1% of the product of the number of Recycled Shares and the Initial Price (the “Shortfall Amount”). The amount of the FPA liability and escrow cash will change based on the actual number of Recycled Shares purchased by Meteora. The following table illustrates, under Scenario 2, the amount of the FPA liability and escrow cash under Meteora’s different purchase levels of the Recycled Shares.

	25% of 2,080,915 shares are purchased	50% of 2,080,915 shares are purchased	75% of 2,080,915 shares are purchased
	(in thousands, except share data)
Number of Recycled Shares	520,229	1,040,458	1,560,686
Escrow cash	$3,848	$9,278	$14,707
FPA liability	$1,005	$2,010	$3,015

The earnings per share will also change based on the actual number of Recycled Shares purchased by Meteora. The following table shows, under Scenario 2, the earnings per share data under Meteora’s different purchase levels of the Recycled Shares for the three months ended March 31, 2023.

	25% of 2,080,915 shares are purchased	50% of 2,080,915 shares are purchased	75% of 2,080,915 shares are purchased
Number of Recycled Shares	520,229	1,040,458	1,560,686
Weighted average shares outstanding of common stock	18,770,229	19,290,458	19,810,686
Net loss per common share, basic and diluted	$(0.35)	$(0.34)	$(0.33)

The earnings per share will also change based on the actual number of Recycled Shares purchased by Meteora. The following table shows, under Scenario 2, the earnings per share data under Meteora’s different purchase levels of the Recycled Shares for the year ended December 31, 2022.

	25% of 2,080,915 shares are purchased	50% of 2,080,915 shares are purchased	75% of 2,080,915 shares are purchased
Number of Recycled Shares	520,229	1,040,458	1,560,686
Weighted average shares outstanding of common stock	18,770,229	19,290,458	19,810,686
Net loss per common share, basic and diluted	$(0.74)	$(0.72)	$(0.70)

(L)

Reflects the obligation to issue Spectaire Earnout Shares upon the occurrence of Earnout Triggering Events. PCCT has preliminarily determined that the Contingent Consideration for PCCT participating shareholders is not indexed to PCCT’s own stock and is therefore accounted for as a liability which will be remeasured to fair value at subsequent reporting dates with the change in fair value recognized as a gain or loss in the statement of operations.

The following table shows the pro forma earnings per share data upon NewCo meeting different Triggering Events for the three months ended March 31, 2023:

	Triggering Event I	Triggering Event II	Triggering Event III
Number of Spectaire Earnout Shares outstanding	2,500,000	5,000,000	7,500,000
Weighted average shares outstanding of common stock	22,830,915	25,330,915	27,830,915
Net loss per common share, basic and diluted	$(0.29)	$(0.26)	$(0.24)

The following table shows the pro forma earnings per share data upon NewCo meeting different Triggering Events for the year ended December 31, 2022:

	Triggering Event I	Triggering Event II	Triggering Event III
Number of Spectaire Earnout Shares outstanding	2,500,000	5,000,000	7,500,000
Weighted average shares outstanding of common stock	22,830,915	25,330,915	27,830,915
Net loss per common share, basic and diluted	$(0.60)	$(0.54)	$(0.50)

(M)

Reflects under the minimum redemption scenario, Spectaire’s mandatory prepayment of the Bridge Loan in an amount of $6.5 million. Under the maximum redemption scenario, Spectaire’s mandatory prepayment amount is $0 because the amount of Net Trust Proceeds is nil as a result of the maximum number of share redeemed and the associated redemption payment of $21.9 million. Therefore, even if no such repayment entry is reflected under the maximum redemption scenario, the loan is not at default. This entry causes the current assets under the maximum redemption scenario to be $6.5 million higher than under the minimum redemption scenario.

(N)	Reflects the recognition of stock-based compensation upon the Business Combination for the Arosa Founder Units transferred to Spectaire employees and service advisors.
(O)

Under the maximum redemption scenario, as a result of the maximum number of shares redeemed and the associated redemption payment of $21.9 million, there is insufficient cash to pay the Company’s payables and estimated transactional related fees and expenses. Accordingly, this entry reflects the reversal of the payments of transactional related fees and expenses due to the cash shortfall at the closing of the Business

Combination. This entry causes the current assets under the maximum redemption scenario to be $8.5 million higher than under the minimum redemption scenario.
(P)	Reflects the reclassification of negative additional paid-in capital to stockholders’ deficit.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2023

(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) Spectaire (Historical)	(2) PCCT (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
General and administrative	$3,612	$2,112	$(30)	(BB)	$5,694	$—	$5,694
Depreciation expense	3	—	—		3	—	3
Research and development	599	—	—		599	—	599
Sales and marketing	105	—	—		105	—	105

Total operating expenses	4,319	2,112	(30)		6,401	—	6,401

Loss from operations	(4,319)	(2,112)	30		(6,401)	—	(6,401)

Other income (expense)
Interest and dividend income on investment held in Trust Account	—	258	(258)	(AA)	—	—
Change in fair value of forward purchase units	—	(190)	—		(190)	—	(190)
Interest expense	(38)	—	—		(38)	—	(38)

Total other (expense) income, net	(38)	68	(258)		(228)	—	(228)

Loss before income tax	(4,357)	(2,044)	(228)		(6,629)	—	(6,629)
Income tax expense	—	—	—		—	—	—

Net loss	$(4,357)	$(2,044)	$(228)		$(6,629)	$—	$(6,629)

Net loss per common share, basic and diluted	$(0.47)

Basic and diluted net loss per share attributable to common stock subject to redemption		$(0.25)

Basic and diluted net loss per share attributable to common stock		$(0.25)

Weighted average number of common shares outstanding, basic and diluted					20,330,915		20,330,915

Net loss per common share, basic and diluted			$(0.33)			$(0.33)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(in thousands, except share and per share data)

(1)	Derived from the unaudited condensed consolidated statement of operations of Spectaire for the three months ended March 31, 2023.
(2)	Derived from the unaudited statement of operations of PCCT for the three months ended March 31, 2023.
(AA)	Represents an adjustment to eliminate interest and dividend income on investments held in the Trust Account after giving effect to the Business Combination as of it had occurred on January 1, 2022.
(BB)

Represents an adjustment to eliminate administrative service fees that will be ceased payment upon Closing of the Business Combination after giving effect to the Business Combination as of it had occurred on January 1, 2022.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) Spectaire (Historical)	(2) PCCT (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
General and administrative	$138	$3,794	$(120)	(BB)	$12,225	$—	$12,225
			6,286	(CC)
			187	(DD)
			1,940	(FF)
Depreciation expense	10	—	—		10	—	10
Research and development	968	—	—		968	—	968

Total operating expenses	1,116	$3,794	8,293		13,203	—	13,203

Loss from operations	(1,116)	(3,794)	(8,293)		(13,203)	—	(13,203)

Other income (expense)
Interest and dividend income on investment held in Trust Account	—	2,030	(2,030)	(AA)	—	—	—
Gain on extinguishment of debt	700	—	—		700	—	700
Interest expense	—	—	(1,300)	(EE)	(1,300)	—	(1,300)

Total other (expense) income, net	700	2,030	(3,330)		(600)	—	(600)

Loss before income tax	(416)	(1,764)	(11,623)		(13,803)	—	(13,803)
Income tax expense	—	—	—		—	—	—

Net loss	$(416)	$(1,764)	$(11,623)		$(13,803)	$—	$(13,803)

Net loss per common share, basic and diluted	$(0.06)

Basic and diluted net loss per share attributable to common stock subject to redemption		$(0.07)

Basic and diluted net loss per share attributable to common stock		$(0.07)

Weighted average number of common shares outstanding, basic and diluted					20,330,915		20,330,915

Net loss per common share, basic and diluted			$(0.68)			$(0.68)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(in thousands, except share and per share data)

(1)	Derived from the audited consolidated statement of operations of Spectaire for the year ended December 31, 2022.
(2)	Derived from the audited statement of operations of PCCT for the year ended December 31, 2022.
(AA)	Represents an adjustment to eliminate interest and dividend income on investments held in the Trust Account after giving effect to the Business Combination as of it had occurred on January 1, 2022.
(BB)

Represents an adjustment to eliminate administrative service fees that will be ceased payment upon Closing of the Business Combination after giving effect to the Business Combination as of it had occurred on January 1, 2022.

(CC)

Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in Entry (D) above in the aggregate amount of $6.3 million for the direct, incremental costs of the Business Combination, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the combined company beyond 12 months after the Business Combination.

(DD)	Represents the recognition of stock-based compensation upon the Business Combination for the Founder Shares transferred from Sponsor to directors on April 7, 2021.
(EE)	Represents the recognition of the accretion of 20% on the Initial Principal as interest expense.
(FF)	Reflects the recognition of stock-based compensation upon the Business Combination for the Arosa Founder Units transferred to Spectaire employees and service advisors.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Spectaire has been determined to be the accounting acquirer, primarily due to the fact that Spectaire stockholders will continue to control NewCo. Under this method of accounting, although PCCT will acquire all of the outstanding equity interests of Spectaire in the Business Combination, PCCT will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Spectaire issuing stock for the net assets of PCCT, accompanied by a recapitalization. The net assets of PCCT will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Spectaire.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 assumes that the Business Combination and related transactions occurred on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

i.	PCCT’s unaudited balance sheet as of March 31, 2023 and the related notes for the three months ended March 31, 2023, included elsewhere in this proxy statement/prospectus; and

ii.	Spectaire’s unaudited condensed consolidated balance sheet as of March 31, 2023 and the related notes for the three months ended March 31, 2023, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

i.	PCCT’s unaudited statement of operations for the three months ended March 31, 2023 and the related notes, included elsewhere in this proxy statement/prospectus; and

ii.	Spectaire’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2023 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

i.	PCCT’s audited statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus; and

ii.	Spectaire’s audited consolidated statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of the PCCT Ordinary Shares:

•

Assuming Minimum Redemptions: This presentation assumes that after the October Redemptions and April Redemptions, no Public Shareholders will exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that after the October Redemptions and April Redemptions, holders of 2,080,915 Public Shares redeem all of their Public Shares for approximately $10.54 per share, resulting in an aggregate redemption payment of $21.9 million. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that PCCT believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. PCCT believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of NewCo. They should be read in conjunction with the historical financial statements and notes thereto of PCCT and Spectaire.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of NewCo. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are expected to have a continuing impact on the results of NewCo.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). PCCT has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. Spectaire and PCCT have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had NewCo filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not necessarily reflect the deferred taxes of NewCo as a result of the Business Combination. Upon Closing of the Business Combination, it is likely that NewCo will record a valuation allowance against the total U.S. and state deferred tax assets given the history of net operating losses and valuation allowance of Spectaire as the recoverability of the tax assets is uncertain.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of NewCo Common Stock outstanding, assuming the Business Combination occurred on January 1, 2022.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of the PCCT Ordinary Shares as of March 31, 2023:

	As of March 31, 2023
(in thousands, except share and per share data)	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
Net loss	$(6,629)	$(6,629)
Stockholders’ deficit	(62,420)	(68,241)
Weighted average shares outstanding of common stock(1)	20,330,915	20,330,915
Net loss per common share, basic and diluted	$(0.33)	$(0.33)
Book value per share	$(3.07)	$(3.36)

(1)

For the purposes of calculating diluted earnings per share, all outstanding 260,000 NewCo RSUs, 7,240,000 NewCo Restricted Shares, 21,500,000 PCCT Warrants, 221,631 Working Capital Loan Warrants and Extension Warrants, and 2,000,000 Arosa Warrants should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share

COMPARATIVE SHARE

INFORMATION

The following table sets forth the historical comparative share information for PCCT and Spectaire on a stand-alone basis and the unaudited pro forma combined share information as of and for the three months ended March 31, 2023 and for the year ended December 31, 2022, after giving effect to the Business Combination, assuming (i) after the October Redemptions and April Redemptions, no Public Shareholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the Public Shareholders exercise their redemption rights with respect to a maximum of 2,080,915 Public Shares. This leads to a total maximum redemption value of $21.9 million calculated by multiplying the maximum of 2,080,915 Public Shares by the redemption price of approximately $10.54 per share. The estimated per share redemption value of $10.54 was calculated by dividing the difference between the amount of $26.1 million in the Trust Account as of March 31, 2023 and the April Redemptions payment of $4.0 million by the 2,080,915 total Public Shares. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of PCCT and Spectaire and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of PCCT and Spectaire is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of PCCT and Spectaire would have been had the companies been combined during the period presented.

	Historical		Pro Forma Combined
	Spectaire	PCCT	Assuming Minimum Redemptions	Assuming Maximum Redemptions
As of and for the Three Months Ended March 31, 2023
Book deficit per share(1)	$(0.54)	$(1.84)	$(3.07)	$(3.36)
Weighted average shares outstanding – basic and diluted	$9,306,663	$2,457,892	$20,330,915	$20,330,915
Net loss per share – basic and diluted	$(0.47)	$(0.25)	$(0.33)	$(0.33)
Weighted average shares outstanding – basic and diluted		$5,750,000
Net loss per share – basic and diluted		$(0.25)

For the Year Ended December 31, 2022
Weighted average shares outstanding – basic and diluted	$6,836,259	$19,398,096	$20,330,915	$20,330,915
Net loss per share – basic and diluted	$(0.06)	$(0.07)	$(0.68)	$(0.68)
Weighted average shares outstanding – basic and diluted		$5,750,000
Net loss per share – basic and diluted		$(0.07)

(1)	The book deficit per share is equal to the total stockholders’ deficit divided by the total number of basic (or diluted) outstanding shares.

SPECIAL MEETING OF PCCT

GENERAL

PCCT is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the PCCT Board for use at the Special Meeting to be held on [●], 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to PCCT shareholders on or about [●], 2023 in connection with the vote on the Proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides PCCT shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

The Special Meeting will be held in person or by proxy, on [●], 2023, at [●], at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Avenue, Palo Alto, CA 94301, or in virtual format via live webcast at https://www.cstproxy.com/[●].

VOTING POWER; RECORD DATE

Only shareholders of record of PCCT as of the close of business on [●], 2023, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Each of the PCCT Ordinary Shares entitles the holder thereof to one vote. Holders of shares held in “street name” or are in a margin or similar account should contact such shareholder’s broker to ensure that votes related to the shares beneficially owned are properly counted. PCCT Warrants do not have voting rights in connection with the Proposals. As of the close of business on the PCCT Record Date, there were 7,830,915 PCCT Ordinary Shares issued and outstanding, including 2,080,915 Public Shares and 5,750,000 Founder Shares.

PURPOSE OF THE SPECIAL MEETING

At the Special Meeting, PCCT is asking holders of PCCT Ordinary Shares to:

•

consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of PCCT to Delaware, the Merger of Merger Sub with and into Spectaire, with Spectaire surviving the Merger as a direct wholly-owned subsidiary of NewCo in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Business Combination Proposal”);

•

consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of PCCT’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

•

consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between the PCCT Governing Documents and the Proposed Organizational Documents, each to be effective upon the Domestication:

•

to authorize the change in authorized share capital of PCCT from 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 5,000,000 preference shares, par value $0.0001 per share to [●] shares of NewCo Common Stock and [●] shares of preferred stock, par value $0.0001 per share, of Spectaire Holdings Inc. (“NewCo Preferred Stock”) (“Organizational Documents Proposal A”);

•

to authorize the NewCo Board to issue any or all shares of NewCo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the NewCo Board and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

•

to provide that the NewCo Board be divided into three classes, with each class made up of, as nearly as may be possible, one-third of the total number of directors constituting the entire NewCo Board, with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”);

•

to authorize all other changes in connection with the replacement of the PCCT Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex E, Annex F and Annex G, respectively), including (1) changing the corporate name from “Perception Capital Corp. II” to “Spectaire Holdings Inc.,” (2) making NewCo’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, and (4) removing certain provisions related to PCCT’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the PCCT Board believes is necessary to adequately address the needs of PCCT or NewCo after the Business Combination (collectively, “Organizational Documents Proposal D”);

•

consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved and adopted, the election of directors who, upon consummation of the Business Combination, will be the directors of NewCo (the “Director Election Proposal”), to be effective as of the Closing;

•

consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635 and assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved and adopted, the issuance of NewCo Common Stock to (a) the Spectaire Stockholders pursuant to the Merger Agreement and (b) the Eligible Spectaire Equityholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”), to be effective prior to or substantially concurrently with the Closing;

•

consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved and adopted, the NewCo Equity Incentive Plan (the “Equity Incentive Plan Proposal”), to be effective prior to the Closing;

•

consider and vote upon a proposal to approve by ordinary resolution, the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Proposals at the Special Meeting (the “Adjournment Proposal”), to be effective as of the date of the Special Meeting.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus.

VOTE OF THE SPONSOR, DIRECTORS AND OFFICERS

As of the PCCT Record Date, the Initial Shareholders own approximately 73.4% of the issued and outstanding PCCT Ordinary Shares. The parties to the Sponsor Support Agreement, including the Initial Shareholders, have agreed to, among other things, vote in favor of each of the Proposals presented at the Special Meeting, including the Merger Agreement and the transactions contemplated thereby. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve each Proposal presented at the Special Meeting and the affirmative vote of additional Public Shares will not be required to approve any of the Proposals to be presented thereat.

The Sponsor and PCCT’s directors and officers have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any and all PCCT Ordinary Shares held by them, including with respect to any Public Shares purchased in the Initial Public Offering or in the aftermarket, subject to the terms and conditions contemplated in that certain letter agreement, dated as of October 27, 2021. The Founder Shares held by the Initial Shareholders have no redemption rights upon PCCT’s liquidation and will be worthless if PCCT does not consummate an initial business combination by the Completion Window.

QUORUM

A quorum of PCCT shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the issued and outstanding PCCT Ordinary Shares entitled to vote at the Special Meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of the PCCT Record Date, 3,915,459 PCCT Ordinary Shares would be required to achieve a quorum. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to establish a valid quorum.

ABSTENTIONS AND BROKER NON-VOTES

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee or intermediary on a timely basis on how to vote your shares, your broker, bank or other nominee or intermediary, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-discretionary matters. Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to PCCT but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of quorum on all matters, but they will not be treated as shares voted on the matter and will, therefore, have no effect on any of the Proposals. Under applicable self-regulatory organization rules, your broker, bank or nominee cannot vote your shares with respect to “non-discretionary” matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. PCCT believes that none of the Proposals to be presented at the Special Meeting are routine matters and that each such Proposal is, therefore, a “non-discretionary” matter. As such, without your voting instructions, your brokerage firm cannot vote your shares on any Proposal to be voted on at the Special Meeting.

VOTE REQUIRED FOR APPROVAL

The Business Combination Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of PCCT Ordinary Shares.

The approval of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Each of the Organizational Documents Proposals is conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Director Election Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Director Election Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Stock Issuance Proposal is conditioned on the approval of the Director Election Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Equity Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Adjournment Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. The Adjournment Proposal is not conditioned upon the approval of any other Proposal.

It is important for PCCT shareholders to note that in the event that the Business Combination Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal do not receive the requisite vote for approval, PCCT will not consummate the Business Combination. If PCCT does not consummate the Business Combination and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in the Trust Account to its Public Shareholders.

RECOMMENDATION OF THE PCCT BOARD

The PCCT Board believes that the Business Combination Proposal and the other Proposals to be presented at the Special Meeting are advisable and in the best interests of PCCT and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of PCCT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of PCCT and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, PCCT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” for a further discussion of these considerations.

VOTING YOUR SHARES

Each PCCT Ordinary Share entitles the holder thereof to one vote. You can vote your shares in person (which includes virtual attendance) at the Special Meeting or by proxy. If your shares are owned directly in your name with Continental, PCCT’s transfer agent, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in “street name” or are in a margin or similar account or by a bank or other nominee or intermediary, you are considered a “non-record (beneficial) shareholder.”

Shareholders of Record

You can vote by proxy by having one or more individuals who will attend the Special Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your ballot at the Special Meeting is called voting “by proxy.” Alternatively, you may attend and vote your shares at the Special Meeting in person at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Avenue, Palo Alto, CA 94301, or online via live webcast at https://www.cstproxy.com/[●].

If you wish to vote by proxy, you must (i) complete the enclosed form, called a “proxy card,” and mail it in the envelope provided or (ii) submit your proxy over the Internet in accordance with the instructions on the enclosed proxy card. If you complete the proxy card and mail it in the envelope provided or submit your proxy over the Internet as described above, you will designate each of Rick Gaenzle, Scott Honour and Corey Campbell or the Chairperson of the Special Meeting to act as your proxy at the Special Meeting. One of the aforementioned individuals will then vote your shares at the Special Meeting in accordance with the instructions you provided to them in the proxy card with respect to the Proposals presented in this proxy statement/prospectus. Proxies will extend to, and be voted at, any adjournments or postponements of the Special Meeting. If you sign and return the proxy card but do not provide instructions as to how to vote your shares, your shares will be voted, in accordance with the recommendation of the PCCT Board, “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal.

Beneficial Owners

If your shares are held in an account through a broker, bank or other nominee or intermediary, such broker, bank or other nominee or intermediary is considered the shareholder of record for purposes of voting at the Special Meeting and you are considered the beneficial owner of such shares held in “street name” and this proxy statement/prospectus is being sent to you by such broker, bank or other nominee or intermediary. As a beneficial owner, you have the right to direct your broker, bank or other nominee or intermediary regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee or intermediary provides you along with this proxy statement/prospectus. Your broker, bank or other nominee or intermediary may have an earlier deadline by which you must provide it with instructions as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you wish to attend and vote your shares at the Special Meeting, you must first obtain a legal proxy from your broker, bank or other nominee or intermediary that holds your shares and email a copy (a legible photograph is sufficient) of your legal proxy to Continental at proxy@continentalstock.com. Beneficial owners who email a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting virtually should contact Continental no later than [●], 2023, to obtain this information. If you wish to attend and vote your shares at the Special Meeting in person, you must bring with you a legal proxy from your broker, bank or other nominee or intermediary authorizing you to vote those shares. That is the only way PCCT can be sure that the broker, bank or other nominee or intermediary has not already voted the PCCT Ordinary Shares beneficially owned by you.

CERTAIN ENGAGEMENTS IN CONNECTION WITH THE BUSINESS COMBINATION AND RELATED TRANSACTIONS

The IPO Underwriters acted as the book-running managers of the Initial Public Offering pursuant to that certain underwriting agreement between Jefferies, as representative for the IPO Underwriters, and PCCT, as amended and supplemented by that certain first amendment agreement to underwriting agreement entered into on March 23, 2023 by and between Jefferies, as representative for the IPO Underwriters, and PCCT. Jefferies was subsequently engaged by PCCT to act as lead capital markets advisor in connection with the Business Combination.

The First Amendment Agreement to Underwriting Agreement

On March 23, 2023, PCCT and Jefferies, as representative of the IPO Underwriters, entered into the Underwriting Agreement Amendment, pursuant to which PCCT and Jefferies agreed that the deferred underwriting discount will be payable only to Jefferies, individually and not as representative and for the accounts of the IPO Underwriters, after such other IPO Underwriters waived or indicated to PCCT they will waive their entitlement to the payment of any deferred underwriting discount, thereby reducing the amount of such deferred underwriting discount to $5,635,000 (the “Deferred Discount”) to be paid as follows: (a) if there is at least $25,000,000 of (i) available funds in the Trust Account, plus (ii) amounts received by PCCT in connection with equity purchase agreements prior to or substantially concurrently with the Closing, minus (iii) amounts payable in connection with the Redemption, minus (iv) amounts payable pursuant to the Forward Purchase Agreement, minus (v) all fees incurred by PCCT and Spectaire for outside advisors in connection with the Business Combination (the “Closing Surviving Corporation Cash”), the Deferred Discount will be due to Jefferies at the Closing; and (b) if there is less than $25,000,000 of the Closing Surviving Corporation Cash, $2,000,000 of the Deferred Discount will be due to Jefferies at the Closing, with the remaining $3,635,000 (the “Deferred Cash Obligation”) being due to Jefferies no later than eighteen months following the Closing. For the avoidance of doubt, the Deferred Discount is payable solely to Jefferies and not the other IPO Underwriters, which have waived or indicated to PCCT that they will waive their entitlement to the payment of any deferred underwriting discount.

PCCT may, at its sole discretion, elect to pay all or any of the Deferred Cash Obligation in shares of NewCo Common Stock (the “Deferred Stock Payment Shares”); provided that, PCCT will provide Jefferies with written notice of its election to deliver the Deferred Cash Obligation as the Deferred Stock Payment Shares no earlier than sixty (60) calendar days following the Closing but no later than two business days prior to the delivery of the Deferred Stock Payment Shares. Jefferies is entitled to customary shelf registration rights with respect to the Deferred Stock Payment Shares. PCCT has agreed to file a shelf registration statement to register the Deferred Stock Payment Shares within fifteen business days of their delivery.

The IPO Underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The IPO Underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for PCCT and its affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the IPO Underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by PCCT and its affiliates. The IPO Underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

REVOKING YOUR PROXY

If you are a PCCT shareholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify PCCT’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•

you may attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee or intermediary for information on how to change or revoke your voting instructions.

ADDITIONAL MATTERS

The PCCT Board does not know of any other matters to be presented at the Special Meeting. The form of proxy accompanying this proxy statement/prospectus confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters that may properly come before the Special Meeting. If any additional matters are properly presented at the Special Meeting, or at any adjournments or postponements of the Special Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares they represent in accordance with the recommendations of the PCCT Board with respect to any such matters. PCCT expects that the Public Shares represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of the PCCT Board with respect to any such matters.

WHO CAN ANSWER YOUR QUESTIONS ABOUT VOTING YOUR SHARES

Shareholders who have questions about how to vote or direct a vote in respect of PCCT Ordinary Shares or need assistance in completing or submitting their proxy cards should contact Morrow Sodali LLC, PCCT’s proxy solicitor, at (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing pcct.info@investor.morrowsodali.com.

REDEMPTION RIGHTS

Pursuant to the PCCT Governing Documents, a Public Shareholder may request that PCCT redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•

hold Public Shares or, if you hold Public Shares through PCCT Units, you elect to separate such units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

•	submit a written request to Continental, PCCT’s transfer agent, that PCCT redeem all or a portion of your Public Shares for cash; and

•	deliver your Public Shares to Continental, PCCT’s transfer agent, electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2023 (two business days before the Special Meeting) in order for their shares to be redeemed.

Holders of PCCT Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their PCCT Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the PCCT Units into the underlying Public Shares and Public Warrants, or if a holder holds PCCT Units registered in its, his or her own name, the holder must contact Continental, PCCT’s transfer agent, directly and instruct them to do so. Your broker, bank or other nominee or intermediary may have an earlier deadline by which you must provide instructions to separate the PCCT Units into the underlying Public Shares and Public Warrants in order to exercise redemption rights with respect to the Public Shares, so you should contact your broker, bank or other nominee or intermediary. Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of if or how they vote in respect of the Business Combination Proposal and the other Proposals to be presented at the Special Meeting.

If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, PCCT’s transfer agent, PCCT will redeem such Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to PCCT to pay its income taxes, divided by the number of then-issued and outstanding Public Shares, calculated as of two business days prior to the consummation of the Business Combination. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The Redemption of Public Shares will take place immediately prior to the Domestication when a redeeming Public Shareholder’s Public Shares are canceled in exchange for the right to receive the cash consideration described above. Such cash will be paid to redeeming Public Shareholders promptly after consummation of the Business Combination.

If you hold Public Shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to Continental, PCCT’s transfer agent, and later decide prior to the Special Meeting not to elect redemption, you may request that PCCT’s transfer agent return the shares (electronically) to you. You may make such request by contacting Continental, PCCT’s transfer agent, at the phone number or address listed at the end of this section.

The Sponsor and PCCT’s directors and officers and certain other holders of PCCT Class B Ordinary Shares have agreed to, among other things and as applicable, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and, pursuant to the letter agreement, to waive their redemption rights in connection with the consummation of the Business Combination with respect to any PCCT Ordinary Shares held by them. The PCCT Ordinary Shares held by the Sponsor (including PCCT’s directors, officers and such other parties to the letter agreement) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 73.4% of the issued and outstanding PCCT Ordinary Shares.

If PCCT is not able to complete the Business Combination or another initial business combination by the Completion Window, then the parties to the letter agreement, including the Initial Shareholders, will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold.

Holders of PCCT Warrants will not have redemption rights with respect to such warrants.

The closing price of the Public Shares on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[●]. As of December 31, 2022, funds in the Trust Account totaled approximately $25,517,987 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.38 per issued and outstanding Public Share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. PCCT cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

APPRAISAL RIGHTS

Neither PCCT’s shareholders nor PCCT Warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

PROXY SOLICITATION COSTS

PCCT is soliciting proxies on behalf of the PCCT Board. This solicitation is being made by mail but also may be made by telephone or in person. PCCT and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. PCCT will bear the cost of the solicitation.

PCCT has hired Morrow Sodali LLC to assist in the proxy solicitation process. PCCT will pay that firm a fee of $17,500 plus disbursements. Such fee will be paid from non-Trust Account funds.

PCCT will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PCCT will reimburse them for their reasonable expenses.

PCCT INITIAL SHAREHOLDERS

As of [●], 2023, the PCCT Record Date, the Initial Shareholders of record were entitled to vote an aggregate of 5,750,000 Founder Shares that were issued prior to the Initial Public Offering. Such shares currently constitute approximately 73.4% of the issued and outstanding PCCT Ordinary Shares. The Initial Shareholders have agreed to vote the Founder Shares, as well as any PCCT Class A Ordinary Shares acquired in the aftermarket, in favor of each of the Proposals presented at the Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if PCCT does not consummate a business combination by the Completion Window.

Upon consummation of the Business Combination, under the Sponsor Support Agreement, certain PCCT Ordinary Shares (or shares of NewCo Common Stock issuable upon conversion thereof) will be subject to (i) certain lock-up restrictions and (ii) certain time-based vesting provisions. See the section entitled “Other Agreements—Sponsor Support Agreement” for more information.

PURCHASES OF PCCT ORDINARY SHARES

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding PCCT or its securities, the Sponsor, Spectaire and their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of PCCT Ordinary Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Spectaire’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

In the event that the Sponsor, Spectaire or their respective affiliates purchase shares in privately negotiated transactions from Public Shareholders, such selling shareholders would be required to revoke their elections to redeem their shares (if applicable). Any such privately negotiated purchases will only be effected at purchase prices that are equal to or below the redemption price of the Public Shares in connection with the Business Combination, no such shares would be voted in favor of any of the Proposals, and no exercise of redemption rights would be made by the purchasers with respect to such shares.

Entering into any such arrangements may have a depressive effect on PCCT Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other Proposals and would likely increase the chances that such Proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Spectaire or any of their respective affiliates. PCCT will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

OVERVIEW

Holders of PCCT Ordinary Shares are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination (the “Business Combination Proposal”). PCCT shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this Proposal.

VOTE REQUIRED FOR APPROVAL

The approval of this Business Combination Proposal (and consequently, the transactions contemplated by the Merger Agreement, including the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the PCCT Ordinary Shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

Failure to submit a proxy or to vote in person or virtually at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. The Business Combination Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Sponsor and other holders of the Founder Shares have agreed to vote the Founder Shares and any PCCT Ordinary Shares owned by them in favor of the Business Combination Proposal. See the section entitled “Other Agreements – Sponsor Support Agreement” for more information.

The Initial Shareholders own approximately 73.4% of the PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve the Business Combination Proposal. Therefore, assuming the Initial Shareholders all vote in favor of the Business Combination Proposal, pursuant to the Sponsor Support Agreement, and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Business Combination Proposal.

RECOMMENDATION OF THE PCCT BOARD

THE PCCT BOARD UNANIMOUSLY RECOMMENDS THAT THE PCCT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

VOTE REQUIRED FOR APPROVAL

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

PROPOSAL NO. 2—THE DOMESTICATION PROPOSAL

OVERVIEW

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then PCCT is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to closing of the Merger, the PCCT Board has approved a change of PCCT’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Pursuant to Section 7.7 of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and in accordance with PCCT’s Plan of Domestication, a copy of which is included as an exhibit to the registration statement of which this proxy statement/prospectus is a part to effect the Domestication, PCCT will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware in accordance with Section 388 of the DGCL, under which PCCT will be domesticated and continue as a Delaware corporation.

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding PCCT Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of NewCo Common Stock, (2) each of the then issued and outstanding PCCT Class B Ordinary Shares will convert automatically, on a one-for-one basis, into a share of NewCo Common Stock, (3) each then issued and outstanding PCCT Warrant will convert automatically into a NewCo Warrant, pursuant to the Warrant Agreement and (4) each PCCT Unit will be cancelled, entitling the holder thereof to one share of NewCo Common Stock and one-half of one NewCo Warrant.

The Domestication Proposal, if approved, will approve a change of PCCT’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while PCCT is currently governed by the Cayman Islands Companies Act, upon the Domestication, NewCo will be governed by the DGCL. PCCT encourages shareholders to carefully consult the information set forth in the section titled “Comparison of Corporate Governance and Shareholder Rights.” Additionally, if the Domestication Proposal is approved, then PCCT will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace the PCCT Governing Documents with the Proposed Organizational Documents under the DGCL. The Proposed Organizational Documents differ in certain material respects from the PCCT Governing Documents and PCCT encourages shareholders to carefully consult the information set out below under “Proposal No. 3 – The Organizational Documents Proposals,” the PCCT Governing Documents and the Proposed Organizational Documents, copies of which attached to this proxy statement/prospectus as Annexes E, F and G, respectively.

REASONS FOR THE DOMESTICATION

The PCCT Board believes that there are significant advantages that will arise as a result of a change of PCCT’s domicile to Delaware. Further, the PCCT Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The PCCT Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of PCCT and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as NewCo.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. PCCT believes such clarity would be advantageous to NewCo, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for NewCo stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. NewCo’s incorporation in Delaware may make NewCo more attractive to future candidates for its board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, PCCT has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. The PCCT Board, therefore, believes that providing the benefits afforded directors by Delaware law will enable NewCo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, PCCT believes that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, PCCT believes that the corporate environment afforded by Delaware will enable NewCo to compete more effectively with other public companies in attracting and retaining new directors.

EXPECTED ACCOUNTING TREATMENT OF THE DOMESTICATION

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of PCCT as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of NewCo immediately following the Domestication will be the same as those of PCCT immediately prior to the Domestication.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of the PCCT Ordinary Shares.

The Initial Shareholders own approximately 73.4% of the PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve the Domestication Proposal. Therefore, assuming the Initial Shareholders all vote in favor of the Domestication Proposal, pursuant to the Sponsor Support Agreement, and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Domestication Proposal.

RESOLUTION

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that PCCT be de-registered in the Cayman Islands pursuant to Article 48 of the PCCT Governing Documents and be registered by way of continuation as a corporation in the State of Delaware.”

RECOMMENDATION OF THE PCCT BOARD

THE PCCT BOARD RECOMMENDS THAT PCCT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of PCCT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of PCCT and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Proposals. In addition, PCCT’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 3—THE ORGANIZATIONAL DOCUMENTS PROPOSAL

If the Business Combination is to be consummated and the Domestication Proposal is approved, PCCT will replace the current Amended and Restated Memorandum of Association of PCCT (the “Existing Memorandum”) and the current Amended and Restated Articles of Association of PCCT (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “PCCT Governing Documents”), under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of NewCo, in each case, under the DGCL.

PCCT shareholders are asked to consider and vote upon and to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the PCCT Governing Documents with the Proposed Organizational Documents, each to be effective upon the Domestication. The Organizational Documents Proposals are conditioned on the approval of the Business Combination Proposal and Domestication Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Proposed Organizational Documents differ materially from the PCCT Governing Documents.

The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for NewCo. This summary is qualified by reference to the complete text of the PCCT Governing Documents, and the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex F and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex G. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the PCCT Governing Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus for additional information.

	PCCT Governing Documents	The Proposed Organizational Documents
Authorized Shares (Proposal A)

The PCCT Governing Documents authorize 555,000,000 shares, consisting of 500,000,000 PCCT Class A Ordinary Shares, 50,000,000 PCCT Class B Ordinary Shares and 5,000,000 preference shares.

See paragraph 5 of the Existing Memorandum.

The Proposed Organizational Documents authorize [●] shares, consisting of [●] shares of NewCo Common Stock and [●] shares of NewCo Preferred Stock.

See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Proposal B)	The PCCT Governing Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by the PCCT Board. Accordingly, the PCCT Board is empowered under the PCCT Governing Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of PCCT

The Proposed Organizational Documents authorize the NewCo Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof, as the NewCo Board may determine.

See Article IV subsection (B) of the Proposed Certificate of Incorporation.

	PCCT Governing Documents	The Proposed Organizational Documents

Ordinary Shares (except to the extent it may affect the ability of PCCT to carry out a conversion of PCCT Class B Ordinary Shares on the Closing Date, as contemplated by the Existing Articles).

See paragraph 5 of the Existing Memorandum and Articles 3 of the Existing Articles.

Classified Board (Proposal C)	The PCCT Governing Documents do not contain a provision that provides for a classified board.

The Proposed Organizational Documents provide that the NewCo Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

See Article V, subsection (A) of the Proposed Certificate of Incorporation.

Corporate Name (Proposal D)	The PCCT Governing Documents provide that the name of the company is “Perception Capital Corp. II” See paragraph 1 of the Existing Memorandum.	The Proposed Organizational Documents provide that the name of the corporation will be “Spectaire Holdings Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Proposal D)

The PCCT Governing Documents provide that if PCCT does not consummate a business combination (as defined in the PCCT Governing Documents) by November 1, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), PCCT will cease all operations except for the purposes of winding up and will redeem the Public Shares and liquidate the Trust Account.

See Article 49.7 of the Existing Articles.

The Proposed Organizational Documents do not include any provisions relating to NewCo’s ongoing existence; the default under the DGCL will make NewCo’s existence perpetual.

Default rule under the DGCL.

Exclusive Forum (Proposal D)	The PCCT Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article X of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Proposal D)	The PCCT Governing Documents do not provide restrictions on takeovers of PCCT by a related shareholder following a business combination.	The Proposed Organizational Documents will have NewCo governed by Section 203 of the DGCL relating to takeovers by interested stockholders. Default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Proposal D)	The PCCT Governing Documents include various provisions related to PCCT’s status as a blank check company prior to the consummation of a business combination. See the PCCT Governing Documents.	The Proposed Organizational Documents do not include such provisions related to PCCT’s status as a blank check company, which no longer will apply upon consummation of the Merger, as PCCT will cease to be a blank check company at such time.

RESOLUTION

The full text of the resolution to be passed in connection with the replacement of the PCCT Governing Documents with the Proposed Organizational Documents is as follows:

“RESOLVED, as a special resolution, that the PCCT Governing Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex F and Annex G, respectively), with such principal changes as described in Organizational Documents Proposals A-D.”

OVERVIEW

Organizational Documents Proposal A—to authorize the change in the authorized capital stock of PCCT from (i) 500,000,000 PCCT Class A Ordinary Shares, 50,000,000 PCCT Class B Ordinary Shares and 5,000,000 preference shares, par value $0.0001 per share, of PCCT to (ii) [●] shares of NewCo Common Stock and [●] shares of NewCo Preferred Stock.

REASONS FOR THE AMENDMENT

The principal purpose of this proposal is to provide for an authorized capital structure of NewCo that will enable it to continue as an operating company governed by the DGCL. The PCCT Board believes that it is important for NewCo to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

VOTE REQUIRED FOR APPROVAL

The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

Organizational Documents Proposal A is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Initial Shareholders own approximately 73.4% of the PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve the Organizational Documents Proposal A. Therefore, assuming the Initial Shareholders all vote in favor of the Organizational Documents Proposal A, pursuant to the Sponsor Support Agreement, and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Organizational Documents Proposal A.

RECOMMENDATION OF THE PCCT BOARD

THE PCCT BOARD RECOMMENDS THAT PCCT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.

OVERVIEW

Organizational Documents Proposal B—to authorize the NewCo Board to issue any or all shares of NewCo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the NewCo Board and as may be permitted by the DGCL.

REASONS FOR THE AMENDMENT

The PCCT Board believes that these additional shares will provide NewCo with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued NewCo Preferred Stock may enable the NewCo Board to render it more difficult or to discourage an attempt to obtain control of NewCo and thereby protect continuity of or entrench its management, which may adversely affect the market price of NewCo and its securities. If, in the due exercise of its fiduciary obligations, for example, the NewCo Board was to determine that a takeover proposal was not in the best interests of NewCo, such preferred stock could be issued by the NewCo Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the NewCo Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the NewCo Board to issue the authorized NewCo Preferred Stock on its own volition will enable NewCo to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. PCCT currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

VOTE REQUIRED FOR APPROVAL

The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

Organizational Documents Proposal B is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Initial Shareholders own approximately 73.4% of the PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve the Organizational Documents Proposal B. Therefore, assuming the Initial Shareholders all vote in favor of the Organizational Documents Proposal B, pursuant to the Sponsor Support Agreement, and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Organizational Documents Proposal B.

RECOMMENDATION OF THE PCCT BOARD

THE PCCT BOARD RECOMMENDS THAT PCCT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.

OVERVIEW

Organizational Documents Proposal C—to provide that the NewCo Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

REASONS FOR THE AMENDMENT

The PCCT Board believes that a classified board of directors in the best interest of NewCo because it is designed to assure the continuity and stability of NewCo’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with NewCo and, therefore, will be familiar with its business and operations. The PCCT Board also believes that this classification will assist NewCo in protecting the interests of stockholders in the event of an unsolicited offer for NewCo by encouraging any potential acquirer to negotiate directly with the NewCo Board.

This Proposal may increase the amount of time required for a takeover bidder to obtain control of NewCo without the cooperation of the NewCo Board, even if the takeover bidder were to acquire a majority of the voting power of NewCo’s outstanding voting stock. Without the ability to obtain immediate control of the NewCo Board, a takeover bidder will not be able to take action to remove other impediments to its acquisition of NewCo. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of the NewCo Board, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the NewCo Board, this amendment could be viewed as tending to perpetuate present management.

Although this Proposal could make it more difficult for a hostile bidder to acquire control over NewCo, the PCCT Board believes that by forcing potential bidders to negotiate with the NewCo Board for a change of control transaction, the NewCo Board will be better able to maximize stockholder value in any change of control transaction.

The PCCT Board is not aware of any present or threatened third-party plans to gain control of NewCo, and this Proposal is not being recommended in response to any such plan or threat. Rather, the PCCT Board is recommending this Proposal as part of its review of NewCo’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of NewCo’s stockholders in hostile takeover situations. The PCCT Board has no present intention of soliciting a shareholder vote on any other proposals relating to a possible takeover of PCCT.

VOTE REQUIRED FOR APPROVAL

The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

Organizational Documents Proposal C is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Initial Shareholders own approximately 73.4% of the PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve the Organizational Documents Proposal C. Therefore, assuming the Initial Shareholders all vote in favor of the Organizational Documents Proposal C, pursuant to the Sponsor Support Agreement, and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Organizational Documents Proposal C.

RECOMMENDATION OF THE PCCT BOARD

THE PCCT BOARD RECOMMENDS THAT PCCT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.

OVERVIEW

Organizational Documents Proposal D—to authorize all other changes in connection with the replacement of PCCT Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in

connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex F and Annex G, respectively), including (1) changing the corporate name from “Perception Capital Corp. II” to “Spectaire Holdings Inc.,” (2) making NewCo’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, and (4) removing certain provisions related to PCCT’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the PCCT Board believes is necessary to adequately address the needs of PCCT or NewCo after the Business Combination.

REASONS FOR THE AMENDMENT

Corporate Name

The PCCT Board believes that changing the post-Business Combination corporate name from “Perception Capital Corp. II” to “Spectaire Holdings Inc.” is desirable to reflect the Business Combination with Spectaire and to clearly identify NewCo as the publicly traded entity.

Perpetual Existence

The PCCT Board believes that making NewCo’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and the PCCT Board believes that it is the most appropriate period for NewCo following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist NewCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The PCCT Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, NewCo will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and NewCo with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. The Proposed Certificate of Incorporation provides that, unless NewCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive forum provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make NewCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to PCCT’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve NewCo and the default under the DGCL allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. In addition, certain other provisions in the Existing Articles require that proceeds from the Initial Public Offering be held in the Trust Account until a business combination or liquidation of PCCT has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

VOTE REQUIRED FOR APPROVAL

The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

Organizational Documents Proposal D is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal D will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Initial Shareholders own approximately 73.4% of the PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve the Organizational Documents Proposal D. Therefore, assuming the Initial Shareholders all vote in favor of the Organizational Documents Proposal D, pursuant to the Sponsor Support Agreement, and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Organizational Documents Proposal D.

RECOMMENDATION OF THE PCCT BOARD

THE PCCT BOARD RECOMMENDS THAT PCCT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.

PROPOSAL NO. 4—THE DIRECTOR ELECTION PROPOSAL

OVERVIEW

As discussed in this proxy statement/prospectus, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, then PCCT is asking its shareholders to approve, by ordinary resolution, a proposal to elect directors who, effective at the Closing, will be the directors of NewCo. Under the Merger Agreement, the approval of the Director Election Proposal is also a condition to the consummation of the Business Combination.

NOMINEES

As contemplated by the Merger Agreement, immediately following the Effective Time, the NewCo Board will consist of a total of seven (7) directors, comprised of two (2) director nominees designated by PCCT (James Sheridan and Tao Tan), each of whom shall be considered an “independent” director nominee for purposes of Nasdaq listing standards, and five (5) director nominees to be designated by Spectaire (Brian Semkiw, Brian Hemond, Dr. Jörg Mosolf, Frank Baldesarra and [●]), three (3) of whom shall be considered “independent” for purposes of Nasdaq listing standards, such that the NewCo Board will consist of a majority of “independent” directors for such purposes, and the members of which will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents. For more information on the experience of each director nominee, see the section entitled “Management of NewCo Following the Business Combination” of this proxy statement/prospectus.

Under the proposed Certificate of Incorporation, NewCo is expected to have a board of directors classified into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders of NewCo following the effective date of the Proposed Organizational Documents; the initial Class II directors shall serve a term expiring at the second annual meeting of the stockholders of NewCo following the effective date of the Proposed Organizational Documents and the initial Class III directors shall serve for a term expiring at the third annual meeting of the stockholders of NewCo following the effective date of the Proposed Organizational Documents. At each annual meeting of the stockholders of NewCo beginning with the first annual meeting of the stockholders of NewCo following the effective date of the Proposed Organizational Documents and subject to certain rights of such certain stockholders specified therein, the successors of the class of directors whose term expires at such meeting shall be elected for a term expiring at the annual meeting of the stockholders of NewCo held in the third year following the year of such election.

VOTE REQUIRED FOR APPROVAL

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

The Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Initial Shareholders own approximately 73.4% of the PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve the Director Election Proposal. Therefore, assuming the Initial Shareholders all vote in favor of the Director Election Proposal, pursuant to the Sponsor Support Agreement, and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Director Election Proposal.

RESOLUTION

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the NewCo Board upon the consummation of the Business Combination.

[Name	of Director] ”

RECOMMENDATION OF THE PCCT BOARD

THE PCCT BOARD RECOMMENDS THAT PCCT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of PCCT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of PCCT and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Proposals. In addition, PCCT’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination —Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” for further discussion of these considerations.

PROPOSAL NO. 5—THE STOCK ISSUANCE PROPOSAL

OVERVIEW

As discussed in this proxy statement/prospectus, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, then PCCT is asking its shareholders to approve, for purposes of complying with the applicable provisions of Rule 5635(a) of the Nasdaq Stock Market Listing Rules, the issuance, or reservation for future issuance, the shares of NewCo Common Stock to (a) the Spectaire Stockholders pursuant to the Merger Agreement and (b) the Eligible Spectaire Equityholders pursuant to the Merger Agreement.

REASONS FOR THE APPROVAL FOR PURPOSES OF NASDAQ LISTING RULE 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), the Nasdaq Stock Market has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Merger Agreement, PCCT currently expects the issuance or potential issuance of 20,000,000 shares of NewCo Common Stock, which includes (a) 12,500,000 shares of NewCo Common Stock issued to Spectaire Stockholders and (b) 7,500,000 shares of NewCo Common Stock issued to Eligible Spectaire Equityholders, in each case, pursuant to the Merger Agreement. For further details, see “The Merger Agreement—Merger Consideration; Conversion of Shares—Aggregate Merger Consideration.”

In the event that the Stock Issuance Proposal is not approved by PCCT shareholders, the Business Combination cannot be consummated. In the event that the Stock Issuance Proposal is approved by PCCT shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of NewCo Common Stock pursuant to the Merger Agreement, such shares of NewCo Common Stock will not be issued.

VOTE REQUIRED FOR APPROVAL

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

The Stock Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of PCCT Ordinary Shares.

The Initial Shareholders own approximately 73.4% of the PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve the Stock Issuance Proposal. Therefore, assuming the Initial Shareholders all vote in favor of the Stock Issuance Proposal, pursuant to the Sponsor Support Agreement, and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Stock Issuance Proposal.

RESOLUTION

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Rule 5635 of the Nasdaq Listing Rules, the issuance of shares of NewCo Common Stock pursuant to the Merger Agreement, including to Spectaire Stockholders and the Eligible Spectaire Equityholders be approved in all respects.”

RECOMMENDATION OF THE PCCT BOARD

THE PCCT BOARD RECOMMENDS THAT PCCT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of PCCT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of PCCT and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, PCCT’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6—THE EQUITY INCENTIVE PLAN PROPOSAL

OVERVIEW

PCCT is asking its shareholders to approve the NewCo 2023 Incentive Award Plan (the “NewCo Equity Incentive Plan”) and the material terms thereunder (the “Equity Incentive Plan Proposal”). The PCCT Board approved and adopted the NewCo Equity Incentive Plan, subject to shareholder approval. The NewCo Equity Incentive Plan will become effective as of the date on which it is approved by PCCT shareholders. No further awards may be granted under the Spectaire Inc. 2022 Equity Incentive Plan (the “Spectaire Incentive Plan”) from and after the date on which the NewCo Equity Incentive Plan becomes effective, but awards outstanding under the Spectaire Incentive Plan on such date will remain subject to the terms and conditions of the Spectaire Incentive Plan.

The NewCo Equity Incentive Plan is described in more detail below. A copy of the NewCo Equity Incentive Plan is attached to this proxy statement/prospectus as Annex H.

Purpose of the NewCo Equity Incentive Plan

The purpose of the NewCo Equity Incentive Plan is to enhance NewCo’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in NewCo and providing a means of recognizing their contributions to NewCo’s success. The PCCT Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help NewCo meet its goals.

Summary of the NewCo Equity Incentive Plan

The following summarizes the material terms of the NewCo Equity Incentive Plan. This summary is qualified in its entirety by the full text of the NewCo Equity Incentive Plan.

Administration.    The NewCo Equity Incentive Plan will be administered by the NewCo Board, or any committee to whom the NewCo Board delegates such power or authority (subject to limitations imposed under Section 16 of the Exchange Act and other applicable law and regulation), will serve as the plan administrator of the NewCo Equity Incentive Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the NewCo Equity Incentive Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the NewCo Equity Incentive Plan, the type, terms, and conditions of an award, the number of shares of NewCo Common Stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the NewCo Equity Incentive Plan.

Share Reserve.    The aggregate number of shares of NewCo Common Stock that may be issued pursuant to awards granted under the NewCo Equity Incentive Plan will be the sum of: (i) 12% of the fully-diluted shares of NewCo Common Stock as of the effective date of the Business Combination; (ii) any shares of NewCo Common Stock which remain available for issuance under the Spectaire Incentive Plan as of the effective date; (iii) any shares of NewCo Common Stock which are subject to awards outstanding under the Spectaire Incentive Plan as of the effective date of the NewCo Equity Incentive Plan and which, following the effective date of the NewCo Equity Incentive Plan, become available for issuance under the NewCo Equity Incentive Plan (as further described below); and (iv) an annual increase on January 1 of each calendar year (commencing with January 1, 2024 and ending on and including January 1, 2033) equal to a number of shares equal to 5% of the aggregate shares outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the NewCo Board), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”), under the NewCo Equity Incentive Plan will be [●] shares of NewCo Common Stock.

If an award (or part of an award) under the NewCo Equity Incentive Plan or Spectaire Incentive Plan is forfeited, expires, lapses or is terminated, is exchanged for or settled for cash, surrendered, repurchased or cancelled, without having been fully exercised/settled, in any case, in a manner that results in NewCo acquiring the shares covered by the award or Spectaire Incentive Plan award (at a price no greater than the price paid by the participant for such shares) or that results in the Company not issuing shares under the award or Spectaire Incentive Plan award, any unused shares subject to such award will, as applicable, become or again be available for new grants under the NewCo Equity Incentive Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award granted under the NewCo Equity Incentive Plan or Spectaire Incentive Plan will again be or will become (as applicable) available for grants under the NewCo Equity Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the NewCo Equity Incentive Plan will not reduce the shares available for grant under the NewCo Equity Incentive Plan. However, the following shares may not be used again for grant under the NewCo Equity Incentive Plan: (i) shares subject to stock appreciation rights (“SARs”), that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the NewCo Equity Incentive Plan in substitution for any equity or equity-based awards granted by an entity before such entity’s merger or consolidation with us or our acquisition of such entity’s property or equity securities will not reduce the shares available for grant under the NewCo Equity Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The NewCo Equity Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $750,000 (or, with respect to the first fiscal year of NewCo during which a non-employee director first serves as a non-employee director, $1,000,000).

Eligibility.     NewCo’s directors, employees and consultants, and employees and consultants of its subsidiaries, will be eligible to receive awards under the NewCo Equity Incentive Plan; however, ISOs may only be granted to employees of NewCo or NewCo’s parent or subsidiary corporations. Following the Closing, NewCo is expected to have approximately [●] directors, [●] employees and [●] consultants who will be eligible to receive awards under the NewCo Equity Incentive Plan.

Types of Awards.    The NewCo Equity Incentive Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units (“RSUs”); (vi) dividend equivalents; and (vii) other stock and cash based awards.

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Stock Options and SARs.     The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations, including the vesting, exercise, term and forfeiture provisions, applicable to each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of NewCo Common Stock in the future at an exercise price set on the grant date. Options granted under the NewCo Equity Incentive Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value of the underlying shares on the grant date, or in the case of ISOs granted to an employee who owns more than 10% of NewCo, 110% of the fair market value of the underlying shares on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs granted to an employee who owns more than 10% of NewCo, five years from the date of grant. No dividends or dividend equivalents will be payable with respect to stock options or SARs. If the holder of a stock option or SAR violates such holder’s non-compete, non-solicit or similar restrictive covenants set forth in any agreement between the holder and NewCo or its subsidiaries, the holder’s right to exercise the stock option or SAR (as applicable) will automatically terminate upon such violation, unless otherwise determined by NewCo.

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Restricted Stock.     Restricted stock is an award of shares of NewCo Common Stock that are subject to certain vesting conditions and other restrictions and that are nontransferable prior to vesting. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the applicable vesting conditions, and any rights to acceleration thereof. The NewCo Equity Incentive Plan provides that dividends payable with respect to restricted stock prior to the vesting of such restricted stock instead will be paid out to the participant only as and to the extent that the applicable vesting conditions of the underlying award are subsequently satisfied and the restricted stock vests. Dividends payable with respect to the portion of a restricted stock award that fails to vest will be forfeited.

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RSUs.     RSUs are contractual promises to deliver cash or shares of NewCo Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the NewCo Equity Incentive Plan.

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Other Stock or Cash Based Awards.     Other stock or cash based awards are awards of cash, fully vested shares of NewCo Common Stock and other awards valued wholly or partially by reference to, or otherwise based on, shares of NewCo Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents.     Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of NewCo Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Under the NewCo Equity Incentive Plan, dividend equivalents payable with respect to an award shall only be paid to a participant to the extent that the vesting conditions of the underlying award are subsequently satisfied and the award vests. Dividend equivalents payable with respect to the portion of the award that fails to vest will be forfeited.

Adjustments; Corporate Transactions.    In the event of certain changes in NewCo’s corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the NewCo Equity Incentive Plan to prevent dilution or enlargement of the benefits or intended benefits under the NewCo Equity Incentive Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the NewCo Equity Incentive Plan and outstanding awards granted thereunder.

Effect of Non-Assumption in Change in Control.     In the event a change in control (as defined in the NewCo Equity Incentive Plan) occurs and a participant’s award is not continued, converted, assumed or replaced by NewCo or a successor entity with an award (which may include, without limitation, a cash-based award) with substantially the same value and vesting terms that are no less favorable than those applicable to the underlying award, in each case, as of immediately prior to the change in control, and provided the participant remains in continuous service through such change in control, the award will become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such award will lapse, in which case such award, to the extent in the money, will be cancelled upon the consummation of the change in control in exchange for the right to receive the consideration payable in the change in control.

Repricings.    The plan administrator may, without shareholder approval, reduce the exercise price of any stock option or SAR, cancel any stock option or SAR with an exercise price that is less than the fair market value of a share of NewCo Common Stock in exchange for cash, or cancel any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options or SARS are exchanged.

Amendment and Termination.    The NewCo Board may amend, suspend, or terminate the NewCo Equity Incentive Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the NewCo Equity Incentive Plan, is permitted by the applicable award agreement or is made pursuant to applicable law) may materially and adversely affect any outstanding awards under the NewCo Equity Incentive Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the NewCo Equity Incentive Plan to increase the aggregate number of shares of NewCo Common Stock that may be issued under the NewCo Equity Incentive Plan (other than due to adjustments as a result of share dividends, reclassifications, share splits, consolidations or other similar corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the limitation on the sum of cash compensation and the aggregate fair value of awards granted to a non-employee director during any fiscal year. An ISO may not be granted under the NewCo Equity Incentive Plan after ten (10) years from the earlier of the date the PCCT Board adopted the NewCo Equity Incentive Plan or the date on which PCCT’s shareholders approve the NewCo Equity Incentive Plan.

Foreign Participants, Claw-Back Provisions and Transferability.     The plan administrator may modify award terms, establish sub-plans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards granted under the NewCo Equity Incentive Plan will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the NewCo Equity Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the NewCo Equity Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.    If an optionee is granted an NSO under the NewCo Equity Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in NewCo Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of NewCo Common Stock on the date the optionee exercises such option. Any subsequent gain or loss should be taxable as a long-term or short-term capital gain or loss. NewCo or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to Code limitations.

Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the shares of NewCo Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock should be treated as a long-term capital gain or loss, and we should not be entitled to any deduction. If the holding period requirements are not met, the ISO should be treated as one that does not meet the requirements of the Code for ISOs and the participant should recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. NewCo and its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

Restricted Stock Units.    A participant generally will not recognize taxable income upon grant of restricted stock units. When cash or shares of common stock are delivered under the terms of the award, the participant should recognize ordinary income equal to the cash payment or the fair market value of the shares delivered, as the case may be, less any amount (if any) paid by the participant for such shares, and we or our subsidiaries or affiliates generally should be entitled to a corresponding deduction at that time, subject to Code limitations.

Other Awards.    The current federal income tax consequences of other awards authorized under the NewCo Equity Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. NewCo and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to Code limitations.

Section 409A of the Code

Certain types of awards that may be authorized under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted thereunder are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the NewCo Equity Incentive Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of PCCT Class A Ordinary Shares as of [●], 2023 was $[●] per share.

VOTE REQUIRED FOR APPROVAL

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

The Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of the PCCT Ordinary Shares.

The Initial Shareholders own approximately 73.4% of the PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve the Equity Incentive Plan Proposal. Therefore, assuming the Initial Shareholders all vote in favor of the Equity Incentive Plan Proposal, pursuant to the Sponsor Support Agreement, and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Equity Incentive Plan Proposal.

RESOLUTION

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the NewCo Equity Incentive Plan, including the authorization of the initial share reserve under the NewCo Equity Incentive Plan, be approved in all respects.”

RECOMMENDATION OF THE PCCT BOARD

THE PCCT BOARD RECOMMENDS THAT PCCT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of PCCT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of PCCT and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Proposals. In addition, PCCT’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “ The Business Combination Proposal—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the PCCT Board to submit a Proposal, to be effective as of the date of the Special Meeting, to approve, by ordinary resolution, the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for PCCT and the Sponsor and their respective shareholders to make purchases of PCCT Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Proposals to be put to the Special Meeting. See “The Business Combination—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination.”

CONSEQUENCES IF THE ADJOURNMENT PROPOSAL IS NOT APPROVED

If the Adjournment Proposal is presented to the Special Meeting and is not approved by PCCT shareholders, the PCCT Board may not be able to adjourn the Special Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

VOTE REQUIRED FOR APPROVAL

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of PCCT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

The Adjournment Proposal is not conditioned on the approval of any other Proposal to be presented at the Special Meeting.

The Initial Shareholders own approximately 73.4% of the PCCT Ordinary Shares. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve the Adjournment Proposal. Therefore, assuming the Initial Shareholders all vote in favor of the Adjournment Proposal, pursuant to the Sponsor Support Agreement, and all outstanding PCCT Ordinary Shares held by the Initial Shareholders are represented at the Special Meeting in person or by proxy, the affirmative vote of additional Public Shares is not required to approve the Adjournment Proposal.

RESOLUTION

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Proposals at the Special Meeting be approved.”

RECOMMENDATION OF THE PCCT BOARD

THE PCCT BOARD RECOMMENDS THAT PCCT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of PCCT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of PCCT and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Proposals. In addition, PCCT’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” for a further discussion of these considerations.

INFORMATION ABOUT PCCT

Introduction

PCCT is a blank check company incorporated as a Cayman Islands exempted company on January 21, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. PCCT is an emerging growth company and, as such, it is subject to all of the risks associated with emerging growth companies.

PCCT’s History

In January 2021, the Sponsor purchased 7,187,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In August 2021, the Sponsor surrendered 1,437,500 Founder Shares for no consideration, resulting in 5,750,000 Founder Shares outstanding for an aggregate adjusted purchase price of approximately $0.004 per share. Prior to the initial investment in PCCT of $25,000 by the Sponsor, PCCT had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding PCCT Ordinary Shares upon completion of the Initial Public Offering.

The IPO Registration Statement was declared effective on October 27, 2021. On November 1, 2021, PCCT consummated the Initial Public Offering of 23,000,000 PCCT Units, including 3,000,000 PCCT Units issued pursuant to the exercise of the IPO Underwriters’ over-allotment option in full. The PCCT Units were sold at a price of $10.00 per unit, generating gross proceeds of $230,000,000. Each whole Public Warrant is exercisable to purchase one PCCT Class A Ordinary Share at a price of $11.50 per share. Gross proceeds from the Initial Public Offering were placed into the Trust Account.

Simultaneously with the closing of the Initial Public Offering, PCCT consummated the sale of 10,050,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, including 1,050,000 Private Placement Warrants issued pursuant to the exercise of the IPO Underwriters’ over-allotment option in full, generating gross proceeds of $10,050,000. Each Private Placement Warrant is exercisable to purchase one PCCT Class A Ordinary Share at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account.

On October 28, 2021, the PCCT Units began trading on the Nasdaq Global Market under the symbol “PCCTU”. The securities compromising the PCCT Units began separate trading on December 20, 2021. Any underlying PCCT Class A Ordinary Shares and Public Warrants that were separated trade on the Nasdaq Global Market under the symbols “PCCT” and “PCCTW,” respectively.

On October 28, 2022, PCCT’s shareholders approved the Initial Extension to extend the date by which PCCT had to consummate its initial business combination from November 1 2022, to November 1, 2023. On April 27, 2023, PCCT’s shareholders approved the Second Extension to further extend the date by which PCCT has to consummate its initial business combination to from May 1, 2023 to November 1, 2023. If PCCT’s initial business combination is not consummated by November 1, 2023, then PCCT’s existence will terminate, and PCCT will distribute amounts in the Trust Account as provided in the PCCT Governing Documents. In connection with the Extension Amendments, PCCT issued to the Sponsor the Extension Note, dated October 31, 2022 and amended on April 10, 2023 to, among other things, increase the aggregate principal amount available thereunder from $720,000 to $1,200,000. The Extension Note was issued in connection with Contributions to be made by the Sponsor into the Trust Account, to provide PCCT with the extension of the date by which it must consummate an initial business combination.

Redemption Rights for Holders of Public Shares

PCCT is providing Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to PCCT to pay its taxes, divided by (ii) the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of [●], 2023, the PCCT Record Date, was approximately $[●] per Public Share. The per share amount PCCT will distribute to Public Shareholders who properly redeem their shares will not be reduced by any deferred underwriting commissions that it pays to Jefferies or another Financial Industry Regulatory Authority (“FINRA”) member. There will be no redemption rights upon the completion of the Business Combination with respect to the PCCT Warrants. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. The Initial Shareholders and certain other officers and directors of PCCT have entered into a letter agreement with PCCT pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares they hold and any Public Shares they may acquire in connection with the completion of the Business Combination. These waivers were made at the time of the Initial Public Offering for no additional consideration.

Permitted Purchases of PCCT’s Securities

If PCCT seeks shareholder approval of the Business Combination and it does not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, the Sponsor, directors, executive officers, advisors or their affiliates may purchase shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of shares the Sponsor, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or Public Warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that the Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. PCCT does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of any such purchases of shares could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) satisfy a closing condition pursuant to the Merger Agreement that requires PCCT to have a minimum net worth or a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with a business combination. Any such purchases of PCCT securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of PCCT Class A Ordinary Shares or Public Warrants may be reduced and the number of beneficial holders of PCCT’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of PCCT’s securities on a national securities exchange.

The Sponsor, officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting PCCT directly or by PCCT’s receipt of redemption requests submitted by shareholders (in the case of PCCT Class A Ordinary Shares) following the mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or PCCT’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such shareholder has already submitted a proxy with respect to the Business Combination, but only if such shares have not already been voted at the shareholder meeting related to the Business Combination. The Sponsor or PCCT’s executive officers, directors, advisors or any of their affiliates will select which shareholders to purchase shares from based on a negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. The Sponsor or PCCT’s officers, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) of, or Rule 10b-5 under, the Exchange Act. PCCT expects any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements..

Redemption of Public Shares and Liquidation if No Business Combination

If PCCT has not completed the Business Combination or another business combination by the Completion Window, PCCT will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem all of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of PCCT’s remaining shareholders and the PCCT Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and PCCT’s directors, officers and Initial Shareholders and their permitted transferees have entered into a letter agreement with PCCT, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their PCCT Class B Ordinary Shares if PCCT fails to complete its business combination within the required time period. However, if the Sponsor (including PCCT’s directors, officers and Initial Shareholders and their permitted transferees) or any of its respective affiliates owns any Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if PCCT fails to complete its business combination within the allotted time period.

The Sponsor and PCCT’s directors, officers and Initial Shareholders and their permitted transferees have agreed, pursuant to a written agreement with PCCT, that they will not propose any amendment to the PCCT Governing Documents (A) to modify the substance or timing of PCCT’s obligation to allow for redemption in connection with PCCT’s initial business combination or to redeem 100% of its Public Shares if it does not complete its business combination by November 1, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless PCCT provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding Public Shares.

PCCT expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing PCCT’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, PCCT may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the Trust Account could, however, become subject to the claims of PCCT’s creditors, which would have higher priority than the claims of the Public Shareholders. PCCT cannot assure you that the actual per-share redemption amount received by Public Shareholders will not be substantially less than $10.15. While PCCT intends to pay such amounts, if any, PCCT cannot assure you that PCCT will have funds sufficient to pay or provide for all creditors’ claims.

Although PCCT will seek to have all vendors, service providers (other than PCCT’s independent auditors), prospective target businesses and other entities with which PCCT does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of PCCT’s Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case, in order to gain an advantage with respect to a claim against PCCT’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, PCCT’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to PCCT than any alternative. Examples of possible instances where PCCT may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where PCCT is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with PCCT and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if PCCT has not completed a business combination within the Completion Window, or upon the exercise of a redemption right in connection with PCCT’s initial business combination, PCCT will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to PCCT if and to the extent any claims by a third party (other than PCCT’s independent auditors) for services rendered or products sold to PCCT, or a prospective target business with which PCCT has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under PCCT’s indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. PCCT has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and PCCT believes that the Sponsor’s only assets are securities of PCCT and, therefore, the Sponsor may not be able to satisfy those obligations. None of PCCT’s other directors or officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, PCCT’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While PCCT currently expects that PCCT’s independent directors would take legal action on PCCT’s behalf against the Sponsor to enforce its indemnification obligations to PCCT, it is possible that PCCT’s independent directors, in exercising their business judgment, may choose not to do so in any particular instance. Accordingly, PCCT cannot assure you that, due to claims of creditors, the actual value of the per-share redemption price will not be substantially less than $10.00 per share.

PCCT will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than PCCT’s independent auditors), prospective target businesses and other entities with which PCCT does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under PCCT’s indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act.

If PCCT files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in PCCT’s insolvency estate and subject to the claims of third parties with priority over the claims of PCCT’s shareholders. To the extent any insolvency claims deplete the Trust Account, PCCT cannot assure you it will be able to return $10.00 per share to the Public Shareholders. Additionally, if PCCT files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by Public Shareholders could be viewed, under applicable debtor/creditor and/or insolvency laws, as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by PCCT’s shareholders.

Furthermore, the PCCT Board may be viewed as having breached its fiduciary duty to PCCT’s creditors or may have acted in bad faith, and thereby exposing itself and PCCT to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. PCCT cannot assure you that claims will not be brought against it for these reasons.

PCCT’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) PCCT’s completion of an initial business combination, and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the PCCT Governing Documents (A) to modify the substance or timing of PCCT’s obligation to allow redemption in connection with PCCT’s initial business combination or to redeem 100% of the Public Shares if PCCT does not complete an initial business combination by the Completion Window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the Public Shares if PCCT has not completed an initial business combination by the Completion Window, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of PCCT Warrants will not have any right to the proceeds held in the Trust Account with respect to the PCCT Warrants.

Voting Restrictions in Connection with the Special Meeting

Pursuant to the terms of the Sponsor Support Agreement, the Sponsor and PCCT’s directors and officers have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering in favor of each of the Proposals presented at the Special Meeting. See the section entitled “Other Agreements—Sponsor Support Agreement” for more information. The Initial Shareholders own approximately 73.4% of outstanding PCCT Ordinary Shares entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Support Agreement may make it more likely that PCCT will consummate the Business Combination.

Facilities

PCCT currently maintains its executive offices at 315 Lake Street East, Suite 301, Wayzata, MN 55391. PCCT considers its current office space adequate for PCCT’s current operations.

Upon consummation of the Business Combination, the principal executive offices of NewCo will be located at 5285 Solar Drive, Mississauga, Ontario, L4W 5B8.

Employees

PCCT currently has no employees and five executive officers. Members of its management team are not obligated to devote any specific number of hours to PCCT matters, but they intend to devote as much of their time as they deem necessary to its affairs until PCCT has completed the Business Combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against PCCT or any members of its management team in their capacity as such.

MANAGEMENT OF PCCT

In this section, any references to “PCCT,” the “Company,” “we,” our” or “us” generally are to PCCT prior to the Business Combination, unless context otherwise requires.

Directors and Executive Officers

PCCT’s current directors and executive officers are as follows:

Name	Age	Title
Rick Gaenzle	58	Chief Executive Officer and Director
Scott Honour	56	Chairman of the Board of Directors
James Sheridan	55	Co-President
Tao Tan	37	Co-President
Corey Campbell	41	Chief Financial Officer
Marcy Haymaker	34	Director
Thomas J. Abood	59	Director
Omer Keilaf	43	Director
R. Rudolph Reinfrank	67	Director
Karrie Willis	50	Director

Rick Gaenzle serves as PCCT’s Chief Executive Officer and director. Mr. Gaenzle has over 30 years of private equity investment and corporate finance experience; he is a co-founder and currently serves as a Managing Director of Gilbert Global Equity Capital, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. and related entities, a $1.2 billion leveraged buyout and private equity fund. Mr. Gaenzle has spent the last twenty-eight years at Gilbert Global and its predecessor entity, completing over 110 direct equity investments, co-investments and add-on acquisitions for portfolio companies. Previously, Mr. Gaenzle was a Principal of Soros Capital L.P., the principal venture capital and leveraged equity entity of the Quantum Group of Funds and a principal advisor to Quantum Industrial Holdings Ltd. Prior to joining Soros Capital, Mr. Gaenzle held various positions at PaineWebber Inc. Mr. Gaenzle currently serves as an Operating Partner of NPG and Chairman of Lake Street Homes, a single-family rental investment vehicle. Mr. Gaenzle previously served on the boards of CPM Holdings, Inc., True Temper Corp, Optical Capital Group, Inc., Birch Telecommunications, Inc., E-via S.p.A., Tinka-ServiCos de Consultoria, S.A., the LaserSharp Corporation and Sustainable Opportunities Acquisition Corp. (“SOAC”), where he also served as Chairman of the Audit Committee. Mr. Gaenzle holds a B.A. from Hartwick College and an M.B.A. from Fordham University.

Scott Honour serves as the Chairman of PCCT’s board of directors. Mr. Honour has over 30 years of private equity investment experience and has been involved in over 100 transactions totaling over $20 billion in transaction value. Mr. Honour is the Managing Partner of NPG, a private equity firm, which he co-founded in 2012. He also serves as Chairman of EVO and served as Chairman of SOAC, the first ESG focused SPAC. Prior to that, Mr. Honour was at The Gores Group, a Los Angeles-based private equity firm, for 10 years, serving as Senior Managing Director and as one of the firm’s top executives. Mr. Honour also served on the investment committee for The Gores Group. During his time at The Gores Group, the firm raised four funds, totaling $4 billion in aggregate, and made over 35 investments. Prior to joining The Gores Group, Mr. Honour was a Managing Director at UBS Investment Bank from 2000 to 2002 and was an investment banker at Donaldson, Lufkin & Jenrette from 1991 to 2000. Mr. Honour began his career at Trammell Crow Company in 1988. Mr. Honour has served on the board of directors of numerous public and private companies, including Anthem Sports & Entertainment Inc., 1st Choice Delivery, United Language Group, Renters Warehouse, Real Dolmen (REM:BB) and Westwood One, Inc. (formerly Nasdaq: WWON), and is a co-founder of Titan CNG LLC and YapStone Inc. Mr. Honour earned a B.S. and B.A., cum laude, in Business Administration and Economics from Pepperdine University and an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania.

James Sheridan serves as PCCT’s Co-President. Mr. Sheridan is currently the Chief Executive Officer of Perception Capital. He has experience as both an operating executive (Chief Procurement Officer) and as a leader of the Purchasing Practice at McKinsey & Co. Mr. Sheridan also has over 25 years of corporate and private equity leadership experience delivering bottom line impact and organizational capability improvement. Mr. Sheridan has served on the board of directors of Innoviz (Nasdaq: INVZ) since April 2021. Prior to joining Perception in 2020, Mr. Sheridan served as an Operating Partner for Sustainable Opportunities Acquisition Corp. (NYSE:SOAC), the first ESG focused SPAC, led by Scott Honour (Chairman). Before joining SOAC, he served as a Senior Vice President of Purchasing and Logistics at Forterra Building Products from 2017-2019. Prior to Forterra, Mr. Sheridan spent 12 years (2005-2017) at McKinsey & Co. as a Senior Expert in Purchasing & Supply Chain. During his tenure at McKinsey & Co., he led operational transformations across industries from petrochemicals and metals to aerospace. From 2003 through 2005, Mr. Sheridan was Champion Enterprises’ Chief Procurement Officer. Mr. Sheridan started his professional career at Ford Motor Company in Corporate Purchasing, where he spent over 8 years in a number of positions, including serving as the Strategy Manager for Manufacturing Procurement Operations (Powertrain and Raw Materials). Mr. Sheridan earned a B.A. from the College of the Holy Cross and M.B.A from Carnegie Mellon.

Tao Tan serves as PCCT’s Co-President. Mr. Tan has nearly 15 years of experience across finance, strategy and business transformation. Prior to joining Perception, Mr. Tan was an officer and a senior advisor to multiple investing and operating entities. Until 2020, Mr. Tan was an Associate Partner at McKinsey & Company’s New York office. At McKinsey, Mr. Tan led teams across the firm’s transformation and private equity & principal investor practices, where he drove comprehensive performance transformation and turnaround programs for companies with revenues ranging from $200 million to $25 billion across multiple industries and continents. Most recently, Mr. Tan helped found, launch and lead McKinsey’s SPAC service line, and served in a leadership role in McKinsey’s COVID-19 client response team. Prior to McKinsey, Mr. Tan was a Senior Associate at Rose Tech Ventures, where he led the firm’s first-round investment in JUMP Bikes, which was subsequently sold to Uber in 2018. Prior to Rose Tech Ventures, Mr. Tan served in investment banking and capital markets roles at Bank of America Merrill Lynch and Lehman Brothers. Mr. Tan is a member of the Council on Foreign Relations and of the Economic Club of New York. Mr. Tan received his B.A. and his M.B.A, both with honors, from Columbia University in the City of New York, where he was an Erwin Wolfson Scholar and a Toigo Foundation Fellow.

Corey Campbell serves as PCCT’s Chief Financial Officer. Mr. Campbell currently serves as the Chief Financial Officer of NPG. Prior to joining NPG, Mr. Campbell held a number of positions within the finance and accounting organizations at Valspar Corporation, where he worked for seven years. At Valspar, he held a range of positions, including managing an International Controllership group that spanned four regions and 27 countries. Prior to Valspar, Mr. Campbell was a Senior Audit Associate at Lurie, LLP. Mr. Campbell earned a B.B.A. in finance and business economics from the Mendoza School of Business at the University of Notre Dame.

Marcy Haymaker has served on PCCT’s board of directors since October 2021. Ms. Haymaker has over 10 years of private equity investment experience. Ms. Haymaker is a Partner at Northern Pacific Group, which she was involved in the formation of in 2012. She also served as Principal for Sustainable Opportunities Acquisition Corp. (NYSE:SOAC), the first ESG-focused SPAC. Prior to joining NPG, Ms. Haymaker was an Associate at The Gores Group, an operations-focused private equity firm with over $4 billion in assets under management at the time. Ms. Haymaker began her career as an Analyst at US Bancorp, headquartered in Minneapolis. Ms. Haymaker serves on the boards of Renters Warehouse, 1st Choice Delivery and Lake Street Labs Topco, LLC (“Lake Street Labs”). Ms. Haymaker earned a B.S. in Finance from the Curtis L. Carlson School of Management at the University of Minnesota.

Thomas J. Abood has served on PCCT’s board of directors since October 2021. From September 2019 to September 2022, Mr. Abood was CEO and a director of EVO, a national trucking firm serving the USPS and other freight customers. Currently, he sits on the board of directors of Nelson Worldwide Holdings, a national architecture, engineering and interior design firm, and SBH Funds, a mutual fund complex sponsored by Segall Bryant and Hamill. From 1994 to 2014, Mr. Abood was an owner and Executive Vice President, General Counsel and Secretary of Dougherty Financial Group LLC. From 1988 to 1994, Mr. Abood was an associate with the law firm of Skadden Arps. Mr. Abood is past Chair of the Archdiocesan Finance Council and Corporate Board of the Archdiocese of St. Paul and Minneapolis, past Chair of the board of directors and executive committee member of Citation Jet Pilots, Inc. owner pilot association, past Chair of the Board and director of MacPhail Center for Music, past Chair of the Board and governor of the University of St. Thomas School of Law, past Chair of the Board and director of the Minnesota Children’s Museum and past President and Governor of The Minikahda Club. Mr. Abood received his J.D. from Georgetown University Law Center, cum laude and his B.B.A. from the University of Notre Dame, magna cum laude.

Omer Keilaf has served on PCCT’s board of directors since October 2021. Mr. Keilaf is the Chief Executive Officer and Co-Founder of Innoviz Technologies. Prior to founding Innoviz, Mr. Keilaf was a System and Product Team Manager at Consumer Physics, where he worked for three years. Prior to Consumer Physics, Mr. Keilaf was an R&D Manager at STMicroelectronics where his responsibilities included chip architecture, SW architecture and development, board design and systems integration among other responsibilities. Mr. Keilaf also has industry experience at Anobit Tech and ADS. Mr. Keilaf served for seven years in Unit 81, the elite technology unit of the Israeli Defense Forces, whose veterans were key in founding Innoviz Technologies. Mr. Keilaf’s association with Unit 81 will bring exceptional value to Perception Capital Corp. II due to his deep industry knowledge and relationships at the forefront of innovation in industrial technology. Mr. Keilaf has also been a lecturer at Tel Aviv University. Mr. Keilaf earned a B.S. in Electrical and Electronics Engineering, an M.S. in Electrical and Electronics Engineering from and an M.B.A., all from Tel Aviv University.

R. Rudolph Reinfrank has served on PCCT’s board of directors since October 2021. Mr. Reinfrank is the Managing General Partner of Riverford Partners, LLC, a strategic advisory and investment firm which acts as an investor, board member and strategic advisor to growth companies and companies in transition. Prior to founding Riverford, Mr. Reinfrank was a co-founder and a Managing General Partner of Clarity Partners L.P., an $800 million private equity firm focused on media and communications, and a co-founder of Clarity China, L.P., a $220 million private equity partnership with investments in Greater China. Prior to joining Clarity, he was a co-founder and a Managing General Partner of Rader Reinfrank & Co., a private equity fund. His prior experience includes roles as an executive, investor, and advisor across a wide range of industries for the Roy E. Disney and Marvin Davis families. Mr. Reinfrank is a member of the board of directors of MidCap Financial Investment Corp. (formerly Apollo Investment Corporation), a registered investment company and publicly-traded financial services company. Mr. Reinfrank is also a member of the board of directors of Mount Logan Capital, a publicly traded Canadian based asset manager. Mr. Reinfrank is a Senior Advisor to Grafine Partners and an Operating Partner of Nile Capital Group, both private asset management firms. Until 2021, Mr. Reinfrank was a Senior Advisor to BC Partners, a private equity and credit firm. Until November 2018, Mr. Reinfrank was a member of the board of directors of Kayne Anderson Acquisition Corp., and chairman of its audit committee and a member of its compensation committee. Mr. Reinfrank earned a B.A. from Stanford University and an M.B.A from the UCLA Graduate School of Management.

Karrie Willis has served on PCCT’s board of directors since November 2022. Ms. Willis is the CFO of SMITH, a full-service digital agency with expertise in commerce, technology, custom architecture and software development. Prior to joining SMITH in 2020, Ms. Willis was the CFO of United Language Group, where she worked for four years. Currently, she is an independent board member and chair of the audit committee of MSA Engineering, a board member and treasurer of The Heroes Journey and executive chair of the Diversity & Inclusion Committee of SMITH, where she also attends all board meetings and presents content as a non-board member. During Ms. Willis’ tenure at United Language Group, she attended all board meetings and presented content as a non-board member. Ms. Willis has over 25 years of experience in financial and board leadership in private, private-equity and family fund sponsored structures. She earned a B.S. in Accounting from the University of Wisconsin-La Crosse and is licensed as a Certified Public Accountant in Minnesota.

Number, Terms of Office and Appointment of Directors and Officers

The PCCT Board currently consists of seven members. The provisions of the PCCT Governing Documents may only be amended by a special resolution passed by a majority of at least 90% of PCCT Ordinary Shares attending and voting in a general meeting. Each of PCCT’s directors hold office for a two-year term.

Subject to any other special rights applicable to the shareholders, any vacancies on the PCCT Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the PCCT Board or by a majority of the holders of PCCT Ordinary Shares (or, prior to an initial business combination, holder of Founder Shares).

PCCT’s officers are appointed by the PCCT Board and serve at the discretion of the PCCT Board, rather than for specific terms of office. The PCCT Board is authorized to appoint persons to the offices set forth in the PCCT Governing Documents, as it deems appropriate. The PCCT Governing Documents provide that PCCT’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the PCCT Board.

Director Independence

Nasdaq listing standards require that a majority of the PCCT Board be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the board’s opinion, has no relationship which would “interfere with the exercise of independent judgment” in carrying out director responsibilities.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, members of PCCT’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of Nasdaq.

The PCCT Board has determined that each of Thomas J. Abood, Omer Keilaf, R. Rudolph Reinfrank and Karrie Willis is an “independent director” under applicable SEC and Nasdaq rules. PCCT’s independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of PCCT’s directors or executive officers have received any cash compensation for services rendered to PCCT. Beginning November 2021 and through the earlier of consummation of an initial business combination or liquidation, PCCT has accrued and will accrue an obligation to pay the Sponsor or an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities taken on behalf of PCCT, such as identifying potential target businesses and performing due diligence on suitable business combinations. PCCT’s audit committee reviews on a quarterly basis all payments that were made by PCCT to the Sponsor, directors, executive officers or PCCT or any of their respective affiliates. In April 2021, the Sponsor transferred 30,000 Founder Shares to each of Thomas J. Abood, Omer Keilaf and R. Rudolph Reinfrank, PCCT’s independent directors, at their original per-share purchase price. On November 18, 2022, the Sponsor granted its membership interests representing 30,000 of its Founder Shares to Karrie Willis, in connection with the appointment of Ms. Willis to serve as an independent director on the PCCT Board.

Committees of the Board of Directors

The PCCT Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee, each of which is comprised solely of independent directors, pursuant to the Nasdaq listing standards and/or Rule 10A-3 of the Exchange Act. Each committee operates under a charter approved by the PCCT Board, copies of which are available on PCCT’s website at www.perceptionii.com, and has the composition and responsibilities described below.

Audit Committee.    The members of PCCT’s audit committee are Thomas J. Abood, Omer Keilaf and R. Rudolph Reinfrank. R. Rudolph Reinfrank serves as chair of the audit committee. Each member of the audit committee is financially literate and the PCCT Board has determined that R. Rudolph Reinfrank qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. The purpose of the audit committee is to provide assistance to the PCCT Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of PCCT and its subsidiaries, if any, including, without limitation (a) assisting the PCCT Board’s oversight of (i) the integrity of PCCT’s financial statements, (ii) PCCT’s compliance with legal and regulatory requirements, (iii) PCCT’s independent auditors’ qualifications and independence, and (iv) the performance of PCCT’s independent auditors and PCCT’s internal audit function (or if PCCT did not or does not yet have an internal audit function because it is or was availing itself of a transition period pursuant to the rules of Nasdaq, assisting the PCCT Board in oversight of the design and implementation of the internal audit function), and (b) preparing any report required to be prepared by the audit committee pursuant to the rules of the SEC for inclusion in PCCT’s annual proxy statement/prospectus.

Compensation Committee.    The members of PCCT’s compensation committee are Thomas J. Abood, Omer Keilaf and R. Rudolph Reinfrank. Thomas J. Abood serves as chair of the compensation committee. The purpose of the compensation committee is to oversee PCCT’s compensation and employee benefit plans and practices, if any, including its executive compensation plans, and its incentive-compensation and equity-based plans; to review and discuss with management PCCT’s compensation discussion and analysis or other similar compensation disclosure to be included in the Company’s annual proxy statement/prospectus or annual report on Form 10-K filed with the SEC; to prepare the Compensation Committee Report required by the rules of the SEC, if any; and to perform such further functions as may be consistent with compensation committee charter or assigned by applicable law, the PCCT Governing Documents or the PCCT Board. The compensation committee charter further details the purpose and responsibility of the compensation committee and further provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee.    The members of PCCT’s nominating and corporate governance committee are Thomas J. Abood, Omer Keilaf and R. Rudolph Reinfrank. Omer Keilaf serves as chair of the nominating and corporate governance committee. The purpose of the nominating and corporate governance committee is to identify and to recommend to the PCCT Board individuals qualified to serve as directors of PCCT and on committees of the PCCT Board; to advise the PCCT Board with respect to the PCCT Board composition, procedures and committees; to develop and recommend to the PCCT Board a set of corporate governance principles applicable to PCCT; and to oversee the evaluation of the PCCT Board and PCCT’s management. The nominating and corporate governance committee charter further details the purpose and responsibilities of the nominating and corporate governance committee and further provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

Compensation Committee Interlocks and Insider Participation

None of PCCT’s executive officers currently serves or in the past year has served as a member of the compensation committee of any entity that has one or more executive officers serving on the PCCT Board.

Code of Ethics

PCCT has adopted a Code of Ethics applicable to its directors, executive officers and employees, a copy of which is available on its website at www.perceptionii.com.

Section 16(a) Beneficial Ownership Reporting Compliance

The PCCT Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee, each of which is comprised solely of independent directors, pursuant to the Nasdaq listing standards and/or Rule 10A-3 of the Exchange Act. Each committee operates under a charter approved by the PCCT Board, copies of which are available on PCCT’s website at www.perceptionii.com, and has the composition and responsibilities described above.

Section 16(a) of the Exchange Act requires PCCT’s directors, executive officers and persons who beneficially own more than ten percent of the PCCT Ordinary Shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish to PCCT copies of all Section 16(a) forms each reporting person files. Based solely upon a review of such forms, PCCT believes that all reporting requirements for fiscal year 2022 were complied with by each person who at any time during the 2022 fiscal year was a director or an executive officer or held more than 10% of the PCCT Ordinary Shares.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	duty to not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care, which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders; provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of PCCT’s directors and executive officers have fiduciary and contractual duties to NPG. These entities may compete with PCCT for acquisition opportunities. If these entities decide to pursue any such opportunity, PCCT may be precluded from pursuing such opportunities. None of the members of PCCT’s management team have any obligation to present PCCT with any opportunity for a potential business combination of which they become aware, subject to his or her fiduciary duties under Cayman Islands law. The Sponsor and directors and executive officers are also not prohibited from sponsoring, investing or otherwise becoming involved with, any other blank check companies, including in connection with their initial business combinations, prior to PCCT completing an initial business combination. PCCT’s management team, acting in their respective capacities as directors, officers or employees of the Sponsor or its affiliates or in their other endeavors (including other special purpose acquisition companies), may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by the Sponsor, or third parties, before they present such opportunities to PCCT, subject to his or her fiduciary duties under Cayman Islands law and any other applicable fiduciary duties.

PCCT’s directors and executive officers presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of PCCT’s directors or executive officers becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law.

The PCCT Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an executive officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as PCCT and (ii) PCCT renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or executive officer, on the one hand, and PCCT, on the other. PCCT’s directors and executive officers are also not required to commit any specified amount of time to the affairs of PCCT, and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. For further information related to potential conflicts of interests, see the section titled “ The Business Combination—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” in this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PCCT

The selected historical financial information of PCCT for the year ended December 31, 2022 and the period from January 21, 2021 (inception) through December 31, 2021 was derived from the audited consolidated financial statements of PCCT included elsewhere in this proxy statement/prospectus. You should read the following selected financial information in conjunction with the section entitled “PCCT Management’s Discussion and Analysis of Financial Condition and Results of Operations” and PCCT’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

	For the year ended December 31, 2022	For the period from January 21, 2021 (inception) through December 31, 2021
Statement of Operations Data:
Loss from operations	$(3,794,176)	$(316,021)
Interest and dividend income on investments held in Trust Account	$2,030,383	$2,747
Net income (loss)	$(1,763,793)	$(313,274)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	19,398,096	4,011,628
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$(0.07)	$(0.03)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,750,000	5,072,674
Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.07)	$(0.03)

Statement of Cash Flows Data:
Net cash used in operating activities	$(839,103)	$(567,838)
Net cash used in investing activities	$209,965,143	$(233,450,000)
Net cash provided by financing activities	$(209,940,143)	$234,836,671
Net Change in Cash	$(814,103)	$818,833

	As of December 31,
	2022	2021
Balance Sheet Data:
Total Assets	$25,629,896	$234,721,028
Total Liabilities	$11,301,531	$8,467,096
Class A Ordinary Shares subject to possible redemption	$25,417,987	$233,450,000
Total Stockholders’ Deficit	$(11,089,622)	$(7,196,068)

PCCT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our”, the “Company” or “PCCT” are to PCCT prior to the Business Combination. The following discussion and analysis of PCCT’s financial condition and results of operations should be read in conjunction with PCCT’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus.

Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. PCCT’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on January 21, 2021 formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, the proceeds of the sale of our shares in connection with our initial business combination pursuant to the forward purchase agreements (or backstop agreements we may enter into or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities for the period from January 21, 2021 (inception) through March 31, 2023 were organizational activities, those necessary to prepare for the Initial Public Offering described below, and, since the closing of the Initial Public Offering, the search for a prospective initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We will generate non-operating income in the form of interest income on investments held in the Trust Account after the Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Results of operations for the three months ended March 31, 2023

For the three months ended March 31, 2023, we had a net loss of $2,043,322, which resulted from interest and dividend income on investments held in the in trust account of $258,478, offset by operating and formation costs of $2,111,800 and a change in fair value of forward purchase units of $190,000.

For the three months ended March 31, 2022, we had a net loss of $490,179, which resulted from interest and dividend income on investments held in the in trust account of $18,197, offset by operating and formation costs of $508,376.

Results of operations for the year ended December 31, 2022

For the period from January 1, 2022 through December 31, 2022, we had a net loss of $1,763,793, which resulted from operating and formation costs of $3,794,176, partially offset by interest and dividend income on investments in Trust Account of $2,030,383.

For the period from January 21, 2021 through December 31, 2021, we had a net loss of $313,274, which resulted from operating and formation costs of $316,021, partially offset by interest and dividend income on investments in Trust Account of $2,747.

Liquidity, Going Concern and Capital Resources

The IPO Registration Statement was declared effective on October 27, 2021. On November 1, 2021, we consummated the Initial Public Offering of 23,000,000 PCCT Units, including 3,000,000 PCCT Units issued pursuant to the exercise of the IPO Underwriters’ over-allotment option in full, generating gross proceeds of $230,000,000.

Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 10,050,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, including 1,050,000 Private Placement Warrants issued pursuant to the exercise of the IPO Underwriters’ over-allotment option in full, generating gross proceeds of $10,050,000.

For the three months ended March 31, 2023

For the three months ended March 31, 2023, net cash used in operating activities was $380,873 which was due to the net loss of $2,043,322 and interest income on investments held in Trust Account of $258,478, offset in part by changes in working capital of $1,730,927. For the three months ended March 31, 2022, net cash used in operating activities was $281,126, which was due to the net loss of $490,179 and interest income on investments held in Trust Account of $18,197, offset in part by changes in working capital of $227,250.

For the three months ended March 31, 2023, net cash used in investing activities was $294,947, which was due to cash deposits into the trust account of $294,947. For the three months ended March 31, 2022, there were no cash flows from investing activities.

For the three months ended March 31, 2023, net cash provided by financing activities was $719,947, which was due to proceeds from convertible promissory notes - related party of $719,947. For the three months ended March 31, 2022, net cash used in financing activities was $7,000, which was due to payments of offering costs of $7,000.

For the year ended December 31, 2022

For the period from January 1, 2022 through December 31, 2022, net cash used in operating activities was $839,103 which was due to our net loss of $1,763,793, changes in working capital of $2,955,073, and interest and dividend income on investments held in Trust Account of $2,030,383.

For the period from January 1, 2022 through December 31, 2022 net cash used in investing activities of $209,965,143 was the result of the initial pre-extension redemption of shares in the Trust Account.

For the period from January 1, 2022 through December 31, 2022, net cash used in financing activities was $209,940,143, which was comprised of payments to shareholder’s for the initial pre-extension redemption of shares in the Trust Account.

As of March 31, 2023, we had cash of $48,857 held outside the trust account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

Our liquidity needs will be satisfied through the proceeds made available to the Company under working capital loans, extension loans, and the Spectaire Loan. In addition, the non-interest bearing promissory note was repaid in full with the proceeds from the private placement.

On October 28, 2022, PCCT filed with the Cayman Islands Registrar of Companies the Initial Extension, extending the date by which PCCT had to consummate an initial business combination from November 1, 2022 to May 1, 2023. On April 27, 2023, PCCT filed with the Cayman Islands Registrar of Companies the Second Extension, further extending the date by which PCCT must consummate an initial business combination from May 1, 2023 to November 1, 2023. If our initial business combination is not consummated by November 1, 2023, there will be a mandatory liquidation and subsequent dissolution of PCCT. On January 16, 2023, we entered into the Merger Agreement with Merger Sub and Spectaire.

We have determined that, due to the mandatory liquidation and subsequent dissolution should our initial business combination or extension not occur by November 1, 2023, there is substantial doubt about PCCT’s ability to continue as a going concern for a period of time within one year after the date that these financial statements are issued. We plan to address this uncertainty through our initial business combination or extension as discussed above. There is no assurance that our plans to consummate an initial business combination or extension will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2022 or March 31, 2023.

Contractual Obligations

Registration and Shareholder Rights Agreement

The holders of the Founder Shares, Private Placement Warrants, Extension Warrants and any warrants that may be issued upon conversion of the Working Capital Note (and any PCCT Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants, Extension Warrants or warrants issued upon conversion of the Working Capital Note and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed prior to the effective date of the Initial Public Offering (the “Original RRA”).

The holders of these securities are entitled to make up to three demands, excluding short form demands, that PCCT register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination and rights to require that PCCT register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Original RRA provides that PCCT will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. PCCT will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

On November 1, 2021, PCCT consummated the Initial Public Offering of 23,000,000 PCCT Units, including 3,000,000 PCCT Units issued pursuant to the exercise of the IPO Underwriters’ over-allotment option in full. Pursuant to that certain underwriting agreement between Jefferies, as representative of the IPO Underwriters, and PCCT, the IPO Underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate, at the consummation of PCCT’s initial public offering and were entitled to a deferred underwriting discount of $0.35 per Unit, or $8,050,000 in the aggregate, from the amounts held in the trust account solely in the event that PCCT complete the Business Combination. However, on March 23, 2023, PCCT and Jefferies, as representative of the IPO Underwriters, entered into the Underwriting Agreement

Amendment, pursuant to which PCCT and Jefferies agreed that the deferred underwriting discount will be payable only to Jefferies, individually and not as representative and for the accounts of the IPO Underwriters, after such other IPO Underwriters waived or indicated to PCCT they will waive their entitlement to the payment of any deferred underwriting discount, thereby reducing the amount of such deferred underwriting discount to $5,635,000 (the “Deferred Discount”) to be paid as follows: (a) if there is at least $25,000,000 of (i) available funds in the Trust Account, plus (ii) amounts received by PCCT in connection with equity purchase agreements prior to or substantially concurrently with the Closing, minus (iii) amounts payable in connection with the Redemption, minus (iv) amounts payable pursuant to the Forward Purchase Agreement, minus (v) all fees incurred by PCCT and Spectaire for outside advisors in connection with the Business Combination (the “Closing Surviving Corporation Cash”), the Deferred Discount will be due to Jefferies at the Closing; and (b) if there is less than $25,000,000 of the Closing Surviving Corporation Cash, $2,000,000 of the Deferred Discount will be due to Jefferies at the Closing, with the remaining $3,635,000 (the “Deferred Cash Obligation”) being due to Jefferies no later than eighteen months following the Closing. PCCT may, at its sole discretion, elect to pay all or any of the Deferred Cash Obligation in shares of NewCo Common Stock (the “Deferred Stock Payment Shares”); provided that, PCCT will provide Jefferies with written notice of its election to deliver the Deferred Cash Obligation as the Deferred Stock Payment Shares no earlier than sixty (60) calendar days following the Closing but no later than two business days prior to the delivery of the Deferred Stock Payment Shares. Jefferies is entitled to customary shelf registration rights with respect to the Deferred Stock Payment Shares. PCCT has agreed to file a shelf registration statement to register the Deferred Stock Payment Shares within fifteen (15) business days of their delivery.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Net Loss Per PCCT Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. Accretion associated with the redeemable Class A ordinary shares is excluded from net loss per share as the redemption value approximates fair value. Therefore, the earnings per share calculation allocates income and losses shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net loss per share is the same for Class A and Class B ordinary shares. We have not considered the effect of the Public Warrants and Private Placement Warrants to purchase an aggregate of 21,550,000 PCCT Class A Ordinary Shares in the calculation of diluted net loss per share, since the exercise of the PCCT Warrants are contingent upon the occurrence of future events.

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Class A Ordinary Shares Subject to Possible Redemption

All of the Class A Ordinary Shares sold as part of the PCCT Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a shareholder vote or tender offer in connection with our initial business combination and in connection with certain amendments to the PCCT Governing Documents. In accordance with ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”), redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all public shares have been classified outside of permanent equity.

We recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

Fair Value of Forward Purchase Agreement

The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of their issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.

Recent Accounting Standards

Our management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Controls and Procedures.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2023. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) were effective.

Changes in Internal Control Over Financial Reporting

During the most recently completed fiscal year and fiscal quarter, there has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PCCT AND NEWCO

The following table and accompanying footnotes set forth information known to PCCT regarding (i) the actual beneficial ownership of PCCT Class A Ordinary Shares and PCCT Class B Ordinary Shares, as of [●], 2023 and (ii) expected beneficial ownership of NewCo immediately following consummation of the Business Combination, assuming no Public Shares are redeemed, and alternatively that all of the Public Shares were submitted for redemption and purchased pursuant to the Forward Purchase Agreement, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of common stock of PCCT or NewCo, as applicable;

•	each of PCCT’s current directors and executive officers;

•	each person who will become a director or executive officer of NewCo; and

•	all directors and officers of PCCT, as a group, and of NewCo, as a group.

The beneficial ownership of PCCT Ordinary Shares before the Business Combination is based on 2,080,915 PCCT Class A Ordinary Shares and 5,750,000 PCCT Class B Ordinary Shares issued and outstanding as of [●], 2023.

The expected beneficial ownership of shares of NewCo Common Stock after the Business Combination on a fully diluted basis, assuming no PCCT Class A Ordinary Shares are redeemed, is based on 46,650,963 shares of NewCo Common Stock outstanding and has been determined based upon the following: (i) no Public Shareholder has exercised its redemption rights to receive cash from the Trust Account in exchange for any of the 2,080,915 PCCT Class A Ordinary Shares; (ii) 5,750,000 shares of NewCo Common Stock have been issued pursuant to the conversion of PCCT Class B Ordinary Shares; (iii) an aggregate of 13,570,048 shares of NewCo Common Stock have been issued to Spectaire Stockholders and are outstanding at the Closing (which includes 12,500,000 shares of NewCo Common Stock to be issued to Spectaire Stockholders pursuant to the Merger Agreement and 1,070,048 shares of NewCo Common Stock underlying the Additional Warrant to be issued to Arosa upon Closing) and (iv) an aggregate of 25,250,000 shares of NewCo Common Stock underlying warrants that will become exercisable 30 days following the Closing, including (1) 21,550,000 shares of NewCo Common Stock underlying the PCCT Warrants, (2) 1,200,000 shares of NewCo Common Stock underlying the Extension Warrants and (3) 2,500,000 shares of NewCo Common Stock underlying the redeemable warrants issuable upon conversion of the outstanding balance of the Working Capital Note.

The expected beneficial ownership of shares of the NewCo Common Stock after the Business Combination on a fully diluted basis, assuming all of the PCCT Class A Ordinary Shares were submitted for redemption and purchased pursuant to the Forward Purchase Agreement, is based on 46,650,963 shares of NewCo Common Stock outstanding and has been determined based on the following: (i) Meteora has purchased 2,080,915 PCCT Class A Ordinary Shares from Public Shareholders pursuant to the Forward Purchase Agreement and has not submitted any such PCCT Class A Ordinary Shares for redemption; (ii) 5,750,000 shares of NewCo Common Stock have been issued pursuant to the conversion of PCCT Class B Ordinary Shares; (iii) an aggregate of 13,570,048 shares of NewCo Common Stock have been issued to Spectaire Stockholders and are outstanding at the Closing (which includes 12,500,000 shares of NewCo Common Stock to be issued to Spectaire Stockholders pursuant to the Merger Agreement and 1,070,048 shares of NewCo Common Stock underlying the Additional Warrant to be issued to Arosa upon Closing) and (iv) an aggregate of 25,250,000 shares of NewCo Common Stock underlying warrants that will become exercisable 30 days following the Closing, including (1) 21,550,000 shares of NewCo Common Stock underlying the PCCT Warrants, (2) 1,200,000 shares of NewCo Common Stock underlying the Extension Warrants and (3) 2,500,000 shares of NewCo Common Stock underlying the redeemable warrants issuable upon conversion of the outstanding balance of the Working Capital Note.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Before the Business Combination				After the Business Combination
	Class A Ordinary Shares		Class B Ordinary Shares		Assuming No Redemptions of Class A Ordinary Shares		Assuming Maximum Redemptions of Class A Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of shares Beneficially Owned	Approximate Percentage of Class	Number of shares Beneficially Owned(2)	Approximate Percentage of Class	Number of shares Beneficially Owned	Approximate Percentage of Class	Number of shares Beneficially Owned	Approximate Percentage of Class
5% Holders of PCCT prior to the Business Combination
Perception Capital Partners II LLC(3)	—	—	5,660,000	98.4%	19,410,000	41.6%	19,410,000	41.6%
Polar Asset Management Partners Inc.(4)	206,000	9.9%	—	—	206,000	*	—	—
Periscope Capital Inc.(5)	150,000	7.2%	—	—	150,000	*	—	—
AQR Capital Management, LLC(6)	721,976	34.7%	—	—	721,976	1.5%	—	—
Shaolin Capital Management LLC(7)	201,276	9.7%	—	—	201,276	*	—	—
Meteora Capital, LLC(8)	182,250	8.8%	—	—	182,250	*	2,080,915	4.5%
Owl Creek Asset Management, L.P(9)	239,323	11.5%	—	—	239,323	*	—	—

Directors and Executive Officers of PCCT prior to the Business Combination
Rick Gaenzle	—	—	—	—	—	—	—	—
Scott Honour(3)	—	—	5,660,000	98.4%	19,410,000	41.6%	19,410,000	41.6%
James Sheridan	—	—	—	—	—	—	—	—
Tao Tan	—	—	—	—	—	—	—	—
Corey Campbell	—	—	—	—	—	—	—	—
Marcy Haymaker(3)	—	—	5,660,000	98.4%	19,410,000	41.6%	19,410,000	41.6%
Omer Keilaf	—	—	30,000	*	30,000	*	30,000	*
Thomas J. Abood	—	—	30,000	*	30,000	*	30,000	*
R. Rudolph Reinfrank	—	—	30,000	*	30,000	*	30,000	*
Karrie Willis	—	—	—	—	—	—	—	—
All PCCT officers and director as a group (10 individuals)	—	—	5,750,000	100.0%	19,500,000	41.8%	19,500,000	41.8%

5% Holders of NewCo following the Business Combination
Perception Capital Partners II LLC(3)	—	—	5,660,000	98.4%	19,410,000	41.6%	19,410,000	41.6%

Directors and Executive Officers of NewCo following the Business Combination
James Sheridan	—	—	—	—	—	—	—	—
Tao Tan	—	—	—	—	—	—	—	—
Brian Semkiw	—	—	—	—	1,752,711	3.8%	1,752,711	3.8%
Brian Hemond	—	—	—	—	1,708,338	3.7%	1,708,338	3.7%
Dr. Jörg Mosolf	—	—	—	—	—	—	—	—
Frank Baldesarra	—	—	—	—	—	—	—	—
[•]	—	—	—	—	—	—	—	—
Leonardo Fernandes	—	—	—	—	—	—	—	—
Chris Grossman	—	—	—	—	155,303	*	155,303	*
Rui Mendes	—	—	—	—	1,308,986	2.8%	1,308,986	2.8%
All NewCo directors, officers and director nominees as a group (10 individuals)	—	—	—	—	4,925,338	10.6%	4,925,338	10.6%

*	Less than one percent.
(1)

Unless otherwise noted, the business address of each of the following entities or individuals prior to the Business Combination is c/o Perception Capital Corp. II, 315 Lake Street East, Suite 301, Wayzata, MN 55391.

(2)

Interests shown consist solely of Founder Shares, classified as PCCT Class B Ordinary Shares. Such PCCT Class B Ordinary Shares will convert into PCCT Class A Ordinary Shares on a one-for-one basis, subject to adjustment.

(3)

Perception Capital Partners II LLC, the Sponsor, is the record holder of the PCCT Class B Ordinary Shares reported herein. Certain members of PCCT’s management team, including each of its officers, are indirect members of the Sponsor. The Sponsor is controlled by Perception Capital Partners LLC, which is controlled by Northern Pacific Group, L.P. Scott Honour and Marcy Haymaker may be deemed to beneficially own shares held by the Sponsor by virtue of their indirect shared control over the Sponsor. Each of Scott Honour and Marcy Haymaker disclaims beneficial ownership of PCCT Ordinary Shares held by the Sponsor.

(4)

Shares beneficially owned are based on the Form 4 filed with the SEC on May 1, 2023, by Polar Asset Management Partners Inc., a Canadian corporation (“Polar”), which information has not been independently confirmed. Polar has sole voting and dispositive power with respect to 206,000 PCCT Class A Ordinary Shares. The address of the shareholder, as reported in the Form 4, is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(5)

Shares beneficially owned are based on Schedule 13G filed with the SEC on February 13, 2023, by Periscope Capital Inc., a Canadian corporation (“Periscope”), which information has not been independently confirmed. Periscope has shared voting and dispositive power with respect to 150,000 PCCT Class A Ordinary Shares. The address of the shareholder, as reported in the Schedule 13G, is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(6)

Shares beneficially owned are based on Schedule 13G filed with the SEC on February 14, 2023, by AQR Capital Management, LLC, AQR Capital Management Holdings, LLC, AQR Arbitrage, LLC, AQR Global Alternative Investment Offshore Fund, L.P., and AQR Capital Management GP Ltd. (collectively, “AQR”), which information has not been independently confirmed. AQR has shared voting and dispositive power with respect to 721,976 PCCT Class A Ordinary Shares. The address of the shareholder, as reported in the Schedule 13G, is One Greenwich Plaza, Greenwich, CT 06830.

(7)

Shares beneficially owned are based on Schedule 13G filed with the SEC on February 14, 2023, by Shaolin Capital Management LLC, a Delaware limited liability company (“Shaolin”), which information has not been independently confirmed. Shaolin has shared voting and dispositive power with respect to 201,276 PCCT Class A Ordinary Shares. The address of the shareholder, as reported in the Schedule 13G, is 230 NW 24th Street, Suite 603, Miami, FL 33127.

(8)

Shares beneficially owned are based on Schedule 13G filed with the SEC on February 16, 2023, by Meteora Capital, LLC, a Delaware limited liability company (“Meteora”), which information has not been independently confirmed. Meteora has shared voting and dispositive power with respect to 182,250 PCCT Class A Ordinary Shares. The address of the shareholder, as reported in the Schedule 13G, is 840 Park Drive East, Boca Raton, FL 33444.

(9)

Shares beneficially owned are based on Schedule 13G filed with the SEC on May 2, 2023, by Owl Creek Asset Management, L.P., a Delaware limited partnership (“Owl Creek”), and Jeffrey A. Altman, as managing member of the general partner of Owl Creek, which information has not been independently confirmed. Owl Creek and Mr. Altman have shared voting and dispositive power with respect to 239,323 PCCT Class A Ordinary Shares. The address of the shareholders, as reported in the Schedule 13G, is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

The Initial Shareholders beneficially own approximately 73.4% of the issued and outstanding PCCT Ordinary Shares as of the PCCT Record Date. Because of this ownership block, the Initial Shareholders will be able to effectively exercise influence over the outcome of all matters requiring approval by PCCT shareholders, including the Proposals.

The Sponsor and PCCT’s directors and officers agreed at the time of the Initial Public Offering (A) to vote any Founder Shares or Public Shares owned by them in favor of the Business Combination Proposal and (B) to waive, for no additional consideration, their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

The following table sets forth the total potential share ownership of the Initial Shareholders in NewCo following the closing of the Business Combination under four dilution scenarios. A fully diluted basis is calculated based on the total number of shares of NewCo Common Stock assuming the issuance of the shares of NewCo Common Stock underlying the Public Warrants, the shares of NewCo Common Stock underlying the Private Placement Warrants, the shares of NewCo Common Stock underlying the Extension Warrants, and the shares of NewCo Common Stock underlying the warrants issuable upon conversion of the Working Capital Note. An earnout basis is calculated based on the total number of shares of NewCo Common Stock assuming the issuance of the Spectaire Earnout Shares.

	No Redemption of Public Shares			Maximum Redemption of Public Shares
	Number of Shares	% Ownership		Number of Shares	% Ownership
No Dilution – Without Earnout:
Initial Shareholders	5,750,000	26.9	%(1)	5,750,000	26.9	%(1)
No Dilution – With Earnout:
Initial Shareholders	5,750,000	19.9	%(2)	5,750,000	19.9	%(2)
Fully Diluted – Without Earnout:
Initial Shareholders	19,500,000	41.8	%(3)	19,500,000	41.8	%(3)
Fully Diluted – With Earnout:
Initial Shareholders	19,500,000	36.0	%(4)	19,500,000	36.0	%(4)

(1)	Calculated based on 21,400,963 shares of NewCo Common Stock. Figures have been rounded for ease of presentation.

(2)	Calculated based on 28,900,963 shares of NewCo Common Stock. Figures have been rounded for ease of presentation.

(3)	Calculated based on 46,650,963 shares of NewCo Common Stock. Figures have been rounded for ease of presentation.

(4)	Calculated based on 54,150,963 shares of NewCo Common Stock. Figures have been rounded for ease of presentation.

INFORMATION ABOUT NEWCO FOLLOWING THE BUSINESS COMBINATION

Spectaire Overview

Spectaire is an industrial technology company whose core offering allows its customers to measure, manage, and potentially reduce carbon dioxide equivalent (CO2e) and other greenhouse gas emissions. Our core offering, AireCore™, is a fully integrated hardware, software, and data platform for logistics and supply chain players that uses mass spectrometry to directly measure their emissions. The research and development for AireCore™’s mass spectrometry technology began more than 15 years ago at the Massachusetts Institute of Technology (“MIT”), led by our Chief Scientific Officer Dr. Brian Hemond and our co-founder Professor Ian Hunter. Our asset-light business model delivers a win-win-win for Spectaire, for our customers, and for the environment.

The Science Behind Spectaire

Companies are coming under increasing pressure from governments, customers, and the public to account for and reduce their emissions. We believe that, prior to our introduction of AireCore™, there was no practical way to directly measure real-time transportation emissions. As we describe below, conventional mass spectrometers, the only technology that could directly measure transportation emissions in real-time, are large, expensive, and required stable lab environments. Even ostensibly “mobile” mass spectrometers are impractical and require behind towed separately behind an emitting vehicle. As a result of these impractical options, instead of directly measuring their emissions, our potential customers currently estimate their emissions using emissions estimation calculators for transport and logistics that estimate based on fuel consumption, mileage, and vehicle weight. These estimates cannot accommodate the minute-to-minute, mile-to-mile variations that often drive significant differences between these estimates and actual emissions. As a result, these estimates have come under criticism for being inaccurate, simplistic, and—until now—impossible to verify. A pilot study conducted with our anchor customer Mosolf found that their emissions estimate calculated using CSN EN 16258, a publicly available and widely used emissions estimation standard, overstated their actual emissions by approximately 60%.

The most practical way to directly measure emissions at the source is through mass spectrometry. Mass spectrometry is a chemical analytical technique used to confirm both the identity and the relative quantity of molecules in a sample. In a typical mass spectrometry measurement, a gas sample is ionized and the resultant ions are separated by their mass-to-charge ratios (m/z). The specific sample molecules can then be identified by the atomic masses of the ions and ion fragmentation pattern.

A mass spectrometer attached to a vehicle can precisely measure the CO2e emitted while the engine is running. However, most commercially available mass spectrometers are industrial-scale equipment, roughly the size and weight of a refrigerator, can cost hundreds of thousands of dollars, and typically require stable lab environments to operate. Companies today incur real costs in emissions offsets or carbon tax payments due to inaccurate estimates, while simultaneously lacking the technology to deliver an accurate accounting of their actual emissions. As a result, our potential customers currently face a no-win situation as public policy and corporate commitments outpace available technology.

Spectaire’s AireCore™ Solution

Our AireCore™ patented micro mass spectrometer (MMS) solves this problem. Unlike conventional mass spectrometers which typically have significant cost, size, power, and environmental requirements the AireCore™ uses a proprietary miniaturized and ruggedized analyzer combined with solid state pump technology to address mobile operation in harsh environments.

AireCore™ is cloud-connected through mobile phone networks, enabling a continuous feed of emissions data. AireCore™ core software can also be upgraded over-the-air (OTA) smartphone-style, enabling continuous roll-out of features and improvements.

AireCore™ is protected by a robust patent portfolio and a lengthy research and development timeline, with significant time and resources invested by MIT in developing technology that is not reflected in our historical financial statements. MIT has granted us an exclusive license for all of the intellectual property owned by MIT that underlies the AireCore™ and is a minority shareholder in Spectaire.

Companies face a “technology gap” between emissions requirements and access to emissions management capabilities, creating a no-win scenario. We believe that AireCore™ is the world’s first and only device able to address this technology gap by delivering real-time, accurate, and verifiable emissions measurements, and through our flagship AireCore™ product, we provide a fully integrated hardware, software, and data solution for logistics and supply chain players to directly measure their emissions. We are aware of no other commercially available device that can be directly integrated into a vehicle, thus providing real-time emissions measurement while the vehicle is in everyday operation – yet reporting standards for emissions from industry, government, or other entities implicitly presume exactly such a technological capability.

Hardware

•	Designed for maximum portability. Small form factor of 16.3” × 7.9” × 11.9”, battery powered, and weighing approximately 22 lb.

•	Ruggedized and built for harsh environments. Designed to be mounted onto the back of trucks and able to operate in other comparable harsh environments.

•

Industry leading accuracy. Able to measure molecules from 10-80 atomic mass units with unit resolution at m/z 28. We believe this to be industry leading accuracy because all greenhouse gases of primary importance (nitrogen oxide, carbon oxide, methane) are at or below m/z 46, meaning that AireCoreTM’s accuracy is sufficient to capture all vehicle exhaust products.

•	Real-time analysis. Able to turn around sample analysis on 1-minute cycles, on a continuous basis, allowing true minute-to-minute, mile-to-mile visibility on emissions.

Software

•

IoT connected. AireCore™ can connect to WiFi or mobile phone networks, allowing customers to monitor emissions on a fleetwide basis in real-time and identify how maintenance and operating conditions impact emissions.

•	OTA upgrades. AireCore™’s software can be upgraded over-the-air (OTA) smartphone-style, enabling continuous roll-out of features and improvements.

•	Carbon credit management. AireCore™ software can capture and secure data necessary to generate carbon credits, at the standards required by carbon certification bodies.

Data

•	Consolidated audits and reporting. Customers can generate, view, and export emissions reporting based on AireCore™ data stored in encrypted cloud data centers.

•	Geolocated emissions databank. Customers will be able to monitor their emissions profile along their routes, allowing them to optimize their routes.

Patent Portfolio

The following table sets forth certain information related to each of the issued patents related to AireCore’s MMS technology, including the relevant jurisdiction of each and corresponding expiration date.

Issued Patent	Jurisdiction	Type	Issue Date	Anticipated Expiration Date
Methods, Apparatus, and System for Mass Spectrometry
Patent No.: 201280000000	China	Utility: National Phase	August 10, 2016	February 13, 2032
Patent No.: 105869982	China	Utility: Divisional	June 1, 2018	February 14, 2032
Patent No.: 1228101	Hong Kong	Utility: National Phase	August 30, 2019	February 9, 2037
Patent No.: 6141772	Japan	Utility: National Phase	May 12, 2017	February 14, 2032
Patent No.: 192703	Singapore	Utility: National Phase	March 1, 2016	February 14, 2032
Patent No.: 8754371	United States	Utility: Non-Provisional	June 17, 2014	March 3, 2032
Patent No.: 9312117	United States	Utility: Continuation	April 12, 2016	February 14, 2032
Patent No.: 9735000	United States	Utility: Continuation	August 15, 2017	February 19, 2032
Patent No.: 10236172	United States	Utility: Continuation	March 19, 2019	February 14, 2032
Patent No.: 10658169	United States	Utility: Continuation	May 19, 2020	February 14, 2032
Patent No.: 11120983	United States	Utility: Continuation	September 14, 2021	February 14, 2032
Patent No.: 10201601048U	Singapore	Utility: Divisional	January 6, 2023	February 14, 2032
System for Mass Spectrometry
Patent No.: 2676286	Contracting States to the European Patent Convention	Utility: National Phase	August 29, 2018	February 14, 2032

Our Industry and Opportunity

We estimate a market opportunity exceeding $95 billion, derived bottom-up from logistics provider fleet sizes in the United States and Europe, and explicitly excluding several major sources of potential revenues. We believe our market is growing, and that we are well-positioned at the center of three converging forces: the evolution of the regulatory environment, changes in customer expectations, and the growth and development of carbon credit markets.

We Address a $95 Billion1 Market

We estimate our total addressable market exceeds $95 billion. This figure is derived by multiplying heavy-duty truck fleet size in the United States and Europe against our unit economics.2

We believe this is an estimate is conservative, as it excludes potential revenues from:

•	Fleets outside of the United States and Europe;

•	Applications other than logistics and transportation as the AireCore™ product can measure the emissions from a wide range of combustion and industrial processes; and

•	Carbon credit markets, which are estimated at over $170 billion as of 2021.

Emissions are Rising Rapidly

Global CO2e emissions have risen rapidly to all-time highs and are continuing to accelerate. The National Aeronautics and Space Administration (NASA) estimates that global atmospheric CO2e levels reached 419.7 parts per million, a 10.2% increase from 2005 levels. Meanwhile, the US Energy Information Administration (EIA) estimates that 35.3 billion metric tons of CO2e was emitted in 2020 alone, roughly equivalent to the weight of 570 billion people or more than 70 times the current global population. The trajectory of emissions increases is accelerating.

At the United Nations Climate Change Conference of 2015 (COP 21), 196 nations signed the Paris Agreement, which committed them to limit the increase in the global average temperature to well below 2.0°C, and preferably 1.5°C, compared to pre-industrial levels. Achieving this goal will require net zero emissions by 2050. These commitments encourage focus on the largest sources of emissions. The International Energy Agency estimates that 37% of global emissions come from transport.

[1]	TAM analysis excludes carbon credit TAM; Carbon credit market TAM is ~$170B (Source: Global Financial Markets Association).
[2]

US figure based on 11.6 million of registered medium/heavy trucks in the United States as of 2019 (Source: United States Department of Transportation, Bureau of Transportation Statistics). Europe figure includes European Union, Iceland, Norway, Switzerland, and UK’s vehicles as of 2021 (Source: The European Automobile Manufactures’ Association).

Evolution of the Regulatory Environment

Regulation has historically required manufacturers to adhere to ever-evolving standards of emissions and efficiency. The United States first introduced regulation on vehicle emissions with the Clean Air Act of 1963 and fuel economy with the Energy Policy and Conservation Act of 1975. The scope of government action under the Clean Air Act was significantly clarified by the 2007 Supreme Court case of Massachusetts vs. EPA. Today, three government agencies – the Environmental Protection Agency (EPA), the National Highway Traffic Safety Administration (NHTSA), and the California Air Resources Board (CARB) – set Federal and state vehicle emissions and fuel economy standards. These standards are steadily growing in specificity and granularity, and include:

•	Corporate Average Fuel Economy (CAFE). The sales-weighted average fuel economy in mile per gallon (mpg) of vehicles in a manufacturer’s fleet, set according to a specific model year (MY).

•	Carbon dioxide grams per mile (g/mi). The total volume of carbon dioxide released per mile on a fleet average basis.

•

Specific engine emissions on a gram or milligram per horsepower-hour (g/hp-hr or mg/hp-hr) basis. Specific emissions may include oxides of nitrogen (NOx), particulate matter (PM), non-methane hydrocarbon (NMHC), carbon monoxide (CO), carbon dioxide (CO2), and methane (CH4).

The Clean Air Act further empowers the EPA to assess significant fines to manufacturers and distributors in case of noncompliant engines, tampering events, and reporting and recordkeeping violations. Similar legislation is in place in the European Union, Brazil, Japan, India, and other major jurisdictions.

Starting with Finland in 1990, and accelerating in recent years, many jurisdictions have introduced a new type of legislation that targets owners and operators – as opposed to manufacturers and distributors – of emissions producing assets. This type of legislation puts a price on the usage of carbon, to be borne by the owner or the end-state customers. Carbon-pricing legislation falls into two distinct categories.

First, an emissions trading scheme (ETS), also known as a cap-and-trade scheme, limits the total level of greenhouse gas emissions through the grant of allowances, and allows emitters who fall below their respective allowance to “sell” their excess allowance to emitters who have exceeded their allocations. This allows the “systemwide aggregate” level of emissions to be kept constant, while allowing market pricing to determine the price of emissions. In an ETS, the planned volume of emissions is – in theory – known (via the allowances), but the price of carbon is not set by the market. The European Union, the State of California, and New Zealand are examples of jurisdictions that have implemented emissions trading schemes.

Second, a carbon tax directly sets a price on carbon usage and is assessed by governments. Carbon taxes are simpler to administer versus the market infrastructure and operating costs of an ETS, but are less common. In a carbon tax system, the planned volume of emissions is not known (although emitters are economically incentivized to reduce it), but the price of carbon is known, as it is set by government authorities as a tax. Germany, South Africa, and several Canadian provinces are examples of jurisdiction that have or plan to implement a carbon tax.

We expect further growth and convergence of carbon pricing legislation and regulation in the years ahead. We believe a trend of “carbon pricing without borders” will continue to accelerate, as emissions are not constrained by national or subnational borders. Emissions trading schemes are already “linking” their markets to encourage greater trading activity and liquidity, such as in the case of the Switzerland-EU ETS link, and the Regional Greenhouse Gas Initiative (RGGI), a consortium of 12 US states.

We believe the growth of these trends will strengthen demand for our products and services. Both ETS and carbon taxes require accurate and continuous measurement, which is currently not possible without expensive and impractical equipment, and which can only work in lab settings, thus creating a “technology gap” between legal requirements and the capability to fulfill them. Our AireCore™ MMS closes this “technology gap” and is key to the successful shift of manufacturer-directed emissions limits to user-directed emissions limits.

Changes in Customer Expectations

In line with government action, companies have become increasingly conscious of their environment footprint as a result of expectations placed upon them by their customers, investors, and other stakeholders. The Governance & Accountability Institute found that in 2022, 96% of S&P 500 companies and 81% of Russell 1000 companies published reports to their investors describing their ESG (environmental, social, and governance) commitments. We believe our products and services actively help our customers manage their sustainability profiles and derive real commercial and operational benefits from doing so.

We believe companies with significant carbon footprints (both direct and indirect) are developing strategies to adapt their business models in response to customer and investor demands.

First, they are adopting a common language to provide transparency on their environmental footprint. The Greenhouse Gas Protocol Corporate Standard (GHG Protocol) and the Carbon Disclosure Project (CDP) are non-profit initiatives with significant participation. Over 18,700 companies representing more than half of global market capitalization participated in CDP’s annual disclosure programs, and 90% of Fortune 500 companies participating in CDP used GHG Protocol as the mechanism to frame their disclosures.

Second, they are adopting a common framework to guide their aspirations. The Science Based Targets Initiative (SBTi), a partnership between CDP, the United Stations, the World Resources Institute (WRI), and the World Wide Fund for Nature (WWF), is used by over 4,000 companies to reduce emissions in line with the Paris Agreement goals – limiting global warming to 1.5 °C above pre-industrial levels. SBTi targets are emissions reduction targets typically with a 5-15 year range from the date of submission, and can include net-zero targets.

Third, they are expanding their scope of responsibility. The GHG Protocol defines emissions as Scope 1 (direct emissions from owned or controlled sources, such as a factory’s direct emissions), Scope 2 (indirect emissions from the generation of purchased energy, such as the power plant providing electricity for the factory), and Scope 3 (all other emissions not included in Scope 1 or Scope 2, both upstream and downstream, such as truck emissions from a supplier providing raw materials to the factory). For many companies, Scope 3 emissions make up a significant, if not a majority of their emissions, which they now seek to control and influence by exerting pressure upstream and downstream on their value chain.

Our initial set of indirect downstream customers have been working extensively with their suppliers to gain visibility on, manage, and reduce their Scope 3 emissions:

•

Nestlé S.A. has committed to SBTi targets of 20% emissions reduction by 2025, 50% emissions reduction by 2030, and net zero by 2050. Nestle’s efforts are closely focused on Scope 3, which represents 95% of company emissions, a significant portion of which are transportation-related.

•	Mercedes-Benz has committed to SBTi targets of 50% reduction of CO2 emissions across all worldwide operations by 2030, and a 40% reduction of all well-to-wheel (Scope 3) CO2 emissions by 2030.

•	Volkswagen has committed to SBTi targets of 30% CO2 reductions from production and use of all vehicles worldwide by 2030, including Scope 3 emissions.

Companies that make such commitments require suppliers to report on their emissions and potentially purchase carbon credits or offsets as a cost of doing business. For these upstream suppliers (our direct customers), the ability to measure emissions directly enables them to comply with their customer mandates.

Growth and Development of Carbon Credit Markets

Companies that operate in jurisdictions with either ETS or carbon taxes can take advantage of carbon credits, a tradeable certificate or permit representing the right to emit a set amount of greenhouse gas, typically a single metric ton of CO2 equivalent (MTCO2e). Companies that generate certified carbon credits have two avenues to realize value. First, they can offset their own carbon emissions, thus lowering their exposure to carbon limits or carbon taxes. Once used to offset emissions, carbon credits are retired and no longer have value. Second, they can sell their carbon credits on carbon markets, creating an additional revenue stream.

Specific types of carbon credits are typically grouped into three categories: carbon avoidance (preventing carbon from entering the atmosphere, for example, building a wind farm in lieu of a natural gas plant), carbon reduction (reducing carbon already entering the atmosphere, for example, an efficiency upgrade to an emissions source), and carbon removal (removing carbon from the atmosphere, for example, carbon sequestration projects). Carbon credits are typically certified by a verification body such as Gold Standard, Verra, American Carbon Registry, and Climate Action Reserve. The certification process is rigorous and typically specific to a methodology of measurement, the emitting activity, and sometimes the site of emissions. Market pricing of carbon credits takes these differential factors into account.

Carbon markets are split between Compliance Carbon Markets (CCMs) and Voluntary Carbon Markets (VCMs). CCMs, as their name implies, exist where carbon limits are set by governmental authorities, such as the European Union or the State of California. VCMs allow emitters outside of CCMs to voluntarily offset their carbon emissions. CCMs are generally more mature and liquid than VCMs, given the regulatory aspect of participation. Carbon credits traded in VCMs and CCMs are generally not fungible, and thus give rise to significant pricing differentials. For example, in 2022, carbon credits in the EU CCM traded at €70-€100 per MTCO2e, while carbon credits in VCMs traded at $2-$10 per MTCO2e.

Carbon markets are growing and scaling significantly. Research from the Global Financial Markets Association (GFMA) released in 2021 estimated the size of CCMs to be $170 billion, with a need to scale up to $1 trillion or more by 2030 to achieve Paris Agreement goals. Research by McKinsey & Company conducted in partnership with the Institute of International Finance estimate VCMs as much more nascent at $300 million, but forecast that the market could increase to a value of $50 billion or more by 2030.

The growth and development of carbon markets creates upside potential for Spectaire. While the business model is not dependent on carbon credits, our technologies allow companies to reduce the volume of emissions through efficiency improvements. Spectaire is prepared to participate in both CCMs and VCMs, and is in the certification process with both Gold Standard and Verra.

Spectaire’s Business Model

Our business model is based on asset-light production and delivers a win-win-win for Spectaire from high-margin revenue streams, for our customers who realize lower costs and new revenues, and for the environment from better outcomes and more effective public policy. Our business model is “asset-light” in that we plan to leverage contract manufacturing to drive a path to scale versus building significant manufacturing capabilities in-house. We describe each of our three “wins” for Spectaire, for customers, and for the environment in further detail below.

The following discussion of our business model reflects numerous estimates, beliefs and assumptions, including, but not limited to, general business, economic, regulatory, market and financial conditions, as well as assumptions about competition, future performance, and matters specific to Spectaire’s business, all of which are difficult to predict and inherently subject to significant risks and uncertainties, many of which are beyond Spectaire’s and PCCT’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors” beginning on page 36 of this proxy statement/prospectus and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 33 of this proxy statement/prospectus, which you should read and carefully in connection with your review of the following discussion of our business model.

A Win for Spectaire: Three High-Margin Revenue Streams

We can achieve three high-margin revenue streams through its AireCore™ MMS product line.

•

Product sales. We sell the AireCore™ MMS directly to customers at a price of $2,000 per unit. We project an approximately 30% gross margin on a unit basis for product sales. We derive this gross margin estimate from current bill-of-materials and labor cost on a unit basis.

•

Data subscription and services. The AireCore™ MMS requires an annual data subscription to operate, at $1,000 per unit per year. The data subscription grants access to applications, reporting capabilities, and secure cloud connectivity. We project an approximately 65% gross margin on data subscriptions. We derive this gross margin estimate from current estimated cost of technology infrastructure necessary to service our installed base based on our customer pipeline.

•

Carbon credits. We will receive a 50% share of carbon credits. Carbon credits pricing will vary depending on their market, certification, and quality, but offer a 100% gross margin. We believe that carbon credits require negligible or no directly attributable cost of goods sold.

A Win for Customers: Lower Costs and New Revenues

Our customers realize immediate and long-term benefits by deploying the AireCore™ MMS product at scale.

•

Reduced compliance costs. Proving lower emissions for customer fleets results in reduced costs to purchase carbon credit offsets and carbon taxes. In a pilot study conducted with anchor customer Mosolf, we found that calculated estimates overstated emissions by approximately 60% versus what was measured by AireCore™.

•

Increased competitiveness. Customers that use and properly maintain modern fleets will be able to prove lower carbon footprints which will make those fleets more competitive, leading to increased business and potentially increased haulage rates.

•	Access to new revenues. Customers will receive a 50% share of carbon credits, which they are able to sell into markets for incremental revenues.

A Win for the Environment: Better Outcomes and More Effective Public Policy

Our technologies provide significant direct and indirect benefits for the environment far into the future.

•	Lower emissions. Increasing usage of our AireCore™ MMS enables companies to better control their emissions, supporting their emissions reductions and net zero commitments.

•

Geolocated emissions databank. Over time, we will use our data to create a proprietary geolocated emissions databank. Customers will be able to design their routes according to this databank, achieving cleaner and more efficient operations.

•

Improved effectiveness of public policy. Emissions legislation, regulation, and commitments are impractical to enforce today because companies experience a technology gap with no way to accurately measure their emissions in real-time. We fill this technology gap by providing the vital missing piece for companies to deliver on their commitments.

Prospects for Future Growth

We plan to grow and scale our business significantly through a “land and expand” strategy, serving customers who are upstream suppliers of large emitters focused on their Scope 3 emissions.

Our Go-To-Market Approach

We focus on customers in the logistics industry who have made public commitments to reducing emissions, who have invested in technology that helps lower their carbon footprint, and who appreciate AireCore™’s easy-to-understand value proposition to accurately quantify those reductions.

We believe that awareness of this problem—unreliable emissions calculations—spans many industries, and that we face no meaningful direct competition in this space. We believe a growing number of customers publishing accurate emission reduction figures supported by Spectaire will increase visibility among partners, suppliers, and vendors across an inherently interconnected industry. Our sales approach is tailored specifically to senior executives, who know the value of not only reducing emissions but also having reliable measurements and reports from outside sources for increased risk mitigation. We believe these network effects will support our “land and expand” go-to-market strategy.

Pilot Programs

Our customer engagement model is designed for modern, globalized operations. By focusing our initial pilots on companies that are already well-known to the Spectaire management team and board, we can achieve a significant and positive impact for our customers in managing efficient logistics solutions even without a physical presence in each territory.

We are currently preparing and deploying a robust set of pilot deployments with five customers—Borghi, Fonterra, Fortigo, Mosolf, and American Ag Energy—representing a potential fleet size of over 12,000 assets.

Borghi Italia SRL, headquartered in Modena, Italy, is a leading logistics and logistics service provider. Borghi supports the deployment of enterprise hardware installations including medical equipment such as imaging machines, financial equipment such as ATMs, and IT equipment such as servers and storage. Borghi has been servicing customers for over 30 years and in 2022 transported over 46,000 pieces of equipment for their clients. Borghi reports their logistics emissions to their clients, has the goal to measure emissions and believes Spectaire can help them monetize the investments they have made to logistics modernization by allowing them to capture additional carbon credits. We have received a purchase order from Borghi for a pilot deployment.

Fonterra Co-operative Group Limited, headquartered in Auckland, New Zealand, is a leading global dairy producer and exporter, and New Zealand’s largest company based on revenue. Reflecting New Zealand regulation and its own sustainability commitments, Fonterra has committed to a net zero target by 2050, and has partnered extensively with its downstream customer Nestlé on shared goals regarding Nestle’s Scope 3 emissions. We estimate that deploying the AireCore™ system will allow Fonterra to report on average 42% lower emissions. Fonterra has indicated its intent to use AireCore™ units on both its logistics fleets as well as other potential applications. We have received payment and have begun delivery of pilot units.

Fortigo Freight Services Inc., headquartered in Etobicoke, Ontario, Canada, is a leading provider of transportation management solutions and in 2022 was named a top 100 provider of inbound logistics for 17 consecutive years. Fortigo’s key value proposition is to identify the most cost-effective routes, lower mileage, improve response time to last-minute scheduling changes, and reduce the overall carbon footprint. They believe being able to provide an accurate measurement of their carbon footprint will be a key differentiator for their business. Spectaire and Fortigo have come to a commercial agreement, which requires 90-day visibility to delivery for signature.

Mosolf SE & Co. KG, headquartered in Kirchheim unter Teck, Baden-Württemberg Germany, is a leading German logistics operator. Mosolf’s chairman Dr. Jörg Mosolf is a shareholder and member of Spectaire’s board. Mosolf was the first company where we were able to test the AireCore™ MMS on vehicles. Based on Mosolf’s fleet of 208 Class 8 trucks, we estimate that Mosolf’s fleet would be able to prove an emissions reduction of approximately 60% and generate nearly 50,000 carbon credits over the course of a year. Mosolf has indicated its intent to use AireCore™ units on its logistics fleet. We have received payment for deployment of pilot units.

American Ag Energy, based in Cambridge, Massachusetts, is a next-generation agricultural technology solution provider. Their primary focus is to connect greenhouses with energy efficient power sources and measure and monitor the emissions of those locations. The ability to visualize in real time the emissions of their greenhouse equipment is critical to measuring the carbon footprint as well as the optimal growing conditions inside their growing centers. American Ag Energy has issued to us a non-binding letter of intent.

Customer Pipeline

We have a robust customer pipeline with line of sight to over 300,000 unit sales. We categorize our pipeline in four buckets.

•	Pilot customers (as described above) represent 12,000 potential units across five customers. Initial units of our pilots have been completed and are ready for delivery.

•

Our Tier 1 customer pipeline represents a highly strategic customer base with large fleet sizes, representing a total fleet size of over 125,000 units. Tier 1 customers are ready for demos and installation.

•

Our Tier 2 customer pipeline represents a strategically significant customer base of nearly 40,000 units, but with smaller fleet sizes versus the Tier 1 pipeline. Tier 2 customers are ready for demos and installation.

•	Our Tier 3 customer pipeline represents longer-term customers due to fleet size and strategic priorities, which account for nearly 150,000 units. Tier 3 customers have indicated readiness for demos.

Our customer pipeline is designed to meet our near-to-medium-term sales targets. Our pipeline includes customers across four continents and multiple logistics sectors, who in turn cater to private and public entities, all seeking measured emissions reductions. We believe the trend of increasingly stringent global regulations aimed at reducing emissions will continue, and result in increasing demand for the cutting-edge solutions we provide with AireCore™. As such, we are confident in the continued growth and conversion of our customer pipeline.

Asset-Light Manufacturing Model

Our current manufacturing facility in Watertown, Massachusetts is of sufficient scale to supply the pilot units and smaller production volumes. We employ a lean manufacturing approach which minimizes engineering investment, while meeting precise technological requirements and encouraging continuous improvement.

We are currently working with multiple providers of contract manufacturing to develop agreements that will allow us to significantly increase production capacity and accommodate the growth in demand for AireCore™ units. We believe these agreements will allow us to outsource machining, fabrication, and assembly, while realizing improved input cost pricing and gross margins by procuring raw materials at scale.

Our asset-light manufacturing model will pair extensive in-house R&D and limited in-house production with a scaled-up network of contract manufacturers. AireCore™ is well-suited for contract manufacturing, as the hardware platform is designed to maximize optionality and minimize customization, while the software platform is cloud-connected and relies on smartphone-style over-the-air (OTA) upgrades to continuously roll out new features and improvements. We believe this business model provides a flexible and highly variable cost structure and limits fixed capital expenditures. We believe this business model will allow us to continue innovating while rapidly shortening the time-to-market.

Margin Profile Evolution

We believe we will benefit from unique characteristics in our business model, such that our margin profile will structurally improve over time. Our revenue mix will shift between its three revenue streams over time, which will include unit sales (approximately 30% gross margin), data subscriptions (approximately 65% gross margin), and carbon credits (100% gross margin).

Our revenues will initially be weighted towards unit sales. Over time, as the AireCore™ installed base grows and scales, we will be able to realize an increasing share of revenues from its data subscriptions (at a higher margin versus unit sales). Subsequently, we expect that it will begin deriving significant revenues from carbon credits. As the installed base grows, the center of gravity for revenue sources is expected to shift to progressively higher-margin revenue streams, which we believe will allow us to grow and increase our profitability over the long term.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SPECTAIRE

The selected historical financial information of Spectaire as of and for the year ended December 31, 2022 and the year ended December 31, 2021 was derived from the audited consolidated financial statements of Spectaire included elsewhere in this proxy statement/prospectus. You should read the following selected financial information in conjunction with the section entitled “Spectaire Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Spectaire’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

	For the year ended December 31, 2022	For the year ended December 31, 2021
Statement of Operations Data:
Loss from operations	$(1,115,930)	$(516,465)
Net loss	$(415,907)	$(416,465)
Basic and diluted weighted average shares	6,836,259	6,780,318
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$(0.06)	$(0.06)

Statement of Cash Flows Data:
Net cash used in operating activities	$(365,813)	$(432,165)
Net cash provided by (used in) investing activities	$42,190	$(24,845)
Net cash provided by financing activities	$60,000	$640,000

	As of December 31,
	2022	2021
Balance Sheet Data:
Total Assets	$55,233	$315,472
Convertible Notes – related party	$437,499	$—
Total Liabilities	$849,126	$1,032,972
Additional paid in capital	$344,100	$5,322
Accumulated deficit	$(1,139,407)	$(723,500)
Total Stockholders’ Deficit	$(793,893)	$(717,500)

SPECTAIRE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Spectaire and its subsidiary should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Financial Information of Spectaire”, the unaudited condensed consolidated financial statements for the three months ended March 31, 2023 and March 2022 and the audited financial statements for the years ended December 31, 2022 and 2021, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About NewCo following the Business Combination” and the unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2023 and 2022 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors—Risks Related to Spectaire” or elsewhere in this proxy statement/prospectus.

Unless the context otherwise requires, references in this “Spectaire Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Spectaire”, “we”, “us” and “our” are intended to mean the business and operations of Spectaire and its consolidated subsidiary.

Company Overview

Spectaire is an industrial technology company whose core offering allows its customers to measure, manage, and potentially reduce carbon dioxide equivalent (CO2e) and other greenhouse gas emissions. Our core offering, AireCore™, is a fully integrated hardware, software, and data platform for logistics and supply chain players that uses mass spectrometry to directly measure their emissions. The research and development for AireCore™’s mass spectrometry technology began more than 15 years ago at MIT, led by our Chief Scientific Officer Dr. Brian Hemond and our co-founder Professor Ian Hunter. Our asset-light business model delivers a win-win-win for Spectaire, for our customers, and for the environment.

Companies are coming under increasing pressure from governments, customers, and the public to account for and reduce their emissions. We believe that, prior to our introduction of AireCore™, there was no practical way to directly measure real-time transportation emissions. Instead of directly measuring their emissions, our potential customers currently estimate their emissions using emissions estimation calculators for transport and logistics that estimate based on fuel consumption, mileage, and vehicle weight. These estimates cannot accommodate the minute-to-minute, mile-to-mile variations that often drive significant differences between these estimates and actual emissions. As a result, these estimates have come under criticism for being inaccurate, simplistic, and—until now—impossible to verify. A pilot study conducted with our anchor customer Mosolf found that their emissions estimate calculated using CSN EN 16258, a publicly available and widely used emissions estimation standard, overstated their actual emissions by approximately 60%.

Our AireCore™ patented micro mass spectrometer (MMS) solves this problem. Unlike conventional mass spectrometers which typically have significant cost, size, power, and environmental requirements the AireCore™ uses a proprietary miniaturized and ruggedized analyzer combined with solid state pump technology to address mobile operation in harsh environments.

AireCore™ is cloud-connected through mobile phone networks, enabling a continuous feed of emissions data. AireCore™ core software can also be upgraded over-the-air (OTA) smartphone-style, enabling continuous roll-out of features and improvements.

AireCore™ is protected by a robust patent portfolio and a lengthy research and development timeline, with significant time and resources invested by MIT in developing technology that is not reflected in our historical financial statements. MIT has granted us an exclusive license for all of the intellectual property owned by MIT that underlies the AireCore™ and is a minority shareholder in Spectaire.

Companies face a “technology gap” between emissions requirements and access to emissions management capabilities, creating a no-win scenario. We believe that AireCore™ is the world’s first and only device able to address this technology gap by delivering real-time, accurate, and verifiable emissions measurements, and through its flagship AireCore™ product, we provide a fully integrated hardware, software, and data solution for logistics and supply chain players to directly measure their emissions.

Growth Strategy and Outlook

We estimate a market opportunity exceeding $95 billion, derived bottom-up from logistics provider fleet sizes in the United States and Europe, and explicitly excluding several major sources of potential revenues. We believe our market is growing, and that it is well-positioned at the center of three converging forces: the evolution of the regulatory environment, changes in customer expectations, and the growth and development of carbon credit markets.

We estimate our total addressable market exceeds $95 billion.1 This figure is derived by multiplying heavy-duty truck fleet size in the United States and Europe against its unit economics.

We believe this estimate is conservative, as it excludes potential revenues from:

•	Fleets outside of the United States and Europe;

•	Applications other than logistics and transportation as the AireCore™ product can measure the emissions from a wide range of combustion and industrial processes; and

•	Carbon credit markets, which are estimated at over $170 billion as of 2021.

Emissions are Rising Rapidly

Global CO2e emissions have risen rapidly to all-time highs and are continuing to accelerate. The National Aeronautics and Space Administration (NASA) estimates that global atmospheric CO2e levels reached 419.7 parts per million, a 10.2% increase from 2005 levels. Meanwhile, the US Energy Information Administration (EIA) estimates that 35.3 billion metric tons of CO2e was emitted in 2020 alone, roughly equivalent to the weight of 570 billion people or more than 70 times the current global population. The trajectory of emissions increases is accelerating.

We expect further growth and convergence of carbon pricing legislation and regulation in the years ahead and believe a trend of “carbon pricing without borders” will continue to accelerate, as emissions are not constrained by national or subnational borders. Emissions trading schemes are already “linking” their markets to encourage greater trading activity and liquidity, such as in the case of the Switzerland-EU ETS link, and the Regional Greenhouse Gas Initiative (RGGI), a consortium of 12 US states. We believe the growth of these trends will strengthen demand for its products and services. Both ETS and carbon taxes require accurate and continuous measurement, which is currently not possible without expensive and impractical equipment, and which can only work in lab settings, thus creating a “technology gap” between legal requirements and the capability to fulfill them. Our AireCore™ MMS closes this “technology gap” and is key to the successful shift of manufacturer-directed emissions limits to user-directed emissions limits.

Changes in Customer Expectations

In line with government action, companies have become increasingly conscious of their environment footprint as a result of expectations placed upon them by their customers, investors, and other stakeholders. We

[1]	TAM analysis excludes carbon credit TAM; Carbon credit market TAM is ~$170B (Source: Global Financial Markets Association).

believe our products and services actively help our customers manage their sustainability profiles and derive real commercial and operational benefits from doing so.

We believe companies with significant carbon footprints (both direct and indirect) are developing strategies to adapt their business models in response to customer and investor demands.

First, they are adopting a common language to provide transparency on their environmental footprint. The Greenhouse Gas Protocol Corporate Standard (GHG Protocol) and the Carbon Disclosure Project (CDP) are non-profit initiatives with significant participation. Over 18,700 companies representing more than half of global market capitalization participated in CDP’s annual disclosure programs, and 90% of Fortune 500 companies participating in CDP used GHG Protocol as the mechanism to frame their disclosures.

Second, they are adopting a common framework to guide their aspirations. The Science Based Targets Initiative (SBTi), a partnership between CDP, the United Stations, the World Resources Institute (WRI), and the World Wide Fund for Nature (WWF), is used by over 4,000 companies to reduce emissions in line with the Paris Agreement goals – limiting global warming to 1.5 °C above pre-industrial levels. SBTi targets are emissions reduction targets typically with a 5-15 year range from the date of submission, and can include net-zero targets.

Third, they are expanding their scope of responsibility. The GHG Protocol defines emissions as Scope 1 (direct emissions from owned or controlled sources, such as a factory’s direct emissions), Scope 2 (indirect emissions from the generation of purchased energy, such as the power plant providing electricity for the factory), and Scope 3 (all other emissions not included in Scope 1 or Scope 2, both upstream and downstream, such as truck emissions from a supplier providing raw materials to the factory). For many companies, Scope 3 emissions make up a significant, if not a majority of their emissions, which they now seek to control and influence by exerting pressure upstream and downstream on their value chain.

Companies that make such commitments require suppliers to report on their emissions and potentially purchase carbon credits or offsets as a cost of doing business. For these upstream suppliers (our direct customers), the ability to measure emissions directly enables them to comply with their customer mandates.

Growth and Development of Carbon Credit Markets

Specific types of carbon credits are typically grouped into three categories: carbon avoidance (preventing carbon from entering the atmosphere, for example, building a wind farm in lieu of a natural gas plant), carbon reduction (reducing carbon already entering the atmosphere, for example, an efficiency upgrade to an emissions source), and carbon removal (removing carbon from the atmosphere, for example, carbon sequestration projects). Carbon credits are typically certified by a verification body such as Gold Standard, Verra, American Carbon Registry, and Climate Action Reserve. The certification process is rigorous and typically specific to a methodology of measurement, the emitting activity, and sometimes the site of emissions. Market pricing of carbon credits takes these differential factors into account.

Carbon markets are split between Compliance Carbon Markets (CCMs) and Voluntary Carbon Markets (VCMs). CCMs, as their name implies, exist where carbon limits are set by governmental authorities, such as the European Union or the State of California. VCMs allow emitters outside of CCMs to voluntarily offset their carbon emissions. CCMs are generally more mature and liquid than VCMs, given the regulatory aspect of participation. Carbon credits traded in VCMs and CCMs are generally not fungible, and thus give rise to significant pricing differentials. For example, in 2022, carbon credits in the EU CCM traded at €70-€100 per MTCO2e, while carbon credits in VCMs traded at $2-$10 per MTCO2e.

Carbon markets are growing and scaling significantly. Research from the Global Financial Markets Association (GFMA) released in 2021 estimated the size of CCMs to be $170 billion, with a need to scale up to $1 trillion or more by 2030 to achieve Paris Agreement goals. Research by McKinsey & Company conducted in partnership with the Institute of International Finance estimate VCMs as much more nascent at $300 million, but forecast that the market could increase to a value of $50 billion or more by 2030.

The growth and development of carbon markets creates upside potential for Spectaire. While the business model is not dependent on carbon credits, out technologies allow companies to reduce the volume of emissions through efficiency improvements. Spectaire is prepared to participate in both CCMs and VCMs, and is in the certification process with both Gold Standard and Verra.

Spectaire’s Business Model

Our business model is based on asset-light production and delivers a win-win-win for Spectaire from high-margin revenue streams, for our customers who realize lower costs and new revenues, and for the environment from better outcomes and more effective public policy.

The following discussion of our business model reflects numerous estimates, beliefs and assumptions, including, but not limited to, general business, economic, regulatory, market and financial conditions, as well as assumptions about competition, future performance, and matters specific to Spectaire’s business, all of which are difficult to predict and inherently subject to significant risks and uncertainties, many of which are beyond Spectaire’s and PCCT’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors” beginning on page 36 of this proxy statement/prospectus and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 33 of this proxy statement/prospectus, which you should read and carefully in connection with your review of the following discussion of our business model.

A Win for Spectaire: Three High-Margin Revenue Streams

We can achieve three high-margin revenue streams through its AireCore™ MMS product line.

•

Product sales. We intend to sell the AireCore™ MMS directly to customers at a price of $2,000 per unit. We project an approximately 30% gross margin on a unit basis for product sales. We derive this gross margin estimate from current bill-of-materials and labor cost on a unit basis.

•

Data subscription and services. The AireCore™ MMS requires an annual data subscription to operate, at $1,000 per unit per year. The data subscription grants access to applications, reporting capabilities, and secure cloud connectivity. We project an approximately 65% gross margin on data subscriptions. We derive this gross margin estimate from current estimated cost of technology infrastructure necessary to service our installed base based on our customer pipeline.

•

Carbon credits. We will receive a 50% share of carbon credits. Carbon credits pricing will vary depending on their market, certification, and quality, but offer a 100% gross margin. We believe that carbon credits require negligible or no directly attributable cost of goods sold.

A Win for Customers: Lower Costs and New Revenues

Our customers realize immediate and long-term benefits by deploying the AireCore™ MMS product at scale.

•

Reduced compliance costs. Proving lower emissions for customer fleets results in reduced costs to purchase carbon credit offsets and carbon taxes. In a pilot study conducted with anchor customer Mosolf, we found that calculated estimates overstated emissions by approximately 60% versus what was measured by AireCore™.

•

Increased competitiveness. Customers that use and properly maintain modern fleets will be able to prove lower carbon footprints which will make those fleets more competitive, leading to increased business and potentially increased haulage rates.

•	Access to new revenues. Customers will receive a 50% share of carbon credits, which they are able to sell into markets for incremental revenues.

A Win for the Environment: Better Outcomes and More Effective Public Policy

Our technologies provide significant direct and indirect benefits for the environment far into the future.

•	Lower emissions. Increasing usage of our AireCore™ MMS enables companies to better control their emissions, supporting their emissions reductions and net zero commitments.

•

Geolocated emissions databank. Over time, we will use our data to create a proprietary geolocated emissions databank. Customers will be able to design their routes according to this databank, achieving cleaner and more efficient operations.

•

Improved effectiveness of public policy. Emissions legislation, regulation, and commitments are impractical to enforce today because companies experience a technology gap with no way to accurately measure their emissions in real-time. We fill this technology gap by providing the vital missing piece for companies to deliver on their commitments.

Prospects for Future Growth

We plan to grow and scale our business significantly through a “land and expand” strategy, serving customers who are upstream suppliers of large emitters focused on their Scope 3 emissions.

Our Go-To-Market Approach

We focus on customers in the logistics industry who have made public commitments to reducing emissions, who have invested in technology that helps lower their carbon footprint, and who appreciate AireCore™’s easy-to-understand value proposition to accurately quantify those reductions.

We believe that awareness of this problem – unreliable emissions calculations—spans many industries, and that we face no meaningful direct competition in this space. We believe a growing number of customers publishing accurate emission reduction figures supported by Spectaire will increase visibility among partners, suppliers, and vendors across an inherently interconnected industry. Our sales approach is tailored specifically to senior executives, who know the value of not only reducing emissions but also having reliable measurements and reports from outside sources for increased risk mitigation. We believe these network effects will support its “land and expand” go-to-market strategy.

Pilot Programs

Our customer engagement model is designed for modern, globalized operations. By focusing our initial pilots on companies that are already well-known to the Spectaire management team and board, we can achieve a significant and positive impact for our customers in managing efficient logistics solutions even without a physical presence in each territory.

We are currently preparing and deploying a robust set of pilot deployments with five customers—Borghi, Fonterra, Fortigo, Mosolf, and American Ag Energy—representing a potential fleet size of over 12,000 assets.

Customer Pipeline

We have a robust customer pipeline with line of sight to over 300,000 unit sales. We categorize our pipeline in four buckets.

•	Pilot customers (as described above) represent 12,000 potential units across five customers. Initial units of our pilots have been completed and are ready for delivery.

•

Tier 1 customer pipeline represents a highly strategic customer base with large fleet sizes, representing a total fleet size of over 125,000 units. Tier 1 customers are ready for demos and installation.

•

Tier 2 customer pipeline represents a strategically significant customer base of nearly 40,000 units, but with smaller fleet sizes versus the Tier 1 pipeline. Tier 2 customers are ready for demos and installation.

•	Tier 3 customer pipeline represents longer-term customers due to fleet size and strategic priorities, which account for nearly 150,000 units. Tier 3 customers have indicated readiness for demos.

Our customer pipeline is designed to meet its near-to-medium-term sales targets. Our pipeline includes customers across four continents and multiple logistics sectors, who in turn cater to private and public entities, all seeking measured emissions reductions. We believe the trend of increasingly stringent global regulations aimed at reducing emissions will continue, and result in increasing demand for the cutting-edge solutions we provide with AireCore™. As such, we are confident in the continued growth and conversion of its customer pipeline.

Asset-Light Manufacturing Model

Our current manufacturing facility in Watertown, Massachusetts is of sufficient scale to supply the pilot units and smaller production volumes. We employ a lean manufacturing approach which minimizes engineering investment, while meeting precise technological requirements and encouraging continuous improvement.

We are currently working with multiple providers of contract manufacturing to develop agreements that will allow us to significantly increase production capacity and accommodate the growth in demand for AireCore™ units. We believe these agreements will allow us to outsource machining, fabrication, and assembly, while realizing improved input cost pricing and gross margins by procuring raw materials at scale.

Our asset-light manufacturing model will pair extensive in-house R&D and limited in-house production with a scaled-up network of contract manufacturers. AireCore™ is well-suited for contract manufacturing, as the hardware platform is designed to maximize optionality and minimize customization, while the software platform is cloud-connected and relies on smartphone-style over-the-air (OTA) upgrades to continuously roll out new features and improvements. We believe this business model provides a flexible and highly variable cost structure and limits fixed capital expenditures. We believe this business model will allow us to continue innovating while rapidly shortening the time-to-market.

Margin Profile Evolution

We believe we will benefit from unique characteristics in its business model, such that its margin profile will structurally improve over time. Our revenue mix will shift between its three revenue streams over time, which will include unit sales (approximately 30% gross margin), data subscriptions and services (approximately 65% gross margin), and carbon credits (100% gross margin).

Our revenues will initially be weighted towards unit sales. Over time, as the AireCore™ MMS installed base grows and scales, we will be able to realize an increasing share of revenues from its data subscriptions (at a higher margin versus unit sales). Subsequently, we expect that it will begin deriving significant revenues from carbon credits. As the installed base grows, the center of gravity for revenue sources is expected to shift to progressively higher-margin revenue streams, which we believe will allow it to grow and increase its profitability over the long term.

Business Combination and Public Company Costs

Spectaire entered into the Merger Agreement with PCCT on January 16, 2023. Pursuant to the Merger Agreement, and assuming a favorable vote of PCCT’s stockholders and the satisfaction or waiver of certain other customary closing conditions described in this proxy statement/prospectus, Merger Sub, a newly formed subsidiary of PCCT, will be merged with and into Spectaire. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Spectaire shall continue as the surviving corporation of the Merger. Spectaire will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Spectaire’s consolidated financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Merger is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, PCCT will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Spectaire’s consolidated balance sheet at March 31, 2023) of between approximately $21 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $2 million, assuming minimum shareholder redemptions. Total non-recurring transaction costs are estimated at approximately $14 million, of which Spectaire expects the substantial majority to be capitalized as an offset to equity. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Merger, Spectaire will become the successor to an SEC-registered and Nasdaq-listed company which will require Spectaire to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Spectaire expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Acquisition of microMS

On December 13, 2022, Spectaire engaged in a group corporate reorganization in which the owners of microMS contributed their equity interests in microMS to Spectaire in exchange for equity in Spectaire. As part of this reorganization (the “microMS Merger”), the ownership of microMS was transferred to Spectaire. From September 2022 to December 13, 2022, Spectaire had limited pre-combination activities and was formed specifically to acquire microMS. All mergers or business combinations require the identification of the acquiring entity, which is the entity that obtains control of the acquiree. A merger or business combination may be consummated by forming a new entity that has no significant pre-combination activities other than to issue shares to the shareholders of the combining companies. In such situations, regardless of the number of entities involved in the merger, Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) precludes the new entity from being identified as the acquirer. Based on this guidance, management has determined that since Spectaire was newly-formed for the sole purpose of acquiring microMS and had limited activity prior to the microMS Merger, Spectaire is considered a new entity that lacks substance in the context of ASC 805 and therefore could not be the accounting acquirer. As microMS was acquired through an exchange of equity interests, further analysis was needed to determine the accounting acquirer. The Company determined that microMS was the accounting acquirer, as microMS has a clear business purpose and operating assets including a license agreement to generate revenue streams and has invested resources in developing its technology, Spectaire has no operations, microMS is significantly larger than Spectaire, the board composition and management is mixed between former microMS and Spectaire executives so these factors were considered neutral, and there was no other shareholder or group of shareholders that had substantive kick-out or participating rights. As such, the microMS Merger was accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the United States (“US GAAP”). Under this method of accounting, Spectaire, who is the legal acquirer, is treated as the “acquired” company for accounting purposes and microMS is treated as the accounting acquirer whereby the historical financial statements of microMS became the historical financial statements of Spectaire upon the closing of the microMS Merger. Accordingly, the microMS Merger was treated as the equivalent of microMS issuing shares at the closing of the microMS Merger for the net assets of Spectaire as of the closing date, accompanied by a recapitalization. The net assets of Spectaire were stated at historical cost, with no goodwill or other intangible assets recorded.

Key Financial Definitions/Components of Results

Revenue

Spectaire will earn revenue based on three high-margin revenue streams through its AireCore™ MMS product line.

•	Product Sales. Spectaire intends to sell the AireCore™ MMS directly to customers at a price of $2,000 per unit. Spectaire projects an approximately 30% gross margin on a unit basis for product sales.

•

Data Subscription and Services. The AireCore™ MMS requires an annual data subscription to operate, at $1,000 per unit per year. The data subscription grants access to applications, reporting capabilities, and secure cloud connectivity. Spectaire projects an approximately 65% gross margin on data subscriptions.

•	Carbon Credits. Spectaire will receive a 50% share of carbon credits. Carbon credits pricing will vary depending on their market, certification and quality, but offer a 100% gross margin.

Operating Expenses

Selling, general and administrative expense

Selling, general and administrative expense consists primarily of personnel-related expenses for our executives. These expenses also include non-personnel costs, such as rent, legal, audit and accounting services, share-based compensation expense and other professional fees.

Depreciation expense

Depreciation expense consists of depreciation of Spectaire’s lab equipment.

Research and development expense

Research and development expense includes internal personnel and third party consulting costs related to preliminary research and development of Spectaire’s products and platforms and share-based compensation expense.

Critical accounting policies and estimates

The preparation of financial statements in conformity with GAAP requires Spectaire’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include those relating to fair values, income taxes, and contingent liabilities among others. Spectaire also has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding its results, which are described in Note 3 to Spectaire’s condensed consolidated financial statements as of and for the three months ended March 31, 2023 appearing elsewhere in this proxy statement/prospectus.

Fair Value Measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of Spectaire. Unobservable inputs reflect Spectaire’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

•	Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

•

Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs are unobservable for the asset or liability.

The carrying amounts of certain financial instruments, such as cash equivalents, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities. The fair value of debt instruments for which Spectaire has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of Spectaire. Most of Spectaire’s debt is carried on the consolidated balance sheet on a historical cost basis net of unamortized discounts and premiums because Spectaire has not elected the fair value option of accounting.

Share-Based Compensation

Spectaire accounts for share-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. Spectaire accounts for forfeitures when they occur.

Recent accounting pronouncements

A discussion of recently issued accounting standards applicable to Spectaire is described in Note 3, Summary of Significant Accounting Policies, in the Notes to the unaudited Condensed Consolidated Financial Statements contained elsewhere in this proxy statement/prospectus.

	Three Months ended March 31,			Years ended December 31,
	2023	2022	$ Change	2022	2021	$ Change
Revenue	$—	$—	—	$—	$—	—
Costs and expenses:
General and administrative	3,611,677	4,382	3,607,295	137,686	19,286	118,400
Depreciation Expense	2,997	2,400	597	10,418	3,481	6,937
Research and development	599,227	165,052	434,175	967,826	493,698	474,128
Sales and Marketing	105,000	—	105,000

Total costs and expenses	4,318,901	171,834	4,147,067	1,115,930	516,465	599,465

Operating loss	(4,318,901)	(171,834)	(4,147,067)	(1,115,930)	(516,465)	(599,465)
Other income (expense):
Other income - related party	—	—	—	—	100,000	(100,000)
Interest income	—	12	(12)	23	—	23
Interest Expense	(37,654)	—	(37,654)	—	—	—
Gain on extinguishment of debt	—	—	—	700,000	—	700,000

Loss before income taxes	(4,356,555)	(171,822)	(4,184,733)	(415,907)	(416,465)	558
Income tax expense	—	—			—	—

Net loss	$(4,356,555)	$(171,822)	(4,184,733)	$(415,907)	$(416,465)	558

General and administrative expenses

General and administrative expenses increased by $3,607,295, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022, primarily related to the stock based compensation expense ($1,357,048), audit fees ($390,000), legal expenses ($484,854) and bonus expense ($1,085,000). Increases related to bonus and other deSPAC expenses are non-recurring one-time costs. Spectaire expects that its general and administrative expense will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

General and administrative expenses increased by $118,400, for the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily related to the hiring of key executives ($86,400) and rent from a short-term lease for office and lab space ($32,000). Spectaire expects that its general and administrative expense will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

Depreciation expense

Depreciation expense increased by $597 for the three months ended March 31, 2023 compared to the three months ended March 31, 2022, primarily related to depreciation on Spectaire’s lab equipment.

Depreciation expense increased by $6,937 for the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily related to depreciation on Spectaire’s lab equipment.

Research and development

Research and development increased by $434,175, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022, primarily related to an increase in personnel costs as Spectaire continues to develop its products and technology. Spectaire expects that its research and development will increase in future periods commensurate with the expected growth of its business.

Research and development increased by $474,128, for the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily related to an increase in personnel costs as Spectaire continues to develop its products and technology. This includes $226,175 for stock compensation expense related to restricted stock awards that were issued. Spectaire expects that its research and development will increase in future periods commensurate with the expected growth of its business.

Other income – related party

In 2021, Spectaire earned income from providing consulting services to a related party. These consulting services were for a fixed fee and were recognized when the services were provided.

Interest Expense

For the three months ended March 31, 2023, Spectaire incurred $37,654 of interest expense primarily related to the Arosa loan, as defined below.

Gain on extinguishment of debt

During the year ended December 31, 2022, Spectaire recognized a gain on the extinguishment of debt of $700,000. During 2021 and 2022 a lender loaned money to microMS with the intention of becoming a shareholder once an initial capital commitment was met. This capital commitment was never met as the lender ran into liquidity issues. In September 2022, Spectaire and the lender entered into a termination and mutual release agreement which terminated any obligations of Spectaire for repayment. As such the total amount owed, $700,000, was recognized into income as an extinguishment of debt for the year ended December 31, 2022.

Net loss

The net loss was $4,356,555 for the three months ended March 31, 2023 compared to the net loss of $171,822 for the three months ended March 31, 2022. The change primarily relates to an increase in operating expenses, as discussed above.

The net loss was $415,907 for the year ended December 31, 2022, as compared to a net loss of $416,465 for the year ended December 31, 2021. The change primarily relates to an increase in operating expenses, as discussed above, offset by the gain on the extinguishment of debt.

Liquidity and capital resources

Historically, Spectaire’s primary sources of liquidity have been cash flows from contributions from founders or other investors. Spectaire reported operating losses for the three months ended March 31, 2023 and 2022 and negative cash flows from operations of $1,467,435 and $162,242, respectively. As of March 31, 2023, Spectaire had an aggregate cash balance of $5,135,670 inclusive of $3,000,000 of restricted cash and a net working capital deficit of $3,299,102.

Spectaire reported operating losses for the years ended December 31, 2022 and 2021 and negative cash flows from operations of $365,813 for the year ended December 31, 2022. As of December 31, 2022, Spectaire had an aggregate cash balance of $18,886 and a net working capital deficit of $386,812.

Spectaire’s future capital requirements will depend on many factors, including its revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, Spectaire will need to raise additional financing. While there can be no assurances, Spectaire intends to raise such capital through issuances of additional equity raises, as well as through the Business Combination. If additional financing is required from outside sources, Spectaire may not be able to raise it on terms acceptable to it or at all. If Spectaire is unable to raise additional capital when desired, Spectaire’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern.

Loan Payable

On March 31, 2023, Spectaire, as borrower, entered into a Loan Agreement with Arosa Multi-Strategy Fund LP (“Arosa”), as lender, providing for a term loan (the “Arosa Loan”) in a principal amount not to exceed $6.5 million (the “Loan Agreement”), comprised of (i) $5,000,000 in cash of which (a) $2.0 million was funded to a deposit account of Spectaire and (b) $3.0 million (the “Arosa Escrow Funds”) was funded into an escrow account (the “Arosa Escrow Account”) pursuant to an escrow agreement, dated as of March 31, 2023, by and between Spectaire and Wilmington Savings Fund Society, Federal Savings Bank (“FSB’), and (ii) Arosa caused its affiliate to transfer founder units valued by the parties at $1.5 million (the “Arosa Founder Units”) to Spectaire. Spectaire will distribute the Arosa Founder Units to Spectaire’s shareholders (other than Arosa and its affiliates) on a pro rata basis. Release of the Arosa Escrow Funds from the Arosa Escrow Account is subject to the satisfaction or waiver of customary conditions, including certification that all representations and warranties contained in the Loan Agreement and related documents are true and correct in all material respects. As of March 31, 2023, the Arosa Escrow Funds are recorded as restricted cash on the condensed consolidated balance sheet.

The Arosa Loan will mature on March 27, 2024 (the “Maturity Date”). In the event that the outstanding principal amount and the final payment amount of $1.3 million (the “Final Payment Amount”) are not paid in full on the Maturity Date, the unpaid balance will accrue interest thereafter at a rate of 20.0% per annum. Upon the occurrence and during the continuance of an event of default under the Loan Agreement, all outstanding obligations under the Loan Agreement will bear interest at a rate per annum that is 5.0% greater than the rate that would otherwise be applicable under the Loan Agreement. All interest under the Loan Agreement will be computed on the basis of a 360-day year for the actual number of days elapsed.

The Company may prepay all, but not less than all, of the outstanding balance of the Arosa Loan at any time upon three days’ prior written notice to Arosa. Spectaire will be required to repay the outstanding principal amount of the Arosa Loan, plus the Final Payment Amount and all other sums, if any, that have become due and payable under the Loan Agreement, upon the occurrence of an event of default under the Loan Agreement, the closing of the Business Combination or the occurrence of a Change of Control (as defined in the Loan Agreement). In addition, upon the receipt by Spectaire or any of its subsidiaries of proceeds from an asset sale, Spectaire will be required to repay all or a portion of the outstanding principal amount of the Arosa Loan equal to the amount of the proceeds received from such asset sale.

Pursuant to the Loan Agreement, Spectaire will pay to Arosa all expenses incurred by Arosa through and after March 31, 2023 relating to the Arosa Loan, provided that Spectaire will not be required to pay any fees of counsel to Arosa incurred on or prior to March 27, 2023 in excess of $200,000. As of March 31, 2023, no payment of the reimbursement of counsel fees was made to Arosa under the Loan Agreement.

While the Arosa Loan remains outstanding, Arosa will, subject to certain limitations, have the right to participate in any capital raise by Spectaire or any of its subsidiaries consummated on or prior to the Maturity Date.

The Loan Agreement includes customary representations, warranties and covenants of the parties for loans of this type. The Loan Agreement also contains customary events of default, including, among others, non-payment of principal or interest by Spectaire, violations of covenants by Spectaire, Spectaire’s insolvency, material judgments against Spectaire, the occurrence of any material adverse change with respect to Spectaire, breaches by any party to that certain Exclusive Patent License Agreement, dated as of September 1, 2018, by and between Spectaire and Massachusetts Institute of Technology or the failure of Spectaire to issue the Arosa Warrants.

Spectaire, its subsidiaries and Arosa also entered into a Guarantee and Collateral Agreement providing that Spectaire’s obligations to Arosa are secured by substantially all of Spectaire’s assets and all of Spectaire’s shareholders entered into a pledge agreement with Arosa pursuant to which such shareholders pledged all of their equity interests in Spectaire to Arosa as collateral under the Arosa Loan.

On March 31, 2023, in accordance with the terms of the Loan Agreement, Spectaire agreed to issue to Arosa a warrant to purchase a number of shares of Spectaire Common Stock representing 10.0% of the outstanding number of shares of Spectaire Common Stock on a fully diluted basis as of March 31, 2023 at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Closing Date Warrant”). Pursuant to the Loan Agreement, Spectaire will, upon the closing of the Merger, issue an additional warrant to Arosa to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Additional Warrant”). Taken together after giving effect to the closing of the Merger, the shares of NewCo common stock underlying the Closing Date Warrant and the Additional Warrant will represent 10.3% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis. As of March 31, 2023, these warrants had not been issued.

Debt Financings

In October, November, and December 2022, Spectaire entered into three convertible notes with shareholders to which the shareholders agreed to loan to Spectaire, in the aggregate, $437,499. In January 2023, Spectaire entered into four additional convertible notes for a face value of $500,000, $369,980, $100,000, and $50,000. In February 2023, Spectaire entered into two additional convertible note for a face value $500,000 and $75,000 (all notes collectively, the “Convertible Promissory Notes”).

The Convertible Promissory Notes bear interest at a rate of 6% per annum and subject to the conversion provisions, all principal and interest shall be due and payable on May 8, 2024. Effective upon the closing of a

Qualified Financing (as defined below), all of the outstanding principal and interest under the Convertible Promissory Notes will automatically be converted into shares of the same class and series of capital stock of Spectaire issued to other investors in the Qualified Financing (the “Qualified Financing Securities”) at a conversion price equal to the lower of (i) the price per share of Qualified Financing Securities paid by the other investors in the Qualified Financing and (ii) the price per share that would have been paid by the investors in the Qualified Financing had the pre-money valuation of Spectaire been $17,900,000 (the “Valuation Cap”) (it being understood that, for purposes of clause (ii), the total number of securities of Spectaire outstanding shall be deemed to include all securities issuable upon the exercise or conversion of Spectaire Options or warrants then outstanding (including any securities reserved and available for future issuance under any equity incentive plan of Spectaire), but shall exclude any securities issuable upon conversion or cancellation of the Convertible Promissory Notes and any other indebtedness of Spectaire or similar instruments), in each case with any resulting fraction of a share rounded down to the nearest whole share. “Qualified Financing” means the first issuance or series of related issuances of capital stock by Spectaire after the date of the Convertible Promissory Note, with immediately available gross proceeds to Spectaire (excluding proceeds from this and any other indebtedness of Spectaire or similar instruments that convert into equity in such financing) of at least $2,500,000. Spectaire shall notify the holder in writing of the anticipated occurrence of a Qualified Financing at least five days prior to the closing date of the Qualified Financing. Each holder has agreed to execute and become party to all agreements that Spectaire reasonably requests in connection with such Qualified Financing.

Equity Financings

In October, November, and December 2022, prior to the merger with microMS, Spectaire raised approximately $455,000 from a Series Seed Preferred Stock.

Cash flows for the year ended December 31, 2022

The following table summarizes Spectaire’s cash flows from operating, investing and financing activities for the year ended December 31, 2022 and 2021:

	For the three months ended March 31,		For the year ended December 31,
	2023	2022	2022	2021
Net cash used in operating activities	$(1,476,435)	$(162,242)	$(365,813)	$(432,165)

Net cash provided by (used in) investing activities	$(10,761)	$(3,950)	$42,190	$(24,845)

Net cash provided by financing activities	$6,594,980	$60,000	$60,000	$640,000

Cash flows from operating activities

Net cash used in operating activities for the three months ended March 31, 2023 was $(1,476,435), primarily related to Spectaire’s net loss for the period partially offset by Spectaire’s non-cash items such as share-based compensation as well as an increase in accounts payables.

Net cash used in operating activities for the three months ended March 31, 2022 was $(162,242), primarily related to Spectaire’s net loss for the period.

Net cash used in operating activities for the year ended December 31, 2022 was $(365,813), primarily related to Spectaire’s net loss for the period partially offset by Spectaire’s non-cash items such as share-based compensation as well as an increase in accounts payables.

Net cash used in operating activities for the year ended December 31, 2021 was $(432,165), primarily related to Spectaire’s net loss for the period.

Cash flows from investing activities

Net cash used in investing activities during the three months ended March 31, 2023 was $(10,761), driven by the purchases of lab equipment.

Net cash used in investing activities during the three months ended March 31, 2022 was $(3,950), driven by the purchases of lab equipment.

Net cash provided by investing activities during the year ended December 31, 2022 was $42,190, driven by the cash acquired from the reverse acquisition partially offset by purchases of lab equipment.

Net cash used in investing activities during the year ended December 31, 2021 was $24,845, driven by purchases of lab equipment.

Cash flows from financing activities

Net cash provided by financing activities during the three months ended March 31, 2023 was $6,594,980, consisting of the proceeds received from the issuance of the Convertible Promissory Notes and entering into the Arosa Loan Agreement.

Net cash provided by financing activities during the three months ended March 31, 2022 was $60,000, consisting of the proceeds from note payable.

Net cash provided by financing activities during the year ended December 31, 2022 was $60,000, consisting of the proceeds from note payable.

Net cash provided by financing activities during 2021 was $640,000, consisting of the net proceeds from note payable.

Contractual Obligations and Commitments

None.

Off balance sheet arrangements

As of the date of this proxy statement/prospectus, Spectaire does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Spectaire is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Currently Spectaire does not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

We expect to be an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of the Initial Public Offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risk

Not Applicable.

MANAGEMENT OF NEWCO FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and “NewCo” generally are to Spectaire Holdings Inc.

Management and Board of Directors

The following sets forth certain information concerning the persons who are expected to serve as executive officers and members of the board of directors of NewCo following the consummation of the Business Combination.

Name	Age		Title
Dr. Jörg Mosolf	66		Independent Director
Frank Baldesarra	68		Independent Director
[●]	[●	]	Independent Director
James Sheridan	53		Independent Director
Tao Tan	37		Independent Director
Brian Semkiw	68		Chairman of the Board of Directors and Chief Executive Officer
Brian Hemond	41		Chief Scientific Officer and Director
Leonardo Fernandes	38		Chief Financial Officer
Chris Grossman	47		Chief Commercial Officer
Rui Mendes	67		Chief Information Officer

Dr. Jörg Mosolf is expected to serve as a member of the board of directors of NewCo following the consummation of the Business Combination. Dr. Mosolf has served as Chairman of the Board of Directors and Chief Executive Officer of Mosolf SE & Co. KG since 2002. Dr. Mosolf holds an MBA from the University of St. Gallen and a Doctorate degree from the University of Prague. Dr. Mosolf is also the President and a member of the executive board of the German Transport Forum. We believe that Dr. Mosolf is qualified to serve on the board of directors of NewCo due to, among other things, his extensive leadership and director experience.

Frank Baldesarra is expected to serve as a member of the board of directors of NewCo following the consummation of the Business Combination. Mr. Baldesarra has served as the Chief Executive Officer at ENGINEERING.com Incorporated, which he co-founded, since 2001. Prior to co-founding ENGINEERING.com Incorporated, Mr. Baldessara served in multiple roles at other organizations, including Executive Chairman of Cadsoft Corporation, President and Chief Operating Officer at Rand Worldwide, Inc., which he co-founded with Mr. Semkiw, and President at Rand Investments, which he co-founded. Mr. Baldessara has served as a member of the board of directors of ENGINEERING.com Incorporated since 2001 and Eberspaecher Venture Inc. since May 2010. Mr. Baldesarra holds a B.A.Sc. in civil engineering from the University of Toronto. We believe that Mr. Baldesarra is qualified to serve on the board of directors of NewCo due to, among other things, his extensive leadership, engineering and technology industry experience.

James Sheridan is expected to serve as a member of the board of directors of NewCo following the consummation of the Business Combination. Mr. Sheridan has served as Co-President of PCCT since October 2021. We believe that Mr. Sheridan is qualified to serve on the board of directors of NewCo due to, among other things, his experience in purchasing and supply chain management across a number of industries and his investment experience. See the section entitled “Management of PCCT – Directors and Executive Officers” for more information.

Tao Tan is expected to serve as a member of the board of directors of NewCo following the consummation of the Business Combination. Mr. Tan has served as Co-President of PCCT since January 2023. We believe that Mr. Tan is qualified to serve on the board of directors of NewCo and as audit committee chair due to, among other things, his financial expertise and his leadership and investing experience. See the section entitled “Management of PCCT – Directors and Executive Officers” for more information.

Brian Semkiw is expected to serve as Chairman of the Board of Directors and Chief Executive Officer of NewCo following the consummation of the Business Combination. Mr. Semkiw has served as Chairman of the board of directors and Chief Executive Officer of Spectaire since its formation in September 2022 and as the Chief Executive Officer of 3rdGP Financial LLC, which he founded with Mr. Mendes, since July 2018. Prior to founding 3rdGP Financial LLC, Mr. Semkiw served as Chief Executive Officer of Carta Solutions Holding Corp., which he co-founded, from 2007 through July 2018. Mr. Semkiw also previously served as Chief Executive Officer of Rand Worldwide, Inc., which he co-founded with Mr. Baldesarra. Mr. Semkiw earned a B.A.Sc. in engineering from the University of Toronto. We believe that Mr. Semkiw is qualified to serve on the board of directors of NewCo due to, among other things, his deep knowledge of Spectaire and his extensive leadership, engineering and financial experience.

Dr. Brian Hemond is expected to serve as a member of the board of directors and Chief Scientific Officer of NewCo following the consummation of the Business Combination. Dr. Hemond has served as Chief Scientific Officer of Spectaire since its formation in September 2022. Prior to joining Spectaire, Dr. Hemond served as Chief Executive Officer of microMS, which he co-founded, from 2011 until the consummation of Spectaire’s acquisition of microMS in December 2022. Dr. Hemond also served in multiple roles, including Chief Executive Officer and Chief Operating Officer, of Indigo Technologies, Inc., an original equipment manufacturer focused on the electric vehicle industry, from 2011 to 2020. Dr. Hemond holds a B.S. in electrical engineering, a Master of Engineering in Advanced Manufacturing and Design and a Ph.D. in mechanical engineering from the Massachusetts Institute of Technology. We believe that Dr. Hemond is qualified to serve on the board of directors of NewCo due to, among other things, his invention of the core technology underlying Spectaire’s business, deep knowledge of Spectaire and his extensive engineering, financial and leadership experience.

Leonardo Fernandes is expected to serve as Chief Financial Officer of NewCo following the consummation of the Business Combination. Mr. Fernandes has served as Chief Financial Officer of Spectaire since January 2023. Prior to joining Spectaire, Mr. Fernandes served as Chief Operating Officer of Lorem LLC, which he co-founded, from March 2021 through January 2023. From September 2020 to March 2021, Mr. Fernandes served as Chief Operating Officer of Pronto Housing, Inc., which he co-founded. Mr. Fernandes served as Chief of Staff at Megalith Capital Management LLC from January 2018 through August 2019. Prior to joining Megalith Capital Management LLC, Mr. Fernandes served as Partner – Head of Cross-Border Investments at RBR Asset Management from 2016 through January 2018. Prior to 2016, Mr. Fernandes served as an associate at Equity International LLC and worked at BR Properties S.A., one of Brazil’s largest commercial real estate investment companies, as a financial analyst and an investor relations manager. Mr. Fernandes has a B.A. in economics and a B.A. in business administration and management from Michigan State University and an MBA from Northwestern University – Kellogg School of Management.

Chris Grossman is expected to serve as Chief Commercial Officer of NewCo following the consummation of the Business Combination. Mr. Grossman has served as Chief Commercial Officer of Spectaire since its formation in September 2022. Prior to joining Spectaire, Mr. Grossman served as President of Quantum Fleet Technology America’s Ltd. From November 2018 through August 2022. From 2013 through October 2018, Mr. Grossman served as Chief Executive Officer of Zovy LLC. Prior to joining Zovy, Mr. Grossman served in multiple roles, including Vice President of Engineering, at Rand Worldwide, Inc. Mr. Grossman holds a Bachelor of Science in mechanical engineering from Rensselaer Polytechnic Institute.

Rui Mendes is expected to serve as Chief Information Officer of NewCo following the consummation of the Business Combination. Mr. Mendes has served as Chief Information Officer of Spectaire since July 2022, as Chief Technology Officer of 3rdGP Financial LLC, which he co-founded with Mr. Semkiw, since July 2018 and as Chief Executive Officer of LVI Holdings LTD since 2008. Mr. Mendes previously served as Chief Technology Officer of Carta Solutions Holding Corp from 2006 through June 2018. Mr. Mendes also previously served as Chief Executive Officer of NOVAData Information Systems Inc. and as Chief Technology Officer of Geodata. Mr. Mendes earned a BSC Computer Science in information systems and operations research from the University of South Africa.

Corporate Governance

Composition of the NewCo Board of Directors After the Business Combination

NewCo’s business and affairs will be organized under the direction of its board of directors. Brian Semkiw will serve as Chairman of the NewCo Board. The primary responsibilities of the NewCo Board will be to provide oversight, strategic guidance, counseling, and direction to NewCo’s management. The NewCo Board will meet on a regular basis and additionally as required. In accordance with the terms of the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, the NewCo Board may establish the authorized number of directors from time to time by resolution. The NewCo Board will consist of seven members upon the consummation of the Business Combination. In accordance with the Proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, the NewCo Board will be divided into three classes with staggered three year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. NewCo’s directors will be divided among the three classes as follows:

•	the Class I directors will be James Sheridan, Tao Tan and Brian Hemond and their terms will expire at the annual meeting of stockholders to be held in 2023.

•	the Class II directors will be [●] and Brian Semkiw and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors will be Jörg Mosolf and Frank Baldesarra and their terms will expire at the annual meeting of stockholders to be held in 2025.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the NewCo Board into three classes with staggered three-year terms may delay or prevent a change of NewCo’s management or a change in control.

Director Independence

As a result of NewCo Common Stock being listed on Nasdaq following the consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Dr. Jörg Mosolf, Frank Baldesarra, [●], James Sheridan and Tao Tan qualifies as “independent” as defined under the applicable Nasdaq rules. Mr. Sheridan will serve as lead independent director of NewCo.

Board Committees

Upon the consummation of the Business Combination, the NewCo Board will have an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the NewCo Board are described below. Members will serve on these committees until their resignation or until otherwise determined by the NewCo Board. The NewCo Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

NewCo’s audit committee will consist of [●], Tao Tan and Frank Baldesarra, with Mr. Tan serving as chairperson. The PCCT Board has determined that each of [●], Mr. Tan and Mr. Baldesarra satisfy the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act and that Mr. Baldesarra is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the NewCo audit committee will be able to read and understand fundamental financial statements in accordance with applicable requirements. To make these determinations, the PCCT Board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee will be to discharge the responsibilities of the NewCo Board with respect to NewCo’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee NewCo’s independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	helping the NewCo Board oversee corporate accounting and financial reporting processes;

•

managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit NewCo’s consolidated financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, NewCo’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes NewCo’s internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

NewCo’s compensation committee will consist of Frank Baldesarra and James Sheridan, with Mr. Baldesarra serving as chairperson. The PCCT Board has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the NewCo Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	reviewing and recommending to the NewCo Board the compensation of directors;

•	administering the incentive award plans and other benefit programs;

•

reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

NewCo’s nominating and corporate governance committee will consist of Dr. Jörg Mosolf and James Sheridan, with Dr. Mosolf serving as chairperson. The PCCT Board has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the NewCo Board;

•	considering and making recommendations to the NewCo Board regarding the composition and chairmanship of the committees of the NewCo Board;

•	developing and making recommendations to the NewCo Board regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the NewCo Board, including its individual directors and committees.

Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the NewCo Board will be informed oversight of NewCo’s risk management process. The NewCo Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the NewCo Board as a whole, as well as through various standing committees of the NewCo Board that address risks inherent in their respective areas of oversight. In particular, the NewCo Board will be responsible for monitoring and assessing strategic risk exposure, and NewCo’s audit committee will have the responsibility to consider and discuss NewCo’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. NewCo’s compensation committee will also assess and monitor whether NewCo’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Compensation Committee Interlocks and Insider Participation

Brian Semkiw currently serves as the Chief Executive Officer of Spectaire. Mr. Semkiw is also expected to serve as the Chief Executive Officer of NewCo following the consummation of the Business Combination. Brian Hemond currently serves as the Chief Scientific Officer of Spectaire. Mr. Hemond is also expected to serve as the Chief Scientific Officer of NewCo following the consummation of the Business Combination. Leonardo Fernandes currently serves as the Chief Financial Officer of Spectaire. Other than Messrs. Semkiw, Hemond and Fernandes, no current or former officer or employee of either Spectaire or PCCT has been a member of the board of directors of either Spectaire or PCCT and participated in deliberations concerning executive officer compensation. Other than Messrs. Semkiw, Hemond and Fernandes, none of NewCo’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the NewCo Board or compensation committee.

Code of Business Conduct and Ethics

Following the consummation of the Business Combination, NewCo will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on NewCo’s website, www.spectaire.com. In addition, NewCo intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code of ethics. The reference to the NewCo website address does not constitute incorporation by reference of the information contained at or available through NewCo’s website, and you should not consider it to be a part of this proxy statement/prospectus.

Compensation of Directors and Officers

The NewCo Board expects to review director compensation periodically to ensure that director compensation remains competitive such that NewCo is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, NewCo will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling NewCo to attract, retain, incentivize, and reward directors who contribute to the long-term success of NewCo.

EXECUTIVE AND DIRECTOR COMPENSATION

PCCT’s Executive Officer and Director Compensation

None of PCCT’s executive officers or directors have received any cash compensation for services rendered to PCCT. Beginning in January 2021, PCCT accrued an obligation to the Sponsor of $10,000 per month of administrative support services provided to PCCT’s management team. The Sponsor and PCCT’s officers and directors, or any of their respective affiliates, are reimbursed for out-of-pocket expenses incurred in connection with activities taken on behalf of PCCT, such as identifying potential target businesses and performing due diligence on suitable business combinations. PCCT’s audit committee reviews on a quarterly basis all payments made to the Sponsor, PCCT’s officers or directors or their respective affiliates. In April 2021, the Sponsor transferred 30,000 Founder Shares to each of Thomas J. Abood, Omer Keilaf and R. Rudolph Reinfrank, PCCT’s independent directors, at their original per-share purchase price. In November 2022, the Sponsor granted its membership interests representing 30,000 Founder Shares to Karrie Willis in connection with her appointment as an independent director of the PCCT Board. See the sections entitled “Management of PCCT” and “Certain Relationships and Related Party Transactions—PCCT” for more information.

Following the completion of the Business Combination, directors or executive officers of PCCT who maintain their position with NewCo may be paid consulting or management fees from NewCo, as determined by the NewCo Board following the Closing.

For more information about the interests of PCCT’s directors and executive officers in the Business Combination, see the section entitled “The Business Combination—Interests of PCCT’s Directors and Executive Officers and the Sponsor and its Affiliates in the Business Combination.”

Spectaire’s Executive Officer and Director Compensation

This section discusses the material components of the executive compensation program for Spectaire’s executive officers who are named in the “2022 Summary Compensation Table” below. In 2022, Spectaire’s “named executive officers” and their positions were as follows:

•	Brian Semkiw, Chief Executive Officer;

•	Brian Hemond, Chief Scientific Officer; and

•	Rui Mendes, Chief Information Officer.

This discussion may contain forward-looking statements that are based on Spectaire’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that NewCo adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of Spectaire’s named executive officers for the year ended December 31, 2022.

Name and Principal Position	Salary ($)(1)	Stock Award ($)(2)	Total ($)
Brian Semkiw	102,000	10,500,000	10,602,000
Chief Executive Officer
Brian Hemond	186,875	300,000	486,875
Chief Scientific Officer
Rui Mendes	102,000	8,100,000	8,202,000
Chief Information Officer

(1)

With the exception of Brian Hemond (Chief Scientific Officer), each of Spectaire’s named executive officers was employed by, and received compensation for services to Spectaire, through Corsario Ltd. during 2022. For additional information about Spectaire’s arrangement with Corsario Ltd., please see the section entitled “Certain Relationships and Related Party Transactions – Spectaire” below.

(2)

Amounts reflect the full grant-date fair value of restricted common stock issued during 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Assumptions used to calculate the value of such awards are included in Note 10 to the consolidated financial statements included in this proxy statement/prospectus.

NARRATIVE TO SUMMARY COMPENSATION TABLE

2022 Salaries

The named executive officers receive a base salary to compensate them for services rendered to Spectaire. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. During 2022, Spectaire’s named executive officers’ annual base salaries were as follows: Mr. Semkiw: $204,000; Mr. Hemond: $195,000; and Mr. Mendes: $204,000. The Summary Compensation Table above shows the actual base salaries paid to each named executive officer in fiscal year 2022.

Equity Compensation

Spectaire has not historically granted equity awards to its employees. However, on October 6, 2022, Spectaire issued and sold restricted shares of Spectaire Common Stock to its named executive officers at a purchase price of $0.001 per share (collectively, the “Restricted Share Awards”). Each Restricted Share Award vests as to 25% of the underlying shares on the first anniversary of October 6, 2021, and as to 1/48th of the underlying shares each month thereafter, subject to the applicable executive’s continued service through the applicable vesting date. If Spectaire undergoes a “change in control” and the executive’s service is terminated by Spectaire or a successor entity without “cause” or the executive resigns for “good reason” (each such term as defined in the applicable restricted stock purchase agreement), in either case, within 60 days prior to or 12 months following such change in control, then the Restricted Share Award will vest in full upon such termination of service.

The following table sets forth the Restricted Share Awards issued to Spectaire’s named executive officers in the 2022 fiscal year.

Named Executive Officer	2022 Restricted Shares
Brian Semkiw	3,500,000
Brian Hemond	100,000
Rui Mendes	2,700,000

In connection with the Business Combination, the PCCT Board intends to adopt a NewCo 2023 Incentive Award Plan, referred to herein as the “NewCo Equity Incentive Plan,” subject to approval by PCCT’s shareholders, in order to facilitate the grant of cash and equity incentives to directors, employees (including named executive officers) and consultants of NewCo and certain of its affiliates and to enable NewCo and certain of its affiliates to obtain and retain services of these individuals, which is essential to its long-term success. It is expected that the NewCo Equity Incentive Plan will become effective on the date on which it is approved by PCCT shareholders. For additional information about the NewCo Equity Incentive Plan, please see the section entitled “Proposal No. 6 – The Equity Incentive Plan Proposal”.

Other Elements of Compensation

Retirement Plans

Spectaire currently maintains a 401(k) retirement savings plan for its employees who satisfy certain eligibility requirements, including, in 2022, Mr. Hemond. Beginning in 2023, all of Spectaire’s named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to 401(k) plans. Spectaire and PCCT believe that providing a vehicle for tax-deferred retirement savings through its 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, and going forward, its named executive officers, in accordance with its compensation policies.

Employee Benefits

Spectaire does not currently maintain, but NewCo intends to establish, health and welfare plans (including medical, dental and vision plans) for all of its full-time employees, including its named executive officers. Spectaire and PCCT believe these benefits are appropriate and will provide a competitive compensation package to Spectaire’s named executive officers.

No Tax Gross-Ups

Spectaire does not make gross-up payments to cover its named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Spectaire.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Spectaire Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022.

				Stock Awards
Name	Grant Date	Vesting Start Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Brian Semkiw	10/6/2022	10/6/2021	(1)(2)	2,479,167	12,643,752
Brian Hemond	10/6/2022	10/6/2021	(1)(2)	70,834	361,253
Rui Mendes	10/6/2022	10/6/2021	(1)(2)	1,912,500	9,753,750

(1)

Represents a Restricted Share Award that vests with respect to 25% of the underlying shares on the first anniversary of the vesting start date, and with respect to 1/48th of the underlying shares on each monthly anniversary of the applicable vesting start date thereafter, subject to the applicable executive’s continued service through the applicable vesting date.

(2)

If Spectaire undergoes a change in control and the executive’s service is terminated by Spectaire or a successor entity without cause or the executive resigns for good reason, in either case, within 60 days prior to or 12 months following such change in control, then the Restricted Share Award will vest in full upon such termination of service.

(3)	Amount calculated based on the fair market value of Spectaire Common Stock as of December 31, 2022, which was $5.10.

Director Compensation

Spectaire has not historically maintained a formal non-employee director compensation program. However, during 2022, Spectaire issued and sold restricted shares of Spectaire Common Stock to Ian Hunter at a purchase price of $0.001 per share. The Spectaire Restricted Shares issued to Mr. Hunter vest as to 25% of the underlying shares on the first anniversary of October 6, 2021, and as to 1/48th of the underlying shares each month thereafter, subject to Mr. Hunter’s continued service with Spectaire on each applicable vesting date. If Spectaire undergoes a change in control and Mr. Hunter’s service is terminated by Spectaire or a successor entity without cause or Mr. Hunter resigns for good reason, in either case, within 60 days prior to or 12 months following such change in control, then the Spectaire Restricted Shares will vest in full upon his termination of service.

Messrs. Semkiw and Hemond do not receive additional compensation for their services as a directors, and the compensation provided to them as officers is set forth in the Summary Compensation Table above.

2022 Director Compensation Table

The following table sets forth information concerning the compensation of Spectaire’s non-employee directors for the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Ian Hunter	—	300,000	—	300,000
Joerg Mosolf	—	—	—	—

(1)

Amounts reflect the full grant-date fair value of Restricted Share Awards issued to Mr. Hunter during 2022 computed in accordance with ASC Topic 718. Spectaire provides information regarding the assumptions used to calculate the value of such awards in Note 3 to the consolidated financial statements included in this proxy statement/prospectus. As of December 31, 2022, Mr. Hunter held 100,000 restricted shares of Spectaire Common Stock. No other options or stock awards were held by Spectaire’s non-employee directors as of December 31, 2022.

Following the consummation of the Business Combination, NewCo intends to approve and implement a compensation program for its non-employee directors. The terms and conditions of such program have not yet been determined.

THE BUSINESS COMBINATION

The following is a discussion of the Business Combination and the material terms of the Merger Agreement among PCCT, Merger Sub and Spectaire. You are urged to carefully read the Merger Agreement in its entirety, a copy of which is attached to this proxy statement/prospectus as Annex A. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. PCCT encourages you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about PCCT or Spectaire. Such information can be found elsewhere in this proxy statement/prospectus.

Background to the Business Combination

PCCT is a blank check company incorporated on January 21, 2021 as a Cayman Islands exempted company. PCCT was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which is referred to as an “initial business combination” or a “business combination.” Although PCCT is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, PCCT has focused its search on a technology-enabled company with a proven business model operating within one of the multiple sectors benefitting from secular tailwinds in the sustainability, technology and automation landscape (collectively “Industrial Technology”).

On November 1, 2021, PCCT consummated the Initial Public Offering of 23,000,000 PCCT Units, at $10.00 per unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 10,050,000 Private Placement Warrants at a price of $1.00 per warrant ($10,050,000 in the aggregate). Each Private Placement Warrant entitles the holder to purchase one PCCT Class A Ordinary Share at an exercise price of $11.50 per share.

PCCT believes its management team has substantial expertise and background in all key aspects of the operation and development of businesses, as well as having a wide and active network of relationships in Industrial Technology sectors. Because of this combination of strengths, PCCT was able to rapidly and efficiently evaluate a wide range of potential business combination candidates to determine which ones met its transaction criteria, and then to quickly submit proposals for a business combination to final candidates. The transaction criteria of PCCT’s management team includes a business that:

•

Is Well-Positioned to Benefit from the Emergence of New Technologies. PCCT seeks to acquire a business that supplies firms and industries well positioned to benefit from the emergence of new technologies, while limiting exposure to the risks associated with development, implementation and commercialization.

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Benefits from Industrial Technology Business Practices. PCCT seeks to acquire a business that (i) has existing operating practices that promote and profit from automation or sustainability or (ii) would benefit from implementing automation or sustainable commercial and operating practices leveraging the expertise of PCCT’s management team and the Sponsor.

•

Has a Defensible Market Position. PCCT seeks to acquire a business that has a defensible position within a target market as a result of a differentiated technology, distribution capabilities, customer service or other competitive advantages.

•

Has an Attractive Financial Profile. PCCT seeks to acquire a business that has highly recurring, stable cash flows and operating leverage and may benefit from optimizing or delevering the capital structure.

•

Would Benefit Uniquely from PCCT’s Capabilities. PCCT seeks to acquire a business where the collective capabilities of PCCT’s management and the Sponsor can be leveraged to tangibly improve the operations and market position of the target.

•

Is Sourced Through PCCT’s Proprietary Channels. PCCT aims to leverage its extensive network to source its business combination and does not expect to rely on broadly marketed processes to find a business combination target.

•

Has a Committed and Capable Management Team. PCCT seeks to acquire a business with a professional management team whose interests are aligned with those of PCCT’s investors and complement the expertise of PCCT’s management team and the Sponsor. Where necessary, PCCT may also look to complement and enhance the capabilities of the target business’s management team by recruiting additional talent through PCCT’s network of contacts.

•

Has the Potential to Grow Organically or Through Additional Acquisitions. PCCT seeks to acquire a business that has the potential to grow both organically through market expansion or increased market share as well as through external acquisitions.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement.

This chronology does not purport to catalogue every correspondence among representatives of PCCT and Spectaire. Representatives of PCCT involved in the discussions and negotiations referenced herein included one or more of Mr. Rick Gaenzle, Chief Executive Officer and Director of PCCT, Mr. Scott Honour, Chairman of the PCCT Board, Mr. James Sheridan, Co-President of PCCT, Mr. Tao Tan, Co-President of PCCT, and Ms. Marcy Haymaker, Director of PCCT. Representatives of Spectaire involved in the discussions and negotiations referenced herein included one or more of Mr. Brian Semkiw, Chief Executive Officer and Director of Spectaire, Mr. Brian Hemond, Chief Scientific Officer and Director of Spectaire, Mr. Leonardo Fernandes, Chief Financial Officer of Spectaire, Mr. Chris Grossman, Chief Commercial Officer of Spectaire and Dr. Jörg Mosolf, Director of Spectaire.

Between November 1, 2021, when the Initial Public Offering was consummated, and January 16, 2023, when the Merger Agreement was executed, PCCT reviewed and reached out to over 100 potential business combination candidates, and held frequent discussions, both internally and with a wide range of management teams at various potential targets. PCCT entered into non-disclosure agreements with eighteen candidates (none of which contained a “don’t ask, don’t waive” or a standstill “fall away” provision). PCCT submitted more than eight formal proposals including the proposal to Spectaire. The remaining candidates did not receive a proposal from PCCT due to a combination of factors, including inadequate preparedness to be a publicly traded company or because PCCT did not believe that a business combination was actionable with such candidate. Following a thorough evaluation process and due diligence, PCCT ultimately executed six non-binding letters of intent with these potential targets, including its non-binding letter of intent with Spectaire. No discussions regarding a potential business combination with any candidate were held prior to the Initial Public Offering. The Sponsor did not act as a sponsor of any other special purpose acquisition companies (“SPACs”) and was not affiliated with any other SPACs during the process of searching for a target company, and did not consider other SPACs to be the potential acquirer for any target companies the Sponsor and PCCT identified during such process. Additionally, no discussions or negotiation of any arrangements for any PCCT shareholder to waive their redemption rights took place during the process of searching for a target company.

On November 1, 2021, Mr. Honour was contacted by Candidate 1’s financial advisor regarding a possible financing opportunity. Candidate 1’s financial advisor then arranged an introductory call between representatives of PCCT and Candidate 1’s management on November 2, 2021. Following such discussion, PCCT and Candidate 1, an automotive manufacturer, executed a non-disclosure agreement. Candidate 1’s management then facilitated PCCT’s preliminary due diligence of Candidate 1 but indicated their interest in a potential transaction as exploratory. In early April 2022, Candidate 1’s management reached back out to PCCT and indicated a renewed interest in a potential transaction. On April 29, 2022, the parties executed a non-binding letter of intent regarding a potential business combination between PCCT and Candidate 1. The non-binding letter of intent proposed a pre-money enterprise valuation of $350 million of Candidate 1 and that PCCT would acquire 100% of the outstanding equity and equity equivalents of Candidate 1 in exchange for consideration in the form of shares of the surviving company and additional shares of the surviving company as earnout consideration with the transaction structure to be determined by Candidate 1 so as to result in the most tax efficient outcome for Candidate 1’s existing equityholders, subject to confirmation by PCCT. The non-binding letter of intent did not discuss the post-closing equity split distribution of the surviving company. Subsequently, Mr. Honour, Mr. Gaenzle, and Ms. Haymaker visited Candidate 1’s facilities and met in person with Candidate 1’s management to discuss the timeline for a potential business combination between PCCT and Candidate 1, potential transaction terms, and other related matters. On August 25, 2022, PCCT notified Candidate 1 of its desire to pause discussions regarding a potential transaction until Candidate 1 achieved more operational traction and completed its PCAOB-compliant audits. The potential transaction was then put on hold and was not subsequently pursued.

On November 1, 2021, Mr. Honour was contacted by Candidate 2’s financial advisor regarding a possible financing or acquisition transaction that Candidate 2, a semiconductor manufacturer, was then considering. Candidate 2’s financial advisor also provided a draft preliminary letter of intent for review by PCCT on November 2, 2021. Following such discussion, PCCT and Candidate 2 executed a non-disclosure agreement. On November 5, 2021, PCCT submitted to Candidate 2 a preliminary non-binding letter of intent regarding a potential business combination between PCCT and Candidate 2. On November 8, 2021, the PCCT Board held a meeting, in which PCCT’s management updated the PCCT Board on the recent efforts with respect to identifying potential business combination targets and reviewed a potential business combination opportunity with Candidate 2, noting the submission of the preliminary non-binding letter of intent to Candidate 2. During such meeting, PCCT’s management team also discussed with the PCCT Board Candidate 2’s business and the terms of the preliminary non-binding letter of intent, and reiterated that there were several other potential transactions that were under consideration. Negotiations between PCCT and Candidate 2 regarding the terms of a potential business combination occurred over the next several weeks, resulting in the execution of a non-binding term sheet on December 16, 2021. The executed non-binding term sheet proposed a pre-money equity valuation $850 million of Candidate 2 and that PCCT would acquire 100% of the outstanding equity and equity equivalents of Candidate 2 in exchange for consideration in the form of shares of the surviving company and additional shares of the surviving company as earnout consideration with the transaction structure to be determined by Candidate 2 so as to result in the most tax efficient outcome for Candidate 2’s existing equityholders, subject to confirmation by PCCT. The non-binding letter of intent proposed a post-closing equity-split distribution under which the existing equityholders of Candidate 3 would retain between 62% to 69% ownership of the surviving company, depending on the redemption percentage and PIPE financing terms. Between December 16, 2021 and February 22, 2022, PCCT and Candidate 2 continued to correspond as part of PCCT’s diligence process, including relating to the product capability and commercial viability of Candidate 2. In addition, PCCT, Candidate 2 and their respective financial advisors and placement agents also participated in marketing efforts in connection with potential PIPE transactions in connection with the potential business combination between PCCT and Candidate 2. On February 22, 2022, Candidate 2 informed PCCT that Candidate 2’s board of directors no longer believed the potential business combination between PCCT and Candidate 2 to be in the best interests of Candidate 2, and discussions between PCCT and Candidate 2 were terminated.

On September 9, 2022, representatives of a blank check company (“SPAC 3”) spoke with Mr. Honour indicating that they would be interested in transitioning a potential business combination with Candidate 3, a commodities company, over to PCCT. Following SPAC 3’s introduction, on September 21, 2022, Mr. Gaenzle, Mr. Honour, and Mr. Sheridan met with representative of Candidate 3 in person to tour Candidate 3’s facilities, and discuss the timeline for a potential business combination between PCCT and Candidate 3, potential transaction terms, and other related matters. On September 23, 2022, PCCT and SPAC 3 executed a non-binding transition term sheet, and PCCT and Candidate 3 executed a contingent non-binding letter of intent regarding a potential business combination between PCCT and Candidate 3. The non-binding letter of intent between PCCT and Candidate 3 contained a contingency provision specifying that the letter would only go into effect upon securing bridge financing. The non-binding letter of intent also proposed a pre-money enterprise valuation of $265 million of Candidate 3 and that PCCT would acquire 100% of the outstanding equity and equity equivalents of Candidate 3 in exchange for consideration in the form of shares of the surviving company and additional shares of the surviving company as earnout consideration in a merger in which Candidate 3 would be the surviving entity. The non-binding letter of intent proposed a post-closing equity-split distribution under which the existing equityholders of Candidate 3 would retain between 50.3% to 64.7% ownership of the surviving company, depending on the redemption percentage. During the following weeks, PCCT and Candidate 3 continued to correspond and held several meetings via videoconference to discuss the drafting of initial transaction documents, due diligence matters and potential sources of bridge financing. However, PCCT experienced difficulties in securing the bridge financing and as a result, on December 4, 2022, it informed Candidate 3 that it no longer wished to pursue a potential business combination with Candidate 3.

On October 11, 2022, representatives of a blank check company (“SPAC 4”) spoke with Mr. Honour indicating that they would be interested in transitioning a potential business combination with Candidate 4, a satellite communications company, over to PCCT. On October 19, 2022, PCCT and SPAC 4 executed a transaction cooperation term sheet. On October 23, 2022, PCCT and Candidate 4 executed a non-binding letter of intent regarding a potential business combination between PCCT and Candidate 4. The non-binding letter of intent proposed a pre-transaction equity valuation of $325 million of Candidate 4 and that PCCT would acquire 100% of the outstanding equity and equity equivalents of Candidate 4 in exchange for consideration in the form of shares of the surviving company and additional shares of the surviving company as earnout consideration with the transaction structure to be determined in a tax-efficient manner to Candidate 4’s existing equityholders and PCCT’s existing shareholders. The non-binding letter of intent did not discuss the post-closing equity split distribution of the surviving company. Between October 23, 2022 and October 27, 2022, PCCT and Candidate 4 continued to correspond as part of PCCT’s diligence process and exchanged drafts of transaction documents. On October 27, 2022, PCCT and Candidate 4 held a call via teleconference to discuss outstanding issues in the business combination agreement and efforts to obtain a potential bridge loan. Candidate 4 indicated that it would only execute the business combination agreement upon receipt of bridge funding. However, PCCT experienced difficulties in securing any bridge funding and as a result, on November 4, 2022, the parties mutually agreed to discontinue efforts towards the transaction given the lack of visibility to bridge funding.

On October 28, 2022, PCCT held an extraordinary general meeting of shareholders, in which its shareholders approved the proposal to amend PCCT’s amended and restated memorandum and articles of association to extend the date by which PCCT must consummate an initial business combination from November 1, 2022, to May 1, 2023. After the redemption of PCCT Class A Ordinary Shares in connection with the extension vote, 2,457,892 PCCT Class A Ordinary Shares remained outstanding. On October 31, 2022, PCCT issued a convertible promissory note in the aggregate principal amount of up to $720,000 to the Sponsor, pursuant to which the Sponsor agreed to contribute to the Trust Account as a loan $0.04 for each outstanding PCCT Class A Ordinary Share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the Sponsor having made aggregate Contributions of $720,000.

On October 16, 2022, Mr. Gaenzle connected via phone, and subsequently met in person on October 17, 2022, with the CEO of Candidate 5, a technology investment company, regarding a possible business combination between PCCT and Candidate 5. On November 10, 2022, PCCT and Candidate 5 executed a non-binding letter of intent regarding a potential business combination between PCCT and Candidate 5. The non-binding letter of intent proposed an initial equity valuation of $200 million of Candidate 5 and that PCCT would acquire 100% of the outstanding equity and equity equivalents of Candidate 5 in exchange for consideration in the form of shares of the surviving company and additional shares of the surviving company as earnout consideration with the transaction structure to be determined by Candidate 5 so as to result in the most tax efficient outcome for Candidate 5’s existing equityholders, subject to confirmation by PCCT. The non-binding letter of intent did not discuss the post-closing equity split distribution of the surviving company. The discussions between PCCT and Candidate 5 were discontinued in early December 2022, after PCCT and Candidate 5 mutually determined that the original parameters of Candidate 5’s business plan could no longer be executed in current market conditions.

After robust discussion and careful consideration, the PCCT Board ultimately determined to pursue a business combination with Spectaire and to terminate other potential business combination opportunities that it had explored because of, among other things: (i) the fact that the other business combination targets did not meet enough of PCCT’s transaction criteria for a business combination target, such as lack of a strong competitive position, lack of visibility for continued organic growth and lack of preparedness to be a publicly traded company, (ii) PCCT directors’ and officers’ belief that Spectaire met many of its transaction criteria, (iii) the level of engagement by, and discussions with, Spectaire as compared to the other potential business combination candidates and (iv) Spectaire’s willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummate the Business Combination and become a public company. See “—The PCCT Board’s Reasons for Approval of the Merger” for more information.

PCCT and Spectaire initially explored a potential transaction in July 2022, when Mr. Semkiw reached out to Mr. Honour regarding a capital raise for Quantum Instruments, Spectaire’s predecessor entity, and referred Mr. Honour to Quantum Instruments’ then financial advisor (which was not involved in the potential business combination between PCCT and Spectaire after the reorganization of Quantum Instruments as described below) (the “Former Financial Advisor”). During the following weeks, representatives of PCCT, on the one hand, and representatives of Quantum Instruments and/or the Former Financial Advisor, on the other hand, held a number of meetings via videoconference or in person to review Quantum Instruments’ management presentation, financial model, customer pipeline, and business model planning, and to discuss PCCT’s due diligence questions and potential pathways to a transaction. Mr. Semkiw indicated to Mr. Honour that Quantum Instruments was undertaking a near-term corporate reorganization. In early August 2022, Mr. Honour informed Mr. Semkiw that PCCT would not be able to proceed with a capital raise, citing Quantum Instruments’ pending corporate reorganization, lack of commercially available product and customers, and the PCCT’s management team’s belief that Quantum Instruments required a holistic, permanent capital solution to grow and scale, not just an incremental capital raise.

On September 7, 2022, Mr. Semkiw reached out to Mr. Honour and indicated that Quantum Instruments had completed its reorganization and rebranded as Spectaire. Subsequently, representatives of PCCT attended a meeting with representatives of Spectaire, in which a management presentation of Spectaire was delivered. The presentation re-introduced Spectaire and provided a progress update on its business since the previous July discussions.

Between late September 2022 and late November 2022, PCCT and Spectaire did not discuss terms of any potential transaction while PCCT was considering other business combination proposals. However, at Spectaire’s invitation, PCCT representatives continued to receive regular company updates. These updates related to Spectaire’s commercial product readiness and customer indications of interest. On November 17, 2022, Mr. Honour reached out to Mr. Semkiw and the parties spoke by phone. Mr. Honour expressed satisfaction that Spectaire had addressed the items raised in their August discussion related to Spectaire’s corporate reorganization, commercially available product, and invoiced customer orders. Specifically, Spectaire had produced a commercially viable product in September 2022, and received purchase orders from its pilot customers in October 2022 and November 2022. Mr. Honour and Mr. Semkiw discussed Spectaire’s willingness to undertake a holistic, permanent capital solution as opposed to an incremental capital raise and mutually agreed to explore a business combination. Subsequently, PCCT and Spectaire resumed discussions regarding a potential business combination between PCCT and Spectaire.

On November 21, 2022, Mr. Honour and Mr. Semkiw confirmed an interest in pursuing a potential business combination between PCCT and Spectaire. Mr. Honour proposed a pre-transaction equity value for Spectaire of $125 million. Mr. Semkiw indicated Spectaire’s preference for a proposed pre-transaction equity value of $300 million. Mr. Honour remarked that he believed Mr. Semkiw’s valuation to be too high given PCCT’s management team’s assessments of Spectaire as an early-stage company and the associated execution risks. Mr. Honour noted he would consult with PCCT’s management team and reconnect with Mr. Semkiw.

On November 24, 2022, Mr. Honour and Mr. Semkiw reconnected, during which Mr. Honour expressed an understanding of Mr. Semkiw’s previously proposed higher valuation. The parties discussed at length the public market’s general receptivity to early-stage companies. Mr. Honour then proposed an earnout for Spectaire Stockholders to bridge the valuation gap, noting that a higher valuation could be justified if execution was proven over time. Mr. Semkiw noted he would consult with Spectaire management and the parties agreed to reconnect the following week.

On November 28, 2022, Mr. Semkiw reached out to Mr. Honour to confirm that Spectaire was interested in pursuing a potential business combination with PCCT at a $125 million valuation with a potential earnout for Spectaire Stockholders. The parties believed that the earnout would provide Spectaire Stockholders with meaningful access to the upside of the growing business as Spectaire performed over time. Mr. Honour and Mr. Semkiw then discussed logistics related to the business combination. Mr. Honour noted that he would prepare a preliminary non-binding letter of intent regarding a potential business combination between PCCT and Spectaire (the “LOI”).

On November 30, 2022, PCCT submitted to Spectaire the LOI, which outlined key terms for a potential business combination between PCCT and Spectaire, including (i) a proposed pre-transaction equity value for Spectaire of $125 million (which would not be subject to any adjustment for cash, debt, working capital, transaction expenses or otherwise) with an additional 7.5 million earnout shares to be issued to Spectaire’s existing shareholders if the share price of the combined company met certain price targets, (ii) an exclusivity term set to expire on June 30, 2023 and (iii) a commitment that PCCT would arrange an equity line of credit of at least $50 million, a $25 million forward share purchase agreement prior to signing of a definitive agreement and/or a PIPE of $25 million or more between signing and closing.

PCCT determined the $125 million pre-money equity valuation based on (i) its understanding of Spectaire’s business model, including the unit economics of Spectaire’s AireCore™ MMS product line and Spectaire’s customer pipeline of 300,000 units, which information was provided by Spectaire to PCCT and was based on Spectaire’s view of the overall scale of the opportunity, addressable market and ability of Spectaire to utilize its proprietary technology to capture meaningful market share; (ii) PCCT’s management team’s decades of experience in valuing industrial technology companies, taking into account the fundamentals of the industrial technology sector, the early-stage nature of Spectaire and execution risks inherent within scaling its technologies; and (iii) PCCT’s management team’s judgment of what constituted a fair valuation for new investors while also representing a robust consideration for the Spectaire Stockholders. PCCT also considered public market sources to confirm the existence of publicly-traded mass spectrometer companies and to assess the market capitalization required to attract public investor attention.

In relation to the fundamentals of the industrial technology sector referenced above, PCCT’s management team considered that logistics operators were traditionally risk-averse to introducing new technologies. However, PCCT’s management team believed that Spectaire’s existing customers played a validating role to Spectaire’s new technology and that no other viable solutions to assess, reduce and document reduction of emissions existed at the moment. In addition, PCCT’s management team considered the ever-evolving emission regulations relevant to Spectaire’s business, and believed that the recent carbon pricing regulations may strengthen demand for Spectaire’s products and services.

In relation to the execution risks inherent within scaling Spectaire’s technologies referenced above, PCCT’s management team evaluated the following two factors: (i) the adaptability of Spectaire’s products to mass manufacturing and (ii) Spectaire’s customer uptake. With respect to the first factor, on the one hand, PCCT’s management team believed that the components for Spectaire’s products were widely available, the assembly process was straightforward and PCCT had a network of contract manufacturing relationships that could assist Spectaire with scaling its products; on the other hand, there was no assurance that mass manufacturing would be achievable, in light of supply chain disruptions and other factors not within Spectaire’s or PCCT’s control. With respect to the second factor, PCCT learned that Spectaire had received purchase orders from its pilot customers and believed that there would be additional orders from existing and new customers; however, there was no assurance of customer acquisition given the early-stage status of Spectaire and its limited operating history.

As previously disclosed, Spectaire’s predecessor entity previously approached PCCT with respect to an incremental capital raise. PCCT assessed that an incremental capital raise was not an appropriate structure for a transaction, and that a business combination was more appropriate, for the following reasons: (i) a business combination would provide a permanent capital foundation that would allow Spectaire to focus on growth and execution rather than the constant demand of fundraising and recycling investors in private incremental raises; (ii) the transparency and public reporting of a public company would provide comfort to large logistics customers; (iii) ongoing access to public markets would provide a lower cost of capital over time and access to additional financing mechanisms; and (iv) a business combination would introduce PCCT’s principals to Spectaire’s board and add strategic value to Spectaire’s operations, which Spectaire indicated was of key interest in growing and scaling the business.

On December 1, 2022, PCCT and Spectaire executed a final form of the LOI, which did not differ in any material respects from the initial LOI sent by PCCT to Spectaire on November 30, 2022.

On December 1, 2022, representatives of Skadden, PCCT’s U.S. legal counsel, were provided access to a virtual data room of Spectaire and began conducting legal due diligence review of certain of the materials contained therein, including information and documents relating to: governance matters (including the organizational documents of Spectaire), related party arrangements, commercial agreements and proposals, intellectual property owned or used by Spectaire, employee compensation and benefits, labor and employment matters, and certain regulatory and compliance matters.

On December 5, 2022, a financial and business due diligence session via videoconference was held, attended by representatives of Jefferies, PCCT’s capital markets advisor, PCCT, and Spectaire. The parties discussed Spectaire’s business model, capital requirements, and path to scale, as well as other customary topics of financial and business due diligence in a potential business combination context. Specific areas of focus in the discussion included the gross margins associated with each of the three revenue streams and providing backup for such estimates, and the costs and benefits of expanding the pilot manufacturing facility rather than contract manufacturing. Throughout discussions, representatives of PCCT and Jefferies asked questions of Spectaire management to gain a better understanding of the Spectaire business. PCCT representatives took the position that contract manufacturing was a faster path to scale and subsequently assisted Spectaire leadership with appropriate introductions.

On December 6, 2022, representatives of Skadden, on behalf of PCCT, emailed to representatives of Latham, Spectaire’s U.S. legal counsel, on behalf of Spectaire, an initial draft of the Merger Agreement based on the terms of the LOI. The final documentation, including with respect to mechanics relating to the treatment in the Merger of certain of Spectaire’s outstanding securities, the representations and warranties of each party, restrictions on the conduct of Spectaire’s business between signing and closing, obligations of the parties with respect to delivery of required approvals, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties.

PCCT internally and in discussions with prospective targets consistently presented as part of its fundamental value proposition the capabilities of its management team. As part of that value proposition, Mr. Sheridan and Mr. Tan were expected to support prospective targets with strategic and operational advice and/or join their boards of directors.

On December 8, 2022, a financial and business due diligence session via videoconference was held, attended by representatives of PCCT and Spectaire. The parties discussed assumptions and variables surrounding Spectaire’s business model and customer pipeline. This discussion focused specifically on the stages of the customer pipeline and a customer-by-customer discussion. Throughout discussions, PCCT representatives continued to ask questions of Spectaire management to gain a better understanding of the Spectaire business. After a thorough and robust discussion, the Spectaire team uploaded additional materials into the virtual data room for review by PCCT’s management team. PCCT representatives also indicated on this call their desire to speak to current and prospective customers, which the Spectaire team agreed to arrange.

Following meetings with a number of potential counterparties to a forward share purchase transaction, PCCT’s management team selected Meteora Capital, LLC as its target. Mr. Honour and Ms. Haymaker had previously worked with Meteora Capital, LLC on a forward share purchase transaction in connection with the closing of the business combination between PropTech Investment Corporation II and RW National Holdings, LLC. On December 9, 2022, PCCT arranged an introductory meeting between representatives of Spectaire and representatives of Meteora Capital, LLC. Spectaire management provided an overview of Spectaire’s business and answered questions from representatives of Meteora Capital, LLC.

On December 9, 2022, representatives of Skadden met with representatives of Latham via videoconference to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence and related work stream. The group identified the work deliverables and expected timeline for the definitive transaction documents, agreed to meet on a weekly basis to review progress, and assigned specific deliverables for the next meeting.

On December 9, 2022, Mr. Sheridan introduced Mr. Semkiw to Mr. Fernandes via teleconference as a potential candidate for Chief Financial Officer of Spectaire. Mr. Fernandes was subsequently hired as Chief Financial Officer of Spectaire on January 3, 2023.

On December 12, 2022, a financial and business due diligence session via videoconference was held, attended by representatives of Jefferies, PCCT, and Spectaire. The parties continued to discuss Spectaire’s business model, capital requirements, and path to scale, as well as other customary topics of financial and business due diligence in a potential business combination context. Jefferies representatives went through a questionnaire that covered installed base, revenue, churn rate, cost profile, balance sheet, cash flow, historical research and development and capex, near-term operating budget, market and macro questions, and seasonality. Throughout discussions, representatives of PCCT and Jefferies continued to ask questions of Spectaire management to gain a better understanding of the Spectaire business.

On December 13, 2022, a legal due diligence session via videoconference was held. Representatives of Skadden attended the meeting on behalf of PCCT. Mr. Semkiw and Mr. Hemond and representatives of Latham attended the meeting on behalf of Spectaire. In the meeting, the Spectaire team shared information regarding, among other things, general corporate matters, material contracts, labor and employee compensation matters and intellectual property matters related to Spectaire. After a thorough and robust discussion, the Spectaire team agreed to follow up on action items requested by Skadden, on behalf of PCCT, and provide additional materials in the virtual data room. During the following weeks, representatives of Skadden, on behalf of PCCT, and representatives of Latham and Spectaire management, as applicable, on behalf of Spectaire, had extensive additional correspondence regarding follow-up questions and requests arising from matters discussed in the legal due diligence session, and other matters arising over the course of PCCT’s and Skadden’s due diligence reviews.

On December 13, 2022, representatives of Meteora Capital emailed to representatives of PCCT a draft Forward Purchase Agreement, pursuant to which Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO” and, collectively with MSOF and MCP, “Meteora”), would enter into a prepaid forward transaction pursuant to which Meteora would intend to but would not be obligated to purchase up to a maximum of 2,457,892 PCCT Class A Ordinary Shares through brokers in the open market or directly from holders who have elected to redeem such shares in connection with the Business Combination for purposes of reversing such redemption elections, and from time to time following the Closing, Meteora could, in its sole discretion, sell some or all of such purchased shares. On December 19, 2022, representatives of Skadden, on behalf of PCCT, conferred with representatives of DLA Piper LLP (US) (“DLA”), on behalf of Meteora, regarding the terms of the Forward Purchase Agreement.

On December 28, 2022, representatives of Skadden, on behalf of PCCT, emailed to representatives of Latham, on behalf of Spectaire, an updated draft of the Forward Purchase Agreement incorporating revisions by PCCT, including, among other things, (i) the removal of the Seller VWAP Trigger Event, which triggered Meteora’s ability to set the Maturity Date and occurred if the volume weighted average price per PCCT Class A Ordinary Shares was $5.00 or less for any 10 trading days during a 30 consecutive trading day-period, (ii) the addition of a minimum Reset Price of $7.50, and (iii) a reduction of the cap on Meteora’s fees and expenses to be paid under the Break-up Fee from $75,000 to $50,000.

On January 9, 2023, representatives of Latham, on behalf of Spectaire, emailed to representatives of Skadden, on behalf of PCCT, a revised draft of the Forward Purchase Agreement, and on January 10, 2023, representatives of Skadden, on behalf of PCCT, emailed to representatives of DLA, on behalf of Meteora, copying Latham, on behalf of Spectaire, the revised draft of the Forward Purchase Agreement, which, among other things, (i) adjusted (A) each Reset Date to occur on the first trading day of each month, rather than the first trading day of each week, and (B) the Reset Price to be the lower of (x) the Initial Price and (y) the volume weighted average price of PCCT Class A Ordinary Shares during the last 10 trading days of the prior calendar month, rather than the lower of (x) the Initial Price and (y) the volume weighted average price of PCCT Class A Ordinary Shares during the last week, and (ii) removed the prohibition on terminating the Forward Purchase Agreement after Meteora purchases Recycled Shares following the redemption deadline in connection with the Business Combination.

Multiple drafts of the Forward Purchase Agreement were subsequently exchanged prior to finalization of the Forward Purchase Agreement on January 14, 2023. The Forward Purchase Agreement, executed on January 14, 2023, incorporated, among other things, (i) Meteora’s revision to change the Maturity Date from (A) the earlier of (x) the first anniversary of the Closing Date and (y) the date specified by Meteora in a written notice to be delivered to PCCT at Meteora’s discretion after the occurrence of a Seller Price Trigger Event or a Delisting Event, rather than (B) the earlier of (x) the third anniversary of the Closing Date and (y) the date specified by Meteora in a written notice to be delivered to PCCT at Meteora’s discretion after the occurrence of a Delisting Event, (ii) PCCT’s revision to add an option to extend the Maturity Date to 18 months following the closing of the Business Combination upon mutual written agreement of PCCT and Meteora, (iii) Meteora’s inclusion of the Seller Price Trigger Event, which triggers Meteora’s ability to set the Maturity Date and will occur if Meteora raises any proceeds in an equity securities offering at a price at or below $3.50 per share of NewCo Common Stock, and (iv) Meteora’s addition of a prohibition on terminating the Forward Purchase Agreement after Meteora purchases Recycled Shares following the redemption deadline in connection with the Business Combination. See the section entitled “Other Agreements—Forward Purchase Agreement” for more information.

During the first two weeks of December 2022, PCCT prepared a financial model of Spectaire based on its understanding of Spectaire’s business model and unit economics combined with its customer pipeline of 300,000 units, which was itself based on Spectaire’s view of the overall scale of the opportunity, addressable market and ability of Spectaire to utilize its proprietary technology to capture meaningful market share. On December 14, 2022, a financial due diligence session via videoconference was held, attended by representatives of Jefferies, PCCT, and Spectaire. The discussion focused specifically on the Spectaire financial model and key assumptions therein, including input costs, pricing assumptions and working capital implications depending on the speed of scaling, as well as pricing of carbon credits and whether Spectaire would have a strong and viable service operations business even if carbon credits never materialized or were worthless. Throughout discussions, representatives of PCCT and Jefferies continued to ask questions of Spectaire management to gain a better understanding of the Spectaire business.

On December 20, 2022, Messrs. Gaenzle and Honour met with Mr. Semkiw in person in Toronto, Canada to discuss the expected timeline for the potential transaction, certain transaction terms and next steps.

On December 22, 2022, representatives of Latham, on behalf of Spectaire, emailed to representatives of Skadden, on behalf of PCCT, a revised draft of the Merger Agreement. Over the course of the following weeks, the parties negotiated the terms of the Merger Agreement, including, but not limited to, the following material issues, and exchanged multiple drafts before an agreed final version of the Merger Agreement was executed by the parties on January 16, 2023:

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Cash Consideration. Spectaire proposed including one additional commercial term not previously included in the LOI related to the payment of cash consideration to Spectaire stockholders, as an additional selling point to Spectaire Stockholders to approve the Business Combination. PCCT agreed to such concept subject to the minimum cash amount being available to NewCo.

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Treatment of Spectaire’s Convertible Notes. Spectaire proposed, and PCCT agreed, that all the outstanding convertible notes of Spectaire would convert into shares of common stock of Spectaire immediately prior to the Closing, and such shares of common stock of Spectaire would then convert into shares of common stock of NewCo at the Closing, to ensure that NewCo would have a clean capital structure post-Closing.

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Spectaire’s Obligation to Deliver Certain Financial Statements Between the Execution of the Merger Agreement and the Closing. Spectaire proposed using “commercially reasonable efforts” to deliver the financial statements of Spectaire required to be included in the proxy statement/prospectus as soon as reasonably practicable. PCCT counter proposed using a “reasonable best efforts” standard, and the parties ultimately agreed to PCCT’s proposal.

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The Deadline and Process For Any Extension Amendments, If Necessary. Spectaire proposed that if the proxy statement/prospectus related to the Business Combination was not mailed to PCCT’s shareholders by March 1, 2023, then PCCT must seek its shareholders’ approval to amend its organizational documents to extend the business combination deadline. PCCT agreed to this requirement in exchange for Spectaire’s agreement to (1) using “reasonable best efforts” (as opposed to “commercially reasonable efforts”) to deliver the financial statements of Spectaire required to be included in the proxy statement/prospectus as soon as reasonably practicable, as disclosed above, and (2) lending to PCCT an amount of up to $500,000 following any financing transaction before Closing, which PCCT would use to pay expenses incurred in connection with the Business Combination and the extension of the business combination deadline.

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Initial Share Reserve and the Annual Evergreen Increase in Connection with the NewCo Equity Incentive Plan. Spectaire proposed an initial share reserve equal to 12% of fully diluted shares of NewCo and an annual evergreen increase of up to 5% of fully diluted shares of NewCo, which PCCT accepted, as the proposed terms were within market range.

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Grant of Spectaire Options and Spectaire RSUs Between the Execution of the Merger Agreement and the Closing. Spectaire proposed having the flexibility to grant Spectaire Options and Spectaire RSUs between the execution of the Merger Agreement and the Closing, and that any such Spectaire Options and Spectaire RSUs be assumed by NewCo outside the $125 million purchase price. PCCT acknowledged the need to have such flexibility to grant Spectaire Options and Spectaire RSUs in order to attract talents, but rejected that any such Spectaire Options and Spectaire RSUs be assumed by NewCo outside the $125 million purchase price. Instead, PCCT proposed that the $125 million purchase price would cover not only the existing equity interests of Spectaire, but also all such Spectaire Options and Spectaire RSUs to be granted between the execution of the Merger Agreement and the Closing. Spectaire agreed to PCCT’s proposal.

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Definition of “Knowledge” and Certain Representations and Warranties. The parties settled on the list of individuals to which “to the knowledge of the Company” would pertain, whether to include certain representations and warranties of Spectaire, whether to include materiality and knowledge qualifiers in certain representations and warranties of Spectaire, and the appropriate dollar thresholds for certain representations and warranties of Spectaire, following PCCT’s completion of due diligence on Spectaire. See the section entitled “The Merger Agreement” for more information.

On December 27, 2022, representatives of Skadden, on behalf of PCCT, emailed to representatives of Latham, on behalf of Spectaire, initial drafts of the Amended and Restated Registration Rights Agreement and the Lock-Up Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, PCCT will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of NewCo Common Stock and other equity securities of NewCo that are held by the parties thereto from time to time. Pursuant to the Lock-Up Agreement, the parties thereto, including affiliates of PCCT and Spectaire, agree to restrict the transfer of their NewCo Common Stock and other equity securities of NewCo following the Closing. During the following weeks, the parties negotiated the terms of the Lock-Up Agreement and the Amended and Restated Registration Rights Agreement, exchanging multiple drafts prior to finalization of the agreements on January 16, 2023. See the sections entitled “Other Agreements—Registration Rights Agreement” and “Other Agreements—Lock-Up Agreement” for more information.

On January 5, 2023, a business due diligence session via videoconference was held, attended by representatives of Jefferies, PCCT, and Spectaire. The discussion focused specifically on Spectaire’s customer pipeline, including a customer-by-customer walkthrough of the pipeline and preparation of questions for customer due diligence calls, which Spectaire was arranging. Jefferies also asked several follow-up questions from its previous diligence sessions, primarily focusing on specific assumption within the financial model.

Between January 5, 2023 and January 13, 2023, Spectaire arranged several customer due diligence calls between customers of Spectaire and representatives of PCCT.

On January 6, 2023, a business due diligence session via videoconference was held, attended by representatives of Jefferies, PCCT, and Spectaire. The parties continued to discuss Spectaire’s business and other customary topics of business due diligence in a potential business combination context. Jefferies prepared an exhaustive questionnaire for this discussion, covering documentation (e.g., certificate of good standing), competition and market, product specifications, IP strategy, operations (including supplier, safety and manufacturing details), HR and employee base, sales and marketing, regulatory and compliance, facilities, IT and technology, and legal. Throughout discussions, representatives of PCCT and Jefferies continued to ask questions of Spectaire management to gain a better understanding of the Spectaire business. Following this session, Jefferies requested several additional sets of documentation, which the Spectaire team uploaded to the virtual data room.

On January 6, 2023, representatives of Latham, on behalf of Spectaire, emailed to representatives of Skadden, on behalf of PCCT, an initial draft of the Sponsor Support Agreement, pursuant to which the Sponsor and the other holders of PCCT Class B Ordinary Shares would agree to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. During the following weeks, the parties negotiated the terms of the Sponsor Support Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Support Agreement was executed by the parties thereto on January 16, 2023. See the section entitled “Other Agreements—Sponsor Support Agreement” for more information.

Between January 6, 2023 and January 16, 2023, representatives from PCCT, Spectaire, Skadden and Latham exchanged communications that were focused on discussing the status of the outstanding diligence items and transaction documents, deliberated about the agreements required to structure the proposed transaction and negotiated the key terms of the transaction documents.

On January 9, 2023, representatives from PCCT and Spectaire management met in person and discussed outstanding business, customer and financial diligence items, as well as next steps and expected timing for the execution of definitive transaction documents. Representatives from Jefferies also attended such meeting and continued conducting due diligence as capital markets advisor of PCCT.

On January 10, 2023, the PCCT Board held a meeting via videoconference, with Messrs. Gaenzle, Sheridan and Tan from PCCT’s management, Messrs. Semkiw, Fernandes, Grossman and Mosolf from Spectaire, and representatives from Skadden present. Mr. Honour introduced the attendees from Spectaire to the PCCT Board and presented the terms of the proposed business combination between PCCT and Spectaire to the PCCT Board.

Messrs. Semkiw, Fernandes and Mosolf then presented an overview of the Spectaire business, and Mr. Grossman presented an overview of the technology of Spectaire, including its development and differentiating characteristics. Discussions of the presentations by the representatives of Spectaire, including about the reliability and technical capabilities of the Spectaire products, followed. Mr. Tan then presented a detailed overview of key assumptions underlying Spectaire’s business model, such as its revenue streams, unit economics, and customer pipeline, and other material findings from prior informational business due diligence discussions with Spectaire management, including that the demand for emissions monitoring and measurement technology continued to grow and that based on a survey of commercially available mass spectrometers, PCCT’s management team believed no other commercially available device could be integrated directly onto vehicles and could measure emissions in real-time while the vehicle was in operation; that the emissions regulations relevant to Spectaire’s business were constantly evolving, but PCCT’s management team believed that the recent carbon pricing regulations may strengthen demand for Spectaire’s products and services; and that there was execution risk inherent within scaling Spectaire’s technology. Mr. Tan also discussed the Forward Purchase Agreement with Meteora.

Mr. Honour then presented a detailed overview of the structure of the proposed business combination between PCCT and Spectaire and the proposed valuation of Spectaire to the PCCT Board, as well as the primary risks faced by Spectaire. For the rest of the meeting, the PCCT Board continued the discussions with PCCT’s management team on the proposed terms, valuation and risks in connection with the proposed transaction. Subsequent to the meeting, PCCT’s management team prepared and shared additional materials and information with members of the PCCT Board as they requested, including the Projections as disclosed under the section entitled “The Business Combination—Certain Unaudited Projected Financial Information.” The PCCT Board considered Spectaire’s business model and its underlying assumptions, including Spectaire’s revenue streams, unit economics, and customer pipeline, in connection with a valuation of Spectaire. The PCCT Board did not consider the Projections in connection with a valuation of Spectaire, but considered the Projections in order to understand the financial performance of the combined company relative to comparable existing public companies.

On January 13, 2023, Mr. Fernandes of Spectaire and Mr. Tan of PCCT spoke via videoconference. The purpose of the call was to understand the process and timeline anticipated for completing the PCAOB audit with respect to Spectaire. Mr. Fernandes explained the approach for the audits taken by UHY LLP (“UHY”), Spectaire’s auditor, and conveyed their commitment to complete the task in a timely manner. Mr. Tan subsequently updated the PCCT Board and PCCT’s management team on such discussion.

On January 13, 2023, the PCCT Board held a meeting via videoconference, with Messrs. Gaenzle, Sheridan and Tan from PCCT’s management team, and representatives from Skadden present. Mr. Honour presented an update to the PCCT Board on revisions to the terms of the proposed business combination between PCCT and Spectaire. Discussion of the proposed terms followed, including questions from the PCCT Board regarding the terms of the draft Merger Agreement that was previously provided to and reviewed by the PCCT Board. After extended deliberation and discussion, the directors of PCCT present at the meeting unanimously approved the entry by PCCT into the Merger Agreement, subject to completion of final reviews and approval by PCCT’s management team of the final terms of such agreement. On the same day, following the meeting and approval by PCCT’s management team of the final terms of the Merger Agreement and the related ancillary documents, the PCCT Board executed a unanimous written consent, pursuant to which, among other things, the PCCT Board determined that the Merger Agreement and the related ancillary documents are advisable and in the best interests of PCCT and its shareholders, approved the execution by PCCT of the Merger Agreement and the related ancillary documents and the transactions contemplated thereby, and recommended the approval by PCCT’s shareholders of the Merger Agreement and the related ancillary documents and the transactions contemplated thereby.

On January 14, 2023, the Spectaire board of directors held a meeting to review and approve the terms of the business combination with PCCT and the substantially final versions of the Merger Agreement and the related ancillary documents.

Following the meeting of the PCCT Board on January 13, 2023 and the meeting of the Spectaire board of directors on January 14, 2023, on January 14, 2023, PCCT, Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP executed the Forward Purchase Agreement. The terms of the Merger Agreement substantially aligned with the terms of the LOI, except that the consideration received by Spectaire stockholders also included certain cash consideration. On January 16, 2023, PCCT, Spectaire and the Merger Sub executed the Merger Agreement. On the same day, the Sponsor Support Agreement was also executed by the parties thereto. See the sections entitled “The Merger Agreement” and “Other Agreements” for more information.

On the morning of January 17, 2023, PCCT issued a Form 8-K and press release announcing the execution of the Merger Agreement prior to the commencement of trading of the PCCT Class A Ordinary Shares on Nasdaq.

As contemplated by the LOI, PCCT decided to pursue a forward share purchase transaction because of the availability of such transactions in the current market. PCCT has also spoken with a number of potential investors, in order to explore a PIPE transaction as contemplated by the LOI, as well as various additional potential creditors and purchase order financing sources as it prepares for the Business Combination. However, PCCT did not meet with any potential PIPE investors in between the signing of the LOI and the signing of the Merger Agreement.

On April 27, 2023, PCCT held an extraordinary general meeting of shareholders, at which its shareholders approved the proposals to amend PCCT’s amended and restated memorandum and articles of association to (1) further extend the date by which PCCT must consummate an initial business combination from May 1, 2023 to November 1, 2023 and (2) eliminate therefrom the limitation that PCCT may not redeem Public Shares to the extent that such redemption would result in PCCT having net tangible assets of less than $5,000,001 in order to allow PCCT to redeem Public Shares irrespective of whether such redemption would result in PCCT having less than $5,000,001 net tangible assets. After the redemption of Public Shares in connection with the Second Extension and NTA Amendment, 2,080,915 Public Shares remained outstanding. On April 10, 2023, in connection with the Second Extension, PCCT and the Sponsor amended and restated that certain convertible promissory note, dated October 31, 2022, to, among other things, increase the aggregate principal amount available thereunder from $720,000 to $1,200,000, pursuant to which the Sponsor agreed to continue to contribute to the Trust Account as a loan $0.04 for each outstanding Public Share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the Sponsor having made aggregate Contributions of $1,200,000.

The PCCT Board’s Reasons for Approval of the Merger

The PCCT Board, in evaluating the Business Combination, consulted with Skadden, legal counsel to PCCT, and Jefferies, capital markets advisor to PCCT. In reaching its conclusion (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of PCCT and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination, the PCCT Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the PCCT Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The PCCT Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of PCCT’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The members of PCCT’s management team and the PCCT Board are well qualified to evaluate the transaction with Spectaire. They have extensive transactional experience, including substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including companies similar to Spectaire. PCCT’s management team and the PCCT Board include individuals with decades of experience across industries, at both the management and board level. In particular, PCCT’s management team has decades of investment banking experience, including substantial experience with mergers and acquisitions, and, for some of them, experience with prior SPAC business combinations. See “Management of PCCT — Directors and Executive Officers” for additional information on management’s and the PCCT Board’s experience and qualifications, including the involvement of certain members of PCCT’s management team and the PCCT Board with the completed business combinations of two prior special purposes acquisition companies: Collective Growth Corporation in its business combination with Innoviz Technologies Ltd. and Sustainable Opportunities Acquisition Corp. in its business combination with TMC the metals Co Inc. Further, Jefferies assisted PCCT with the business due diligence of Spectaire, in its capacity as lead capital markets advisor to PCCT in connection with the Business Combination, and Skadden conducted the legal due diligence of Spectaire, in its capacity as legal counsel to PCCT. The PCCT Board concluded that its experience and backgrounds, together with the experience of PCCT’s management team and its advisors, enabled them to perform the necessary analyses to make determinations regarding the Business Combination, and therefore they decided that an opinion, from an independent investment banking firm or other independent entity that commonly renders valuation opinions, that the Business Combination is fair to PCCT from a financial point of view was not necessary.

The members of PCCT’s management team and the PCCT Board are well-qualified to evaluate the Business Combination. They have significant transactional experience, including in the Industrial Technology sectors. PCCT’s management team and the PCCT Board also include individuals with experience in executive management of multinational companies and in investing in companies in the Industrial Technology sectors.

The PCCT Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

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Large and Growing Market with No Viable Competitors. Demand for emissions monitoring and measurement technology continues to grow during the energy transition. The PCCT Board believed that customers are able to save money and generate carbon credits by relying on Spectaire’s accurate, real-time data, rather than online estimating tools, which can overstate emissions by up to 60%. The PCCT Board also believed that Spectaire’s micro-mass-spectrometer (MMS) device is the world’s first and only MMS that can directly measure actual emissions in vehicular use and is a mobile, affordable and reliable emissions measurement product. The PCCT Board based this belief on a survey of commercially available mass spectrometers, and found that no other commercially available device can be integrated directly onto vehicles and can measure emissions in real-time while the vehicle is in operation. Without exception, they are all too large, require stable lab environments, or are impractical in daily use, such as having to be separately towed behind the vehicle.

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Compelling Margins and Path to Profitability. Spectaire is expected to benefit from three high-margin revenue streams: direct sales of its MMS device, annual maintenance subscriptions and a 50% share of carbon credits generated from emissions reductions. PCCT expects Spectaire to achieve positive EBITDA and cash flow by 2024, based on PCCT’s understanding of the intersection of the company’s customer pipeline, unit economics, and typical SG&A profiles for a public company.

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Proprietary Technology Developed at MIT. Spectaire has an exclusive license to the innovative, patented micro-mass-spectrometer technology developed by scientists from Massachusetts Institute of Technology.

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Highly Experienced Management Team Ready to Commercialize Market Opportunity. The PCCT Board believed that Spectaire has an experienced leadership team with a track record of successfully developing and deploying cutting edge technologies from product inception to successful market launch.

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Results of Due Diligence Conducted by PCCT. The PCCT Board considered the scope of the due diligence examinations conducted by PCCT’s management team and outside advisors and evaluated the results thereof and information available to it related to Spectaire, including:

•	extensive virtual meetings and calls with Spectaire management regarding its operations and projections and the proposed Business Combination;

•	in-person meetings at Spectaire’s locations; and

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review of materials related to Spectaire made available, including with respect to financial, accounting, tax, legal (including corporate governance, indebtedness, real property, intellectual property, executive compensation and labor, anti-trust/regulatory and litigation), industry, management background and technical due diligence matters.

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Terms of the Transaction Documents. The PCCT Board reviewed and considered the terms of the Merger Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the Merger Agreement. See the sections entitled “The Merger Agreement” and “Other Agreements” for detailed discussions of the terms and conditions of these agreements.

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Redemption Rights Available for Public Shareholders. If the Business Combination closes, the Public Shareholders may have all or any portion of their Public Shares redeemed for cash, regardless of whether they vote for or against the Business Combination Proposal. This redemption option will allow each Public Shareholder to choose whether or not to invest in Spectaire. This is an important decision, particularly given certain post-signing developments as noted in the negative factors, uncertainties and risks described below. If the Business Combination fails to close, this redemption option will not be available until PCCT finds and closes an alternative transaction in the future, which could take substantial time and may never occur. Given the state of the market, there are a more limited number of targets available for SPACs, and it will be more difficult for PCCT to identify and close an alternative transaction.

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Consideration. The PCCT Board has substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and their experience and backgrounds, together with the experience and expertise of PCCT’s advisors, enabled them to make the necessary analyses and determination that consideration being paid in the Business Combination, which amount was negotiated at arms-length, was in the best interests of PCCT and its shareholders and appropriately reflected Spectaire’s value.

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No Better Alternatives. The PCCT Board believed, after a thorough review of other business combination opportunities reasonably available to PCCT, that the proposed Business Combination represented the best potential business combination for PCCT that was currently available in the market at the time the Business Combination announced.

The PCCT Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

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Limited Management Experience in Operating a Public Company. Spectaire management has limited experience in operating a U.S. public company. The requirements of being a public company may strain Spectaire’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Merger may be greater than Spectaire anticipates.

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Uncertainty Regarding Post-Closing Trading Price and Float. The PCCT Board believed that there is a meaningful risk that shares of NewCo Common Stock may trade below $10.00 per share immediately post-Closing, and that a substantial percentage of holders of Public Shares may choose to redeem their shares rather than remain invested in Spectaire.

•	Valuation Depends on Future Performance. The valuation of Spectaire agreed to in the Business Combination depended in large part on Spectaire’s performance in calendar years 2023 and 2024.

There is a risk that, if Spectaire does not perform as was expected, the valuation used in the Business Combination may not reflect the fair market value of Spectaire at the time of Closing.

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Limitations of Due Diligence. Although PCCT and its outside advisors conducted due diligence on Spectaire, the scope of review was limited by the time available, the materials provided by Spectaire and the inherent uncertainties in any due diligence process. Accordingly, there can be no assurance that PCCT discovered all material issues that may be present with regard to Spectaire’s business, or that issues outside of PCCT’s or Spectaire’s control will not later arise.

•	Benefits not achieved. The PCCT Board considered the risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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No Third-Party Valuation. The PCCT Board considered the risk that it did not obtain an opinion from an independent investment banking firm or other independent entity that commonly renders valuation opinions in connection with the Business Combination. As disclosed in PCCT’s IPO Registration Statement, the PCCT Board is required to obtain an opinion, from an independent investment banking firm or other independent entity that commonly renders valuation opinions, that the Business Combination is fair to PCCT from a financial point of view only if the Business Combination is with a target that is affiliated with the Sponsor or PCCT’s officers or directors. Because Spectaire is not an affiliate of the Sponsor or PCCT’s officers or directors, PCCT is not required to obtain such an opinion for the proposed Business Combination.

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Liquidation of PCCT. The PCCT Board considered the risks and costs to PCCT if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in PCCT being unable to effect a business combination by the Completion Window and being forced to liquidate.

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Exclusivity. The PCCT Board considered the fact that the Merger Agreement includes an exclusivity provision that prohibits PCCT from soliciting other business combination proposals and restricts PCCT’s ability to consider other potential business combinations so long as the Merger Agreement is in effect.

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Post-Business Combination Corporate Governance. The PCCT Board considered the corporate governance provisions of the Merger Agreement and the proposed material provisions of the Proposed Organizational Documents and the effect of those provisions on the governance of the company post-Business Combination. Given that the existing stockholders of Spectaire will collectively control shares representing a majority of the outstanding shares of NewCo Common Stock upon completion of the Business Combination, and that the NewCo Board will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing stockholders of Spectaire may be able to elect future directors and make other decisions (including approving certain transactions involving NewCo and other corporate actions) without the consent or approval of any of PCCT’s current shareholders, directors or management team. See the sections entitled “The Merger Agreement,” “Management of NewCo Following the Business Combination” and “Proposal No. 3–The Organizational Documents Proposal” for detailed discussions of the terms and conditions of these documents.

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Closing Conditions. The PCCT Board considered the fact that completion of the Business Combination is conditioned on the satisfaction or waiver of certain closing conditions that are not within PCCT’s control.

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Litigation. The PCCT Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely delay consummation of the Business Combination.

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Potential Conflicts. The PCCT Board considered the potential additional or different conflicts of interests of PCCT’s directors, executive officers, the Sponsor and its affiliates, as described in the sections entitled “—Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” and “Certain Relationships and Related Party Transactions.” The PCCT Board, including PCCT’s independent directors, with their outside counsel, reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the PCCT Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

•	Fees and Expenses. The PCCT Board considered the fees and expenses associated with completing the Business Combination.

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Other Risks. The PCCT Board considered various other risks associated with the Business Combination, the business of PCCT and the business of Spectaire described under the section entitled “Risk Factors.”

The PCCT Board concluded that the potential benefits that it expected PCCT and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the PCCT Board determined that the Merger Agreement and the Business Combination were advisable and in the best interests of PCCT and its shareholders.

Certain Unaudited Projected Financial Information

In connection with its consideration of the potential business combination, the PCCT Board was provided with unaudited projected financial information for Spectaire which was internally prepared by management of PCCT (the “Projections”) in order to assist the PCCT Board with understanding the financial performance of NewCo relative to comparable existing public companies by demonstrating that the projected gross margin and projected EBITDA margin of NewCo were similar to such comparable existing public companies. The Projections were not considered by the PCCT Board in connection with a valuation of Spectaire. Spectaire does not, and NewCo will not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. The Projections are included in this proxy statement/prospectus solely to provide PCCT’s shareholders access to information available to the PCCT Board in connection with its consideration of the proposed Business Combination. The Projections should not be viewed as public guidance.

The Projections were prepared by PCCT’s management team in connection with the Business Combination and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections were prepared in good faith by PCCT’s management team, based on their reasonable estimates, beliefs and assumptions with respect to the expected future financial performance of Spectaire based on information about Spectaire’s business and growth strategy at the time the Projections were prepared, and speak only as of that time.

The Projections have not been prepared in accordance with GAAP and, therefore, their presentation differs from the presentation of historical combined financial information of Spectaire included elsewhere in this proxy statement/prospectus, and may not be not be fully comparable to similar financial measures for subsequent periods. The inclusion of Projections in this proxy statement/prospectus should not be regarded as an indication that Spectaire, NewCo, PCCT, their board of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such Projections necessarily to be predictive of actual future results. The Projections are not included in this proxy statement/prospectus in order to induce any PCCT shareholders to vote in favor of or against the Business Combination.

NewCo will not refer back to the Projections in its future periodic reports filed under the Exchange Act. The Projections are forward looking and reflect numerous estimates, beliefs and assumptions, including, but not limited to, general business, economic, regulatory, market and financial conditions, as well as assumptions about competition, future performance, and matters specific to Spectaire’s business, all of which are difficult to predict and many of which are beyond Spectaire’s and PCCT’s control. In particular, the Projections reflect PCCT’s beliefs and expectations regarding customer demand for air quality measurement equipment, which PCCT assumes will drive future revenue growth, as well as Spectaire’s ability to expand its business geographically, organically and inorganically and otherwise, and such beliefs may not correspond with actual future results.

The Projections were prepared by, and are the responsibility of, PCCT’s management. The Projections were based on unaudited financial information for Spectaire. No audited financial information for Spectaire was available at the time of the preparation of the Projections, and the Projections have not been updated in connection with any audit adjustment. Neither PCCT’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the Projections contained herein, and, accordingly, neither PCCT’s independent registered public accounting firm, nor any other independent accountants have expressed an opinion or any other form of assurance with respect thereto. The report of PCCT’s independent registered public accounting firm included in this proxy statement/prospectus relates to PCCT’s previously issued financial statements, and the report of Spectaire’s independent registered public accounting firm included in this proxy statement/prospectus relates to Spectaire’s previously issued consolidated financial statements. Such reports do not extend to the Projections and should not be read to do so.

PCCT believes the assumptions described above and built into the Projections were reasonable at the time the Projections were prepared, given the information PCCT had at that time. However, there are important factors that may affect actual results and cause the results reflected in the Projections not to be achieved including, among other things, risks and uncertainties relating to Spectaire’s business, industry performance, and general business and economic conditions. In addition, actual customer demand for the products and services that Spectaire provides will strongly impact actual results in a way that could be materially different from the Projections. The Projections also reflect assumptions as to certain business decisions and strategy that are subject to change.

While presented in this proxy statement/prospectus with numeric specificity, the Projections are forward looking statements that are inherently subject to significant uncertainties and contingencies and numerous variables, many of which are beyond PCCT’s and Spectaire’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors” beginning on page 36 of this proxy statement/prospectus and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 33 of this proxy statement/prospectus. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Shareholders are encouraged to review the financial statements of PCCT and the consolidated financial statements of Spectaire included elsewhere in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NONE OF SPECTAIRE, NEWCO NOR PCCT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROJECTIONS. BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS, NONE OF PCCT, SPECTAIRE OR NEWCO UNDERTAKES ANY OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROJECTIONS DO NOT NECESSARILY REPRESENT THE CURRENT VIEW OF THE BUSINESS BY PCCT’S OR SPECTAIRE’S MANAGEMENT AND SHOULD NOT BE VIEWED AS AN INDICATOR OF NEWCO’S FUTURE PERFORMANCE. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE

CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS SET FORTH BELOW IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION, AS THE PROJECTIONS MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF SPECTAIRE, NEWCO, PCCT, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PCCT SHAREHOLDER OR ANY OTHER PERSON REGARDING ACTUAL PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS.

The key assumptions of the Projections are summarized in the table below. PCCT believed these assumptions to be reasonable based on, among other things, PCCT’s due diligence of Spectaire, including review of purchase orders and invoices, direct interviews with customers and prospective customers, the lack of viable alternatives to the AireCore™ MMS and the structure of vendor and government demands on producers of greenhouse gas emissions, as well as the industry knowledge of PCCT’s management team.

Assumption	Description
Operating growth levers

•  The ability to grow sales of the AireCore™ MMS in Europe and North America

•  The ability to scale production through contract manufacturing in line with AireCore™ sales

•  The ability to generate recurring revenue by offering annual data subscriptions to support the AireCore™ MMS across all markets where Spectaire operates

•  The ability to generate revenue by entering into sharing agreements with respect to carbon credits generated through the use of the AireCore™ MMS

•  The capacity to increase prices in line with inflation

•  The capacity to hire, train and retain key people and a specialized workforce

Costs and expenditures

•  An increased cost structure, as measured by general and administrative expenses as well as cost of goods sold as a result of growth of NewCo

•  The capacity to dilute fixed costs, considering that as NewCo grows, costs categorized as fixed costs would grow at a lower rate than net revenues

•  Working capital consistent with current business dynamics, with the main account being receivables

•  Capital expenditures driven mostly to maintain the existing pilot manufacturing facility, but also by investments in the growth of existing operations as well as maintenance

•  Contract manufacturing costs in connection with revenue growth

Funding

•  The consummation of the Business Combination, including the impact of negotiating and executing such transaction, the expenses that may be incurred in connection with consummating such transactions and ongoing expenses as a standalone public company

•  Incremental funding for growth assuming additional funds of (i) approximately $50 million to be made available to NewCo as a result of the Business Combination, which amount considered approximately $25 million of cash available in the Trust Account or pursuant to the Forward Purchase Agreement and $25 million available from PIPE financing, as well as (ii) $50 million available following the Business Combination through an equity line credit or other follow on equity offerings

Assumption	Description

Revenue and Gross Margin	• Achievement of three revenue streams through the AireCore™ MMS product line, including:

•  Sales of approximately 300,000 units of the AireCore™ MMS directly to customers at a price of $2,000 per unit, at approximately 30% gross margin per unit. The gross margin estimate is based on current bill-of-materials and labor cost on a unit basis, and the unit sales amounts are based on the Spectaire customer pipeline of 300,000 units, which was itself based on Spectaire’s view of the overall scale of the opportunity, addressable market and ability of Spectaire to utilize its proprietary technology to capture meaningful market share. Spectaire has already begun receiving unit sales revenues.

•  Sales of the annual data subscription required to operate the AireCore™ MMS, at $1,000 per unit per year, at approximately 65% gross margin. The gross margin estimate is based on current estimated costs of technology infrastructure. Data subscription revenues are expected to begin within 2023.

•  A 50% share of carbon credits generated by users of the AireCore™ MMS, which is believed to require negligible or no directly attributable cost of goods sold, at approximately 100% gross margin. Carbon credit revenues are expected to begin upon completion of the carbon credit verification process with Gold Standard and Verra, which may take up to 12 months or more. As such, Spectaire does not expect achievement of meaningful carbon credit revenues in the near-term.

• Revenues from data subscriptions and carbon credits are directly correlated to number of installed units, which is based on unit sales less churn.

•  Projected gross margin in 2024E reflects a revenue mix that is weighted toward units sales, with its comparatively lower estimated gross margin of 30%, and projected gross margin during 2025E reflects increasing gross margin as a result of a shift in revenue mix toward data subscriptions, which are charged immediately upon unit installation, with its comparatively higher estimated gross margin of 65%.

Spectaire Unaudited Projected Financial Information

•	Projected Revenue Compound Annual Growth Rate(1):

•	485% from the year ending December 31, 2023E to the year ending December 31, 2025E
•	119% from the year ending December 31, 2024E to the year ending December 31, 2026E

•	Projected Gross Margin(2):

•	41% during the year ending December 31, 2024E

•	45% during the year ending December 31, 2025E

•	Projected EBITDA Margin(3):

•	19% during the year ending December 31, 2024E

•	31% during the year ending December 31, 2025E

(1)

Projected Revenue Compound Annual Growth Rate is calculated by (i) dividing the projected revenue during the year at the end of a period (the ending value) by the projected revenue during the year at the beginning of such period (the beginning value), then (ii) raising this to an exponent of one divided by the number of years in such period and (iii) subtracting one from the result.

(2)

Projected Gross Margin, which is expressed as a percentage, is calculated by (i) subtracting the projected cost of revenue during a given year from the projected revenue during such year and (ii) dividing the result by the projected revenue during a given year.

(3)

Projected EBITDA Margin, which is expressed as a percentage, is calculated by dividing projected EBITDA during a given year by projected revenue during such year. Projected EBITDA (earnings before interest, tax, depreciation and amortization) was calculated as projected net income for such year, as adjusted for the projected effects of net interest income/expense, income tax expenses or benefits, depreciation and amortization and certain other items that are not considered for evaluating ongoing operating performance, in each case for the applicable year. These other items include, among other things, impairment of goodwill, intangible and other assets, expenses incurred in connection with the Business Combination, and other non-recurring transaction costs and expenses. Projected EBITDA Margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Satisfaction of the 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by PCCT have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money valuation of $125 million for Spectaire compared to the approximately $25 million in the Trust Account, the PCCT Board determined that this requirement was met. The PCCT Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was in the best interests of PCCT and its shareholders and appropriately reflected Spectaire’s value. In reaching this determination, the PCCT Board considered several factors including those identified in “—The PCCT Board’s Reasons for Approval of the Merger.” The PCCT Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Spectaire met this requirement.

Interests of PCCT’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination

In considering the recommendation of the PCCT Board to vote in favor of approval of the Proposals, shareholders should keep in mind that the Sponsor and its affiliates and PCCT’s directors and officers have interests in such Proposals that are different from or in addition to (and which may conflict with) those of PCCT shareholders. PCCT shareholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

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The Sponsor paid an aggregate of $10,075,000 for its purchases of the Founder Shares and the Private Placement Warrants. Prior to PCCT’s Initial Public Offering, the Sponsor purchased 7,187,500 Founder Shares for an aggregate purchase price of $25,000 and later surrendered 1,437,500 Founder Shares for no consideration, resulting in 5,750,000 Founder Shares outstanding. Simultaneously with the consummation of the Initial Public Offering, the Sponsor purchased 10,050,000 Private Placement Warrants for an aggregate purchase price of $10,050,000 in a private placement. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Business Combination with Spectaire or another business combination is not consummated within the Completion Window, PCCT will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the PCCT Board, dissolving and liquidating. In such event, the 5,750,000 Founder Shares held by the Initial Shareholders would be worthless because the Initial Shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Additionally, in such event, the 10,050,000 Private Placement

Warrants will also expire worthless. The Founder Shares had an aggregate market value of $[●] based upon the closing price of $[●] per share of PCCT Class A Ordinary Shares on Nasdaq on the PCCT Record Date. The Private Placement Warrants had an aggregate market value of approximately $[●] based upon the closing price of $[●] per Public Warrant on the Nasdaq on the PCCT Record Date.

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In order to finance transaction costs in connection with a business combination, the Sponsor, members of the PCCT founding team or any of their affiliates may, but are not obligated to (other than pursuant to the Working Capital Note), make certain working capital loans as may be required. On January 10, 2023, PCCT issued to the Sponsor a Working Capital Note, effective as of December 7, 2022, pursuant to which the Sponsor agreed to provide PCCT up to an aggregate of $2,500,000 in loans for working capital purposes. The Working Capital Note is non-interest bearing and becomes due and payable in full by PCCT upon the earlier of (i) August 7, 2023 and (ii) the consummation of a business combination. Up to $2,500,000 of the unpaid principal balance of the Working Capital Note may converted, at the Sponsor’s election, into redeemable warrants to purchase PCCT Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. As of December 31, 2022, there was an outstanding balance of $25,000 under the Working Capital Note. If PCCT does not complete a business combination by the earlier of the Completion Window and August 7, 2023, there will not be sufficient assets to repay the outstanding balance under the Working Capital Note, and the Working Capital Note will be worthless.

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On October 31, 2022, in connection with the Initial Extension, PCCT issued to the Sponsor an Extension Note in the aggregate principal amount of up to $720,000. On April 10, 2023, in connection with the Second Extension, the Extension Note was amended and restated to, among other things, increase the aggregate principal amount available thereunder from $720,000 to $1,200,000. Pursuant to the Extension Note, as amended, the Sponsor has agreed that it will continue to contribute to the Trust Account as a loan $0.04 for each Public Share that was not redeemed in connection with the Second Extension for each month (or pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the Sponsor having made aggregate Contributions of $1,200,000. The unpaid principal balance under the Extension Note is non-interest bearing and becomes due and payable in full upon the earlier of (i) the date by which PCCT must consummate a business combination and (ii) immediately upon consummation of a business combination. Up to $1,200,000 of any unpaid principal amount outstanding under the Extension Note may be converted, at the Sponsor’s election, into Extension Warrants at a conversion price of $1.00 per warrant and on terms identical to the Private Placement Warrants. As of December 31, 2022, there was an outstanding balance of $196,631 under the Extension Note. The PCCT Board will have the sole discretion whether to continue extending for additional months until $1,200,000 in the aggregate has been loaned, and if the PCCT Board determines not to continue extending for additional months, the Sponsor’s obligation to make additional Contributions will terminate. If this occurs, PCCT would wind up its affairs and redeem 100% of the outstanding Public Shares in accordance with the procedures set forth in the PCCT Governing Documents. In the event that a business combination does not close by the Completion Window and PCCT winds up, there will not be sufficient assets to repay the outstanding balance under the Extension Note, and the Extension Note will be worthless.

•

There will be no finder’s fees, reimbursements or cash payments made by PCCT to the Sponsor or PCCT’s officers or directors, or PCCT’s or any of their affiliates, for services rendered to PCCT prior to or in connection with the completion of the Business Combination, other than payment of the amount described below for office space, utilities, administrative and support services described below and repayments of the Working Capital Note and the Extension Note as described below. PCCT’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PCCT’s behalf, such as identifying and investigating possible business targets and business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on PCCT’s behalf. However, if PCCT fails to consummate a business combination by the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly,

PCCT may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. As of December 31, 2022, $84,807.85 was outstanding in out-of-pocket expense reimbursements. Additionally, under the Administrative Services Agreement, the Sponsor is entitled to $10,000 per month for office space, utilities, administrative and support services provided to PCCT’s management team, which commenced on January 21, 2021 and will continue through the earlier of consummation of a business combination and PCCT’s liquidation. For the year ended December 31, 2022, $120,000 of administrative support expenses were incurred and $100,000 were paid. For the period from January 21, 2021 (inception) through December 31, 2021, $20,000 of administrative support expenses were incurred. As of December 31, 2022 and 2021, $20,000 and $20,000, respectively, related to the Administrative Services Agreement was recorded in accounts payable—related party.

•

PCCT’s existing directors and officers will be eligible for continued indemnification and continued coverage under PCCT’s directors’ and officers’ liability insurance after the Business Combination pursuant to the Merger Agreement.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed, under the Letter Agreement, dated October 27, 2021, among PCCT, the Sponsor and PCCT’s officers and directors, to indemnify and hold harmless PCCT against any and all losses, liabilities, claims, damages and expenses to which PCCT may become subject as a result of any claim by (i) any third party for services rendered or products sold to PCCT or (ii) a prospective target business with which PCCT has entered into an acquisition agreement; provided that such indemnification of PCCT by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to PCCT or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of PCCT Class A Ordinary Shares or (ii) such lesser amount per PCCT Class A Ordinary Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under PCCT’s indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. If PCCT consummates the Business Combination, on the other hand, PCCT will be liable for all such claims.

•

Pursuant to the Sponsor Support Agreement, the Sponsor and certain of PCCT’s directors have agreed to, subject to certain exceptions, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

•

Subject to certain limited exceptions, the NewCo Common Stock will not be transferrable following the Closing until the date that is 365 days after the Closing, or upon the price of NewCo Common Stock reaching $12.00 for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing. The Private Placement Warrants will not be transferable until 30 days following the Closing.

•	The Sponsor and PCCT’s directors would hold the following number of shares of NewCo Common Stock, on a fully diluted basis, at the Closing of the Business Combination:

Name of Person/Entity	Number of Shares of NewCo Common Stock(1)	Value of Shares(2)
Perception Capital Partners II LLC (the sponsor)	19,410,000	$194,100,000
Scott Honour (3)	19,410,000	$194,100,000
Marcy Haymaker(3)	19,410,000	$194,100,000
Omer Keilaf	30,000	$300,000
Thomas J. Abood	30,000	$300,000
R. Rudolph Reinfrank	30,000	$300,000

(1)

Assumes that (i) the Initial Shareholders exercise the 10,050,000 Private Placement Warrants, (ii) the Sponsor exercises its option to convert up to $2,500,000 of the unpaid principal balance on the Working Capital Note into up to 2,500,000 redeemable warrants and exercises such warrants; and (iii) the Sponsor exercises its option to convert up to $1,200,000 of the unpaid principal balance on the Extension Note to 1,200,000 Extension Warrants and exercises such warrants. Includes shares that may be issued but are not presently outstanding and, as such, differs from the share counts shown or assumed in the sections entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Comparative Share Information,” which sections are limited to shares that are presently issued and outstanding.

(2)	Assumes a value of $10.00 per share, the deemed value of the PCCT Class A Ordinary Share in the Business Combination.
(3)

Perception Capital Partners II LLC is the record holder of the PCCT Class B Ordinary Shares reported herein. Certain members of PCCT’s management team, including each of its officers, are indirect members of the Sponsor. The Sponsor is controlled by Perception Capital Partners LLC, which is controlled by Northern Pacific Group, L.P. Scott Honour and Marcy Haymaker may be deemed to beneficially own shares held by the Sponsor by virtue of their indirect shared control over the Sponsor. Each of Scott Honour and Marcy Haymaker disclaims beneficial ownership of PCCT Ordinary Shares held by the Sponsor.

•

Certain of PCCT’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of PCCT’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. PCCT does not believe, however, that any fiduciary duties or contractual obligations of its officers or directors would materially undermine PCCT’s ability to complete a business combination. The Existing Articles provide that PCCT renounces any interest or expectancy in, or in being offered, any corporate opportunity offered to any director or officer, but no director or officer of PCCT has any duty, except and to the extent expressly assumed by contract, to communicate or offer any such corporate opportunity to PCCT and shall not be in breach of any fiduciary duty as a director or officer, solely by reason of fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to PCCT. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. However, PCCT does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

•

Following the completion of the Business Combination, James Sheridan, Co-President of PCCT, and Tao Tan, Co-President of PCCT, will be members of the NewCo Board. As such, in the future, James Sheridan and Tao Tan will receive any cash fees, stock options or stock awards that the NewCo Board determines to pay to its directors following the completion of the Business Combination.

Given the interests described above, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the NewCo Common Stock trades below the price initially paid for the PCCT Units in the

Initial Public Offering and the Public Shareholders experience a negative rate of return following the completion of the Business Combination. Thus, the Sponsor and its affiliates may have more of an economic incentive for PCCT to, rather than liquidate if it fails to complete an initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Shareholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

Interests of Spectaire’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the PCCT Board in favor of approval of the Business Combination Proposal, you should keep in mind that Spectaire’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), those of PCCT shareholders and Spectaire’s stockholders generally. The Spectaire board of directors was aware of such interests during its deliberations on the merits of the Business Combination. These interests include, among other things, the interests listed below:

•

Certain of Spectaire’s directors and executive officers are expected to become directors and/or executive officers of NewCo upon the Closing. Specifically, the following individuals who are currently executive officers of Spectaire are expected to become executive officers of NewCo upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Brian Semkiw	Chief Executive Officer, Director Nominee
Brian Hemond	Chief Scientific Officer, Director Nominee
Leonardo Fernandes	Chief Financial Officer
Chris Grossman	Chief Commercial Officer
Rui Mendes	Chief Information Officer

•

Upon the Closing, Brian Semkiw, Chief Executive Officer and Director of Spectaire, Brian Hemond, Chief Scientific Officer and Director of Spectaire, and Dr. Jörg Mosolf, Director of Spectaire are expected to become members of the NewCo Board. In addition to these current members of Spectaire’s board of directors, other parties are being evaluated to become members of the NewCo Board upon the Closing.

•

Certain of Spectaire’s executive officers and directors as of the date of the Merger Agreement held shares of Spectaire Common Stock. The holding of such Spectaire Common Stock by such executive officers and directors as of the date of the Merger Agreement is set forth in the table below.

Executive Officers and Directors	Common(1)	Preferred(1)
Brian Hemond	3,400,000
Dr. Ian Hunter	3,400,000
Jörg Mosolf(2)		2,800,000
Brian Semkiw	3,500,000

(1)	As of January 24, 2023, Spectaire’s total capitalization included 19,436,932 fully-diluted shares.
(2)	Held through MLabCapital GmbH.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although PCCT will acquire all of the outstanding equity interests of Spectaire in the Business Combination, PCCT will be treated as the “acquired” company and Spectaire will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Spectaire issuing stock for the net assets of PCCT, accompanied by a recapitalization. The net assets of PCCT will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Spectaire.

Spectaire has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•	Spectaire’s existing stockholders will have the greatest voting interest in the Combined Company;

•	Spectaire’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Combined Company;

•	Spectaire will comprise the ongoing operations of the Combined Company; and

•	Spectaire’s existing senior management will be the senior management of the Combined Company.

Restrictions on the Sale of Shares of NewCo Common Stock Received in the Business Combination

Following the completion of the Business Combination, any holders of PCCT Ordinary Shares will become holders of NewCo Common Stock. The securities laws restrict the resale of securities that are deemed to be “restricted” securities. Restricted securities are securities which are acquired in an unregistered, private sale from the issuing company or from an affiliate of the issuing company. Affiliates are people or entities who control, are controlled by, or are under common control with the issuer. There are no restrictions on resale of securities that are not restricted securities. Securities sold by PCCT to the public in the Initial Public Offering are not restricted securities.

Rule 144 under the Securities Act (“Rule 144”) provides a safe harbor for the resale of securities. Rule 144 provides that a person who has beneficially owned restricted NewCo Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of NewCo at the time of, or at any time during the three months preceding, a sale and (ii) NewCo satisfies the requirements for former shell companies described below.

Persons who have beneficially owned restricted shares of NewCo Common Stock for at least six months but who are affiliates of the NewCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of the shares of NewCo Common Stock then outstanding; or

•	the average weekly reported trading volume of NewCo Common Stock during the four calendar weeks preceding the filing of a notice on Rule 144 with respect to the sale.

Sales by affiliates of NewCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about NewCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of restricted securities issued by shell companies such as PCCT or for NewCo (which was previously a special purpose acquisition company, and therefore a shell company). However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company (which NewCo will cease to be upon completion of the Business Combination);

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (which NewCo will be following the Business Combination);

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

In addition to potential sales pursuant to Rule 144, holders of restricted shares may be able to sell pursuant to an effective registration statement.

NewCo Warrants

Following the Business Combination, any Public Shareholder who exercises publicly traded warrants will receive shares that are not restricted securities. With respect to warrants that are restricted securities, if the holder exercises the warrant for cash, a new Rule 144 holding period applies with respect to such shares. Instead, if the warrant is exercised without cash (i.e. cashless exercise), the holding period of the warrant can be tacked to the received common stock for purposes of Rule 144. In addition, warrants that are restricted securities may be sold pursuant to Rule 144 in the same manner and subject to the same conditions as set forth therein.

No Appraisal Rights

Holders of PCCT Class A Ordinary Shares are not entitled to appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act or under the DGCL.

PUBLIC TRADING MARKETS

The PCCT Class A Ordinary Shares are listed on the Nasdaq under the symbol “PCCT.” The Public Warrants are listed on the Nasdaq under the symbol “PCCTW.” The PCCT Units are listed on Nasdaq under the symbol “PCCTU.” Following the Business Combination, NewCo Common Stock (including common stock issuable in the Business Combination) and NewCo Warrants are expected to be listed on the Nasdaq under the symbols “SPEC” and “SPECW,” respectively. PCCT Units will be delisted and deregistered following the Closing.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about PCCT or Spectaire. Such information can be found elsewhere in this proxy statement/prospectus.

The Merger Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement and not to provide any other factual information regarding PCCT or Spectaire, or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Structure of the Business Combination

On January 16, 2023, PCCT entered into the Merger Agreement with Merger Sub and Spectaire, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Spectaire, the separate corporate existence of Merger Sub will cease and Spectaire will be the surviving corporation and a direct wholly-owned subsidiary of PCCT and NewCo following the Closing and (ii) PCCT will change its name to Spectaire Holdings Inc.

Prior to and as a condition of the Merger, pursuant to the Domestication, PCCT will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which PCCT’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. See the section entitled “Proposal No. 2—The Domestication Proposal” for more information.

Immediately prior to the Effective Time, (a) the aggregate amount of each outstanding Spectaire Convertible Note, including all outstanding principal and interest accrued but unpaid thereon at the time of the conversion, will convert into shares of Spectaire Common Stock (such conversion, the “Spectaire Note Conversion”) and (b) each share of Spectaire Preferred Stock will convert into one share of Spectaire Common Stock (such conversion, the “Spectaire Preferred Conversion” and, together with the Spectaire Note Conversion, the “Spectaire Security Conversion”).

Merger Consideration; Conversion of Shares

Aggregate Merger Consideration

As a result of and upon the Closing, among other things, the Spectaire Stockholders will receive aggregate consideration of: (i) a number of shares of NewCo Common Stock equal to the difference of (A) the quotient obtained by dividing (x) the difference of (a) $125,000,000 minus (b) the Aggregate Cash Consideration by (y) $10.00 minus (B) the Spectaire Award Shares (the “Aggregate Stock Consideration”); (ii) the lesser of (A) $6,250,000 and (B) the amount by which the Available Cash immediately after the Business Combination exceeds $5,000,000 (provided that the Aggregate Cash Consideration will be zero if Available Cash is less than $5,000,000) (the “Aggregate Cash Consideration”); and (iii) up to 7,500,000 additional shares of NewCo Common Stock which may be issued in three equal tranches upon the volume-weighted price per share of NewCo Common Stock equaling or exceeding $15.00, $20.00 or $25.00 for at least 20 trading days in any consecutive 30-day trading period within the five-year period following the Closing (“Spectaire Earnout Shares”).

Conversion of Shares

At the Effective Time, all shares of Spectaire Common Stock issued and outstanding immediately prior to the Closing (after giving effect to the Spectaire Security Conversion, but excluding (i) shares subject to Spectaire Options and Spectaire RSUs, (ii) Spectaire Restricted Shares, (iii) any Treasury Shares and (iv) any Dissenting Shares) will be canceled and converted into the right to receive a portion of the Aggregate Merger Consideration.

At the Effective Time, each Spectaire Option will convert into (1) an option to purchase shares of NewCo Common Stock upon substantially the same terms and conditions as are in effect with respect to the corresponding Spectaire Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, with adjustments based on the Exchange Ratio; and (2) the right to receive its pro rata portion of the Spectaire Earnout Shares.

At the Effective Time, each Spectaire RSU will convert into (1) a restricted stock unit relating to shares of NewCo Common Stock upon substantially the same terms and conditions as are in effect with respect to such Spectaire RSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, with adjustments based on the Exchange Ratio; and (2) the right to receive its pro rata portion of the Spectaire Earnout Shares.

At the Effective Time, each Spectaire Restricted Share will convert into (1) an award of restricted shares of NewCo Common Stock upon substantially the same terms and conditions as are in effect with respect to such award of Spectaire Restricted Shares immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, with adjustments based on the Exchange Ratio; and (2) the right to receive its pro rata portion of the Spectaire Earnout Shares.

Earnout Shares

Within the Earnout Period, PCCT will issue to the Eligible Spectaire Equityholders, in accordance with their respective pro rata shares, 7,500,000 additional shares of NewCo Common Stock which may be issued in three equal tranches upon the volume-weighted price per share of NewCo Common Stock equaling or exceeding $15.00, $20.00 or $25.00 (each, a “Stock Price Level”) for at least 20 trading days in any consecutive 30-day trading period within the five-year period following the Closing.

In the event of a Change of Control (as defined in the Merger Agreement) during the Earnout Period that will result in the holders of NewCo Common Stock receiving a per share price that is: (i) greater than or equal to the applicable Stock Price Level required in connection with any Earnout Triggering Event, then any such Earnout Triggering Event that has not previously occurred shall be deemed to have occurred and NewCo shall issue the applicable Spectaire Earnout Shares to the Eligible Spectaire Equityholders, who shall be eligible to participate in such Change of Control; and (ii) Less than the applicable Stock Price Level required in connection with any Earnout Triggering Event that has not previously occurred, then no Spectaire Earnout Shares shall be issuable with respect to such Earnout Triggering Event in connection with or following completion of Change of Control. If, during the Earnout Period, (A) any liquidation, dissolution or winding up of NewCo is initiated, (B) any bankruptcy, dissolution or liquidation proceeding is instituted by or against NewCo, or (C) NewCo makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties, then any Spectaire Earnout Shares that have not been previously issued by NewCo shall be deemed earned and due by NewCo to the Eligible Spectaire Equityholders.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Spectaire are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of PCCT are qualified in whole or in part by a material adverse effect on the ability of PCCT to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Spectaire (“Spectaire Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Spectaire and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Spectaire to consummate the Merger.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a Spectaire Material Adverse Effect:

(a)	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally;

(c)	the taking of any action required by the Merger Agreement;

(d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate;

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)

any failure of Spectaire to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of Spectaire Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Spectaire Material Adverse Effect);

(g)

any Events generally applicable to the industries or markets in which Spectaire and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers);

(h)

the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Spectaire and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the corresponding condition to Closing);

(i)	any matter set forth on Spectaire’s disclosure letter;

(j)	any Events to the extent actually known by certain individuals identified in PCCT’s disclosure letter on or prior to the date of the Merger Agreement; or

(k)	any action taken by, or at the request of, PCCT or Merger Sub.

Any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Spectaire Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Spectaire and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Spectaire and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Spectaire and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Spectaire and its subsidiaries conduct their respective operations.

Closing and Effective Time of the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place at 7:00 a.m., Pacific Time, on the date that is two (2) business days after the first date on which all closing conditions set forth in the Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties.

Conditions to Closing of the Business Combination

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived or satisfied by the applicable parties to the Merger Agreement, the Merger may not be consummated.

There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Conditions to Each Party’s Obligations

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the approval of the Proposals by PCCT shareholders will have been obtained;

•	the approval of the Requisite Spectaire Stockholders shall have been obtained;

•

there will not be in force any law enjoining, preventing, prohibiting or making illegal the consummation of the Merger; provided that the governmental authority issuing such law has jurisdiction over the parties with respect to the transactions contemplated by the Merger Agreement;

•	PCCT will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

•	the shares of NewCo Common Stock to be issued in connection with the Merger will have been approved for listing on Nasdaq.

To facilitate the consummation of the Business Combination, on April 27, 2023, PCCT held an extraordinary general meeting pursuant to which its shareholders approved an amendment to PCCT’s then current amended and restated memorandum and articles of association to, among other things, allow PCCT to redeem PCCT Class A Ordinary Shares to the extent that such redemption would result in PCCT having net tangible assets of less than $5,000,001 (the “NTA Amendment”). As a result of PCCT’s shareholder approval of the NTA Amendment, the parties to the Merger Agreement have waived the condition to Closing under the Merger Agreement that PCCT have at least $5,000,001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act). Accordingly, PCCT may redeem Public Shares irrespective of whether, and as a result of such redemptions, PCCT’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination.

Conditions to the Obligations of Spectaire

The obligations of PCCT and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by PCCT and Merger Sub:

•

the representations and warranties of Spectaire pertaining to the capitalization of Spectaire will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•

each of the Spectaire Fundamental Representations (as defined below) (other than those portions of the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•

each of the remaining representations and warranties of Spectaire contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Spectaire Material Adverse Effect;

•	each of the covenants of Spectaire to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period); and

•

the Domestication will have been completed as contemplated by the Merger Agreement and a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Spectaire. See the section entitled “Proposal No. 2—The Domestication Proposal” for more information.

Conditions to the Obligations of PCCT and Merger Sub

The obligation of Spectaire to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Spectaire:

•

each of the representations and warranties of PCCT regarding its capitalization, as provided for in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

•

each of the other representations and warranties of PCCT contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of Merger Agreement which are contemplated or expressly permitted by Merger Agreement or the Ancillary Agreements;

•	each of the covenants of PCCT to be performed as of or prior to the Closing will have been performed in all material respects; and

•	there shall not have occurred a Spectaire Material Adverse Effect after the date of the Merger Agreement that is continuing.

Representations and Warranties

The Merger Agreement contains representations and warranties of PCCT, Merger Sub and Spectaire, certain of which are qualified by materiality and material adverse effect (as defined above) and may be further modified and limited by the disclosure letters. See “—Material Adverse Effect” for more information. The representations and warranties of PCCT are also qualified by information included in PCCT’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Spectaire

Spectaire has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Spectaire and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Spectaire benefit plans, labor relations, and employees, taxes, brokers’ fees, insurance, licenses, equipment and other tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, customers and vendors, government contracts, sufficiency of assets and no additional representations or warranties.

The representations and warranties of Spectaire identified as fundamental under the terms of the Merger Agreement are those made pursuant to: (i) the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of the Company), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “Spectaire Fundamental Representations”).

Representations and Warranties of PCCT and Merger Sub

PCCT and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listings and financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, Nasdaq stock market quotation, proxy statement, no outside reliance and no additional representations or warranties.

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Covenants

Spectaire has made covenants relating to, among other things, conduct of business, inspection, confidentiality, preparation and delivery of certain financial statements, affiliate agreements and acquisition proposals.

PCCT has made covenants relating to, among other things, employee matters, Trust Account proceeds and related available equity, Nasdaq listing, no solicitation by PCCT, PCCT’s conduct of business, post-Closing directors and officers of PCCT, the Domestication, indemnification and insurance, PCCT public filings, shareholder litigation and extensions of the deadline by which PCCT must complete a business combination.

Conduct of Business by Spectaire

Spectaire has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements, as consented to by PCCT in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, use reasonable best efforts to operate the business of Spectaire in the ordinary course consistent with past practice.

During the Interim Period, Spectaire has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement or Ancillary Agreements, including the Spectaire disclosure letter thereto, as consented to by PCCT in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•	change or amend the governing documents of Spectaire or any of Spectaire’s subsidiaries or form or cause to be formed any new subsidiary of Spectaire;

•	make or declare any dividend or distribution to stockholders of Spectaire or make any other distributions in respect of any of Spectaire’s capital stock or equity interests;

•

split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Spectaire’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Spectaire that remains a wholly owned subsidiary of Spectaire after consummation of such transaction;

•

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Spectaire or its subsidiaries, except for (i) the acquisition by Spectaire or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Spectaire Options or Spectaire RSUs) of Spectaire or its subsidiaries in connection with the forfeiture or cancellation of such interests, including, for the avoidance of doubt, redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, (ii) transactions between Spectaire and any wholly owned subsidiary of Spectaire or between wholly owned subsidiaries of Spectaire, (iii) the acquisition by Spectaire of shares of Spectaire Common Stock in connection with the surrender of shares of Spectaire Common Stock by holders of Spectaire Options in order to pay the exercise price of Spectaire Options, and (iv) the withholding of shares of Spectaire Common Stock to satisfy tax obligations with respect to Spectaire Options or Spectaire RSUs;

•

enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any real property lease, other than in the ordinary course of business consistent with past practice or as required by law;

•

sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Spectaire or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among Spectaire and its wholly owned subsidiaries or among its wholly owned subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

•	acquire any ownership interest in any real property;

•

other than as required by law, an existing Spectaire benefit plan or certain contractual obligations, (i) grant any severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of Spectaire or any of Spectaire’s subsidiaries, (iii) hire or engage, or make an offer to hire or engage, any employee or individual independent contractor with an annual base compensation of $100,000 or more, (iv) terminate the employment or engagement of any employee or individual independent contractor with an annual base compensation of $100,000 or more, other than terminations for cause or due to death or disability, (v) terminate, adopt, enter into or materially amend any Spectaire benefit plan, (vi) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (vii) establish any trust or take any other action to secure the payment of any compensation payable by the Spectaire or any of the Spectaire’s subsidiaries, (viii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Spectaire or any of the Spectaire’s subsidiaries or (ix) grant any equity or equity-based compensation to any employee or other individual service provider of the Spectaire or any of its subsidiaries;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Spectaire or any subsidiary of Spectaire or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another person, the sum of (i) and (ii) not to be in excess of $2,000,000 in the aggregate, in in each case, other than (x) in the ordinary course of business consistent with past practice and (y) as between Spectaire and its subsidiaries;

•

(i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement (other than any such agreement solely between Spectaire and its existing subsidiaries and customary commercial contracts (or contracts entered into in the ordinary course of business) not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes;

•

take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•

discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $500,000, except as such obligations become due;

•

issue any additional shares of Spectaire Capital Stock or securities exercisable for or convertible into Spectaire Capital Stock, other than the issuance of Spectaire Options, Spectaire RSUs and/or Spectaire Common Stock upon the exercise or settlement of Spectaire Options or Spectaire RSUs in the ordinary course of business under the Spectaire Incentive Plan and applicable award agreement;

•

adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Spectaire or its subsidiaries (other than the Merger);

•

waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•

assign, transfer, pledge, sell, license or sublicense to any person rights to any intellectual property that is material to Spectaire and its subsidiaries, or dispose of, abandon or permit to lapse any rights to any intellectual property that is material to Spectaire and its subsidiaries except for the expiration of Spectaire-owned intellectual property in accordance with the applicable statutory term or for the grant of non-exclusive licenses in the ordinary course of business, consistent with past practice;

•	deliver, license or make available to any escrow agent or other person source code for any software owned or purported to be owned by Spectaire or any of its subsidiaries;

•

modify in any material respect any of the privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (i) to remediate any security issue, (ii) to enhance data security or integrity, (iii) to comply with applicable law, or (iv) as otherwise directed or required by a governmental authority;

•

disclose or agree to disclose to any person (other than PCCT or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of Spectaire or any of its subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

•	make or commit to make capital expenditures in an amount greater than $1,000,000 in the aggregate;

•

manage Spectaire’s and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

•

other than as required by applicable law, modify, enter into or extend any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization, works council or group of employees of Spectaire or its subsidiaries, or recognize or certify any labor union, labor organization, works council or group of employees of Spectaire or its subsidiaries as the bargaining representative for any employees of Spectaire or its subsidiaries;

•	terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of Spectaire and its subsidiaries, taken as a whole;

•	waive the restrictive covenant obligations of any current or former employee of Spectaire or any of Spectaire’s subsidiaries;

•

(i) limit the right of Spectaire or any of Spectaire’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Spectaire and its subsidiaries, taken as a whole;

•

terminate without replacement or amend in a manner materially detrimental to Spectaire and its subsidiaries, taken as a whole, any insurance policy insuring the business of Spectaire or any of Spectaire’s subsidiaries; or

•	enter into any agreement to do any action specified above.

Conduct of Business by PCCT and Merger Sub

PCCT has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including in connection with any financing arrangement or efforts, in connection with the Domestication or as consented to by Spectaire in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied)), operate its business in the ordinary course and consistent with past practice.

During the Interim Period, PCCT has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including in connection with any financing arrangement or efforts and in connection with the Domestication) or the Ancillary Agreements, as consented to by Spectaire in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•	change, modify or amend the Trust Agreement or the governing documents of PCCT or Merger Sub, except as otherwise contemplated by the Proposals;

•

(i) make or declare any dividend or distribution to the shareholders of PCCT or make any other distributions in respect of any of PCCT’s or Merger Sub’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of PCCT’s or Merger Sub’s capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of PCCT or Merger Sub other than a redemption of shares of PCCT Class A Ordinary Shares effected in connection with the Merger;

•

(i) make or change any material election in respect of material taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law) with any governmental authority in respect of material taxes or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes;

•

take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent either the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•

other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of PCCT or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

except as contemplated by the NewCo Equity Incentive Plan or required by applicable law, enter into, adopt or amend any PCCT benefit plan, or enter into any employment contract or collective bargaining agreement that would cover employees of PCCT or its subsidiaries following the Closing;

•

incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Spectaire or any of Spectaire’s subsidiaries or guaranty any debt security of another person, or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than any indebtedness for borrowed money or guarantee (i) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (ii) incurred between PCCT and Merger Sub or (iii) in respect of any working capital loan in an aggregate not to exceed $2,500,000;

•

(i) issue any securities of PCCT or securities exercisable for or convertible into securities of PCCT, other than the issuance (x) of the Aggregate Stock Consideration, (y) of PCCT options, RSUs and restricted shares in connection with the Business Combination, and (z) in connection with the Forward Purchase Agreement or any financing arrangement or efforts, (ii) grant any options, warrants or other equity-based awards with respect to securities of PCCT, not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any PCCT Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•	enter into any agreement to do any of the above actions specified above.

Other Covenants

The Merger Agreement also contains additional covenants of the parties, including, among other things, covenants providing for:

Other Covenants of PCCT

•	PCCT to approve and adopt the NewCo Equity Incentive Plan, in a form to be mutually agreed upon between PCCT and Spectaire;

•

PCCT to take certain actions so that the trust amount in the Trust Account will be released from the Trust Account and so that the Trust Account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•	during the Interim Period, PCCT to ensure PCCT remains listed as a public company on Nasdaq and obtain approval for the listing of NewCo Common Stock on Nasdaq from and after the Effective Time;

•

during the Interim Period, PCCT not, and to cause its subsidiaries not to, and to instruct its and their representatives not to, (i) (x) make any proposal or offer that constitutes an alternative transaction or proposed transaction, (y) initiate any discussions or negotiations with any person with respect to such alternative transaction or proposed transaction or (z) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to such alternative transaction or proposed transaction, in each case, other than to or with Spectaire and its respective representatives and (ii) to immediately cease and terminate any such negotiations ongoing as of the date of the Merger Agreement;

•

PCCT to take all such action within its power, subject to the PCCT Governing Documents, so that immediately following the Effective Time, the NewCo Board shall consist of seven (7) directors, which shall initially include (i) two (2) director nominees, each of whom shall be independent directors for the purposes of Nasdaq, to be designated by PCCT and (ii) five (5) director nominees to be designated by Spectaire;

•

subject to approval of the PCCT shareholders, cause the Domestication to become effective prior to the Effective Time (see the section entitled “Proposal No. 2—The Domestication Proposal” for more information);

•	PCCT to provide customary indemnification of, and provision of insurance with respect to, former and current officers and directors of PCCT and Spectaire and each of their respective subsidiaries;

•

during the Interim Period, PCCT to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•

prior to the Closing Date, PCCT to promptly notify and keep Spectaire reasonably informed of the status of any litigation brought or, to PCCT’s knowledge, threatened in writing against PCCT or its board of directors by any of PCCT shareholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Spectaire with the opportunity to participate in, but not control, the defense of such litigation, give due consideration to Spectaire’s advice with respect to such litigation and will not settle or any such litigation without the prior written consent of Spectaire’s (such consent not to be unreasonably withheld, conditioned or delayed);

•

if the proxy statement relating to a meeting of PCCT shareholders has not been mailed by March 1, 2023, PCCT to prepare and file a proxy statement to seek the approval of its shareholders to amend the PCCT Governing Documents and the Trust Agreement to extend the time period for PCCT to consummate its initial business combination to a date at least three months thereafter as may be agreed in writing by PCCT and Spectaire;

•	PCCT to take certain actions to obtain the requisite approval of the Proposals;

Other Covenants of Spectaire

•	Spectaire to grant PCCT access to its employees and facilities during the Interim Period;

•

Spectaire to use reasonable best efforts to deliver to PCCT, as soon as reasonably practicable, the financial statements (and any auditors report thereon) required by the rules and regulations of the SEC, the Exchange Act and the Securities Act to be included in this proxy statement/prospectus and any other filings to be made by Spectaire or PCCT with the SEC in connection with the transactions contemplated by the Merger Agreement;

•	Spectaire to take all actions necessary to terminate certain related party agreements in a manner such that the surviving company has no liability or obligation following the Effective Time;

•

during the Interim Period, Spectaire not to, and to use reasonable best efforts to cause its representatives to not to, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction;

•	Spectaire to prepare and distribute a notice of action by written consent and appraisal rights to the Spectaire Stockholders who did not executed and deliver the Spectaire Stockholder Written Consent;

Joint Covenants of PCCT and Spectaire

•

each of PCCT and Spectaire to cooperate and use their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable

Laws to consummate the transactions contemplated by the Merger Agreement reasonably promptly after the date thereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities necessary to consummate the transactions contemplated by the Merger Agreement;

•	each of PCCT and Spectaire to jointly prepare and PCCT to file with the SEC this proxy statement to be sent to PCCT shareholders relating to the Special Meeting;

•

each of PCCT and Spectaire to, and to cause their respective subsidiaries to, use reasonable best efforts to obtain all material consents and approvals of third parties that any of PCCT, Spectaire, or their respective affiliates are required to obtain in order to consummate the Merger;

•	each of PCCT and Spectaire to take certain actions to effect the Intended Tax Treatment (as defined in the Merger Agreement);

•

each of Spectaire and PCCT to, prior to the Closing, take all such steps as may be required to cause any dispositions of shares of Spectaire Common Stock or acquisitions of shares of PCCT Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule B-3 promulgated under the Exchange Act;

•

each of PCCT and Spectaire to, and to cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement; and

•

in connection with a Financing Transaction (as defined in the Merger Agreement), Spectaire to lend the Loan Amount to PCCT and PCCT to issue an unsecured promissory note with an aggregate principal amount equal to the Loan Amount to Spectaire, in each case, in a form to be mutually agreed upon between PCCT and Spectaire.

Termination

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•	by written consent of Spectaire and PCCT;

•

by Spectaire or PCCT if any governmental authority has enacted, issued, promulgated, enforced or entered any governmental order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger;

•

by Spectaire if the Condition Precedent Approvals will not have been obtained by reason of the failure to obtain the required vote at a meeting of PCCT shareholders duly convened therefor or at any adjournment or postponement thereof;

•	by Spectaire if there has been a modification in recommendation of the PCCT Board with respect to any of the Proposals;

•

prior to the Closing, by written notice to Spectaire from PCCT in the event of certain uncured breaches on the part of Spectaire, except if the breach by Spectaire is curable by Spectaire through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Spectaire of notice from PCCT of such breach, but only as long as Spectaire continues to use its respective reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall be effective only if such breach is not cured within the thirty-day period;

•	by PCCT, if Spectaire shall not have obtained the Spectaire Stockholder Written Consent by 11:59 p.m., Eastern Time, on the second business day after the date of the Merger Agreement;

•

prior to the Closing, by written notice to PCCT from Spectaire in the event of certain uncured breaches on the part of PCCT or Merger Sub, except if the breach by PCCT is curable by PCCT through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by PCCT of notice from Spectaire of such breach, but only as long as PCCT continues to use its respective reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall be effective only if such breach is not cured within the thirty-day period; or

•

by PCCT or Spectaire if any of the conditions to the Closing have not been satisfied or waived prior to May 1, 2023 (or, if any extension is approved by the PCCT shareholders, the date by which PCCT must complete the business combination as approved by the PCCT shareholders).

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Spectaire, PCCT or Merger Sub, as the case may be, for any willful breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement that will survive any termination of the Merger Agreement.

If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, PCCT will, upon the consummation of the Merger and release of proceeds from the Trust Account, pay or cause to be paid all accrued and unpaid transaction expenses of Spectaire and pay or cause to be paid all accrued transaction expenses of PCCT or its affiliates (including the Sponsor). PCCT and Spectaire will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.

Waiver; Amendments

No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

OTHER AGREEMENTS

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, NewCo, the Sponsor, certain of PCCT’s directors and officers and the Spectaire Stockholders will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which NewCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of NewCo Common Stock and other equity securities of NewCo that are held by the parties thereto from time to time.

A copy of the Registration Rights Agreement is attached hereto as Annex C and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Registration Rights Agreement in its entirety.

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, NewCo will enter into lock-up agreements with (i) the Sponsor, (ii) certain of PCCT’s directors and officers and (iii) and the Spectaire Stockholders, restricting the transfer of NewCo Common Stock, Private Placement Warrants and any shares of NewCo Common Stock underlying the Private Placement Warrants from and after the Closing. The restrictions under the lock-up agreements (1) with respect to the NewCo Common Stock, begin at the Closing and end on (a) in the case of the Sponsor and certain of PCCT’s directors and officers, the date that is 365 days after the Closing, or upon the price of NewCo Common Stock reaching $12.00 for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing, and (b) in the case of certain Spectaire Stockholders, the date that is 180 days after the Closing, and (2) with respect to the Private Placement Warrants and any shares of NewCo Common Stock underlying the Private Placement Warrants, the date that is 30 days after the Closing.

A copy of the Lock-Up Agreement is attached hereto as Annex D and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Lock-Up Agreement in its entirety.

Sponsor Support Agreement

On January 16, 2023, PCCT entered into the Sponsor Support Agreement, pursuant to which the Sponsor and certain of PCCT’s directors agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

The Sponsor Support Agreement will terminate and be of no further force or effect upon the earliest of (i) the Expiration Time, (ii) the liquidation of PCCT and (iii) the written agreement of PCCT, the Sponsor and Spectaire.

A copy of the Sponsor Support Agreement is attached hereto as Annex B and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Sponsor Support Agreement in its entirety.

Spectaire Stockholder Written Consent

In connection with the execution of the Merger Agreement, each of the Requisite Spectaire Stockholders delivered written consent approving the Merger Agreement and the related agreements and transactions contemplated thereby. The execution and delivery of the Spectaire Stockholder Written Consent constituted approval by the Requisite Spectaire Stockholders of the Business Combination at the time of such delivery.

Forward Purchase Agreement

On January 14, 2022, PCCT and Meteora entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends but is not obligated to purchase up to a maximum of 2,457,892 PCCT Class A Ordinary Shares, through brokers in the open market or directly from Public Shareholders (other than PCCT or its affiliates) who have elected to redeem such Public Shares in connection with the Business Combination for purposes of reversing such redemption elections. Purchases of Recycled Shares by Meteora will be made after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid by PCCT in connection with the Business Combination.

The Forward Purchase Agreement provides that, not later than the Prepayment Date, PCCT will pay into an escrow account, out of funds held in the Trust Account, a Prepayment Amount equal to the product of the number of Recycled Shares and the Initial Price, less 1% of the Shortfall Amount. In addition to the Prepayment Amount, PCCT shall pay directly from the Trust Account on the Prepayment Date, an amount equal to the product of the 150,000 Share Consideration Shares and the Initial Price. Meteora has agreed to waive any redemption rights in connection with the Business Combination with respect to the Recycled Shares. Such waiver may reduce the number of PCCT Class A Ordinary Shares redeemed in connection with the Business Combination, which reduction could alter the perception of the potential strength of the Business Combination.

From time to time following the Closing and prior to the Maturity Date, being the earliest to occur of (a) the first anniversary of the Closing (or, upon the mutual written agreement of PCCT and Meteora, 18 months following the Closing) and (b) the date specified by Meteora in a written notice to be delivered to PCCT at Meteora’s discretion after the occurrence of a Seller Price Trigger Event or a Delisting Event (each as defined in the Forward Purchase Agreement), Meteora may, in its sole discretion, sell some or all of the Recycled Shares. On the last trading day of each calendar month following the Business Combination, in the event that Meteora has sold any Recycled Shares (other than sales to recover the Shortfall Amount), an amount will be paid to PCCT from the escrow account equal to the product of the number of Recycled Shares sold multiplied by the Reset Price and to Meteora from the escrow account equal to the excess of the Initial Price over the Reset Price for each sold Recycled Share. The “Reset Price” shall be set on the first scheduled trading day of each month, commencing with the first calendar month following the Closing, to be the lowest of the (b) Initial Price and (c) volume weighted average price of the NewCo Common Stock during the last 10 trading days during the prior calendar month, but not lower than $7.50; provided that to the extent that PCCT offers and sells any NewCo Common Stock or securities convertible into NewCo Common Stock at a price lower than the existing Reset Price, the Reset Price shall be modified to equal such reduced price.

At the Maturity Date, an amount equal to the Initial Price for each Matured Share shall be transferred to Meteora from the escrow account, and Meteora shall transfer the Matured Shares to PCCT. Additionally, at the Maturity Date, PCCT shall pay to Meteora an amount equal to $1.25 (or $1.75, if the Maturity Date has been extended by the mutual written agreement of PCCT and Meteora) for each Matured Share, which may be paid in cash or in shares of NewCo Common Stock at the 10-day volume weighted average price of the NewCo Common Stock.

The Break-up Fee of (i) up to $50,000 of Meteora’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement plus (ii) $500,000, shall be payable by PCCT and Spectaire to Meteora in the event that, prior to the Maturity Date, (x) the Forward Purchase Agreement is terminated by either PCCT or Spectaire (other than as a result of the termination of the Merger Agreement prior to the Closing) or (y) the NewCo Common Stock ceases to be listed on a national securities exchange or a Form 25 is filed with the SEC.

Loan Agreement

On March 31, 2023, Spectaire, as borrower, entered into the Loan Agreement with Arosa, as lender, providing for the Arosa Loan in a principal amount not to exceed $6.5 million, comprised of (i) $5,000,000 in cash of which (a) $2.0 million was funded to a deposit account of Spectaire and (b) $3.0 million was funded into the Arosa Escrow Account pursuant to an escrow agreement, dated as of March 31, 2023, by and between Spectaire and Wilmington Savings Fund Society, FSB, and (ii) Arosa caused its affiliate to transfer the Arosa Founder Units to Spectaire. Upon receipt of the Arosa Founder Units, Spectaire distributed the Arosa Founder

Units to Spectaire’s shareholders (other than Arosa and its affiliates) on a pro rata basis. Release of the Arosa Escrow Funds from the Arosa Escrow Account is subject to the satisfaction or waiver of customary conditions, including certification that all representations and warranties contained in the Loan Agreement and related documents are true and correct in all material respects.

The Arosa Loan will mature on March 27, 2024. In the event that the outstanding principal amount and the Final Payment Amount are not paid in full on the Arosa Maturity Date, the unpaid balance will accrue interest thereafter at a rate of 20.0% per annum. Upon the occurrence and during the continuance of an event of default under the Loan Agreement, all outstanding obligations under the Loan Agreement will bear interest at a rate per annum that is 5.0% greater than the rate that would otherwise be applicable under the Loan Agreement. All interest under the Loan Agreement will be computed on the basis of a 360-day year for the actual number of days elapsed.

Spectaire may prepay all, but not less than all, of the outstanding balance of the Arosa Loan at any time upon three days’ prior written notice to Arosa. Spectaire will be required to repay the outstanding principal amount of the Arosa Loan, plus the Final Payment Amount and all other sums, if any, that have become due and payable under the Loan Agreement, upon the occurrence of an event of default under the Loan Agreement, the closing of the Merger or the occurrence of a Change of Control (as defined in the Loan Agreement). In addition, upon the receipt by Spectaire or any of its subsidiaries of proceeds from an asset sale, Spectaire will be required to repay all or a portion of the outstanding principal amount of the Arosa Loan equal to the amount of the proceeds received from such asset sale.

Pursuant to the Loan Agreement, Spectaire will pay to Arosa all expenses incurred by Arosa through and after March 31, 2023 relating to the Arosa Loan, provided that Spectaire will not be required to pay any fees of counsel to Arosa incurred on or prior to March 27, 2023 in excess of $200,000.

While the Arosa Loan remains outstanding, Arosa will, subject to certain limitations, have the right to participate in any capital raise by Spectaire or any of its subsidiaries consummated on or prior to the Arosa Maturity Date.

The Loan Agreement includes customary representations, warranties and covenants of the parties for loans of this type. The Loan Agreement also contains customary events of default, including, among others, nonpayment of principal or interest by Spectaire, violations of covenants by Spectaire, Spectaire’s insolvency, material judgments against Spectaire, the occurrence of any material adverse change with respect to Spectaire, breaches by any party to that certain Exclusive Patent License Agreement, dated as of September 1, 2018, by and between Spectaire and Massachusetts Institute of Technology or the failure of Spectaire to issue the Arosa Warrants.

Spectaire, its subsidiaries and Arosa also entered into a Guarantee and Collateral Agreement providing that Spectaire’s obligations to Arosa are secured by substantially all of Spectaire’s assets and all of Spectaire’s shareholders entered into a pledge agreement with Arosa pursuant to which such shareholders pledged all of their equity interests in Spectaire to Arosa as collateral under the Arosa Loan.

On March 31, 2023, in accordance with the terms of the Loan Agreement, Spectaire agreed to issue to Arosa a warrant to purchase a number of shares of Spectaire Common Stock representing 10.0% of the outstanding number of shares of Spectaire Common Stock on a fully diluted basis as of March 31, 2023 at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement. Pursuant to the Loan Agreement, Spectaire will, upon the closing of the Merger, issue an additional warrant to Arosa to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement. Taken together after giving effect to the closing of the Merger, the shares of NewCo Common Stock underlying the Closing Date Warrant and the Additional Warrant will represent 8.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary discussion of U.S. federal income tax considerations generally applicable to holders of PCCT Class A Ordinary Shares and Public Warrants of the Domestication and exercise of redemption rights. This section applies only to PCCT shareholders that hold their PCCT Class A Ordinary Shares or Public Warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•

persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the caption heading “—Effects of Section 367 to U.S. Holders”;

•

persons that acquired our securities pursuant to an exercise of employee share options or upon payout of a restricted stock unit, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	passive foreign investment companies; or

•	holders of PCCT Class A Ordinary Shares that sell such shares to Meteora in connection with the Forward Purchase Agreement.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds PCCT Class A Ordinary Shares or Public Warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any PCCT Class A Ordinary Shares or Public

Warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of PCCT Class A Ordinary Shares or Public Warrants who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders

Any PCCT Class A Ordinary Shares that are redeemed pursuant to the redemption rights described herein will be canceled prior to the Domestication, and will not be exchanged for NewCo Common Stock pursuant to the Domestication. Accordingly, shareholders that exercise their redemption rights with respect to their PCCT Class A Ordinary Shares are not expected to be subject to the U.S. federal income tax consequences of the Domestication described below with respect to such redeemed shares.

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, PCCT will change its jurisdiction of incorporation from the Cayman Islands to Delaware.

It is intended that the Domestication qualify as an F Reorganization. Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of PCCT Class A Ordinary Shares or Public Warrants will generally not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “—Effects of Section 367 to U.S. Holders” and “—PFIC Considerations,” and the Domestication will generally be treated for U.S. federal income tax purposes as if PCCT (i) transferred all of its assets and liabilities to NewCo in exchange for all of the outstanding NewCo Common Stock and NewCo Warrants; and (ii) then distributed the NewCo Common Stock and NewCo Warrants to the holders of securities of PCCT in liquidation of PCCT. The taxable year of PCCT will be deemed to end on the date of the Domestication. The remaining discussion under this section assumes that the Domestication qualifies as an F Reorganization.

All holders considering exercising redemption rights with respect to their PCCT Class A Ordinary Shares should consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of NewCo Common Stock or NewCo Warrant received by a U.S. Holder in the Domestication will generally equal the U.S. Holder’s tax basis in the PCCT Class A Ordinary Shares or Public Warrants surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of NewCo Common Stock or NewCo Warrant received by a U.S. Holder will generally include such U.S. Holder’s holding period for the PCCT Class A Ordinary Shares or Public Warrants surrendered in exchange therefor.

However, it is unclear whether the redemption rights with respect to the PCCT Class A Ordinary Shares may prevent the holding period of the NewCo Common Stock from commencing prior to the termination of such rights.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

“U.S. Shareholders” of PCCT

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of PCCT stock entitled to vote or 10% or more of the total value of all classes of PCCT stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the PCCT Class A Ordinary Shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of PCCT Warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders should consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its PCCT Class A Ordinary Shares is the net positive earnings and profits of PCCT (as determined under Treasury Regulations under Section 367) attributable to such PCCT Class A Ordinary Shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such PCCT Class A Ordinary Shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

PCCT does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If PCCT’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its PCCT Class A Ordinary Shares. It is possible, however, that the amount of PCCT’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.

U.S. Holders that Own Less Than 10 Percent of PCCT

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) PCCT Class A Ordinary Shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its PCCT Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s PCCT Class A Ordinary Shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to NewCo Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such NewCo Common Stock over the U.S. Holder’s adjusted tax basis in the PCCT Class A Ordinary Shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its PCCT Class A Ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from PCCT establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s PCCT Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified PCCT (or NewCo) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to PCCT or NewCo no later than the date such tax return is filed. In connection with this election, PCCT intends to provide each U.S. Holder eligible to make such an election with information regarding PCCT’s earnings and profits upon request.

PCCT does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that PCCT had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its PCCT Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION AND THE CONSEQUENCES TO THEM OF MAKING AN ELECTION.

U.S. Holders that Own PCCT Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) PCCT Class A Ordinary Shares with a fair market value less than $50,000 will generally not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and will generally not be required to include any part of the all earnings and profits amount in income.

Tax Consequences for U.S. Holders of Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Effects to U.S. Holders of Exercising Redemption Rights

Any PCCT Class A Ordinary Shares that are redeemed pursuant to the redemption rights described herein will be canceled prior to the Domestication, and will not be exchanged for NewCo Common Stock pursuant to the Domestication. Accordingly, such an exercise of redemption rights is expected to be treated as a redemption of PCCT Class A Ordinary Shares that may be subject to the PFIC rules, as further discussed below.

Subject to such PFIC rules, the U.S. federal income tax consequences to a U.S. Holder of PCCT Class A Ordinary Shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its PCCT Class A Ordinary Shares will depend on whether the redemption qualifies as a sale of such shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code, as well as on whether such holder has made a timely QEF Election or mark-to-market election (each as discussed below).

The redemption of PCCT Class A Ordinary Shares will generally qualify as a sale of such shares redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only PCCT Class A Ordinary Shares actually owned by such U.S. Holder, but also shares of PCCT Class A Ordinary Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to PCCT Class A Ordinary Shares owned directly, PCCT Class A Ordinary Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any PCCT Class A Ordinary Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include PCCT Class A Ordinary Shares which could be acquired pursuant to the exercise of the Public Warrants.

The redemption of PCCT Class A Ordinary Shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of the respective entity’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of the respective entity’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. Prior to the Business Combination, the PCCT Class A Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the PCCT Class A Ordinary Shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the PCCT Class A Ordinary Shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any PCCT Class A Ordinary Shares owned by certain family members and such U.S. Holder does not constructively own any other shares of the respective entity. The redemption of PCCT Class A Ordinary Shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in the respective entity. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

Redemption Treated as a Sale Under Section 302 of PCCT Class A Ordinary Shares

If any of the tests above is satisfied, the redemption will generally be treated as sale of a U.S. Holder’s PCCT Class A Ordinary Shares. Subject to the PFIC rules discussed below, a U.S. Holder treated as selling PCCT Class A Ordinary Shares will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale and (ii) the U.S. Holder’s adjusted tax basis in the shares disposed of.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the relevant securities exceeds one year. However, it is unclear whether the redemption rights with respect to the PCCT Class A Ordinary Shares may prevent the holding period of the NewCo Common Stock from commencing prior to the termination of such rights. The deductibility of capital losses is subject to limitations.

Redemption Treated as a Distribution Under Section 301

If none of the above tests is satisfied, a redemption will be treated as a distribution under Section 301 of the Code with respect to PCCT Class A Ordinary Shares. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of PCCT’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other PCCT Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed PCCT Class A Ordinary Shares will be added to the adjusted tax basis in such holder’s remaining PCCT Class A Ordinary Shares. If there are no remaining PCCT Class A Ordinary Shares, a U.S. Holder should consult its tax advisors as to the allocation of any remaining basis.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PCCT CLASS A ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

PFIC Considerations

Following the Domestication, NewCo will not be a foreign corporation subject to the PFIC rules. However, dispositions of PCCT Class A Ordinary Shares pursuant to either an exercise of redemption rights or the Domestication may be subject to the PFIC rules, as described below.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by PCCT would be considered to be passive income and cash held by PCCT would be considered to be a passive asset.

PFIC Status of PCCT

Based upon the composition of its income and assets, and upon a review of its financial statements, PCCT believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2022 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

Effects of the PFIC Rules

As discussed above, PCCT believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If PCCT is determined to be a PFIC for any taxable year (or portion thereof) that is included in a U.S. Holder’s holding period in its PCCT Class A Ordinary Shares or Public Warrants, then such holder will generally be subject to special rules (the “Default PFIC Regime”) unless, with respect to its PCCT Class A Ordinary Shares, the U.S. Holder made (i) a timely and effective QEF election in respect of PCCT’s first taxable year as a PFIC in which the U.S. Holder held PCCT Class A Ordinary Shares, (ii) a QEF election along with a purging election, or (iii) a “mark- to-market” election, each as described below under “—QEF Election and Mark-to-Market Election” The Default PFIC Regime applies with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its PCCT Class A Ordinary Shares or Public Warrants; and

•

any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of its ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

A disposition for these purposes generally includes any redemptions pursuant to an exercise of redemption rights described in this proxy. It is also possible that, pursuant to certain proposed Treasury Regulations described below, the exchange of PCCT Class A Ordinary Shares for NewCo Common Stock in the Domestication may be a taxable disposition subject to the PFIC rules.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued NewCo Warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would generally treat certain nonrecognition exchanges such as the exchange of PCCT Class A Ordinary Shares for NewCo Common Stock in the Domestication as taxable dispositions that, in the absence of certain elections described below, are subject to the Default PFIC Regime.

Under the Default PFIC Regime:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s PCCT Class A Ordinary Shares or warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which PCCT was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “—Effects of Section 367 to U.S. Holders” above) would generally be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of PCCT Class A Ordinary Shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their PCCT Class A Ordinary Shares under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) would generally not be subject to the adverse PFIC rules discussed above with respect to their PCCT Class A Ordinary Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of PCCT, whether or not such amounts are actually distributed.

The application of the PFIC rules to Public Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of Public Warrants for NewCo Warrants pursuant to the Domestication.

Any gain recognized by a U.S. Holder of PCCT Class A Ordinary Shares or Public Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON AN EXERCISE OF REDEMPTION RIGHTS OR THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of PCCT Class A Ordinary Shares (but not Public Warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat PCCT as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of PCCT Class A Ordinary Shares during which PCCT qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s PCCT Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in its PCCT Class A Ordinary Shares. U.S. Holders should consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to PCCT is contingent upon, among other things, the provision by PCCT of a “PFIC Annual Information Statement” to such U.S. Holder. If PCCT determines that it is a PFIC for any taxable year, it will endeavor to provide PFIC Annual Information Statements to U.S. Holders of PCCT Class A Ordinary Shares, upon request. There is no assurance, however, that PCCT will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to Public Warrants.

The impact of the PFIC rules on a U.S. Holder of PCCT Class A Ordinary Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the PCCT Class A Ordinary Shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the Default PFIC Regime. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Default PFIC Regime will apply to certain dispositions of, distributions on and other amounts taxable with respect to PCCT Class A Ordinary Shares. A mark-to-market election is not available with respect to Public Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

NON-U.S. HOLDERS

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Public Shares or Public Warrants that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

PCCT does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of PCCT Class A Ordinary Shares and Public Warrants.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of NewCo Common Stock and NewCo Warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to NewCo Common Stock, to the extent paid out of NewCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its NewCo Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such NewCo Common Stock, which will be treated as described under “—Sale, Exchange or Other Disposition of NewCo Common Stock and Warrants” below.

Dividends paid by NewCo to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of NewCo Common Stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of NewCo Common Stock or NewCo Warrants unless:

•

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

•

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

NewCo is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) NewCo’s Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding NewCo Common Stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of NewCo Common Stock or NewCo Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such NewCo Common Stock or NewCo Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. NewCo does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether NewCo will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The characterization for U.S. federal income tax purposes of a non-U.S. Holder’s exercise of redemption rights with respect to its PCCT Class A Ordinary Shares will generally be as described above under “U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.”

A non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to any redemption treated as either a sale of PCCT Class A Ordinary Shares, or a distribution received with respect to such shares, unless either of the first two bullet points described above under “Non-U.S. Holders—Sale, Exchange or Other Disposition of NewCo Common Stock and Warrants” applies.

Foreign Account Tax Compliance Act

Section 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including NewCo Common Stock or NewCo Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which NewCo Common Stock or NewCo Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of NewCo Common Stock or NewCo Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in NewCo Common Stock or NewCo Warrants.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

PCCT is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the PCCT Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the PCCT Governing Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of NewCo, your rights will differ in some regards as compared to when you were a shareholder of PCCT.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of NewCo and PCCT according to applicable law or the respective organizational documents.

This summary is qualified by reference to the complete texts of the PCCT Governing Documents, the Proposed Certificate of Incorporation and the Proposed Bylaws, as applicable, copies of which are attached to this proxy statement/prospectus as Annex E, Annex F and Annex G, respectively. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to NewCo and PCCT, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. The Proposed Organizational Documents will not alter this provision.	Under the Cayman Islands Companies Act and the PCCT Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. The Proposed Organizational Documents will not provide for appraisal rights.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the corporation’s usual hours of business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Organizational Documents Proposal D).	The decision to institute proceedings on behalf of a company is generally made by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise

	Delaware	Cayman Islands

loyalty, honesty, and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company as a whole but may be owed to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The Proposed Certificate of Incorporation will provide for indemnification of directors to the extent permissible under Delaware law.	A company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends or improper personal benefit. The Proposed Certificate of Incorporation will limit a director’s liability to the extent permissible under Delaware law.	Liability of directors may be limited, except with regard to their own fraud or willful default.

Corporate Opportunity	The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.	The PCCT Governing Documents provide that PCCT renounces its interest in any corporate opportunity offered to any director or officer of PCCT which may be an opportunity for such director, on the one hand, or PCCT, on the other hand.

DESCRIPTION OF SECURITIES OF NEWCO

Authorized and Outstanding Stock

The total amount of NewCo’s authorized capital stock will consist of [●] shares of NewCo Common Stock, par value $0.0001 per share, and [●] shares of NewCo Preferred Stock, par value $0.0001 per share. NewCo expects to have 20,330,915 shares of NewCo Common Stock outstanding immediately after the consummation of the Business Combination, assuming NewCo issues 12,500,000 shares of NewCo Common Stock to Spectaire Stockholders, and assuming no Public Shareholders exercise their redemption rights in connection with the Business Combination.

The following summary describes all material provisions of NewCo’s capital stock. NewCo urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex F and Annex G, respectively).

NewCo Common Stock

NewCo Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of NewCo’s securities. NewCo Common Stock is neither convertible nor redeemable. Unless the NewCo Board determines otherwise, NewCo will issue all of NewCo’s capital stock in uncertificated form.

Voting Power

Each holder of NewCo Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under the Proposed Certificate of Incorporation, NewCo stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Each holder of NewCo Common Stock is entitled to the payment of dividends and other distributions as may be declared by the NewCo Board from time to time out of NewCo’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of NewCo Preferred Stock, if any, and any contractual limitations on NewCo’s ability to declare and pay dividends.

Liquidation, Dissolution and Winding Up

If NewCo is involved in voluntary or involuntary liquidation, dissolution or winding up of NewCo’s affairs, or a similar event, each holder of NewCo Common Stock will participate pro rata in all assets remaining after payment of liabilities, in accordance with the number of shares of NewCo Common Stock held by each such holder, subject to prior distribution rights of NewCo Preferred Stock, if any, then outstanding.

Preemptive or Other Rights

Each holder of NewCo Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of NewCo Preferred Stock that NewCo may designate and issue in the future.

NewCo Preferred Stock

The NewCo Board will have authority to issue shares of NewCo Preferred Stock in one or more series and to determine and fix for each such series such voting powers, designations, preferences, qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of NewCo Preferred Stock could have the effect of decreasing the trading price of NewCo Common Stock, restricting dividends on NewCo’s capital stock, diluting the voting power of NewCo Common Stock, impairing the liquidation rights of NewCo’s capital stock, or delaying or preventing a change in control of NewCo.

NewCo Warrants

The NewCo Board will have authority to create and issue NewCo Warrants and to determine and set the exercise price, duration, times for exercise and other terms and conditions thereof, all to the fullest extent permitted by the DGCL.

PCCT Ordinary Shares Prior to the Business Combination

Public Shares Prior to the Business Combination

PCCT is providing Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The Initial Shareholders have entered into a letter agreement with PCCT, pursuant to which they have agreed to waive their redemption rights with respect to the Founder Shares and any Public Shares they may hold in connection with the completion of the Business Combination.

The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting. The Initial Shareholders and their permitted transferees have agreed to vote their PCCT Ordinary Shares in favor of each of the Proposals. As a result, the affirmative vote of any of the Public Shares is not required to approve the Condition Precedent Proposals. Public Shareholders may elect to redeem their Public Shares whether they vote for or against the Business Combination.

Pursuant to the PCCT Governing Documents, if PCCT has not completed a business combination by the Completion Window, PCCT will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PCCT to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the PCCT’s remaining shareholders and the PCCT Board, liquidate and dissolve, subject in each case to the PCCT’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. If PCCT is not able to complete the Business Combination or another initial business combination by the Completion Window, then the Initial Shareholders and other parties to the letter agreement will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold.

PCCT’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the PCCT Ordinary Shares, except that PCCT will provide its Public Shareholders with the opportunity to redeem the Public Shares for cash equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PCCT to pay its taxes (which interest shall be net of taxes payable), upon the completion of an initial business combination, subject to the limitations described herein.

Founder Shares

The Founder Shares are identical to the Public Shares sold in the Initial Public Offering, and holders of the Founder Shares have the same shareholder rights as Public Shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Initial Shareholders have entered into letter agreements with PCCT, pursuant to which they have agreed (A) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of an initial business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if PCCT fails to complete an initial business combination by the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if PCCT fails to complete an initial business combination within such time period.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to PCCT’s directors and officers and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of: (A) one year after the completion of an initial business combination; and (B) subsequent to an initial business combination (x) if the last reported sale price of the PCCT Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination or (y) the date on which PCCT completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Public Shares for cash, securities or other property.

As of the PCCT Record Date, the Initial Shareholders own approximately 73.4% of the issued and outstanding PCCT Ordinary Shares. Pursuant to the Sponsor Support Agreement, the Initial Shareholders have agreed to, among other things, vote in favor of each of the Proposals presented at the Special Meeting, including the Merger Agreement and the transactions contemplated thereby. Accordingly, it is expected that the PCCT Ordinary Shares held by the Initial Shareholders will be sufficient to approve each Proposal. Assuming the Initial Shareholders all vote in favor of each Proposal and all shares held by them are represented at the Special Meeting, the affirmative vote of additional Public Shares is not required to approve any of the Proposals to be presented thereat.

Preference Shares

The PCCT Governing Documents authorize 5,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. The PCCT Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The PCCT Board will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the PCCT Ordinary Shares and could have anti-takeover effects. The ability of the PCCT Board to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of PCCT or the removal of existing management. PCCT has no preference shares issued and outstanding at the date of this proxy statement/prospectus. Although PCCT does not currently intend to issue any preference shares, PCCT cannot assure you that it will not do so in the future.

Warrants Prior to the Business Combination

Redeemable Warrants

Each whole Public Warrant entitles the registered holder to purchase one PCCT Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial business combination, except as described below. Pursuant to the Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of PCCT Class A Ordinary Shares. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. No fractional Public Warrants have been or will be issued upon separation of the PCCT Units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

PCCT will not be obligated to deliver any PCCT Class A Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the PCCT Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating thereto is current, subject to PCCT satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as described. Except as described below, no Public Warrant will be exercisable for cash or on a cashless basis, and PCCT will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a PCCT Unit containing such Public Warrant will have paid the full purchase price for the PCCT Unit solely for the PCCT Class A Ordinary Share underlying such PCCT Unit.

PCCT has agreed to, as soon as practicable but in no event later than 15 business days, after the closing of an initial business combination, use its commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement, under the Securities Act, of the PCCT Class A Ordinary Shares issuable upon exercise of the Public Warrants, and PCCT will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of an initial business combination and to maintain the effectiveness of such post-effective amendment or registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement.

If a registration statement covering the PCCT Class A Ordinary Shares issuable upon exercise of the Public Warrants does not become effective within 60 business days after the closing of an initial business combination, holders of the Public Warrants will have the right, during any period thereafter when there is no such effective registration statement, to exercise the Public Warrants on a cashless basis. Additionally, if, at the time that a Public Warrant is exercised, the PCCT Class A Ordinary Shares are not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, PCCT may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event PCCT so elects, it will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

In the event of a cashless exercise pursuant to the preceding paragraph, each holder would pay the exercise price by surrendering the Public Warrants for that number of PCCT Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PCCT Class A Ordinary Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the PCCT Warrants by (y) the fair market value. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the PCCT Class A Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Public Warrants.    Once the Public Warrants become exercisable, PCCT may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; and

•

if and only if the last reported sale price of the PCCT Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which PCCT sends the notice of redemption to the Public Warrant holders equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Anti-dilution Adjustments”).

PCCT will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the PCCT Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those PCCT Class A Ordinary Shares is available throughout the 30-day redemption period or PCCT has elected to require the exercise of the Public Warrants on a cashless basis as described below. If and when the Public Warrants become redeemable by PCCT, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If PCCT calls the Public Warrants for redemption as described in this paragraph, its management will have the option to require any holder that wishes to exercise his, her or its Public Warrant following the notice of redemption to do so on a cashless basis. In the case of such a cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of PCCT Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of the PCCT Class A Ordinary Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” less the exercise price of the PCCT Warrants by (y) the fair market value. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the PCCT Class A Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. If PCCT’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of PCCT Class A Ordinary Shares to be received upon exercise of the Public Warrants, including the “fair market value” in such case.

PCCT established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and PCCT issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the PCCT Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

Redemption procedures.     A holder of a Public Warrant may notify PCCT in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the PCCT Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.     If the number of issued and outstanding PCCT Class A Ordinary Shares is increased by a capitalization or share dividend payable in PCCT Class A Ordinary Shares, or by a split-up of PCCT Class A Ordinary Shares or similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of PCCT Class A Ordinary Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the issued and outstanding PCCT Class A Ordinary Shares. A rights offering made to all or substantially all holders of PCCT Class A Ordinary Shares entitling holders to purchase PCCT Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of PCCT Class A Ordinary Shares equal to the product of (1) the number of PCCT Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for PCCT Class A Ordinary Shares) and (2) one minus the quotient of (x) the price per PCCT Class A Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for PCCT Class A Ordinary Shares, in determining the price payable for

PCCT Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of PCCT Class A Ordinary Shares during the 10 trading day period ending on the trading day prior to the first date on which the PCCT Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if PCCT, at any time while the Public Warrants are outstanding and unexpired, pays to all or substantially all of the holders of PCCT Class A Ordinary Shares a dividend or makes a distribution in cash, securities or other assets to the holders of PCCT Class A Ordinary Shares on account of such PCCT Class A Ordinary Shares (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the PCCT Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of PCCT Class A Ordinary Shares in connection with a proposed business combination, (d) to satisfy the redemption rights of the holders of PCCT Class A Ordinary Shares in connection with a shareholder vote to amend the PCCT Governing Documents (A) to modify the substance or timing of PCCT’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of the Public Shares if PCCT does not complete an initial business combination by the Completion Window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of the Public Shares upon PCCT’s failure to complete an initial business combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each PCCT Class A Ordinary Share in respect of such event.

If the number of issued and outstanding PCCT Class A Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of PCCT Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of PCCT Class A Ordinary Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in issued and outstanding PCCT Class A Ordinary Shares.

Whenever the number of PCCT Class A Ordinary Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of PCCT Class A Ordinary Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of PCCT Class A Ordinary Shares so purchasable immediately thereafter.

In addition, if (x) PCCT issues additional PCCT Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a business combination at an issue price or effective issue price of less than $9.20 per PCCT Ordinary Share (with such issue price or effective issue price to be determined in good faith by the PCCT Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account the Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the completion of such business combination (net of redemptions), and (z) the volume weighted average trading price of the PCCT Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which PCCT consummates such initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—Redemption of Public Warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding PCCT Class A Ordinary Shares (other than those described above or that solely affects the par value of such PCCT Class A Ordinary Shares), or in the case of a merger or consolidation of PCCT with or into another corporation (other than a merger or consolidation in which PCCT is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding PCCT Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of PCCT as an entirety or substantially as an entirety in connection with which PCCT is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the PCCT Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by PCCT in connection with redemption rights held by its shareholders as provided for in the PCCT Governing Documents or as a result of the redemption of PCCT Class A Ordinary Shares by PCCT if a proposed business combination is presented to its shareholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) (x) if prior to the initial business combination, more than 50% of the issued and outstanding ordinary shares or (y) if on or after the initial business combination, securities representing more than 50% of the aggregate voting power represented by the issued and outstanding shares of PCCT, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the PCCT Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of PCCT Class A Ordinary Shares in such a transaction is payable in the form of PCCT Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises it within 30 days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.

The Public Warrants will be issued in registered form under the Warrant Agreement between Continental, as warrant agent, and PCCT. The Warrant Agreement provides that (a) the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Public Warrants and the Warrant Agreement set forth in the IPO Registration Statement, or defective provision (ii) removing or reducing PCCT’s ability to redeem the Public Warrants and, if applicable, a corresponding amendment to PCCT’s ability to redeem the Private Placement Warrants or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants under the Warrant Agreement in any material respect, (b) the terms of the warrants may be amended with the vote or written consent of at least 50% of the then outstanding Public Warrants and Private Placement Warrants, voting together as a single class, to allow for the PCCT Warrants to be classified as equity in PCCT’s financial statements and (c) all other modifications or amendments to the Warrant Agreement with respect to the Public Warrants require the vote or written consent of at least 50% of the then outstanding Public Warrants and amending the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the then outstanding Private Placement Warrants.

The Public Warrant holders do not have the rights or privileges of holders of PCCT Class A Ordinary Shares or any voting rights until they exercise their Public Warrants and receive PCCT Class A Ordinary Shares. After the issuance of PCCT Class A Ordinary Shares upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional Public Warrants will be issued upon separation of the PCCT Units and only whole Public Warrants will trade.

PCCT has agreed that, subject to applicable law, any action, proceeding or claim against PCCT arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and PCCT will irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

In order to finance transaction costs in connection with an initial business combination, the Sponsor provided to PCCT a $25,000 loan for working capital purposes, evidenced by the Working Capital Note issued by PCCT to the Sponsor, effective as of December 7, 2022 and dated as of January 10, 2023, pursuant to which the Sponsor agreed to provide PCCT up to an aggregate of $2,500,000 in loans for working capital purposes. The Working Capital Note is non-interest bearing and becomes due and payable in full by PCCT upon the earlier of (i) August 7, 2023 and (ii) the consummation of a business combination. Up to $2,500,000 of the unpaid principal balance of the Working Capital Note may converted, at the Sponsor’s election, into redeemable warrants to purchase PCCT Class A Ordinary Shares at a conversion price equal to $1.00 per warrant.

Private Placement Warrants

The Private Placement Warrants (including the PCCT Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an initial business combination and they will not be redeemable by PCCT. The holders of the Private Placement Warrants have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights described herein. In addition, the Private Placement Warrants held by the employees of Moelis will not be exercisable more than five years from the commencement of sales of the Initial Public Offering in accordance with FINRA Rule 5110(g)(8)(A). Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Placement Warrants for that number of PCCT Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of the PCCT Class A Ordinary Shares underlying the Private Placement Warrants, multiplied by the excess of the “Sponsor Fair Market Value” (defined below) less the exercise price of the Private Placement Warrants by (y) the Sponsor Fair Market Value. For these purposes, the “Sponsor Fair Market Value” shall mean the average last reported sale price of the PCCT Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that PCCT agreed that the Private Placement Warrants will be exercisable on a cashless basis is because it was not known at that time whether the holders would be affiliated with PCCT following a business combination. If they remain affiliated with PCCT, their ability to sell PCCT’s securities in the open market will be significantly limited. PCCT expects to have policies in place that restrict insiders from selling PCCT’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell PCCT’s securities, an insider cannot trade in PCCT’s securities if he or she is in possession of material non-public information. Accordingly, unlike Public Shareholders who could exercise their Public Warrants and sell the PCCT Class A Ordinary Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, PCCT believes that allowing the holders to exercise the Private Placement Warrants on a cashless basis is appropriate.

On October 31, 2022, in connection with the Initial Extension, PCCT issued to the Sponsor the Extension Note in the aggregate principal amount of up to $720,000. On April 10, 2023, in connection with the Second Extension, the Extension Note was amended and restated to, among other things, increase the aggregate principal amount available thereunder from $720,000 to $1,200,000. Pursuant to the Extension Note, as amended, the Sponsor has agreed that it will continue to contribute to the Trust Account as a loan $0.04 for each Public Share that was not redeemed in connection with the Second Extension for each month (or pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the Sponsor having made aggregate Contributions of $1,200,000. The unpaid principal balance under the Extension Note is non-interest bearing and becomes due and payable in full upon the earlier of (i) the date by which PCCT must consummate a business combination and (ii) immediately upon consummation of a business combination. Up to $1,200,000 of the unpaid principal amount outstanding under the Extension Note may be converted, at the Sponsor’s election, into Extension Warrants at a conversion price of $1.00 per Extension Warrant and on terms identical to those of the Private Placement Warrants.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

As a Delaware corporation, NewCo is subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds (66 and 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. NewCo has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of NewCo may be discouraged or prevented.

Proposed Certificate of Incorporation and Proposed Bylaws

Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws:

•

permit the NewCo Board to issue up to [●] shares of NewCo Preferred Stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the NewCo Board;

•	provide that the NewCo Board will be classified into three classes of directors;

•

provide that, subject to the rights of any series of NewCo Preferred Stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the corporation entitled to vote at an election of directors.

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of NewCo Preferred Stock), and shall not be filled by the stockholders;

•	require that any action to be taken by NewCo stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of NewCo stockholders may be called only by the chairperson of the NewCo Board, its chief executive officer, its president or by its board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of NewCo Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. The NewCo Board may also act without stockholder action to amend, adopt or repeal the Proposed Bylaws.

The combination of these provisions will make it more difficult for NewCo’s existing stockholders to replace the NewCo Board as well as for another party to obtain control of NewCo by replacing its board of directors. Since the NewCo Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated NewCo Preferred Stock makes it possible for the NewCo Board to issue NewCo Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change NewCo’s control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the NewCo Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce NewCo’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for NewCo’s capital stock and may have the effect of delaying changes in NewCo’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of NewCo Common Stock.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation contains provisions that limit the liability of NewCo’s directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, including:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Proposed Certificate of Incorporation authorizes NewCo to indemnify its directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. The Proposed Bylaws provide that NewCo is required to indemnify its directors and officers to the fullest extent permitted by Delaware law and may indemnify its other employees and agents. The Proposed Bylaws also provide that, on satisfaction of certain conditions, NewCo will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether NewCo would otherwise be permitted to indemnify him or her under the provisions of Delaware law. NewCo expects to enter into agreements to indemnify its directors and executive officers in connection with the Business Combination. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. NewCo believes that the Proposed Certificate of Incorporation and Proposed Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. NewCo will also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against NewCo’s directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against NewCo’s directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that NewCo pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Transfer Restrictions

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted NewCo Common Stock or NewCo Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of NewCo at the time of, or at any time during the three months preceding, a sale and (ii) NewCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as NewCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted NewCo Common Stock or NewCo Warrants for at least six months but who are affiliates of NewCo at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of NewCo Common Stock then outstanding; or

•	the average weekly reported trading volume of NewCo Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of NewCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about NewCo.

Restrictions on the Use of Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor and other Initial Shareholders will be able to sell their Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after PCCT has completed the Business Combination.

PCCT anticipates that following the consummation of the Business Combination, NewCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, NewCo’s stockholders will have appraisal rights in connection with a merger or consolidation of NewCo. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Forum Selection

The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on NewCo’s behalf; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of NewCo’s directors, officers, or stockholders to us or NewCo’s stockholders; (iii) any action, suit or proceeding asserting a claim against NewCo or any of NewCo’s directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws; and (iv) any action or proceeding asserting a claim against NewCo or any of NewCo’s directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, unless NewCo consents in writing to the selection of an alternative forum. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Proposed Certificate of Incorporation further provides that, unless NewCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, the Proposed Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of NewCo’s securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for NewCo Common Stock will be Continental.

Trading Symbol and Market

PCCT will apply for listing, to be effective at the time of the Business Combination, of NewCo Common Stock and NewCo Warrants on Nasdaq under the proposed symbols “SPEC” and “SPECW,” respectively.

Shares Eligible for Future Sale

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, NewCo, the Sponsor, certain directors and officers of PCCT and Spectaire Stockholders, will enter into the Lock-Up Agreement, pursuant to which each party will agree that it will not, without the prior written consent of NewCo during a lock-up period of 180 days or 365 days (depending on the relevant holder), as applicable, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of NewCo Common Stock or any securities convertible into or exercisable or exchangeable for NewCo Common Stock (other than shares of NewCo Common Stock issued or issuable upon the exercise of Private Placement Warrants) issued or issuable to such party pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, if at any time before 180 days or 365 days after the Closing, as applicable, (x) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing results in all of the public stockholders of Spectaire having the right to exchange their shares of NewCo Common Stock for cash securities or other property, or (y) the closing price of the NewCo Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Closing, then each party’s Lock-Up Shares will be automatically released from the lock-up restrictions, in the case of clause (y) above, as of the last day of such thirty-trading day period. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.

Registration Rights

The Merger Agreement contemplates that, at the Closing, NewCo, the Sponsor, certain directors and officers of PCCT and the Spectaire Stockholders, will enter into the Registration Rights Agreement, pursuant to which NewCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of NewCo Common Stock and other equity securities of NewCo that are held by the parties thereto from time to time.

The Registration Rights Agreement amends and restates the Original RRA that was entered into by PCCT and the Sponsor and other parties thereto in connection with the Initial Public Offering. The Registration Rights Agreement will terminate on the earlier of (a) the seven year anniversary of the date of the Registration Rights Agreement and (b) with respect to any Holder (as defined therein), on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted NewCo Common Stock or NewCo Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of NewCo at the time of, or at any time during the three months preceding, a sale and (ii) NewCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as NewCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted NewCo Common Stock or NewCo Warrants for at least six months but who are affiliates of NewCo at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of NewCo Common Stock then outstanding; or

•	the average weekly reported trading volume of NewCo Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of NewCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about NewCo.

Restrictions on the use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor and other Initial Shareholders will be able to sell their Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after PCCT has completed the Business Combination.

PCCT anticipates that following the consummation of the Business Combination, NewCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Rule 701

Rule 701 under the Securities Act generally allows a stockholder who purchases shares of PCCT capital stock pursuant to a written compensatory plan or contract executed prior to the Closing and who is not deemed to have been an affiliate of PCCT during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of PCCT to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the applicable lock-up period expires.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions—NewCo

Registration Rights Agreement.

The Merger Agreement contemplates that, at the Closing, PCCT, the Sponsor, certain of PCCT’s directors and officers and certain stockholders of Spectaire will enter into an Amended and Restated Registration Rights Agreement, pursuant to which PCCT will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of NewCo Common Stock and other equity securities of PCCT that are held by the parties thereto from time to time. See the section entitled “Other Agreements—Registration Rights Agreement” for more information.

Lock-up Agreement

The Merger Agreement contemplates that, at the Closing, PCCT will enter into lock-up agreements with (i) the Sponsor, (ii) certain of PCCT’s directors and officers and (iii) and certain stockholders of Spectaire, restricting the transfer of NewCo Common Stock, Private Placement Warrants and any shares of NewCo Common Stock underlying the Private Placement Warrants from and after the Closing. The restrictions under the lock-up agreements (1) with respect to the NewCo Common Stock, begin at the Closing and end on (a) in the case of the Sponsor and certain of PCCT’s directors and officers, the date that is 365 days after the Closing, or upon the price of NewCo Common Stock reaching $12.00 for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing, and (b) in the case of certain former stockholders of Spectaire, the date that is 180 days after the Closing, and (2) with respect to the Private Placement Warrants and any shares of NewCo Common Stock underlying the Private Placement Warrants, the date that is 30 days after the Closing. See the section entitled “Other Agreements—Lock-Up Agreement” for more information.

Forward Purchase Agreement

On January 14, 2022, PCCT and Meteora entered into the Forward Purchase Agreement for the Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends but is not obligated to purchase up to a maximum of 2,457,892 PCCT Class A Ordinary Shares, through brokers in the open market or directly from holders who have elected to redeem such shares in connection with the Business Combination for purposes of reversing such redemption elections. Purchases by Meteora will be made after the redemption deadline in connection with the Business Combination at a price no higher than the Initial Price.

The Forward Purchase Agreement provides that not later than one local business day following the Closing, PCCT will pay into an escrow account, out of funds held in the Trust Account, the Prepayment Amount and an amount equal to the product of the Share Consideration Shares and the Initial Price. Meteora has agreed to waive any redemption rights in connection with the Business Combination with respect to the Recycled Shares. Such waiver may reduce the number of PCCT Class A Ordinary Shares redeemed in connection with the Business Combination, which reduction could alter the perception of the potential strength of the Business Combination.

From time to time following the Closing and prior to the Maturity Date, Meteora may, in its sole discretion, sell some or all of the Recycled Shares. On the last trading day of each calendar month following the Business Combination, in the event that Meteora has sold any Recycled Shares (other than sales to recover the Shortfall Amount), an amount will be paid to PCCT from the escrow account equal to the product of the number of Recycled Shares sold multiplied by the Reset Price and to Meteora from the escrow account equal to the excess of the Initial Price over the Reset Price for each sold Recycled Share. The Reset Price shall be set on the first scheduled trading day of each month, commencing with the first calendar month following the Closing, to be the lowest of the (b) Initial Price and (c) volume weighted average price of the NewCo Common Stock during the last 10 trading days during the prior calendar month, but not lower than $7.50; provided that to the extent that PCCT offers and sells any NewCo Common Stock or securities convertible into NewCo Common Stock at a price lower than the existing Reset Price, the Reset Price shall be modified to equal such reduced price.

At the Maturity Date, an amount equal to the Initial Price for each Matured Share shall be transferred to Meteora from the escrow account, and Meteora shall transfer the Matured Shares to PCCT. Additionally, at the Maturity Date, PCCT shall pay to Meteora an amount equal to $1.25 (or $1.75, if the Maturity Date has been extended by the mutual written agreement of PCCT and Meteora) for each Matured Share, which may be paid in cash or in shares of NewCo Common Stock at the 10-day volume weighted average price of the NewCo Common Stock.

The Break-up Fee shall be payable by PCCT and Spectaire to Meteora in the event that, prior to the Maturity Date, (x) the Forward Purchase Agreement is terminated by either PCCT or Spectaire (other than as a result of the termination of the Merger Agreement prior to the Closing) or (y) the NewCo Common Stock ceases to be listed on a national securities exchange or a Form 25 is filed with the SEC.

Statement of Policy Regarding Transactions with Related Persons

NewCo will adopt a formal written policy that will be effective upon the Closing providing that NewCo’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of NewCo Common Stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with NewCo without the approval of NewCo’s audit committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Proposed Bylaws will provide that NewCo will be required to indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, the Proposed Certificate of Incorporation will provide that NewCo’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no pending litigation or proceeding naming any of PCCT’s or Spectaire’s respective directors or officers to which indemnification is being sought, and neither PCCT nor Spectaire is aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Certain Relationships and Related Party Transactions—Spectaire

Loan Agreement

On March 31, 2023, Spectaire, as borrower, entered into the Loan Agreement with Arosa, as lender, providing for the Arosa Loan in a principal amount not to exceed $6.5 million, comprised of (i) $5,000,000 in cash of which (a) $2.0 million was funded to a deposit account of Spectaire and (b) $3.0 million was funded into the Arosa Escrow Account pursuant to an escrow agreement, dated as of March 31, 2023, by and between Spectaire and Wilmington Savings Fund Society, FSB, and (ii) Arosa caused its affiliate to transfer the Arosa Founder Units to Spectaire. Upon receipt of the Arosa Founder Units, Spectaire distributed the Arosa Founder Units to Spectaire’s shareholders (other than Arosa and its affiliates) on a pro rata basis. Release of the Arosa Escrow Funds from the Arosa Escrow Account is subject to the satisfaction or waiver of customary conditions, including certification that all representations and warranties contained in the Loan Agreement and related documents are true and correct in all material respects.

The Arosa Loan will mature on March 27, 2024. In the event that the outstanding principal amount and the Final Payment Amount are not paid in full on the Arosa Maturity Date, the unpaid balance will accrue interest thereafter at a rate of 20.0% per annum. Upon the occurrence and during the continuance of an event of default under the Loan Agreement, all outstanding obligations under the Loan Agreement will bear interest at a rate per annum that is 5.0% greater than the rate that would otherwise be applicable under the Loan Agreement. All interest under the Loan Agreement will be computed on the basis of a 360-day year for the actual number of days elapsed.

Spectaire may prepay all, but not less than all, of the outstanding balance of the Arosa Loan at any time upon three days’ prior written notice to Arosa. Spectaire will be required to repay the outstanding principal amount of the Arosa Loan, plus the Final Payment Amount and all other sums, if any, that have become due and payable under the Loan Agreement, upon the occurrence of an event of default under the Loan Agreement, the closing of the Merger or the occurrence of a Change of Control (as defined in the Loan Agreement). In addition, upon the receipt by Spectaire or any of its subsidiaries of proceeds from an asset sale, Spectaire will be required to repay all or a portion of the outstanding principal amount of the Arosa Loan equal to the amount of the proceeds received from such asset sale.

Pursuant to the Loan Agreement, Spectaire will pay to Arosa all expenses incurred by Arosa through and after March 31, 2023 relating to the Arosa Loan, provided that Spectaire will not be required to pay any fees of counsel to Arosa incurred on or prior to March 27, 2023 in excess of $200,000.

While the Arosa Loan remains outstanding, Arosa will, subject to certain limitations, have the right to participate in any capital raise by Spectaire or any of its subsidiaries consummated on or prior to the Arosa Maturity Date.

The Loan Agreement includes customary representations, warranties and covenants of the parties for loans of this type. The Loan Agreement also contains customary events of default, including, among others, non-payment of principal or interest by Spectaire, violations of covenants by Spectaire, Spectaire’s insolvency, material judgments against Spectaire, the occurrence of any material adverse change with respect to Spectaire, breaches by any party to that certain Exclusive Patent License Agreement, dated as of September 1, 2018, by and between Spectaire and Massachusetts Institute of Technology or the failure of Spectaire to issue the Arosa Warrants.

Spectaire, its subsidiaries and Arosa also entered into a Guarantee and Collateral Agreement providing that Spectaire’s obligations to Arosa are secured by substantially all of Spectaire’s assets and all of Spectaire’s shareholders entered into a pledge agreement with Arosa pursuant to which such shareholders pledged all of their equity interests in Spectaire to Arosa as collateral under the Arosa Loan.

On March 31, 2023, in accordance with the terms of the Loan Agreement, Spectaire agreed to issue to Arosa a warrant to purchase a number of shares of Spectaire Common Stock representing 10.0% of the outstanding number of shares of Spectaire Common Stock on a fully diluted basis as of March 31, 2023 at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement. Pursuant to the Loan Agreement, Spectaire will, upon the closing of the Merger, issue an additional warrant to Arosa to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement. Taken together after giving effect to the closing of the Merger, the shares of NewCo Common Stock underlying the Closing Date Warrant and the Additional Warrant will represent 8.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis.

Convertible Promissory Notes

Spectaire has issued convertible promissory notes from time to time in a combined aggregate principal amount of approximately $2.0 million, including to related persons and their affiliated entities. In connection with the consummation of the Business Combination, each holder of outstanding convertible promissory notes has agreed to convert the aggregate outstanding amounts under their respective convertible promissory notes, including all outstanding principal and interest accrued thereon at the time of the conversion, into shares of Spectaire Common Stock prior to the Effective Time. The following table summarizes issuances of Spectaire Convertible Notes to related persons and their affiliated entities.

Name	Aggregate Principal Amount ($)
True Remainders LLC (1)	682,480
MLab Capital GmbH (2)	725,000
David Jackson	500,000

Total	1,907,480

(1)	As of May 8, 2023, True Remainders LLC held more than 5% of Spectaire’s outstanding capital stock on a fully diluted basis.
(2)

Jörg Mosolf is a member of the Spectaire board of directors and is affiliated with MLab Capital GmbH. As of May 8, 2023, Mr. Mosolf held more than 5% of Spectaire’s outstanding capital stock on a fully diluted basis.

Series Seed Preferred Stock Financing

In November 2022, Spectaire issued an aggregate of 5,100,000 shares of Spectaire Series Seed Preferred Stock for an aggregate purchase price of approximately $455,000. The following table summarizes purchases of shares of Spectaire Series Seed Preferred Stock by related persons and their affiliated entities. None of Spectaire’s executive officers purchased shares of Spectaire Series Seed Preferred Stock.

Name	Shares of Series Seed Preferred Stock	Total Purchase Price ($)
Gregory Hancke	200,000	17,857.20
True Remainders LLC (1)	2,100,000	187,500.60
MLab Capital GmbH (2)	2,800,000	250,000.80

Total	5,100,000	455,358.60

(1)	As of May 8, 2023, True Remainders LLC held more than 5% of Spectaire’s outstanding capital stock on a fully diluted basis.
(2)

Jörg Mosolf is a member of the Spectaire board of directors and is affiliated with MLab Capital GmbH. As of May 8, 2023, Mr. Mosolf held more than 5% of Spectaire’s outstanding capital stock on a fully diluted basis.

MIT License Agreement

Spectaire is party to that certain Exclusive Patent License Agreement, dated as of September 1, 2018, by and between MIT and microMS, as modified by that certain Common Stock Issuance Agreement, dated as of January 10, 2023, by and between MIT and Spectaire (the “MIT License Agreement”). Pursuant to the terms of the MIT License Agreement, MIT grants an exclusive license to Spectaire to incorporate certain intellectual property into its products, and Spectaire has agreed to issue shares of Spectaire Common Stock to MIT upon the occurrence of certain triggering events. Spectaire will issue approximately 52,400 shares of Spectaire Common Stock to MIT pursuant to the MIT License Agreement prior to the Effective Time. As of May 8, 2023, MIT held approximately 2.5% of Spectaire’s outstanding capital stock on a fully diluted basis.

Corsario Agreement

Spectaire is party to that certain Contract for Services, dated as of August 1, 2022 (the “Corsario Agreement”), by and between Spectaire and Corsario Ltd., a Limited corporation with offices in Mississauga Ontario that is wholly owned by Brian Semkiw (“Corsario”), pursuant to which Spectaire engaged Corsario as a contractor for certain administrative and other services. Pursuant to the Corsario Agreement, Corsario’s employees, including Brian Semkiw, Rui Mendes and Chris Grossman, provide any and all services required by Spectaire on a full-time basis in exchange for the payment by Spectaire of a monthly rate, plus certain housing and technology expenses, totaling, in the aggregate, approximately $122,500 per month. The Corsario Agreement will continue on a month-by-month basis until terminated by Spectaire. Under the terms of the Corsario Agreement, any intellectual property developed by Corsario or its employees during the term of the Corsario Agreement will be the exclusive property of Spectaire.

Certain Relationships and Related Party Transactions—PCCT

Founder Shares

On January 25, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of PCCT in exchange for the issuance of 7,187,500 PCCT Class B Ordinary Shares. In August 2021, the Sponsor surrendered 1,437,500 PCCT Class B Ordinary Shares for no consideration, resulting in an aggregate of 5,750,000 PCCT Class B Ordinary Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share surrender. Pursuant to the exercise of the IPO Underwriters’ over-allotment option in full, no Founder Shares are subject to forfeiture.

The Sponsor has agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (a) one year after the completion of a business combination or (b) subsequent to a business combination (i) if last reported sale price of the PCCT Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (ii) the date on which PCCT completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Public Shareholders having the right to exchange their Public Shares for cash, securities or other property.

On April 7, 2021, the Sponsor transferred 30,000 Founder Shares to each of Omer Keilaf, Thomas J. Abood and R. Rudolph Reinfrank (or 90,000 Founder Shares in total) for cash consideration of approximately $0.003 per share and on November 18, 2022, the Sponsor granted membership interests representing the equivalent of 30,000 Founder Shares to Karrie Willis.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, PCCT consummated the sale of 10,050,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, including 1,050,000 Private Placement Warrants issued pursuant to the exercise of the IPO Underwriters’ over-allotment option in full, generating gross proceeds of $10,050,000. Each Private Placement Warrant is exercisable to purchase one PCCT Class A Ordinary Share at a price of $11.50 per share. The proceeds from the private placement were added to the net proceeds from the Initial Public Offering held in the Trust Account. If PCCT does not complete a business combination within the Completion Window, the proceeds from the private placement will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, Extension Warrants and any warrants that may be issued upon conversion of the Working Capital Note (and any PCCT Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants, Extension Warrants or warrants issued upon conversion of the Working Capital Note and upon conversion of the Founder Shares) are entitled to registration rights pursuant to the Original RRA. The holders of these securities are entitled to make up to three demands, excluding short form demands, that PCCT register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination and rights to require PCCT to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Original RRA provides that PCCT will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. PCCT will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes

On October 31, 2022, in connection with the Initial Extension, PCCT issued to the Sponsor the Extension Note in the aggregate principal amount of up to $720,000. On April 10, 2023, in connection with the Second Extension, the Extension Note was amended and restated to, among other things, increase the aggregate principal amount available thereunder from $720,000 to $1,200,000. Pursuant to the Extension Note, as amended, the Sponsor has agreed that it will continue to contribute to the Trust Account $0.04 for each Public Share that was not redeemed in connection with the Second Extension for each month (or pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the Sponsor having made aggregate Contributions of $1,200,000. The unpaid principal balance under the Extension Note is non-interest bearing and becomes due and payable in full upon the earlier of (i) the date by which PCCT must consummate a business combination and (ii) immediately upon consummation of a business combination. Up to $1,200,000 of the unpaid principal amount outstanding under the Extension Note may be converted, at the Sponsor’s election, into Extension Warrants at a conversion price of $1.00 per warrant and on terms identical to those of the Private Placement Warrants. As of December 31, 2022, there was an outstanding balance of $196,631 under the Extension Note.

In order to finance transaction costs in connection with a business combination, the Initial Shareholders or an affiliate of the Initial Shareholders or certain of PCCT’s directors and officers may, but are not obligated to (other than pursuant to the Working Capital Note), loan PCCT working capital as may be required. On December 7, 2022, in order to finance transaction costs in connection with an initial business combination, the Sponsor provided to PCCT a $25,000 loan for working capital purposes, evidenced by the Working Capital Note, effective as of December 7, 2022 and dated as of January 10, 2023, from which PCCT may make withdrawals of up to $2,500,000 in the aggregate. The Working Capital Note is non-interest bearing and will become due and payable in full by PCCT upon the earlier of (i) August 7, 2023 and (ii) the consummation of a business combination. Up to $2,500,000 of the unpaid principal balance of the Working Capital Note may be converted, at the Sponsor’s election, into redeemable warrants to purchase PCCT Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. As of December 31, 2022, there was an outstanding balance of $25,000 under the Working Capital Note.

Administrative Services Agreement

As of the effective date of the Initial Public Offering, PCCT entered into an agreement to pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services. PCCT will cease paying these monthly fees upon the completion of an initial business combination. For the period from January 21, 2021 through December 31, 2021, $20,000 of administrative support expenses were incurred. For the period from January 1, 2022 through December 31, 2022, $120,000 of administrative support expenses were incurred.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the NewCo Board, (ii) otherwise properly brought before such meeting by or at the direction of the NewCo Board or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of NewCo both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for NewCo’s annual meeting of stockholders, NewCo’s secretary must receive the written notice at NewCo’s principal executive offices:

•	not earlier than the 90th day; and

•	not later than the 120th day,

before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year, notice of a stockholder proposal must be not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In the event that NewCo holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Accordingly, for NewCo’s annual meeting, assuming the meeting is held on [●], notice of a nomination or proposal must be delivered to NewCo no later than [●] and no earlier than [●]. Nominations and proposals must also satisfy other requirements set forth in the bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8, assuming the meeting is held on [●], must be received at NewCo’s principal office on or before [●] and must comply with Rule 14a-8.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to NewCo’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by NewCo’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the PCCT Board, any committee chairperson, or the non-management directors as a group by writing to the board or committee chairperson in care of Perception Capital Corp. II, 315 Lake Street East, Suite 301, Wayzata, MN 55391. Following the Business Combination, such communications should be sent in care of Spectaire Holdings Inc., 5285 Solar Drive, Mississauga, Ontario, L4W 5B8. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson, or all non-management directors.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP has passed upon the validity of the securities of NewCo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Latham & Watkins LLP has represented Spectaire in connection with the Business Combination.

EXPERTS

The financial statements of Perception Capital Corp. II as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and for the period from January 21, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to Perception Capital Corp. II’s ability to continue as a going concern). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Spectaire Inc. as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, included in this proxy statement/prospectus have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein (which contains an explanatory paragraph relating to Spectaire Inc.’s ability to continue as a going concern), and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, PCCT and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of PCCT’s annual report to shareholders and PCCT’s proxy statement/prospectus. Upon written or oral request, PCCT will deliver a separate copy of the annual report to shareholders or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that PCCT deliver single copies of such documents in the future.

Shareholders may notify PCCT of their requests by writing PCCT at its principal executive offices at 315 Lake Street East, Suite 301, Wayzata, MN 55391 or by calling PCCT at (952) 456-5300.

ENFORCEABILITY OF CIVIL LIABILITY

PCCT is a Cayman Islands exempted company. If PCCT does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon PCCT. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against PCCT in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, PCCT may be served with process in the United States with respect to actions against PCCT arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of PCCT’s securities by serving PCCT’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

PCCT files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that PCCT files electronically with the SEC at http://www.sec.gov.

You may obtain additional copies of this proxy statement/prospectus, at no cost, and you may ask any questions you may have about the proposals by contacting PCCT at the following address and telephone number:

Perception Capital Corp. II

315 Lake Street East, Suite 301

Wayzata, MN

(952) 456-5300

You may also obtain these documents at no cost by requesting them in writing or by telephone from PCCT’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow St., 5th Floor, South Tower

Stamford, Connecticut 06902

Shareholders may call toll free: (800) 662-5200

Banks and Brokers may call collect: (203) 658-9400

PCCT.info@investor.morrowsodali.com

In order to receive timely delivery of the documents in advance of the Special Meeting, you must make your request for information no later than [●], 2023 ([●] prior to the date of the Special Meeting).

PERCEPTION CAPITAL CORP. II

Report of Independent Registered Public Accounting Firm (PCAOB ID #688)	F-3
Balance Sheets as of December 31, 2022 and 2021	F-5
Statements of Operations for the period ended December 31, 2022 and for the period from January 21, 2021 (inception) through December 31, 2021	F-6
Statements of Changes in Shareholders’ Deficit for the period ended December 31, 2022 and for the period from January 21, 2021 (inception) through December 31, 2021	F-7
Statements of Cash Flows for the period ended December 31, 2022 and for the period from January 21, 2021 through December 31, 2021	F-8
Notes to Financial Statements	F-9

Condensed Financial Statements
Condensed Balance Sheets as of March 31, 2023 (unaudited) and December 31, 2022	F-27
Condensed Statements of Operations (unaudited) for the three months ended March 31, 2023 and 2022	F-28
Condensed Statements of Changes in Shareholders’ Deficit (unaudited) for the three months ended March 31, 2023 and 2022	F-29
Condensed Statements of Cash Flows (unaudited) for the three months ended March 31, 2023 and 2022	F-30
Notes to Condensed Financial Statements	F-31
SPECTAIRE INC.

PERCEPTION CAPITAL CORP II
FINANCIAL STATEMENTS
For the Year Ended December 31, 2022 and the Period from
January 21, 2021 (inception) through December 31, 2021

PERCEPTION CAPITAL CORP. II

Report of Independent Registered Public Accounting Firm (PCAOB ID #688)	F-3
Balance Sheets as of December 31, 2022 and 2021	F-5
Statements of Operations for the period ended December 31, 2022 and for the period from January 21, 2021 (inception) through December 31, 2021	F-6
Statements of Changes in Shareholders’ Deficit for the period ended December 31, 2022 and for the period from January 21, 2021 (inception) through December 31, 2021	F-7
Statements of Cash Flows for the period ended December 31, 2022 and for the period from January 21, 2021 through December 31, 2021	F-8
Notes to Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Perception Capital Corp. II
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Perception Capital Corp. II (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and the period from January 21, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from January 21, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has negative working capital, has incurred significant costs, needs to raise additional funds to meet its obligations and sustain its operations and the Company’s business plan is dependent on the completion of a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ M
ARCUM
LLP
M
ARCUM
LLP

We have served as the Company’s auditor since 2021.
Tampa, FL
March 27, 2023

PERCEPTION CAPITAL CORP. II
BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash	$4,730	$818,833
Prepaid expenses — current	107,179	342,364

Total current assets	111,909	1,161,197
Prepaid expenses — noncurrent	—	107,084
Investments held in Trust Account	25,517,987	233,452,747

Total Assets	$25,629,896	$234,721,028

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$783,055	$10,035
Accounts payable — related party	104,808	49,182
Accrued expenses	1,906,825	126,644
Accrued expense — related party	10,977	—
Accrued offering costs	224,235	231,235
Convertible promissory notes — related party	221,631	—

Total current liabilities	3,251,531	417,096
Deferred underwriting fee payable	8,050,000	8,050,000

Total Liabilities	11,301,531	8,467,096

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 2,457,892 and 23,000,000 shares at redemption value of $10.34 and $10.15 per share, respectively, at December 31, 2022 and 2021, respectively	25,417,987	233,450,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding at December 31, 2022 and 2021; (excluding 2,457,892 and 23,000,000 shares subject to possible redemption, respectively) at December 31, 2022 and 2021	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 issued and outstanding	575	575
Additional paid-in capital	—	—
Accumulated deficit	(11,090,197)	(7,196,643)

Total shareholders’ deficit	(11,089,622)	(7,196,068)

Total Liabilities and Shareholders’ Deficit	$25,629,896	$234,721,028

The accompanying notes are an integral part of this financial statement.

PERCEPTION CAPITAL CORP. II
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period January 21, 2021 (Inception) through December 31, 2021
Operating and formation costs	$3,794,176	$316,021

Loss from operations	(3,794,176)	(316,021)
Interest and dividend income on investments held in Trust Account	2,030,383	2,747

Net Loss	$(1,763,793)	$(313,274)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	19,398,096	4,011,628

Basic and diluted net loss per share, Class A ordinary shares	$(0.07)	$(0.03)

Basic and diluted weighted average shares outstanding, Class B ordinary shares (1)	5,750,000	5,072,674

Basic and diluted net loss per share, Class B ordinary shares	$(0.07)	$(0.03)

(1)
In August 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 5,750,000 Class B ordinary shares outstanding. All share and per-share
amounts have been retroactively restated to reflect the share surrender (see Note 5).

The accompanying notes are an integral part of this financial statement.

PERCEPTION CAPITAL CORP. II
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022

	Class A ordinary shares		Class B ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2022	—	$—	5,750,000	$575	$—	$(7,196,643)	$(7,196,068)
Net loss	—	—	—	—	—	(1,763,793)	(1,763,793)
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	(2,129,761)	(2,129,761)

Balance — December 31, 2022	—	$—	5,750,000	$575	$—	$(11,090,197)	$(11,089,622)

FOR THE PERIOD FROM JANUARY 21, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class A ordinary shares		Class B ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 21, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425		25,000
Proceeds allocate to public warrants, net of offering costs	—	—	—	—	9,072,568	—	9,072,568
Sale of 10,050,000 private placement warrants to Sponsor, net of offering costs	—	—	—	—	10,014,058	—	10,014,058
Re-measurement of redeemable Class A ordinary shares to redemption amount	—	—	—	—	(19,111,051)	(6,883,369)	(25,994,420)
Net loss	—	—	—	—	—	(313,274)	(313,274)

Balance — December 31, 2021	—	$—	5,750,000	$575	$—	$(7,196,643)	$(7,196,068)

The accompanying notes are an integral part of this financial statement.

PERCEPTION CAPITAL CORP. II
STATEMENTS OF CASH FLOWS

	For the Period Ended December 31, 2022	For the Period from January 21, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net Loss	$(1,763,793)	$(313,274)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest and dividend income on investments held in Trust Account	(2,030,383)	(2,747)
Formation costs paid by Sponsor in exchange for Class B ordinary shares	—	11,770
Changes in operating assets and liabilities:
Prepaid expenses	342,269	(449,448)
Accounts payable	773,020	10,035
Accounts payable — related party	55,626	49,182
Accrued expenses	1,784,158	126,644

Net cash used in operating activities	(839,103)	(567,838)

Cash Flows from Investing Activities:
Cash deposited into Trust Account	(196,631)	(233,450,000)
Cash withdrawn from Trust Account for payment to redeeming shareholders	210,161,774	—

Net cash provided by (used) in investing activities	209,965,143	(233,450,000)

Cash Flows from Financing Activities:
Proceeds from promissory note — related party	—	223,765
Repayment of promissory note — related party	—	(223,765)
Proceeds from convertible promissory note — related party	221,631	—
Proceeds from sale of private placement warrants	—	10,050,000
Proceeds from initial public offering, net of underwriting discount paid	—	225,400,000
Payment to redeeming shareholders	(210,161,774)	—
Payment of offering costs	—	(613,329)

Net cash provided by (used in) financing activities	(209,940,143)	234,836,671

Net Change in Cash	(814,103)	818,833
Cash — Beginning of period	818,833	—

Cash — End of period	$4,730	$818,833

Supplemental disclosures of non-cash investing and financing activities:
Accretion of Class A ordinary shares subject to redemption to redemption value	$2,129,761	$25,994,420

Deferred underwriting fee payable	$—	$8,050,000

Offering costs paid in exchange for issuance of Class B ordinary shares to Sponsor	$—	$13,230

Offering costs included in accrued offering costs	$—	$231,235

The accompanying notes are an integral part of this financial statement.

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY
Perception Capital Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 21, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from January 21, 2021 (inception) through December 31, 2022 relates to the Company’s formation and initial public offering (“Initial Public Offering”), and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. On January 16, 2023, the company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of PCCT (“Merger Sub”), and Spectaire Inc., a Delaware corporation (“Spectaire”). See Note 9 for further details. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2021. On November 1, 2021, the Company consummated the Initial Public Offering of 23,000,000 units, (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including 3,000,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $230,000,000, which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,050,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Perception Capital Partners II LLC (the “Sponsor”), including 1,050,000 Private Placement Warrants issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $10,050,000, which is described in Note 4.
Following the closing of the Initial Public Offering, an amount of $233,450,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and will be invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
Transaction costs related to the issuances described above amounted to $13,617,198, consisting of $4,600,000 of cash underwriting fees, $8,050,000 of deferred underwriting fees and $967,198 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480,
Distinguishing Liabilities from Equity
(“ASC 480”).
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.
Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed to waive (i) redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (ii) redemption rights with respect to any Founder Shares and Public Shares held by it in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

Company’s obligation to allow redemption in connection with an initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete an initial Business Combination by May 1, 2023, or with respect to any other provision relating to shareholders’ rights or pre-initial
Business Combination activity; and (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares it holds if the Company fails to complete an initial Business Combination by May 1, 2023, or any extended period of time that the Company may have to consummate an initial Business Combination. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination by May 1, 2023.
The Company will have until May 1, 2023 to complete a Business Combination or receive shareholder approval for another extension (the “Combination Period”). If the Company is unable to complete a Business Combination or receive extension approval within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.15 per Public Share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

Amendment to Certificate of Incorporation
On October 28, 2022, the Company held an extraordinary general meeting (the “general meeting”), at which holders of 23,264,839 ordinary shares, comprised of 17,514,839 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), and 5,750,000 Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares,” and together with the Class A ordinary shares, the “ordinary shares”), were present in person or by proxy, representing approximately 80.9% of the voting power of the 28,750,000 issued and outstanding ordinary shares of the company, comprised of 23,000,000 Class A ordinary shares and 5,750,000 Class B ordinary shares, entitled to vote at the general meeting at the close of business on September 29, 2022, which was the record date (the “record date”) for the general meeting. Shareholders of record as of the close of business on the record date are referred to herein as “shareholders.”
On October 28, 2022, the company filed with the Cayman Islands Registrar of Companies an amendment to the amended and restated memorandum and articles of association of the company (the “charter amendment”). The charter amendment extended the date by which the company must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination (the “initial business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem all of the Class A ordinary shares included as part of the units sold in its initial public offering from November 1, 2022, to May 1, 2023 (the “charter extension”).
In connection with the charter extension, a total of 159 shareholders have elected to redeem an aggregate of 20,542,108 Class A ordinary shares, representing approximately 89.3% of the issued and outstanding Class A ordinary shares. As a result, $210,161,773.71 was paid out of the company’s trust account in connection with the redemptions, representing a redemption price per Class A ordinary share of approximately $10.23.
On October 31, 2022, the Company issued a convertible promissory note in the aggregate principal amount of up to $720,000 (the “extension loan”) to its sponsor, Perception Capital Partners II LLC, a Delaware limited liability company (the “sponsor”). The total borrowings on the note as of December 31, 2022 is $196,631. The extension loan was issued in connection with certain payments to be made by the sponsor into the trust account of the company pursuant to the company’s amended and restated certificate of incorporation, to provide the company with an extension of the date by which it must consummate an initial business combination from November 1, 2022, to May 1, 2023 (the “extension”) See Note 5 for further discussion on the convertible promissory note.
Going Concern
As of December 31, 2022, the Company had $4,730 in cash held outside of the Trust Account and negative working capital of $3,139,622. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity will be satisfied through the net proceeds from the private placement held outside of the Trust Account and proceeds made available to the Company under Working Capital Loans (as defined in Note 5). While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available if necessary.
The Company will have until May 1, 2023 to complete a Business Combination or receive shareholder approval for an extension. If a Business Combination is not consummated or an extension is not approved by May 1, 2023, there will be a mandatory liquidation and subsequent dissolution of the Company.
These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

consummate a Business Combination will be successful or successful within the Combination Period (including any extended period of time as described above). The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and Uncertainties
In addition to the risks noted above under Going Concern, the company is also subject to the following:
Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”), which, among other things, imposes a 1% excise tax on any domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. Because the combined company will be a Delaware corporation and the Company’s securities are expected to trade on Nasdaq following the Business Combination, the Company will be a “covered corporation” within the meaning of the Inflation Reduction Act following the Business Combination. While not free from doubt, absent any further guidance from Congress, the Excise Tax may apply to any redemptions of its Class A ordinary shares after December 31, 2022, including redemptions in connection with the Business Combination, unless an exemption is available.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.
Cash
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.
Investments Held in Trust Account
As of December 31, 2022 and 2021, the assets held in the Trust Account were comprised of U.S. government securities, within the meaning set forth in Section 2(a) (16) of the Investment Company Act, with maturities of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are reported in the statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
As of December 31, 2022 and December 31, 2021, the assets held in the Trust Account were held in money market funds, which were invested in U.S. Treasury securities. The Company had $25,517,987 and $233,452,747 in investments held in the Trust Account as of December 31, 2022 and December 31, 2021, respectively.

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations. The Public Warrants (as defined in Note 3) and Private Placement Warrants are equity classified (see Note 7).
Class A Ordinary Shares Subject to Possible Redemption
All of the 23,000,000 Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with ASC
480-10-S99,
redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified as temporary equity on the balance sheets.
Under ASC 480, the Company has elected to recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in
capital (to the extent available) and accumulated deficit. The redemption value of the redeemable ordinary shares as of December 31, 2022, increased as the income earned on the Trust Account exceeds $100,000 to pay dissolution expenses (see Note 1). As such, the Company recorded an increase in the carrying amount of the redeemable ordinary shares of $2,129,761 during the year ended December 31, 2022.
As of December 31, 2022 and December 31, 2021, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(9,637,000)
Issuance costs allocated to Class A ordinary shares	(12,907,420)
Plus:
Accretion of carrying value to redemption value	25,994,420

Class A ordinary shares subject to possible redemption as of December 31, 2021	233,450,000
Plus:
Remeasurement of carrying value to redemption value	2,129,761
Initial Pre-Extension Redemption	(210,161,774)

Class A ordinary shares subject to possible redemption as of December 31, 2022	$25,417,987

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC Topic 340,
Other Assets and Deferred Costs
(“ASC 340”) and SEC Staff Accounting Bulletin Topic 5A —
Expenses of Offering
. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $13,507,794, consisting of $4,600,000 of cash underwriting fees, $8,050,000 of deferred underwriting fees and $857,794 of other offering costs. As such, the Company recorded $12,907,420 of offering costs as a reduction of temporary equity and $600,374 of offering costs as a reduction of permanent equity.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Loss Per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. Accretion associated with the redeemable Class A ordinary shares is excluded from net loss per share as the redemption value approximates fair value. Therefore, the earnings per share calculation allocates income and losses shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net loss per share is the same for Class A and Class B ordinary shares. The Company has not considered the effect of the Public Warrants and Private Placement Warrants to purchase an aggregate of 21,550,000 shares in the calculation of diluted net loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	For the Period Ended December 31, 2022		For the Period January 21, 2021 (Inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Net loss	$(1,360,510)	$(403,283)	$(138,342)	$(174,932)
Denominator:
Basic and diluted weighted average shares	19,398,096	5,750,000	4,011,628	5,072,674
Basic and diluted net loss per share	$(0.07)	$(0.07)	$(0.03)	$(0.03)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC Topic 820,
Fair Value Measurement
(“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 8 for additional information on assets and liabilities measured at fair value.

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2021. On November 1, 2021, the Company consummated the Initial Public Offering of 23,000,000 Units, including 3,000,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $230,000,000. Each Unit consisted of one Class A ordinary share and one-half
of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,050,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, including 1,050,000 Private Placement Warrants issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $10,050,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 25, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). In August 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 5,750,000 Class B ordinary shares outstanding (see Note 7). All share and per-share
amounts have been retroactively restated to reflect the share surrender. Pursuant to the exercise of the underwriters’ over-allotment option in full, no Founder Shares are subject to forfeiture.
The Sponsor has agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (a) one year after the completion of a Business Combination or (b) subsequent to a Business Combination (i) if last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
On April 7, 2021, the Sponsor transferred 30,000 Founder Shares to each of its three independent director nominees (the “Directors”) (or 90,000 Founder Shares in total) for cash consideration of approximately $0.003 per share (the “Purchase Price”). These awards are subject to ASC 718.

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

Under ASC 718, compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share of $2.08 (or a total of $187,489) (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
Promissory Notes — Related Party
On January 25, 2021, the Company issued an unsecured promissory note to the sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The promissory note was non-interest
bearing and payable on the earlier of (i) December 31, 2021 or (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of 223,765 was repaid at the closing of the Initial Public Offering on November 1, 2021. As of December 31, 2022 and December 31, 2021, there were no amounts outstanding under the Promissory Note.
Administrative Support Agreement
The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services. Upon the completion of an initial Business Combination, the Company will cease paying these monthly fees. For the year ended December 31, 2022, $120,000 of administrative support expenses were incurred. For the period from January 21, 2021 (inception) through December 31, 2021, $20,000 of administrative support expenses were incurred. As of December 31, 2022 and December 31, 2021, $20,000 and $20,000 related to this agreement is recorded in accounts payable — related party on the balance sheet.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the initial shareholders or an affiliate of the initial shareholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022, the outstanding amount of Working Capital Loans were $25,000. No Working Capital Loans were outstanding as of December 31, 2021.
On October 31, 2022, the Company issued a convertible promissory note in the aggregate principal amount of up to $720,000 (the “extension loan”) to its sponsor, Perception Capital Partners II LLC, a Delaware limited liability company (the “sponsor”). The extension loan was issued in connection with certain payments to be made by the sponsor into the trust account of the company pursuant to the company’s amended and restated certificate of incorporation, to provide the company with an extension of the date by which it must consummate an initial business combination from November 1, 2022, to May 1, 2023 (the “extension”). The contribution(s) and the extension loans do not bear any interest and will be repayable by the company to the sponsor upon the earlier

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

of (i) the date by which the company must complete an initial business combination and (ii) the consummation of an initial business combination. The extension loans may be settled, at the option of the sponsor, in whole warrants to purchase Class A ordinary shares of the company at a conversion price equal to $1.00 per warrant (the “extension loan warrants”). Each extension loan warrant will entitle the holder thereof to purchase one Class A ordinary share of the company at an exercise price of $11.50 per share, subject to certain adjustments. The extension loan warrants are identical to the warrants included in the units sold in the company’s initial public offering, except that, so long as they are held by the sponsor or its permitted transferees: (1) they will not be redeemable by the company; (2) they (including the Class A ordinary shares issuable upon exercise of the extension loan warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the sponsor until 30 days after the completion of the company’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the Class A ordinary shares issuable upon exercise of the extension loan warrants) are entitled to registration rights. The maturity date of the extension loans may be accelerated upon the occurrence of an “event of default” (as defined within the agreement). Any outstanding principal under the extension loans may be prepaid at any time by the company, at its election and without penalty, provided, however, that the sponsor shall have a right to first convert such principal balance of the extension loan upon notice of such prepayment. As of December 31, 2022, $196,631 is outstanding under the extension loan.
Reimbursed Expenses — Related Party
The Company’s Sponsor, directors and officers, or any of their respective affiliates, are reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of December 31, 2022, $316,861 of such expenses were incurred. As of December 31, 2022, $84,808 was recorded in accounts payable — related party. For the period from January 21, 2021 (inception) through December 31, 2021 $29,182 of such expenses were incurred. As of December 31, 2021, $29,182 of such expenses were recorded in accounts payable — related party.
NOTE 6. COMMITMENTS
Registration and Shareholder Rights Agreement
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed prior to the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up
period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
Simultaneously with the Initial Public Offering, the underwriters fully exercised the over-allotment option to purchase an additional 3,000,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $30,000,000.

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $8,050,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. SHAREHOLDERS’ EQUITY
Preference shares
— The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and December 31, 2021 there were no preference shares issued or outstanding.
Class
 A ordinary shares —
The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022, there were 2,457,892 Class A ordinary shares issued and outstanding, including 2,457,892 Class A ordinary shares subject to possible redemption. As of December 31, 2021, there were 23,000,000 Class A ordinary shares issued and outstanding, including 23,000,000 Class A ordinary shares subject to possible redemption.
Class
 B ordinary shares —
The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 5,750,000 Class B ordinary shares issued and outstanding.
On January 25, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 7,187,500 Class B ordinary shares. In August 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of
5,750,000
Class B ordinary shares outstanding.
Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided that, prior to an initial Business Combination, holders of the Company’s Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Company’s Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of an initial Business Combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment for share
sub-divisions,
share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions, and subject to further adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of an initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of this offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with an initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in an initial Business Combination.

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

Warrants —
A warrant holder may exercise its warrants only for a whole number of Class A ordinary share. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless you purchase at least two Units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a current prospectus relating thereto is current, subject to the satisfying the obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, the Company will use the commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use the commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at the option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement.
Redemption of Public Warrants
. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last reported sale price of the Class A ordinary shares for any 20 trading days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the
30-day
redemption period, unless the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable, the Company may exercise the redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

The Private Placement Warrants are identical to the Public Warrants except that: (1) they will not be redeemable; (2) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial business combination, as described below; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights.
The Company accounts for the 21,550,000 warrants issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 10,050,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.
NOTE 8. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2022
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$25,517,987	$25,517,987	$—	$—
December 31, 2021
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$233,452,747	$233,452,747	$—	$—
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 3, 2023, February 1, 2023, and March 1, 2023, the Company drew down an additional $98,316 on the extension loan, $294,947 in total (see Note 5).
On January 16, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Spectaire Inc., a Delaware corporation (“Spectaire”). Details regarding the merger can be found in the Company’s January 18, 2023
Form 8-K
filing. The purchase price allocation has not yet been completed. The Company will provide the purchase price allocation and pro forma operating results of the company in its
Form 10-Q
for the period of March 31, 2023.
On February 28, 2023, March 6, 2023 and March 22, 2023, the Company drew down an additional $225,000, $150,000 and $50,000, respectively on the working capital loan (see Note 5).
On March 23, 2023, the Company and Jefferies, as representative of the IPO Underwriters, entered into the pursuant to that certain first amendment agreement to the underwriting agreement between Jefferies, as representative of the IPO Underwriters, and the Company, pursuant to which the Company and Jefferies agreed

PERCEPTION CAPITAL CORP. II
NOTES TO FINANCIAL STATEMENTS

that the deferred underwriting discount will be payable only to Jefferies, individually and not as representative and for the accounts of the IPO Underwriters, after such other IPO Underwriters waived or indicated to PCCT they will waive their entitlement to the payment of any deferred underwriting discount, thereby reducing the amount of such deferred underwriting discount to $5,635,000 (the “Deferred Discount”) to be paid as follows: (a) if there is at least $25,000,000 of (i) available funds in the Trust Account, plus (ii) amounts received by the Company in connection with equity purchase agreements prior to or substantially concurrently with the Closing, minus (iii) amounts payable in connection with the Redemption, minus (iv) amounts payable pursuant to the Forward Purchase Agreement, minus (v) all fees incurred by the Company and Spectaire for outside advisors in connection with the Business Combination (the “Closing Surviving Corporation Cash”), the Deferred Discount will be due to Jefferies at the Closing; and (b) if there is less than $25,000,000 of the Closing Surviving Corporation Cash, $2,000,000 of the Deferred Discount will be due to Jefferies at the Closing, with the remaining $3,635,000 (the “Deferred Cash Obligation”) being due to Jefferies no later than eighteen months following the Closing. For the avoidance of doubt, the Deferred Discount is payable solely to Jefferies and not the other IPO Underwriters, which have waived or indicated to PCCT that they will waive their entitlement to the payment of any deferred underwriting discount. The Company may, at its sole discretion, elect to pay all or any of the Deferred Cash Obligation in shares of NewCo Common Stock (the “Deferred Stock Payment Shares”); provided that, the Company will provide Jefferies with written notice of its election to deliver the Deferred Cash Obligation as the Deferred Stock Payment Shares no earlier than sixty (60) calendar days following the Closing but no later than two business days prior to the delivery of the Deferred Stock Payment Shares. Jefferies is entitled to customary shelf registration rights with respect to the Deferred Stock Payment Shares. the Company has agreed to file a shelf registration statement to register the Deferred Stock Payment Shares within fifteen business days of their delivery.
In connection with the business combination, the Company also entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”) with the Seller. Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase up to a maximum of 2,457,892 of Perception’s Class A Ordinary Shares from holders (other than Perception or its affiliates) who have elected to redeem such shares in connection with the Business Combination. Purchases by Seller will be made through brokers in the open market after the redemption deadline in connection with the Business Combination.
Following the Closing, and as additional consideration for the Merger, after the occurrence of certain Triggering Events, Acquiror shall issue or cause to be issued to the Eligible Company Equityholders 7,500,000 shares of Acquiror Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing) (such shares, the “Earnout Shares”), upon the terms and subject to the conditions set forth in the Agreement. The Triggering events are (i) the date on which the volume-weighted average closing sale price of one share of Acquiror Common Stock quoted on the Nasdaq Capital Market is greater than or equal to $15.00 for any twenty trading days within any thirty consecutive trading day period within the earnout period, (ii) the date on which the volume-weighted average closing sale price of one share of Acquiror Common Stock quoted on the Nasdaq Capital Market is greater than or equal to $20.00 for any twenty trading days within any thirty consecutive trading day period within the earnout period, or (iii) the date on which the volume-weighted average closing sale price of one share of Acquiror Common Stock quoted on the Nasdaq Capital Market is greater than or equal to $25.00 for any twenty trading days within any thirty consecutive trading day period within the earnout period. The earnout period is the time period between the Closing Date and the five-year
anniversary of the Closing Date.

PERCEPTION CAPITAL CORP II
CONDENSED FINANCIAL STATEMENTS
For the three months ended March 31, 2023 and 2022

PERCEPTION CAPITAL CORP. II

PERCEPTION CAPITAL CORP. II
CONDENSED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$48,857	$4,730
Prepaid expenses	77,179	107,179
Deferred offering costs	14,532	—

Total current assets	140,568	111,909
Investments held in Trust Account	26,071,412	25,517,987

Total Assets	$26,211,980	$25,629,896

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$755,466	$783,055
Accounts payable — related party	35,425	104,808
Accrued expenses	3,714,663	1,906,825
Accrued expense — related party	15,570	10,977
Accrued offering costs	224,235	224,235
Convertible promissory notes — related party	941,578	221,631
Forward purchase units	4,020,000	—
Total current liabilities	9,706,937	3,251,531

Deferred underwriting fee payable	5,635,000	8,050,000

Total Liabilities	$15,341,937	$11,301,531

Commitments and Contingencies (Note 7)
Class A ordinary shares subject to possible redemption, 2,457,892 shares at redemption value of $10.57 and $10.34 per share at March 31, 2023 and December 31, 2022, respectively	$25,971,412	$25,417,987
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding at March 31, 2023 and December 31, 2022; excluding 2,457,892 shares subject to possible redemption at March 31, 2023 and December 31, 2022	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 issued and outstanding	575	575
Accumulated deficit	(15,101,944)	(11,090,197)

Total shareholders’ deficit	(15,101,369)	(11,089,622)

Total Liabilities and Shareholders’ Deficit	$26,211,980	$25,629,896

The accompanying notes are an integral part of this financial statement.

PERCEPTION CAPITAL CORP. II
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Operating and formation costs	$2,111,800	$508,376

Loss from operations	(2,111,800)	(508,376)
Interest and dividend income on investments held in Trust Account	258,478	18,197
Change in fair value of forward purchase units	(190,000)	—

Net Loss	$(2,043,322)	$(490,179)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	2,457,892	23,000,000

Basic and diluted net loss per share, Class A ordinary shares	$(0.25)	$(0.02)

Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,750,000	5,750,000

Basic and diluted net loss per share, Class B ordinary shares	$(0.25)	$(0.02)

The accompanying notes are an integral part of this financial statement.

PERCEPTION CAPITAL CORP. II
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Class A ordinary shares		Class B ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — December 31, 2022	—	$—	5,750,000	$575	$—	$(11,090,197)	$(11,089,622)
Net loss	—	—	—	—	—	(2,043,322)	(2,043,322)
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	(553,425)	(553,425)
Initial measurement of forward purchase units	—	—	—	—	—	(3,830,000)	(3,830,000)
Reduction of deferred underwriting fee payable	—	—	—	—	—	2,415,000	2,415,000

Balance — March 31, 2023	—	$—	5,750,000	$575	$—	$(15,101,944)	$(15,101,369)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Class A ordinary shares		Class B ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — December 31, 2021	—	$—	5,750,000	$575	$—	$(7,196,643)	$(7,196,068)
Net loss	—	—	—	—	—	(490,179)	(490,179)

Balance — March 31, 2022	—	$—	5,750,000	$575	$—	$(7,686,822)	$(7,686,247)

The accompanying notes are an integral part of this financial statement.

PERCEPTION CAPITAL CORP. II
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Cash Flows from Operating Activities:
Net Loss	$(2,043,322)	$(490,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest and dividend income on investments held in Trust Account	(258,478)	(18,197)
Change in fair value of forward purchase units	190,000	—
Changes in operating assets and liabilities:
Prepaid expenses	30,000	45,034
Deferred offering costs	(14,533)	—
Accounts payable	(27,588)	12,305
Accounts payable — related party	(69,383)	(49,182)
Accrued expenses	1,807,838	193,294
Accrued expenses — related party	4,593	25,799

Net cash used in operating activities	(380,873)	(281,126)

Cash Flows from Investing Activities:
Cash deposited into Trust Account	(294,947)	—

Net cash used in investing activities	(294,947)	—

Cash Flows from Financing Activities:
Proceeds from convertible promissory notes — related party	719,947	—
Payment of offering costs	—	(7,000)

Net cash provided by (used in) financing activities	719,947	(7,000)

Net Change in Cash	44,127	(288,126)
Cash — Beginning of period	4,730	818,833

Cash — End of period	$48,857	$530,707

Supplemental disclosures of non-cash investing and financing activities:
Accretion of Class A ordinary shares subject to redemption value	$553,425	$—
Reduction of deferred underwriting fee payable	$2,415,000	$—
Initial measurement of forward purchase units	$3,830,000	$—
The accompanying notes are an integral part of this financial statement.

PERCEPTION CAPITAL CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY
Perception Capital Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 21, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2023, the Company had not commenced any operations. All activity for the period from January 21, 2021 (inception) through March 31, 2023 relates to the Company’s formation and initial public offering (“Initial Public Offering”), and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2021. On November 1, 2021, the Company consummated the Initial Public Offering of 23,000,000 units, (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including 3,000,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $230,000,000, which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,050,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Perception Capital Partners II LLC (the “Sponsor”), including 1,050,000 Private Placement Warrants issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $10,050,000, which is described in Note 4.
Following the closing of the Initial Public Offering, an amount of $233,450,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and will be invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
Transaction costs related to the issuances described above amounted to $13,617,198, consisting of $4,600,000 of cash underwriting fees, $8,050,000 of deferred underwriting fees and $967,198 of other offering costs. On March 23, 2023, the underwriters agreed to reduce their rights to the portion of the fee payable by the Company for deferred underwriting commissions, which is discussed in Note 7.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480,
Distinguishing Liabilities from Equity
(“ASC 480”).
The Company will proceed with a Business Combination only if, in the event that the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination (see Note 10 for subsequent amendment to charter). If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.
Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed to waive (i) redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (ii) redemption rights with respect to any Founder Shares and Public Shares held by it in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete an initial Business Combination by May 1, 2023. Subsequent to the period, the Company extended to the initial public offering date to November 1, 2023 (See Note 10), or with respect to any other provision relating to shareholders’ rights or pre-initial
Business Combination activity; and (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares it holds if the Company fails to complete an initial Business Combination by November 1, 2023, or any extended period of time that the Company may have to consummate an initial Business Combination. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination by November 1, 2023.
The Company will have until November 1, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.15 per Public Share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Amendment to Certificate of Incorporation
On October 28, 2022, the Company held an extraordinary general meeting (the “general meeting”), at which holders of 23,264,839 ordinary shares, comprised of 17,514,839 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), and 5,750,000 Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares,” and together with the Class A ordinary shares, the “ordinary shares”), were present in person or by proxy, representing approximately 80.9% of the voting power of the 28,750,000 issued and outstanding ordinary shares of the company, comprised of 23,000,000 Class A ordinary shares and 5,750,000 Class B ordinary shares, entitled to vote at the general meeting at the close of business on September 29, 2022, which was the record date (the “record date”) for the general meeting. Shareholders of record as of the close of business on the record date are referred to herein as “shareholders.”
On October 28, 2022, the company filed with the Cayman Islands Registrar of Companies an amendment to the amended and restated memorandum and articles of association of the company (the “charter amendment”). The charter amendment extended the date by which the company must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination (the “initial business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem all of the Class A ordinary shares included as part of the units sold in its initial public offering from November 1, 2022, to May 1, 2023 (the “October 28, 2022 charter extension”). Subsequent to the period, the Company extended to the initial public offering date to November 1, 2023 (See Note 10).
In connection with the October 28, 2022 charter extension, a total of 159 shareholders elected to redeem an aggregate of 20,542,108 Class A ordinary shares, representing approximately 89.3% of the issued and outstanding Class A ordinary shares. As a result, $210,161,773.71 was paid out of the company’s trust account in connection with the redemptions, representing a redemption price per Class A ordinary share of approximately $10.23.
On October 31, 2022, the Company issued a convertible promissory note in the aggregate principal amount of up to $720,000 (the “extension loan”) to its sponsor, Perception Capital Partners II LLC, a Delaware limited liability company (the “sponsor”). The total borrowings on the note as of March 31, 2023 is $491,578. The extension loan was issued in connection with certain payments to be made by the sponsor into the trust account of the company pursuant to the company’s amended and restated certificate of incorporation, to provide the company with an extension of the date by which it must consummate an initial business combination from November 1, 2022, to May 1, 2023. See Note 6 for further discussion on the convertible promissory note. Subsequent to the period, the Company extended to the initial public offering date to November 1, 2023 (See Note 10).
Business Combination Agreement
On January 16, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Spectaire Inc., a Delaware corporation (“Spectaire”). Details regarding the merger can be found in the Company’s January 17, 2023 Form
8-K
filing. The purchase price allocation has not yet been completed. The Merger Agreement provides that the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”):
(i) prior to the effective time of the Business Combination (the “Effective Time”), the aggregate amount of each outstanding convertible promissory note of Spectaire, including all outstanding principal and interest accrued but unpaid thereon, will convert into shares of common stock, par value $0.0001 per share, of Spectaire (“Spectaire Common Stock”), and each share of the Series Seed Preferred Stock, par value $0.0001 per share, of Spectaire will convert into one share of Spectaire Common Stock (such conversions, the “Spectaire Security Conversion”);
(ii) at the Effective Time (after giving effect to the Spectaire Security Conversion):
(a) each share of Spectaire Common Stock (other than shares of Spectaire Common Stock subject to Spectaire Options and Spectaire RSUs (each as defined below), Spectaire Restricted Shares (as defined below), treasury stock and dissenting shares) will convert into the right to receive its pro rata portion (on a fully diluted basis) of the Net Merger Consideration and the Earnout Shares (as defined below);
(b) each outstanding option to purchase Spectaire Common Stock (“Spectaire Option”) will be converted into (x) an option to purchase, upon substantially the same terms and conditions, a whole number of shares of PCCT (“Perception Capital Corp. II) Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire Option as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio (as defined in the Merger Agreement) and (y) the right to receive its pro rata portion of the Earnout Shares;
(c) each outstanding restricted stock unit relating to Spectaire Common Stock (“Spectaire RSU”) will be converted into (x) a restricted stock unit, upon substantially the same terms and conditions, relating to a whole number of shares of PCCT Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire RSU as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio and (y) the right to receive its pro rata portion of the Earnout Shares; and
(d) each outstanding award of restricted shares of Spectaire Common Stock subject to vesting conditions and/or a risk of forfeiture (“Spectaire Restricted Shares”) will be converted into (x) an award, upon substantially the same terms and conditions, of a whole number of restricted shares of PCCT Common Stock equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire Restricted Share as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio and (y) the right to receive its pro rata portion of the Earnout Shares.
The number of Earnout Shares will be equal to 7,500,000 additional shares of PCCT Common Stock (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to PCCT Common Stock occurring on or after the Closing). The Earnout Shares may be issued in three equal tranches upon the volume-weighted price per share of PCCT Common Stock equaling or exceeding $15.00, $20.00 or $25.00 for at least 20 trading days in any consecutive
30-day
trading period within the five-year period (“Earnout Period”) following the closing of the Business Combination. If, during the Earnout Period, there is a Change of Control where the Company or its stockholders have the right to receive consideration implying a value per share of PCCT Common Stock of less than $15 no Earnout Shares will be issuable. If the value per share of PCCT Common Stock is greater than or equal to $15 but less than $20 then the Company shall issue 2,500,000 shares of PCCT Common Stock to the Eligible Company Equity holders. If the value per share of PCCT Common Stock is greater than or equal to $20 but less than $25 then the Company shall issue 5,000,000 shares of PCCT Common Stock to the Eligible Company Equity holders. If the value per share of PCCT Common Stock is greater than or equal to $25 then the Company shall issue 7,500,000 shares of PCCT Common Stock to the Eligible Company Equity holders.
If, during the Earnout Period, (i) any liquidation, dissolution or winding up of Acquiror is initiated, (ii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against Acquiror or (iii) Acquiror makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties, then any Earnout Shares that have not been previously issued by Acquiror (whether or not previously earned) shall be deemed earned and due by Acquiror to the Eligible Company Equity holders.
In connection with the business combination, the Company also entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Forward Transaction (the “Forward Purchase Transaction”) with Meteora Special Opportunity Fund I, LLP, Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP (collectively the “Seller”). Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase up to a maximum of 2,457,892 of Perception’s Class A Ordinary Shares from holders (other than Perception or its affiliates) who have elected to redeem such shares in connection with the Business Combination. Purchases by Seller will be made through brokers in the open market after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid by the Company in connection with the Business Combination. The Forward Purchase Agreement is within the scope of ASC
480-10
due to the obligation to repurchase the issuer’s equity shares and transfer cash. Accordingly, the initial fair value will be booked on the balance sheet and any changes in value will be recognized in earnings in the period of remeasurement.

On March 31, 2023, in association with the Merger Agreement, the Company issued an unsecured promissory note to Spectaire, Inc. (“Spectaire Loan”), pursuant to which the Company may borrow up to an aggregate principal amount of $500,000. The promissory note was non-interest
bearing and payable on the date of any termination of the Merger Agreement (the “Maturity Date”), unless accelerated upon the occurrence of an event of default (as defined within the agreement). As of March 31, 2023, there had been no drawdowns under the Promissory Note.
Going Concern
As of March 31, 2023, the Company had $48,857 in cash held outside of the Trust Account and negative working capital of $9,566,369. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity will be satisfied through proceeds made available to the Company under Working Capital Loans (as defined in Note 6), Extension Loan (as defined in Note 6), and the Spectaire Loan (as defined in Note 1). While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available if necessary.
As noted in Note 10, subsequent to the reporting period the Company adopted an amendment to its amended and restatement memorandum and articles of association so that it will have until November 1, 2023 to complete a Business Combination. If a Business Combination is not consummated by November 1, 2023, there will be a mandatory liquidation and subsequent dissolution of the Company.
These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Combination Period (including any extended period of time as described above). The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and Uncertainties
In addition to the risks noted above under Going Concern, the company is also subject to the following:
Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We deposit substantial funds in financial institutions and may, from time to time, maintain cash balances at such financial institutions in excess of the Federal Deposit Insurance Corporation limit. Recently, there has been significant volatility and instability among banks and financial institutions and on March 10, 2023, Silicon Valley Bank, at SVB, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation, or the FDIC, as receiver, and for a period of time, customers of the bank did not have access to their funds and there was uncertainty as to when, if at all, customers would have access to funds in excess of the FDIC insured amounts. The Company held deposits at SVB at the time of its closure but the deposits were under the FDIC limit and no losses were incurred. Going forward, should one or more of the financial institutions at which our deposits are maintained fail, there is no guarantee as to the extent that we would recover the funds deposited, whether through Federal Deposit Insurance Corporation coverage or otherwise, or the timing
o
f any recovery. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2023 and December 31, 2022.
Investments Held in Trust Account
As of March 31, 2023 and December 31, 2022, the assets held in the Trust Account were comprised of U.S. government securities, within the meaning set forth in Section 2(a) (16) of the Investment Company Act, with maturities of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are reported in the statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
As of March 31, 2023 and December 31, 2022, the assets held in the Trust Account were held in money market funds, which were invested in U.S. Treasury securities. The Company had $26,071,412 and $25,517,987 in investments held in the Trust Account as of March 31, 2023 and December 31, 2022, respectively.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations. The Public Warrants (as defined in Note 3) and Private Placement Warrants are equity classified (see Note 8).
Class A Ordinary Shares Subject to Possible Redemption
All of the 23,000,000 Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption, at a price of $10.15 per share, of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with ASC
480-10-S99,
redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified as temporary equity on the balance sheets.
Under ASC 480, the Company has elected to recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in
capital (to the extent available) and accumulated deficit. The redemption value of the redeemable ordinary shares as of March 31, 2023, increased as the income earned on the Trust Account exceeds $100,000 to pay dissolution expenses (see Note 1). As such, the Company recorded an increase in the carrying amount of the redeemable ordinary shares of $553,425 during the three months ended March 31, 2023.
As of March 31, 2023 and December 31, 2022, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(9,637,000)
Issuance costs allocated to Class A ordinary shares	(12,907,420)
Plus:
Accretion of carrying value to redemption value	28,124,181
Initial Pre-Extension Redemption	(210,161,774)

Class A ordinary shares subject to possible redemption as of December 31, 2022	25,417,987
Plus:
Remeasurement of carrying value to redemption value	553,425

Class A ordinary shares subject to possible redemption as of March 31, 2023	$25,971,412

Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC Topic 340,
Other Assets and Deferred Costs
(“ASC 340”) and SEC Staff Accounting Bulletin Topic 5A—Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $13,507,794, consisting of $4,600,000 of cash underwriting fees, $8,050,000 of deferred underwriting fees and $857,794 of other offering costs. As such, the Company recorded $12,907,420 of offering costs as a reduction of temporary equity and $600,374 of offering costs as a reduction of permanent equity. On March 23, 2023, the IPO Underwriters waived their entitlement to the payment of a portion of their deferred underwriting discount, thereby reducing the amount of such deferred underwriting discount from $8,050,000 to $5,635,000.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740,
Income Taxes
(“ASC 740”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Loss Per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. Accretion associated with the redeemable Class A ordinary shares is excluded from net loss per share as the redemption value approximates fair value. Therefore, the earnings per share calculation allocates income and losses shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net loss per share is the same for Class A and Class B ordinary shares. The Company has not considered the effect of the Public Warrants and Private Placement Warrants to purchase an aggregate of 21,550,000 shares in the calculation of diluted net loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.
The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	For the three months ended March 31, 2023		For the three months ended March 31, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Net loss	$(611,882)	$(1,431,440)	$(392,143)	$(98,036)
Denominator:
Basic and diluted weighted average shares	2,457,892	5,750,000	23,000,000	5,750,000

Basic and diluted net loss per share	$(0.25)	$(0.25)	$(0.02)	$(0.02)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC Topic 820,
Fair Value Measurement
(“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 9 for additional information on assets and liabilities measured at fair value.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2021. On November 1, 2021, the Company consummated the Initial Public Offering of 23,000,000 Units, including 3,000,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $230,000,000. Each Unit consisted of one Class A ordinary share and one-half
of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,050,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, including 1,050,000 Private Placement Warrants issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $10,050,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. ACCRUED EXPENSES
Accrued expenses consisted of the following at the dates indicated:

	March 31, 2023	December 31, 2022
Accrued expenses:
Accrued legal fees	$3,581,322	$1,905,225
Accrued accounting fees	133,341	1,600

Total accrued expenses	$3,714,663	$1,906,825

NOTE 6. RELATED PARTY TRANSACTIONS
Founder Shares
On January 25, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). In August 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 5,750,000 Class B ordinary shares outstanding (see Note 8). All share and per-share
amounts have been retroactively restated to reflect the share surrender. Pursuant to the exercise of the underwriters’ over-allotment option in full, no Founder Shares are subject to forfeiture.
The Sponsor has agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (a) one year after the completion of a Business Combination or (b) subsequent to a Business Combination (i) if last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
On April 7, 2021, the Sponsor transferred 30,000 Founder Shares to each of its three independent director nominees (the “Directors”) (or 90,000 Founder Shares in total) for cash consideration of approximately $0.003 per share (the “Purchase Price”). These awards are subject to ASC 718.
Under ASC 718, compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share of $2.08 (or a total of $187,489) (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
Administrative Support Agreement
The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services. Upon the completion of an initial Business Combination, the Company will cease paying these monthly fees. For the three months ended March 31, 2023 and 2022, $30,000 of administrative support expenses were incurred. As of March 31, 2023 and December 31, 2022, there was $20,000 outstanding under the Administrative Support Agreement.

Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the initial shareholders or an affiliate of the initial shareholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2023 and December 31, 2022, the outstanding amount of Working Capital Loans were $450,000 and $25,000, respectively, recorded in convertible promissory notes—related party on the condensed balance sheet.
On October 31, 2022, the Company issued a convertible promissory note in the aggregate principal amount of up to $720,000 (the “extension loan”) to its sponsor, Perception Capital Partners II LLC, a Delaware limited liability company (the “sponsor”). The extension loan was issued in connection with certain payments to be made by the sponsor into the trust account of the company pursuant to the Company’s amended and restated certificate of incorporation, to provide the company with an extension of the date by which it must consummate an initial business combination from November 1, 2022 to May 1, 2023 (the “extension”). The contribution(s) and the extension loans will not bear any interest, and will be repayable by the company to the sponsor upon the earlier of (i) the date by which the company must complete an initial business combination and (ii) the consummation of an initial business combination. The extension loans may be settled, at the option of the sponsor, in whole warrants to purchase Class A ordinary shares of the company at a conversion price equal to $1.00 per warrant (the “extension loan warrants”). Each extension loan warrant will entitle the holder thereof to purchase one Class A ordinary share of the company at an exercise price of $11.50 per share, subject to certain adjustments. The extension loan warrants are identical to the warrants included in the units sold in the company’s initial public offering, except that, so long as they are held by the sponsor or its permitted transferees: (1) they will not be redeemable by the company; (2) they (including the Class A ordinary shares issuable upon exercise of the extension loan warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the sponsor until 30 days after the completion of the company’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the Class A ordinary shares issuable upon exercise of the extension loan warrants) are entitled to registration rights. The maturity date of the extension loans may be accelerated upon the occurrence of an “event of default” (as defined within the agreement). Any outstanding principal under the extension loans may be prepaid at any time by the company, at its election and without penalty, provided, however, that the sponsor shall have a right to first convert such principal balance of the extension loan upon notice of such prepayment. As of March 31, 2023 and December 31, 2022, $491,578 and $196,631, respectively, were outstanding under the extension loan recorded in convertible promissory notes—related party on the condensed balance sheet.
Reimbursed Expenses—Related Party
The Company’s Sponsor, directors and officers, or any of their respective affiliates, are reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. For the three months ended March 31, 2023, $15,425 of such expenses were incurred. As of March 31, 2023 and December 31, 2022, $15,425 and $55,626 was recorded in accounts payable—related party, respectively. For the three months ended

March 31, 2022, $47,652 of such expenses were incurred and $25,799 was recorded in accrued expenses—related party.
NOTE 7. COMMITMENTS
Registration and Shareholder Rights Agreement
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed prior to the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
Simultaneously with the Initial Public Offering, the underwriters fully exercised the over-allotment option to purchase an additional 3,000,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $30,000,000.
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $8,050,000 in the aggregate, as adjusted as described below, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On March 23, 2023, the underwriters agreed to waive their rights to the portion of the fee payable by the Company for deferred underwriting commissions. The waived fee amount of $2,415,000 was recorded as an increase to accumulated deficit on the Company’s balance sheet.
NOTE 8. SHAREHOLDERS’ EQUITY
Preference shares
—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2023 and December 31, 2022 there were no preference shares issued or outstanding.
Class A ordinary shares
—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were 2,457,892 Class A ordinary shares issued and outstanding, including 2,457,892 Class A ordinary shares subject to possible redemption.
Class
 B ordinary shares
—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were 5,750,000 Class B ordinary shares issued and outstanding.
On January 25, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 7,187,500 Class B ordinary shares. In August 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 5,750,000 Class B ordinary shares outstanding.

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided that, prior to an initial Business Combination, holders of the Company’s Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Company’s Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of an initial Business Combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment for share
sub-divisions,
share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions, and subject to further adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of an initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of this offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with an initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in an initial Business Combination.
Warrants
—A warrant holder may exercise its warrants only for a whole number of Class A ordinary share. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless you purchase at least two Units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a current prospectus relating thereto is current, subject to the satisfying the obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, the Company will use the commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use the commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at the option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement.

Redemption of Public Warrants
. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last reported sale price of the Class A ordinary shares for any 20 trading days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the
30-day
redemption period, unless the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable, the Company may exercise the redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Private Placement Warrants are identical to the Public Warrants except that: (1) they will not be redeemable; (2) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial business combination, as described below; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights.
The Company accounts for the 21,550,000 warrants issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 10,050,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.
NOTE 9. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
March 31, 2023
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$26,071,412	$26,071,412	$—	$—
Liabilities
Forward purchase units	$4,020,000	$—	$—	$4,020,000
December 31, 2022
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$25,517,987	$25,517,987	$—	$—
The Company utilizes a Black-Scholes model to value the forward purchase units at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the forward purchase units liability is determined using Level 3 inputs. Inherent in a Black-Scholes model are assumptions related to expected share-price volatility, expected life, risk-free rate and dividend yield. The Company estimates the volatility which is based on a weighted-average of the expected pre-merger
and post-merger volatilities, where
pre-merger
volatility is based on the historic volatility exhibited by the Company and post-merger volatility is estimated based on historic volatilities exhibited by companies operating in the industry of the Company’s expected target. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the forward purchase units. The expected life of the forward purchase units is assumed to be equivalent to their remaining contractual term.
The following table provides the significant inputs to the model for the fair value of the forward purchase units:

	At January 14, 2023 (inception)	At March 31, 2023
Equity value	$10.75	$10.63
Strike Price	$11.93	$11.93
Remaining Life (years)	1.80	1.59
Risk-free rate	4.70%	4.60%
Volatility	52.90%	56.90%
The following table presents the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value:

Level 3
Fair value as of January 14, 2023 (inception)	$3,830,000
Change in fair value of forward purchase units	190,000

Fair value as of March 31, 2023	$4,020,000

The Company recognized a loss in connection with changes in the fair value of the forward purchase units liability of $190,000 within changes in fair value of forward purchase units in the Statements of Operations for the for the three months ended March 31, 2023.
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On April 10, 2023, the company issued an amended and restated convertible promissory note (the “A&R extension loan”) to the sponsor, which amended and restated the original extension loan in its entirety to, among other things, increase the aggregate principal amount available thereunder from $720,000 to $1,200,000, the effectiveness of which is conditioned upon the approval of the company’s shareholders of the proposal to amend the company’s amended and restated memorandum and articles of association to extend the date by which the company must consummate an initial business combination from May 1, 2023 to November 1, 2023. Pursuant to the A&R extension loan, the sponsor has agreed to continue its monthly contributions of $0.04 for each Class A ordinary share of the company, par value $0.0001 per share (“Class A ordinary shares”), then outstanding until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial business combination and (ii) the aggregate advances under the A&R extension loan totaling $1,200,000.
On April 27, 2023, the company filed with the Cayman Islands Registrar of Companies an amendment to the charter (the “charter amendment”) to further extend the date by which the company must either (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination (the “initial business combination”) or (2) (i) cease its operations except for the purpose of winding up and (ii) redeem all outstanding Class A ordinary shares included as part of the units sold in its initial public offering, from May 1, 2023 to November 1, 2023 (the “extension amendment”).
Shareholders approved, by special resolution, the proposal to amend the charter to eliminate the limitation that the company may not redeem Class A ordinary shares to the extent that such redemption would result in the company having net tangible assets of less than $5,000,001 (the “redemption limitation”) in order to allow the company to redeem Class A ordinary shares irrespective of whether such redemption would exceed the redemption limitation (the “redemption limitation amendment” and, together with the extension amendment, the “proposed charter amendments”). In connection with the vote to approve the proposed charter amendments, 17 shareholders properly exercised their right to redeem an aggregate of 376,977 Class A ordinary shares, at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $4,033,654.
On April 3, 2023, and April 19, 2023, the Company drew down $200,000, and $300,000, respectively on the promissory note in association with the Merger Agreement (see Note 1).
On April 3, 2023, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that, for the previous 30 consecutive business days, the Market Value of Listed Securities (“MVLS”) for the Class A ordinary shares, was below the $50 million minimum MVLS requirement for continued listing on The Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Rule”). The letter is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company will have 180 calendar days, or until October 2, 2023 (the “MVLS Compliance Date”), to regain compliance with the MVLS Rule. To regain compliance with the MVLS Rule, the MVLS for the Class A ordinary shares must be at least $50 million for a minimum of 10 consecutive business days at any time during this
180-day
period. If the Company regains compliance with the MVLS Rule, Nasdaq will provide the Company with written confirmation and will close the matter. If the Company does not regain compliance with the MVLS Rule by the MVLS Compliance Date, Nasdaq will provide notice that the Class A ordinary shares will be delisted from The Nasdaq Global Market. In the event of such notification, the Nasdaq rules permit the Company an opportunity to appeal Nasdaq’s determination. The letter notes that if the Company is unable to regain compliance with the MVLS Rule prior to the MVLS Compliance Date, the Company may be eligible to transfer the listing of its securities to The Nasdaq Capital Market (provided that it then satisfies the requirements for continued listing on that market). The Company is monitoring the MVLS of its Class A ordinary shares and will consider options available to it to potentially achieve compliance.
On May 5, 2023, the Company received a letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that, for the previous 30 consecutive business days, the Market Value of Publicly Held Shares (“MVPHS”) for the Class A ordinary shares of the Company, par value $0.0001 per share (“Class A Ordinary Shares”), was below the $15 million minimum MVPHS requirement for continued listing on The Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(3)(C) (the “MVPHS Rule”). The Letter is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company will have 180 calendar days, or until November 1, 2023 (the “MVPHS Compliance Date”), to regain compliance with the MVPHS Rule. To regain compliance with the MVPHS Rule, the MVPHS for the Class A ordinary shares must be at least $15 million for a minimum of 10 consecutive business days at any time during this
180-day
period. If the Company regains compliance with the MVPHS Rule, Nasdaq will provide the Company with written confirmation and will close the matter. If the Company does not regain compliance with the MVPHS Rule by the MVPHS Compliance Date, Nasdaq will provide notice that the Class A ordinary shares will be delisted from The Nasdaq Global Market. In the event of such notification, the Nasdaq rules permit the Company an opportunity to appeal Nasdaq’s determination. The Letter notes that if the Company is unable to regain compliance with the MVPHS Rule prior to the MVPHS Compliance Date, the Company may be eligible to transfer the listing of its securities to The Nasdaq Capital Market (provided that it then satisfies the requirements for continued listing on that market). The Company is monitoring the MVPHS of its Class A ordinary shares and will consider options available to it to potentially achieve compliance.

SPECTAIRE INC.
CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2022 and 2021

SPECTAIRE INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Spectaire Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Spectaire Inc. and subsidiary (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year
period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of operations and its cash flows for each of the years in the two-year
period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has operating losses, accumulated deficit, working capital deficit, and historically relied on loans from founders and other investors to fund operating expenses, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.
Melville, New York
March 14, 2023, except for Notes 1 and 13 as to which the date is May 8, 2023

SPECTAIRE INC.
Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash	$18,886	$282,509
Prepaid Expenses and other assets	5,929	—

Total current assets	24,815	282,509
Property and equipment, net	18,817	21,364
Deposits	11,600	11,600

Total assets	$55,233	$315,472

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable – related party (note 6)	$188,000	$—
Accounts payable	13,030	—
Accrued expenses	210,597	11,821
Due to related party (note 6)	—	381,151
Due to lender	—	640,000

Total current liabilities	411,627	1,032,972

Convertible notes payable, net – related party (note 6)	437,499	—

Total liabilities	849,126	1,032,972

Commitments and contingencies (Note 12)

Stockholders’ deficit
Preferred Stock, $0.0001 par value; 7,500,000 authorized shares and 5,100,000 shares and 0 shares issued and outstanding as of December 31, 2022 and 2021, respectively	510	—
Common stock, $0.0001 par value; 25,000,000 authorized shares and 9,042,818 shares and 6,780,318 shares issued and outstanding as of December 31, 2022 and 2021, respectively	904	678
Additional paid in capital	344,100	5,322
Accumulated deficit	(1,139,407)	(723,500)

Total stockholders’ deficit	(793,893)	(717,500)

Total liabilities and stockholders’ deficit	$55,233	$315,472

The accompanying notes are an integral part of these consolidated financial statements.

SPECTAIRE INC.
Consolidated Statements of Operations

	Year ended December 31,
	2022	2021
Revenues	—	—

Costs and expenses:
General and administrative	137,686	19,286
Depreciation expense	10,418	3,481
Research and development	967,826	493,698

Total costs and expenses	1,115,930	516,465

Operating loss	(1,115,930)	(516,465)
Other income (expense):
Other income – related party (note 6)	—	100,000
Interest income	23	—
Gain on extinguishment of debt	700,000	—

Loss before income taxes	(415,907)	(416,465)
Income tax expense	—	—

Net loss	$(415,907)	$(416,465)

Net loss per common share, basic and diluted	$(0.06)	$(0.06)
Weighted average shares outstanding, basic and diluted	6,836,259	6,780,318

The accompanying notes are an integral part of these consolidated financial statements.

SPECTAIRE INC.
Consolidated Statements of Changes in Stockholders’ Deficit

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at January 1, 2021	—	—	6,780,318	$678	$5,322	$(307,035)	$(301,035)
Net loss	—	—	—	—	—	(416,465)	(416,465)

Balance at December 31, 2021	—	—	6,780,318	$678	$5,322	$(723,500)	$(717,500)
Capital Contribution	—	—	—	—	381,151	—	381,151
Merger recapitalization (note 1)	5,100,000	510	2,187,083	219	(268,540)	—	(267,811)
Share-based compensation	—	—	75,417	8	226,167	—	226,175
Net loss	—	—	—	—	—	(415,907)	(415,907)

Balance at December 31, 2022	5,100,000	510	9,042,818	$904	$344,100	$(1,139,407)	$(793,893)

The accompanying notes are an integral part of these consolidated financial statements.

SPECTAIRE INC.
Consolidated Statements of Cash Flows

	For the year ended December 31,
	2022	2021
Cash Flows from Operating Activities
Net loss	$(415,907)	$(416,465)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	10,418	3,481
Share-based compensation	226,175	—
Gain on extinguishment of debt	(700,000)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(5,929)	—
Deposits	—	(11,600)
Accounts payable – related party	474,154	—
Accounts payable	13,030	—
Accrued expenses	32,246	(7,581)

Net cash used in operating activities	(365,813)	(432,165)

Cash Flows from Investing Activities
Cash acquired as part of reverse acquisition	50,062	—
Purchases of property and equipment	(7,872)	(24,845)

Net cash provided by (used in) investing activities	42,190	(24,845)

Cash Flows from Financing Activities
Proceeds from lender	60,000	1,246,000
Repayments to lender	—	(606,000)

Net cash provided by financing activities	60,000	640,000

Net (decrease) increase in cash	(263,623)	182,990
Cash and cash equivalents, beginning of period	282,509	99,518

Cash and cash equivalents, end of the period	$18,886	$282,509

Supplemental Cash Flow Information
Advances from related party converted to equity	$381,151	$—

The accompanying notes are an integral part of these consolidated financial statements.

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Organization and Business Operations
Spectaire Inc. (“Spectaire” or the “Company”) is a Delaware corporation incorporated in September 2022 for purposes of acquiring MicroMs, Inc. and then entering into a potential SPAC merger (“IPO”).
Prior to December 13, 2022, the Spectaire business was operated under a Delaware limited liability company, MicroMS, Inc. (“MicroMS”). MicroMs created a unique solution allowing visibility on air content anytime anywhere. AireCore, MicroMS’ patented Micro Mass Spectrometer, can sample and analyze content at the molecular level. Using the air samples, the device can measure CO2e (carbon dioxide equivalent) of the sample through analysis of air content and generate the appropriate reports. The Company has also developed a mobile app, in which customers can track air quality changes in real time and report on those changes with confidence.
On December 13, 2022, the Company engaged in a group corporate reorganization in which the owners of MicroMS contributed their equity interests in MicroMS to the Company in exchange for equity in the Company. As part of this reorganization (the “Merger”), the ownership of MicroMS was transferred to Spectaire. From September 2022 to December 13, 2022, Spectaire Inc. had limited pre-combination
activities and was formed specifically to acquire MicroMS. All mergers or business combinations require the identification of the acquiring entity, which is the entity that obtains control of the acquiree. A merger or business combination may be consummated by forming a new entity that has no significant pre-combination
activities other than to issue shares to the shareholders of the combining companies. In such situations, regardless of the number of entities involved in the merger, Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) precludes the new entity from being identified as the acquirer. Based on this guidance, management has determined that since Spectaire was newly-formed for the sole purpose of acquiring MicroMS and had limited activity prior to the Merger, Spectaire is considered a new entity that lacks substance in the context of ASC 805 and therefore could not be the accounting acquirer. As MicroMS was acquired through an exchange of equity interests, further analysis was needed to determine the accounting acquirer. The Company determined that MicroMS was the accounting acquirer, as MicroMS has a clear business purpose and operating assets including a license agreement to generate revenue streams and has invested resources in developing its technology, Spectaire has no operations, MicroMS is significantly larger than Spectaire, the board composition and management is mixed between former MicroMS and Spectaire executives so these factors were considered neutral, and there was no other shareholder or group of shareholders that had substantive kick-out or participating rights. As such, the Merger was accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the United States (“US GAAP”). Under this method of accounting, Spectaire, who is the legal acquirer, is treated as the “acquired” company for accounting purposes and MicroMS is treated as the accounting acquirer whereby the historical financial statements of MicroMS became the historical financial statements of the Company upon the closing of the Merger. Accordingly, the Merger was treated as the equivalent of MicroMS issuing shares at the closing of the Merger for the net assets of Spectaire as of the closing date, accompanied by a recapitalization. The net assets of Spectaire were stated at historical cost, with no goodwill or other intangible assets recorded.
Note 2 — Liquidity and Going Concern
Historically, the Company’s primary sources of liquidity have been cash flows from contributions from founders or other investors. The Company reported operating losses for the years ended December 31, 2022 and 2021 and negative cash flows from operations of $365,813 for the year ended December 31, 2022. As of December 31, 2022, the Company had an aggregate cash balance of $18,886, a net working capital deficit of $386,812, and accumulated deficit of $1,139,407.

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 2 — Liquidity and Going Concern (cont.)

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity raises, as well as through the IPO. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.
As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 3 — Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by the FASB in these accompanying notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”). All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company Status
The Company is expected to be an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Use of Estimates
Preparation of consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis the Company evaluates its estimates including those relating to fair values, income taxes, and contingent liabilities

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 3 — Summary of Significant Accounting Policies (cont.)

among others. The Company bases its estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities.
In addition, management monitors the effects of the global macroeconomic environment, including increasing inflationary pressures; social and political issues; regulatory matters, geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Bank deposits are held by accredited financial institutions and these deposits may at times be in excess of federally insured limits. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality. The Company has not experienced any losses on its deposits of cash or cash equivalents.
Cash and cash equivalents
The Company considers all highly liquid investments purchased with original maturities of 90 days or less from the purchase date to be cash equivalents. As of December 31, 2022 and 2021, there were no cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and approximates the fair value.
Segment Reporting
Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources in assessing performance. The Company has determined it has one operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations on a consolidated basis for the purposes of allocating resources and evaluating financial performance.
Income Taxes
Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or loss in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Interest and penalties related to unrecognized tax benefits are included within the provision of income tax. To date, there have been no unrecognized tax benefits balances.
Fair Value Measurements
Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 3 — Summary of Significant Accounting Policies (cont.)

guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

•	Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

•
Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs are unobservable for the asset or liability.
The carrying amounts of certain financial instruments, such as cash equivalents, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities. The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. Most of the Company’s debt is carried on the consolidated balance sheet on a historical cost basis net of unamortized discounts and premiums because the Company has not elected the fair value option of accounting.
Leases
The Company did not have any leases as of December 31, 2022 with an initial term greater than 12 months. The Company determines if an arrangement is a lease at inception. Lease right
-of-use
assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. For operating leases with an initial term greater than 12 months, the Company would recognize operating lease right
-of-use
assets and operating lease liabilities based on the present value of lease payments over the lease term at the commencement date. Operating lease right
-of-use
assets are comprised of the lease liability plus any lease payments made and adjusted for any lease incentives received. Lease terms include options to renew or terminate the lease when the Company is reasonably certain that the renewal option will be exercised or when it is reasonably certain that the termination option will not be exercised. For an operating lease, if the interest rate used to determine the present value of future lease payments is not readily determinable, the Company estimates the incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Property and Equipment
Property and equipment includes only one category – Lab Equipment. The Company accounts for property and equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the useful lives of the assets. The Company has estimated useful life of the lab equipment to be three years.

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 3 — Summary of Significant Accounting Policies (cont.)

Impairment of long-lived assets
Management reviews each asset or asset group for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable. The Company measures the recoverability of the assets by comparing the carrying amount of such asset or asset group to the future undiscounted cash flows it expects the asset or asset group to generate. If the Company considers the asset or asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset or asset group exceeds its fair value. No impairment provisions were recorded by the Company during the years ended December 31, 2022 and 2021.
Share-Based Compensation
The Company accounts for share-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.
Research and development costs
Costs related to preliminary research and development of internal use software are expensed as incurred as a component of operating expenses.
Net loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. As of December 31, 2022 and 2021, the preferred shares, unvested restricted stock awards, and potential shares from convertible notes were not included in the calculation of diluted net loss per share as their effect would be anti-dilutive.
Changes in accounting principles and recently issued accounting pronouncements
In February 2016, the FASB issued ASU
No. 2016-02,
Leases (Topic 842), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. In July 2018, the FASB issued ASU
No. 2018-10,
Codification Improvements to Topic 842, Leases, and ASU
No. 2018-11,
Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU
No. 2018-20,
Narrow-Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In December 2019, the FASB issued ASU
No. 2019-01,
Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings, as well as a new practical expedient for lessors. The Company did not have any long-term leasing arrangements as of December 31, 2022 therefore, the adoption of this standard did not have an impact on its Consolidated Financial Statements.

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 3 — Summary of Significant Accounting Policies (cont.)

In August 2020, the FASB issued ASU
No. 2020-06,
“Debt-Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which signifies the accounting for certain financial instruments with characteristics of liability and equity, including convertible instruments and contracts on an entity’s own equity. The standard reduces the number of models used to account for convertible instruments, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and requires the if-converted
method for calculation of diluted earnings per share for all convertible instruments. The ASU is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2021. The adoption of ASU
2020-06
did not have a material impact on the Company’s consolidated financial statements.
In September 2022, the FASB issued ASU
No. 2022-04,
“Liabilities — Supplier Finance Programs (Subtopic
405-50):
Disclosure of Supplier Finance Program Obligations,” which is intended to enhance the transparency surrounding the use of supplier finance programs. The guidance requires companies that use supplier finance programs to make annual disclosures about the program’s key terms, the balance sheet presentation of related amounts, the confirmed amount outstanding at the end of the period and associated rollforward information. Only the amount outstanding at the end of the period must be disclosed in interim periods. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The guidance becomes effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the rollforward information, which is effective for fiscal years beginning after December 15, 2023. The Company does not have any supplier finance programs and does not believe the impact of adopting this accounting standard update will be material to the consolidated financial statements.
In March 2020, the FASB issued authoritative guidance to provide optional relief for companies preparing for the discontinuation of interest rates such as the London Interbank Offered Rate (“LIBOR”) and applies to lease and other contracts, hedging instruments, held-to-maturity
debt securities and debt arrangements that reference LIBOR or another rate that is expected to be discontinued as a result of reference rate reform. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that for all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC 848. In December 2022, the FASB issued authoritative guidance to defer the sunset date of ASC 848 from December 31, 2022 to December 31, 2024. The Company is currently evaluating the potential impact of modifying treasury related arrangements and applying the relevant ASC 848 optional practical expedients, as needed. For existing lease, debt arrangements and other contracts, the Company does not expect any qualifying contract modifications related to reference rate reform and therefore does not expect that the optional guidance in ASC 848 will need to be applied through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.
In October 2021, the FASB issued ASU
No. 2021-08,
“Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 3 — Summary of Significant Accounting Policies (cont.)

Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.
Note 4 — Property and Equipment
The following table summarizes property and equipment:

	December 31,
	2022	2021
Lab equipment	$32,716	$24,845

Total cost	32,716	24,845
Less: Accumulated depreciation	(13,899)	(3,481)

Property and equipment, net	$18,817	$21,364

Depreciation expense was $10,418 and $3,481 for the years ended December 31, 2022 and 2021, respectively.
Note 5 — Accrued Expenses
The following table summarizes accrued expenses:

	December 31,
	2022	2021
Accrued maintenance	$—	$5,000
Accrued legal costs	208,432	3,763
Credit card accrual	2,165	3,058

	$210,597	$11,821

Note 6 — Related Parties Transactions
Accounts Payable — Related Party
The CEO and CIO of Spectaire are also employed by a consulting firm providing services to Spectaire since inception. Prior to the Merger, from the period of September 1, 2022 through December 15, 2022, $563,000 of consulting services were provided and expensed by Spectaire, Inc as research and development expenses and general and administrative expenses in the consolidated statement of operations of which $188,000 was payable as of December 31, 2022.
Due to Related Party
As of December 31, 2021, two shareholders had advanced the Company an aggregate of $381,151. The advances were non-interest
bearing and due on demand. In connection with the Merger in December 2022, the advances were converted to equity as the shareholders forgave any amounts outstanding.
Other income from Related Party
In 2021, the Company earned revenue from providing consulting services to a related party. These consulting services were for a fixed fee of $100,000 and were recognized when the services were provided.

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 6 — Related Party Transactions (cont.)

Convertible Notes – Related Party
As discussed in Note 8, certain shareholders have entered into convertible notes with the Company.
Note 7 — Due to Lender
During 2021 and 2022 a lender loaned money to MicroMS with the intention of becoming a shareholder once an initial capital commitment was met. This capital commitment was never met as the lender ran into liquidity issues. In September 2022, the Company and the lender entered into a termination and mutual release agreement which terminated any obligations of the Company for repayment. As such the total amount owed, $700,000 ($640,000 as of December 31, 2021), was recognized into income as an extinguishment of debt during the year ended December 31, 2022.
Note 8 — Convertible Notes – Related Party
In October, November, and December 2022, the Company entered into three convertible notes with shareholders to which the shareholders agreed to loan the Company, in the aggregate, $437,499 (the “Convertible Promissory Notes”). The Convertible Promissory Notes bear interest at a rate of 6% per annum and subject to the conversion provisions, all principal and interest shall be due and payable on May 8, 2024. Effective upon the closing of a Qualified Financing (as defined below), all of the outstanding principal and interest under this Note will automatically be converted into shares of the same class and series of capital stock of the Company, issued to other investors in the Qualified Financing (the “Qualified Financing Securities”) at a conversion price equal to the lower of (i) the price per share of Qualified Financing Securities paid by the other investors in the Qualified Financing and (ii) the price per share that would have been paid by the investors in the Qualified Financing had the pre-money
valuation of the Company been $17,900,000 (the “Valuation Cap”) (it being understood that, for purposes of clause (ii), the total number of securities of the Company outstanding shall be deemed to include all securities issuable upon the exercise or conversion of options or warrants then outstanding (including any securities reserved and available for future issuance under any equity incentive plan of the Company), but shall exclude any securities issuable upon conversion or cancellation of this Note and any other indebtedness of the Company or similar instruments), in each case with any resulting fraction of a share rounded down to the nearest whole share. “Qualified Financing” means the first issuance or series of related issuances of capital stock by the Company after the date hereof, with immediately available gross proceeds to the Company (excluding proceeds from this and any other indebtedness of the Company or similar instruments that convert into equity in such financing) of at least $2,500,000. The Company shall notify the Holder in writing of the anticipated occurrence of a Qualified Financing at least five days prior to the closing date of the Qualified Financing. The Holder agrees to execute and become party to all agreements that the Company reasonably requests in connection with such Qualified Financing.
Note 9 — Stockholders’ Deficit
Preferred Stock
 — The Company is authorized to issue 7,500,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 5,100,000 shares and no shares of preferred stock issued and outstanding, respectively.
Common stock
 — The Company is authorized to issue 25,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 9,042,818 shares and 6,780,318 shares of common stock issued and outstanding respectively. Each share of Common Stock has one vote and has similar rights and obligations.

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 9 — Stockholders’ Deficit (cont.)

The characteristics of the Company’s preferred stock are as follows:
Dividend
The holders of the Preferred Stock shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of the applicable series of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of the applicable series of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below): provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend per share of such series of Preferred Stock. The “Original Issue Price” shall mean, as to the Series Seed Preferred Stock, $0.089286 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock.
Voting Rights
Holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted
to Common Stock basis.
Conversion rights
Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” for each share of Preferred Stock shall initially be equal to the applicable Original Issue Price. The “Original Issue Price” shall mean, as to the Series Seed Preferred Stock, $0.089286 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock.
Mandatory Conversion
Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Company (“Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent of the aforementioned stockholders is referred to herein as the “Mandatory Conversion Time”), then (i) all

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 9 — Stockholders’ Deficit (cont.)

outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for each series of Preferred Stock, and (ii) such shares may not be reissued by the Company.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of each series of Preferred Stock that would receive a greater amount upon conversion into Common Stock.
Note 10 — Share-based compensation
Restricted Stock Awards
In October 2022, Spectaire granted 7,240,000 shares of restricted stock awards to certain executives that vest over four years. One year of vesting was recognized on the grant date and the remaining three years will vest monthly. The Company determined the fair value of the awards at the grant date to be $3.00 for total compensation of $21,712,760 ($21,720,000 less cash paid of $7,240) of which $6,559,063 was recognized as expense prior to the Merger in the books and records of Spectaire Inc and $226,175 was recognized by the Company post-Merger, which is included in research and development expenses in the consolidated statement of operations. As of December 31, 2022, the remaining unrecognized compensation expense of the restricted stock awards is $14,927,523 with a weighted average remaining life of 2.75 years.
The fair value was determined using the Probability Weighted Expected Return Method (“PWERM”). This method involves a forward looking analysis of the possible future outcomes available to the enterprise, the estimation of ranges of future and presentation value under each outcome, and the application of a probability factor to each outcome as of the Valuation Date. As the Company had begun discussions with a special purpose acquisition company (“SPAC”) to go public through a reverse merger transaction, this scenario was weighted 10% with the remaining 90% weighting placed on the going concern scenario.
In order to determine the going concern value of the Company, a Guideline (or Comparable) Publicly Traded Company Methodology was used. After the Company value was determined, it was allocated among the various share classes using an option pricing model and then finally a discount for lack of marketability was applied. Assumptions used under this approach included a risk free rate of 4.25%, volatility of 40% and a time to liquidity of five years.
To determine the reverse-merger value of the Company, the
pre-money
equity value stated in the business combination agreement was allocated using the Company’s outstanding share count as of the Valuation Date under the assumption that all shares would convert to common stock. The resulting value per common share was discounted back to the valuation date using a 20% rate and an 8% discount for lack of marketability was then applied.
2022 Equity Incentive Plan
In December 2022, the Board of Directors of the Company approved the Spectaire Inc. 2022 Equity Incentive Plan (the “Plan”) whereby it may grant to certain employees and advisors an award, such as, (a) Incentive Stock

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 10 — Share-based compensation (cont.)

Options,
(b) Non-Qualified
Stock Options, (c) Restricted Stock and (d) Restricted Stock Units, of the Company (“Incentive Award”). As of December 31, 2022, 260,000 shares are available to be issued under the plan and no awards have been issued to employees, board members or strategic partners.
Note 11 — Income Taxes
The following represents the components of the Company’s deferred tax assets and liabilities at December 31, 2022 and 2021, respectively:

	As of December 31,
	2022	2021
Net operating Loss - federal and state	$124,598	$80,446
Stock-based compensation	61,791	—
General business credit	78,166	39,083
Depreciation expense	(2,995)	—

Total deferred tax asset (liability)	261,560	119,529
Less: valuation allowance	(261,560)	(119,529)

Net deferred tax asset (liability)	$—	$—

As of December 31, 2022, the Company had federal net operating loss carryforwards of approximately $461,000, which may be available to reduce future taxable income, and may be carried forward indefinitely. At December 31, 2022, the Company had available state operating loss carryforwards of approximately $440,000, which expire between 2041 and 2042. In addition, the Company has general business tax credit carryforwards of approximately $78,000 available to reduce future tax liabilities. These unused general business tax credits can be carried forward indefinitely until utilized, respectively.
In accordance with FASB ASC Topic 740, Accounting for Income Taxes, the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards. The Company has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets and, as a result, a full valuation allowance of $261,560 and $119,529 has been established at December 31, 2022 and 2021, respectively. The valuation allowance increased by $142,031 during the year ended December 31, 2022.
A reconciliation of income tax (expense) benefit at the statutory federal income tax rate and income taxes as reflected in the consolidated financial statements are as follows:

	As of December 31, 2022	As of December 31, 2021
U.S. federal statutory income tax rate	21.0%	21.0%
State tax expense, net of federal benefit	6.3%	6.3%
Current year tax credits	6.8%	8.4%
Change in valuation allowance	(34.1)%	(35.7)%

	0.0%	0.0%

The Company had no unrecognized tax benefits or related interest and penalties accrued for the years ended December 31, 2022 and 2021.

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 11 — Income Taxes (cont.)

The Inflation Reduction Act was passed in August 2022, providing significant incentives for businesses to become more energy efficient by extending, increasing or expanding credits applicable to the production of clean energy and fuels as well as other provisions. These changes did not have a material impact on the tax provision of the Company.
The Company is subject to U.S. federal income tax and Massachusetts state income tax. The statute of limitations for assessment by the IRS and state tax authorities is open for the tax years since 2019; currently, no federal or state income tax returns are under examination by the respective taxing authorities.
Note 12 – Commitments and Contingencies
Litigation and loss contingencies
From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Company believes will have a material adverse impact on the Company’s business or consolidated financial statements.
Note 13 — Subsequent Events
The Company has evaluated and recognized or disclosed subsequent events, as appropriate, from the balance sheet date through May 8, 2023, the date the consolidated financial statements were available to be issued.
License Agreement
In 2018, microMS entered into a license agreement with MIT. This agreement was assigned to Spectaire as part of the microMS Merger. As part of this agreement, in exchange for certain patent rights owned by MIT, microMS issued MIT shares that contained an anti-dilution provision which states that until the Company reaches a funding threshold of $4,000,000, MIT must retain a 2.5% common stock ownership on a fully-diluted basis. In connection with this agreement, the Company issued MIT 316,614 shares in January 2023 and 58,500 shares in April 2023.
Convertible Notes
In January 2023, the Company entered into four additional convertible notes for a face value of $500,000, $369,980, $100,000, and $50,000. In February 2023, the Company entered into two additional convertible notes for a face value of $75,000 and $500,000. In April 2023, the Company entered into an additional convertible note for a face value of $225,000. These notes have the same terms as described in Note 8.
Merger Agreement
Perception Capital Corp. II (“PCCT”) is a blank check company incorporated as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On January 16, 2023, PCCT entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of PCCT (“Merger Sub”), and the Company.
The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, and following the Domestication, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”):

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 13 — Subsequent Events (cont.)

(i)
prior to the Effective Time, the aggregate amount of each outstanding convertible promissory note of Spectaire, including all outstanding principal and interest accrued but unpaid thereon, will convert into shares of common stock, par value $0.0001 per share, of Spectaire (“Spectaire Common Stock”), and each share of the Series Seed Preferred Stock, par value $0.0001 per share, of Spectaire will convert into one share of Spectaire Common Stock (such conversions, the “Spectaire Security Conversion”);

(ii)	at the Effective Time (after giving effect to the Spectaire Security Conversion):

(a)
each share of Spectaire Common Stock (other than shares of Spectaire Common Stock subject to Spectaire Options and Spectaire RSUs (each as defined below), Spectaire Restricted Shares (as defined below), treasury stock and dissenting shares) will convert into the right to receive its pro rata portion (on a fully diluted basis) of the Net Merger Consideration and the Earnout Shares (as defined below);

(b)
each outstanding option to purchase Spectaire Common Stock (“Spectaire Option”) will be converted into (x) an option to purchase, upon substantially the same terms and conditions, a whole number of shares of PCCT Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire Option as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio (as defined in the Merger Agreement) and (y) the right to receive its pro rata portion of the Earnout Shares;

(c)
each outstanding restricted stock unit relating to Spectaire Common Stock (“Spectaire RSU”) will be converted into (x) a restricted stock unit, upon substantially the same terms and conditions, relating to a whole number of shares of PCCT Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire RSU as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio and (y) the right to receive its pro rata portion of the Earnout Shares; and

(d)
each outstanding award of restricted shares of Spectaire Common Stock subject to vesting conditions and/or a risk of forfeiture (“Spectaire Restricted Shares”) will be converted into (x) an award, upon substantially the same terms and conditions, of a whole number of restricted shares of PCCT Common Stock equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire Restricted Share as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio and (y) the right to receive its pro rata portion of the Earnout Shares.

On April 27, 2023 PCCT’s shareholders approved to further extend the date by which the company must either (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination (the “initial business combination”) or (2) (i) cease its operations except for the purpose of winding up and (ii) redeem all outstanding Class A ordinary shares included as part of the units sold in its initial public offering, from May 1, 2023 to November 1, 2023 (the “extension amendment”).
Arosa Loan Payable
On March 31, 2023, Spectaire, as borrower, entered into a Loan Agreement with Arosa Multi-Strategy Fund LP (“Arosa”), as lender, providing for a term loan (the “Arosa Loan”) in a principal amount not to exceed $6.5 million (the “Loan Agreement”), comprised of (i) $5,000,000 in cash of which (a) $2.0 million was funded to a deposit account of Spectaire and (b) $3.0 million (the “Arosa Escrow Funds”) was funded into an escrow

SPECTAIRE INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 13 — Subsequent Events (cont.)

account (the “Arosa Escrow Account”) pursuant to an escrow agreement, dated as of March 31, 2023, by and between Spectaire and Wilmington Savings Fund Society, FSB, and (ii) Arosa caused its affiliate to transfer founder units valued by the parties at $1.5 million (the “Arosa Founder Units”) to Spectaire. Upon receipt of the Arosa Founder Units, Spectaire distributed the Arosa Founder Units to Spectaire’s shareholders (other than Arosa and its affiliates) on a pro rata basis. Release of the Arosa Escrow Funds from the Arosa Escrow Account occurred on April 17, 2023.
The Arosa Loan will mature on March 27, 2024 (the “Maturity Date”). In the event that the outstanding principal amount and the final payment amount of $1.3 million (the “Final Payment Amount”) are not paid in full on the Maturity Date, the unpaid balance will accrue interest thereafter at a rate of 20.0% per annum. Upon the occurrence and during the continuance of an event of default under the Loan Agreement, all outstanding obligations under the Loan Agreement will bear interest at a rate per annum that is 5.0% greater than the rate that would otherwise be applicable under the Loan Agreement. All interest under the Loan Agreement will be computed on the basis of a 360-day year for the actual number of days elapsed.
Spectaire, its subsidiaries and Arosa also entered into a Guarantee and Collateral Agreement providing that Spectaire’s obligations to Arosa are secured by substantially all of Spectaire’s assets and all of Spectaire’s shareholders entered into a pledge agreement with Arosa pursuant to which such shareholders pledged all of their equity interests in Spectaire to Arosa as collateral under the Arosa Loan.
On March 31, 2023, in accordance with the terms of the Loan Agreement, Spectaire agreed to issue to Arosa a warrant to purchase a number of shares of Spectaire Common Stock representing 10.0% of the outstanding number of shares of Spectaire Common Stock on a fully diluted basis as of March 31, 2023 at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Closing Date Warrant”). Pursuant to the Loan Agreement, Spectaire will, upon the closing of the Business Combination, issue an additional warrant to Arosa to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Additional Warrant”). Taken together after giving effect to the closing of the Business Combination, the shares of NewCo common stock underlying the Closing Date Warrant and the Additional Warrant will represent 8.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis.

SPECTAIRE INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2023 and 2022

SPECTAIRE INC.

SPECTAIRE INC.
Condensed Consolidated Balance Sheets

	March 31, 2023 (Unaudited)	December 31, 2022
Assets
Current assets
Cash	$2,135,670	$18,886
Restricted cash	3,000,000	—
Prepaid expenses and other assets	13,884	5,930

Total current assets	5,149,554	24,816
Property and equipment, net	26,581	18,817
Deposits	11,600	11,600

Total assets	$5,187,735	$55,233

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable – related party (note 6)	$—	$188,000
Accounts payable and accrued expenses	1,799,876	223,627
Deferred revenue	148,780	—
Loan payable	6,500,000	—

Total current liabilities	8,448,656	411,627
Convertible notes payable, net – related party (note 6)	2,032,479	437,499

Total liabilities	10,481,135	849,126

Commitments and contingencies (Note 12)
Stockholders’ deficit
Preferred Stock, $0.0001 par value; 7,500,000 authorized shares and 5,100,000 shares and 5,100,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	510	510
Common stock, $0.0001 par value; 25,000,000 authorized shares and 9,811,932 shares and 9,042,818 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	981	904
Additional paid in capital	201,071	344,100
Accumulated deficit	(5,495,962)	(1,139,407)

Total stockholders’ deficit	(5,293,400)	(793,893)

Total liabilities and stockholders’ deficit	$5,187,735	$55,233

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SPECTAIRE INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
	2023	2022
Revenues	$—	—
Costs and expenses:
General and administrative	3,611,677	4,382
Depreciation expense	2,997	2,400
Research and development	599,227	165,052
Sales and marketing	105,000	—

Total costs and expenses	4,318,901	171,834

Operating loss	(4,318,901)	(171,834)
Other income (expense):
Interest Income	—	12
Interest Expense	(37,654)	—

Loss before income taxes	(4,356,555)	(171,822)
Income tax expense	—	—

Net loss	$(4,356,555)	$(171,822)

Net loss per common share, basic and diluted	$(0.47)	$(0.03)
Weighted average shares outstanding, basic and diluted	9,306,663	6,780,318
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SPECTAIRE INC.
Condensed Consolidated Statements of Changes in Stockholders’ Deficit
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2023	5,100,000	510	9,042,818	$904	$344,100	$(1,139,407)	$(793,893)
Share-based compensation	—	—	452,500	45	1,357,003	—	1,357,048
Issuance of common stock	—	—	316,614	32	(32)	—	—
Distribution of shares relating to the Arosa Loan Agreement (Note 7)	—	—	—	—	(1,500,000)	—	(1,500,000)
Net loss	—	—	—	—	—	(4,356,555)	(4,356,555)

Balance at March 31, 2023	5,100,000	510	9,811,932	$981	$201,071	$(5,495,962)	$(5,293,400)

	Preferred Stock		Common Stock		Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2022	—	—	6,780,318	$677	$5,322	$(723,500)	$(717,501)
Net loss						(171,822)	(171,822)

Balance at March 31, 2022	—	—	6,780,318	677	5,322	(895,322)	(889,323)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SPECTAIRE INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the three months ended March 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(4,356,555)	$(171,822)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2,997	2,400
Share-based compensation	1,357,048	—
Non-cash interest expense	37,654	—
Changes in operating assets and liabilities:		—
Prepaid expenses and other assets	(7,954)	—
Accounts payable – related party	(188,000)	—
Accounts payable and accrued expenses	1,538,595	7,180
Deferred revenue	148,780	—

Net cash used in operating activities	(1,467,435)	(162,242)

Cash Flows from Investing Activities
Purchases of property and equipment	(10,761)	(3,950)

Net cash used in investing activities	(10,761)	(3,950)

Cash Flows from Financing Activities
Proceeds from term loan	5,000,000	60,000
Proceeds from convertible notes	1,594,980	—

Net cash provided by financing activities	6,594,980	60,000

Net increase (decrease) in cash, cash equivalents and restricted cash	5,116,784	(106,192)
Cash, cash equivalents and restricted cash, beginning of period	18,886	282,509

Cash, cash equivalents and restricted cash, end of the period	$5,135,670	$176,317

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,135,670	$176,317
Restricted cash	3,000,000	—

Total cash, cash equivalents and restricted cash shown in the statement of cash flow	$5,135,670	$176,317

Non-Cash investing and financing activities:
Distribution of shares relating to the Arosa Loan Agreement (Note 7)	$1,500,000	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
Note 1 — Organization and Business Operations
Spectaire Inc. (“Spectaire” or the “Company”) is a Delaware corporation incorporated in September 2022 for purposes of acquiring MicroMS, Inc. and then entering into a potential SPAC merger (“IPO”).
Prior to December 13, 2022, the Spectaire business was operated under a Delaware limited liability company, MicroMS, Inc. (“MicroMS”). MicroMS created a unique solution allowing visibility on air content anytime anywhere. AireCore, MicroMS’ patented Micro Mass Spectrometer, can sample and analyze content at the molecular level. Using the air samples, the device can measure CO2e (carbon dioxide equivalent) of the sample through analysis of air content and generate the appropriate reports. The Company has also developed a mobile app, in which customers can track air quality changes in real time and report on those changes with confidence.
On December 13, 2022, the Company engaged in a group corporate reorganization in which the owners of MicroMS contributed their equity interests in MicroMS to the Company in exchange for equity in the Company. As part of this reorganization (the “Merger”), the ownership of MicroMS was transferred to Spectaire. From September 2022 to December 13, 2022, Spectaire Inc. had limited pre-combination
activities and was formed specifically to acquire MicroMS. The Merger was accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the United States (“US GAAP”). Under this method of accounting, Spectaire, who is the legal acquirer, is treated as the “acquired” company for accounting purposes and MicroMS is treated as the accounting acquirer whereby the historical financial statements of MicroMS became the historical financial statements of the Company upon the closing of the Merger. Accordingly, the Merger was treated as the equivalent of MicroMS issuing shares at the closing of the Merger for the net assets of Spectaire as of the closing date, accompanied by a recapitalization. The net assets of Spectaire were stated at historical cost, with no goodwill or other intangible assets recorded.
Note 2 — Liquidity and Going Concern
Historically, the Company’s primary sources of liquidity have been cash flows from contributions from founders or other investors. For the three months ended March, 31, 2023, the Company reported operating losses of $4.3 million and negative cash flows from operations of $1.5 million. As of March 31, 2023, the Company had an aggregate unrestricted cash balance of $2.1 million, a net working capital deficit of $3.3 million, and accumulated deficit of $5.5 million.
The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity raises, as well as through the IPO. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.
As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these condensed consolidated financial

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

statements are available to be issued. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 3 — Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information, expressed in U.S. dollars. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. The accompanying condensed consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the full fiscal year. References to GAAP issued by the FASB in these accompanying notes to the condensed consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”). All significant intercompany balances and transactions have been eliminated in consolidation. The December 31, 2022 condensed consolidated balance sheet herein was derived from the audited consolidated financial statements at that date, but does not include all disclosures including notes required by U.S. GAAP for complete financial statements.
Emerging Growth Company Status
The Company is expected to be an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Use of Estimates
Preparation of condensed consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the amounts reported and disclosed in the condensed consolidated financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis the Company evaluates its estimates including those relating to fair values, income taxes, and contingent liabilities among others. The Company bases its estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities.
In addition, management monitors the effects of the global macroeconomic environment, including increasing inflationary pressures; social and political issues; regulatory matters, geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

Concentrations of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Bank deposits are held by accredited financial institutions and these deposits may at times be in excess of federally insured limits. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality. The Company has not experienced any losses on its deposits of cash or cash equivalents.
Cash and cash equivalents
The Company considers all highly liquid investments purchased with original maturities of 90 days or less from the purchase date to be cash equivalents. As of March 31, 2023 and December 31, 2022, there were no cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and approximates the fair value.
Restricted Cash
Certain deposits are restricted as to withdrawal or usage against these deposits. Restricted term deposits are classified as current assets based on the term of the deposit and the expiration date of the underlying restriction.
With respect to the Arosa loan agreement (Note 7), the Company deposited $3,000,000 of cash into a restricted escrow account, to be later released upon the satisfaction of certain covenants as specified. These funds were released from escrow on April 17, 2023.
Segment Reporting
Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources in assessing performance. The Company has determined it has one operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations on a consolidated basis for the purposes of allocating resources and evaluating financial performance.
Fair Value Measurements
Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

•	Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

•
Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Inputs are unobservable for the asset or liability.
The carrying amounts of certain financial instruments, such as cash equivalents, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities. The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. Most of the Company’s debt is carried on the condensed consolidated balance sheet on a historical cost basis net of unamortized discounts and premiums because the Company has not elected the fair value option of accounting.
Share-Based Compensation
The Company accounts for share-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.
Research and development costs
Costs related to preliminary research and development of internal use software are expensed as incurred as a component of operating expenses.
Net loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. For the three months ended March 31, 2023, the preferred shares, unvested restricted stock awards, and potential shares from convertible notes were not included in the calculation of diluted net loss per share as their effect would be anti-dilutive. There were no potential dilutive common stock equivalents for the three months ended March 31, 2022.
Changes in accounting principles and recently issued accounting pronouncements
In September 2022, the FASB issued ASU
No. 2022-04,
“Liabilities—Supplier Finance Programs (Subtopic
405-50):
Disclosure of Supplier Finance Program Obligations,” which is intended to enhance the transparency surrounding the use of supplier finance programs. The guidance requires companies that use supplier finance programs to make annual disclosures about the program’s key terms, the balance sheet presentation of related amounts, the confirmed amount outstanding at the end of the period and associated rollforward information. Only the amount outstanding at the end of the period must be disclosed in interim periods. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations.

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

The guidance becomes effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the rollforward information, which is effective for fiscal years beginning after December 15, 2023. The Company does not have any supplier finance programs and does not believe the impact of adopting this accounting standard update will be material to the consolidated financial statements.
In March 2020, the FASB issued authoritative guidance to provide optional relief for companies preparing for the discontinuation of interest rates such as the London Interbank Offered Rate (“LIBOR”) and applies to lease and other contracts, hedging instruments, held-to-maturity
debt securities and debt arrangements that reference LIBOR or another rate that is expected to be discontinued as a result of reference rate reform. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that for all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC 848. In December 2022, the FASB issued authoritative guidance to defer the sunset date of ASC 848 from December 31, 2022 to December 31, 2024. The Company is currently evaluating the potential impact of modifying treasury related arrangements and applying the relevant ASC 848 optional practical expedients, as needed. For existing lease, debt arrangements and other contracts, the Company does not expect any qualifying contract modifications related to reference rate reform and therefore does not expect that the optional guidance in ASC 848 will need to be applied through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.
In October 2021, the FASB issued ASU
No. 2021-08,
“Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.
Note 4 — Property and Equipment
The following table summarizes property and equipment:

	Three months ended March 31,	Year ended December 31,
	2023	2021
Lab equipment	$43,476	$32,716

Total cost	43,476	32,716
Less: Accumulated depreciation	(16,895)	(13,899)

Property and equipment, net	$26,581	$18,817

Depreciation expense was $2,997 and $2,400 for the three months ended March 31, 2023 and 2022, respectively.

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

Note 5 — Accounts Payable and Accrued Expenses
The following table summarizes accounts payable and accrued expenses:

	Three months ended March 31,	Year ended December 31,
	2023	2022
Accounts Payable	$222,434	$13,030
Payroll Expenses	954,328	—
Accrued legal costs	575,673	208,432
Credit card accrual	9,787	2,165
Interest payable	37,654	—

	$1,799,876	$223,627

Note 6 — Related Parties Transactions
Accounts Payable — Related Party
The CEO and CIO of Spectaire are also employed by a consulting firm providing services to Spectaire since inception. Prior to the Merger, from the period of September 1, 2022 through December 15, 2022, $563,000 of consulting services were provided and expensed by Spectaire Inc. as research and development expenses and general and administrative expenses in the consolidated statement of operations of which $188,000 was payable as of December 31, 2022. The balance was paid in March 2023.
Convertible Notes — Related Party
As discussed in Note 8, certain shareholders have entered into convertible notes with the Company.
Note 7 — Loan Payable
On March 31, 2023, Spectaire, as borrower, entered into a Loan Agreement with Arosa Multi-Strategy Fund LP (“Arosa”), as lender, providing for a term loan (the “Arosa Loan”) in a principal amount not to exceed $6.5 million (the “Loan Agreement”), comprised of (i) $5,000,000 in cash of which (a) $2.0 million was funded to a deposit account of Spectaire and (b) $3.0 million (the “Arosa Escrow Funds”) was funded into an escrow account (the “Arosa Escrow Account”) pursuant to an escrow agreement, dated as of March 31, 2023, by and between Spectaire and Wilmington Savings Fund Society, FSB, and (ii) Arosa caused its affiliate to transfer founder units valued by the parties at $1.5 million (the “Arosa Founder Units”) to Spectaire. Spectaire will distribute the Arosa Founder Units to Spectaire’s shareholders (other than Arosa and its affiliates) on a pro rata basis. Release of the Arosa Escrow Funds from the Arosa Escrow Account is subject to the satisfaction or waiver of customary conditions, including certification that all representations and warranties contained in the Loan Agreement and related documents are true and correct in all material respects. As of March 31, 2023, the Arosa Escrow Funds are recorded as restricted cash on the condensed consolidated balance sheet.
The Arosa Loan will mature on March 27, 2024 (the “Maturity Date”). In the event that the outstanding principal amount and the final payment amount of $1.3 million (the “Final Payment Amount”) are not paid in full on the Maturity Date, the unpaid balance will accrue interest thereafter at a rate of 20.0% per annum. Upon the occurrence and during the continuance of an event of default under the Loan Agreement, all outstanding obligations under the Loan Agreement will bear interest at a rate per annum that is 5.0% greater than the rate that

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

would otherwise be applicable under the Loan Agreement. All interest under the Loan Agreement will be computed on the basis of a
360-day
year for the actual number of days elapsed.
The Company may prepay all, but not less than all, of the outstanding balance of the Arosa Loan at any time upon three days’ prior written notice to Arosa. Spectaire will be required to repay the outstanding principal amount of the Arosa Loan, plus the Final Payment Amount and all other sums, if any, that have become due and payable under the Loan Agreement, upon the occurrence of an event of default under the Loan Agreement, the closing of the Business Combination or the occurrence of a Change of Control (as defined in the Loan Agreement). In addition, upon the receipt by Spectaire or any of its subsidiaries of proceeds from an asset sale, Spectaire will be required to repay all or a portion of the outstanding principal amount of the Arosa Loan equal to the amount of the proceeds received from such asset sale.
Pursuant to the Loan Agreement, Spectaire will pay to Arosa all expenses incurred by Arosa through and after March 31, 2023 relating to the Arosa Loan, provided that Spectaire will not be required to pay any fees of counsel to Arosa incurred on or prior to March 27, 2023 in excess of $200,000. As of March 31, 2023, no payment of the reimbursement of counsel fees was made to Arosa under the Loan Agreement.
While the Arosa Loan remains outstanding, Arosa will, subject to certain limitations, have the right to participate in any capital raise by Spectaire or any of its subsidiaries consummated on or prior to the Maturity Date.
The Loan Agreement includes customary representations, warranties and covenants of the parties for loans of this type. The Loan Agreement also contains customary events of default, including, among others, non-payment
of principal or interest by Spectaire, violations of covenants by Spectaire, Spectaire’s insolvency, material judgments against Spectaire, the occurrence of any material adverse change with respect to Spectaire, breaches by any party to that certain Exclusive Patent License Agreement, dated as of September 1, 2018, by and between Spectaire and Massachusetts Institute of Technology or the failure of Spectaire to issue the Arosa Warrants.
Spectaire, its subsidiaries and Arosa also entered into a Guarantee and Collateral Agreement providing that Spectaire’s obligations to Arosa are secured by substantially all of Spectaire’s assets and all of Spectaire’s shareholders entered into a pledge agreement with Arosa pursuant to which such shareholders pledged all of their equity interests in Spectaire to Arosa as collateral under the Arosa Loan.
On March 31, 2023, in accordance with the terms of the Loan Agreement, Spectaire agreed to issue to Arosa a warrant to purchase a number of shares of Spectaire Common Stock representing 10.0% of the outstanding number of shares of Spectaire Common Stock on a fully diluted basis as of March 31, 2023 at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Closing Date Warrant”). Pursuant to the Loan Agreement, Spectaire will, upon the closing of the Merger, issue an additional warrant to Arosa to purchase a number of shares of NewCo Common Stock equal to 5.0% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis at an exercise price of $0.01 per share, subject to adjustment as described in the Loan Agreement (the “Additional Warrant”). Taken together after giving effect to the closing of the Merger, the shares of NewCo common stock underlying the Closing Date Warrant and the Additional Warrant will represent 10.3% of the outstanding number of shares of NewCo Common Stock on a fully diluted basis. As of March 31, 2023, these warrants had not been issued.

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

Note 8 — Convertible Notes — Related Party
In October, November, and December 2022, the Company entered into three convertible notes with shareholders to which the shareholders agreed to loan the Company, in the aggregate, $437,499 (the “Convertible Promissory Notes”). The Convertible Promissory Notes bear interest at a rate of 6% per annum and subject to the conversion provisions, all principal and interest shall be due and payable on May 8, 2024. Effective upon the closing of a Qualified Financing (as defined below), all of the outstanding principal and interest under this Note will automatically be converted into shares of the same class and series of capital stock of the Company, issued to other investors in the Qualified Financing (the “Qualified Financing Securities”) at a conversion price equal to the lower of (i) the price per share of Qualified Financing Securities paid by the other investors in the Qualified Financing and (ii) the price per share that would have been paid by the investors in the Qualified Financing had the pre-money
valuation of the Company been $17,900,000 (the “Valuation Cap”) (it being understood that, for purposes of clause (ii), the total number of securities of the Company outstanding shall be deemed to include all securities issuable upon the exercise or conversion of options or warrants then outstanding (including any securities reserved and available for future issuance under any equity incentive plan of the Company), but shall exclude any securities issuable upon conversion or cancellation of this Note and any other indebtedness of the Company or similar instruments), in each case with any resulting fraction of a share rounded down to the nearest whole share. “Qualified Financing” means the first issuance or series of related issuances of capital stock by the Company after the date hereof, with immediately available gross proceeds to the Company (excluding proceeds from this and any other indebtedness of the Company or similar instruments that convert into equity in such financing) of at least $2,500,000. The Company shall notify the Holder in writing of the anticipated occurrence of a Qualified Financing at least five days prior to the closing date of the Qualified Financing. The Holder agrees to execute and become party to all agreements that the Company reasonably requests in connection with such Qualified Financing.
In January and February 2023, the Company entered into six convertible notes with shareholders to which the shareholders agreed to loan the Company, in the aggregate, $1,594,980 (the “Convertible Promissory Notes”). These convertible notes have the same terms as the convertible notes issued during the year ended December 31, 2022 described above.
Note 9 — Stockholders’ Deficit
Preferred Stock
 — The Company is authorized to issue 7,500,000 shares of preferred stock with a par value of $0.0001 per share. At March 31, 2023 and December 31, 2022, there were 5,100,000 shares of preferred stock issued and outstanding.
Common stock
 — The Company is authorized to issue 25,000,000 shares of common stock with a par value of $0.0001 per share. At March 31, 2023 and December 31, 2022, there were 9,811,932 shares and 9,042,818 shares of common stock issued and outstanding, respectively. Each share of Common Stock has one vote and has similar rights and obligations.
The characteristics of the Company’s preferred stock are as follows:
Dividend
The holders of the Preferred Stock shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

or any class or series that is convertible into Common Stock, that dividend per share of the applicable series of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of the applicable series of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below): provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend per share of such series of Preferred Stock. The “Original Issue Price” shall mean, as to the Series Seed Preferred Stock, $0.089286 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock.
Voting Rights
Holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted
to Common Stock basis.
Conversion rights
Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non- assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” for each share of Preferred Stock shall initially be equal to the applicable Original Issue Price. The “Original Issue Price” shall mean, as to the Series Seed Preferred Stock, $0.089286 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock.
Mandatory Conversion
Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Company (“Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent of the aforementioned stockholders is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for each series of Preferred Stock, and (ii) such shares may not be reissued by the Company.

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of each series of Preferred Stock that would receive a greater amount upon conversion into Common Stock.
Note 10 — Share-based compensation
Restricted Stock Awards
In October 2022, Spectaire granted 7,240,000 shares of restricted stock awards to certain executives that vest over four years. One year of vesting was recognized on the grant date and the remaining three years will vest monthly. The Company determined the fair value of the awards at the grant date to be $3.00 for total compensation of $21,712,760 ($21,720,000 less cash paid of $7,240). The Company recognized 1,357,048 in compensation expense for the three months ended March 31, 2023, which is included in general and administrative expenses in the condensed consolidated statement of operations. As of March 31, 2023, the remaining unrecognized compensation expense of the restricted stock awards is $13,570,475 with a weighted average remaining life of 2.50 years.
2022 Equity Incentive Plan
In December 2022, the Board of Directors of the Company approved the Spectaire Inc. 2022 Equity Incentive Plan (the “Plan”) whereby it may grant to certain employees and advisors an award, such as, (a) Incentive Stock Options,
(b) Non-Qualified
Stock Options, (c) Restricted Stock and (d) Restricted Stock Units, of the Company (“Incentive Award”). On March 1, 2023, the Company issued 2,510,000 Restricted Stock Units to certain employees and board members. These awards become vested and nonforfeitable upon the satisfaction, on or before the expiration date, of both, a service requirement and an applicable liquidity event. As these awards are conditioned upon a liquidity event, the Company considered this performance condition as not probable as of March 31, 2023 and therefore no stock-based compensation expense was recorded.
Note 11 – Commitments and Contingencies
License Agreement
In 2018, MicroMS entered into a license agreement (the “License Agreement”) with MIT. This agreement was assigned to Spectaire as part of the Merger. As part of this agreement, in exchange for certain patent rights owned by MIT, MicroMS issued MIT shares that contained an anti-dilution provision which states that until the Company reaches a funding threshold of $4,000,000, MIT must retain a 2.5% common stock ownership on a fully-diluted basis. In connection with this agreement, the Company issued MIT 316,614 shares in January 2023.
Merger Agreement
Perception Capital Corp. II (“PCCT”) is a blank check company incorporated as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On January 16,

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

2023, PCCT entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of PCCT (“Merger Sub”), and the Company.
The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, and following the domestication, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”):

(i)
prior to the Effective Time, the aggregate amount of each outstanding convertible promissory note of Spectaire, including all outstanding principal and interest accrued but unpaid thereon, will convert into shares of common stock, par value $0.0001 per share, of Spectaire (“Spectaire Common Stock”), and each share of the Series Seed Preferred Stock, par value $0.0001 per share, of Spectaire will convert into one share of Spectaire Common Stock (such conversions, the “Spectaire Security Conversion”);

(ii)	at the Effective Time (after giving effect to the Spectaire Security Conversion):

(a)
each share of Spectaire Common Stock (other than shares of Spectaire Common Stock subject to Spectaire Options and Spectaire RSUs (each as defined below), Spectaire Restricted Shares (as defined below), treasury stock and dissenting shares) will convert into the right to receive its pro rata portion (on a fully diluted basis) of the Net Merger Consideration and the Earnout Shares (as defined below);

(b)
each outstanding option to purchase Spectaire Common Stock (“Spectaire Option”) will be converted into (x) an option to purchase, upon substantially the same terms and conditions, a whole number of shares of PCCT Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire Option as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio (as defined in the Merger Agreement) and (y) the right to receive its pro rata portion of the Earnout Shares;

(c)
each outstanding restricted stock unit relating to Spectaire Common Stock (“Spectaire RSU”) will be converted into (x) a restricted stock unit, upon substantially the same terms and conditions, relating to a whole number of shares of PCCT Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire RSU as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio and (y) the right to receive its pro rata portion of the Earnout Shares; and

(d)
each outstanding award of restricted shares of Spectaire Common Stock subject to vesting conditions and/or a risk of forfeiture (“Spectaire Restricted Shares”) will be converted into (x) an award, upon substantially the same terms and conditions, of a whole number of restricted shares of PCCT Common Stock equal to (1) the number of shares of Spectaire Common Stock subject to such Spectaire Restricted Share as of immediately prior to the Effective Time multiplied by (2) the Exchange Ratio and (y) the right to receive its pro rata portion of the Earnout Shares.

Litigation and loss contingencies
From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Company believes will have a material adverse impact on the Company’s business or consolidated financial statements.

SPECTAIRE INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)

Note 12 — Subsequent Events
The Company has evaluated and recognized or disclosed subsequent events, as appropriate, from the balance sheet date through May 22, 2023, the date the unaudited condensed consolidated financial statements were available to be issued.
License Agreement
In connection with the License Agreement, the Company issued MIT an additional 58,500 shares in April 2023.
Convertible Notes
In April 2023, the Company entered into an additional convertible note for a face value of $225,000. These notes have the same terms as described in Note 8.
Merger Agreement
On April 27, 2023 PCCT’s shareholders approved to further extend the date by which the company must either (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination (the “initial business combination”) or (2) (i) cease its operations except for the purpose of winding up and (ii) redeem all outstanding Class A ordinary shares included as part of the units sold in its initial public offering, from May 1, 2023 to November 1, 2023 (the “extension amendment”).
Arosa Loan Payable
On April 17, 2023, the funds held in Escrow in the Arosa Escrow Account were released.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PERCEPTION CAPITAL CORP. II,

PERCEPTION SPECTAIRE MERGER SUB CORP.,

and

SPECTAIRE INC.

dated as of January 16, 2023

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication

Exhibit B	Form of Bylaws of Acquiror upon Domestication

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Lock-Up Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of January 16, 2023 (this “Agreement”), is made and entered into by and among Perception Capital Corp. II, a Cayman Islands exempted company limited by shares (which shall de-register as an exempted company incorporated in the Cayman Islands by way of continuation to the State of Delaware and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Spectaire Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check exempted company with limited liability incorporated in the Cayman Islands and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, at least one (1) Business Day prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall de-register as an exempted company incorporated in the Cayman Islands by way of continuation to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant.

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “Spectaire Holdings Inc.”;

WHEREAS, concurrently with the parties’ execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Company has delivered to Acquiror executed agreements with each holder of Company Convertible Notes (as defined below), pursuant to which, among other things, such holders have elected to convert the aggregate outstanding amounts under their respective Company Convertible Notes, including all outstanding principal and interest accrued thereon at the time of the conversion, into shares of Company Common Stock prior to the Effective Time (as defined below) (the “Company Note Conversion”);

WHEREAS, prior to the Effective Time, each share of Company Preferred Stock (as defined below) will be converted into one share of Company Common Stock (as defined below) (the “Company Preferred Conversion” and, together with the Company Note Conversion, the “Company Security Conversion”).

WHEREAS, upon the Effective Time and following the Company Security Conversion, (i) all shares of Company Capital Stock (as defined below) will be converted into the right to receive the Aggregate Cash Consideration, the Aggregate Stock Consideration and a number of Earnout Shares, in each case as set forth in this Agreement, and (ii) all Company Options (as defined below) and all Company RSUs (as defined below) will be converted into the right to receive (as part of the assumption thereof as contemplated herein and subject to their respective terms) Acquiror Options (as defined below) and Acquiror RSUs (as defined below), respectively, and a number of Earnout Shares, in each case as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal and applicable state and local income tax purposes, the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and in the best interests of the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby and (iii) recommended the adoption and approval of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby by the Company’s stockholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Company has requested that the Requisite Company Stockholders execute and deliver to the Company, prior to the Company Stockholder Approval Deadline (as defined below), an irrevocable written consent, pursuant to which, among other things, the Requisite Company Stockholders shall adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (the “Company Stockholder Written Consent”);

WHEREAS, the Board of Directors of Acquiror has (i) determined that this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and in the best interests of Acquiror and Acquiror Shareholders (as defined below), (ii) authorized and approved the execution, delivery and performance by Acquiror of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the other documents to which Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the other documents to which Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents to which Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby by Merger Sub’s sole stockholder.

WHEREAS, Acquiror, as sole stockholder of Merger Sub has approved and adopted this Agreement and the other documents to which Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Perception Capital Partners II LLC, a Delaware limited liability company (the “Sponsor”), and certain other transferees of the Acquiror Class B Common Stock held by the Sponsor, have executed and delivered to the Company the Sponsor Support Agreement (as defined below), pursuant to which the Sponsor and such other parties have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, prior to the date of this Agreement, Acquiror, the Company, Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP will enter into a forward share purchase agreement (the “Forward Purchase Agreement”);

WHEREAS, at the Closing, Acquiror, the Sponsor, the other parties listed in Schedule I to the Sponsor Support Agreement, the Company Stockholders, and their respective Affiliates, as applicable, shall enter into (i) an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing, and (ii) Lock-Up Agreements (the “Lock-Up Agreements”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Benefit Plan” has the meaning specified in Section 5.17.

“Acquiror Class A Common Stock” means, prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Extension Meeting” has the meaning specified in Section 7.11(a).

“Acquiror Financial Statements” means (i) the audited balance sheet as of December 31, 2021, and the related audited statements of operations, changes in shareholder’s deficit and cash flows of Acquiror for the period from January 21, 2021 (inception) through December 31, 2021, together with the auditor’s reports thereon, and (ii) the unaudited balance sheet as of September 30, 2022, and the related unaudited statements of operations, changes in shareholder’s deficit and cash flows of Acquiror for the three months and nine months ended September 30, 2022, as applicable.

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.12 (Capitalization of Acquiror) and Section 5.13 (Brokers’ Fees).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror RSA” has the meaning specified in Section 3.3(b).

“Acquiror RSU” has the meaning specified in Section 3.3(a).

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals or an Extension.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), and (J), of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the issued and outstanding shares of Acquiror Common Stock entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, investigation, subpoena or request for information, by or before any Governmental Authority.

“Additional Financial Statements” has the meaning specified in Section 6.4.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Cash Consideration” means an amount in cash equal to (i) the Available Cash minus (ii) $5,000,000; provided that the Aggregate Cash Consideration shall not exceed $6,250,000; provided, further, that the Aggregate Cash Consideration shall be zero if the Available Cash is equal to or less than $5,000,000.

“Aggregate Fully Diluted Company Common Stock” means, without duplication, (i) the aggregate number of shares of Company Common Stock that are (a) issued and outstanding immediately prior to the Effective Time after giving effect to the Company Security Conversion (and, for the avoidance of doubt, without including any Treasury Shares), (b) issuable upon, or subject to, the exercise or settlement, as applicable, of Company Options and Company RSUs (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time, minus (ii) a number of shares equal to (x) the Aggregate Option Exercise Price divided by (y) the Per Share Award Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Award Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Stock.

“Aggregate Loan Amount” has the meaning specified in Section 8.7.

“Aggregate Option Exercise Price” means the sum of the aggregate cash exercise prices of all Company Options that are outstanding, unexercised and have an exercise price less than the Per Share Award Consideration, in each case, as of immediately prior to the Effective Time.

“Aggregate Stock Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the difference of (i) the quotient obtained by dividing (a) the difference of (x) $125,000,000 minus (y) the Aggregate Cash Consideration by (b) $10.00 minus (ii) the Company Award Shares.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information and documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Available Cash” means an amount in cash equal to the difference of (i) the sum of (without duplication) (a) the aggregate cash proceeds actually received by Acquiror and the Company following the date hereof and substantially concurrently with or prior to the Closing from any financing transaction or similar capital raise plus (b) all amounts available in the Trust Account as of immediately prior to the Closing (after deducting the Acquiror Share Redemption Amount) minus (ii) the amount required to pay (a) all transaction expenses of Acquiror (including any deferred underwriting commissions and fees payable pursuant to the Forward Purchase Agreement) and (b) the Unpaid Transaction Expenses, in each case, as contemplated by Section 2.4(c).

“Business Combination” has the meaning set forth in Article 1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Deadline” has the meaning specified in Section 7.11(a).

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains incorporated in Cayman Islands) are authorized or required by Law to close.

“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Registrar of Companies under the Companies Act (As Revised) of the Cayman Islands.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Acquiror, the Surviving Corporation or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of Acquiror, the Surviving Corporation or any of their respective subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror, the Surviving Corporation or any of their respective subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror or the Surviving Corporation to any person.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Award Shares” means a whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (i) the aggregate number of shares of Company Common Stock subject to (a) each of the outstanding, unexercised Company Options with an exercise price less than the Per Share Award Consideration as of immediately prior to the Effective Time and (b) outstanding Company RSUs as of immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Convertible Notes” means the convertible promissory notes of the Company outstanding as of the date of this Agreement.

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Incentive Plan” means the Company’s 2022 Equity Incentive Plan, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), or (i) any matter set forth on the Company Disclosure Letter, (j) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter prior to the date hereof, or (k) any action taken by, or at the request of, Acquiror or Merger Sub or taken or not taken by the Company as required by this Agreement; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Note Conversion” has the meaning specified in the Recitals hereto.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Preferred Conversion” has the meaning specified in the Recitals hereto.

“Company Preferred Stock” means the Series Seed Preferred Stock, par value $0.0001 per share, of the Company.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Restricted Share” means any share of Company Common Stock that is subject to vesting conditions and/or a risk of forfeiture. For clarity, references in this Agreement to shares of Company Common Stock shall include Company Restricted Shares.

“Company RSU” means a restricted stock unit relating to Company Common Stock granted under the Company Incentive Plan.

“Company Security Conversion” has the meaning specified in the Recitals hereto.

“Company Stockholder” means any holder of Company Capital Stock.

“Company Stockholder Approval Deadline” means 11:59 p.m. (New York time) on the second (2nd) Business Day after the date of this Agreement.

“Company Stockholder Approvals” means (i) the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis and (ii) the approval of the Company Preferred Conversion by the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Company Preferred Stock, voting as a single class and on an as-converted basis, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law (including the DGCL).

“Company Stockholder Notice” has the meaning specified in Section 8.2(c).

“Company Stockholder Written Consent” has the meaning specified in the Recitals hereto.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.6.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Earnout Period” means the time period between the Closing Date and the five-year anniversary of the Closing Date (inclusive of such dates).

“Earnout Shares” has the meaning specified in Section 3.4(a).

“Effective Time” has the meaning specified in Section 2.3(b).

“Eligible Company Equityholder” means any holder of (a) a share of Company Common Stock (after taking into account the Company Security Conversion), (b) a Company Option or (c) a Company RSU, in each case immediately prior to the Effective Time.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Incentive Plan” has the meaning specified in Section 7.1(a).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (i) 12,500,000 by (ii) the Aggregate Fully Diluted Company Common Stock.

“Export Approvals” has the meaning specified in Section 4.26(a).

“Extension” has the meaning specified in Section 7.11(a).

“Extension Proxy Statement” has the meaning specified in Section 7.11(a).

“Financial Statements” has the meaning specified in Section 4.8(a).

“Financing Transaction” has the meaning specified in Section 8.7.

“Forward Purchase Agreement” has the meaning specified in the Recitals hereto.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws or memorandum and articles of association, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Initial Balance Sheet” has the meaning specified in Section 4.8(a).

“Intellectual Property” means any rights in or to any intellectual property, throughout the world, including all U.S. and foreign: (i) patents and patent applications (including all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof); (ii) registered and unregistered trademarks, service marks, and trade dress, pending applications therefor, and internet domain names, together with the goodwill of the Company associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) proprietary rights in software (whether in source code, object code or other form), databases and other compilations and collections of data; (v) proprietary rights in trade secrets, inventions, know-how, algorithms, processes and other confidential or proprietary information; and (vi) all applications and registrations for the foregoing, and renewals and extensions thereof.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Latham” has the meaning specified in Section 11.18(b).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Loan Amount” has the meaning specified in Section 8.7.

“Lock-Up Agreement” has the meaning specified in the Recitals.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“Net Merger Consideration” means (i) the Aggregate Cash Consideration and (ii) the Aggregate Stock Consideration.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Open Source Obligations” means any obligations that software (or any portion thereof, excluding any unmodified Open Source Software) owned by the Company or any of its Subsidiaries (i) be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow such software to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.

“Open Source Software” means any software distributed under an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Per Share Award Consideration” means a dollar value equal to the quotient obtained by dividing (i) $125,000,000 by (ii) the number of Aggregate Fully Diluted Company Common Stock.

“Per Share Cash Consideration” means a dollar value equal to the quotient obtained by dividing (i) the Aggregate Cash Consideration by (ii) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Company Security Conversion (and, for the avoidance of doubt, without including any Treasury Shares).

“Per Share Stock Consideration” means a number of shares of Domesticated Acquiror Common Stock the quotient obtained by dividing (i) the Aggregate Stock Consideration by (ii) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Company Security Conversion (and, for the avoidance of doubt, without including any Treasury Shares).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) non-exclusive licenses of Intellectual Property, (v) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (vi) restrictions on transfer arising under applicable securities Laws and (vii) other Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information identifying, or capable in combination with other information of identifying, an individual or legal Person, the privacy of which is protected under applicable Law or any information that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Law.

“Privacy Laws” has the meaning specified in Section 4.22(a).

“Privacy Obligations” has the meaning specified in Section 4.22(a).

“Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined by dividing (i) the total number of (a) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Company Security Conversion and including any Company Restricted Shares) held by such Eligible Company Equityholder immediately prior to the Effective Time, plus (b) shares of Company Common Stock subject to Company Options that are outstanding and held by such Eligible Company Equityholder immediately prior to the Effective Time, plus (c) shares of Company Common Stock subject to unsettled Company RSUs that are outstanding and held by such Eligible Company Equityholder immediately prior to the Effective Time, by (ii) the total number of (a) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Company Security Conversion and including any Company Restricted Shares), plus (b) shares of Company Common Stock subject to Company Options that are outstanding and held by the Eligible Company Equityholders immediately prior to the Effective Time, calculated using the treasury stock method of accounting, plus (c) shares of Company Common Stock subject to Company RSUs that are outstanding and held by the Eligible Company Equityholders immediately prior to the Effective Time.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Real Property Leases” has the meaning specified in Section 4.20(b)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Requisite Company Stockholder” means each of the holders of Company Capital Stock set forth on Section 1.1 of the Company Disclosure Letter.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Cuba, Iran, North Korea and Syria, and the Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia).

“Sanctioned Person” means any Person that is itself the subject or target of any Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated or restricted Persons maintained by (a) the United States (including the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State); (b) the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; or (e) any other relevant jurisdiction, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or more owned or otherwise controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those applicable trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union, (iii) the United Nations, (iv) the United Kingdom, or (v) any other relevant jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Skadden” has the meaning specified in Section 11.18(a).

“Spectaire Group” has the meaning specified in Section 11.18(b).

“Sponsor” has the meaning specified in the Recitals.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, the other parties listed on Schedule I of the Sponsor Support Agreement, Acquiror and the Company, as amended or modified from time to time.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28(a).

“Top Vendors” has the meaning specified in Section 4.28(c).

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), (iii) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Triggering Event I” means the date on which the volume-weighted average closing sale price of one share of Acquiror Common Stock quoted on The Nasdaq Capital Market (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $15.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on The Nasdaq Capital Market (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $20.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on The Nasdaq Capital Market (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $25.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Warrant Agreement” means the Warrant Agreement, dated as of October 27, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and at least one (1) Business Day following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

(c) Notwithstanding the foregoing, if Acquiror or the Company determine in good faith that the Merger is not likely to qualify as a reorganization within the meaning of Section 368 of the Code, the parties hereto shall work together in good faith to structure the Merger in a manner that would qualify as a reorganization within the meaning of Section 368 of the Code by either reversing the direction of the Merger or structuring the Merger as a two-step integrated transaction within the meaning of Revenue Ruling 2001-46, 2001-2 C.B. 32.

Section 2.2 Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1400, Palo Alto, CA 94301, at 7:00 a.m. (local time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(c) For the avoidance of doubt, the Closing and the Effective Time shall occur after (i) the completion of the Domestication and (ii) consummation of the Company Security Conversion.

Section 2.4 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement and each Lock-Up Agreement, duly executed by each of the Company Stockholders;

(iv) to Acquiror, evidence that all Affiliate Agreements set forth on Section 6.5 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries; and

(v) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Net Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement and each Lock-Up Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor and each of the other parties listed on Schedule I of the Sponsor Support Agreement;

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time; and

(v) to the Company, a time stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the Domestication.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror not less than two (2) Business Days prior to the Closing Date, in each case of clauses (i) and (ii), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices therefor; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5 Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety at the Effective Time and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the Effective Time, until thereafter amended or modified as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in substantially the form attached as Exhibits A and B hereto upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6 Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time and (ii) the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1 Conversion of Securities.

(a) At the Effective Time (after giving effect to the Company Security Conversion), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Options and Company RSUs (which shall be respectively subject to Section 3.3(a)), (ii) Company Restricted Shares (which shall be subject to Section 3.3(b)), (iii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iv) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive (x) the Per Share Cash Consideration, if any, (y) the Per Share Stock Consideration and (z) a number of Earnout Shares (in accordance with such Person’s Pro Rata Share) in accordance with Section 3.4.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.

(c) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued in the Merger, and each Person who would otherwise be entitled to a fraction of a share of Domesticated Acquiror Common Stock (after aggregating all fractional shares of Domesticated Acquiror Common Stock that otherwise would be received by such Person in connection with the Closing) shall instead have the number of shares of Domesticated Acquiror Common Stock issued to such Person rounded up to the nearest whole shares of Domesticated Acquiror Common Stock.

Section 3.2 Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Net Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Net Merger Consideration to be paid in shares of Acquiror Common Stock.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Net Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Net Merger Consideration, upon receipt of such documents as the Exchange Agent may reasonably request. No interest shall be paid or accrued upon the transfer of any share.

(c) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Net Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Net Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Net Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Net Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3 Treatment of Company Options, Company RSUs and Company Restricted Shares.

(a) As of the Effective Time, each Company Option that is then outstanding shall be converted into (i) the right to receive a number of Earnout Shares in accordance with Section 3.4, and (ii) an option to purchase shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to the corresponding Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (a) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) As of the Effective Time, each Company RSU that is then outstanding shall be converted into (i) the right to receive a number of Earnout Shares in accordance with Section 3.4, and (ii) a restricted stock unit relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company RSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror RSU”) except that such Acquiror RSU shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by the Exchange Ratio.

(c) As of the Effective Time, each award of Company Restricted Shares that is then outstanding as of immediately prior to the Effective Time shall be converted into (i) the right to receive a number of Earnout Shares in accordance with Section 3.4, and (ii) an award of restricted shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such award of Company

Restricted Shares immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror RSA”) except that such Acquiror RSA shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such award of Company Restricted Shares immediately prior to the Effective Time, multiplied by the Exchange Ratio.

(d) The Company shall take all necessary actions to effect the treatment of Company Options, Company RSUs and Company Restricted Shares pursuant to Section 3.3(a). Section 3.3(b) or Section 3.3(c), as applicable, in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised, and no Acquiror RSU or Acquiror RSA will vest, prior to the effective date of an applicable Form S-8 (or other applicable registration statement, including Form S-3) of Acquiror.

Section 3.4 Earnout.

(a) Following the Closing, and as additional consideration for the Merger and the transactions contemplated hereby, within five (5) Business Days after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to the Eligible Company Equityholders (in each case, in accordance with their respective Pro Rata Shares) 7,500,000 shares of Acquiror Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing) (such shares, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement, as follows:

(i) Upon the occurrence of Triggering Event I, a one-time issuance of 2,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing); and

(ii) Upon the occurrence of Triggering Event II, a one-time issuance of 2,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing); and

(iii) Upon the occurrence of Triggering Event III, a one-time issuance of 2,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing).

(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 7,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing); provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or on overlapping Trading Days.

(c) If, during the Earnout Period, there is a Change of Control pursuant to which Acquiror or its stockholders have the right to receive consideration implying a value per share of Acquiror Common Stock (as agreed in good faith by the Sponsor and the board of directors of the Acquiror) of:

(i) less than $15.00 (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing and prior to such Change of Control, but without giving effect to the shares of Acquiror Common Stock issuable pursuant to this Section 3.4(c)), then this Section 3.4 shall terminate and no Earnout Shares shall be issuable hereunder;

(ii) greater than or equal to $15.00 but less than $20.00 (each, as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing and prior to such Change of Control, but without giving effect to the shares of Acquiror Common Stock issuable pursuant to this Section 3.4(c)), then, (A) immediately prior to such Change of Control, Acquiror shall issue 2,500,000 shares of Acquiror Common Stock (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing and prior to such Change of Control) to the Eligible Company Equityholders (in accordance with each Eligible Company Equityholder’s respective Pro Rata Share) and the Eligible Company Equityholders shall be eligible to participate in such Change of Control and (B) thereafter, this Section 3.4 shall terminate and no further Earnout Shares shall be issuable hereunder; or

(iii) greater than or equal to $20.00 but less than $25.00 (each, as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing and prior to such Change of Control, but without giving effect to the shares of Acquiror Common Stock issuable pursuant to this Section 3.4(c)), then, (A) immediately prior to such Change of Control, Acquiror shall issue 5,000,000 shares of Acquiror Common Stock (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing and prior to such Change of Control) to the Eligible Company Equityholders (in accordance with each Eligible Company Equityholder’s respective Pro Rata Share) and the Eligible Company Equityholders shall be eligible to participate in such Change of Control and (B) thereafter, this Section 3.4 shall terminate and no further Earnout Shares shall be issuable hereunder; or

(iv) greater than or equal to $25.00 (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing and prior to such Change of Control, but without giving effect to the shares of Acquiror Common Stock issuable pursuant to this Section 3.4(c)), then, (A) immediately prior to such Change of Control, Acquiror shall issue 7,500,000 shares of Acquiror Common Stock (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Domesticated Acquiror Common Stock occurring on or after the Closing and prior to such Change of Control) to the Eligible Company Equityholders (in accordance with each Eligible Company Equityholder’s respective Pro Rata Share) and the Eligible Company Equityholders shall be eligible to participate in such Change of Control and (B) thereafter, this Section 3.4 shall terminate and no further Earnout Shares shall be issuable hereunder.

(d) If, during the Earnout Period, (i) any liquidation, dissolution or winding up of Acquiror is initiated, (ii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against Acquiror or (iii) Acquiror makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties, then any Earnout Shares that have not been previously issued by Acquiror (whether or not previously earned) shall be deemed earned and due by Acquiror to the Eligible Company Equityholders (in accordance with each Eligible Company Equityholder’s respective Pro Rata Share).

(e) Notwithstanding anything in this Agreement to the contrary, any Earnout Shares issuable under this Section 3.4 to any Eligible Company Equityholder in respect of Company Options or Company RSUs held by such Eligible Company Equityholder as of immediately prior to the Effective Time shall be issued to such Eligible Company Equityholder only if such Eligible Company Equityholder continues to provide services (whether as an employee, director or individual independent contractor) to Acquiror or one of its Subsidiaries through the date of the occurrence of the corresponding Triggering Event that causes such Earnout Shares to become issuable. Any Earnout Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the other Eligible Company Equityholder who remain entitled to receive Earnout Shares in accordance with their respective Pro Rata Shares.

(f) Notwithstanding anything to the contrary contained herein, no fraction of an Earnout Share will be issued by virtue of any Triggering Event, and each Person who would otherwise be entitled to a fraction of an Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such Person in connection with the occurrence of such Triggering Event) shall instead have the number of Earnout Shares issued to such Person rounded up to the nearest whole Earnout Share.

(g) The rights to the Earnout Shares (i) are solely contractual rights, (ii) will not be evidenced by a certificate, do not constitute securities or other instruments and are not readily marketable, and (iii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part.

Section 3.5 Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) to the extent duly remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.6 Dissenting Shares Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Net Merger Consideration or any Earnout Shares in accordance with Section 3.4, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Net Merger Consideration in accordance with Section 3.1 and such Person’s Pro Rata Share of the Earnout Shares in accordance with Section 3.4 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), in each case, the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1 Company Organization. The Company has been duly incorporated and is validly existing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly incorporated, formed or organized, as applicable, and are validly existing under the Laws of their jurisdiction of incorporation, formation or organization, as applicable, and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to its and the Company’s business, taken as a whole.

Section 4.3 Due Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to (i) execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, (ii) subject to the approvals described in Section 4.5, consummate the transactions contemplated hereby and thereby and (iii) perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and in the best interests of the Company and its stockholders, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby and (iii) recommending the adoption and approval of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby by the Company’s stockholders. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals. The Company Stockholder Approvals will be duly and validly obtained in accordance with applicable Law (including the DGCL) and the Governing Documents of the Company upon the execution and delivery of the Company Stockholder Written Consent pursuant to the terms of this Agreement, and, when delivered, the Company Stockholder Written Consent will constitute the irrevocable Company Stockholder Approvals.

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of antitrust or competition Laws, if any; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 25,000,000 shares of Company Common Stock, of which 14,020,318 shares (including 7,240,000 Company Restricted Shares) are issued and outstanding as of the date of this Agreement, and (y) 7,500,000 shares of Company Preferred Stock (of which 5,100,000 of which are issued and outstanding as of the date of this Agreement), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Liens imposed under the Governing Documents of the Company or Permitted Liens.

(b) As of the date of this Agreement, there are no Company Options or Company RSUs outstanding.

(c) Except as otherwise set forth in this Section 4.6 or on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, restricted stock units, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other equity interests or equity-related awards, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Liens under the Governing Documents of the Subsidiaries and Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, restricted stock units, stock appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other equity interests or equity-related awards, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8 Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter is a true and complete copy of the unaudited balance sheet of the Company as of September 30, 2022 (the “Initial Balance Sheet” and, together with the Additional Financial Statements, the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, upon delivery thereof by the Company, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (except in the case of unaudited Financial Statements, for presentation items required for GAAP and normal year-end adjustments and the absence of footnotes), (ii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited Financial Statements, for presentation items required for GAAP and normal year-end adjustments and the absence of footnotes or the inclusion of limited footnotes), (iii) have been prepared from, and in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9 Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof: (a) there are no pending or, to the knowledge of the Company, threatened lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11 Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance in all material respects with applicable Law.

(b) The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c) During the past three (3) years, none of the Company, any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the Company and its Subsidiaries.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Customers or the Top Vendors (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Vendor relationship);

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly-owned Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly-owned Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, individual consulting or advisor agreements, equity or incentive equity documents and Governing Documents) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), any officer or manager (or equivalent) of the Company or any of the Company’s Subsidiaries, any member or stockholder of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries, or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that involve aggregate consideration in $100,000 that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(viii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(ix) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements entered into in the ordinary course of business) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company or its Subsidiaries (other than Contracts granting nonexclusive rights to customers to use the Company’s or its Subsidiaries’ products substantially on one of the Company’s or its Subsidiaries’ standard forms of agreement that have been made available to Acquiror, in each case, in the ordinary course of business) or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company or its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software that is not used in the Company’s or its Subsidiaries’ products and involves aggregate payments less than $100,000 in any calendar year and Open Source Licenses);

(xi) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $100,000 in any calendar year;

(xii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $100,000 in any calendar year;

(xiii) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xiv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant or employee of the Company or any of the Company’s Subsidiaries, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan description, including any summary of material modifications, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there have not been any “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) of any Company Benefit Plan has any liability for breach of fiduciary duty in connection with the administration or investment of the assets of any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years.

(d) With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Restricted Shares, Company Options or Company RSUs. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) As of the date hereof, there are no Company Options or Company RSUs outstanding.

Section 4.14 Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any other labor-related agreement or arrangement with any labor union, labor organization or works council, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries, (iv) no labor union, works council, group of employees, or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. In the past three (3) years, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, picketing, hand billing, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, worker classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) The Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(e) To the knowledge of the Company, no present or former employee or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation in any material respect of (i) any term of any employment agreement, nondisclosure agreement, restrictive covenant, common law nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(f) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to harassment (including sexual harassment), sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, in the past three (3) years, no allegations of harassment (including sexual harassment), sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries.

(g) The Company and its Subsidiaries have not (i) engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof, and (ii) have not incurred any liability or obligation under the Workers Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law relating to plant closings, layoffs or group terminations that remains unsatisfied. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

(h) To the knowledge of the Company, no employee of the Company or any Company’s Subsidiaries intends to terminate his or her employment within the twelve (12) months immediately following the date of this Agreement.

(i) All employees of the Company and its Subsidiaries classified as “exempt” under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., and applicable state wage and hour laws are, and since the date that the Company employed its first employee, have been, properly classified as “exempt,” except as would not result in material liability to the Company or any of its Subsidiaries. Each individual who has provided services to the Company or any of its Subsidiaries as an independent contractor or consultant is or during the past three (3) years was properly classified and properly treated as an independent contractor or consultant by the Company or its applicable Subsidiary, except as would not result in material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.

Section 4.15 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person in all material respects all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing by a Governmental Authority of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling or request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(m) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.16 Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18 Licenses. The Company and its Subsidiaries have obtained, and maintain, all material Licenses required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is binding and in full force and effect, and each of the Company and its Subsidiaries is and has been during the past three (3) years in compliance with all such Licenses. Neither the Company nor any of its Subsidiaries (i) is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material permit to which it is a party, (ii) is or has been during the past three (3) years the subject of any pending or threatened Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, limitation, suspension, modification, or impairment of any material License; or (iii) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, limit, suspend, condition, modify or not renew any such material Licenses, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20 Real Property.

(a) None of the Company or any of its Subsidiaries owns any Owned Real Property.

(b) Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, subleases, licenses or occupancy agreements, including all amendments, extensions, renewals, guaranties, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned or purported to be owned by the Company or any of the Company’s Subsidiaries, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”), identifying for each: (i) the current record owner(s), (ii) the title/mark, (iii) the jurisdiction of application or registration, (iv) the application or registration number, and (v) the legal status. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, (excluding any pending applications included in the Company Registered Intellectual Property) to the knowledge of the Company is valid and enforceable. The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all material Intellectual Property used or held for use by the Company and its Subsidiaries in the conduct of their businesses.

(b) To the knowledge of the Company, the Company and its Subsidiaries have not, in past the three (3) years, infringed, misappropriated or otherwise violated and are not infringing, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no, and in the past three (3) years there has been no, Action pending or, to the knowledge of the Company, threatened in writing, (i) to which the Company or any of the Company’s Subsidiaries is or was a named party alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person or (ii) in which the validity, enforceability or registrability of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries has been or is being challenged.

(c) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries. In the past three (3) years the Company and its Subsidiaries have not initiated any Action or sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement, misappropriation or other violation of any Intellectual Property of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of and otherwise enforce their rights in all material trade secrets owned or purported to be owned by them or provided to them by a third Person. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets owned (or purported to be owned) by the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of a material trade secret or other rights in and to such information.

(e) Each current or former employee of, and each current or former contractor or consultant to, the Company or any of its Subsidiaries, in each case, who has been engaged in the creation, invention, development or modification of any Intellectual Property owned (or purported to be owned) by the Company or its Subsidiaries has entered into a valid, written agreement with the Company or a Subsidiary of the Company by which such employee, contractor or consultant presently assigns to the Company or the applicable Subsidiary of such employee’s, contractor’s or consultant’s right, title, and interest in such Intellectual Property, and to the knowledge of the Company, there is no material breach under any such agreement.

(f) Except as set forth on Section 4.21(f) of the Company Disclosure Letter, no government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the material Intellectual Property owned by the Company or any of its Subsidiaries and used in connection with their respective business.

(g) With respect to the information technology systems (including software, “IT Systems”) used by the Company or its Subsidiaries in the operation of their businesses, to the knowledge of the Company, no such IT Systems contain any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of such IT Systems or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of software or information or data stored or processed on such IT Systems. The IT Systems under the Company’s and its Subsidiaries’ control and, to the knowledge of the Company, all other IT Systems, are maintained in accordance with customary industry standards and practices for entities operating businesses similar to the businesses of the Company or its Subsidiaries and constitute all the information and technology systems infrastructure reasonably necessary to carry on the businesses of the Company or its Subsidiaries as conducted in the past twelve (12) months.

(h) The Company’s and each of its Subsidiaries’ use of Open Source Software used in or by their products is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any of its Subsidiaries has used any Open Source Software in a manner that requires any of its or their proprietary software (or portions thereof) be subject to Open Source Obligations.

Section 4.22 Privacy and Cybersecurity.

(a) The Company and each of its Subsidiaries maintains and for the past three (3) years has maintained and published privacy policies consistent with applicable Privacy Laws. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are in compliance with, and for the past three (3) years has been in compliance with, (i) all applicable Laws relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information (“Privacy Laws”), and (ii) the Company’s and its Subsidiaries’ privacy policies and contractual commitments relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information or the IT Systems (collectively, “Privacy Obligations”). There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation or breach of any Privacy Laws, Privacy Obligations or any third Person’s privacy or Personal Information rights.

(b) In the past three (3) years, (i) there have been no material breaches of the security of the IT Systems controlled by or, to the knowledge of the Company, used by the Company or its Subsidiaries, and (ii) there have been no disruptions in any IT Systems that materially adversely affected the Company’s or its Subsidiaries’ businesses or operations. The Company and its Subsidiaries take reasonable measures designed to protect confidential, sensitive or personally identifiable information (including Personal Information) in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through reasonable administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company has (A) to the knowledge of the Company, experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security or (B) received any written notice or complaint from any Person (including any Governmental Authority) nor has any such notice or complaint been threatened in writing against the Company or any of its Subsidiaries, with respect to any breach of the security of Personal Information.

Section 4.23 Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, are in material compliance with all applicable Environmental Laws.

(b) To the knowledge of the Company, there has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations of the Leased Real Property or (ii) at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of in a quantity or manner requiring reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24 Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25 Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent, while acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26 Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made all requisite filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer of its products and technologies as required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the knowledge of the Company, any of their respective employees or agents is or has in the past five (5) years been a Sanctioned Person. Neither the Company nor any of its Subsidiaries has engaged in the past five (5) years in any business, directly or knowingly indirectly, with or in any Sanctioned Country or Sanctioned Person. Since January 1, 2022, neither the Company nor any of its Subsidiaries have engaged in any business, directly or knowingly indirectly, in Russia or Belarus.

(c) The Company and its Subsidiaries have in place written policies, controls, and systems reasonably designed to ensure compliance with all applicable International Trade Laws and Sanctions Laws.

(d) During the past five (5) years, neither the Company nor any of its Subsidiaries has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any non-compliance with any International Trade Laws or Sanctions Laws, (ii) been the subject of a past, current, pending or threatened investigation, inquiry or enforcement proceeding for a violation of International Trade Laws or Sanctions Laws, or (iii) received any notice, request, penalty, or citation for any actual or potential non-compliance with International Trade Laws or Sanctions Laws.

Section 4.27 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28 Customers/Vendors.

(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top five (5) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending September 30, 2022 (the “Top Customers”).

(b) Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

(c) Section 4.28(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top five (5) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending September 30, 2022 (the “Top Vendors”).

(d) Except as set forth on Section 4.28(d) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29 Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30 Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 4.30 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

Section 4.31 No Additional Representation or Warranties Except as provided in this Article IV, none of the Company, any of its Subsidiaries, any of their respective Affiliates or any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company or corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Governing Documents of Acquiror and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2 Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite company or corporate power and authority to (i) execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, (ii) (subject to the approvals described in Section 5.7) consummate the transactions contemplated hereby and thereby and (iii) perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror, by the Board of Directors of Merger Sub and by Acquiror as the sole stockholder of Merger Sub, (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and (iii) recommended for approval by the Acquiror Shareholders. No other company or corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the other documents to which Acquiror is a party contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of

Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii) each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), and (J), of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the issued and outstanding shares of Acquiror Common Stock entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held or by unanimous written resolution, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3 No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Since inception,

Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since November 1, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since November 1, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since November 1, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d) Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of antitrust or competition Laws, if any, and (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar.

Section 5.8 Trust Account. As of the date of this Agreement, Acquiror has at least $25,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 27, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding shares of Acquiror Common Stock sold in Acquiror’s initial public offering who shall have properly elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Acquiror and is in full force and effect and is enforceable in accordance with its terms. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since September 30, 2022, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11 No Undisclosed Liabilities. Except (i) for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, (ii) for any Working Capital Loans or (iii) as set forth in Section 5.11 of the Acquiror Disclosure Letter, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12 Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 2,457,892 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 5,750,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 11,500,000 Acquiror Common Warrants (including those included in the Cayman Acquiror Units) and 10,050,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(c) Except as set forth in this Section 5.12 or Section 5.12(c) of the Acquiror Disclosure Letter or as contemplated by Acquiror’s Governing Document, this Agreement or the other documents contemplated hereby

(including in connection with the Forward Purchase Agreement and any financing arrangement or efforts contemplated by Section 8.6), (i) Acquiror has not granted any outstanding options, share capital appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, and (ii) there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any Acquiror Securities.

(d) The Acquiror Common Stock to be issued in connection with the Transactions contemplated hereby, including the Aggregate Stock Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13 Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14 Indebtedness. Neither Acquiror nor Merger Sub have any Indebtedness except for Working Capital Loans or as set forth in Section 5.14 of the Acquiror Disclosure Letter.

Section 5.15 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations by a Governmental Authority of Acquiror or Merger Sub presently in progress, nor has Acquiror or Merger Sub been notified in writing by a Governmental Authority of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) Neither Acquiror nor Merger Sub has made a request for an advance tax ruling or request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g) Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Acquiror and Merger Sub and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror and Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is Acquiror or Merger Sub.

(j) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l) Neither Acquiror nor Merger Sub have taken any action, or to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m) For U.S. federal income tax purposes, each of Acquiror and Merger Sub is, and has been since its formation, classified as a corporation.

Section 5.16 Business Activities.

(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except as set forth in Section 5.16(d) of the Acquiror Disclosure Letter or as contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $250,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

Section 5.17 Benefit Plans. None of Acquiror, Merger Sub or any of their respective Subsidiaries maintains, sponsors or contributes to, or has any actual or contingent obligation or liability under, any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, policy, program, arrangement or agreement that provides compensation and/or benefits to any current or former employee, officer, director or individual independent contractor thereof (each, an “Acquiror Benefit Plan”), nor does Acquiror, Merger Sub or any of their respective Subsidiaries have any obligation or commitment to create or adopt any such Acquiror Benefit Plan (except for the Equity Incentive Plan expressly contemplated hereby).

Section 5.18 Nasdaq Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “PCCT”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PCCTW”. Acquiror is in compliance with Nasdaq listing rules and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.19 Proxy Statement. On the date that the Proxy Statement is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement.

Section 5.20 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21 No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), except (w) as set forth in Section 6.1 of the Company Disclosure Letter, (x) as contemplated by this Agreement or the Ancillary Agreements, (y) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (z) as required by Law, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except (w) as set forth in Section 6.1 of the Company Disclosure Letter, (x) as contemplated by this Agreement or the Ancillary Agreements, (y) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (z) as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Options or Company RSUs) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, including, for the avoidance of doubt, redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, (ii) transactions between the Company any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company, (iii) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, and (iv) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to the Company Options or Company RSUs;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material portion of tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, existing Company Benefit Plans or existing Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, (iii) hire or engage, or make an offer to hire or engage, any employee or individual independent contractor with an annual base compensation of $100,000 or more, (iv) terminate the employment or engagement of any employee or individual independent contractor with an annual base compensation of $100,000 or more, other than terminations for cause or due to death or disability, (v) terminate, adopt, enter into or materially amend any Company Benefit Plan, (vi) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (vii) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, (viii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries or (ix) grant any equity or equity-based compensation to any employee or other individual service provider of the Company or any of its Subsidiaries;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, the sum of (i) and (ii) not to be in excess of $2,000,000 in the aggregate, in each case, other than (x) in the ordinary course of business consistent with past practice and (y) as between the Company and its Subsidiaries;

(k) (i) make or change any material election in respect of material Taxes, (ii) materially amend any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(m) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate exceed $500,000, except as such obligations become due;

(n) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, other than the issuance of Company Options, Company RSUs and/or Company Common Stock upon the exercise or settlement of Company Options or Company RSUs in the ordinary course of business under the Company Incentive Plan and applicable award agreement;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(q) assign, transfer, pledge, sell, license or sublicense to any Person rights to any Intellectual Property that is material to the Company or any of its Subsidiaries, or dispose of, abandon, permit to lapse or fail to preserve any rights to any Intellectual Property that is material to the Company or any of its Subsidiaries, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term or for the grant of non-exclusive licenses in the ordinary course of business, consistent with past practice;

(r) deliver, license or make available to any escrow agent or other Person source code for any software owned or purported to be owned by the Company or any of its Subsidiaries;

(s) modify in any material respect any of the privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with applicable Law, or (D) as otherwise directed or required by a Governmental Authority;

(t) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(u) make or commit to make any capital expenditures in an amount greater than $1,000,000 in the aggregate;

(v) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(w) other than as required by applicable Law, modify, enter into or extend any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries, or recognize or certify any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(x) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(y) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(z) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(aa) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(bb) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Action initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror).

Section 6.3 Confidentiality. The parties to this Agreement acknowledge that they have and will continue to receive Confidential Information (as defined below) from or regarding the other parties and their respective

Subsidiaries, the release of which would be damaging to such other party. Each party hereto shall hold in strict confidence any Confidential Information in such party’s possession, and each such party shall not disclose such Confidential Information to any Person (including any Affiliates of such Person) other than another party hereto or a Representative of such party with a need to know such Confidential Information in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, or otherwise use such Confidential Information for any purpose other than to evaluate, analyze and keep apprised of the other parties’ and their respective Subsidiaries’ businesses and assets; provided that a party may disclose or use for any purpose any Confidential Information (i) to comply with any Laws (including applicable stock exchange or quotation system requirements) or requests by any Governmental Authority, provided, that a party hereto must notify the other parties hereto promptly of any disclosure of Confidential Information that is required by Law or requested by any Governmental Authority, and any such disclosure of Confidential Information shall be limited to the minimum extent required by Law or requested by such Governmental Authority, (ii) that a party hereto has also received from a source independent of the other parties hereto on a non-confidential basis and that such party reasonably believes was obtained by such source without breach of any obligation of confidentiality to the other parties hereto, (iii) that have been or are hereafter independently developed by a party hereto or its Affiliates or on their behalf without using any of the Confidential Information of the other parties hereto, or (iv) that are or become generally available to the public (other than as a result of a prohibited disclosure by a party hereto or its Representatives). The term “Confidential Information” shall mean any information pertaining to a party’s or any of its Subsidiaries’ business that is not available to the public, whether written, oral, electronic, visual form or in any other media, including, but not limited to, trade secrets.

Section 6.4 Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts to deliver to Acquiror as soon as reasonably practicable the financial statements (and any auditors report thereon) required by the rules and regulations of the SEC, the Exchange Act and the Securities Act to be included in the Proxy Statement and any other filings to be made by the Company or Acquiror with the SEC in connection with the transactions contemplated by this Agreement (the “Additional Financial Statements”).

Section 6.5 Affiliate Agreements. All Affiliate Agreements set forth on Section 4.12(a)(vi) of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.5 of the Company Disclosure Letter.

Section 6.6 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1 Employee Matters.

(a) Equity Incentive Plan. Prior to the Closing Date, Acquiror shall approve and adopt an equity incentive plan, in a form to be mutually agreed upon between Acquiror and the Company (the “Equity Incentive Plan”), that provides for grants of awards to eligible service providers, with an initial share reserve equal to 12.0% of the fully diluted Domesticated Acquiror Common Stock (including any rights convertible into or exercisable for Domesticated Acquiror Common Stock) immediately following the Closing (inclusive of the shares available for issuance under the Equity Incentive Plan) and an annual “evergreen” increase of up to 5.0% of the aggregate number of shares of fully diluted Domesticated Acquiror Common Stock (including any rights convertible into or exercisable for Domesticated Acquiror Common Stock) outstanding as of the final day of the immediately preceding calendar year.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2 Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3 Nasdaq Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq listing rules, covering the shares of Acquiror Common Stock issuable in the Merger and the Domestication, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4 No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5 Acquiror Conduct of Business.

(a) During the Interim Period, except (w) as set forth in Section 7.5 of the Acquiror Disclosure Letter, (x) as contemplated by this Agreement (including in connection with any financing arrangement or efforts contemplated by Section 8.6 or in connection with the Domestication) or the Ancillary Agreements, (y) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (z) as required by Law, Acquiror shall, and shall cause Merger Sub to, operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except (w) as set forth in Section 7.5 of the Acquiror Disclosure Letter, (x) as contemplated by this Agreement (including in connection with any financing arrangement or efforts contemplated by Section 8.6 or in connection with the Domestication) or the Ancillary Agreements, (y) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (z) as required by Law, Acquiror shall not, and Acquiror shall cause Merger Sub not to:

(i) change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s share capital or Merger Sub Capital Stock, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s share capital or Merger Sub Capital Stock, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of material Taxes, (B) amend any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(v) other than as expressly required by the Sponsor Support Agreement or in connection with any Working Capital Loan, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) except as contemplated by the Equity Incentive Plan or required by applicable Law, enter into, adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement that would cover employees of Acquiror or its Subsidiaries following the Closing;

(vii) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (A) fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or (B) any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (y) incurred between Acquiror and Merger Sub or (z) in respect of any Working Capital Loan in an aggregate not to exceed $2,500,000;

(viii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance (1) of the Aggregate Stock Consideration, (2) of Acquiror Options, Acquiror RSUs and Acquiror RSAs, in each case in accordance with Section 3.3, and (3) in connection with the Forward Purchase Agreement or any financing arrangement or efforts contemplated by Section 8.6, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate (including causing executive officers or directors of Acquiror to resign, other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and this Section 7.6) such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of seven (7) directors, which shall initially include:

(i) two (2) director nominees, each of whom shall be “independent” directors for the purposes of Nasdaq, to be designated by Acquiror pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement; and

(ii) five (5) director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;

(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c) the executive officers of Acquiror will be the individuals designated by the Company for such roles pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement.

Section 7.7 Domestication. Subject to receipt of the Acquiror Shareholder Approval, at least one (1) Business Day prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) completing and making and procuring all those filings required to be made with the Cayman Registrar under Part XII of the Companies Act (As Revised) of the Cayman Islands in connection with the Domestication. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant.

Section 7.8 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by Acquiror or the Company, as applicable, with respect to such current policies; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9 Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10 Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s shareholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.11 Extension.

(a) If the Proxy Statement has not been mailed to the Acquiror Shareholders by March 1, 2023, Acquiror shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements to such proxy statement, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of the Acquiror Shareholders to amend the Governing Documents of Acquiror to extend the deadline by which Acquiror must complete a Business Combination in accordance therewith (such date, the “Business Combination Deadline”) to such date at least three (3) months thereafter as may be agreed in writing by Acquiror and the Company (an “Extension”). Acquiror shall use its reasonable best efforts to cause the Extension Proxy Statement to: (i) comply with the rules and regulations promulgated by the SEC; and (ii) have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. To the extent not prohibited by Law, Acquiror shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments from the Company and its counsel to the Extension Proxy Statement.

(b) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice, of: (A) the time when any supplement or amendment to the Extension Proxy Statement has been filed; or (B) any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (x) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement (including any notification (orally or in writing) from the SEC that the Extension Proxy Statement will not be “reviewed” or will not be subject to further review) promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(c) Each of Acquiror and the Company agrees to, as promptly as reasonably practicable, furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of Acquiror and the Company shall ensure that: (i) all of the information supplied by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the Acquiror Shareholders, shall be accurate in all material respects and shall not omit to state any material fact required to be stated in the Extension Proxy Statement or necessary in order to make the statements in the Extension Proxy Statement, in light of the circumstances under which they are made, not misleading; (ii) the Extension Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated under the Exchange Act; and (iii) the Extension Proxy Statement shall contain substantially the same financial and other information about the Company and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If, at any time prior to the Closing, Acquiror or the Company becomes aware of: (x) the Extension Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or Acquiror (as applicable) shall promptly inform Acquiror or the Company (as applicable). Thereafter, each of the Company and Acquiror shall cooperate with the other in filing with the SEC or mailing to the Acquiror Shareholders an amendment or supplement to the Extension Proxy Statement. Each of the Company and Acquiror shall use its reasonable best efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Acquiror, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) Acquiror shall: (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the Acquiror Shareholders in compliance with applicable Law, (B) duly (x) give notice of and (y) convene and hold a meeting of the Acquiror Shareholders (the “Acquiror Extension Meeting”) in accordance with the Acquiror’s Governing Documents and the applicable rules of Nasdaq for a date no later than three (3) Business Days prior to the Business Combination Deadline then in effect (or such later date as the Company and Acquiror shall agree), and (C) solicit proxies from the Acquiror Shareholders to vote in favor of the Extension; and (ii) provide the Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Notwithstanding anything to the contrary set forth in this Section 7.11 to the extent (1) the Acquiror Shareholder Approval is obtained at any time before the Acquiror Extension Meeting is held and (2) the Closing has occurred prior to the Business Combination Deadline then in effect, all obligations under this Section 7.11 shall terminate and be of no further force or effect. Acquiror shall, through its Board of Directors, recommend to the Acquiror Shareholders the approval of the Extension, and include such recommendation in the Extension Proxy Statement. The board of directors of Acquiror shall not effect a Modification in Recommendation to the Acquiror Shareholders with respect to the approval of the Extension.

(e) To the fullest extent permitted by applicable Law, Acquiror shall (x) establish a record date for, duly call, give notice of, convene and hold the Acquiror Extension Meeting and submit for approval the Extension, and (y) promptly continue to take all such necessary actions, including the actions required by this Section 7.11, and hold additional Acquiror Extension Meetings in order to obtain the requisite approval of the Acquiror Shareholders to the Extension, in each case, if such approval shall not have been obtained at any such Acquiror Extension Meeting. Acquiror may only adjourn the Acquiror Extension Meeting: (i) to solicit additional proxies for the purpose of obtaining the requisite approval of the Acquiror Shareholders to the Extension; (ii) for the absence of a quorum; or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Acquiror Shareholders prior to the Acquiror Extension Meeting. Notwithstanding the foregoing, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Acquiror Extension Meeting (A) may not be adjourned to a date that is more than twenty (20) days after the date for which the Acquiror Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall be held no later than three (3) Business Days prior to the Business Combination Deadline then in effect.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 Reasonable Best Efforts.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) exercise its reasonable best efforts to prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) With respect to any requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall enter into any agreement with any Governmental Authority without the written consent of the other parties. Materials required to be provided pursuant to this Section 8.1(c) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company; and (ii) as necessary to comply with contractual arrangements, and (iii) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(d) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of any filing fees payable to Antitrust Authorities in connection with the transactions contemplated hereby.

(e) Acquiror and the Company shall not take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.2 Preparation of Proxy Statement; Shareholders’ Meeting and Approvals.

(a) Proxy Statement.

(i) As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC a mutually acceptable proxy statement to be sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Acquiror and the Company shall use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof and in accordance with Section 8.4. Promptly following confirmation by the SEC that the SEC has no further comments, Acquiror shall cause the Proxy Statement in definitive form to be mailed to the Acquiror Shareholders.

(ii) Acquiror shall use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action.

(iii) Each of Acquiror and the Company agrees to, as promptly as reasonably practicable, furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(iv) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(v) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vi) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(vii) Each of the Company and Acquiror shall use its reasonable best efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Acquiror, the Company and their respective counsel in connection with the drafting of the filings and mailings of the Proxy Statement and responding in a timely manner to comments from the SEC.

(b) Acquiror Shareholder Approval. Acquiror shall (a) as promptly as practicable following confirmation by the SEC that the SEC has no further comments to the Proxy Statement, (i) cause the Proxy Statement in definitive form to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of the Acquiror Shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b), for a date no later than thirty (30) Business Days following the mailing of the Proxy Statement to the Acquiror Shareholders, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of Acquiror’s de-registration as an exempted company incorporated in the Cayman Islands and transfer by way of continuation to the State of Delaware and domestication as a corporation incorporated under the laws of the State of Delaware, (B) approval of the change of Acquiror’s name to “Spectaire Holdings Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the mailing of the Proxy Statement to the Acquiror Shareholders) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication, the Merger, the Forward Purchase Agreement and any financing arrangement or efforts contemplated by Section 8.6, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement, with such changes as mutually agreed to by the parties hereto. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Stockholder Approvals.

(i) The Company shall cause (A) the Company Stockholder Written Consent to be duly executed and delivered to the Company by the Requisite Company Stockholders and (B) the Company Stockholder Approvals to be obtained, in each case prior to the Company Stockholder Approval Deadline.

(ii) As promptly as reasonably practicable following the execution and delivery of the Company Stockholder Written Consent, the Company shall prepare and distribute to the stockholders of the Company as of the date of the Company Stockholder Written Consent that did not execute and deliver such Company Stockholder Written Consent a notice of action by written consent and appraisal rights as required by Sections 228 and 262 of the DGCL, as well as any additional information required by applicable Law or the Governing Documents of the Company (the “Company Stockholder Notice”). Acquiror shall be provided with a reasonable opportunity to review and comment on the Company Stockholder Notice and shall cooperate with the Company in the preparation of the Company Stockholder Notice and promptly provide all reasonable information regarding Acquiror and Merger Sub reasonably requested by the Company.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4 Tax Matters.

(a) All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Transaction Expenses.

(b) The parties to this Agreement (i) shall not knowingly take any action, or fail to take any action, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, and (ii) shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” (within the meaning of Section 1313(a) of the Code). Each party shall reasonably cooperate with each other and shall use reasonable best efforts to promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment.

(c) The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(d) If, in connection with the preparation and filing of the Proxy Statement, the SEC (or its staff) requires that Tax opinions be prepared and submitted in such connection, Acquiror and the Company shall use reasonable best efforts to deliver customary Tax representation letters (not to be inconsistent with this Agreement), dated and executed as of the date the Proxy Statement shall have been declared effective by the SEC, or such other date(s) as reasonably determined by the Tax counsel providing such opinion in connection with the preparation and filing of the Proxy Statement. If the SEC (or its staff) requires any opinion on the Domestication or other tax consequences to Acquiror shareholders of the transactions contemplated by this Agreement, Acquiror shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by one of its advisors. If the SEC (or its staff) requires any opinion on the Intended Tax Treatment of the Merger or other tax consequences to Company stockholders of the transactions contemplated by this Agreement, the Company shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by one of its advisors.

Section 8.5 Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of shares of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6 Cooperation; Consultation. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in connection with such financing arrangement following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations) and (d) consulting and cooperating with, and considering in good faith any feedback from, each party and its legal and financial advisors with respect to such matters. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

Section 8.7 Loans to Acquiror. Reasonably promptly following the consummation during the Interim Period of any financing transaction in which the Company or any of its Subsidiaries issues and sells equity, equity-linked or debt securities to any Person (other than any Person set forth on Section 8.7 of the Company Disclosure Letter) (each, a “Financing Transaction”), the Company shall lend to Acquiror an amount equal to ten percent (10%) of the aggregate gross proceeds received by the Company and/or any of its Subsidiaries from such Financing Transaction (such amount, a “Loan Amount” and the aggregate amount of all such loans, the “Aggregate Loan Amount”), and Acquiror shall, concurrently with each such loan, issue to the Company an unsecured promissory note having an aggregate principal amount equal to the Loan Amount, in each case, in a form to be mutually agreed upon between Acquiror and the Company; provided that (i) in no event shall the Aggregate Loan Amount exceed $500,000 and (ii) Acquiror shall use the Aggregate Loan Amount solely to pay reasonable and documented expenses incurred in connection with the transactions contemplated by this Agreement (including the Extension).

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions at or prior to Closing, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained;

(b) The Company Stockholder Approvals shall have been obtained;

(c) There shall not be in force any Law enjoining, preventing, prohibiting or making illegal the consummation of the Merger; provided, that the Governmental Authority issuing such Law has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(d) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(e) The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall be conditionally approved for listing on Nasdaq upon the Closing.

Section 9.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in Section 4.6 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than Section 4.6) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date); and

(c) There shall not have occurred a Company Material Adverse Effect after the date of this Agreement that is continuing.

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, (ii) the Acquiror Fundamental Representations (other than Section 5.12) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of Acquiror contained in this Agreement (other than the Acquiror Fundamental Representations) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and nonappealable and has the effect of making consummation of the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise enjoining, preventing or prohibiting consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose material breach of any provision of this Agreement has been the primary cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of such Law;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) prior to the Closing by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(f) by Acquiror if the Company Stockholder Approvals shall not have been obtained by the Company Stockholder Approval Deadline;

(g) prior to the Closing, by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; or

(h) by Acquiror or the Company if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived prior to May 1, 2023 (the “Agreement End Date”); provided, however, that if any Extension is approved by the Acquiror Shareholders, the “Agreement End Date” shall mean the Business Combination Deadline following such approval. The right to terminate this Agreement under this Section 10.1(h) shall not be available to a party to this Agreement if a breach or violation by such party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or resulted in, the failure of any of the conditions to the Closing set forth in Article IX to have not been satisfied or waived prior to the Agreement End Date.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, shareholders or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated October 27, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to allow redemption in connection with a Business Combination or to redeem 100% of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, managing members or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Perception Capital Corp. II

315 Lake Street East, Suite 301

Wayzata, MN 55391

Attention: Rick Gaenzle

Email: rgaenzle@gilbertglobal.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael Mies

Email: michael.mies@skadden.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Spectaire Inc.

5285 Solar Drive

Mississauga, Ontario L4W 5B8

Canada

Attention: Brian Semkiw

with copies to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Stephen W. Ranere; Ryan J. Maierson

Email: stephen.ranere@lw.com; ryan.maierson@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, shareholders,

Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed (including by electronic signature) and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement, (iii) the Company Stockholder Written Consent and (iv) the Forward Purchase Agreement (clauses (ii), (iii) and (iv), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, shareholder Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18 Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders, shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Perception Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Spectaire Group (as defined below), on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Perception Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Perception Group, on the one hand, and Skadden, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Perception Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Spectaire Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Perception Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Spectaire Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Spectaire Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Spectaire Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

PERCEPTION CAPITAL CORP. II

By:	/s/ Rick Gaenzle
Name: Rick Gaenzle
Title: Chief Executive Officer

PERCEPTION SPECTAIRE MERGER SUB CORP.

By:	/s/ Rick Gaenzle
Name: Rick Gaenzle
Title: President and Chief Executive Officer

SPECTAIRE INC.

By:	/s/ Brian Semkiw
Name: Brian Semkiw
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of January 16, 2023, by and among Perception Capital Partners II LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Perception Capital Corp. II, a Cayman Islands exempted company limited by shares (which shall de-register as an exempted company incorporated in the Cayman Islands by way of continuation to the State of Delaware and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Spectaire Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,750,000 shares of Acquiror Common Stock and 10,050,000 Acquiror Warrants in the aggregate (such shares of Acquiror Common Stock and Acquiror Warrants collectively referred to herein as the “Subject Shares”) as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor hereby agrees to be bound by and comply with Sections 6.3 (Confidentiality), 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions to the same extent as such provisions apply to Acquiror.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the Expiration Time (as defined below), each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer to another Sponsor or an Affiliate of a Sponsor (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of such Sponsor under, and be bound by all of the terms of, this Sponsor Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve a Sponsor of its obligations under this Sponsor Agreement. Any Transfer in violation of this Section 1.2 with respect to a Sponsor’s Subject Shares shall be null and void. Nothing in this Sponsor Agreement shall prohibit direct or indirect transfers of equity or other interests in the Sponsor Holdco. In furtherance of the foregoing, Acquiror hereby agrees to place a revocable stop order on all shares of Acquiror Common Stock and Acquiror Warrants subject to this Section 1.2, including those which may be covered by a registration statement, and to notify Acquiror’s transfer agent in writing of such stop order and the restrictions on such shares of Acquiror Common Stock and Acquiror Warrants under this Section 1.2 and direct Acquiror’s transfer agent not to process any attempts by any Sponsor to Transfer any shares of Acquiror Common Stock or Acquiror Warrants except in compliance with this Section 1.2; for the avoidance of doubt, the obligations of Acquiror under this Section 1.2 shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject Shares.

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock or Acquiror Warrants of, on or affecting the shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement (such shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsors shall deliver to Acquiror and the Company:

(a) a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsors, and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement; and

(b) a duly executed copy of that certain Lock-Up Agreement in substantially the form attached as Exhibit D to the Merger Agreement.

Section 1.5 Sponsor Agreements.

(a) At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of Acquiror Common Stock:

(i) in favor of each Transaction Proposal;

(ii) in favor of each Extension;

(iii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(v) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals);

(vi) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Sponsor contained in this Sponsor Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

(vii) against any amendment to the Voting Letter Agreement (as defined below) without the consent of the Company.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of October 27, 2021, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify, amend, or terminate any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6 No Challenges. Each Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 1.7 Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.8 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.9 Other Covenants. Each Sponsor hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Proxy Statement), such Sponsor’s identity and ownership of the Subject Shares and the nature of such Sponsor’s commitments and agreements under this Sponsor Agreement, the Merger Agreement and any other agreements to the extent such disclosure is required by applicable securities laws, the SEC or Nasdaq.

Section 1.10 Waiver of Anti-Dilution Provision. Subject to the consummation of the Merger, each Sponsor waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of the Acquiror (the “Articles”), all anti-dilution rights that would otherwise result in Acquiror Class B Ordinary Shares held by such Sponsor converting into shares of Domesticated Acquiror Class A Common Stock on a greater than one-for-one basis in connection with the Domestication or the Merger (including, for the avoidance of doubt, pursuant to Section 17.3 of the Articles). The waiver specified in this Section 1.10 shall be applicable only in connection with the Merger and the transactions contemplated by this Sponsor Agreement and any securities issued in connection with the Merger and the transactions contemplated by this Sponsor Agreement. If the Merger Agreement shall be terminated for any reason, the foregoing waiver shall be void and of no further force and effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of Acquiror Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earliest of (a) and (b), the “Expiration Time”), (c) the liquidation of Acquiror and (d) upon the written agreement of the Sponsor Holdco, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT TO THE PERSONAL JURISDICTION THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER AND FURTHER AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6 Amendment; Waiver. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Acquiror:

Perception Capital Corp. II

315 Lake Street East, Suite 301

Wayzata, MN 55391

Attention: Rick Gaenzle

Email: rgaenzle@gilbertglobal.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael Mies

Email: michael.mies@skadden.com

If to the Company:

Spectaire Inc.

5285 Solar Drive

Mississauga, Ontario L4W 5B8

Canada

Attention: Brian Semkiw

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Stephen W. Ranere; Ryan J. Maierson

Email: stephen.ranere@lw.com; ryan.maierson@lw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael Mies

Email: michael.mies@skadden.com

Section 3.9 Headings; Counterparts. The headings in this Sponsor Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Sponsor Agreement. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

Perception Capital Partners II LLC

By:	/s/ Scott Honour
	Name:	Scott Honour
	Title:	Authorized Signatory

/s/ Scott Honour
Name:	Scott Honour

/s/ Marcy Haymaker
Name:	Marcy Haymaker

/s/ Omer Keilaf
Name:	Omer Keilaf

/s/ Thomas J. Abood
Name:	Thomas J. Abood

/s/ R. Rudolph Reinfrank
Name:	R. Rudolph Reinfrank

/s/ Karrie Willis
Name:	Karrie Willis

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

Perception Capital Corp. II

By:	/s/ Rick Gaenzle
	Name:	Rick Gaenzle
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

Spectaire, Inc.

By:	/s/ Brian Semkiw
	Name:	Brian Semkiw
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Shares of Acquiror Common Stock and Acquiror Warrants

Sponsor	Acquiror Common Stock	Acquiror Warrants
Perception Capital Partners II LLC c/o Perception Capital Corp. II 315 Lake Street East, Suite 301, Wayzata, Minnesota 55391	5,660,000	11,500,000
Scott Honour(1) c/o Perception Capital Corp. II 315 Lake Street East, Suite 301, Wayzata, Minnesota 55391	5,660,000	11,500,000
Marcy Haymaker(1) c/o Perception Capital Corp. II 315 Lake Street East, Suite 301, Wayzata, Minnesota 55391	5,660,000	11,500,000
Omer Keilaf c/o Perception Capital Corp. II 315 Lake Street East, Suite 301, Wayzata, Minnesota 55391	30,000	—
Thomas J. Abood c/o Perception Capital Corp. II 315 Lake Street East, Suite 301, Wayzata, Minnesota 55391	30.000	—
R. Rudolph Reinfrank c/o Perception Capital Corp. II 315 Lake Street East, Suite 301, Wayzata, Minnesota 55391	30,000	—
Karrie Willis c/o Perception Capital Corp. II 315 Lake Street East, Suite 301, Wayzata, Minnesota 55391	30,000	—

(1)

Scott Honour and Marcy Haymaker may be deemed to beneficially own securities held by Perception Capital Partners II LLC by virtue of their indirect shared control over Perception Capital Partners II LLC. Each of Scott Honour and Marcy Haymaker disclaims beneficial ownership of shares of Acquiror Common Stock and Acquiror Warrants held by Perception Capital Partners II LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Letter Agreement, dated October 27, 2021, among Acquiror, the Sponsor Holdco and Acquiror’s officers and directors.

2.	Registration Rights Agreement, dated October 27, 2021, among Acquiror, the Sponsor Holdco and certain other security holders named therein.

3.	Administrative Services Agreement, dated October 27, 2021, between Acquiror and the Sponsor Holdco.

4.	Sponsor Warrants Purchase Agreement, dated October 27, 2021, between Acquiror and the Sponsor Holdco.

5.	Indemnity Agreement, dated October 27, 2021 between Acquiror and Rick Gaenzle.

6.	Indemnity Agreement, dated October 27, 2021, between Acquiror and Scott Honour.

7.	Indemnity Agreement, dated October 27, 2021, between Acquiror and James Sheridan.

8.	Indemnity Agreement, dated October 27, 2021, between Acquiror and Patrick Williams.

9.	Indemnity Agreement, dated October 27, 2021, between Acquiror and Corey Campbell.

10.	Indemnity Agreement, dated October 27, 2021, between Acquiror and Marcy Haymaker.

11.	Indemnity Agreement, dated October 27, 2021, between Acquiror and Omer Keilaf.

12.	Indemnity Agreement, dated October 27, 2021, between Acquiror and Thomas J. Abood.

13.	Indemnity Agreement, dated October 27, 2021, between Acquiror and R. Rudolph Reinfrank.

14.	Indemnity Agreement, dated November 18, 2022, between Acquiror and Karrie Willis.

15.	Joinder to the Letter Agreement, dated November 18, 2022, between Acquiror and Karrie Willis.

16.	Joinder to the Registration Rights Agreement, dated November 18, 2022, between Acquiror and Karrie Willis.

17.	Convertible Promissory Note, dated as of October 31, 2022, by and between Perception Capital Corp. II and Perception Capital Partners II LLC.

18.	Convertible Promissory Note, dated as of January 10, 2022, by and between Perception Capital Corp. II and Perception Capital Partners II LLC.

[Schedule II to Sponsor Support Agreement]

Annex C

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among Spectaire Holdings Inc., a Delaware corporation (the “Company”) (formerly known as Perception Capital Corp. II, a Cayman Islands exempted company prior to its domestication as a Delaware corporation), Perception Capital Partners II LLC, a Delaware limited liability company (“Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, the “Sponsors” and each, a “Sponsor”) and certain former stockholders of Spectaire Inc., a Delaware corporation (“Spectaire”), set forth on Schedule II hereto (such stockholders, the “Spectaire Holders” and, collectively with the Sponsors and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

WHEREAS, the Company and the Sponsors are party to that certain Registration Rights Agreement, dated as of October 27, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of January 16, 2023, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Spectaire, pursuant to which, among other things, on the date hereof, Merger Sub will merge with and into Spectaire, with Spectaire continuing on as the surviving entity and a wholly owned subsidiary of the Company, on the terms and conditions set forth therein;

WHEREAS, prior to the date hereof and subject to the conditions of the Merger Agreement, the Company migrated to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Act (as amended);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Spectaire Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, the Company has entered into that certain Forward Purchase Agreement, dated as of January 14, 2023 (as it may be amended or supplemented from time to time, the “Meteora FPA”), by and among the Company and Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP, and Meteora Select Trading Opportunities Master, LP (collectively, the “Meteora Entities”), pursuant to which the Meteora Entities have agreed to purchase shares of Common Stock;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsors are Holders in the aggregate of at least a majority in interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsors desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Earnout Shares” shall have the meaning given in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Meteora Entities” shall have the meaning given in the Recitals hereto.

“Meteora FPA” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, including Section 5.2 of this Agreement.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) the Earnout Shares (in each case, upon issuance thereof), (c) any Additional Holder Common Stock; and (d) any other equity security of the Company issued or issuable with respect to any securities referenced in clauses (a), (b) and (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no limitation as to volume or manner of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    reasonable fees and disbursements of counsel for the Company;

(E)    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)    in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority in interest of the Demanding Holders with the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed) not to exceed $60,000 in the aggregate for each Registration.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Spectaire” shall have the meaning given in the Preamble hereto.

“Spectaire Holders” shall have the meaning given in the Preamble hereto.

“Sponsor” or “Sponsors” shall have the meanings given in the Preamble hereto.

“Sponsor Holdco” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1    Shelf Registration.

2.1.1    Filing. Within thirty (30) days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the one hundred twentieth (120th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3    Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of Sponsor Holdco or a Spectaire Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Holdco and the Spectaire Holders, respectively.

2.1.4    Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor Holdco or a Spectaire Holder (the Sponsor Holdco or a Spectaire Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $20 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Holdco, on the one hand, and the Spectaire Holders, on the other hand, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata (as nearly as practicable) based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 Registrable Securities. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor Holdco or a Spectaire Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Holdco, the Spectaire Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor Holdco or a Spectaire Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor Holdco or such Spectaire Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a withdrawing Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the

Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) filed in connection with the Meteora FPA, or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Holders shall have no rights under this Section 2.2.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)    if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)    if the Registration is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)    if the Registration and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration securities in the priority set forth in Section 2.1.5.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3    Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, each Holder that is an executive officer or director of the Company or a Holder of more than five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such

Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10    in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11    use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.12    in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions, provided such participating Holders provide such information to such counsel as is customarily required for purpose of such opinions;

3.1.13    in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $20 million with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders selling Registrable Securities in any offering shall bear all incremental selling expenses relating to the sale of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Registration Statement in Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE II and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2    Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3    Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and eighty (180) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders upon written request with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall use commercially reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of a Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2    In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of a Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue or alleged untrue statement is contained in (or not contained in, in the case of an omission or alleged omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Spectaire Holdings, Inc., 5285 Solar Drive, Mississauga, Ontario L4W 5B8, Canada, Attention: Brian Semkiw, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2    Assignment; No Third-Party Beneficiaries.

5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2    Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided that, with respect to the Spectaire Holders and the Sponsors, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Spectaire Holders shall be permitted to transfer its rights hereunder as the Spectaire Holders to (i) one or more affiliates or any direct or indirect partners, members or equity holders of such Spectaire Holder (it being understood that no such transfer shall reduce any rights of such Spectaire Holder or such transferees), (ii) any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements between such Spectaire Holder (or its affiliates), on the one hand, and such third party (or its affiliates), on the other hand, or any similar arrangement relating to a financing arrangement for the benefit of such Spectaire Holder and/or its affiliates, and (iii) pursuant to a bona fide loan or pledge or as a grant or maintenance of a bona fide lien, security interests, pledge or other similar encumbrance of any such securities owned by such Spectaire Holder and/or its affiliates to a nationally or internationally recognized financial institution in connection with a loan to, or similar financing arrangement with, such Spectaire Holder and/or its affiliates, and (y) the Sponsor Holdco shall be permitted to transfer its rights hereunder as the Sponsor Holdco to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor Holdco (it being understood that no such transfer shall reduce any rights of the Sponsor Holdco or such transferees).

5.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4    This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless it is permitted under Section 5.2.2 and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void, ab initio.

5.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5    TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6    Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Holder so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7    Other Registration Rights. Other than as provided in (i) the Meteora FPA and (ii) the Warrant Agreement, dated as of October 27, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as the Sponsor Holdco and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor Holdco. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8    Term. This Agreement shall terminate on the earlier of (a) the seventh anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9    Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10    Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of the Sponsor Holdco and each Spectaire Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who has or acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12    Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

SPECTAIRE HOLDINGS INC., a Delaware corporation

By:

Name:

Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

PERCEPTION CAPITAL PARTNERS II LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Scott Honour

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Marcy Haymaker

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Thomas J. Abood

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Omer Keilaf

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: R. Rudolph Reinfrank

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Karrie Willis

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Adam Wahab

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Brian Hemond

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Brian Semkiw

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Chris Grossman

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Gregory Hancke

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Harold Hemond

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Ian Hunter

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Joerg Mosolf

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

MLAB CAPITAL GMBH

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Peter Hinson

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Rui Mendes

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Serge Lafontaine

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

TRUE REMAINDERS

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Name: Leonardo Fernandes

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), by and among Spectaire Holdings Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [                    ].

Accordingly, the undersigned has executed and delivered this Joinder as of the     day of         , 20    .

Signature of Stockholder
Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

            , 20

Spectaire Holdings Inc.

By:

Name:

Its:

Schedule I

Sponsors

Perception Capital Partners II LLC
Scott Honour
Marcy Haymaker
Thomas J. Abood
Omer Keilaf
R. Rudolph Reinfrank
Karrie Willis

[Schedule I to Amended and Restated Registration Rights Agreement]

Schedule II1

Spectaire Holders

Adam Wahab
Brian Hemond
Brian Semkiw
Chris Grossman
Gregory Hancke
Harold Hemond
Ian Hunter
Joerg Mosolf
Massuchusetts Institute of Technology
MLab Capital GmbH
Peter Hinson
Rui Mendes
Serge Lafontaine
True Remainders
Leonardo Fernandes

[1]	Note to Draft: To be updated based on Legacy Spectaire capitalization as of immediately prior to Closing.

[Schedule II to Amended and Restated Registration Rights Agreement]

Annex D

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among Spectaire Holdings Inc., a Delaware corporation (the “Company”) (formerly known as Perception Capital Corp. II, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and the Persons (as defined in the Merger Agreement (as defined below)) set forth on Schedule I hereto (such Persons, together with any other Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section [7][8] of this Agreement, the “Securityholders” and each, a “Securityholder”).

WHEREAS, the Company, Perception Spectaire Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Spectaire Inc., a Delaware corporation (“Legacy Spectaire”), entered into that certain Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement), dated as of January 16, 2023, pursuant to which, among other things, on the date hereof Merger Sub will merge with and into Legacy Spectaire, with Legacy Spectaire continuing on as the surviving entity and a wholly owned subsidiary of the Company, on the terms and conditions set forth therein (the “Merger”);

WHEREAS, upon the Closing, each of the Securityholders will own equity interests in the Company; and

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

1.    Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any shares of Domesticated Acquiror Common Stock held by it immediately after the Effective Time, any shares of Domesticated Acquiror Common Stock issuable upon the exercise or settlement, as applicable, of Acquiror Options or Acquiror RSUs held by it immediately after the Effective Time (other than shares of Domesticated Acquiror Common Stock issued or issuable upon the exercise of Acquiror Private Placement Warrants), or any other securities convertible into or exercisable or exchangeable for Domesticated Acquiror Common Stock held by it immediately after the Effective Time (other than Acquiror Private Placement Warrants) (collectively, the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the date that is [365] 1[180] 2 days after the Closing Date (the “[Share]3 Lock-Up Period”), subject to the early release provisions set forth in Section 4 below. [Each Securityholder further agrees not to Transfer any Acquiror Private Placement Warrants, or any shares of Domesticated Acquiror Common Stock issued or issuable upon the exercise of Acquiror Private Placement Warrants, until the date that is 30 days after the Closing Date (the “Warrant Lock-Up Period” and, together with the Share Lock-Up Period, the “Lock-Up Period”).]4

[1]	To be included in Lock-Up Agreement of Sponsor and PCC’s officers and directors.
[2]	To be included in Lock-Up Agreement of Legacy Spectaire stockholders.
[3]	To be included in Lock-Up Agreement of Sponsor and PCC’s officers and directors.
[4]	To be included in Lock-Up Agreement of Sponsor and PCC’s officers and directors.

2.    The restrictions set forth in Section 1 shall not apply to:

(i)

in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners, shareholders or equity holders of the undersigned;

(ii)

in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)

in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)

Transfers of any shares of Domesticated Acquiror Common Stock or other securities (other than Acquiror Private Placement Warrants or shares of Domesticated Acquiror Common Stock underlying the Acquiror Private Placement Warrants) acquired in connection with the [financing of the Merger] or issued in exchange for, or on conversion or exercise of, any securities issued in connection with the [financing of the Merger][5];

(ix)

Transfers relating to Domesticated Acquiror Common Stock or other securities convertible into or exercisable or exchangeable for Domesticated Acquiror Common Stock acquired in open market transactions after the Closing; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the [applicable] Lock-Up Period;

(x)

the exercise of stock options or warrants to purchase shares of Domesticated Acquiror Common Stock or the vesting of stock awards of Domesticated Acquiror Common Stock and any related transfer of shares of Domesticated Acquiror Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Domesticated Acquiror Common Stock, it being understood that all shares of Domesticated Acquiror Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the [applicable] Lock-Up Period;

(xi)	Transfers to the Company pursuant to any contractual arrangement in effect at the Effective Time that provides for the repurchase by the Company or forfeiture of Domesticated Acquiror Common

[5]	NTD: To describe any final merger financing that Legacy Spectaire, the Company’s sponsor or their respective affiliates participate in.

Stock or other securities convertible into or exercisable or exchangeable for Domesticated Acquiror Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)

the entry, by a Securityholder, at any time after the Effective Time, of any trading plan providing for the sale of shares of Domesticated Acquiror Common Stock by a Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Domesticated Acquiror Common Stock during the [applicable] Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the [applicable] Lock-Up Period;

(xiii)

Transfers in the event of completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property; [and]

(xiv)

Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction[.][; and]

(xv)

[pledges of Domesticated Acquiror Common Stock or other securities convertible into or exercisable or exchangeable for Domesticated Acquiror Common Stock in a bona fide transaction as collateral to secure obligations pursuant to lending or other financing arrangements between a Securityholder (or its affiliates), on the one hand, and a third party, on the other hand, for the benefit of such Securityholder and/or its affiliates.][6]

provided, however, that (A) in the case of clauses (i) through (vii), such permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such permitted transferee shall expressly refer only to the immediate family of the applicable Securityholder and not to the immediate family of the permitted transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing Persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

3.    In the event that the Company releases or waives, in full or in part, any party from a lock-up agreement entered into in connection with the Closing, then the same number of Lock-Up Shares held by the undersigned as held by such released party shall be immediately and fully released on the same terms from the applicable prohibition(s) set forth herein. The foregoing provisions of this paragraph will not apply if (i) the release or waiver is granted to a holder of Domesticated Acquiror Common Stock in connection with a follow-on public offering of Domesticated Acquiror Common Stock pursuant to a registration statement filed with the SEC, whether or not such offering or sale is wholly or partially a secondary offering of the Domesticated Acquiror Common Stock, and the undersigned, only to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Domesticated Acquiror Common Stock or “piggyback” on a registration statement filed by the Company for the offer and sale of its Domesticated Acquiror Common Stock, has been given an opportunity to participate on a basis consistent with such contractual rights in such follow-on

[6]	To be included in Lock-Up Agreement of Legacy Spectaire stockholders.

offering, (ii)(a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer, (iii) the aggregate number of Lock-Up Shares affected by such releases or waivers (whether in one or multiple releases or waivers) with respect to any particular beneficial or record holder of Lock-Up Shares is less than or equal to 1% of the total number of outstanding shares of Domesticated Acquiror Common Stock then outstanding (on a fully-diluted basis, calculated as of the date of such release or waiver), or (iv) the Company determines in its sole discretion that a release or waiver should be granted to a record or beneficial holder of Lock-Up Shares due to circumstances of emergency or hardship. In the event that the Company changes, amends, modifies or waives (other than to correct a typographical error) any particular provision of any other lock-up agreement entered into in connection with the Closing, then the undersigned shall be offered the option (but not the requirement) to make a corresponding change, amendment, modification or waiver to this Agreement, which option may be exercised by a written consent executed by the Securityholders holding a majority of the shares of Domesticated Acquiror Common Stock then held by the Securityholders in the aggregate as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement, and which changes, amendments, modifications or waivers, if approved in accordance with the terms hereof, will thereafter be binding on all of the undersigned.

4.    This Agreement shall terminate upon the earlier of (i) the expiration of the Lock Up Period, (ii) the closing of a liquidation, merger, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of the Company having the right to exchange their shares of Domesticated Acquiror Common Stock for cash securities or other property, [(iii) the day after the date on which the closing price of the Domesticated Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date]7 or [(iii)][(iv)] the liquidation of the Company.

5.    In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

6.    [This Agreement replaces Section 7(a) of that certain Letter Agreement, dated October 27, 2021, among the Company, Perception Capital Partners II LLC, and the Company’s officers and directors, which Section 7(a) shall be terminated and, to the extent previously applicable to a Securityholder, of no further effect with respect to such Securityholder upon the Closing, and constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.]8

7.    This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Securityholders holding a majority of the shares of Domesticated Acquiror Common Stock then held by the Securityholders in the aggregate as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section [6][7] shall be null and void, ab initio.

8.    Except as set forth herein, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of (i) with respect to any Securityholder, the

[7]	To be included in Lock-Up Agreement of Sponsor and PCC’s officers and directors.
[8]	To be included in Lock-Up Agreement of Sponsor and PCC’s officers and directors.

Company, and (ii) with respect to the Company, the Securityholders holding a majority of the shares of Domesticated Acquiror Common Stock then held by the Securityholders in the aggregate as to which this Agreement has not been terminated. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

9.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

10.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any joinder to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

11.    Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible

12.    The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SPECTAIRE HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SECURITYHOLDERS:

[●]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE I

SECURITYHOLDERS

[Perception Capital Partners II LLC

Omer Keilaf

Thomas J. Abood

R. Rudolph Reinfrank

Karrie Willis

Scott Honour

Marcy Haymaker]9

[Adam Wahab

Brian Hemond

Brian Semkiw

Chris Grossman

Gregory Hancke

Harold Hemond

Ian Hunter

Joerg Mosolf

Massachusetts Institute of Technology

MLab Capital GmbH

Peter Hinson

Rui Mendes

Serge Lafontaine

True Remainders

Leonardo Fernandes]10

[9]	To be included in Lock-Up Agreement of Sponsor and PCC’s officers and directors.
[10]	To be included in Lock-Up Agreement of Legacy Spectaire stockholders.

Annex E

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Perception Capital Corp. II (ROC # 370545) (the “Company”)

TAKE NOTICE that at an extraordinary general meeting of the shareholders of the Company held on 28 October 2022, the following special resolution was passed:

“RESOLVED as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the company be amended by:

(a)    amending Article 49.7 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination by 12 months from the consummation of the IPO (or within 18 months from the consummation of the IPO if such date is extended by the Sponsor as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles, the Company shall:”

and replacing it with the following:

“In the event that the company does not consummate a Business Combination by May 1, 2023, or such later time as the Members may approve in accordance with the Articles, the company shall:”;

and

(b)    amending Article 49.8(a) by deleting the words:

“within 12 months from the consummation of the IPO (or up to 18 months if such date is extended as described in the prospectus relating to the IPO)”

and replacing them with the words:

“by May 1, 2023”.”

Stephanie-Ann Whittaker

Corporate Administrator

for and on behalf of

Maples Corporate Services Limited

Dated this 28th day of October 2022

E-1 www.verify.gov.ky File#: 370545	Filed: 28-Oct-2022 16:46 EST Auth Code: A87519407867

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Perception Capital Corp. II (ROC #370545) (the “Company”)

TAKE NOTICE that by written resolution of the shareholders of the Company dated 27 October 2021 and effective on 27 October 2021, the following special resolution was passed:

1	Adoption of Amended and Restated Memorandum and Articles of Association

It is resolved as a special resolution that, with effect from the effective time and date of the Company’s Registration Statement on Form 8-A as filed with the United States Securities and Exchange Commission, the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

Margo Richardson

Corporate Administrator

for and on behalf of

Maples Corporate Services Limited

Dated this 28th day of October 2021

E-2 www.verify.gov.ky File#: 370545	Filed: 28-Oct-2021 16:38 EST Auth Code: G21274328585

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

PERCEPTION CAPITAL CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED 27 OCTOBER 2021 AND EFFECTIVE ON 27

OCTOBER 2021)

E-3 www.verify.gov.ky File#: 370545	Filed: 28-Oct-2021 16:38 EST Auth Code: B29093681374

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

PERCEPTION CAPITAL CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED 27 OCTOBER 2021 AND EFFECTIVE ON 27

OCTOBER 2021)

1	The name of the Company is Perception Capital Corp. II

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

RRE/782599-000001/65330602v4	E-4 www.verify.gov.ky File#: 370545	Filed: 28-Oct-2021 16:38 EST Auth Code: B29093681374

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

PERCEPTION CAPITAL CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED 27 OCTOBER 2021 AND EFFECTIVE ON 27

OCTOBER 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Affiliate"	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

"Applicable Law"	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

"Articles"	means these amended and restated articles of association of the Company.

"Audit Committee"	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).

"Business Combination"	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more

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businesses or entities (the "target business"), which Business Combination: (a) as long as the Company's securities are listed on the New York Stock Exchange, must occur with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name, if any.

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any U.S. national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

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“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

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“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Perception Capital Partners II LLC, a Delaware limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

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(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights,

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save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may

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be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange

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Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Founders shall be surrendered by the Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the Company’s issued Shares after the IPO; and

(c)	Public Shares shall be repurchased by the Company in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

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10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to

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or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

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14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

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16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in connection with a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares

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issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 20 per cent of the sum of all Class A Shares outstanding after such conversion (after giving effect to any redemptions of Class A Shares pursuant to the Business Combination Article), including the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, Officers or Directors upon conversion of working capital loans.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

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(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer, the secretary or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement

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released to shareholders in connection with the previous year’s annual meeting or, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

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22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

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23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

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24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all

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the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by a majority of at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

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(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that

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they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment

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may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the

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Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

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42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not

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including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

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44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

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47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least

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US$5,000,001 following the redemptions described below, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes on such proposed Business Combination, and if he does vote, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) earned on the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of US$165,000 and/or pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”). The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions(the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 12 months from the consummation of the IPO (or within 18 months from the consummation of the IPO if such date is extended by the Sponsor as described in the prospectus relating to the IPO ), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to US$100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not

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consummate a Business Combination within 12 months from the consummation of the IPO (or up to 18 months if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

the Company shall provide the holders of Public Shares with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of US$165,000 and/or pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

49.12

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13

As long as the Company’s securities are listed on the New York Stock Exchange, the Company must complete the Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the agreement to enter into the Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations

49.14

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the

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Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex F

CERTIFICATE OF INCORPORATION

OF

SPECTAIRE HOLDINGS INC.

ARTICLE I

NAME

The name of the corporation is Spectaire Holdings Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [ ● ]. The total number of shares of Common Stock that the Corporation is authorized to issue is [ ● ], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [ ● ], having a par value of $0.0001 per share.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.     COMMON STOCK.

1.     General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time.

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2.    Voting.

a.

Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

b.

Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

c.

Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

d.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.    Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.    Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B.     PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the

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number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled

F-3

by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

SOLE INCORPORATOR

The name and address of the sole incorporator of the Corporation (the “Sole Incorporator”) is as follows:

[ ● ]

ARTICLE VII

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

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B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

INDEMNIFICATION

A. To the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article IX or otherwise. The rights to indemnification and advancement of expenses conferred by this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article IX, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an

F-5

indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

B. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article IX shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

C. Any repeal or amendment of this Article IX by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article IX, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

D. This Article IX shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

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ARTICLE XI

AMENDMENTS

A. Notwithstanding anything contained in this Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VII, Article VIII, Article IX, Article X, and this Article XI.

B. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

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I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this      day of         , 2023.

[ ● ]
Sole Incorporator

[Signature Page to Certificate of Incorporation]

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Annex G

Bylaws of

Spectaire Holdings Inc.

(a Delaware corporation)

G-i

(continued)

G-ii

Bylaws of

Spectaire Holdings Inc.

Article I - Corporate Offices

1.1    Registered Office.

The address of the registered office of Spectaire Holdings Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II - Meetings of Stockholders

2.1    Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2    Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3    Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4    Notice of Business to be Brought before a Meeting.

(a)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)    For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)    To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)     As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)     As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii)     As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e)    Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)    This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)    For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5    Notice of Nominations for Election to the Board.

(a)    Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the

Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)    (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person (as defined below) provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c)    To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)    As to each Nominating Person, the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)    As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating

Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e)    In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)    To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)    The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)    A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i)    No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j)    Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6    Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7    Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8    Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9    Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10    Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11    Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12    Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.13    List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14    Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15    Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4    Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5    Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7    Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9    Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10    Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1    Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2    Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3    Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)    Section 3.5 (place of meetings; meetings by telephone);

(ii)    Section 3.6 (regular meetings);

(iii)    Section 3.7 (special meetings; notice);

(iv)    Section 3.9 (board action without a meeting); and

(v)    Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)    special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)    the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4    Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1    Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2    Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3    Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4    Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6    Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7    Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8    Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1    Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2    Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any

Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3    Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4    Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5    Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6    Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7    Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9    Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10    Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11    Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12    Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13    Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1    Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this Section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1    Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

9.2    Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3    Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4    Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5    Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6    Insurance.

The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7    Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8    Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9    Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Spectaire Holdings Inc.

Certificate of Bylaws

The undersigned hereby certifies that he or she is the duly elected, qualified, and acting Secretary of Spectaire Holdings Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on            , 2023, effective as of             , 2023, by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this      day of         , 2023.

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Annex H

SPECTAIRE HOLDINGS INC.

2023 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that in no event shall any officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, individuals who are subject to Section 16 of the Exchange Act or officers of the Company (or non-employee Directors) to whom the authority to grant or amend Awards has been delegated hereunder. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and further subject to the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, no further awards may be granted under the Prior Plan;

however, Prior Plan Awards will remain subject to the terms and conditions of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [_____] Shares may be issued pursuant to the exercise of Incentive Stock Options.1

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or equity securities, the Administrator may grant Awards in substitution for any options or other equity or equity-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has equity securities available under a pre-existing plan approved by equityholders and not adopted in contemplation of such acquisition or combination, the equity securities available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the equityholders of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business

[1]	NTD: To equal the initial share reserve.

judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 (or, with respect to the first fiscal year of the Company during which a non-employee Director first serves as a non-employee Director, $1,000,000) (in either case, the “Non-Employee Director Limit”).

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and which amount shall be payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the applicable Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form approved by the Administrator (which may be electronic and provided through the online platform maintained by an Agent), signed or submitted by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full of the required amount(s), in each case, as applicable, (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator (in its discretion), by:

(a) cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) other than for Participants subject to Section 13(k) of the Exchange Act with respect to the Company or its Subsidiaries, delivery of a promissory note, in a form determined by or acceptable to the Administrator, or any other property that the Administrator determines is good and valuable consideration; or

(f) any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

5.7 No Dividends or Dividend Equivalents. No dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A. Restricted Stock Units may be settled in cash or in Shares, as determined by the Administrator and set forth in the applicable Award Agreement.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c) Dividend Equivalents. For clarity, Dividend Equivalents with respect to an Award of Restricted Stock Units shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with an award (which may include, without limitation, a cash-based award) with substantially the same value, and vesting terms that are no less favorable than those applicable to the underlying award, in each case, as of immediately prior to the Change in Control by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under

Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service

Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (i) cash, wire transfer of immediately available funds or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion, (ii) to the extent permitted by the Administrator, delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, (i) reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan,. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, no Awards will be granted under the Plan and the Prior Plan will continue in full force and effect in accordance with their terms.

10.4 Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to increase the Non-Employee Director Limit or to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(b) Separation from Service. If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his, her or its capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents provided for in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents provided for in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

10.17 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the

Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.

11.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.

11.3 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.4 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.5 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.6 “Board” means the Board of Directors of the Company.

11.7 “Cause” means, in respect of a Participant, either (i) the definition of “Cause” contained in the Participant’s Award Agreement or an effective, written service or employment agreement between the Participant and the Company or a Subsidiary of the Company; or (ii) if no such agreement exists or such agreement does not define Cause, then Cause shall mean (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its Subsidiaries or any material breach of a written agreement between the Participant and the Company or any of its Subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) the Participant’s negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any of its Subsidiaries; or (v) any acts, omissions or statements by a Participant which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Subsidiaries. The findings and decision of the Administrator with respect to any Cause determination will be final and binding for all purposes.

11.8 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.9 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.10 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.11 “Common Stock” means the common stock of the Company.

11.12 “Company” means Spectaire Holdings Inc., a Delaware corporation, or any successor.

11.13 “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.

11.14 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.15 “Director” means a Board member.

11.16 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

11.17 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.18 “Employee” means any employee of the Company or its Subsidiaries.

11.19 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.21 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.22 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.23 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.24 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.25 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.26 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.27 “Overall Share Limit” means the sum of (a) [                ]2 Shares; (b) any Shares which remain available for issuance under the Prior Plan as of the Effective Date; (c) any Shares which are subject to Prior Plan Awards as of the Effective Date which, following the Effective Date, become available for issuance under the Plan pursuant to Article IV; and (d) an annual increase on the first day of each calendar year beginning January 1, 2024 and ending on and including January 1, 2033, equal to the lesser of (i) a number of Shares equal to 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.28 “Participant” means a Service Provider who has been granted an Award.

11.29 “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be (i) based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, (ii) based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies, (iii) based on GAAP or non-GAAP metrics, and/or (iv) adjusted to reflect the impact of unusual or non-recurring transactions, extraordinary events or otherwise as determined by the Administrator.

11.30 “Plan” means this 2023 Incentive Award Plan.

11.31 “Prior Plan” means the Spectaire Inc. 2022 Equity Incentive Plan.

11.32 “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

11.33 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

[2]	NTD: To reflect 12% of fully diluted shares at Closing.

11.34 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.35 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.36 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.37 “Securities Act” means the Securities Act of 1933, as amended.

11.38 “Service Provider” means an Employee, Consultant or Director.

11.39 “Shares” means shares of Common Stock.

11.40 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.41 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.42 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.43 “Termination of Service” means the date the Participant ceases to be a Service Provider.

*    *    *    *    *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. PCCT’s Governing Documents provided for indemnification of PCCT’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

PCCT has entered into agreements with PCCT’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in PCCT’s Governing Documents. PCCT has purchased a policy of directors’ and officers’ liability insurance that insures PCCT’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures PCCT against PCCT’s obligations to indemnify PCCT’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling PCCT pursuant to the foregoing provisions, PCCT has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a) Exhibits.

Exhibit	Description
2.1+	Agreement and Plan of Merger, dated as of January 16, 2023, by and among PCCT, Merger Sub and Spectaire, as may be amended from time to time (included as Annex A to the proxy statement/prospectus).

2.2+*	Form of Plan of Domestication.

3.1	Amended and Restated Memorandum and Articles of Association of PCCT (included as Annex E to the proxy statement/prospectus).

3.2	Form of Certificate of Incorporation of Spectaire Holdings Inc., to become effective upon completion of the Domestication (included as Annex F to the proxy statement/prospectus).

3.3	Form of Bylaws of Spectaire Holdings Inc., to become effective upon completion of the Domestication (included as Annex G to the proxy statement/prospectus).

4.1(6)	Specimen Class A Ordinary Share Certificate PCCT.

4.2(5)	Warrant Agreement, dated October 27, 2021, between PCCT and Continental Stock Transfer & Trust Company, as warrant agent.

4.3*	Specimen Common Stock Certificate of Spectaire Holdings Inc.

4.4*	Form of Certificate of Corporate Domestication of Spectaire Holdings Inc.

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1(4)	Convertible Promissory Note, dated as of October 31, 2022, between PCCT and the Sponsor.

10.2(1)	Amended and Restated Convertible Promissory Note, dated as of April 10, 2023, between PCCT and the Sponsor.

10.3(2)	Working Capital Promissory Note, dated as of January 10, 2023, between PCCT and the Sponsor.

10.4(5)	Letter Agreement, dated October 27, 2021, among PCCT, the Sponsor and PCCT’s officers and directors.

10.5(7)	Joinder to the Letter Agreement, dated November 18, 2022, between PCCT and Karrie Willis.

10.6(2)	Joinder to the Letter Agreement, dated January 1, 2023, between PCCT and Tao Tan.

10.7(5)	Investment Management Trust Agreement, dated October 27, 2021, between PCCT and Continental Stock Transfer & Trust Company, as trustee.

10.8(5)	Registration Rights Agreement, dated October 27, 2021, among PCCT, the Sponsor and certain security holders.

10.9(7)	Joinder to the Registration Rights Agreement, dated November 18, 2022, between PCCT and Karrie Willis.

10.10(5)	Sponsor Warrants Purchase Agreement, dated October 27, 2021, between PCCT and the Sponsor.

10.11(5)	Administrative Services Agreement, dated October 27, 2021, between PCCT and the Sponsor.

10.12	Sponsor Support Agreement, dated as of January 16, 2023, by and among PCCT, the Sponsor and Spectaire (included as Annex B to the proxy statement/prospectus).

10.13(3)	Forward Purchase Agreement, dated as of January 14, 2023, by and among PCCT, Spectaire and Meteora.

10.14	Form of Amended and Restated Registration Rights Agreement by and among PCCT, the Sponsor, the other parties to the Sponsor Support Agreement and certain former stockholders of Spectaire. (included as Annex C to the proxy statement/prospectus).

10.15	Form of Lock-Up Agreement by and between PCCT, the Sponsor and other parties to the Sponsor Support Agreement and certain former stockholders of Spectaire (included as Annex D to the proxy statement/prospectus).

10.16	Form of Spectaire Holdings Inc. 2023 Incentive Award Plan (included as Annex H to the proxy statement/prospectus).

10.17(8)	Indemnity Agreement, dated October 27, 2021, between PCCT and Rick Gaenzle.

10.18(8)	Indemnity Agreement, dated October 27, 2021, between PCCT and Scott Honour.

10.19(8)	Indemnity Agreement, dated October 27, 2021, between PCCT and James Sheridan.

10.20(2)	Indemnity Agreement, dated January 1, 2023, between PCCT and Tao Tan.

10.21(8)	Indemnity Agreement, dated October 27, 2021, between PCCT and Corey Campbell.

10.22(8)	Indemnity Agreement, dated October 27, 2021, between PCCT and Marcy Haymaker.

10.23(8)	Indemnity Agreement, dated October 27, 2021, between PCCT and Omer Keilaf.

10.24(8)	Indemnity Agreement, dated October 27, 2021, between PCCT and Thomas J. Abood.

10.25(8)	Indemnity Agreement, dated October 27, 2021, between PCCT and R. Rudolph Reinfrank.

10.26(7)	Indemnity Agreement, dated November 18, 2022, between PCCT and Karrie Willis.

21.1	List of Subsidiaries of Registrant.

23.1	Consent of Marcum LLP.

23.2	Consent of UHY LLP.

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Proxy Card for Extraordinary General Meeting of PCCT.

99.2	Consent of Jörg Mosolf to be named as a director.

99.3	Consent of Frank Baldesarra to be named as a director.

99.4*	Consent of [●] to be named as a director.

99.5	Consent of James Sheridan to be named as a director.

99.6	Consent of Tao Tan to be named as a director.

99.7	Consent of Brian Semkiw to be named as a director.

99.8	Consent of Brian Hemond to be named as a director.

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Calculation of Filing Fee Table.

*	To be filed by amendment.
+

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)	Incorporated by reference to PCCT’s Current Report on Form 8-K filed on April 12, 2023.
(2)	Incorporated by reference to PCCT’s Annual Report on Form 10-K filed on March 27, 2023.
(3)	Incorporated by reference to PCCT’s Current Report on Form 8-K filed on January 17, 2023.
(4)	Incorporated by reference to PCCT’s Current Report on Form 8-K filed on November 1, 2022.
(5)	Incorporated by reference to PCCT’s Current Report on Form 8-K filed on November 1, 2021.
(6)	Incorporated by reference to PCCT’s Form S-1 filed on April 7, 2021.
(7)	Incorporated by reference to PCCT’s Current Report on Form 8-K filed on November 21, 2022
(8)	Incorporated by reference to PCCT’s Annual Report on Form 10-K filed on April 15, 2022.

Item 22. Undertakings.

1.	The undersigned Registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

B.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayzata, Minnesota, on the 23rd day of June, 2023.

PERCEPTION CAPITAL CORP. II

By:	/s/ Rick Gaenzle
Name: Rick Gaenzle
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rick Gaenzle, Scott Honour and Corey Campbell as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Perception Capital Corp. II and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rick Gaenzle Rick Gaenzle	Chief Executive Officer and (Principal Executive Officer)	June 23, 2023

/s/ Corey Campbell Corey Campbell	Chief Financial Officer (Principal Financial and Accounting Officer)	June 23, 2023

/s/ Scott Honour Scott Honour	Chairman of the Board	June 23, 2023

/s/ Marcy Haymaker Marcy Haymaker	Director	June 23, 2023

/s/ Thomas J. Abood Thomas J. Abood	Director	June 23, 2023

/s/ Omer Keilaf Omer Keilaf	Director	June 23, 2023

/s/ R. Rudolph Reinfrank R. Rudolph Reinfrank	Director	June 23, 2023

/s/ Karrie Willis Karrie Willis	Director	June 23, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the undersigned, solely in its capacity as the registrants’ duly authorized representative in the United States, on June 23, 2023.

PERCEPTION CAPITAL CORP. II

By:	/s/ Rick Gaenzle
Name: Rick Gaenzle
Title: Chief Executive Officer